As filed with the U.S. Securities and Exchange Commission on October 13, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	001-36829	04-3475813
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
9 Cedarbrook Drive
Cranbury, NJ 08512
(609) 659-8001
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Gaurav Shah, M.D.
Chief Executive Officer
Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive, Cranbury, NJ 08512
(609) 659-8001
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
John T. Haggerty William D. Collins Sarah Ashfaq Goodwin Procter LLP 100 Northern Avenue Boston Massachusetts 02210 (617) 570-1000	Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 (215) 981-4331
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued or sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY- SUBJECT TO COMPLETION, DATED OCTOBER 13, 2022

JOINT LETTER TO STOCKHOLDERS OF RENOVACOR, INC. AND ROCKET PHARMACEUTICALS, INC.
Dear Stockholders of Renovacor, Inc. and Rocket Pharmaceuticals, Inc.:
As previously announced, on September 19, 2022, Renovacor, Inc., a Delaware corporation (“Renovacor”) and Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”), entered into an Agreement and Plan of Merger (the “merger agreement”), by and among Renovacor, Rocket, Zebrafish Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket (“Merger Sub I”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rocket (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of Renovacor by Rocket. Upon the terms and subject to the conditions set forth in the merger agreement, first, Merger Sub I will merge with and into Renovacor (the “first merger,” and the effective time of the first merger, the “first effective time”), with Renovacor continuing as the surviving entity (the “Initial Surviving Corporation”) in the first merger and second, the Initial Surviving Corporation will merge with and into Merger Sub II (the “second merger” and together with the first merger, “the mergers”), with Merger Sub II continuing as the surviving entity in the second merger and as a wholly owned subsidiary of Rocket.
Upon the successful completion of the mergers, each issued and outstanding share of Renovacor common stock outstanding immediately prior to the first effective time (other than treasury shares and shares held directly by Rocket or any Merger Sub) will be converted into the right to receive a number of shares of Rocket common stock initially equal to approximately 0.1676 shares of Rocket common stock for each share of Renovacor common stock (the “initial exchange ratio”) and subject to adjustment as described in more detail in the accompanying joint proxy statement/prospectus (as so adjusted, the “exchange ratio”), with cash (without interest and subject to any required tax withholding) being paid in lieu of any fractional shares of Rocket common stock that Renovacor stockholders would otherwise be entitled to receive in the mergers.
Immediately following the completion of the mergers, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock. Rocket common stock is traded on the Nasdaq Global Market and Renovacor common stock is traded on the New York Stock Exchange American LLC, under the symbols “RCKT” and “RCOR,” respectively. Renovacor warrants are traded on the New York Stock Exchange American LLC under the symbol “RCOR. WS”. Shares of common stock of Rocket following the completion of the mergers (the “combined company”) will trade on Nasdaq Global Market under the symbol “RCKT.” Following the completion of the mergers, shares of Renovacor common stock will no longer be listed on any stock exchange or quotation system, and Renovacor will cease to be a publicly traded company.
Because the exchange ratio is determined on the basis of a fixed value of Rocket common stock and is subject to adjustment under certain circumstances, the market value of the merger consideration to Renovacor stockholders may fluctuate with the market price of Rocket common stock and the net cash levels of Renovacor and will not be known at the time that Renovacor stockholders vote on the mergers. The initial exchange ratio is 0.1676 for each share of Renovacor common stock (subject to adjustment as described in the Merger Agreement), which implies a value of $2.60 per share of Renovacor common stock, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including September 19, 2022. Renovacor and Rocket encourage you to obtain current quotes for both the Rocket and Renovacor common stock before voting at any meeting of Renovacor stockholders or Rocket stockholders, as applicable.
To obtain the approvals of the Renovacor stockholders and the Rocket stockholders required in connection with the mergers, Renovacor will hold a special meeting of its stockholders (the “Renovacor special meeting”) and Rocket will hold a special meeting of its stockholders (the “Rocket special meeting”).
At the Renovacor special meeting, Renovacor stockholders will be asked to consider and vote on (a) a proposal to adopt the merger agreement (the “Renovacor merger proposal”) and thereby approve the first merger and other transactions contemplated thereby and (b) a proposal to approve the adjournment or postponement of the Renovacor special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Renovacor merger proposal (the “Renovacor adjournment proposal”). The Renovacor board unanimously recommends that you vote “FOR” each of the two proposals to be considered at the Renovacor special meeting.
At the Rocket special meeting, Rocket stockholders will be asked to consider and vote on (a) a proposal to issue shares of Rocket common stock in connection with the first merger (the “Rocket share issuance proposal”) and (b) a proposal to approve the adjournment or postponement of the Rocket special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Rocket share issuance proposal (the “Rocket adjournment proposal”). The Rocket board recommends that you vote “FOR” each of the two proposals to be considered at the Rocket special meeting.
Renovacor and Rocket cannot complete the mergers unless the Renovacor merger proposal is approved by the Renovacor stockholders and the Rocket share issuance proposal is approved by the Rocket stockholders. Assuming a quorum is present at the Renovacor special meeting and the Rocket special meeting, respectively, approval of the Renovacor merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting on the Renovacor merger proposal, and approval of the Rocket share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast for or against the Rocket share issuance proposal at the Rocket special meeting. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend the Renovacor special meeting or Rocket special meeting, as applicable, please vote by proxy over the Internet or telephone using the instructions provided in the accompanying joint proxy statement/prospectus.
The accompanying joint proxy statement/prospectus provides you with important information about Renovacor, Rocket, the Renovacor special meeting, the Rocket special meeting, the merger agreement, the mergers and each of the proposals. Renovacor and Rocket encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 35 for a discussion of risks relevant to the mergers.
We look forward to the successful completion of the transaction.
Sincerely,
Magdalene Cook, M.D.	Gaurav Shah, M.D.
Chief Executive Officer and Chairman of the Board	Chief Executive Officer
Renovacor, Inc.	Rocket Pharmaceuticals, Inc.
* * * * *
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers, the adoption of the merger agreement, the Rocket common stock to be issued in connection with the mergers or any of the other transactions described in the accompanying joint proxy statement/prospectus, or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated as of, and is first being mailed to Renovacor stockholders and Rocket stockholders on or about     , 2022.

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512
(609) 659-8001
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON    , 2022
To the Stockholders of Rocket Pharmaceuticals, Inc.:
Notice is hereby given that Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”) will hold a special meeting of its stockholders (the “Rocket special meeting”) virtually via live webcast on    , 2022, beginning at    , Eastern Time.
The Rocket special meeting will be held solely in a virtual meeting format via a live webcast. You will be able to attend the Rocket special meeting by visiting     on    , 2022 at    , Eastern Time.
The Rocket special meeting will be held for the purpose of Rocket stockholders considering and voting on the following proposals:
1.
A proposal to approve the issuance of shares of common stock, par value $0.01 per share, of Rocket (the “Rocket common stock”) to security holders of Renovacor, Inc., a Delaware corporation (“Renovacor”) as contemplated by the Agreement and Plan of Merger, dated as of September 19, 2022 (the “merger agreement”), by and among Rocket, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Rocket (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Rocket (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Renovacor, attached as Annex A to this joint proxy statement/prospectus pursuant to Nasdaq Rule 5635(a)(2) (the “Rocket share issuance proposal”); and

2.
A proposal to approve the adjournment or postponement of the Rocket special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Rocket share issuance proposal (the “Rocket adjournment proposal”).

Pursuant to Rocket’s Amended and Restated By-Laws, the only business that will be transacted at the Rocket special meeting are the Rocket share issuance proposal and the Rocket adjournment proposal, as stated in this notice of the Rocket special meeting. If a quorum is not present, the only business that can be transacted at the Rocket special meeting is the adjournment or postponement of the meeting to another date or time. The accompanying proxy statement/prospectus, including the merger agreement attached as Annex A hereto, contains further information relating to these matters.
Only holders of record of Rocket common stock at the close of business on    , 2022 (the “Rocket record date”), are entitled to notice of and to vote at the Rocket special meeting and any postponement or adjournment thereof.
The Rocket board has (i) approved the execution and delivery of the merger agreement, the performance by Rocket of its covenants and agreements contained therein and the consummation of the contemplated transactions, including the mergers, and the issuance of Rocket common stock in connection therewith, each on the terms and subject to the conditions set forth therein, (ii) directed that the issuance of the Rocket common stock be submitted to a vote at a meeting of the stockholders of Rocket, including without limitation for purposes of approval under Nasdaq Rule 5635(a)(2), and recommended that Rocket’s stockholders approve such issuance. Accordingly, the Rocket board recommends that Rocket stockholders vote:
•	“FOR” the Rocket share issuance proposal; and
•	“FOR” the Rocket adjournment proposal.

Your vote is very important, regardless of the number of shares of Rocket common stock you own. The parties cannot complete the mergers without approval of the share issuance proposal. Assuming a quorum is present at the Rocket special meeting, approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which includes presence at a virtual meeting) or represented by proxy at the Rocket special meeting.
Whether or not you plan to virtually attend the Rocket special meeting, please vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in this proxy statement/prospectus. If you hold your shares of Rocket common stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Rocket stockholders entitled to vote at the Rocket special meeting will be available electronically via the Rocket special meeting website for examination by any Rocket stockholder for any purpose germane to the Rocket special meeting beginning ten days prior to the Rocket special meeting up until the conclusion of the Rocket special meeting.
If you have any questions about the mergers, please send any correspondence to our Secretary, c/o Rocket Pharmaceuticals, Inc., 9 Cedarbrook Drive, Cranbury, New Jersey 08512. Stockholders may also visit our website at www.rocketpharma.com and select “Contact Us” to communicate online with us.
If you have any questions about how to vote or direct a vote in respect of your shares of Rocket common stock, please contact Rocket’s Corporate Secretary by phone at (609) 659-8001 or by email at info@rocketpharma.com.
By Order of the Board of Directors,

Gaurav Shah, M.D. Chief Executive Officer and Director Rocket Pharmaceuticals, Inc.
Cranbury, New Jersey
Dated:     , 2022

Renovacor, Inc.
201 Broadway, Suite 310
Cambridge, Massachusetts, 02139
(610) 424-2650
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON    , 2022
To the Stockholders of Renovacor, Inc.:
We cordially invite you to attend a special meeting of the stockholders of Renovacor, Inc., a Delaware corporation (“Renovacor”), being held in connection with the proposed acquisition of Renovacor by Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”). On September 19, 2022, Renovacor entered into an Agreement and Plan of Merger (the “merger agreement”), by and among Rocket, Renovacor, Zebrafish Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket (“Merger Sub I”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rocket (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of Renovacor by Rocket. Upon the terms and subject to the conditions set forth in the merger agreement, including approval of the merger agreement by Renovacor’s stockholders at this special meeting, first, Merger Sub I will merge with and into Renovacor (the “first merger”), with Renovacor continuing as the surviving entity (the “Initial Surviving Corporation”) in the first merger and second, the Initial Surviving Corporation will merge with and into Merger Sub II (the “second merger” and together with the first merger, “the mergers”), with Merger Sub II continuing as the surviving entity in the second merger and as a wholly owned subsidiary of Rocket.
Notice is hereby given that Renovacor will hold a special meeting of its stockholders (the “Renovacor special meeting”) virtually via live webcast on    , 2022, beginning at    , Eastern Time.
The Renovacor special meeting will be held solely in a virtual meeting format via a live webcast. You will be able to attend the Renovacor special meeting by visiting    . Renovacor encourages you to allow ample time for online check-in, which will open at    , Eastern Time.
The Renovacor special meeting will be held for the purpose of Renovacor stockholders considering and voting on the following proposals:
1.
A proposal to adopt the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and thereby approve the first merger and other transactions contemplated thereby (such proposal, the “Renovacor merger proposal”); and

2.
A proposal to approve the adjournment or postponement of the Renovacor special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Renovacor merger proposal (the “Renovacor adjournment proposal”).

Renovacor will transact no other business at the Renovacor special meeting except such business as may properly be brought before the Renovacor special meeting or any adjournment thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached as Annex A hereto, contains further information relating to these matters.
Only holders of record of common stock, par value $0.0001 per share, of Renovacor (“Renovacor common stock”) at the close of business on    , 2022 (the “record date”) are entitled to notice of and to vote at the Renovacor special meeting and any adjournment thereof.

The Renovacor board has unanimously determined that the mergers are advisable, fair to and in the best interests of Renovacor and its stockholders, and approved and declared advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained in the merger agreement and the transactions contemplated thereby, including the mergers. Accordingly, the Renovacor board unanimously recommends that Renovacor stockholders vote:
•	“FOR” the Renovacor merger proposal; and
•	“FOR” the Renovacor adjournment proposal.
Your vote is very important, regardless of the number of shares of Renovacor common stock you own. The parties cannot complete the mergers without approval of the Renovacor merger proposal. Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting on the Renovacor merger proposal.
Whether or not you plan to virtually attend the Renovacor special meeting, please vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in the accompanying joint proxy statement/prospectus. If you hold your shares of Renovacor common stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Renovacor stockholders entitled to vote at the Renovacor special meeting will be available electronically via the Renovacor special meeting website for examination by any Renovacor stockholder for any purpose germane to the Renovacor special meeting beginning ten days prior to the Renovacor special meeting up until the conclusion of the Renovacor special meeting.
If you have any questions about the mergers, please contact Renovacor’s Chief Accounting Officer and Corporate Secretary, Joseph Carroll, at (610) 424-2650 or write to investors@Renovacor.com. Paper communications may be sent to Renovacor, Inc., Attn: Corporate Secretary at Renovacor, Inc., 201 Broadway, Suite 310, Cambridge, Massachusetts 02139.
If you have any questions about how to vote or direct a vote in respect of your shares of Renovacor common stock, please contact Renovacor’s proxy solicitor, Kingsdale Shareholder Services US Inc., by phone at 1-866-581-1571 or by email at contactus@kingsdaleadvisors.com.
By Order of the Board of Directors,

Magdalene Cook, M.D. Chief Executive Officer and Chairman of the Board
Renovacor, Inc.
Dated:    , 2022

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Rocket from other documents that Rocket Pharmaceuticals, Inc. (“Rocket”) has filed with the Securities and Exchange Commission (the “SEC”) and that are not contained in and are instead incorporated by reference in this joint proxy statement/prospectus. For a list of documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.
You may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information filed with the SEC by Rocket or Renovacor, Inc. (“Renovacor”), without charge, by written request directed to the appropriate company at the following contacts:
For Rocket stockholders:	For Renovacor stockholders:

Rocket Pharmaceuticals, Inc. 9 Cedarbrook Drive Cranbury, New Jersey 08512 Attention: Corporate Secretary info@rocketpharma.com	Renovacor, Inc. 201 Broadway, Suite 310 Cambridge, Massachusetts, 02139 Attention: Corporate Secretary investors@renovacor.com
In order for you to receive timely delivery of the documents in advance of the Renovacor special meeting to be held on    , 2022, you must request the information no later than    , 2022.
If you have any questions about the Renovacor special meeting, or need to obtain proxy cards or other information, please contact Renovacor’s proxy solicitor at the following contact:
Kingsdale Shareholder Services US Inc.
Tel: Toll-Free 1-866-581-1571
Email: contactus@kingsdaleadvisors.com
The contents of the websites of the SEC, Rocket, Renovacor or any other entity are not incorporated in this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this joint proxy statement/prospectus at these websites is being provided only for your convenience.
i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Rocket (Registration No. 333-    ), constitutes a prospectus of Rocket under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Rocket common stock (as defined below) to be issued to Renovacor stockholders pursuant to the Agreement and Plan of Merger, dated September 19, 2022, by and among Rocket, Rocket’s Merger Subs (as defined below) and Renovacor (as it may be amended from time to time, the “merger agreement”). This document also constitutes a proxy statement of Renovacor and Rocket under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting to Renovacor and Rocket stockholders with respect to the Renovacor and Rocket special meetings.
Rocket has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Rocket and its Merger Subs, and Renovacor has supplied all information relating to Renovacor. Rocket and Renovacor have both contributed to such information relating to the mergers.
Neither Rocket, nor Renovacor have authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated    , 2022, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Renovacor stockholders nor the issuance by Rocket of shares of Rocket common stock pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
ii

iii

QUESTIONS AND ANSWERS
The following are brief answers to certain questions that Renovacor stockholders or Rocket stockholders, as applicable, may have regarding the mergers and the other matters being considered at the Renovacor special meeting or Rocket special meeting. You are urged to read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus carefully in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the merger agreement, the mergers and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”
What is the proposed transaction?
On September 19, 2022, Renovacor, Inc., a Delaware corporation (“Renovacor”), entered into an Agreement and Plan of Merger (the “merger agreement”), by and among Renovacor, Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”), Zebrafish Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket (“Merger Sub I”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rocket (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of Renovacor by Rocket. Each of the board of directors of Rocket (the “Rocket board”) and the board of directors of Renovacor (the “Renovacor board”) have approved the merger agreement.
Upon the terms and subject to the conditions set forth in the merger agreement, at the closing of the transactions contemplated by the merger agreement (the “closing”), (i) first, Merger Sub I will merge with and into Renovacor (the “first merger,” and the effective time of the first merger, the “first effective time”), with Renovacor continuing as the surviving entity (the “Initial Surviving Corporation”) in the first merger and (ii) second, the initial surviving corporation will merge with and into Merger Sub II (the “second merger,” and together with the first merger, the “mergers”), with Merger Sub II continuing as the surviving entity (the “Surviving Company”) in the second merger and as a wholly owned subsidiary of Rocket.
The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, at the first effective time, each share of common stock of Renovacor, par value $0.0001 per share (“Renovacor common stock”), issued and outstanding immediately prior to the first effective time will be converted into the right to receive a number of shares of common stock of Rocket, par value $0.01 per share (“Rocket common stock”), determined on the basis of an exchange formula as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment” and subject to adjustment as set forth therein (as so adjusted, the “exchange ratio”). The exchange ratio will initially be equal to approximately 0.1676 shares of Rocket common stock for each share of Renovacor common stock (the “initial exchange ratio”). Under certain circumstances further described in the merger agreement, the initial exchange ratio may be adjusted upward or downward based on the level of Renovacor’s net cash (as defined in the section entitled “The Merger Agreement—Merger Consideration and Adjustment”) at the first effective time and certain other adjustments, as determined in accordance with the merger agreement. There can be no assurances as to Renovacor’s level of net cash between now and the closing.
Why are Renovacor and Rocket proposing the mergers?
Each of the Renovacor board and the Rocket board believe that the proposed mergers will provide a number of significant potential strategic benefits and opportunities that will be in the best interests of the Renovacor stockholders and Rocket stockholders, respectively. To review the reasons for the proposed mergers in greater detail, see “The Mergers—Recommendation of the Renovacor Board and its Reasons for the Transaction” and “The Mergers—Recommendation of the Rocket Board and its Reasons for the Transaction” in this joint proxy statement/prospectus.
Why am I receiving this joint proxy statement/prospectus?
You are receiving this joint proxy statement/prospectus because Renovacor has agreed to be acquired by Rocket pursuant to the merger agreement. The merger agreement, which governs the terms and conditions of the mergers, is attached as Annex A hereto. Each of the Renovacor board and the Rocket board is using this joint proxy statement/prospectus to solicit proxies of Renovacor stockholders and Rocket stockholders, respectively, in connection with seeking approval of merger agreement, the mergers and the related transactions. Renovacor and Rocket will each hold a meeting of its stockholders to obtain such approval and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.
Each of Renovacor and Rocket is sending these materials to the Renovacor stockholders and Rocket shareholders, respectively, as of the applicable record date, to help the Renovacor stockholders and the Rocket stockholders decide how to vote their shares of Renovacor common stock and/or their shares of Rocket common stock, as the case may be, with respect to the matters to be considered at the special meeting of the stockholders of Renovacor (the “Renovacor special meeting”) and the special meeting of stockholders of Rocket (the “Rocket special meeting”), respectively.
Your vote is required in connection with the mergers. This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the Renovacor special meeting and the Rocket special meeting to help you decide how to vote your shares with respect to the adoption of the merger agreement and other important matters.
What matters am I being asked to vote on?
The Renovacor special meeting will be held for the purpose of the Renovacor stockholders to vote on the following proposals:
1.	A proposal to adopt the merger agreement (the “Renovacor merger proposal”), and thereby approve the first merger and other transactions contemplated thereby; and
2.
A proposal to approve the adjournment or postponement of the Renovacor special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Renovacor merger proposal (the “Renovacor adjournment proposal”). No other matters will be brought before the Renovacor special meeting by Renovacor.

The Rocket special meeting will be held for the purpose of the Rocket stockholders to vote on the following proposals:
1.	A proposal to issue shares of Rocket common stock in connection with the first merger (the “Rocket share issuance proposal”); and
2.
A proposal to approve the adjournment or postponement of the Rocket special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Rocket share issuance proposal (the “Rocket adjournment proposal”). No other matters will be brought before the Rocket special meeting by Rocket.

Your vote is very important, regardless of the number of shares that you own. You are encouraged to submit your proxy as soon as possible by telephone or over the Internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided, even if you do plan to attend the Renovacor special meeting or the Rocket special meeting.
The approval of each of the Renovacor merger proposal and the Rocket share issuance proposal is a condition to the obligations of Rocket and Renovacor to complete the mergers. However, the approval of each the Renovacor adjournment proposal and Rocket adjournment proposal is not a condition to the obligations of Rocket or Renovacor to complete the mergers.
When and where will the Renovacor special meeting and the Rocket special meeting take place?
The Renovacor special meeting and Rocket special meeting will be held solely in a virtual meeting format via live webcast. You will not be able to attend any of the special meetings physically.
You will be able to attend and vote during the Renovacor special meeting via a live webcast by visiting       . Renovacor encourages you to allow ample time for online check-in, which begins at    , Eastern Time. In order to attend the virtual Renovacor special meeting and vote online, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares at the Renovacor special meeting or to vote by proxy prior to the Renovacor special meeting. See “The Renovacor Special Meeting—Virtually Attending the Renovacor Special Meeting.”

You will be able to attend and vote during the Rocket special meeting via a live webcast by visiting        on    , 2022 at    , Eastern Time. In order to attend the virtual Rocket special meeting and vote online, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares at the Rocket special meeting or to vote by proxy prior to the Rocket special meeting. See “The Rocket Special Meeting—Virtually Attending the Rocket Special Meeting.”
Even if you plan to attend the Renovacor special meeting or Rocket special meeting virtually, the Renovacor board and Rocket board each recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting virtually.
If you hold your shares of Renovacor common stock or Rocket common stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your broker, bank or nominee to vote your shares.
How important is my vote?
Your vote “FOR” each proposal presented at the Renovacor special meeting or Rocket special meeting, as applicable, is very important, regardless of the number of shares that you own, and you are encouraged to submit a proxy as soon as possible. The mergers cannot be completed unless the Renovacor merger proposal is approved by Renovacor stockholders and the Rocket share issuance proposal is approved by the Rocket stockholders.
What will Renovacor stockholders receive for their shares of Renovacor common stock if the mergers are completed?
If the mergers are completed, each share of Renovacor common stock outstanding as of immediately prior to the first effective time will be converted into the right to receive a number of shares of Rocket common stock initially equal to the initial exchange ratio and subject to adjustment as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment.” Each Renovacor stockholder will receive cash (without interest and subject to any required tax withholding) in lieu of any fractional shares of Rocket common stock that such Renovacor stockholder would otherwise receive in the first merger. Any cash amounts to be received by a Renovacor stockholder in lieu of fractional shares of Rocket common stock will be rounded to the nearest whole cent.
Because the exchange ratio will not be adjusted based on the market price of Rocket common stock, the value of the merger consideration that Renovacor stockholders will receive in the mergers will depend in part on the market price of shares of Rocket common stock at the time the mergers are completed. The market price of shares of Rocket common stock that Renovacor stockholders receive at the time the mergers are completed could be greater than, less than or the same as the market price of shares of Rocket common stock on the date of this joint proxy statement/prospectus or at the time of the Renovacor special meeting. Accordingly, you should obtain current market quotations for Rocket common stock and Renovacor common stock before deciding how to vote on the Renovacor merger proposal. Rocket common stock is traded on the Nasdaq Global Market and Renovacor common stock is traded on the New York Stock Exchange American LLC (the “NYSE”) under the symbols “RCKT” and “RCOR,” respectively. Renovacor warrants are traded on the NYSE under the symbol “RCOR.WS.” Following the consummation of the mergers, shares of Renovacor common stock and Renovacor warrants will no longer be listed on any stock exchange or quotation system, and Renovacor will cease to be a publicly traded company. Shares of common stock of Rocket following the completion of the mergers (the “combined company”) will trade on Nasdaq Global Market under the symbol “RCKT.”
For more information regarding the effect on shares of Renovacor common stock and Renovacor warrants if the mergers are completed, see “The Merger Agreement—Merger Consideration and Adjustment” and “The Merger Agreement—Treatment of Other Renovacor Equity Securities—Treatment of Renovacor Warrants.”
What will happen to outstanding Renovacor stock options or restricted stock units?
If the mergers are completed, at the first effective time, (a) each Renovacor time-vesting RSU (as defined under “Summary—Treatment of Other Renovacor Equity Securities”) that is outstanding immediately prior to the first effective time will be cancelled and converted automatically into the right to receive a number of shares of Rocket common stock, rounded to the nearest whole number, equal to (i) the number of shares of Renovacor common stock subject to such Renovacor time-vesting RSU multiplied by (ii) the exchange ratio, and (b) each Renovacor stock option (as defined under “Summary—Treatment of Other Renovacor Equity Securities”), whether vested or unvested, that is outstanding and unexercised immediately prior to the first effective time will be assumed by Rocket and automatically converted into an exchanged Rocket option equal to the product of (i) the number of shares of Renovacor’s common stock subject to such Renovacor stock option multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor stock option by (B) the exchange ratio, rounded up to the nearest whole cent.
Additionally, if the mergers are completed, immediately prior to the first effective time, Renovacor will issue to each holder of a Renovacor earnout RSU award (as defined under “Summary—Treatment of Other Renovacor Equity Securities”) that is outstanding as of immediately prior to the first effective time the maximum number of SPAC merger earnout shares (as defined under “Summary—Treatment of Other Renovacor Equity Securities”) issuable in settlement of each such Renovacor earnout RSU award and as of the first effective time, each such SPAC merger earnout share will be cancelled and converted automatically into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described more fully under “The Merger Agreement—Treatment of Other Renovacor Equity Securities.”
For more information regarding the effect on Renovacor equity securities if the mergers are completed, see “The Merger Agreement—Treatment of Other Renovacor Equity Securities.”
What are the conditions to the consummation of the Mergers?
In addition to approval of the Renovacor merger proposal by Renovacor stockholders and approval of the Rocket share issuance proposal by Rocket stockholders, consummation of the mergers is subject to the satisfaction or, to the extent permitted by applicable law, waiver, by Renovacor and Rocket of a number of other conditions, including the approval of the shares of Rocket common stock to be issued pursuant to the first merger for listing on the Nasdaq Global Market. See “The Merger Agreement—Conditions to the Completion of the Mergers” for more information.
How does the Renovacor board recommend Renovacor stockholders vote on the proposals?
The Renovacor board of directors unanimously recommends that Renovacor stockholders vote “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal. For more information regarding the recommendation of the Renovacor board, please see “The Merger—Recommendation of the Renovacor board and its Reasons for the Transaction.”
How does the Rocket board recommend Rocket stockholders vote on the proposals?
The Rocket board recommends that Rocket stockholders vote “FOR” the Rocket share issuance proposal and “FOR” the Rocket adjournment proposal. For more information regarding the recommendation of the Rocket board, please see “The Merger—Recommendation of the Rocket board and its Reasons for the Transaction.”
Do any of Renovacor’s named executive officers or directors have interests in the mergers that may differ from those of Renovacor stockholders?
In considering the recommendations of the Renovacor board, Renovacor stockholders should be aware that Renovacor directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as Renovacor stockholders generally. These interests include, among others, the payment of severance benefits and acceleration of outstanding Renovacor equity awards upon certain terminations of employment or service and the combined company’s agreement to indemnify Renovacor directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of Renovacor Directors and Executive Officers in the Mergers.”
Do any of Rocket’s named executive officers or directors have interests in the mergers that may differ from those of Rocket stockholders?
In considering the recommendations of the Rocket board, Rocket stockholders should be aware that Rocket directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as Rocket stockholders generally. These interests include, among others, the payment of severance benefits and acceleration of outstanding Rocket equity awards upon certain terminations of employment or service, the payment of certain incentive bonuses related to the mergers and the combined company’s agreement to indemnify Rocket directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of Rocket Directors and Executive Officers in the Mergers.”
What is a proxy?
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of Renovacor common stock or Rocket common stock is referred to as a “proxy card.”
Who is entitled to vote at the Renovacor special meeting or the Rocket special meeting?
All holders of record of shares of Renovacor common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Renovacor special meeting. Each such holder of Renovacor common stock is entitled to cast one vote for each share of Renovacor common stock that such holder owned of record as of the record date on each matter properly brought before the Renovacor special meeting. Virtual attendance at the Renovacor special meeting via the Renovacor special meeting website is not required to vote. See below and “The Renovacor Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Renovacor special meeting.
All holders of record of shares of Rocket common stock who held shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Rocket special meeting. Each such holder of Rocket common stock is entitled to cast one vote for each share of Rocket common stock that such holder owned of record as of the record date on each matter properly brought before the Rocket special meeting. Virtual attendance at the Rocket special meeting via the Rocket special meeting website is not required to vote. See below and “The Rocket Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Rocket special meeting.
How many votes do I have at the Renovacor special meeting or the Rocket special meeting?
Each Renovacor stockholder is entitled to one vote for each share of Renovacor common stock held of record as of the close of business on the record date for each proposal to be presented at the Renovacor special meeting. As of the close of business on the record date, there were a total of    shares of Renovacor common stock outstanding.
Each Rocket stockholder is entitled to one vote for each share of Rocket common stock held of record as of the close of business on the record date for each proposal to be presented at the Rocket special meeting. As of the close of business on the record date, there were a total of    shares of Rocket common stock outstanding.
What constitutes a quorum?
A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.
For the Renovacor special meeting, to constitute a quorum, there must be present in person or by proxy the holders of Renovacor capital stock constituting a majority of voting power of all outstanding shares of capital stock entitled to vote. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Renovacor special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Renovacor special meeting.
For the Rocket special meeting, to constitute a quorum, there must be present virtually via the Rocket special meeting website or by proxy the holders of Rocket common stock constituting a majority of the shares of Rocket common stock entitled to vote at the Rocket special meeting. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Rocket special meeting. If your shares are held in “street name” by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Rocket special meeting.

Where will the Rocket common stock that Renovacor stockholders receive in the mergers be publicly traded?
The shares of Rocket common stock to be issued to Renovacor stockholders in the first merger will be listed for trading on the Nasdaq Global Market under the symbol “RCKT.”
What happens if the mergers are not completed?
If the Renovacor merger proposal is not approved by Renovacor stockholders, the Rocket share issuance proposal is not approved by the Rocket stockholders, or if the mergers are not completed for any other reason, Renovacor stockholders will not receive the merger consideration or any other consideration in connection with the mergers, and their shares of Renovacor common stock will remain outstanding.
If the mergers are not completed, Renovacor will remain an independent public company, and the Renovacor common stock and the Renovacor warrants will continue to be listed and traded on the NYSE under the symbols “RCOR” and “RCOR.WS,” respectively.
If the merger agreement is terminated under specified circumstances, Renovacor or Rocket may be required to pay the other party a termination fee. See “The Merger Agreement—Termination Fee.”
How can I virtually vote my shares at the Renovacor special meeting or at the Rocket special meeting?
Shares held directly in your name as a Renovacor stockholder of record may be virtually voted at the Renovacor special meeting via the Renovacor special meeting website. Renovacor encourages you to allow ample time for online check-in, which begins at    , Eastern Time.
If you hold your shares of Renovacor common stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your broker, bank or nominee to vote your shares. See “The Renovacor Special Meeting—Virtually Attending the Renovacor Special Meeting.”
Even if you plan to attend the Renovacor special meeting virtually via the Renovacor special meeting website, Renovacor recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to, or become unable to virtually attend the Renovacor special meeting.
For additional information on virtually attending the Renovacor special meeting, see “The Renovacor Special Meeting.”
Shares held directly in your name as a Rocket stockholder of record may be virtually voted at the Rocket special meeting via the Rocket special meeting website. Rocket encourages you to allow ample time for online check-in, which begins at    , Eastern Time.
If you hold your shares of Rocket common stock through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your broker, bank or nominee to vote your shares. See “The Rocket Special Meeting—Virtually Attending the Rocket Special Meeting.”
Even if you plan to attend the Rocket special meeting virtually via the Rocket special meeting website, Rocket recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to, or become unable to virtually attend the Rocket special meeting.
For additional information on attending the Rocket special meeting, see “The Rocket Special Meeting.”
How can I vote my shares without virtually attending the Renovacor special meeting or the Rocket Special Meeting?
Whether you hold your shares directly as a stockholder of record of Renovacor or Rocket or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Renovacor special meeting or Rocket special meeting. If you are a stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.
For additional information on voting procedures, see “The Renovacor Special Meeting” or “The Rocket Special Meeting.”

What is a “broker non-vote”?
Under NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Renovacor special meeting are non-routine matters under NYSE rules for which brokers do not have discretionary authority to vote, Renovacor does not expect there to be any broker non-votes at the Renovacor special meeting. Similarly, because all of the proposals to be voted on at the Rocket special meeting are non-routine matters, Rocket does not expect there to be any broker non-votes at the Rocket special meeting.
What stockholder vote is required for the approval of each proposal at the Renovacor special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Renovacor special meeting?
At the Renovacor special meeting, Renovacor stockholders will be asked to approve the following proposals:
Proposal 1: Renovacor Merger Proposal
Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting on the Renovacor merger proposal. Accordingly, an abstention on the Renovacor merger proposal will have the same effect as a vote “AGAINST” the Renovacor merger proposal. In addition, any shares not virtually present or represented by proxy (including due to the failure of a Renovacor stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Renovacor merger proposal.
If a quorum is not present at the Renovacor special meeting, or if a quorum is present at the Renovacor special meeting but there are insufficient votes at the time of the Renovacor special meeting to approve the Renovacor merger proposal, then in each case Renovacor stockholders will be asked to only vote on the Renovacor adjournment proposal.
Proposal 2: Renovacor Adjournment Proposal
Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor adjournment proposal requires the affirmative vote of a majority of votes cast at the Renovacor special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Renovacor stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Renovacor adjournment proposal. An abstention on the Renovacor adjournment proposal will have no effect on the Renovacor adjournment proposal.
If a quorum is not present or represented, the holders of voting stock representing a majority of the voting power present at the Renovacor special meeting, or the presiding officer, may adjourn the meeting. At any subsequent reconvening of the Renovacor special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Renovacor special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

What stockholder vote is required for the approval of each proposal at the Rocket special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Rocket special meeting?
At the Rocket special meeting, Rocket stockholders will be asked to approve the following proposals:
Proposal 1: Rocket Share Issuance Proposal
Assuming a quorum is present at the Rocket special meeting, approval of the Rocket share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast at the Rocket special meeting on the Rocket share issuance proposal. An abstention on the Rocket share issuance proposal will have no effect on the Rocket share issuance proposal. Broker non-votes will have no effect on the Rocket share issuance proposal.
Proposal 2: Rocket Adjournment Proposal
Whether or not a quorum is present at the Rocket special meeting, approval of the Rocket adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Rocket special meeting on the Rocket adjournment proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Rocket stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Rocket adjournment proposal. An abstention on the Rocket adjournment proposal will have no effect on the Rocket adjournment proposal.
Are there any stockholders who have already committed to voting in favor of any of the proposals?
Yes.
Contemporaneously with the execution of the merger agreement, Rocket and certain stockholders of Renovacor holding approximately 9.4% of the outstanding shares of Renovacor common stock as of the date thereof, including all members of the Renovacor board and Renovacor executive officers (the “Renovacor supporting stockholders”) entered into the Renovacor voting agreements. Pursuant to the voting agreements, the Renovacor supporting stockholders agreed to, among other things, vote all of the shares in Renovacor that they owned as of the record date at the Renovacor special meeting (a) in favor of the mergers and the execution and delivery of the merger agreement and the adoption and approval of the merger agreement and the other transactions contemplated thereby; (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement; (c) against any action or agreement that is intended to, or would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, discourage or adversely affect the mergers or the other transactions contemplated thereby; (d) in favor of any proposal to adjourn or postpone any Renovacor special meeting to a later date if there are not sufficient votes for the approval of the merger agreement on the date on which such meeting is held and (e) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers.
Contemporaneously with the execution of the merger agreement, Renovacor and certain stockholders of Rocket holding approximately 35% of the outstanding shares of Rocket common stock as of the date thereof, including all members of the Rocket board, Rocket executive officers and RTW Investments, LP (the “Rocket supporting stockholders”) entered into the voting agreements. Pursuant to the voting agreements, the Rocket supporting stockholders agreed to, among other things, vote all of the shares in Rocket that they owned as of the record date at the Rocket special meeting (a) in favor of the proposal to issue shares of Rocket common stock in connection with the first merger and in accordance with the merger agreement; (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement, including the Rocket share issuance proposal; (c) against any action or agreement that is intended to, or would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, discourage or adversely affect the mergers or the other transactions contemplated thereby; (d) in favor of any proposal to adjourn or postpone any Rocket special meeting to a later date if there are not sufficient votes for the approval of the merger agreement on the date on which such meeting is held and (e) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers and the Rocket share issuance proposal.
For more information, please see “Renovacor Voting Agreement” and “Rocket Voting Agreement.”

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?
If your shares of common stock are registered directly in your name with your company’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at your company’s special meeting. You may also grant a proxy directly to your company or to a third party to vote your shares at the special meeting.
If your shares of common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares.
If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?
No. Your bank, broker or other nominee will only be permitted to vote your shares of Renovacor common stock or Rocket common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under both NYSE and Nasdaq rules, banks, brokers and other nominees who hold shares of Renovacor common stock or Rocket common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the Renovacor special meeting or Rocket special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.
The effect of not instructing your bank, broker or other nominee how you wish to vote your shares of Renovacor common stock will be the same as a vote “AGAINST” the Renovacor merger proposal but will have no effect on the Renovacor adjournment proposal.
The effect of not instructing your bank, broker or other nominee how you wish to vote your shares of Rocket common stock will have no effect on the Rocket share issuance proposal or the Rocket adjournment proposal.
What should I do if I receive more than one set of voting materials for the Renovacor special meeting or Rocket special meeting, as applicable?
If you hold shares of Renovacor common stock or Rocket common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Renovacor common stock or Rocket common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Renovacor special meeting or Rocket special meeting, as applicable.
Record Holders. For shares held directly, in order to ensure that all of your shares of Renovacor common stock or Rocket common stock are voted, please vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or otherwise follow the voting instruction provided in this joint proxy statement/prospectus.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.
If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Renovacor common stock or Rocket common stock in the way that you indicate. For each item before the Renovacor special meeting or Rocket special meeting, you may specify whether your shares of Renovacor common stock or Rocket common stock, as applicable, should be voted for or against, or abstain from voting on such proposal.

How will my shares of common stock be voted if I return a blank proxy?
If you sign, date and return your proxy card but do not indicate how you want your shares of Renovacor common stock or Rocket common stock to be voted, then your respective shares of common stock will be voted in accordance with the recommendation of the respective board of directors. For Renovacor stockholders, your shares of Renovacor common stock will be voted “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal. For Rocket stockholders, your shares of Rocket common stock will be voted “FOR” the Rocket share issuance proposal and “FOR” the Rocket adjournment proposal.
Can I change my vote after I have submitted my proxy?
Any Renovacor stockholder or Rocket stockholder giving a proxy has the right to revoke their proxy and change their vote before the proxy is voted at the Renovacor special meeting or Rocket special meeting by doing any of the following:
•
subsequently submitting a new proxy (including over the Internet or telephone) for the Renovacor special meeting or Rocket special meeting, as applicable, provided the new proxy is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to the respective company’s Corporate Secretary; or
•	virtually attending and voting at the Renovacor special meeting or Rocket special meeting via the website provided.
Your attendance at the Renovacor special meeting or Rocket special meeting will not revoke your proxy unless you (i) either give written notice of revocation to the respective company’s Corporate Secretary before your proxy is exercised or (ii) virtually attend and vote your shares at the respective special meeting.
Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the Renovacor special meeting or Rocket special meeting via the special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Renovacor, Inc. Attention: Corporate Secretary 201 Broadway, Suite 310 Cambridge, Massachusetts 02139	Rocket Pharmaceuticals, Inc. Attention: Corporate Secretary 9 Cedarbrook Drive Cranbury, New Jersey 08512
See “The Renovacor Special Meeting—Revocability of Proxies” or “The Rocket Special Meeting—Revocability of Proxies.”
If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to revoke or change your voting instructions.
Do Renovacor stockholders or Rocket stockholders have dissenters’ or appraisal rights?
No, Renovacor stockholders and Rocket stockholders are not entitled to appraisal or dissenters’ rights under Delaware General Corporation Law (the “DGCL”) in connection with the mergers. If Renovacor stockholders or Rocket stockholders are not in favor of the mergers, they may vote against the Renovacor merger proposal or against the Rocket share issuance proposal, respectively, or choose to abstain from voting. Information about how Renovacor stockholders or Rocket stockholders may vote on the proposals being considered in connection with the mergers can be found under “The Renovacor Special Meeting” or “The Rocket Special Meeting,” respectively.
For more information, please see “No Appraisal Rights.”

Are there any risks that I should consider in deciding whether to vote for the approval of the Renovacor merger proposal?
Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to Rocket that are contained in this joint proxy statement/prospectus and the documents that are incorporated by reference in this joint proxy statement/prospectus.
What happens if I sell my shares of Renovacor common stock or Rocket common stock after the respective company’s record date but before the company’s special meeting?
The respective record date is earlier than the date of the Renovacor special meeting and the Rocket special meeting. If you sell or otherwise transfer your shares of Renovacor common stock or Rocket common stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.
Who will solicit and pay the cost of soliciting proxies?
Renovacor has engaged Kingsdale Shareholder Services US Inc. (“Kingsdale Advisors”) to assist in the solicitation of proxies for the Renovacor special meeting. Renovacor estimates that it will pay Kingsdale Advisors a fee of approximately $12,500, plus reimbursement for certain reasonable, documented out-of-pocket expenses. Renovacor has agreed to indemnify Kingsdale Advisors against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Renovacor also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Renovacor common stock. Renovacor directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Rocket will pay the cost for the solicitation of proxies by the Rocket Corporate Secretary. The solicitation of proxies will be made primarily by mail and through Internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of Rocket without any remuneration to such individuals other than their regular compensation. Rocket will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.
When are the mergers expected to be completed?
Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement— Conditions to the Completion of the Mergers,” including approval of the Renovacor merger proposal and approval of the Rocket share issuance proposal, the mergers are currently expected to be completed by the first quarter of 2023. However, neither Rocket nor Renovacor can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers are subject to conditions and factors beyond the control of both companies, including the receipt of certain required regulatory approvals and consents, approval of the Renovacor merger proposal by the Renovacor stockholders and approval of the Rocket share issuance proposal by the Rocket stockholders. Rocket and Renovacor hope to complete the mergers as soon as reasonably practicable.
For more information, please see “The Mergers—Regulatory Approvals.”
What respective equity stakes will current Rocket stockholders and Renovacor stockholders hold in Rocket immediately following the mergers?
Based on the initial exchange ratio and the anticipated treatment of equity-based awards and the number of shares of Rocket and Renovacor common stock outstanding on October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the first merger, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock immediately following the closing of the mergers. The relative ownership interests of Rocket stockholders and former Renovacor stockholders in the combined company immediately following the mergers will depend on the number of shares of Rocket and Renovacor common stock issued and outstanding immediately prior to the first merger.

How will Renovacor stockholders receive the merger consideration to which they are entitled?
All shares of Renovacor common stock are held in book-entry form, whether through The Depository Trust Company (“DTC”) or otherwise, and Renovacor stockholders will not be required to take any specific actions to exchange your shares of Renovacor common stock for shares of Rocket common stock. Such shares will, following the effective time, be automatically exchanged for shares of Rocket common stock (in book-entry form) and cash in lieu of any fractional shares of Renovacor common stock to which they are entitled. See “The Merger Agreement—Exchange of Shares.”
What should I do now?
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes included herein. Then, you may vote by proxy over the Internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.
How can I find more information about Rocket and Renovacor?
You can find more information about Rocket and Renovacor by reading this joint proxy statement/prospectus and from various sources described under “Where You Can Find More Information.”
What are the U.S. federal income tax consequences of the mergers to U.S. Holders of Renovacor common stock?
Renovacor and Rocket intend that the mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes (the “Intended Tax Treatment”). Assuming the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of Renovacor common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Renovacor common stock for Rocket common stock in the mergers, except with respect to cash received by such U.S. holder in lieu of fractional shares of Rocket common stock.
However, it is not a condition to Renovacor’s obligation or Rocket’s obligation to consummate the transactions contemplated by the merger agreement that the mergers qualify for the Intended Tax Treatment or that Renovacor or Rocket receive an opinion from counsel to that effect. Furthermore, neither Renovacor nor Rocket intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, no assurance can be given that the mergers will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the mergers will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the mergers do not qualify for the Intended Tax Treatment, U.S. holders of Renovacor stock could be subject to U.S. federal income tax upon the receipt of Rocket common stock in the mergers.
See “Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete description of material U.S. federal income tax consequences of the mergers. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the mergers that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters are very complicated and the tax consequences of the mergers to each U.S. holder of Renovacor common stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the mergers.

Whom do I call if I have questions about the Renovacor special meeting or the mergers?
If you have questions about the Renovacor special meeting, the Rocket special meeting or the mergers, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:
Renovacor, Inc.	Rocket Pharmaceuticals, Inc.
201 Broadway, Suite 310 Cambridge, Massachusetts, 02139 Attention: Corporate Secretary (610) 424-2650	9 Cedarbrook Drive Cranbury, New Jersey 08512 Attention: Corporate Secretary (609) 659-8001

Proxy Solicitor:

Kingsdale Shareholder Services US Inc.

Tel: 1-866-581-1571
Email: contactus@kingsdaleadvisors.com

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Renovacor stockholder or a Rocket stockholder. To understand the mergers fully and for a more complete description of the terms of the mergers, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”
The Parties to the Mergers
Rocket Pharmaceuticals, Inc.
Rocket is a clinical-stage, multi-platform biotechnology company focused on the development of gene therapies, with direct on-target mechanism of action and clear clinical endpoints, for rare and devastating diseases. Rocket has three clinical-stage ex vivo lentiviral vector (“LVV”) programs. These include programs for Fanconi Anemia, a genetic defect in the bone marrow that reduces production of blood cells or promotes the production of faulty blood cells, Leukocyte Adhesion Deficiency-I, a genetic disorder that causes the immune system to malfunction and Pyruvate Kinase Deficiency, a rare red blood cell autosomal recessive disorder that results in chronic non-spherocytic hemolytic anemia. Of these, both the Phase 2 FA program and the Phase 1/2 LAD-I program are in registration-enabling studies in the United States and Europe. In addition, in the U.S., Rocket has a clinical stage in vivo adeno-associated virus program for Danon disease, a multi-organ lysosomal-associated disorder leading to early death due to heart failure. Additional work on a gene therapy program for the less common FA subtypes C and G is ongoing. Rocket has global commercialization and development rights to all of these product candidates under royalty-bearing license agreements. Rocket is headquartered in Cranbury, New Jersey. Rocket’s principal executive offices are located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.
Renovacor, Inc.
Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. Renovacor’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life. Renovacor is headquartered in Cambridge, Massachusetts. Renovacor’s principal executive offices are located at 201 Broadway, Suite 310, Cambridge, Massachusetts 02319, and its telephone number is (610) 424-2650.
Zebrafish Merger Sub, Inc.
Merger Sub I was formed by Rocket solely in contemplation of the first merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the first effective time, Merger Sub I will merge with and into Renovacor, with Renovacor continuing as the Initial Surviving Corporation. Merger Sub I’s principal executive office is located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.
Zebrafish Merger Sub II, LLC
Merger Sub II was formed by Rocket solely in contemplation of the second merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the second merger (the “second effective time”), the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company. Merger Sub II’s principal executive office is located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.

The Mergers and the Merger Agreement
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A hereto. Rocket and Renovacor encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the mergers.
The merger agreement provides that, subject to the terms and conditions of the merger agreement, first, Merger Sub I will merge with and into Renovacor, with Renovacor continuing as the Initial Surviving Corporation in the first merger and second, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and as a wholly owned subsidiary of Rocket.
Merger Consideration
At the first effective time, each share of Renovacor common stock (including the Sponsor earnout shares and the SPAC merger earnout shares, as more fully described below, but excluding shares held in treasury by Renovacor or held directly by Rocket or any Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the first effective time will be converted into the right to receive a number of shares of Rocket common stock initially equal to the initial exchange ratio of 0.1676 and subject to adjustment as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment,” as well as cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of Rocket common stock.
Subject to the adjustments to the initial exchange ratio described in more detail in the section entitled “The Merger Agreement – Merger Consideration and Adjustment” based on net cash of Renovacor as of the closing, the exchange ratio is fixed, which means that it will not change between now and the date of the mergers based on any changes in the market price of Rocket common stock or Renovacor common stock.
Treatment of Other Renovacor Equity Securities
Treatment of Renovacor Earnout Shares
The parties agreed that the mergers constitute a “Change in Control” under that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among Renovacor (f/k/a Chardan Healthcare Acquisition 2 Corp.), CHAQ2 Merger Sub, Inc. and Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.) (referred to herein as the “SPAC merger agreement”) and under that certain Sponsor Support Agreement, dated as of March 22, 2021, by and among Renovacor (f/k/a Chardan Healthcare Acquisition 2 Corp.), Renovacor Holdings Inc. (f/k/a Renovacor, Inc.) and Chardan Investments 2, LLC (the “Sponsor”) (referred to herein as the “Sponsor support agreement”). Accordingly, in connection with the completion of the mergers, all shares of Renovacor’s common stock issuable or subject to release from escrow upon the achievement of certain earnout milestones as set forth in the SPAC merger agreement and the Sponsor support agreement (collectively, the “Renovacor earnout shares”) shall be treated as follows:
•
Sponsor Earnout Shares. Immediately prior to the first effective time, all Renovacor earnout shares previously issued to the Sponsor and placed into escrow subject to the vesting and forfeiture provisions set forth in the Sponsor support agreement (the “Sponsor earnout shares”) will vest in full and be released to the Sponsor and at the first effective time will be cancelled and converted into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described more fully under “The Merger Agreement—Treatment of Other Renovacor Equity Securities.”

•
SPAC Merger Earnout Shares. Immediately prior to the first effective time, Renovacor will issue the maximum number of Renovacor earnout shares issuable under the SPAC merger agreement (other than Renovacor earnout shares issuable upon the settlement of the Renovacor earnout RSU awards as described in the bullet point below) (the “SPAC merger earnout shares”) to the applicable recipients entitled thereto and at the first effective time, each such SPAC merger earnout share will be cancelled and converted into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described more fully under “The Merger Agreement—Treatment of Other Renovacor Equity Securities.”

•
Renovacor Earnout RSU Awards. Immediately prior to the first effective time, Renovacor will issue to each holder of a Renovacor restricted stock unit granted pursuant to the SPAC merger agreement (“a Renovacor earnout RSU award”) that is outstanding as of immediately prior to the first effective time the maximum number of SPAC merger earnout shares issuable in settlement of each such Renovacor earnout RSU award and as of the first effective time, each such SPAC merger earnout share will be cancelled and converted automatically into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described more fully under “The Merger Agreement—Treatment of Other Renovacor Equity Securities.”
Treatment of Renovacor Equity Awards
At the first effective time, each restricted stock unit granted under Renovacor’s 2021 Omnibus Incentive Plan or Renovacor’s 2018 Stock Option and Grant Plan, as applicable (each, a “Renovacor equity incentive plan”), and subject to time-based vesting criteria (each, a “Renovacor time-vesting RSU”) that is outstanding immediately prior to the first effective time will be cancelled and converted automatically into the right to receive a number of shares of Rocket common stock, rounded to the nearest whole number, equal to (i) the number of shares of Renovacor common stock subject to such Renovacor time-vesting RSU multiplied by (ii) the exchange ratio.
At the first effective time, each option to purchase shares of Renovacor’s common stock granted under a Renovacor equity incentive plan (each, a “Renovacor stock option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the first effective time will be assumed by Rocket and automatically thereafter evidence a stock option to acquire a number of shares of Rocket common stock (an “exchanged Rocket option”) equal to the product of (i) the number of shares of Renovacor’s common stock subject to such Renovacor stock option multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor stock option by (B) the exchange ratio, rounded up to the nearest whole cent. Rocket shall take all action necessary to cause the term of exercisability of any such exchanged Rocket option following termination of the holder’s employment or service with Renovacor, the Surviving Company, Rocket or any of their respective affiliates, as applicable (including any termination resulting from or in connection with the consummation of the transactions contemplated by the merger agreement), to be extended such that such exchanged Rocket option may be exercised by the holder thereof until the earlier of (x) the original expiration date of the Renovacor stock option in respect of which such exchanged Rocket option is granted and (y) three (3) years from the date of termination of the holder’s employment or service with the combined company. Subject to certain agreed-upon exceptions, except as provided above or as otherwise required by the terms pursuant to which such Renovacor stock option was granted, each exchanged Rocket option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Renovacor stock option immediately prior to the first effective time.
Treatment of Renovacor Warrants
Renovacor Public Warrants. At the first effective time, each public warrant to purchase to Renovacor common stock (each, a “Renovacor public warrant”) issued pursuant to that certain Warrant Agreement, dated April 23, 2020, by and between Continental Stock Transfer & Trust Company and Renovacor (the “Warrant Agreement”) that is outstanding immediately prior to the first effective time will cease to represent a Renovacor public warrant and will be assumed by Rocket and automatically converted into a warrant (each, an “exchanged Rocket warrant”) entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to such Renovacor public warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor public warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, each Renovacor public warrant that is assumed by Rocket will generally remain subject to the same terms and conditions that applied to such Renovacor public warrant immediately prior to the first effective time.
Renovacor Private Warrants. Each private warrant to purchase to Renovacor common stock (each, a “Renovacor private warrant”) issued pursuant to the Warrant Agreement that is outstanding immediately prior to the first effective time will cease to represent a Renovacor private warrant and will be assumed by Rocket and automatically be converted into an exchanged Rocket warrant entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to such Renovacor private warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor private warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, each Renovacor private warrant that is assumed by Rocket will generally remain subject to the same vesting and other terms and conditions that applied to such Renovacor private warrant immediately prior to the first effective time.
Renovacor Pre-Funded Warrant. To the extent that certain Pre-Funded Warrant to Purchase Common Stock of Renovacor issued on September 2, 2021 (the “Renovacor pre-funded warrant”) remains outstanding and unexercised immediately prior to the first effective time, at the first effective time, the Renovacor pre-funded warrant will be assumed by Rocket and automatically be converted into an exchanged Rocket warrant entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to the Renovacor pre-funded warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of the Renovacor pre-funded warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, the Renovacor pre-funded warrant assumed by Rocket will generally remain subject to the same terms and conditions that applied to the Renovacor pre-funded warrant immediately prior to the first effective time.
Recommendation of the Renovacor Board and its Reasons for the Transaction
Following a review and discussion of all relevant information regarding the mergers, at a meeting held on September 19, 2022, the Renovacor board unanimously: (a) determined that the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions contained therein, are advisable, fair to and in the best interests of Renovacor and its stockholders; (b) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the mergers; and (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Renovacor stockholders and resolved to recommend that Renovacor stockholders adopt the merger agreement.
The Renovacor board unanimously recommends that the Renovacor stockholders vote “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal.
For the factors considered by the Renovacor board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the mergers and the Renovacor merger proposal, and to make the foregoing recommendations, see “The Mergers—Recommendation of the Renovacor Board and its Reasons for the Transaction” of this joint proxy statement/prospectus.
Recommendation of the Rocket Board and its Reasons for the Transaction
Following a review and discussion of all relevant information regarding the mergers, at a meeting held on September 19, 2022, the Rocket board: (a) determined that the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions contained therein, are fair to and in the best interests of Rocket and its stockholders; (b) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Rocket of its covenants and agreements contained therein and the consummated of the transactions contemplated thereby, including the mergers; and (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Rocket stockholders and resolved to recommend that Rocket stockholders adopt the merger agreement.
The Rocket board recommends that the Rocket stockholders vote “FOR” the Rocket share issuance proposal and “FOR” the Rocket adjournment proposal.
For the factors considered by the Rocket board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the mergers and the Rocket share issuance proposal, and to make the foregoing recommendations, see “The Mergers—Recommendation of the Rocket Board and its Reasons for the Transaction” of this joint proxy statement/prospectus.
Opinion of Financial Advisors
Opinion of Rocket’s Financial Advisor—SVB Securities LLC
Rocket retained SVB Securities LLC (“SVB Securities”) as its financial advisor in connection with the merger and the other transactions contemplated by the Merger Agreement. On September 19, 2022, SVB Securities rendered to the Rocket board its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Rocket board dated September 19, 2022, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the exchange ratio proposed to be paid by Rocket pursuant to the Merger Agreement was fair, from a financial point of view, to Rocket.
The full text of the written opinion of SVB Securities, dated September 19, 2022, which describes the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of the Rocket board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Rocket board of directors’ consideration of the merger and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to Rocket of the exchange ratio proposed to be paid by Rocket pursuant to the terms of the Merger Agreement. The opinion of SVB Securities did not address any other term or aspect of the Merger Agreement or the merger and does not constitute a recommendation to any stockholder of Rocket as to whether or how such holder should vote with respect to the merger or otherwise act with respect to the merger or any other matter.
The full text of the written opinion of SVB Securities should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by SVB Securities in preparing its opinion.
Opinion of Renovacor’s Financial Advisor—Wells Fargo Securities, LLC
Renovacor retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) as the financial advisor to the Renovacor board in connection with the proposed mergers. At the meeting of the Renovacor board on September 19, 2022, Wells Fargo Securities rendered its oral opinion to the Renovacor board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the exchange ratio in the proposed mergers was fair, from a financial point of view, to the holders of Renovacor common stock. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Renovacor board, dated September 19, 2022.
The full text of the written opinion of Wells Fargo Securities dated September 19, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Renovacor stockholders are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Renovacor board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, was directed only to the fairness, from a financial point of view, to the holders of Renovacor common stock of the exchange ratio in the proposed mergers and did not address any other aspect of the proposed mergers. The opinion does not constitute a recommendation to any stockholder of Renovacor as to how such stockholder should vote with respect to the proposed mergers or any other matter. For a description of the opinion that the Renovacor board received from Wells Fargo Securities, see the section entitled “The Mergers—Opinion of Renovacor’s Financial Advisor—Wells Fargo Securities, LLC.”
The Rocket Special Meeting
The Rocket special meeting is scheduled to be held virtually via live webcast on     , 2022, beginning at     , Eastern Time, unless adjourned or postponed to a later date.
The purpose of the Rocket special meeting is to consider and vote on each of the following proposals:
•	Proposal 1: Rocket share issuance proposal; and
•	Proposal 2: Rocket adjournment proposal.
Rocket stockholders must approve the Rocket share issuance proposal as a condition to the completion of the mergers. If Rocket stockholders fail to approve the Rocket share issuance proposal, the mergers will not occur. The vote to approve the Rocket share issuance proposal is a vote separate and apart from the vote to approve the Rocket adjournment proposal. Accordingly, a Rocket stockholder may vote to approve the Rocket share issuance proposal and vote not to approve the Rocket adjournment proposal, and vice versa.

Only holders of record of shares of Rocket common stock outstanding as of the close of business on the record date are entitled to notice of, and to vote at, the Rocket special meeting or any postponement or adjournment thereof. Rocket stockholders may cast one vote for each share of Rocket common stock that they own of record as of the record date.
A quorum of Rocket stockholders is necessary to conduct the Rocket special meeting. The presence, virtually via the Rocket special meeting website or by proxy, of the holders of a majority of the voting power of the outstanding shares of Rocket common stock entitled to vote at the Rocket special meeting will constitute a quorum. Shares of Rocket common stock represented at the Rocket special meeting by virtual attendance via the Rocket special meeting website or by proxy and entitled to vote, but not voted, including shares for which a Rocket stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Rocket special meeting are considered “non-routine” matters under NASDAQ Global Select Market (“Nasdaq”) rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Rocket stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Rocket special meeting. If a quorum is not present and the Rocket adjournment proposal is approved, the Rocket special meeting will be adjourned or postponed until the holders of the number of shares of Rocket common stock required to constitute a quorum attend.
Assuming a quorum is present at the Rocket special meeting, approval of the Rocket share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast. Accordingly, an abstention or other failure to vote on the Rocket share issuance proposal will have no effect on the outcome of the vote on the Rocket share issuance proposal.
Whether or not a quorum is present at the Rocket special meeting, approval of the Rocket adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Rocket stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Rocket adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Rocket special meeting on the Rocket adjournment proposal to vote on the Rocket adjournment proposal will have no effect on the Rocket adjournment proposal.
The Renovacor Special Meeting
The Renovacor special meeting is scheduled to be held virtually via live webcast on    , 2022, beginning at    , Eastern Time, unless adjourned or postponed to a later date.
Renovacor encourages you to allow ample time for online check-in, which begins at    , Eastern Time.
The purpose of the Renovacor special meeting is to consider and vote on each of the following proposals:
•	Proposal 1: Renovacor merger proposal; and
•	Proposal 2: Renovacor adjournment proposal.
Renovacor stockholders must approve the Renovacor merger proposal as a condition to the completion of the mergers. If Renovacor stockholders fail to approve the Renovacor merger proposal, the mergers will not occur. The vote on the Renovacor merger proposal is a vote separate and apart from the vote to approve the Renovacor adjournment proposal. Accordingly, a Renovacor stockholder may vote to approve the Renovacor merger proposal and vote not to approve the Renovacor adjournment proposal, and vice versa.
Only holders of record of shares of Renovacor common stock outstanding as of the close of business on the record date are entitled to notice of, and to vote at, the Renovacor special meeting or any adjournment thereof. Renovacor stockholders may cast one vote for each share of Renovacor common stock that they own of record as of the record date.
A quorum of Renovacor stockholders is necessary to conduct the Renovacor special meeting. The presence, virtually via the Renovacor special meeting website or by proxy, of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting will constitute a quorum. All shares of Renovacor common stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the proposals for consideration at the Renovacor special meeting are considered “non-routine” matters under NYSE rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Renovacor special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Renovacor stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Renovacor special meeting.
Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting on the Renovacor merger proposal. Accordingly, an abstention or other failure to vote on the Renovacor merger proposal will have the same effect as a vote “AGAINST” the Renovacor merger proposal. If a quorum is not present at the Renovacor special meeting, or if a quorum is present at the Renovacor special meeting but there are insufficient votes at the time of the Renovacor special meeting to approve the Renovacor merger proposal, then in each case Renovacor stockholders will be asked to only vote on the Renovacor adjournment proposal.
Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor adjournment proposal requires the majority of the votes cast at the Renovacor special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Renovacor stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Renovacor adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Renovacor special meeting on the Renovacor adjournment proposal to vote on the Renovacor adjournment proposal will have no effect on the Renovacor adjournment proposal. If a quorum is not present or represented, the holders of voting stock representing a majority of the voting power present at the Renovacor special meeting, or the presiding officer, may adjourn the meeting. At any subsequent reconvening of the Renovacor special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Renovacor special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Interests of Renovacor Directors and Executive Officers in the Mergers
In considering the recommendations of the Renovacor board, Renovacor stockholders should be aware that Renovacor directors and executive officers have interests in the mergers, including financial interests, which may be different from, or in addition to, the interests of other Renovacor stockholders generally. The Renovacor board was aware of and considered these interests, among other matters, when it determined that the mergers are fair to and in the best interests of Renovacor and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, and recommended that Renovacor stockholders approve the Renovacor merger proposal. See the section of this joint proxy statement/prospectus entitled “The Mergers—Background of the Mergers” and the section of this joint proxy statement/prospectus entitled “The Mergers—Recommendation of the Renovacor Board and its Reasons for the Transaction.”
These interests include the following:
•
As of the effective time, each Renovacor stock option that is outstanding immediately prior to the effective time, including those held by Renovacor directors and executive officers, will be assumed by Rocket as described in “The Merger Agreement—Treatment of Other Renovacor Equity Securities—Renovacor Stock Options.”

•
At the first effective time, each Renovacor time-vesting RSU that is outstanding immediately prior to the first effective time will be automatically fully vested, cancelled and converted automatically into the right to receive a number of shares of Rocket common stock, rounded to the nearest whole number, equal to (i) the number of shares of Renovacor common stock subject to such Renovacor time-vesting RSU multiplied by (ii) the exchange ratio.

•
As of the effective time, Renovacor will issue to each holder, including Renovacor directors and executive officers, as applicable, of a Renovacor earnout RSU award that is outstanding as of immediately prior to the first effective time, the maximum number of SPAC merger earnout shares issuable in settlement of each such Renovacor earnout RSU award and as of the first effective time, each such SPAC merger earnout share will be cancelled and converted automatically into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described in the second bullet point under “The Merger Agreement— Merger Consideration and Adjustment.”
•
Severance payments and benefits may be payable to Renovacor executive officers upon certain qualifying terminations of employment in connection with or following a change of control such as the mergers.

•
Renovacor executive officers and directors are entitled to continued indemnification and insurance coverage under their respective existing indemnification agreements executed with Renovacor (collectively, the “indemnification agreements”) and the merger agreement.

For a more complete description of these interests, see “Interests of Renovacor Directors and Executive Officers in the Mergers.”
Interests of Rocket Directors and Executive Officers in the Mergers
In considering the recommendation of the Rocket board to approve the Rocket share issuance proposal, Rocket stockholders should be aware that Rocket’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Rocket’s stockholders generally. The Rocket board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the issuance of Rocket common stock), and in recommending to Rocket stockholders that the merger agreement be adopted and the Rocket share issuance proposal be approved.
For a more complete description of these interests, see “Interests of Rocket Directors and Executive Officers in the Mergers.”
Governance of the Combined Company
Upon consummation of the mergers, the executive management team of Rocket is expected to remain unchanged and consist of members of the Rocket executive management team prior to the mergers, including Rocket’s executive officers set forth below in “Management of the Combined Company Following the Mergers.”
Organizational Documents and Directors and Officers of the Surviving Corporation
At the first effective time, the certificate of incorporation of Renovacor as in effect immediately prior to the first effective time shall, by virtue of the first merger, continue to be the certificate of incorporation of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and the bylaws of Renovacor as in effect immediately prior to the first effective time shall, by virtue of the first merger, continue to be the bylaws of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.
At the second effective time, the certificate of formation of Merger Sub II as in effect immediately prior to the second effective time shall, by virtue of the second merger, continue to be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law, and the limited liability company agreement of Merger Sub II as in effect immediately prior to the second effective time shall, by virtue of the second merger, continue to be the limited liability agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.
Security Ownership of Certain Beneficial Owners and Management of Rocket
At the close of business on October 7, 2022 , the latest practicable date prior to the date of this joint proxy statement/prospectus, Rocket directors and executive officers and Rocket affiliates, as a group, beneficially owned approximately 22,464,004 shares of Rocket common stock, collectively representing approximately 29.7% of the shares of Rocket common stock outstanding on such date. All Rocket directors and executive officers have signed voting agreements agreeing to vote their shares “FOR” the Rocket merger proposal and “FOR” the Rocket adjournment proposal. For more information regarding the security ownership of Rocket directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management of Rocket.”

Security Ownership of Certain Beneficial Owners and Management of Renovacor
At the close of business on October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, Renovacor directors and executive officers and Renovacor affiliates, as a group, beneficially owned approximately 4,125,496 shares of Renovacor common stock, collectively representing approximately 24.6% of the shares of Renovacor common stock outstanding on such date. All Renovacor directors and executive officers have signed voting agreements agreeing to vote their shares “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal. For more information regarding the security ownership of Renovacor directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management of Renovacor.”
Regulatory Approvals
Rocket, Merger Sub I, Merger Sub II and Renovacor have each agreed to use their respective commercially reasonable efforts do all things necessary to consummate the mergers and other transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event no later than 5:00 pm, New York time on March 19, 2023 (the “end date”)).
For more information, please see “The Merger Agreement — Regulatory Approvals.”
Ownership of the Combined Company
Based on the initial exchange ratio and the anticipated treatment of equity-based awards and the number of shares of Rocket and Renovacor common stock outstanding as of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the mergers, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock immediately following the completion of the mergers. The relative ownership interests of Rocket stockholders and former Renovacor stockholders in the combined company immediately following the mergers will depend on the number of shares of Rocket and Renovacor common stock issued and outstanding immediately prior to the first merger.
No Appraisal Rights
Neither the Renovacor stockholders nor the Rocket stockholders are entitled to appraisal of their shares or dissenters’ rights with respect to the mergers. See “No Appraisal Rights.”
Conditions to the Completion of the Mergers
The obligations of each of Rocket and Renovacor to complete the mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:
•	approval by Renovacor stockholders of the Renovacor merger proposal must have been obtained;
•	approval by Rocket stockholders of the Rocket share issuance proposal must have been obtained;
•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect;

•	the waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act must have expired or been terminated;
•
there must be no order, injunction, judgment, decree or ruling by any governmental authority of competent jurisdiction or laws enacted in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the merger agreement or making consummation of the transactions contemplated by the merger agreement illegal; and

•	the shares of Rocket common stock to be issued pursuant to the first merger have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.
In addition, each party’s obligation to complete the mergers is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with its covenants and obligations contained in the merger agreement, in each case, subject to the materiality standards set forth in the merger agreement, and the absence of the occurrence of any material adverse effect with respect to either party.

Neither Rocket nor Renovacor can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
No Solicitation of Acquisition Proposals
No Solicitation by Renovacor
Under the terms of the merger agreement, subject to certain exceptions described below, Renovacor has agreed that it will not (i) initiate, seek or solicit, or knowingly encourage or facilitate or inquiries or the making of an acquisition proposal or submission of any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”); (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, Renovacor or its subsidiary or afford access to the properties, books or records of Renovacor or its subsidiary to any person that has made or could reasonably be expected to make, an acquisition proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an acquisition proposal.
Notwithstanding the restrictions described above, prior to obtaining approval of the Renovacor merger proposal by Renovacor’s stockholders, if Renovacor receives a bona fide, written acquisition proposal from a third party, there has not been a material breach by Renovacor of the non-solicitation obligations described above and the Renovacor board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), then Renovacor and its representatives may (i) furnish information (including non-public information) with respect to Renovacor to the person or group of persons who has made such acquisition proposal, subject to certain conditions and obligations in the merger agreement, and (ii) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal.
Renovacor has also agreed to notify Rocket promptly (and in any event, within 24 hours) following the receipt of any acquisition proposal and to keep Rocket promptly informed as to the status of any acquisition proposal, including informing Rocket of any material change to such acquisition proposal’s terms, the status of any negotiations, and any change in its intentions.
No Change of Recommendation
The merger agreement provides that, among other restrictions and subject to certain exceptions, the Renovacor board will not (a) withhold, withdraw, or publicly propose to withhold or withdraw the Renovacor board recommendation to the Renovacor stockholders in favor of the proposal to adopt the Renovacor merger agreement; or (b) propose publicly to recommend, adopt or approve any acquisition proposal (any action described in this sentence being referred to as a “Renovacor adverse recommendation change”).
Notwithstanding the restrictions described immediately above, at any time prior to the approval of the Renovacor merger proposal by Renovacor’s stockholders, the Renovacor board may make a Renovacor adverse recommendation change in response to an acquisition proposal that has not been withdrawn, if there has not been a material breach of Renovacor’s non-solicitation obligations in the merger agreement (as described above) and if, prior to making such Renovacor adverse recommendation change, (i) the Renovacor board has determined in its reasonable discretion that such acquisition proposal constitutes a superior proposal; (ii) the Renovacor board has determined in good faith, after consultation with Renovacor’s outside legal counsel and financial advisor, that its failure to make such Renovacor adverse recommendation change would be inconsistent with its fiduciary obligations to Renovacor’s stockholders; and (iii) Renovacor provides Rocket with prior notice and the opportunity to negotiate during the applicable notice period to match the terms of the superior proposal.
In addition, at any time prior to the approval of the Renovacor merger proposal by Renovacor’s stockholders, the Renovacor board may make a Renovacor adverse recommendation change in response to an intervening event (as defined under “The Merger Agreement—No Change of Recommendation”) if, prior to making such Renovacor adverse recommendation change, (i) the Renovacor board has determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Renovacor adverse recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations to Renovacor’s stockholders and (ii) Renovacor provides Rocket with prior notice and the opportunity to negotiate during the applicable notice period to amend the terms of the merger agreement in a manner that would allow the Renovacor board not to make such Renovacor adverse recommendation change consistent with its fiduciary obligations to its stockholders.
Any such Renovacor adverse recommendation change made by the Renovacor board would entitle Rocket to terminate the merger agreement and collect a termination fee from Renovacor. For more information regarding the termination fee and the circumstances under which it may become due, see “The Merger Agreement—Termination Fee.”
Rocket agrees that neither the Rocket board nor any committee thereof may withhold, withdraw, or publicly propose to withhold or withdraw its recommendation that Rocket stockholders approve the Rocket share issuance proposal (any action described in this sentence being referred to as a “Rocket adverse recommendation change”). Any such Rocket adverse recommendation change made by the Rocket board would entitle Renovacor to terminate the merger agreement and collect the termination fee from Rocket.
Termination of the Merger Agreement
The merger agreement may be terminated and the merger abandoned:
•	by mutual written consent of Rocket and Renovacor at any time prior to the effective time;
•
by either Rocket or Renovacor, if any of the other party’s representations or warranties contained in the merger agreement shall have become inaccurate or if the other party breaches any covenant in the merger agreement, and such breach (a) is incapable of being cured by such party, by or before the end date or (b) is not cured within 45 days of receipt by such party of written notice of such breach (however, the other party shall not have the right to terminate the merger agreement pursuant to this item if it is then in material breach of any representation, warranty, covenant or obligation of such party under the merger agreement);

•
by Rocket, if Renovacor makes a Renovacor adverse recommendation change prior to approval of the Renovacor merger proposal by Renovacor stockholders (however, Rocket may only exercise such termination right within 10 business days of the making of such Renovacor adverse recommendation change);

•
by Renovacor, if Rocket makes a Rocket adverse recommendation change prior to approval of the Rocket share issuance proposal by Rocket stockholders (however, Renovacor may only exercise such termination right within 10 business days of the making of such Rocket adverse recommendation change);

•
by Renovacor, at any time prior to approval of the Renovacor merger proposal by Renovacor’s stockholders, in order to enter into a definitive agreement for a transaction constituting a superior proposal, if in connection with such superior proposal, Renovacor has complied in all material respects with all the requirements of the non-solicitation obligations applicable to it and substantially concurrently with such termination Renovacor enters into such definitive agreement and pays Rocket the termination fee;

•
by either Rocket or Renovacor, if the transactions contemplated by the merger agreement violate any order, decree or ruling of any court or governmental authority that has become final and non-appealable having the effect of permanently enjoining, or restricting the consummation of the transactions contemplated by the merger agreement (however, the right to terminate the merger agreement pursuant to this item will not be available to any party whose material breach of any provision of the merger agreement has been the cause of or resulted in the issuance of such final and non-appealable order);

•
by either Rocket or Renovacor, if the merger has not been consummated by the end date (however, neither party shall be permitted to terminate the merger agreement pursuant to this item in the event that the failure of the merger to be consummated on or prior to the end date is attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement required to be performed by such party);

•	by either Rocket or Renovacor, if the Rocket share issuance proposal was not approved at the Rocket special meeting or any adjournment thereof (however, the right to terminate the merger agreement under this item will not be available to any party whose action or failure to act has been the primary cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement by such party); or
•
by either Rocket or Renovacor, if the Renovacor merger proposal was not approved at the Renovacor special meeting or any adjournment thereof (however, the right to terminate the merger agreement under this item will not be available to any party whose action or failure to act has been the primary cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement by such party).

Termination Fee
Upon termination of the merger agreement under certain circumstances specified in the merger agreement, each party will be obligated to pay to the other party a termination fee of $1.74 million (the “termination fee”).
If the merger agreement is terminated in certain circumstances, including if the merger agreement is terminated by Rocket in the event that the Renovacor board makes a Renovacor adverse recommendation change or by Renovacor in order to enter into a definitive agreement to consummate a superior proposal, Renovacor will be obligated to pay to Rocket the termination fee.
Renovacor will also be obligated to pay the termination fee if the merger agreement is terminated due to Renovacor’s failure to obtain the required Renovacor stockholder approval and within 12 months of such termination, Renovacor were to consummate an acquisition proposal that was publicly announced and not withdrawn at or prior to the date of such termination.
In addition, in the event that Renovacor terminates the merger agreement in response to a Rocket adverse recommendation change, then Rocket will be obligated to pay the termination fee to Renovacor.
If either Rocket or Renovacor terminates the merger agreement as a result of Rocket’s failure to obtain approval of the Rocket share issuance proposal, Rocket will be obligated to reimburse Renovacor for its transaction costs incurred in connection with the negotiation, preparation and execution of the merger agreement and the consummation of the transactions contemplated thereby, up to a maximum amount of $750,000.
The termination fee will be payable by Renovacor or Rocket only once and not in duplication even though the termination fee may be payable by Renovacor pursuant to multiple circumstances. If the merger agreement is validly terminated, the merger agreement will become void and of no effect, except that certain designated provisions, including the provisions regarding the payment of the termination fee and reimbursement of expenses, will survive termination.
Voting Agreements
Contemporaneously with the execution of the merger agreement, Rocket and the Renovacor supporting stockholders which hold approximately 9.4% of the outstanding shares of Renovacor common stock as of the date thereof entered into a voting agreement (the “Renovacor voting agreement”). Pursuant to the Renovacor voting agreement, the Renovacor supporting stockholders agreed to, among other things, vote all of their shares of Renovacor common stock that they own as of the record date at the Renovacor special meeting (a) in favor of the mergers and the adoption of the merger agreement and the other transactions contemplated thereby; (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement; (c) against any action or agreement that is intended to, or would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, discourage or adversely affect the mergers or the other transactions contemplated thereby, including any acquisition proposal; (d) in favor of any proposal to adjourn or postpone any Renovacor special meeting to a later date if there are not sufficient votes for the approval of the merger agreement on the date on which such meeting is held and (e) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers.
A copy of the form of the Renovacor voting agreement is attached as Annex D to this joint proxy statement/prospectus.
Contemporaneously with the execution of the merger agreement, Renovacor and certain stockholders of Rocket holding approximately 35% of the outstanding shares of Rocket common stock as of the date thereof including all members of the Rocket board, Rocket executive officers and RTW Investments, LP (the “Rocket supporting stockholders”) entered into the voting agreements. Pursuant to the voting agreements, the Rocket supporting stockholders agreed to, among other things, vote all of the shares in Rocket that they owned as of the record date at the Rocket special meeting (a) in favor of the proposal to issue shares of Rocket common stock in connection with the first merger and in accordance with the merger agreement; (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement, including the Rocket share issuance proposal; (c) against any action or agreement that is intended to, or would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, discourage or adversely affect the mergers or the other transactions contemplated thereby; (d) in favor of any proposal to adjourn or postpone any Rocket special meeting to a later date if there are not sufficient votes for the approval of the merger agreement on the date on which such meeting is held and (e) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers and the Rocket share issuance proposal.
A copy of the form of the Rocket voting agreement is attached as Annex E to this joint proxy statement/prospectus.
Accounting Treatment
Rocket prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting under the provisions of ASC 805. Rocket’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the mergers and concluded, based on a consideration of the pertinent facts and circumstances, that Rocket will be the acquirer for financial accounting purposes. Accordingly, Rocket’s cost to acquire Renovacor will be allocated to Renovacor’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Rocket’s acquisition of Renovacor will not be known until the date of the completion of the mergers and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.
The financial condition and results of operations of Rocket after completion of the mergers will include the operating results of Renovacor beginning from the date on which the closing occurs (the “closing date”), but will not be restated retroactively to reflect the historical financial condition or results of operations of Renovacor. The earnings of Rocket following completion of the mergers will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Rocket determines that tangible or intangible assets (including goodwill) are impaired, Rocket would record an impairment charge at that time.
Material U.S. Federal Income Tax Consequences of the Mergers
Renovacor and Rocket intend that the mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes (the “Intended Tax Treatment”).
Assuming the mergers, taken together, so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of Renovacor common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Renovacor common stock for Rocket common stock in the mergers, except with respect to cash received by such U.S. holder in lieu of fractional shares of Rocket common stock.
However, it is not a condition to Renovacor’s obligation or Rocket’s obligation to consummate the transactions contemplated by the merger agreement that the mergers qualify for the Intended Tax Treatment or that Renovacor or Rocket receive an opinion from counsel to that effect. Furthermore, neither Renovacor nor Rocket intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, no assurance can be given that the mergers will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the mergers will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the mergers do not qualify for the Intended Tax Treatment, U.S. holders of Renovacor stock could be subject to U.S. federal income tax upon the receipt of Rocket common stock in the mergers.

See “Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete description of material U.S. federal income tax consequences of the mergers. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the mergers that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
The section “Material U.S. Federal Income Tax Consequences of the Mergers” does not discuss the possible taxation of the conversion of the Sponsor Earnout Shares or SPAC Merger Earnout Shares, as described below. Holders of such securities are encouraged to review that issue with their tax advisors.
Tax matters are very complicated and the tax consequences of the mergers (including the conversion of the Sponsor Earnout Shares or the SPAC Merger Earnout Shares as described below) to each U.S. holder of Renovacor common stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the mergers.
Market Price
Shares of Rocket common stock are listed on the Nasdaq Global Market under the symbol “RCKT” and shares of Renovacor common stock are listed on the NYSE under the symbol “RCOR.”
The following table presents the closing prices of Rocket common stock and Renovacor common stock on (i) September 19, 2022, the last trading day before the public announcement of the mergers, and (ii) October 7, 2022, the latest practicable trading day before the date of this joint proxy statement/information statement/ prospectus. The table also shows the estimated implied value of the per share merger consideration for Renovacor common stock for each of the two days, which per share value is calculated as the product of (i) the applicable Rocket per share value and (ii) the initial exchange ratio, which is subject to adjustment as described in “The Merger Agreement—Merger Consideration and Adjustment.”
Date	Rocket Common Stock Closing Price	Renovacor Common Stock Closing Price	Implied per Share Value of Merger Consideration
September 19, 2022	$13.97	$1.90	$2.34
October 7, 2022	$17.08	$2.71	$2.86
The above table shows only a historical comparison. This comparison may not provide meaningful information to Renovacor stockholders in connection with making decisions with respect to the mergers. In addition, because the exchange ratio is subject to adjustment pursuant to Renovacor’s net cash at closing, the number of shares which Renovacor stockholders would receive from Rocket, pursuant to the exchange ratio, might be different than the number of shares Renovacor stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. Renovacor Stockholders are urged to obtain current market information for shares of Rocket common stock and Renovacor common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the mergers. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See also “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Recent Rocket Equity Offering
On October 3, 2022, Rocket entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and SVB Securities LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which Rocket agreed to issue and sell up to 7,820,000 shares of common stock (the “Offering Shares”), which includes 1,020,000 shares (the “Optional Shares”) that may be sold pursuant to a 30-day option to purchase additional shares granted to the Underwriters (the “Offering”). The Offering Shares were offered and sold in the Offering at the public offering price of $14.75 per share and were purchased by the Underwriters at a price of $13.865 per share. The Offering was made pursuant to Rocket’s effective registration statement on Form S-3 (Registration

No. 333-253756), which was previously filed with the Securities and Exchange Commission under the Securities Act. The Offering closed on October 6, 2022, and Rocket issued and sold 7,820,000 Offering Shares, including 1,020,000 Optional Shares.
The net proceeds from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Rocket were $108.1 million. Rocket intends to use the net proceeds from the offering primarily to fund the further development of its pipeline of gene therapies for rare diseases, including the advancement of RP-L201 into a Phase 2 clinical trial and the continued clinical development of RP-L102, to accelerate the development of in-house manufacturing capabilities and for general corporate purposes.
Pursuant to the Underwriting Agreement, Rocket’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period with respect to sales of Rocket’s common stock, subject to certain exceptions.
For a more complete description of the offering, see “Market Price and Dividend Information.”
Comparison of Stockholders’ Rights
Upon completion of the mergers, Renovacor stockholders receiving shares of Rocket common stock will become Rocket stockholders. The rights of Rocket stockholders will be governed by the DGCL and the Rocket charter and bylaws in effect at the effective time. As Rocket and Renovacor are both Delaware corporations, the rights of Rocket and Renovacor stockholders are not materially different. However, there are certain differences between the rights of Rocket stockholders under the Rocket charter and bylaws and the rights of Renovacor stockholders under the Renovacor charter and bylaws. See “Comparison of Stockholders’ Rights.”
Listing of Rocket Common Stock; Delisting and Deregistration of Renovacor Common Stock
It is a condition to the mergers that the shares of Rocket common stock to be issued to Renovacor stockholders in connection with the mergers be approved for listing on the Nasdaq Global Market, subject to official notice of issuance. If the mergers are completed, Renovacor common stock will be delisted from the NYSE and deregistered under the Exchange Act, following which Renovacor will no longer be required to file periodic reports with the SEC with respect to Renovacor common stock.
Renovacor has agreed to cooperate with Rocket prior to the closing to cause the Renovacor common stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the effective time.
Summary of Risk Factors
The mergers involve a number of risks, including the possibility that the mergers may not be completed. In evaluating the proposals set forth in this joint proxy statement/prospectus, you should carefully read this joint proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Below is a summary of such risk factors:
Risks Related to the Mergers
•
The exchange ratio will not be adjusted in the event of any change in the price of either Rocket or Renovacor common stock, and further is subject to adjustment based on the amount of net cash of Renovacor as of the closing of the first merger, as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment”; therefore, the value of the consideration that Renovacor stockholders will receive in the mergers is uncertain;

•	The market price of Rocket common stock will continue to fluctuate after the mergers;
•	The mergers may not be completed and the merger agreement may be terminated in accordance with its terms;
•	The termination of the merger agreement could negatively impact Rocket or Renovacor and the trading prices of Rocket common stock or Renovacor common stock;

•
The market price for shares of Rocket common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Rocket or Renovacor common stock;

•	The shares of common stock of the combined company to be received by Renovacor stockholders as a result of the mergers will have rights different from the shares of Renovacor common stock;
•
After the mergers, Renovacor stockholders will have a significantly lower ownership and voting interest in Rocket than they currently have in Renovacor and will exercise less influence over management and policies of the combined company;

•
Until the completion of the first merger or the termination of the merger agreement in accordance with its terms, Rocket and Renovacor are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Rocket, Renovacor and/or their respective stockholders;

•	Renovacor stockholders will not be entitled to appraisal rights in the mergers.
•	Obtaining certain required regulatory consents and approvals and satisfying closing conditions may prevent or delay completion of the mergers;
•	Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the mergers;
•
The mergers, and uncertainty regarding the mergers, may cause potential strategic partners and others to delay or defer decisions concerning Rocket or Renovacor and adversely affect each company’s ability to effectively manage its respective business;

•
Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Rocket and Renovacor, which could have an adverse effect on their respective businesses and financial results; and

•	Financial projections regarding Renovacor may not prove accurate.
Risks Related to the Combined Company
•
Combining the businesses of Rocket and Renovacor may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the mergers, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock;

•	The failure to successfully integrate the businesses and operations of Rocket and Renovacor in the expected time frame may adversely affect the combined company’s future results;
•	Third parties may terminate or alter existing contracts or relationships with Rocket or Renovacor;
•	The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations;
•	Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain; and
•	The combined company is subject to risks arising from the ongoing COVID-19 pandemic.
Risks Related to Renovacor
•
Renovacor is very early in its research and development efforts. Renovacor’s business is dependent on its ability to advance its current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them;

•
Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. Renovacor may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its current product candidates or any future product candidates;

•
There is no guarantee that the toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models;

•
REN-001 and Renovacor’s other product candidates may cause adverse events or undesirable side effects that could delay or prevent Renovacor’s regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any;

•
Changes in regulatory requirements, guidance from the FDA and other regulatory authorities or unanticipated events during Renovacor’s preclinical studies and clinical trials of REN-001 or Renovacor’s other product candidates may result in changes to preclinical studies or clinical trials or additional preclinical or clinical trial requirements, which could result in increased costs and could delay Renovacor’s development timeline;

•
If Renovacor is unable to successfully commercialize REN-001 or any of Renovacor’s other product candidates for which it receives regulatory approval, or experience significant delays in doing so, Renovacor’s business will be materially harmed;

•
Renovacor faces significant competition, and if its competitors develop product candidates more rapidly than Renovacor does or its product candidates are more effective, Renovacor’s ability to develop and successfully commercialize products may be adversely affected;

•
If the scope of any patent protection Renovacor obtains is not sufficiently broad, or if Renovacor loses any of its patent protection, Renovacor’s ability to prevent its competitors from developing and commercializing similar or identical product candidates would be adversely affected; and

•
Renovacor is dependent on the services of its management and other clinical and scientific personnel, and if Renovacor is not able to retain these individuals or recruit additional management or clinical and scientific personnel, Renovacor’s business will suffer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Rocket and Renovacor refer you to in the registration statement and oral statements made or to be made by Rocket and Renovacor include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 (together, the “safe harbor provisions”). All statements other than statements of historical fact contained in this joint proxy statement/prospectus, including without limitation statements about the beliefs and expectations of Rocket and Renovacor management relating to the mergers and the combined company’s future results of operations and financial position, are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond the control of both companies, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Although these forward-looking statements are based on assumptions that Rocket and Renovacor management, as applicable, believe to be reasonable, they can give no assurance that these expectations will prove to be correct. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:
•
the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Renovacor or Rocket to pay a termination fee to the other party;

•
uncertainties related to the timing of the receipt of certain required regulatory approvals and consents for the mergers and the possibility that Rocket and Renovacor may be required to accept conditions that could reduce or eliminate the anticipated benefits of the mergers as a condition to obtaining such approvals or consents or that such approvals or consents might not be obtained at all;

•
the price of Rocket and Renovacor common stock could change before the completion of the mergers, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•
the possibility that the parties are unable to complete the mergers due to the failure of Renovacor stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the mergers, or unexpected delays in satisfying any conditions;

•
the possibility that the parties are unable to complete the mergers due to the failure of Renovacor stockholders to approve the Renovacor merger proposal, Rocket stockholders to approve the Rocket share issuance proposal, or the failure to satisfy any of the other conditions to the completion of the mergers, or unexpected delays in satisfying any conditions;

•	delays in closing, or the failure to close, the mergers for any reason, could negatively impact Rocket, Renovacor or the combined company;
•
risks that the pendency or completion of the mergers and the other transactions contemplated by the merger agreement disrupt current plans and operations, which may adversely impact Rocket’s or Renovacor’s respective businesses;

•
difficulties or delays in integrating the businesses of Rocket and Renovacor following completion of the mergers or fully realizing the anticipated synergies or other benefits expected from the mergers;

•	certain restrictions during the pendency of the proposed mergers that may impact the ability of Rocket or Renovacor to pursue certain business opportunities or strategic transactions;
•	the risk of legal proceedings that may be instituted against Rocket, Renovacor, their directors and/or others relating to the mergers;
•	risks related to the diversion of the attention and time of Rocket or Renovacor management from ongoing business concerns;

•
the risk that the proposed mergers or any announcement relating to the proposed mergers could have an adverse effect on the ability of Rocket or Renovacor to retain and hire key personnel or maintain relationships with potential suppliers, vendors, strategic partners or other third parties, including regulators and other governmental authorities or agencies, or on Rocket’s or Renovacor’s respective operating results and businesses generally;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the mergers;
•
the potential dilution of Rocket and Renovacor stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Rocket or Renovacor, as applicable, prior to the mergers;

•	the business, economic, political and other conditions in the countries in which Rocket or Renovacor operate;
•
events beyond the control of Rocket and Renovacor, such as acts of terrorism, war, inflation, or worsening of the COVID-19 pandemic and changes in applicable law, including changes in Rocket’s or Renovacor’s estimates of their expected tax rate based on current tax law; and

•	Renovacor directors and executive officers having interests in the mergers that are different from, or in addition to, the interests of Renovacor stockholders generally.
For further discussion of these and other risks, contingencies and uncertainties applicable to Rocket and Renovacor, their respective businesses and the proposed mergers, see “Risk Factors” in this joint proxy statement/prospectus and in similarly titled sections in Rocket’s other filings with the SEC that are incorporated by reference herein. See “Where You Can Find More Information.”
All subsequent written or oral forward-looking statements attributable to Rocket, Renovacor or any person acting on either of their behalf are expressly qualified in their entirety by these cautionary statements. Neither Rocket nor Renovacor is under any obligation to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, and each expressly disclaims any obligation to do so, except as may be required by law.

MARKET PRICE AND DIVIDEND INFORMATION
Market Price
Shares of Rocket common stock are listed on the Nasdaq Global Market under the symbol “RCKT” and shares of Renovacor common stock are listed on the NYSE under the symbol “RCOR.”
The following table presents the closing prices of Rocket common stock and Renovacor common stock on (i) September 19, 2022, the last trading day before the public announcement of the mergers, and (ii) October 7, 2022, the latest practicable trading day before the date of this joint proxy statement/information statement/ prospectus. The table also shows the estimated implied value of the per share merger consideration for Renovacor common stock for each of the two days, which per share value is calculated as the product of (i) the applicable Rocket per share value and (ii) the initial exchange ratio, which is subject to adjustment as described in “The Merger Agreement—Merger Consideration and Adjustment.”
Date	Rocket Common Stock Closing Price	Renovacor Common Stock Closing Price	Implied per Share Value of Merger Consideration
September 19, 2022	$13.97	$1.90	$2.34
October 7, 2022	$17.08	$2.71	$2.86
The above table shows only a historical comparison. This comparison may not provide meaningful information to Renovacor stockholders in connection with making decisions with respect to the mergers. In addition, because the exchange ratio is subject to adjustment pursuant to Renovacor’s net cash at closing, the number of shares which Renovacor stockholders would receive from Rocket, pursuant to the exchange ratio, might be different than the number of shares Renovacor stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. Renovacor Stockholders are urged to obtain current market information for shares of Rocket common stock and Renovacor common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the mergers. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See also “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Holders
As of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were 37 holders of record of Renovacor common stock and 3 holders of record of Renovacor warrants.
As of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, there were 16 holders of record of Rocket common stock and 2 holders of record of Rocket warrants.
Dividends
To date, neither Rocket nor Renovacor has declared or paid any dividends on the Rocket common stock or Renovacor common stock, respectively. Any future determination to pay cash dividends on the Rocket common stock will be at the discretion of the Rocket board and will be dependent upon Rocket’s financial condition, results of operations, capital requirements, general business conditions and such other factors as the Rocket board may deem relevant.
Recent Rocket Equity Offering
On October 3, 2022, Rocket entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and SVB Securities LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which Rocket agreed to issue and sell up to 7,820,000 shares of common stock (the “Offering Shares”), which includes 1,020,000 shares (the “Optional Shares”) that may be sold pursuant to a 30-day option to purchase additional shares granted to the Underwriters (the “Offering”). The Offering Shares were offered and sold in the Offering at the public offering price of $14.75 per share and were purchased by the Underwriters at a price of $13.865 per share. The Offering was made pursuant to Rocket’s effective registration statement on Form S-3 (Registration No. 333-253756), which was previously filed with the Securities and Exchange Commission under the Securities Act. The Offering closed on October 6, 2022 and Rocket issued and sold 7,820,000 Offering Shares, including 1,020,000 Optional Shares.
The net proceeds from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by Rocket is $108.1 million. Rocket intends to use the net proceeds from the offering primarily to fund the further development of its pipeline of gene therapies for rare diseases, including the advancement of RP-L201 into a Phase 2 clinical trial and the continued clinical development of RP-L102, to accelerate the development of in-house manufacturing capabilities and for general corporate purposes.

RISK FACTORS
In considering how to vote on the proposals to be considered and voted on at the Renovacor special meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Rocket and Renovacor because those risks will affect the combined company. The risks associated with the business of Rocket can be found in Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference to this joint proxy statement/prospectus and the risks associated with the business of Renovacor can be found below. In addition, you are urged to carefully consider the following material risks relating to the mergers and the businesses of Rocket, Renovacor and the combined company.
Risks Related to the Mergers
Because the exchange ratio will not be adjusted in the event of any change in the price of either Rocket or Renovacor common stock and will be subject to adjustment based on net cash of Renovacor at closing, the value of the consideration that Renovacor stockholders will actually receive in the mergers is uncertain.
Upon completion of the first merger, each share of Renovacor common stock outstanding immediately prior to the first effective time, other than shares held in treasury by Renovacor or held directly by Rocket or any Merger Sub, will be converted into the right to receive a number of shares of Rocket common stock initially equal to the initial exchange ratio (subject to the adjustments to the initial exchange ratio as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment” based on net cash (as defined under “The Merger Agreement—Merger Consideration and Adjustment”) of Renovacor as of the closing) and, in lieu of any fractional shares of Rocket common stock, cash, without interest and less any applicable withholding taxes.
This exchange ratio will not be adjusted for changes in the market price of either Rocket or Renovacor common stock prior to the completion of the first merger and it will be adjusted based on the net cash levels of Renovacor at closing. The market prices of Rocket common stock and Renovacor common stock have fluctuated prior to and after the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of each of the Renovacor special meeting and the Rocket special meeting, and through the date the first merger is consummated.
Because the value of the merger consideration will depend on the market price of Rocket common stock at the time the first merger is completed and Renovacor’s net cash levels immediately prior to closing, Renovacor stockholders will not know or be able to determine at the time of the Renovacor special meeting the market value of the merger consideration they would receive upon completion of the mergers.
Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Rocket’s or Renovacor’s respective businesses, operations and prospects, the uncertainty as to the extent of the duration, scope and impact of the COVID-19 pandemic, market assessments of the likelihood that the mergers will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Rocket and Renovacor common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Rocket and Renovacor operate, and the timing of the mergers and receipt of required regulatory approvals and consents.
Many of these factors are beyond the control of Rocket and Renovacor, and neither Rocket nor Renovacor is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. Renovacor stockholders are urged to obtain current market quotations for Rocket and Renovacor common stock in determining whether to vote in favor of the Renovacor merger proposal.
The exchange ratio will be determined in accordance with a formula and is not yet knowable. The actual exchange ratio could be materially different than currently anticipated.
The actual exchange ratio will depend on net cash (as defined under “The Merger Agreement—Merger Consideration and Adjustment”) of Renovacor as of the close of business on the closing date of the mergers. The net cash of Renovacor may be materially different than the estimates used when determining the initial exchange ratio and may result in a materially different exchange ratio. Based upon the initial exchange ratio, following the mergers, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock, subject to certain assumptions (including as to the amount of net cash of Renovacor as of the close of business on the closing date of the mergers), which could be materially different.
For illustrative purposes only, the examples presented below calculate the exchange ratio under various net cash scenarios for Renovacor. These examples have assumed: (i) the first effective time occurs on or prior to December 31, 2022; (ii) Renovacor has 19,425,378 shares of common stock outstanding on a fully-diluted basis immediately prior to the first effective time (excluding shares underlying Renovacor stock options, the Renovacor pre-funded warrant, Renovacor private warrants and Renovacor public warrants) and (iii) Rocket has 75,683,723 shares of common stock outstanding immediately prior to the first effective time.
For each $1.0 million decrease in Renovacor’s net cash below the net cash target as of the close of business on the closing date, the exchange ratio will decrease by approximately 0.0029 shares of Rocket common stock per one share of Renovacor common stock. For each $1.0 million increase in Renovacor’s net cash above the net cash target as of the close of business on the closing date, the exchange ratio will increase by approximately 0.0029 shares of Rocket common stock per one share of Renovacor common stock, up to a maximum exchange ratio of 0.1763.
	($ in millions)
Renovacor Net Cash	$45.0	$41.0	$40.0	$38.0	$35.0
Exchange Ratio	0.1763	0.1763	0.1734	0.1676	0.1589
Former Renovacor Stockholders’ Pro Forma Ownership	4.33%	4.33%	4.26%	4.12%	3.92%
The market price of Rocket common stock will continue to fluctuate after the mergers.
Upon completion of the mergers, Renovacor stockholders will become holders of Rocket common stock. The market price of the common stock of the combined company may continue to fluctuate, potentially significantly, following completion of the mergers, including for the reasons described above. As a result, former Renovacor stockholders could lose some or all of the value of their investment in Rocket common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Rocket common stock received in the mergers, regardless of the combined company’s actual operating performance.
The mergers may not be completed and the merger agreement may be terminated in accordance with its terms.
The mergers are subject to a number of conditions that must be satisfied or waived (to the extent permitted) prior to the completion of the mergers, including the approval by Renovacor stockholders of the Renovacor merger proposal. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Mergers.” These conditions to the completion of the mergers, some of which are beyond the control of Rocket and Renovacor, may not be satisfied or waived in a timely manner or at all, and, accordingly, the mergers may be delayed or not completed.
Additionally, either Rocket or Renovacor may terminate the merger agreement under certain circumstances, including, among other reasons, if the mergers are not completed by the end date. In addition, if the merger agreement is terminated under specified circumstances, Renovacor or Rocket may be required to pay the other party the termination fee and if either Renovacor or Rocket terminates the merger agreement in connection with Rocket’s failure to obtain approval of the Rocket share issuance proposal, then Rocket will be obligated to reimburse Renovacor’s transaction costs in connection with the merger agreement and the mergers, up to $750,000. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement— Termination Fee” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Renovacor or Rocket, as applicable.

The termination of the merger agreement could negatively impact Rocket or Renovacor and the trading prices of Rocket or Renovacor common stock.
If the mergers are not completed for any reason, including because Renovacor stockholders fail to approve the Renovacor merger proposal or the Rocket stockholders fail to approve the Rocket share issuance proposal, the ongoing businesses of Rocket and Renovacor may be adversely affected and, without realizing any of the expected benefits of having completed the mergers, Rocket and Renovacor would be subject to a number of risks, including the following:
•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	each company may experience negative reactions from its current or potential business relationships and employees;
•
each company will be required to pay its respective costs relating to the mergers, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the mergers are completed;

•
the merger agreement places certain restrictions on the conduct of each company’s business prior to completion of the first merger and such restrictions, the waiver of which is subject to the consent of the other company, may prevent Rocket and Renovacor from taking actions during the pendency of the first merger that might otherwise be beneficial (see “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger” for a description of the restrictive covenants applicable to Rocket and Renovacor); and

•
matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by Rocket and Renovacor management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Rocket or Renovacor, as applicable, as an independent company.

The market price for shares of Rocket common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Rocket or Renovacor common stock.
Upon consummation of the mergers, Rocket stockholders and Renovacor stockholders will both hold shares of common stock in the combined company. Rocket’s businesses differ from those of Renovacor, and Renovacor’s businesses differ from those of Rocket, and, accordingly, the results of operations of the combined company may be affected by some factors that are different from those currently or historically affecting the independent results of operations of Rocket and Renovacor. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either Rocket or Renovacor. For a discussion of the businesses of each of Rocket and Renovacor and some important factors to consider in connection with those businesses, see “The Parties to the Mergers” and the other information contained or incorporated in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Based on the anticipated treatment of equity-based awards and the number of shares of Renovacor common stock outstanding as of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, it is expected that Rocket may issue up to approximately 3,256,350 shares of Rocket common stock in the mergers. Former Renovacor stockholders may decide not to hold the shares of Rocket common stock that they will receive in the mergers, and Rocket stockholders may decide to reduce their investment in Rocket as a result of the changes to Rocket’s investment profile as a result of the mergers. Other Renovacor stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Rocket common stock that they receive in the mergers. Such sales of Rocket common stock could have the effect of depressing the market price for Rocket common stock.
The shares of common stock of the combined company to be received by Renovacor stockholders as a result of the mergers will have rights different from the shares of Renovacor common stock.
Upon completion of the mergers, Renovacor stockholders will no longer be stockholders of Renovacor, but will instead become stockholders of Rocket. As Rocket and Renovacor are both Delaware corporations, the rights of Rocket and Renovacor stockholders are not materially different. However, there are certain differences between the rights of Rocket stockholders under Rocket’s amended and restated certificate of incorporation (the “Rocket charter”) and Rocket’s amended and restated bylaws (the “Rocket bylaws”) and the rights of Renovacor stockholders under Renovacor’s amended and restated certificate of incorporation (the “Renovacor charter”), and Renovacor’s amended and restated bylaws (the “Renovacor bylaws.”) See “Comparison of Stockholders’ Rights” for a discussion of these rights.
Until the completion of the first merger or the termination of the merger agreement in accordance with its terms, Rocket and Renovacor are each prohibited from taking certain actions that might otherwise be beneficial to Rocket, Renovacor and/or their respective stockholders.
From and after the date of the merger agreement and prior to completion of the first merger, the merger agreement restricts Rocket and Renovacor from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent Rocket or Renovacor, as applicable, from taking actions during the pendency of the first merger that might otherwise be beneficial. Adverse effects arising from these restrictions during the pendency of the first merger could be exacerbated by any delays in consummation of the mergers or termination of the merger agreement. See “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger.”
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the mergers.
The mergers are subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the approval by Renovacor stockholders of the Renovacor merger proposal, the approval by Rocket stockholders of the Rocket share issuance proposal, the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, registering the Rocket common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto, the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the consummation of the mergers under the HSR Act (if applicable), the absence of governmental restraints or prohibitions preventing the consummation of the mergers, and the approval by Nasdaq Global Market of the listing of the Rocket common stock issued pursuant to the first merger. The obligation of each of Rocket and Renovacor to consummate the mergers is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the other required stockholder, governmental and regulatory consents and approvals will be obtained or that the other required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Rocket and Renovacor expect to achieve if the mergers are successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Merger Agreement—Conditions to the Completion of the Mergers.”
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the mergers.
The success of the mergers will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Rocket and Renovacor. It is possible that these employees may decide not to remain with Rocket or Renovacor, as applicable, while the mergers are pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Rocket and Renovacor to hiring suitable replacements, all of which may cause the combined company’s business to suffer In addition, Rocket and Renovacor may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms or at all. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Rocket and Renovacor to the same extent that those companies have been able to attract or retain their own employees in the past.
The mergers, and uncertainty regarding the mergers, may cause strategic partners and others to delay or defer decisions concerning Rocket or Renovacor and adversely affect each company’s ability to effectively manage its respective business.
The mergers will happen only if the stated conditions are met, including the approval by Renovacor stockholders of the Renovacor merger proposal and the receipt of required regulatory approvals, and consents among other conditions. Many of the conditions are beyond the control of Rocket and Renovacor, and both parties also have certain rights to terminate the merger agreement.
Accordingly, there may be uncertainty regarding the completion of the mergers. This uncertainty may cause strategic partners or others that deal with Rocket or Renovacor to delay or defer entering into contracts with Rocket or Renovacor or making other decisions concerning Rocket or Renovacor or seek to change or cancel existing business relationships with Rocket or Renovacor, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Rocket and Renovacor, regardless of whether the mergers are ultimately completed.
In addition, the merger agreement restricts Renovacor and its subsidiary from taking certain actions during the pendency of the mergers without the consent of Rocket. These restrictions may prevent Renovacor from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the mergers. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants to which each of Rocket and Renovacor is subject.
Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Rocket and Renovacor, which could have an adverse effect on their respective businesses and financial results.
Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Rocket and Renovacor, including by diverting the attention of Rocket and Renovacor management toward the completion of the mergers. In addition, Rocket and Renovacor have each diverted significant management resources in an effort to complete the mergers and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the mergers are not completed, Rocket and Renovacor will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
Rocket and Renovacor directors and executive officers, as applicable, may have interests in the mergers that may be different from, or in addition to, the interests of Rocket and Renovacor stockholders, as applicable, generally.
In considering the recommendations of the Rocket board and the Renovacor board, as applicable, to vote in favor of the proposals described in this joint proxy statement/prospectus, stockholders should be aware that Rocket and Renovacor directors and executive officers may have interests in the mergers, including financial interests, which may be different from, or in addition to, the interests of Rocket and Renovacor stockholders, as applicable, generally.
Rocket and Renovacor stockholders should be aware of these interests when they consider the recommendation of the Rocket board and Renovacor board that they vote to approve the Rocket share issuance and Renovacor merger proposal, respectively. The Renovacor board was aware of and considered these interests, among other matters, in reaching its determination that the mergers are advisable, fair to and in the best interests of Renovacor and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the mergers, and recommending that Renovacor stockholders approve the Renovacor merger proposal. The interests of Renovacor directors and executive officers are described in more detail under “Interests of Renovacor Directors and Executive Officers in the Mergers.” The Rocket board was aware of and considered these interests, among other matters, in reaching its determination that the mergers are fair to and in the best interests of Rocket and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the mergers, and recommending that Rocket stockholders approve the Rocket share issuance proposal. The interests of Rocket directors and executive officers are described in more detail under “Interests of Rocket Directors and Executive Officers in the Mergers.”
Rocket or Renovacor may waive one or more of the closing conditions without re-soliciting stockholder approval from its stockholders.
To the extent permitted by law, Rocket or Renovacor may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the mergers. Rocket or Renovacor, as applicable, expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the consummation of the mergers, and as to whether to re-solicit stockholder approvals and/or amend this joint proxy statement/prospectus as a result of such waiver, will be made by Rocket or Renovacor, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Renovacor.
The merger agreement contains “no shop” provisions that restrict the ability of Renovacor to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):
•
initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or inquiries or the making of an acquisition proposal or submission of any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal (as defined in “The Merger Agreement—No Solicitation of Acquisition Proposals”);

•
participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, Renovacor or its subsidiary or afford access to the properties, books or records of Renovacor or its subsidiary to any person that has made or could reasonably be expected to make an acquisition proposal; or

•
enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an acquisition proposal.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that the Renovacor board not withhold, withdraw, or publicly propose to withhold or withdraw the Renovacor board’ recommendation to Renovacor stockholders in favor of the Renovacor merger proposal (the “Renovacor board recommendation”). Although the Renovacor board is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to a superior proposal or to an intervening event (if the Renovacor board determines in good faith that a failure to do so would be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle Rocket to terminate the merger agreement and collect a termination fee from Renovacor. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee.”
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger of Renovacor, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
The mergers will involve substantial costs.
Rocket and Renovacor have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the mergers. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by Rocket or Renovacor regardless of whether the mergers are completed.

The combined company will also incur restructuring and integration costs in connection with the mergers. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the mergers and the integration of Renovacor’s business with Rocket’s business. Although Rocket expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Rocket even if the mergers are not completed. While Rocket has assumed that certain expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond Rocket’s control that could affect the total amount or the timing of the integration and implementation expenses.
Renovacor stockholders will not be entitled to appraisal rights in the mergers.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.
Because Renovacor common stock is listed on the NYSE, a national securities exchange, and because Renovacor stockholders are not required by the terms of the merger agreement to accept for their shares of Renovacor common stock anything other than shares of Rocket common stock and cash in lieu of fractional shares, holders of Renovacor common stock are not entitled to appraisal rights in connection with the mergers. See “No Appraisal Rights.”
Lawsuits may in the future be filed against Rocket or Renovacor, or against Rocket directors or Renovacor directors, challenging the mergers, and an adverse ruling in any such lawsuit may prevent the mergers from becoming effective or from becoming effective within the expected time frame.
Transactions like the proposed mergers are frequently subject to litigation or other legal proceedings, including actions alleging that the Rocket board or Renovacor board breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Neither Rocket nor Renovacor can provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against Rocket or Renovacor, or against the Rocket board or Renovacor board, they will defend against it but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Rocket, Renovacor or the combined company, including through the possible diversion of either company’s, or the combined company’s, resources or distraction of key personnel.
Furthermore, one of the conditions to the completion of the mergers are that no injunction by any court or other governmental entity of competent jurisdiction will be in effect that prevents, enjoins or makes illegal the consummation of the mergers. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the mergers, that injunction may prevent the mergers from becoming effective or from becoming effective within the expected time frame.
Financial projections regarding Renovacor may not prove accurate.
In connection with the mergers, Renovacor prepared and considered internal financial forecasts for Renovacor. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of Renovacor. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, clinical trial, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of Renovacor to achieve projected results could have a material adverse effect on the price of the shares of Rocket common stock and the combined company’s financial position after the closing, following the consummation of the mergers. See “The Mergers— Summary of Certain Renovacor Unaudited Prospective Financial Information.”
The consummation of the mergers is not conditioned upon the receipt of an opinion of counsel to the effect that the mergers will qualify for the Intended Tax Treatment, and neither Renovacor nor Rocket intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers.
The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes (the “Intended Tax Treatment”). Assuming the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of Renovacor common stock (including the Sponsor earnout shares and SPAC merger earnout shares) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Renovacor common stock for Rocket common stock in the mergers, except with respect to cash received by such U.S. holder in lieu of fractional shares of Rocket common stock.
However, it is not a condition to Renovacor’s obligation or Rocket’s obligation to consummate the transactions contemplated by the merger agreement that the mergers qualify for the Intended Tax Treatment or that Renovacor or Rocket receive an opinion from counsel to that effect. Furthermore, neither Renovacor nor Rocket intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the mergers. Accordingly, no assurance can be given that the mergers will qualify for the Intended Tax Treatment or that the IRS will not challenge the conclusion that the mergers will qualify for the Intended Tax Treatment or that a court would not sustain such a challenge. If, contrary to expectations, the mergers do not qualify for the Intended Tax Treatment, U.S. holders of Renovacor stock could be subject to U.S. federal income tax upon the receipt of Rocket common stock in the mergers.
See “Material U.S. Federal Income Tax Consequences of the mergers” for a more complete description of material U.S. federal income tax consequences of the mergers. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the mergers that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters are very complicated and the tax consequences of the mergers to each U.S. holder of Renovacor common stock may depend on such stockholder’s particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the mergers.
There is no guarantee that the Renovacor public warrants or Renovacor private warrants and the exchanged warrants received therefor in the mergers may ever be in the money, and they may expire worthless.
The exercise price for Renovacor public warrants and Renovacor private warrants is $11.50 per share. There can be no assurance that the Renovacor public warrants or Renovacor private warrants will be in the money prior to their expiration and, as such, they may expire worthless.
Renovacor (or Rocket, following the mergers) may redeem your unexpired Renovacor public warrants or Renovacor redeemable private warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrants received therefor) worthless.
Renovacor (and Rocket, following the mergers) has the ability to redeem outstanding Renovacor public warrants and outstanding Renovacor private warrants, excluding any Renovacor private warrants held by the Sponsor or its permitted transferees) (such Renovacor private warrants, “Renovacor redeemable private warrants”) at any time after they become exercisable and prior to their expiration, at $0.01 per share underlying the applicable warrant; however, the last reported sales price of Renovacor’s common stock equals or exceeds $16.00 per share (as adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation and as adjusted after giving effect to the exchanged warrants based on the exchange ratio) on each of 10 trading days within the 30 trading-day period ending on the third business day prior to the date on which Renovacor or Rocket (following the mergers), sends proper notice of such redemption, so long as during the entire 30-day trading period referred to above until the time Renovacor or Rocket (following the mergers) redeems any such warrants, Renovacor or Rocket (following the mergers) has an effective registration statement under the Securities Act covering the shares of common stock underlying such warrants. Redemption of the outstanding Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers) could force a warrantholder: (i) to exercise its Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers) and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers) at the then-current market price when it might otherwise wish to hold its Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers) or (iii) to accept the nominal redemption price which, at the time the outstanding Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers) are called for redemption, will be substantially less than the market value of its Renovacor public warrants or Renovacor redeemable private warrants (or any exchanged warrant received therefor in the mergers).
The COVID-19 outbreak may adversely affect Renovacor’s and Rocket’s ability to timely consummate the mergers.
COVID-19 and the various precautionary measures attempting to limit its spread taken by many governmental authorities worldwide has had a severe effect on global markets and the global economy. The extent to which the COVID-19 pandemic continues to impact Renovacor’s and Rocket’s respective business operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 variants and the nature and extent of governmental actions taken to contain it or treat its impact, among others. COVID-19 and official actions in response to it have made it more challenging for Renovacor, Rocket and relevant third parties to adequately staff their respective businesses and operations, and may cause delay in the companies’ ability to obtain the relevant approvals for the consummation of the mergers.
Risks Related to the Combined Company
Combining the businesses of Rocket and Renovacor may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the mergers, which may adversely affect the combined company’s business and results of operations and negatively affect the value of the combined company’s common stock.
The success of the mergers will depend on, among other things, the ability of Rocket and Renovacor to combine their businesses in a manner that facilitates growth opportunities. Rocket and Renovacor have entered into the merger agreement because each believes that the mergers and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of their respective stockholders and that combining the businesses of Rocket and Renovacor will produce benefits. See “The Mergers—Recommendation of the Renovacor Board and its Reasons for the Transaction” and “The Mergers—Recommendation of the Rocket Board and its Reasons for the Transaction.”
However, Rocket and Renovacor must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth without adversely affecting operating results. If the combined company is not able to achieve these objectives successfully, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.
An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the operating results of the combined company, which may adversely affect the value of the common stock of the combined company.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and any potential cost savings, if achieved, may be lower than what Rocket and Renovacor expect and may take longer to achieve than anticipated. If Rocket and Renovacor are not able to adequately address integration challenges, they may be unable to integrate their operations successfully or realize the anticipated benefits of the integration of the two companies.

The combined company will incur losses for the foreseeable future and might never achieve profitability.
The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis and may not continue as a going concern.
The failure to integrate the businesses and operations of Rocket and Renovacor in the expected time frame successfully may adversely affect the combined company’s future results.
Rocket and Renovacor have operated and, until the completion of the mergers, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Rocket or Renovacor employees, the loss of potential strategic partners or collaborators, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Rocket and Renovacor in order to realize the anticipated benefits of the mergers so the combined company performs as expected:
•	combining the companies’ operations and corporate functions;
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combining the businesses of Rocket and Renovacor and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the mergers, the failure of which would result in the anticipated benefits of the mergers not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in many locations;
•	integrating the companies’ technologies and technologies licensed from third parties;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
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maintaining existing agreements with suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	managing the movement of certain positions to different locations;
•	coordinating geographically dispersed organizations; and
•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals and consents.
In addition, at times the attention of certain members of Rocket’s and Renovacor’s management and each company’s respective resources may be focused on completion of the mergers and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

Third parties may terminate or alter existing contracts or relationships with Rocket or Renovacor.
Rocket and Renovacor have contracts with licensors, landlords and other business partners that require Rocket or Renovacor, as applicable, to obtain consent from these other parties in connection with the mergers, or which may otherwise contain limitations applicable to such contracts following the mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom Rocket or Renovacor currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the mergers or by a termination of the merger agreement.
After the mergers, Renovacor stockholders will have a significantly lower ownership and voting interest in Rocket than they currently have in Renovacor and will exercise less influence over management and policies of the combined company.
Based on the initial exchange ratio and the anticipated treatment of equity-based awards and the number of shares of Rocket and Renovacor common stock outstanding on October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the mergers, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock. Consequently, former Renovacor stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Renovacor.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, suppliers, distributors, consumers and other third parties due to the combination of Rocket’s and Renovacor’s businesses following the mergers. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.
Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.
Rocket and Renovacor have not historically paid cash dividends on their common stock. Whether any dividends are declared or paid to stockholders of the combined company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. The Rocket board will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:
•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;
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decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Rocket board, which could change its dividend practices at any time and for any reason;

•	the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law; and
•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.
•	Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.
The combined company is subject to risks arising from the ongoing COVID-19 pandemic.
The coronavirus pandemic continues to rapidly evolve, including as a result of new variants of COVID-19, such as the delta and omicron variants. Although many countries, including the United States, have experienced declining cases and increased vaccination rates, rises in new cases have caused certain countries, states and local geographic regions to re-initiate restrictions. The extent to which the outbreak may affect the combined company’s preclinical studies, clinical trials, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the ultimate geographic spread of the disease, the duration of the outbreak, vaccination rates and efficacy, the development of new variants of COVID-19 and their resistance to current vaccine regimens, travel restrictions, and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures, or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Future developments in these and other areas present material uncertainty and risk with respect to Renovacor’s clinical trials, business, financial condition, and results of operations.
If Rocket and Renovacor complete the mergers, the combined company may need to raise additional capital by issuing equity securities or additional debt, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations.
Additional financing may not be available to the combined company when it is needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the combined company, including Rocket’s pre-merger securityholders and Renovacor’s former securityholders. It is also possible that the terms of any new equity securities may have preferences over the combined company’s common stock. Any issuance of equity securities that causes a change in control, may require the consent of a third party, which such consent may be granted or withheld in its sole discretion. In the case of any debt financing and any lien created to secure such debt financing, and in connection with any third-party consent being required, such consent may be granted or withheld in its sole discretion. Additionally, any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the mergers, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition, or results of operations.
The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. In the past several years, global credit and financial markets have experienced volatility, instability and disruptions, including as a result of the ongoing COVID-19 pandemic. From time to time, this volatility, instability and disruption has caused, and may cause in the future, severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. For example, since early 2020, the COVID-19 pandemic has caused disruption in the financial markets both globally and in the United States. While certain negative effects of the ongoing COVID-19 pandemic have lessened as vaccines are distributed and administered and prevention and treatment methods improve, there have been and may continue to be resurgences of cases, including as a result of the emergence of variants that may be more contagious or more resistant to the vaccine and treatment options available, placing renewed and prolonged strain on both health care facilities and or the combined company. Given the inter-connectivity of the global economy, pandemic disease and health events have the potential to continue to negatively impact economic activities in many countries, including the United States. The ongoing spread of the coronavirus, including variants thereof and resurgences in geographies experiencing some relief, could have a negative material impact on the combined company’s business, prospects, financial condition and results of operation.
In addition, any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions could result in a variety of risks to the combined company’s business and its ability to raise additional capital when needed on acceptable terms, if at all. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.
Geopolitical developments, such as the Russian invasion of Ukraine or deterioration in the bilateral relationship between the United States and China, may impact government spending, international trade and market stability, and cause weaker macro-economic conditions. The impact of these developments, including any resulting sanctions, export controls or other restrictive actions that may be imposed against governmental or other entities in, for example, Russia, have in the past contributed and may in the future contribute to disruption, instability and volatility in the global markets, which in turn could adversely impact the combined company’s operations and weaken its financial results. Certain political developments may also lead to uncertainty to regulations and rules that may materially affect the combined company’s business.
Risks Related to Rocket’s Business
You should read and consider risk factors specific to Rocket’s businesses that will also affect the combined company after the completion of the Mergers. These risks are described in Part I, Item 1A of Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.
Risks Related to Renovacor
Risks Relating to Renovacor’s Financial Position and Capital Resources
Renovacor’s limited operating history may make it difficult to evaluate the success of its business to date and to assess its future viability.
Renovacor is a preclinical-stage gene therapy company with a limited operating history. Renovacor’s operations to date have been limited to organizing and staffing the company, in-licensing key intellectual property, business planning, raising capital, conducting discovery and research activities, filing and prosecuting patent applications, identifying potential product candidates and preparing to initiate and conduct clinical trials, undertaking preclinical studies, and establishing processes and arrangements with third parties for the manufacture of initial quantities of its lead product candidate and component materials necessary for its planned Phase I/II clinical trial. Renovacor’s lead product candidate is still in the preclinical development phase and other planned product candidates are in the discovery and research phase. Due to the mergers, Renovacor has suspended guidance for when it expects to submit an Investigational New Drug application (“IND”) for REN-001, its lead product candidate, or any other product candidate. Renovacor has not yet demonstrated its ability to successfully commence or complete a clinical trial, submit an IND, or submit a biologics license application (“BLA”), for a product candidate, obtain regulatory approval for any product candidate, manufacture a product at a commercial-scale or arrange for a third party to do so on its behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any assumptions you make about Renovacor’s future success or viability of its operations may not be as informed as they could be if it had a longer operating history.
Renovacor has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future.
Renovacor has incurred significant operating losses since its inception. If Renovacor’s product candidates are not successfully developed and approved, it may never generate any revenue. Renovacor’s net losses were $14.1 million and $3.2 million for the years ended December 31, 2021 and 2020, respectively, and net income for the six-months ended June 30, 2022 was $2.6 million. Renovacor had an accumulated deficit of $16.4 million as of June 30, 2022. Substantially all of Renovacor’s losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. All of Renovacor’s product candidates will require the expenditure of substantial additional development time and resources before it would be able to apply for or receive regulatory approvals and begin realizing product sales. Renovacor expects to continue to incur losses for the foreseeable future, and it anticipates these losses will significantly increase as it continues development of, seeks regulatory approval for and potentially commercializes any of its product candidates and seeks to identify, assess, acquire, in-license or develop additional product candidates. Renovacor’s prior losses, combined with expected future losses, have had and will continue to have a negative effect on its stockholders’ deficit and working capital.
Renovacor expects that it will be several years, if ever, before it has a commercialized product. Renovacor anticipates its operational expenses will increase substantially if, and as, it:
•	continues to advance its BAG3-based gene therapy products;
•	continues preclinical development of, and initiate clinical development of REN-001 and its other product candidates;
•	continues to advance the preclinical and clinical development of its earlier discovery stage programs, including through its collaboration with the University of Utah;
•	seeks to discover and develop additional product candidates;
•
establishes manufacturing processes and arrangements with third parties for the manufacture of initial quantities of its product candidates and component materials and validate clinical- and commercial-scale current good manufacturing practices (“cGMP”) facilities;

•	seeks regulatory approvals for any of its product candidates that successfully complete clinical trials; maintains, expands and protects its intellectual property portfolio;
•	acquires or in-licenses other product candidates and technologies;
•	incurs additional legal, accounting or other expenses in operating its business, including the additional costs associated with operating as a public company;
•	increases its employee headcount and related expenses to support these activities; and
•	Renovacor may never succeed in any or all of these activities and, even if it does, it may never generate revenue.
Renovacor has never generated revenue from product sales and may never achieve or maintain profitability.
Renovacor has no product candidates in clinical development or approved for commercial sale and has not generated any revenue. To become and remain profitable, Renovacor must develop and eventually commercialize product candidates with significant market potential, which will require being successful in a range of challenging activities. These activities can include successfully completing preclinical studies and initiating and successfully completing clinical trials of Renovacor’s product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products that are approved and satisfying any post-marketing requirements. Renovacor may never succeed in any or all of these activities and, even if it does, it may never generate sufficient revenues to achieve profitability. Because of the numerous risks and uncertainties associated with biologics product development, Renovacor is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability.
Even if Renovacor does achieve profitability, it may not be able to sustain or increase profitability. Renovacor’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations.
Renovacor will require additional funding in order to finance operations. If Renovacor is unable to raise capital when needed, or on acceptable terms, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.
Developing biopharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Renovacor’s operations have consumed substantial amounts of cash since inception, and it expects its expenses to increase significantly in connection with its ongoing activities, particularly as it conducts additional preclinical studies and clinical trials of, and seek regulatory and marketing approval for, its product candidates. Even if one or more of Renovacor’s product candidates is approved for commercial sale, it anticipates incurring significant costs associated with commercializing any approved product candidate. Renovacor has financed its operations primarily through private placements of its securities and the Chardan Business Combination (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Renovacor—The Chardan Business Combination”). Renovacor intends to use the additional capital made available to it to, among other uses, fund research and development of its product candidates and development programs, including the preclinical and clinical development of its lead product candidate, REN-001, with an initial focus on patients with BAG3 DCM, as well as additional indications that may benefit from BAG3-based gene therapy, as well as fund collaborative research and development with the University of Utah. Renovacor’s research and development expenses increased from $2.4 million for the year ended December 31, 2020, to $11.8 million for the year ended December 31, 2021 and increased from $4.5 million for the six months ending June 30, 2021 to $12.2 million for the six months ending June 30, 2022. As of June 30, 2022, Renovacor had $62.0 million of cash and cash equivalents. Based on Renovacor’s current business plans, it believes this will be sufficient it to fund its operating expenses and capital expenditure requirements into the fourth quarter of 2023.
Attempting to secure additional financing will divert Renovacor’s management team from day-to-day activities, which may impair or delay its ability to develop its product candidates. In addition, demands on Renovacor’s cash resources may change as a result of many factors currently unknown to it including, but not limited to, any unforeseen costs it may incur as a result of preclinical study or clinical trial delays due to the COVID-19 pandemic or other causes, and it may need to seek additional funds sooner than planned. If Renovacor is unable to obtain funding on a timely basis or at all, it may be required to significantly curtail or stop one or more of its research or development programs.
Raising additional capital may cause dilution to the Renovacor stockholders, restrict its operations or require it to relinquish rights to its technologies or product candidates.
Until and unless Renovacor can generate substantial product revenue, it expects to finance its cash needs through a combination of equity offerings and debt financings, and potentially through additional license and development agreements or strategic partnerships or collaborations with third parties. Financing may not be available in sufficient amounts or on reasonable terms. In addition, market volatility resulting from the COVID-19 pandemic or other factors could adversely impact Renovacor’s ability to access capital as and when needed. Renovacor has no commitments for any additional financing, and will likely be required to raise such financing through the sale of additional securities. If Renovacor sells equity or equity-linked securities, Renovacor’s current stockholders may be diluted, and the terms may include liquidation or other preferences that are senior to or otherwise adversely affect the rights of its stockholders. Moreover, if Renovacor issues debt, it may need to dedicate a substantial portion of its operating cash flow to paying principal and interest on such debt, and it may need to comply with operating restrictions, such as limitations on incurring additional debt, which could impair its ability to acquire, sell or license intellectual property rights, which, in turn, could impede its ability to conduct its business. Furthermore, the issuance of additional securities, whether equity or debt, by Renovacor, or the possibility of such issuance, may cause the market price of its common stock to decline.
If Renovacor raises additional funds through licensing or collaboration arrangements with third parties, it may have to relinquish valuable rights to its product candidates or grant licenses on terms that are not favorable. In addition, Renovacor may seek additional capital due to favorable market conditions or strategic considerations, even if it believes it has sufficient funds for its current or future operating plans.
Renovacor’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, Renovacor had approximately $18.5 million of federal net operating loss carryforwards (“NOLs”), and approximately $20.1 million of state apportioned net operating loss carryforwards. To the extent that Renovacor continues to generate taxable losses, unused losses will carryforward to offset future taxable income, if any, until such unused losses expire. Under Section 382 of the Code, if a corporation undergoes an ownership change (generally defined as a greater than 50 percentage points change (by value) in its equity ownership over a rolling three-year period), the corporation’s ability to use its pre-change net operating losses and other pre-change tax attributes to offset its post-change income may be limited. Currently, however, Renovacor has a full valuation allowance against the NOL, so no tax benefit is currently booked in the financials with respect to the NOLs.
The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect Renovacor’s business and its financial results and could cause a disruption to the development of its product candidates.
The coronavirus pandemic continues to rapidly evolve, including as a result of new variants of COVID-19, such as the delta and omicron variants. Although many countries, including the United States, have experienced declining cases and increased vaccination rates, rises in new cases have caused certain countries, states and local geographic regions to re-initiate restrictions. The extent to which the outbreak may affect Renovacor’s preclinical studies, clinical trials, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the ultimate geographic spread of the disease, the duration of the outbreak, vaccination rates and efficacy, the development of new variants of COVID-19 and their resistance to current vaccine regimens, travel restrictions, and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures, or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Additionally, Renovacor is unable to predict if a different pandemic could have similar or different impacts on its business, financial condition, or share price. Future developments in these and other areas present material uncertainty and risk with respect to Renovacor’s clinical trials, business, financial condition, and results of operations.
As a result of the coronavirus pandemic, or similar pandemics, Renovacor may experience disruptions that could severely impact its business, manufacturing, preclinical development activities and preclinical studies, including, but not limited to:
•
delays or disruptions in preclinical experiments and IND-enabling studies due to restrictions of on-site staff, limited or no access to animal facilities, and unforeseen circumstances at contract research organizations (“CROs”), and vendors;

•
limitations on employee or other resources that would otherwise be focused on the conduct of Renovacor’s preclinical work and any clinical trials it subsequently commences, including because of general labor shortages, sickness of employees or their families, the desire of employees to avoid travel or contact with large groups of people, an increased reliance on working from home, school closures, or mass transit disruptions;

•	supply chain shortages, including the availability of raw materials required in Renovacor’s third-party vendor’s manufacturing processes;
•
delays in necessary interactions with regulators, ethics committees, and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

•	limitations on maintaining Renovacor’s corporate culture that facilitates the transfer of institutional knowledge within its organization and fosters innovation, teamwork, and a focus on execution.
Renovacor has not yet commenced clinical trial activities for any of its product candidates. If Renovacor commences clinical trials for one or more of its product candidates, potential disruptions of those clinical activities as a result of the coronavirus pandemic or similar pandemics, include, but are not limited to:
•
interruption of key clinical trial activities, such as clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed or recommended by federal, state, or local governments, employers and others or interruption of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical study endpoints;

•	delays or difficulties in initiating or expanding clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff;
•	delays or difficulties in enrolling and retaining patients in Renovacor’s clinical trials;

•	increased rates of patients withdrawing from Renovacor’s clinical trials following enrollment as a result of contracting COVID-19 or other health conditions or being forced to quarantine;
•
interruption of, or delays in receiving, supplies of Renovacor’s product candidates from its contract development and manufacturing organizations (“CDMOs”), due to staffing shortages, production slowdowns, or stoppages and disruptions in materials and reagents;

•
diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as Renovacor’s clinical trial sites and hospital staff supporting the conduct of its clinical trials;

•	interruption or delays in the operations of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign regulatory agencies;
•
changes in regulations as part of a response to the coronavirus pandemic which may require Renovacor to change the ways in which its clinical trials are conducted, which may result in unexpected costs, or to discontinue any such clinical trials altogether;

•	delays in receiving approval from local regulatory authorities to initiate any planned clinical trials;
•
limitations on employee resources that would otherwise be focused on the conduct of Renovacor’s preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	refusal of the FDA or comparable regulatory authorities to accept data from clinical trials in affected geographies; and
•
additional delays, difficulties or interruptions as a result of current or future shutdowns due to the coronavirus pandemic, or other pandemics, in countries where Renovacor or its third-party service providers operate.

Unstable market and economic conditions may have serious adverse consequences on Renovacor’s business, financial condition and stock price.
Global financial markets have experienced, as a result of the coronavirus pandemic and other factors, and have in the past experienced, extreme volatility and disruptions, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability.
Renovacor’s general business strategy may be adversely affected by such economic conditions or the presence of a volatile business environment or unpredictable and unstable market conditions, such as the economic turmoil resulting from the spread of the ongoing COVID-19 pandemic, inflation pressures, and the current conflict between Russia and Ukraine. Further, the impacts of political unrest, including as a result geopolitical tension, such as a deterioration in the relationship between the U.S. and China or escalation in conflict between Russia and Ukraine, including any additional sanctions, export controls or other restrictive actions that may be imposed by the U.S. and/or other countries against governmental or other entities in, for example, Russia, also could lead to disruption, instability and volatility in the global markets, which may have an adverse impact on Renovacor’s business or ability to access the capital markets. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Renovacor’s growth strategy, financial performance and stock price and could require it to delay or abandon the development of preclinical studies and clinical trial plans. In addition, there is a risk that one or more of Renovacor’s current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect its ability to attain its operating goals on schedule and on budget.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing coronavirus pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies, including, in particular, for biotechnology companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing coronavirus pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of Renovacor’s common stock, regardless of its actual operating performance.
Risks Related to Renovacor’s Product Development and Government Regulation
Renovacor is very early in its research and development efforts. Renovacor’s business is dependent on its ability to advance its current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them.
Renovacor is very early in its research and development efforts and all of its product candidates are still at the preclinical stage of development. Due to the mergers, Renovacor have suspended guidance for when it expects to submit an IND with respect to its lead product candidate REN-001. Additionally, Renovacor has earlier stage programs that are in the discovery research phase and may never advance to clinical-stage development. Renovacor’s ability to generate product revenue, which it does not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of its product candidates, which may never occur. Renovacor currently generates no revenue from sales of any product and it may never be able to develop or commercialize a marketable product.
Each of Renovacor’s programs and product candidates will require additional preclinical and clinical development, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, capacity and expertise, building a commercial organization or successfully outsourcing commercialization, substantial investment and significant marketing efforts before Renovacor generate any revenue from product sales. Renovacor’s product candidates must be authorized for marketing by the FDA, or certain other foreign regulatory agencies before it may commercialize its product candidates. The clinical and commercial success of Renovacor’s product candidates will depend on several factors, including the following:
•	timely and successful completion of preclinical studies, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;
•	effective INDs or comparable foreign applications that allow commencement of Renovacor’s planned clinical trials or future clinical trials for its product candidates;
•	successful enrollment and completion of clinical trials, including under the FDA’s current Good Clinical Practices (“cGCPs”), and current Good Laboratory Practices (“cGLPs”);
•
positive results from Renovacor’s future clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of its product candidates in the intended populations;

•	receipt of marketing approvals from applicable regulatory authorities;
•	establishment of arrangements with CDMOs for clinical supply and, where applicable, commercial manufacturing capabilities;
•	establishment and maintenance of patent and trade secret protection and/or regulatory exclusivity for Renovacor’s product candidates;
•	commercial launch of Renovacor’s product candidates, if approved, whether alone or in collaboration with others;
•	acceptance of the benefits and use of Renovacor’s product candidates, including method of administration, if and when approved, by patients, the medical community and third-party payors;
•	effective competition with other therapies;
•	establishment and maintenance of healthcare coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;
•	enforcement and defense of intellectual property rights and claims; and
•	maintenance of a continued acceptable safety, tolerability and efficacy profile of Renovacor’s product candidates following approval.

If Renovacor does not succeed in one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully commercialize its product candidates, which would materially harm its business. If Renovacor is unable to advance its product candidates to clinical development, obtain regulatory approval and ultimately commercialize its product candidates, or experience significant delays in doing so, its business will be materially harmed.
Renovacor’s business is highly dependent on the success of its lead product candidate, REN-001, and its other product candidates.
Renovacor cannot guarantee that, based on its IND application for REN-001 or its other product candidates, the FDA, or any other comparable foreign regulatory authorities, will allow clinical trials to commence, or that REN-001 or its other product candidates will be approved for commercialization, on a timely basis or at all. Renovacor has not initiated and, therefore, has not previously completed any clinical trials or submitted an IND or a BLA to the FDA, or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and Renovacor cannot be certain that REN-001 or its other product candidates will be successful in clinical trials or receive regulatory approval. The FDA and other comparable global regulatory authorities can delay, limit or deny approval of a product candidate for many reasons. Any delay in obtaining, or inability to obtain, applicable regulatory approval will delay or harm Renovacor’s ability to successfully initiate clinical trials and commercialize REN-001 or its other product candidates and materially adversely affect its business, financial condition, results of operations and growth prospects.
Furthermore, because REN-001 is Renovacor’s lead product candidate and its other product candidates could be based on similar technology, if clinical trials of REN-001 encounter safety, efficacy or manufacturing problems, development delays, regulatory issues or other problems, Renovacor’s development plans for REN-001 and its other product candidates in its pipeline based on similar technology would be significantly impaired, which could materially adversely affect its business, financial condition, results of operations and growth prospects.
Renovacor’s business depends upon the success of its BAG3-based platform.
Renovacor’s success depends on its ability to utilize the exclusive rights to its BAG3-based platform to identify potential product candidates, to obtain regulatory approval for product candidates derived from the platform, and then to commercialize its product candidates addressing one or more indications. Though gene therapy product candidates have been evaluated by others in clinical trials using similar AAV vectors, Renovacor’s product candidates have never been evaluated in human clinical trials, and may experience unexpected or adverse results in the future. Renovacor is exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that it may encounter during development of its product candidates. All of Renovacor’s product candidates developed from its BAG3-based platform will require significant non-clinical studies, clinical development, review and approval by the FDA or other regulatory authorities in one or more jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. If REN-001 or any of its other product candidates encounter safety or efficacy problems, developmental delays or regulatory issues or other problems, such problems could impact the development plans for Renovacor’s other product candidates because all of its product candidates are currently based on the same core BAG3-based technology.
Additionally, a key element of Renovacor’s strategy is to use and expand its BAG3-based platform to build a pipeline of product candidates and progress those product candidates through clinical development for the treatment of a variety of different types of indications in heart failure and central nervous system diseases. Although Renovacor’s research and development efforts to date have been focused on identifying a pipeline of product candidates, it may not be able to develop product candidates that are safe and effective. Even if Renovacor is successful in building its pipeline, the potential product candidates that it identifies may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be approvable or marketable products that will receive marketing approval/authorization and achieve market acceptance. If Renovacor does not successfully develop, get approval for and begin to commercialize any product candidates, it will face difficulty in obtaining product revenue in future periods, which would result in significant harm to its financial position and adversely affect its share price.

Utilizing AAV/BAG3-based gene therapies to target BAG3 mutations represents a novel approach to the treatment of DCM, and Renovacor must overcome significant challenges in order to develop, commercialize and manufacture its product candidates.
Renovacor has concentrated its research and development efforts on developing AAV/BAG3-based gene therapies to target BAG3 mutations for the treatment of DCM. Renovacor is also aware of several companies developing gene therapies targeting heart failure, however, to its knowledge, only AavantiBio has a program under development for BAG3 DCM. The processes and requirements imposed by the FDA or other applicable regulatory authorities may cause delays and additional costs in obtaining approvals for REN-001 and Renovacor’s other product candidates. Because Renovacor’s AAV/BAG3-based gene therapy products are novel, and gene-based therapies are relatively new, regulatory agencies may lack experience in evaluating its product candidates utilizing AAV/BAG3-based gene therapies to target BAG3 mutations for patients suffering from BAG3 DCM. This novelty may lengthen the regulatory review process, including the time it takes for the FDA to review Renovacor’s IND applications, if and when submitted, increase its development costs and delay or prevent commercialization of its AAV/BAG3-based gene therapy products. Additionally, advancing novel gene therapies creates significant challenges for Renovacor, including:
•	developing a manufacturing process to produce its product candidates on a large scale and in a cost-effective manner;
•	educating medical personnel regarding the potential side-effect profile of its product candidates and, as the clinical program progresses, on any observed side effects with the therapy;
•	training a sufficient number of medical personnel on how to properly administer its product candidates;
•	developing a reliable and safe and an effective means of genetically modifying its AAV/BAG3-based gene therapies;
•	sourcing starting material suitable for clinical and commercial manufacturing; and
•	establishing sales and marketing capabilities, as well as developing a distribution network to support the commercialization of any approved products.
Renovacor must be able to overcome these challenges in order for it to develop, commercialize and manufacture its product candidates utilizing AAV/BAG3 gene therapies for its targeted indications.
The product candidates for which Renovacor intends to seek approval as biologic products may face competition sooner than anticipated.
The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”) includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a highly similar or “biosimilar” product may not be submitted to the FDA until 12 years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. In addition, complexities associated with the larger, and often more complex, structures of biological products, such as the gene products Renovacor is developing, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.
Renovacor believes that any of its product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Renovacor’s product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of Renovacor’s reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
Jurisdictions in addition to the United States have established abbreviated pathways for regulatory approval of biological products that are biosimilar to earlier approved reference products. For example, the European Union has had an established regulatory pathway for biosimilars since 2004. However, biosimilars can only be authorized once the period of data exclusivity on the reference biological medicine has expired.
The increased likelihood of biosimilar competition has increased the risk of loss of innovators’ market exclusivity. Due to this risk, and uncertainties regarding patent protection, if Renovacor’s clinical candidates are approved for marketing, it is not possible to predict the length of market exclusivity for any particular product with certainty based solely on the expiration of the relevant patent(s) or the current forms of regulatory exclusivity. It is also not possible to predict changes in United States regulatory law that might reduce biological product regulatory exclusivity. The loss of market exclusivity for a product would likely materially and negatively affect revenues and Renovacor may not generate adequate or sufficient revenues from them or be able to reach or sustain profitability.
Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. Renovacor may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its current product candidates or any future product candidates.
REN-001 and all of Renovacor’s other product candidates are in the preclinical stage of development and their risk of failure is high. It is impossible to predict when or if REN-001 or any of Renovacor’s other product candidates will receive regulatory approval. To obtain the requisite regulatory approvals to commercialize any product candidate, Renovacor must demonstrate through extensive preclinical studies and lengthy, complex and expensive clinical trials that its product candidates are safe and effective in humans. Clinical testing can take many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the clinical trial process.
The results of preclinical studies and early clinical trials or early cohorts of clinical trials of product candidates may not be predictive of the results of later-stage clinical trials or later cohorts of clinical trials. Renovacor anticipates beginning its initial clinical trials with relatively small cohorts before expanding in size in subsequent cohorts. The initial cohorts of early-stage clinical trials often involve enrollment of a small number of patients and may not be as predictive as trials with larger cohorts. Additionally, if safety issues arise in an early cohort, Renovacor may be delayed or prevented from subsequently expanding into larger trial cohorts. Renovacor may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials.
Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or to unfavorable safety profiles, notwithstanding promising results in earlier trials. There is typically a high rate of failure of product candidates proceeding through clinical trials. Most product candidates that commence clinical trials are never approved as products and there can be no assurance that any of Renovacor’s future clinical trials will ultimately be successful or support clinical development of Renovacor’s current or any of its future product candidates.
Renovacor may experience delays in initiating or completing clinical trials. Renovacor also may experience numerous unforeseen events during, or as a result of, any future clinical trials that it could conduct that could delay or prevent its ability to receive marketing approval or commercialize its lead product candidate or any future product candidates, including:
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regulators or institutional review boards (“IRBs”), the FDA or ethics committees may not authorize Renovacor or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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Renovacor may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trials of any product candidates may fail to show safety or efficacy, produce negative or inconclusive results and Renovacor may decide, or regulators may require it to conduct additional preclinical studies or clinical trials or it may decide to abandon product development programs;

•	novel therapies, such as gene therapies with less well-characterized safety profiles, may require slower or more staggered early clinical trial enrollment to adequately assess safety data;
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the number of subjects required for clinical trials of any product candidates may be larger than Renovacor anticipates, enrollment in these clinical trials may be slower than it anticipates or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than it anticipates;

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third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Renovacor in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that it add new clinical trial sites or investigators;

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Renovacor may elect to, or regulators, IRBs, or ethics committees may require that Renovacor or its investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in its trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of any of Renovacor’s product candidates may be greater than it anticipates;
•	the quality of Renovacor’s product candidates or other materials necessary to conduct clinical trials of its product candidates may be inadequate to initiate or complete a given clinical trial;
•	Renovacor’s inability or the inability of third parties to manufacture sufficient quantities of its product candidates for use in clinical trials;
•	reports from clinical testing of other therapies may raise safety or efficacy concerns about Renovacor’s product candidates;
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Renovacor’s failure to establish an appropriate safety profile for a product candidate based on clinical or preclinical data for such product candidate as well as data emerging from other studies or trials in the same class as its product candidate; and

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the FDA or applicable foreign regulatory agencies may require Renovacor to submit additional data such as long-term toxicology studies, or impose other requirements before permitting it to initiate a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the number and location of clinical sites Renovacor enroll, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the inability to obtain and maintain patient consents, the risk that enrolled participants will drop out before completion, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs or therapeutic biologics that may be approved for the indications being investigated by it. Furthermore, Renovacor expects to rely on its collaborators, CROs and clinical trial sites to ensure the proper and timely conduct of its future clinical trials, including the patient enrollment process, and Renovacor has limited influence over their performance. Additionally, Renovacor could encounter delays if treating physicians encounter unresolved ethical issues associated with enrolling patients in future clinical trials of its product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.
Renovacor could also encounter delays if a clinical trial is suspended or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities, or if a clinical trial is recommended for suspension or termination by the Data Safety Monitoring Board for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Clinical studies may also be delayed or terminated as a result of ambiguous or negative interim results. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Renovacor’s product candidates. Further, the FDA or other regulatory authorities may disagree with Renovacor’s clinical trial design and its interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for its clinical trials.
Renovacor’s product development costs will increase if it experiences delays in clinical testing or marketing approvals. Renovacor does not know whether any of its clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which Renovacor may have the exclusive right to commercialize its product candidates and may allow its competitors to bring products to market before it does, potentially impairing its ability to successfully commercialize its product candidates and harming its business and results of operations. Any delays in Renovacor’s clinical development programs may harm its business, financial condition and results of operations significantly.
There is no guarantee that the toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models.
Preclinical studies involve a lengthy and expensive process with an uncertain outcome. Some outcomes may demonstrate the need to conduct studies in different animal models or using different protocols. These outcomes may lead Renovacor to incur additional costs or experience delays in completing, or render it unable to complete, the development and commercialization of its current product candidates or any future product candidates.
Renovacor conducted a pilot study in infarcted pigs to assess the transduction efficiency and functional effect of REN-001. Renovacor later concluded that an infarcted pig model is untenable for further efficacy studies due to the variability of the infarcted phenotype and the development of neutralizing antibodies to AAV in the study animals during the study.
There is no guarantee that ongoing or future toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models. There is also no guarantee that the FDA will not reverse its interpretation of the results from past studies, such as those mentioned above.
As an organization, Renovacor has limited experience designing and no experience implementing clinical trials, and it has never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.
The design and implementation of clinical trials is a complex process. While the employees who will implement Renovacor’s clinical trials may have experience in the field, Renovacor, as an organization, has limited experience designing and no experience implementing clinical trials, and it may not successfully or cost-effectively design and implement clinical trials that achieve its desired clinical endpoints efficiently, or at all. A clinical trial that is not well designed may delay or even prevent initiation of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the product candidate on the basis of the study results, or, even if a product candidate is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or Renovacor may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding. Renovacor also is required to register certain clinical trials and post the results of certain completed clinical trials on a government-sponsored database, www.clinicaltrials.gov, within specified timeframes. Failure to do so can result in enforcement actions and adverse publicity.

Interim, topline, or preliminary data from clinical trials that Renovacor announces or publishes from time to time may change as more patient data becomes available or as it makes changes to its manufacturing processes and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, Renovacor may publicly disclose interim, topline, or preliminary data from its preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. Renovacor also makes assumptions, estimations, calculations, and conclusions as part of its analyses of interim, topline or preliminary data, and therefore it may not have received or had the opportunity to fully and carefully evaluate all data. Further, modifications or improvements to Renovacor’s manufacturing processes for a therapy may result in changes to the characteristics or behavior of the product candidates that could cause Renovacor’s product candidates to perform differently and affect the results of its ongoing clinical trials. As a result, the topline results that Renovacor reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Renovacor previously published. As a result, topline data should be viewed with caution until the final data are available.
Preliminary or interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm Renovacor’s business prospects. Additionally, disclosure of preliminary or interim data by Renovacor or by its competitors could result in volatility in the price of its common stock.
Further, others, including regulatory agencies, may not accept or agree with Renovacor’s assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and its company in general. If the interim, topline, or preliminary data that Renovacor reports differs from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, its ability to obtain approval for, and commercialize, any of its potential product candidates may be harmed, which could harm its business, operating results, prospects, or financial condition.
Even if Renovacor submits an IND to commence clinical trials for its lead product candidate, REN-001, or any of its other product candidates, the FDA may not allow testing and clinical trials to commence, or once commenced, there can be no guarantee that issues will not arise that delay, suspend or terminate such clinical trials.
Although Renovacor plans to submit an IND in connection with REN-001, Renovacor cannot be sure that submission of an IND will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of Renovacor’s product candidates remains an emerging and evolving field. Accordingly, Renovacor expects chemistry, manufacturing and control related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs. Additionally, even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND or clinical trial application, Renovacor cannot guarantee that the FDA will not change their requirements in the future.
Renovacor intends to study its product candidates in patient populations with significant comorbidities that may result in deaths or serious adverse events or unacceptable side effects and require it to abandon or limit its clinical development activities.
Patients Renovacor intends to treat with its product candidates may also receive angiotensin converting enzyme (“ACE”) inhibitors, angiotensin receptor blockers, neprilysin inhibitors, SGLT2 inhibitors, beta-adrenergic receptor antagonists, aldosterone antagonists and/or diuretics or other medical and surgical interventions in the course of treatment of their disease, and they may therefore experience side effects or adverse events, including death, that are unrelated to its product candidates. While these side effects or adverse events may be unrelated to Renovacor’s product candidates, they may still affect the timeline and ultimate success of its clinical studies. The inclusion of patients that could become critically ill during Renovacor’s clinical studies may result in deaths or other adverse medical events due to underlying disease or to other therapies or medications that these patients may receive. Any of these events could prevent Renovacor from advancing its product candidates through clinical development and from obtaining regulatory approval, which would impair its ability to commercialize its product candidates. Any inability to advance Renovacor’s existing product candidates or any other product candidate through clinical development would have a material adverse effect on its business.
Renovacor may experience difficulties identifying and enrolling patients in its clinical trials, which could delay or prevent clinical trials of its lead product candidate, REN-001, or its other product candidates.
Identifying and qualifying patients to participate in clinical trials of REN-001 is critical to Renovacor’s success. The timing of Renovacor’s clinical trials depends in part on the speed at which it can recruit patients to participate in testing REN-001, and it may experience delays in its clinical trials if it encounters difficulties in enrollment. The eligibility criteria of Renovacor’s clinical trials may limit the pool of available study participants as it will require patients to have specific characteristics that it can measure to assure their disease is either severe enough or not too advanced to include them in a clinical trial. The process of finding and diagnosing patients may prove costly. Renovacor also may not be able to identify, recruit, and enroll a sufficient number of appropriate patients to complete its clinical trials because of demographic criteria for prospective patients, the perceived risks and benefits of the product candidate under study, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. The availability and efficacy of competing therapies and clinical trials can also adversely impact enrollment. If patients are unwilling to participate in Renovacor’s trials for any reason, the timeline for recruiting patients, conducting trials, and obtaining regulatory approval of potential products may be delayed, the commercial prospects of REN-001 or its other product candidates will be harmed, and Renovacor’s ability to generate product revenue from any of these product candidates could be delayed or prevented. Furthermore, Renovacor’s inability to enroll a sufficient number of patients for its clinical trials could result in significant delays or may require Renovacor to abandon one or more clinical trials altogether. Enrollment delays in Renovacor’s clinical trials may result in increased development costs and jeopardize its ability to achieve its clinical development timeline and goals, including the dates by which it will commence, complete and receive results from clinical trials. Enrollment delays in Renovacor’s clinical trials may also jeopardize its ability to commence sales of and generate revenues from REN-001 or its other product candidates. Any of these occurrences may harm Renovacor’s business, financial condition, and prospects significantly.
REN-001 and Renovacor’s other product candidates may cause adverse events or undesirable side effects that could delay or prevent its regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
While Renovacor believes its therapeutic BAG3 gene construct is non-immunogenic and does not expect the BAG3 gene or protein to elicit a significant immune response, gene therapy is still a relatively new approach to disease treatment and adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material including adverse side effects related to the AAV vector.
Renovacor is collecting data about REN-001 and its other product candidates in preclinical studies and will continue to do so in clinical trials, if and when they begin. To date, Renovacor has only evaluated its product candidate in preclinical animal models, and Renovacor, therefore, does not know the side effect profile of its product candidates in humans. Accordingly, Renovacor may experience unexpected side effects and/or higher levels of known side effects in clinical trials, including adverse events known in gene therapies. These include the potential for, among others, infusion reaction, vector/transgene-specific toxicities and disease-/host-specific idiosyncrasy and in rare cases certain cancers.
Any adverse events or undesirable side effects caused by, or other unexpected properties of, REN-001 or Renovacor’s other product candidates could cause us, any future collaborators, an IRB or ethics committee or regulatory authorities to interrupt, delay or halt clinical trials of Renovacor’s product candidate and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. It is possible that as Renovacor progresses REN-001 or its other product candidates through preclinical and clinical development, or as the use of REN-001 or Renovacor’s other product candidates become more widespread if Renovacor receives regulatory approval, illnesses, injuries, discomforts and other adverse events that were not observed in preclinical studies or clinical trials, as well as conditions that did not occur or went undetected, will be reported by patients. If such side effects become known later in development or after approval, such findings may harm Renovacor’s business, financial condition, and prospects significantly. Further, if a serious safety issue is identified in connection with the use of REN-001 or Renovacor’s other product candidates commercially or in third-party clinical trials elsewhere, such issues may adversely affect the development potential of REN-001 or its other product candidates or result in regulatory authorities restricting its ability to develop or commercialize REN-001 or its other product candidates.
Further, if REN-001 or any of Renovacor’s other product candidates were to receive regulatory approval and Renovacor or others identify undesirable side effects caused by the product (or any other product) after the approval, a number of potentially significant negative consequences could result, including:
•	regulatory authorities may request that Renovacor recall or withdraw the product from the market or may limit the approval of the product through labeling or other means;
•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication or a precaution;
•	Renovacor may be required to change the way the product is distributed or administered, conduct additional clinical trials, or change the labeling of the product;
•	Renovacor may decide to recall or remove the product from the marketplace;
•	Renovacor could be sued and/or held liable for injury caused to individuals exposed to or taking Renovacor’s product candidates;
•	damage to the public perception of the safety of REN-001 or Renovacor’s other product candidates; and
•	Renovacor’s reputation may suffer.
Any of these events could prevent Renovacor from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing its product candidates and significantly impact its ability to successfully commercialize Renovacor’s product candidates and generate revenues, all of which would materially adversely affect Renovacor’s business, financial condition, and results of operations.
Public opinion and scrutiny of gene-based therapies for the treatment of human disease may impact public perception of Renovacor and its product candidates, or impair Renovacor’s ability to conduct its business.
Renovacor’s lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to deliver a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells for the treatment of BAG DCM. To date, there are no FDA-approved therapeutic interventions designed to address specific genetic mutations that result in heart failure. Public perception may be influenced by claims, such as claims that gene-based therapies are unsafe, unethical, or immoral. Accordingly, Renovacor’s approach may not gain the acceptance of the public or the medical community. Negative public reaction to gene-based therapy in general could result in greater government regulation and stricter labeling requirements of gene-based therapeutic products, including any of Renovacor’s product candidates, and could cause a decrease in the demand for any products it may develop. Adverse public attitudes may adversely impact Renovacor’s ability to enroll clinical trials. More restrictive government regulations or negative public opinion could have an adverse effect on Renovacor’s business or financial condition and may delay or impair the development and commercialization of Renovacor’s product candidates or demand for any products it may develop.
If Renovacor does not meet its projected development goals on the timelines it announces and expects to meet, the potential approval of its products may be delayed.
From time to time, Renovacor estimates the timing of the accomplishment of various scientific, clinical, regulatory, manufacturing and other product development goals, which it sometimes refers to as milestones. These milestones may include the commencement or completion of preclinical studies and clinical trials and the submission of regulatory filings, including IND submissions. From time to time, Renovacor may publicly announce the expected timing of some of these milestones. The achievement of all of these milestones is, and will be, based on a variety of assumptions. The actual timing for achieving these milestones can vary significantly compared to Renovacor’s estimates, in some cases for reasons beyond its control. Renovacor may experience numerous unforeseen events during, or as a result of, any future clinical trials that it conducts that could delay or prevent its ability to receive marketing approval or commercialize its product candidates.
Renovacor relies, and expects to continue to rely, on third parties to conduct, supervise, and monitor its preclinical studies, and Renovacor will rely on third parties to conduct, supervise, and monitor future clinical trials for its product candidates.
Renovacor relied on third-party CROs, study sites, and others to conduct, supervise, and monitor its preclinical studies for its product candidates and it expects to rely on third parties to similarly conduct, supervise, and monitor any future clinical trials for its product candidates. Renovacor expects to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions, and clinical investigators, to conduct its preclinical studies, and intends to rely on third parties in connection with the commencement of future clinical trials of its product candidates. Although Renovacor has and will continue to have agreements with these third parties governing their activities, it has limited influence over their actual performance and will control only certain aspects of their activities. The failure of these third parties to successfully carry out their contractual duties or meet expected deadlines, including as a result of the impact of the coronavirus pandemic, could substantially harm Renovacor’s business because it may be delayed in completing or unable to complete the studies required to support future approval of REN-001 and its other product candidates, or Renovacor may not obtain marketing approval for, or commercialize, REN-001 and its other product candidates in a timely manner or at all. Moreover, these agreements might terminate for a variety of reasons, including a failure to perform by the third parties. If Renovacor needs to enter into alternative arrangements its product development activities would be delayed and its business, financial condition, results of operations and prospects may be materially harmed.
Renovacor’s reliance on these third parties for development activities reduces its control over these activities. Nevertheless, Renovacor is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and its reliance on third parties does not relieve it of its regulatory responsibilities. For example, Renovacor will remain responsible for ensuring that each of its preclinical studies and future clinical trials is conducted in accordance with the general investigational plan and protocols for such trial. Renovacor must also ensure that its preclinical and future clinical trials are conducted in accordance with cGLP regulations, as appropriate. Moreover, the FDA and comparable foreign regulatory authorities require Renovacor to comply with cGCPs for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical investigators, and trial sites. If Renovacor or any of its third parties fail to comply with applicable cGCPs or other regulatory requirements, Renovacor or such third parties may be subject to enforcement or other legal actions, the data generated in Renovacor’s preclinical studies and future clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require it to perform additional studies.
Renovacor cannot assure that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials will comply with the applicable regulatory requirements. In addition, Renovacor’s clinical trials must be conducted with product candidates that were produced under cGMP regulations. Failure to comply with these regulations may require Renovacor to repeat clinical trials, which would delay the regulatory approval process.
If any of Renovacor’s relationships with these third parties terminate, Renovacor may not be able to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involves additional cost and requires management’s time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays could occur, which could compromise Renovacor’s ability to meet its desired development timelines.

Renovacor may expend its limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Because Renovacor has limited financial and managerial resources, it focuses on research programs, therapeutic platforms, and product candidates that it identifies for specific indications. As a result, Renovacor may forgo or delay pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential. Renovacor’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Renovacor’s spending on current and future research and development programs, therapeutic platforms, and product candidates for specific indications may not yield any commercially viable products. If Renovacor does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights.
Changes in regulatory requirements, guidance from the FDA and other regulatory authorities or unanticipated events during Renovacor’s preclinical studies and clinical trials of REN-001 or its other product candidates may result in changes to preclinical studies or clinical trials or additional preclinical or clinical trial requirements, which could result in increased costs to Renovacor and could delay its development timeline.
Regulatory requirements governing biologic drug products, including gene therapy products, are still evolving and it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for REN-001 or Renovacor’s other product candidates. Changes in regulatory requirements, FDA guidance or guidance from other regulatory agencies or unanticipated events during Renovacor’s preclinical studies or clinical trials may force it to terminate or adjust its development program.
In addition, the clinical trial requirements of the FDA and foreign regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as Renovacor’s can be more expensive and take longer than for other, better known or more extensively studied product candidates. The FDA, or the applicable regulatory authorities, may impose additional preclinical or clinical trial requirements. Amendments to clinical trial protocols would require resubmission to the FDA, or the applicable regulatory authorities as well as IRBs and ethics committees for review and approval, which may adversely impact the cost, timing or successful completion of a clinical trial. If Renovacor experiences delays completing, or if it terminates, any of its clinical trials, or if it is required to conduct additional preclinical or clinical trials, the commercial prospects for REN-001 or its other product candidates may be harmed and its ability to generate product revenue will be delayed, and it would materially adversely affect its business, financial condition, and results of operations.
In order to market any product outside of the United States, Renovacor must comply with numerous and varying regulatory requirements of other countries regarding biologic development and commercialization. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.
Renovacor is subject to various foreign, federal, and state healthcare and privacy laws and regulations, and its failure to comply with these laws and regulations could harm its results of operations and financial condition.
Renovacor’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, and customers expose it to broadly applicable foreign, federal and state fraud and abuse and other healthcare and privacy laws and regulations. These laws may constrain the business or financial arrangements and relationships through which Renovacor conducts its operations, including how it researches, markets, sells and distributes any products for which it obtains marketing approval. Such laws include:
•	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal liability and amends provisions on the reporting, investigations, enforcement and penalizing of civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS information related to payments and other “transfers of value” made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Applicable manufacturers are now also required to report such information regarding its payments or other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse-midwives during the previous year;

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the Foreign Corrupt Practices Act (“FCPA”), which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to Renovacor’s business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non- governmental third-party payors, including private insurers, or by the patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug and biologic manufacturers to file reports relating to pricing and marketing information or which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities; state and local laws that require the registration of pharmaceutical sales representatives; state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA; state and foreign governments that have enacted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals (including the EU General Data Protection Regulation 2016/679 (the “GDPR”) and the California Consumer Protection Act (the “CCPA”), and federal and state consumer protection laws are being applied to enforce regulations related to the online collection, use, and dissemination of data, thus complicating compliance efforts.
Ensuring that Renovacor’s internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations involve substantial costs. It is possible that governmental authorities will conclude that Renovacor’s business practices, including any consulting and advisory board arrangements with physicians and other healthcare providers, do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Renovacor’s operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, or similar programs in other countries or jurisdictions, disgorgement, individual imprisonment, contractual damages, reputational harm, additional reporting requirements and oversight if Renovacor becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, diminished profits and the curtailment or restructuring of its operations. Further, defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if Renovacor is successful in defending against any such actions that may be brought against it, Renovacor’s business may be impaired. If any of the physicians or other providers or entities with whom Renovacor expects to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusion from government funded healthcare programs and imprisonment. If any of the above occur, it could adversely affect Renovacor’s ability to operate its business and its results of operations.
Healthcare legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for Renovacor to obtain marketing approval of and commercialize its product candidates.
The commercial potential for Renovacor’s approved products, if any, could be affected by changes in healthcare spending and policy in the United States and abroad. Renovacor operates in a highly regulated industry. New laws, regulations or judicial decisions or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could adversely affect Renovacor’s business, operations and financial condition. The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that may affect Renovacor’s ability to profitably sell its product and product candidates, if approved. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs and biologics.
The ACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. There have been significant ongoing administrative, executive and legislative efforts to modify or eliminate the ACA. For example, the Tax Act enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the Code, commonly referred to as the individual mandate. The Trump administration issued executive orders which sought to reduce burdens associated with the ACA and modified how it was implemented. Other legislative changes have been proposed and adopted since passage of the ACA. The ACA has also been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the Texas

District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the U.S. Supreme Court and on June 17, 2021, the Supreme Court upheld the ACA and dismissed the case.
Through executive order and the American Rescue Plan Act of 2021, he Biden administration has taken steps to strengthen and build on the ACA, including by expanding the number of people who are eligible for coverage and subsidies under it. Further changes to and under the ACA remain possible. It is unknown what form any such changes or any law proposed to replace the ACA would take, and how or whether it may affect Renovacor’s business in the future. Renovacor expects that changes to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug and biologic prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.
The Budget Control Act of 2011 has resulted in reductions in spending on certain government programs, including aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year. These reductions have been extended until 2030 unless additional Congressional action is taken.
Any reduction in reimbursement from Medicare, Medicaid, or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Renovacor from being able to generate revenue, attain and maintain profitability of its product and product candidates, if approved.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 which includes a number of provisions impacting the pharmaceutical industry. Beginning in 2023, drug manufacturers will be required to pay rebates to Medicare if they increase prices faster than inflation for certain drugs used by Medicare beneficiaries. Renovacor cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Renovacor or its collaborators are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Renovacor or its collaborators are not able to maintain regulatory compliance, REN-001 or any future product candidates may lose any marketing approval that may have been obtained and Renovacor may not achieve or sustain profitability, which would materially adversely affect its business, financial condition and results of operations.
Risks Related to Manufacturing
The manufacture and distribution of Renovacor’s recombinant AAV-derived gene product candidates is complex and subject to a multitude of risks. These risks could substantially increase Renovacor’s costs, limit the clinical and commercial supply of its product candidates, and result in delays in its development or commercialization programs.
The manufacture and supply of REN-001 and Renovacor’s other product candidates based on the BAG3 gene and protein involve novel processes that are more complex than those required for most drugs and biologics and, accordingly, present significant challenges and are subject to multiple risks.
Renovacor’s product candidates require processing steps that are more complex than those required for most small molecule drugs. These are complex biological processes which include transfection of the gene of interest into a viral vector, production of viral vector in a host cell line, purification and characterization of the vector gene product. Moreover, unlike small molecules, the physical and chemical properties of a biologic such as Renovacor’s generally cannot be fully characterized. Accordingly, Renovacor will employ multiple analytical methods to control the manufacturing process to assure that the process works consistently and the product candidate is made strictly and consistently in compliance with current regulatory expectations. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, low lot yields, product recalls, product liability claims or insufficient inventory. As a result, Renovacor may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA or other applicable standards or specifications with consistent and acceptable production yields and costs. Accordingly, Renovacor expects chemistry, manufacturing and control of related topics, including product release specifications, will be a focus of IND reviews, which may delay the clearance of INDs.
In addition, the FDA and other regulatory authorities may require Renovacor to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA or other regulatory authorities may require that Renovacor not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures, low lot yields or product recalls. Lot failures, low lot yields or product recalls could cause Renovacor to delay product launches or clinical trials, which could be costly to and otherwise harm its business, financial condition, results of operations and prospects.
As a result of the complexities in manufacturing biologics and distributing gene therapies, the cost to manufacture and distribute biologics and gene therapies in general, and Renovacor’s gene product candidates in particular, is generally higher than traditional small molecule chemical compounds. In addition, Renovacor’s cost of goods development is at an early stage. The actual cost to manufacture and process Renovacor’s product candidates could be greater than it expects and could materially and adversely affect the commercial viability of REN-001 and its other product candidates.
Renovacor currently relies on and expect to continue to rely on third parties for the manufacture of its product candidates for development and such reliance may adversely affect its future profit margins and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.
Renovacor currently does not operate manufacturing facilities and rely, and will continue to rely, on CDMOs for the manufacture of its product candidates and related raw materials for clinical and preclinical development and expect to rely on third parties for commercial manufacture if any of its product candidates receive marketing approval. Renovacor has partnered with CDMOs for the manufacture and supply of certain of its product candidates for future clinical development, but Renovacor may partner with other third-party manufacturers for supplies in future clinical development. Renovacor has not yet secured manufacturing capabilities for commercial quantities of its product candidates. The competition for gene therapy contract development, manufacturing and testing is intense and Renovacor may be unable to negotiate binding agreements with the manufacturers to support its potential commercialization activities at commercially reasonable terms. Further, even with contractual agreements in place for the production and supply of its product candidates and related raw materials for its future clinical development, there can be no assurance the CDMOs or the manufacturing facilities will meet Renovacor’s demands on schedule or at all.
The facilities that may in the future be used by us, third-party CDMOs or any other manufacturers with which Renovacor may collaborate must be approved by the FDA pursuant to inspections that will be conducted after it submits a BLA to the FDA. For manufacturing facilities in which Renovacor does not operate, it does not control the manufacturing process of, and are completely dependent on, CDMOs for compliance with cGMP requirements for manufacture of biologic products. If these CDMOs cannot successfully manufacture material that conforms to Renovacor’s specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Renovacor has no control over the ability of CDMOs to maintain adequate quality control and quality assurance. The CDMOs may also encounter problems hiring and retaining the experienced scientific, quality-control and manufacturing personnel needed to operate the required manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Renovacor’s product candidates or if it withdraws any such approval in the future, Renovacor may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain regulatory approval for or market its product candidates, if approved. Renovacor’s failure, or the failure of its CDMOs, to comply with applicable regulations could result in sanctions being imposed on Renovacor, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of its product candidates.
Renovacor’s CDMO’s failure to execute on manufacturing requirements, to do so on commercially reasonable terms and comply with cGMP could adversely affect its business in a number of ways, including:
•	an inability to initiate or continue clinical trials of REN-001 or Renovacor’s other product candidates under development;
•	delay in submitting regulatory applications, or receiving marketing approvals, for Renovacor’s product candidates;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;
•	requirements to cease development or to recall batches of Renovacor’s product candidates; and
•	in the event of approval to market and commercialize REN-001 or Renovacor’s other product candidates, an inability to meet commercial demands for REN-001 or its other product candidates.
Any performance failure on the part of Renovacor or its existing or future CDMOs could delay clinical development or marketing approval, and any related remedial measures may be costly or time consuming to implement. If Renovacor’s current CDMOs cannot perform as agreed, it may be required to replace such manufacturers and it may be unable to replace them on a timely basis, with attractive terms or at all.
Renovacor’s current and anticipated future dependence upon CDMOs for the manufacture of its product candidates or products may adversely affect its future profit margins and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Renovacor’s product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of preclinical studies and clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase costs, delay approval of Renovacor’s product candidates and jeopardize its ability to commence sales and generate revenue.
CDMOs and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.
Renovacor’s CDMOs and suppliers may use hazardous materials, including potent chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. The operations of Renovacor’s CDMOs and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair Renovacor’s product development efforts. In addition, Renovacor cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Renovacor does not carry specific biological or hazardous waste insurance coverage, and its property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, Renovacor could be held liable for damages or be penalized with fines in an amount exceeding its resources, and its clinical trials or regulatory approvals could be suspended.
Any contamination in Renovacor’s CDMO process, shortages of raw materials, labor or reagents or failure of any of its key suppliers to deliver necessary components of its platform could result in delays in Renovacor’s clinical development or marketing schedules.
Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect Renovacor’s or its third-party vendor’s ability to produce its gene therapies on schedule and could therefore harm its results of operations and cause reputational damage.
The raw materials required in Renovacor’s third-party vendor’s manufacturing processes are derived from biological sources. Renovacor cannot be assured that its third-party vendors have, or will be able to obtain on commercially reasonable terms, or at all, sufficient rights to these materials derived from biological sources. Such raw materials are difficult to procure, may be difficult to substitute and may also be subject to contamination or recall. Further, COVID-19 has impacted supply chains globally, and my make it difficult for Renovacor’s third-party vendors to procure necessary materials in the future. A material shortage, contamination, recall, or restriction on the use of biologically derived substances in the manufacture of Renovacor’s product candidates could adversely impact or disrupt the clinical trials and commercial manufacturing of its product candidates, which could materially and adversely affect its operating results and development timelines.
Renovacor relies and will continue to rely on third-party suppliers for the supply and manufacture of certain components of its technology. Renovacor currently relies on a limited number of CDMOs as the suppliers of its preclinical and clinical materials for REN-001 and its other product candidates. Even if Renovacor was able to source REN-001 or its other product candidates from alternative suppliers or produce them by itself, such alternatives may cost more, result in lower yields or not be as suitable for its purposes. Should Renovacor’s ability to procure these material components from its suppliers be compromised, its ability to operate continuously would be impaired until an alternative supplier is sourced, qualified and tested, which could limit its ability to produce a clinical and commercial supply of its product candidates and harm its business.
Risks Related to Commercialization of Renovacor’s Product Candidates
If Renovacor is unable to successfully commercialize REN-001 or any of its other product candidates for which it receives regulatory approval, or experience significant delays in doing so, its business will be materially harmed.
If Renovacor is successful in obtaining marketing approval from applicable regulatory authorities for REN-001 or any of its other product candidates, its ability to generate revenues from such product candidates will depend on its success in:
•	launching commercial sales of Renovacor’s product candidates, whether alone or in collaboration with others;
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receiving an approved label with claims that are necessary or desirable for successful marketing, and that does not contain safety or other limitations that would impede Renovacor’s ability to market its product candidates;

•	creating market demand for Renovacor’s product candidates through marketing, sales and promotion activities;
•	hiring, training, and deploying a sales force or contracting with third parties to commercialize Renovacor’s product candidates;
•	manufacturing, either on Renovacor’s own or through third parties, product candidates in sufficient quantities and at acceptable quality and cost to meet commercial demand at launch and thereafter;
•	establishing and maintaining agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;
•	creating partnerships with, or offering licenses to, third parties to promote and sell product candidates in foreign markets where Renovacor receive marketing approval;
•	maintaining patent and trade secret protection and regulatory exclusivity for Renovacor’s product candidates;
•	achieving market acceptance of Renovacor’s product candidates by patients, the medical community, and third-party payors;
•	achieving appropriate reimbursement for Renovacor’s product candidates;
•	effectively competing with other therapies; and
•	maintaining an acceptable tolerability profile of Renovacor’s product candidates following launch.
To the extent Renovacor is not able to do any of the foregoing, its business, financial condition, results of operations and prospects will be materially harmed.
Renovacor faces significant competition, and if its competitors develop product candidates more rapidly than it does or their product candidates are more effective, Renovacor’s ability to develop and successfully commercialize products may be adversely affected.
The biopharmaceutical and pharmaceutical industries are characterized by rapid innovation, intense and dynamic competition and a strong emphasis on proprietary and novel products and product candidates. While

Renovacor believes that its technology, scientific knowledge and foundational understanding in the field of BAG3 mutations provide it with competitive advantages, it faces potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biopharmaceutical companies, academic institutions and governmental agencies and public and private research institutions, as well as standard-of-care treatments, new products undergoing development and combinations of existing and new therapies. Any product candidates that Renovacor successfully develops and commercializes will compete with existing therapies and new therapies, including combinations thereof, that may become available in the future. Renovacor competes with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect its level of expertise and its ability to execute its business plan. Renovacor will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Renovacor is developing a pipeline of BAG3-based therapies for diseases of high unmet medical need associated with BAG3 biology. While Renovacor believes its proposed therapeutic intervention for BAG3 DCM derived from its AAV/BAG3 gene therapy product is significantly differentiated, a number of companies are currently focused on drug development and other therapies for the treatment of heart failure. Renovacor’s principal competitors in the field of cardiomyopathy include, but are not limited to, Bayer AG, BioMarin Pharmaceutical, BridgeBio, Bristol-Myers Squibb Company, Cytokinetics, DiNAQOR AG, Ionis Pharmaceuticals, Sardocor Corp., Skyline Therapeutics, Tenaya Therapeutics and Takeda Pharmaceutical Company Limited. Renovacor is also aware of several companies developing gene therapies targeting heart failure, however, to its knowledge, only AavantiBio has a program under development for BAG3 DCM. These companies may compete with Renovacor in recruiting human capital and securing licenses to complementary technologies that may be critical to the success of its business. They also compete with Renovacor for potential funding from the biotechnology and pharmaceutical industries. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additionally, there may be other companies pursuing therapeutic candidates from which Renovacor faces current or future competition.
Many of Renovacor’s competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than it does. If Renovacor successfully obtains approval for any product candidate, it will face competition based on many different factors, including the safety and effectiveness of its products, the ease with which its products can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, more convenient, less expensive or marketed and sold more effectively than any products Renovacor may develop. Renovacor’s competitors also may obtain FDA or other regulatory approval for their products more rapidly than Renovacor may obtain approval for its own, which could result in Renovacor’s competitors establishing a strong market position before it is able to enter the market. Competitive products may make any products Renovacor develops obsolete or noncompetitive before it recovers the expense of developing and commercializing its product candidates. If Renovacor is unable to compete effectively, its opportunity to generate revenue from the sale of the products it may develop, if approved, could be adversely affected.
Renovacor expects to face uncertainty regarding the pricing of its existing product candidates and any other product candidates that it may develop.
Due to the novel nature of Renovacor’s product candidates, it faces significant uncertainty as to the pricing of any such products for which it may receive marketing approval. While Renovacor anticipates that pricing for any product candidates that it develops will be relatively high due to their anticipated use in the prevention or treatment of life-threatening diseases where therapeutic options are limited, the biopharmaceutical industry has recently experienced significant pricing pressures. In particular, drug pricing and other healthcare costs continue to be subject to intense political and societal pressures, which Renovacor anticipates will continue and escalate on a global basis. These pressures may result in harm to Renovacor’s business and reputation, cause its stock price to decline or experience periods of volatility and adversely affect results of operations and its ability to raise funds.

The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new products could limit Renovacor’s product revenues.
Renovacor’s ability to commercialize its lead product candidate, REN-001, or any of its other product candidates successfully will depend in part on the extent to which reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. In the United States, the principal decisions about reimbursement for new therapies are typically made by Centers for Medicare and Medicaid Services, an agency within the U.S. Department of Health and Human Services (“CMS”). CMS decides whether and to what extent a new therapy will be covered and reimbursed under Medicare, and private payors tend to follow CMS determinations to a substantial degree. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments, such as gene therapy. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products by government and third-party payors. In particular, there is no body of established practices and precedents for reimbursement of gene therapy, and it is difficult to predict what the regulatory authority or private payor will decide with respect to reimbursement levels for novel products such as Renovacor’s. Renovacor’s products may not qualify for coverage or direct reimbursement, or may be subject to limited reimbursement. If reimbursement or insurance coverage is not available, or is available only to limited levels, Renovacor may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be sufficient to allow Renovacor to establish or maintain pricing to generate income.
In addition, reimbursement agencies in foreign jurisdictions may be more conservative than those in the United States. Accordingly, in markets outside the United States, the reimbursement for Renovacor’s products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits. Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for Renovacor’s product candidates. Failure to obtain or maintain adequate reimbursement for any products for which Renovacor receives marketing approval will adversely affect its ability to achieve commercial success, and could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize products, and its overall financial condition.
Even if Renovacor obtains regulatory and marketing approval for a product candidate, its product candidates will remain subject to regulatory oversight and Renovacor may be subject to penalties and other penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its product candidates.
Even if Renovacor receives marketing and regulatory approval for REN-001 or any of its other product candidates, regulatory authorities may still impose significant restrictions on the indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. REN-001 and Renovacor’s other product candidates will also be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. The FDA has significant post-market authority, including, for example, the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate serious safety risks related to the use of a biologic. Any regulatory approvals that Renovacor receives for REN-001 or its other product candidates may also be subject to a risk evaluation and mitigation strategy (“REMS”), limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including post-approval clinical trials, and surveillance to monitor the quality, safety and efficacy of the product, all of which could lead to lower sales volume and revenue. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.
In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.
If Renovacor or its contractors fail to comply with applicable regulatory requirements following approval of REN-001 or its other product candidates, a regulatory authority may:
•	issue a warning letter asserting that Renovacor is in violation of the law;
•	request voluntary product recalls;
•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;
•	suspend or withdraw regulatory approval;
•	suspend any ongoing clinical trials;
•	refuse to approve a pending BLA or comparable foreign marketing application (or any supplements thereto);
•	restrict the marketing or manufacturing of the product;
•	seize or detain the product or otherwise require the withdrawal of the product from the market;
•	refuse to permit the import or export of product candidates; or
•	refuse to allow Renovacor to enter into supply contracts, including government contracts.
Any government investigation of alleged violations of law could require Renovacor to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Renovacor’s ability to commercialize REN-001 or its other product candidates and adversely affect its business, financial condition, results of operations, and prospects.
Even if Renovacor receives marketing approval for REN-001 or its other product candidates, it may not achieve broad market acceptance.
The commercial success of Renovacor’s lead product candidate, REN-001, or its other product candidates, if developed and approved for marketing by the FDA or comparable foreign regulatory authority, will depend upon the awareness and acceptance of REN-001 or such other product candidate among the medical community, including physicians, patients, advocacy groups and healthcare payors. Market acceptance of Renovacor’s product candidates, if approved, will depend on a number of factors, including, among others:
•	the prevalence and severity of any adverse side effects associated with Renovacor’s product candidates;
•	limitations or warnings contained in the labeling approved for Renovacor’s product candidates by the FDA or comparable foreign regulatory authority, such as a “black box” warning;
•	availability of alternative treatments, including any competitive therapies in development that could be approved or commercially launched prior to approval of Renovacor’s product candidates;
•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•	the strength of marketing and distribution support and timing of market introduction of competitive products;
•	pricing;
•	payor acceptance;
•	the impact of any future changes to the healthcare system in the United States;
•	the effectiveness of Renovacor’s sales and marketing strategies; and

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the likelihood that the FDA may require development of a REMS, as a condition of approval or post-approval or may not agree with Renovacor’s proposed REMS or may impose additional requirements that limit the promotion, advertising, distribution or sales of its product candidates.

If REN-001 or any of Renovacor’s other product candidates are approved but do not achieve an adequate level of acceptance by patients, advocacy groups, physicians and payors, Renovacor may not generate sufficient revenue to become or remain profitable and its business, financial condition, and results of operations could be materially adversely affected. Renovacor’s efforts to educate the medical community and third-party payors about the benefits of REN-001 and its other product candidates may require significant resources and may never be successful.
Even if Renovacor receives marketing approval for REN-001 or its other product candidates in the United States, it may never receive regulatory approval to market REN-001 or its other product candidates outside of the United States.
In order to market any product outside of the United States, Renovacor must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other jurisdictions, including potential additional clinical trials and/or preclinical studies. Approval procedures vary among jurisdictions and can involve additional testing and additional administrative review periods. The time required to obtain approvals in other jurisdictions might differ from that required to obtain FDA approval. The marketing approval processes in other jurisdictions may implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many jurisdictions outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval can result in substantial delays in bringing products to market in such jurisdictions. Marketing approval in one jurisdiction does not necessarily ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory process or commercial activities in others. Failure to obtain marketing approval in other jurisdictions or any delay or other setback in obtaining such approval would impair Renovacor’s ability to market a product candidate in such foreign markets. Any such impairment would reduce the size of Renovacor’s potential market, which could have a material adverse impact on its business, financial condition, results of operations, and prospects.
Renovacor may be unable to establish effective marketing, sales and distribution capabilities or enter into agreements with third parties to market and sell REN-001 or its other product candidates, if approved.
Renovacor currently does not have a commercial infrastructure for the marketing, sale, and distribution of its lead product candidate, REN-001, or its other product candidates. If REN-001 or Renovacor’s other product candidates receive marketing approval, it intends to commercialize such product candidates in the United States and potentially in other geographies. In order to commercialize Renovacor’s products, it must build its marketing, sales, and distribution capabilities or make arrangements with third parties to perform these services. Renovacor may not be successful in doing so. Should Renovacor decide to move forward in developing its own marketing capabilities, Renovacor may incur expenses prior to product launch or even approval in order to recruit a sales force and develop a marketing and sales infrastructure. If a commercial launch is delayed as a result of the FDA’s or comparable foreign regulatory authority’s requirements or for other reasons, Renovacor would incur these expenses prior to being able to realize any revenue from sales of REN-001 and its other product candidates. Even if Renovacor is able to effectively hire a sales force and develop a marketing and sales infrastructure, its sales force and marketing teams may not be successful in commercializing REN-001 or its other product candidates. This may be costly, and Renovacor’s investment would be lost if it cannot retain or reposition its sales and marketing personnel.
Renovacor may also or alternatively decide to collaborate with third-party marketing and sales organizations to commercialize any approved product candidates in the United States, in which event, its ability to generate product revenues may be limited. To the extent Renovacor relies on third parties to commercialize any products for which it obtains regulatory approval, Renovacor may receive less revenues than if it commercialized these products itself, which could materially harm Renovacor’s prospects. In addition, Renovacor would have less control over the sales efforts of any other third parties involved in its commercialization efforts and could be held liable if they failed to comply with applicable legal or regulatory requirements.
Renovacor has no prior experience in the marketing, sale, and distribution of biopharmaceutical products, and there are significant risks involved in building and managing a commercial infrastructure. The establishment and development of commercial capabilities, including compliance plans, to market any products Renovacor may develop will be expensive and time-consuming and could delay any product launch, and it may not be able to develop this capability successfully. Renovacor will have to compete with other biopharmaceutical and pharmaceutical companies to recruit, hire, train, manage, and retain marketing and sales personnel, which is expensive and time consuming and could delay any product launch. Developing Renovacor’s sales capabilities may also divert resources and management attention away from product development.
In the event Renovacor is unable to develop a marketing and sales infrastructure, it may not be able to commercialize REN-001 or its other product candidates in the United States or elsewhere, which could limit its ability to generate product revenues and materially harm its business, financial condition, results of operations and prospects.
If the market opportunities for Renovacor’s products are smaller than it believes they are, its revenue may be adversely affected, and its business may suffer.
The initial planned clinical trials for REN-001 are designed to evaluate its safety and tolerability in humans, as well as efficacy in the treatment of patients with BAG3 DCM. Renovacor does not know at this time whether REN-001 or any of its other product candidates will be safe for use in humans or produce efficacious results. Subsequently, Renovacor plans to conduct additional clinical trials in related indications, but there is no guarantee that product candidates it develops, even if approved for multiple related indications, would be approved for others, and, prior to any such approvals, it may have to conduct additional clinical trials.
Renovacor focuses its research and product development on the use of AAV/BAG3-based gene therapy platforms for the treatment of a variety of different types of indications in heart failure and central nervous system diseases. Renovacor’s projections of both the number of people who have BAG3 mutations, as well as the subset of people with these mutations who have the potential to benefit from treatment with its product candidates, are based on beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of such mutations. The total addressable market across all of Renovacor’s product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of its product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of its product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug and biologic pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with Renovacor’s products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect its results of operations and its business.
Risks Related to Renovacor’s Intellectual Property
If Renovacor is unable to protect its intellectual property and its proprietary technologies, it may not be able to compete effectively in the market.
Renovacor’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for REN-001 and any of its other product candidates, proprietary technologies and their uses as well as its ability to operate without infringing upon the proprietary rights of others. If Renovacor is unable to protect its intellectual property rights or if its intellectual property rights are inadequate for its technology or its product candidates, its competitive position could be harmed, which could have a material adverse impact on its business, results of operations, financial conditions and prospects. Renovacor generally seeks to protect its proprietary position by filing patent applications in the United States and abroad related to REN-001 and any of its other product candidates, proprietary technologies and their uses that are important to its business. Renovacor’s patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that Renovacor’s patent applications will result in patents being issued or that issued patents will afford sufficient protection to prevent competitors from using identical or similar technology, nor can there be any assurance that the patents if issued will be sufficiently broad or will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Renovacor’s proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Renovacor’s rights or permit it to gain or keep any competitive advantage. These uncertainties and/or limitations in Renovacor’s ability to properly protect the intellectual property rights relating to REN-001 and any of its other product candidates could have a material adverse effect on its financial condition and results of operations.
Although Renovacor licenses issued patents in the U.S., Europe and Japan and licenses or jointly owns pending patent applications in the United States and foreign countries, it cannot be certain that the claims in these U.S. pending patent applications, corresponding international patent applications and patent applications in certain foreign countries will be considered patentable by the United States Patent and Trademark Office (the “USPTO”), courts in the United States or by the patent offices and courts in foreign countries, nor can Renovacor be certain that the claims in its issued patents will not be found invalid or unenforceable if challenged.
The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Renovacor or any of its potential future collaborators will be successful in protecting REN-001 and any of its other product candidates by obtaining and defending patents. These risks and uncertainties include the following:
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the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;
•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;
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Renovacor’s competitors, many of whom have substantially greater resources than Renovacor does and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block its ability to make, use and sell REN-001 and any of its other product candidates;

•
there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products.

The patent prosecution process is also expensive and time consuming, and Renovacor may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that Renovacor will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, Renovacor does not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, directed to technology that it licenses from third parties. Renovacor may also require the cooperation of its licensor in order to enforce the licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of its business. Renovacor cannot be certain that patent prosecution and maintenance activities by its licensors have been or will be conducted in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. If they fail to do so, this could cause Renovacor to lose rights in any applicable intellectual property that it in-licenses, and as a result its ability to develop and commercialize products or product candidates may be adversely affected and it may be unable to prevent competitors from making, using and selling competing products.

In addition, although Renovacor enters into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of its research and development output, such as its employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing Renovacor’s ability to seek patent protection.
Renovacor relies on licenses of intellectual property from Temple and may license intellectual property from other third parties in the future, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms, if at all, and its licensors may be unable to obtain and maintain patent protection for the technology or products that they license to it.
Renovacor has acquired rights to the intellectual property underlying REN-001 through a license agreement with Temple University of the Commonwealth System of Higher Education (“Temple”), dated August 12, 2019, and amended on September 13, 2022 (collectively the “Temple License Agreement”), and it has also entered into a research and development collaboration with the University of Utah (“Utah”) that grants, under certain conditions, Renovacor an option for an exclusive license to inventions generated from the collaboration. Additionally, Renovacor may in the future enter into license agreements with other third parties for intellectual property rights or assets. Renovacor is heavily reliant on licenses to the patent rights and proprietary technology from Temple provided to it under the License Agreement, and these licenses are necessary to the development of its technology and products, including the technology related to REN-001. These and other licenses may not provide adequate rights to use such technology in all relevant fields of use. Licenses to additional third-party technology that may be required for Renovacor’s development programs may not be available in the future or may not be available on commercially reasonable terms, which could have a material adverse effect on its business.
In some circumstances, Renovacor may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that it licenses from Temple and other third parties in the future. In addition, some of Renovacor’s agreements with its licensors require obtaining consent from the licensor before it can enforce patent rights and the licensor may withhold such consent or may not provide it on a timely basis. Thus, Renovacor cannot be certain that these patents and applications will be prosecuted and enforced in a manner consistent with the best interests of its business. In addition, if third parties from whom Renovacor licenses patents fail to maintain such patents, or lose rights to those patents, the rights it has licensed may be reduced or eliminated.
If Renovacor fails to comply with its obligations in the License Agreement under which it licenses intellectual property and other rights from Temple or otherwise experiences disruptions to its business relationships with Temple, Renovacor could lose license rights that are important to its business.
Renovacor’s commercial success depends in part on the maintenance of its license agreements. Renovacor has acquired rights to the intellectual property underlying REN-001 through the License Agreement with Temple, and has the right under certain conditions to acquire an exclusive license to inventions generated from its collaboration with Utah, and may in the future enter into other license agreements with third parties for other intellectual property rights or assets. The License Agreement imposes, and future license agreements may impose, various diligence, milestone payment, royalty, and other obligations on us. If Renovacor fails to comply with its obligations under the License Agreement or any future license agreements with any party, or are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event Renovacor would not be able to market products covered by the license. The License Agreement further provides Temple with a right to terminate the License Agreement for Renovacor’s material breach or default under the agreement, including the failure to make any required milestone or other payments. Should Temple exercise such a termination right, Renovacor would lose its right to the intellectual property under the License Agreement, and such loss may materially harm its business.
Renovacor may need to obtain licenses from third parties to advance its research or allow commercialization of REN-001 and any of its other product candidates, and Renovacor cannot provide any assurances that third-party patents do not exist, which might be enforced against REN-001 and any of its other product candidates in the absence of such a license. Renovacor may fail to obtain any of these licenses on commercially reasonable terms, if at all, which could have a material adverse effect on its business and financial condition. Even if Renovacor is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies. In that event, Renovacor may be required to expend significant time and resources to develop or license replacement technology. If Renovacor is unable to do so, it may be unable to develop or commercialize the affected product candidates, which could materially harm its business and the third parties owning such intellectual property rights could seek either an injunction prohibiting Renovacor’s sales, or, with respect to its sales, an obligation on its part to pay royalties or other forms of compensation. Licensing of intellectual property is of critical importance to Renovacor’s business and involves complex legal, business and scientific issues. Disputes may arise between Renovacor and its licensors regarding intellectual property subject to a license agreement, including:
•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	whether and the extent to which Renovacor’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
•	Renovacor’s right to sublicense patents and other rights to third parties;
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Renovacor’s diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of REN-001 and any of its other product candidates, and what activities satisfy those diligence obligations;

•	Renovacor’s right to transfer or assign the license;
•	the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Renovacor and its licensors; and
•	the priority of invention of patented technology.
If disputes over intellectual property that Renovacor has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, it may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on its business.
In addition, certain of Renovacor’s agreements may limit or delay its ability to consummate certain transactions, may impact the value of those transactions, or may limit its ability to pursue certain activities. For example, if Renovacor chooses to sublicense or assign to any third parties its rights under its existing license agreements with respect to any licensed product, it may be required to pay a specified percentage of all revenue to be received in connection with such transaction.
Renovacor may need to obtain a license from REGENXBIO Inc. to develop and commercialize REN-001 and any of its other product candidates, and it cannot provide any assurances that it will be able to obtain such license.
Renovacor is aware of patents issued to REGENXBIO Inc. that claim AAV vectors that have an AAV9 capsid serotype. As such, Renovacor may need to obtain a license from REGENXBIO Inc. to develop and commercialize REN-001 and any of its other product candidates utilizing the AAV9 capsid serotype. If Renovacor commercializes any of its product candidates utilizing the AAV9 capsid serotype prior to the expiry of those patents in January 2026 without a license, it is possible that REGENXBIO Inc. could bring an action claiming infringement. If Renovacor fails to obtain a license from REGENXBIO Inc. on commercially reasonable terms, or at all, this could have a material adverse effect on its business and financial condition. Even if Renovacor is able to obtain such a license, it may be non-exclusive, thereby giving its competitors access to the same technologies or intellectual property rights licensed to it. In the event that Renovacor fails to obtain a license from REGENXBIO Inc., it may be required to expend significant time and resources to develop or license replacement technology which may be impossible or require substantial time and monetary expenditure. If Renovacor is unable to do so, it may be unable to develop and commercialize the affected product candidates, including its lead product candidate REN-001, which could materially harm Renovacor’s business and if it fails to obtain a license, REGENXBIO Inc. could seek either an injunction prohibiting Renovacor’s sales, or, with respect to its sales, an obligation on Renovacor’s part to pay royalties or other forms of compensation, which could limit its ability to generate revenue or achieve profitability. A finding of infringement could prevent Renovacor from commercializing its lead product candidate REN-001, which could harm its business, possibly prevent it from generating revenue sufficient to sustain its operations and force it to cease some of its business operations. In addition, under certain circumstances, Renovacor could be held liable for substantial monetary damages, potentially including enhanced damages and attorney fees if it is found to have willfully infringed the patent. Renovacor expects that it will be at least several years, if ever, and in any event beyond January 2026, before it is able to commercialize it lead product candidate, and thus the need for a license from REGENXBIO Inc. with respect to commercialization of REN-001 is expected to be remote.
If the scope of any patent protection Renovacor obtains is not sufficiently broad, or if it loses any of its patent protection, its ability to prevent its competitors from developing and commercializing similar or identical product candidates would be adversely affected.
The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of Renovacor’s patent rights are highly uncertain. Renovacor’s pending and future patent applications may not result in patents being issued, which protect its product candidates or which effectively prevent others from commercializing competitive product candidates.
Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications Renovacor licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide it with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide Renovacor with any competitive advantage. Any patents that Renovacor licenses or owns may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, Renovacor does not know whether REN-001 and any of its other product candidates will be protectable or remain protected by valid and enforceable patents. Renovacor’s competitors or other third parties may be able to circumvent its patents by developing similar or alternative technologies or products in a non-infringing manner, which could materially adversely affect its business, financial condition, results of operations and prospects.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Renovacor’s patents may not cover REN-001 and any of its other product candidates or may be challenged in the courts or patent offices in the United States and abroad. Renovacor may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review (“PGR”), and inter partes review (“IPR”), or other similar proceedings in the USPTO or foreign patent offices challenging its patent rights. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Renovacor cannot be certain that there is no invalidating prior art, of which Renovacor or its predecessors and the patent examiner were unaware during prosecution. There is no assurance that all potentially relevant prior art relating to Renovacor’s patents and patent applications or those of its licensors has been found. There is also no assurance that there is not prior art of which we, Renovacor’s predecessors or licensors are aware, but which Renovacor does not believe affects the validity or enforceability of a claim in its patents and patent applications or those of its licensors, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, Renovacor’s patent rights, allow third parties to commercialize REN-001 and any of Renovacor’s other product candidates and compete directly with us, without payment to us. Such loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable could limit Renovacor’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of REN-001 and any of its other product candidates. Such proceedings also may result in substantial costs and require significant time from Renovacor’s scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by Renovacor’s patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with Renovacor to license, develop or commercialize current or future product candidates.
The patent protection and patent prosecution for some of Renovacor’s product candidates may be dependent on third parties and the failure to appropriately prosecute and maintain patent protection for patents covering REN-001 and any of its other product candidates, may adversely impact its ability to develop and commercialize those product candidates.
Renovacor or its licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, Renovacor may miss potential opportunities to strengthen its patent position. It is possible that defects of form in the preparation or filing of Renovacor’s patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If Renovacor or its licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If Renovacor’s licensors are not fully cooperative or disagree with it as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of Renovacor’s patents or patent applications, such patents may be invalid or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair Renovacor’s ability to prevent competition from third parties, which may have an adverse impact on its business.
As a licensee of third parties, Renovacor relies on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under some of its license agreements. Renovacor has not had and does not have primary control over these activities for certain of its patents or patent applications and other intellectual property rights. Renovacor cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of Renovacor’s licensors, the licensors may have the right to control enforcement of these licensed patents or defense of any claims asserting the invalidity of these patents. Even if Renovacor is permitted to pursue such enforcement or defense, it will require the cooperation of its licensors. Renovacor cannot be certain that its licensors will allocate sufficient resources or prioritize their or Renovacor’s enforcement of such patents or defense of such claims to protect its interests in the licensed patents. Even if Renovacor is not a party to these legal actions, an adverse outcome could harm its business because it might prevent it from continuing to license intellectual property that it may need to operate its business. If any of Renovacor’s licensors or any of its future licensors or future collaborators fail to appropriately prosecute and maintain patent protection for patents covering REN-001 and any of its other product candidates, Renovacor’s ability to develop and commercialize those product candidates may be adversely affected and it may not be able to prevent competitors from making, using and selling competing products.
In addition, even where Renovacor has the right to control patent prosecution of patents and patent applications it has acquired or licensed from third parties, it may still be adversely affected or prejudiced by actions or inactions of its predecessors or licensors and their counsel that took place prior to Renovacor assuming control over patent prosecution.
Renovacor’s technology acquired or licensed from various third parties may be subject to retained rights. Renovacor’s predecessors or licensors often retain certain rights under their agreements with Renovacor, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether Renovacor’s predecessors or licensors limit their use of the technology to these uses, and Renovacor could incur substantial expenses to enforce its rights to its licensed technology in the event of misuse.
If Renovacor is limited in its ability to utilize acquired or licensed technologies, or if it loses its rights to critical in-licensed technology, it may be unable to successfully develop, out-license, market and sell its products, which could prevent or delay new product introductions. Renovacor’s business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on Renovacor’s ability to utilize these technologies may impair its ability to develop, out-license or market and sell REN-001 and any of its other product candidates.
Intellectual property rights do not necessarily address all potential threats to Renovacor’s competitive advantage.
The degree of future protection afforded by Renovacor’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business or permit it to maintain its competitive advantage. For example:
•	others may be able to develop products that are similar to REN-001 and any of Renovacor’s other product candidates that are not covered by the claims of any issued patents that it owns or licenses;

•	Renovacor or its licensors or predecessors might not have been the first to make the inventions covered by any issued patent or patent application that it owns or licenses;
•	Renovacor or its licensors or predecessors might not have been the first to file patent applications covering certain of its inventions;
•	others may independently develop similar or alternative technologies or duplicate any of Renovacor’s technologies without infringing its owned or licensed intellectual property rights;
•	it is possible that Renovacor’s pending patent applications will not lead to issued patents;
•	issued patents that Renovacor owns or licenses may be held invalid or unenforceable, including as a result of legal challenges by its competitors;
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Renovacor’s competitors might conduct research and development activities in countries where it does not have patent rights and use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•	Renovacor may not develop additional proprietary technologies that are patentable;
•	the patents of others may have an adverse effect on Renovacor’s business; and
•	Renovacor may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, it could significantly harm Renovacor’s business, results of operations and prospects.
Renovacor’s success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that Renovacor infringed their proprietary rights may result in liability for damages or prevent or delay its development and commercialization efforts.
Renovacor’s success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, Renovacor’s research, development and commercialization activities may be subject to claims that they infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit or prevent Renovacor’s ability to make, use, sell, offer for sale or import REN-001 or any of its other product candidates that may be approved in the future, or impair its competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO or foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which Renovacor are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of REN-001 and any of Renovacor’s other product candidates.
As the biopharmaceutical industry expands and more patents are issued, the risk increases that REN-001 and any of Renovacor’s other product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published Renovacor may be unaware of third-party patents that may be infringed by commercialization of REN-001 and any of its other product candidates, and Renovacor cannot be certain that it was the first to file a patent application related to REN-001 and any of its other product candidates. Moreover, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that REN-001 and any of Renovacor’s other product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to Renovacor’s technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Furthermore, third parties may obtain patents in the future and claim that use of Renovacor’s technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:
•	result in costly litigation that may cause negative publicity;
•	divert the time and attention of Renovacor’s technical personnel and management;

•	cause development delays;
•	prevent Renovacor from commercializing REN-001 and any other product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;
•	require Renovacor to develop non-infringing technology, which may not be possible on a cost-effective basis;
•	subject Renovacor to significant liability to third parties; or
•
require Renovacor to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in its competitors gaining access to the same technology.

Although no third party has asserted a claim of patent infringement against Renovacor as of the date of this joint proxy statement/prospectus, others may hold proprietary rights that could prevent REN-001 and any of its other product candidates from being marketed. Any patent-related legal action against Renovacor claiming damages and seeking to enjoin activities relating to REN-001 and any of its other product candidates or processes could, if successful, subject it to liability for damages, including treble damages if it were determined to willfully infringe, and require it to obtain a license to manufacture or develop REN-001 and any of its other product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Renovacor’s business. Renovacor cannot predict whether it would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if Renovacor or its future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in Renovacor’s competitors gaining access to the same intellectual property. In addition, Renovacor cannot be certain that it could redesign REN-001 and any of its other product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent Renovacor from developing, manufacturing and commercializing REN-001 and any of its other product candidates, which could harm its business, financial condition and operating results.
Parties making claims against Renovacor may be able to sustain the costs of complex patent litigation more effectively than Renovacor can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of Renovacor’s confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Renovacor’s ability to raise additional funds or otherwise have a material adverse effect on its business, results of operations, financial condition and prospects.
Renovacor may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time consuming and unsuccessful. Further, any of Renovacor’s issued patents could be found invalid or unenforceable if challenged in court.
Competitors may infringe Renovacor’s intellectual property rights or those of Renovacor’s licensors. To prevent infringement or unauthorized use, Renovacor or its licensors may be required to file infringement claims, which can be expensive and time consuming. In addition, in a patent infringement proceeding, a court may decide that a patent Renovacor owns or licenses is not valid, is unenforceable or is not infringed. If Renovacor or any of its licensors or potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at REN-001 or any of its other product candidates, the defendant could counterclaim that Renovacor’s patent is invalid or unenforceable in whole or in part. In patent litigation, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution.
If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Renovacor would lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by Renovacor’s patents and patent applications or those of its licensors is threatened, it could dissuade companies from collaborating with Renovacor to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on Renovacor’s business. In September 2021, an opposition was filed against Renovacor’s European patent for BAG3 as a target of heart failure. Renovacor responded in January 2022 rebutting all grounds of the opponent’s opposition. There can be no assurance such opposition will not succeed.
Even if resolved in Renovacor’s favor, litigation or other legal proceedings relating to Renovacor’s intellectual property rights may cause it to incur significant expenses, and could distract its technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase Renovacor’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Renovacor may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of Renovacor’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise Renovacor’s ability to compete in the marketplace.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to Renovacor’s intellectual property rights, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation or other proceedings.
Intellectual property litigation may lead to unfavorable publicity that harms Renovacor’s reputation and causes the market price of its common stock to decline.
During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of Renovacor’s existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of Renovacor’s common stock may decline. Such announcements could also harm Renovacor’s reputation or the market for its future products, which could have a material adverse effect on its business.
Derivation or interference proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require Renovacor to cease using the related technology or to attempt to license rights from the prevailing party.
Derivation or interference proceedings provoked by third parties or brought by Renovacor or declared by the USPTO or similar proceedings in foreign patent offices may be necessary to determine the priority of inventions with respect to Renovacor’s patents or patent applications. An unfavorable outcome could require Renovacor to cease using the related technology or to attempt to license rights to it from the prevailing party. Renovacor’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Renovacor’s defense of such proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on Renovacor’s ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help it bring REN-001 and any of its other product candidates to market.
Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing Renovacor’s ability to protect REN-001 and any of its other product candidates.
As is the case with other biopharmaceutical companies, Renovacor’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of Renovacor’s intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Renovacor cannot predict the breadth of claims that may be allowed or enforced in its patents or in third-party patents. In addition, the U.S. Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the Supreme Court has ruled on several patent cases, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Renovacor’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken Renovacor’s ability to obtain new patents or to enforce its existing patents and patents it might obtain in the future.
The patent positions of companies engaged in the development and commercialization of biopharmaceuticals is particularly uncertain. Two significant cases involving diagnostic method claims and “gene patents” were decided by the Supreme Court. On March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc. (“Prometheus”), a case involving patent claims directed to a process of measuring a metabolic product in a patient to optimize a drug dosage for the patient. According to the Supreme Court, the addition of well-understood, routine or conventional activity such as “administering” or “determining” steps was not enough to transform an otherwise patent-ineligible natural phenomenon into patent-eligible subject matter. On June 13, 2013, the Supreme Court issued its decision in Association for Molecular Pathology v. Myriad Genetics, Inc. (“Myriad”), a case involving patent claims held by Myriad relating to the breast cancer susceptibility genes BRCA1 and BRCA2. Myriad held that an isolated segment of naturally occurring DNA, such as the DNA constituting the BRCA1 and BRCA2 genes, is not patent- eligible subject matter, but that complementary DNA, which is an artificial construct that may be created from RNA transcripts of genes, may be patent-eligible.
The USPTO has issued a number of guidance memorandum and updates to USPTO patent examiners on the ramifications of the Prometheus, Myriad and other court rulings in the application of the rulings to natural products and principles including all naturally occurring nucleic acids. USPTO guidance may be further updated in view of developments in the case law and in response to public feedback. Patents for certain of Renovacor’s product candidates contain claims related to specific DNA sequences that are naturally occurring and, therefore, could be the subject of future challenges made by third parties. In addition, USPTO guidance or changes in guidance or procedures issued by the USPTO could make it impossible for Renovacor to pursue similar patent claims in patent applications it may prosecute in the future.
Renovacor cannot assure that its efforts to seek patent protection for its technology and products will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. Renovacor cannot fully predict what impact the Supreme Court’s decisions in Prometheus and Myriad may have on the ability of life science companies to obtain or enforce patents relating to their products and technologies in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could materially harm Renovacor’s existing patent portfolio and its ability to protect and enforce its intellectual property in the future.
Moreover, although the Supreme Court has held in Myriad that isolated segments of naturally occurring DNA are not patent-eligible subject matter, certain third parties could allege that activities that Renovacor may undertake infringe other gene-related patent claims, and Renovacor may determine it is necessary to defend itself against these claims by asserting noninfringement or invalidity positions, or paying to obtain a license to these patents. In any of the foregoing or in other situations involving third-party intellectual property rights, if Renovacor is unsuccessful in defending against claims of patent infringement, it could be forced to pay damages or be subjected to an injunction that would prevent it from utilizing the patented subject matter. Such outcomes could harm Renovacor’s business, financial condition, results of operations or prospects.
Renovacor may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property which could result in substantial costs.
Renovacor may also be subject to claims that former employees or other third parties are inventors of, or have an ownership interest in, its patents or other intellectual property. For example, Renovacor is aware of a complaint filed against Temple by an individual alleging a claim to inventorship and ownership rights to U.S. application 15/115.807 and ex-U.S. equivalents. While Renovacor believes the claims are without merit, litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Renovacor fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on Renovacor’s business. Even if Renovacor is successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.
Patent terms may be inadequate to protect Renovacor’s competitive position on REN-001 and any of its other product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the term of a patent, and the protection it affords, is limited. Even if patents covering REN-001 and any of Renovacor’s other product candidates are obtained, once the patent has expired, Renovacor may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting REN-001 and any of Renovacor’s other product candidates might expire before or shortly after such candidates are commercialized. As a result, Renovacor’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to its own.
If Renovacor does not obtain patent term extension for REN-001 or any of its other product candidates, its business may be materially harmed.
Depending upon the timing, duration and specifics of FDA marketing approval of REN-001 and any of Renovacor’s other product candidates, one or more of its U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch Waxman Act”). The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of Renovacor’s product candidates. However, Renovacor may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Renovacor requests. In addition, Renovacor may be reliant on third-party licensors and collaborators in applying for such patent term extensions and it may not be able to obtain their cooperation. If Renovacor is unable to obtain patent term extension or restoration or the term of any such extension is less than Renovacor requests, its competitors may obtain approval of competing products following its patent expiration, and its revenue could be reduced, possibly materially. Further, if this occurs, Renovacor’s competitors may take advantage of its investment in development and trials by referencing its clinical and preclinical data and launch their product earlier than might otherwise be the case.
Renovacor may not be able to protect its intellectual property rights throughout the world, which could diminish the value of the intellectual property and lead to impairment of its competitive position.
Although Renovacor has patents and pending patent applications in the United States and certain other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Renovacor may not be able to prevent third parties from practicing its inventions in all countries outside the United States or from selling or importing products made using its inventions in the United States or other jurisdictions. Competitors may use Renovacor’s technologies in jurisdictions where it has not obtained patent protection to develop its own products and, further, may export otherwise infringing products to territories where it has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Renovacor’s product candidates, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries, particularly in certain foreign countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology patents, which could make it difficult for Renovacor to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights. Proceedings to enforce Renovacor’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against it. Renovacor may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Renovacor’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.
Many foreign countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Renovacor is forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired, and its business, financial condition, results of operations and prospects may be adversely affected.
Obtaining and maintaining Renovacor’s patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of Renovacor’s patents or applications. Renovacor relies on third parties to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Renovacor employs reputable law firms and other professionals to help it comply and are also dependent on its licensor to take the necessary action to comply with these requirements with respect to its licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in irreversible abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, potential competitors might be able to enter the market which could have a material adverse effect on Renovacor’s business.
If Renovacor is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.
In addition, Renovacor relies on the protection of its trade secrets, including unpatented know-how, technology and other proprietary information to maintain its competitive position. Although Renovacor has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Renovacor cannot provide any assurances that such agreements were obtained in all circumstances or that all have been duly executed, and any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets. Renovacor may not be able to obtain adequate remedies for such breaches, even if these agreements have been obtained.
Adequate remedies may not exist in the event of unauthorized use or disclosure of Renovacor’s confidential information, including a breach of its confidentiality agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.
Moreover, third parties may still obtain this technology or information or may come upon this or similar information independently, and Renovacor would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if Renovacor otherwise loses protection for its trade secrets, the value of this information may be greatly reduced and its competitive position would be harmed. If Renovacor does not apply for patent protection prior to such publication or if it cannot otherwise maintain the confidentiality of its proprietary technology and other confidential information, then its ability to obtain patent protection or to protect Renovacor’s trade secret information may be jeopardized.
If Renovacor’s trademarks and trade names are not adequately protected, then it may not be able to build name recognition in its markets of interest and its business may be adversely affected.
Renovacor has two trademarks registered with the USPTO for the mark “RENOVACOR” and the Renovacor logo. Once registered, Renovacor’s trademarks or trade names can be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. Renovacor may not be able to protect the rights to these trademarks and trade names, which it needs to build name recognition among potential partners or customers in its markets of interest. At times, competitors may adopt trade names or trademarks similar to Renovacor’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Renovacor’s registered and unregistered trademarks or trade names. Over the long term, if Renovacor were unable to establish name recognition based on its trademarks and trade names, then Renovacor may not be able to compete effectively and its business may be adversely affected. Renovacor’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources, which could adversely impact its financial condition.
Renovacor may be subject to claims that it has wrongfully hired an employee or consultant from a competitor or that Renovacor or its employees or consultants have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.
As is common in the biopharmaceutical industry, in addition to its employees, Renovacor engages the services of consultants to assist it in the development of REN-001 and its other product candidates. Some of these consultants or employees may have been employed at, or may have previously provided or may be currently providing, consulting services to other biopharmaceutical companies including Renovacor’s competitors or potential competitors. Renovacor may become subject to claims that Renovacor, its employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If Renovacor fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel, which could adversely affect its business. Even if Renovacor is successful in defending against these claims, litigation could result in substantial costs and be a distraction to its management team and other employees.
Risks Related to Employee Matters, Managing Growth and Other Risks Related to Renovacor’s Business
Renovacor is dependent on the services of its management and other clinical and scientific personnel, and if it is not able to retain these individuals or recruit additional management or clinical and scientific personnel, its business will suffer.
Renovacor’s success depends in part on its continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel, many of whom have been instrumental for Renovacor and have substantial experience with its BAG3-based platform, underlying technologies and related product candidates. Given the specialized nature of Renovacor’s BAG3-based platform and the fact that it is a novel field, there is an inherent scarcity of experienced personnel in this field. As Renovacor continues developing its product candidates in its pipeline, it will require personnel with medical, scientific, or technical qualifications specific to each program.
Renovacor is highly dependent upon Magdalene Cook, M.D., its President and Chief Executive Officer, Marc Semigran, M.D., its Chief Medical Officer, and Matthew Killeen, Ph.D., its Chief Scientific Officer, as well as Renovacor’s senior scientists and advisors. The loss of services of any of these individuals could delay or prevent the successful development of Renovacor’s product pipeline, initiation or completion of its planned preclinical studies and clinical trials or the commercialization of REN-001 and its other product candidates. Renovacor has executed an employment agreement with Dr. Cook, Dr. Semigran and Dr. Killeen, each of which is terminable at will with or without notice and, therefore, it may not be able to retain their services as expected. Renovacor does not currently maintain “key person” life insurance on the lives of its executives or any of its employees.
Renovacor’s research and development programs, clinical operations and sales and marketing efforts depend on its ability to attract and retain highly skilled scientists, engineers and sales professionals. The competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and Renovacor has experienced, and expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications on acceptable terms, or at all. Many of the companies with which Renovacor competes for experienced personnel have greater resources than Renovacor does, and any of its employees may terminate their employment with Renovacor at any time. If Renovacor hires employees from competitors or other companies, their former employers may attempt to assert that Renovacor or these employees have breached legal obligations, resulting in a diversion of its time and resources and, potentially, damages. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of Renovacor’s stock awards decline, it may harm its ability to recruit and retain highly skilled employees. If Renovacor fails to attract new personnel or fail to retain and motivate its current personnel, its business and future growth prospects would be harmed.
Renovacor will need to increase the size and capabilities of its organization, and it may experience difficulties in managing its growth.
As of October 7, 2022, Renovacor had 28 full-time employees and approximately 15 part-time consultants. As Renovacor’s development and commercialization plans and strategies develop, and as it continues to transition into operating as a public company, it must add a significant number of additional managerial, operational, financial and other personnel. Future growth will impose significant added responsibilities on members of management, including:
•	identifying, recruiting, integrating, maintaining, and motivating additional employees;
•
managing Renovacor’s internal development efforts effectively, including the clinical and FDA or other comparable authority review process for REN-001 and its other product candidates, while complying with its contractual obligations to contractors and other third parties; and

•	improving Renovacor’s operational, financial and management controls, reporting systems and procedures.
Renovacor’s future financial performance, its ability to advance REN-001 and its other product candidates will depend, in part, on its ability to effectively manage any future growth, and its management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. In addition, Renovacor expects to incur additional costs in hiring, training and retaining such additional personnel.
If Renovacor is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, it may not be able to successfully implement the tasks necessary to further develop and commercialize REN-001 and its other product candidates and, accordingly, may not achieve its research, development and commercialization goals.
If Renovacor fails to maintain proper and effective internal controls over financial reporting, its ability to produce accurate and timely financial statements could be impaired.
Renovacor is required to maintain internal controls over financial reporting. Commencing with Renovacor’s 2022 fiscal year, it must perform system and process design evaluation and testing of the effectiveness of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that Renovacor incur substantial additional professional fees and internal costs to expand its accounting and finance functions and expend significant management efforts. Prior to the Chardan Business Combination, Renovacor had never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner. In addition, if Renovacor identifies material weaknesses in its internal control over financial reporting in the future or otherwise fail to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect it business.

If Renovacor is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if its independent registered public accounting firm determines that it has a material weakness or a significant deficiency in its internal control over financial reporting, or it is unable to maintain proper and effective internal controls over financial reporting, it may not be able to produce timely and accurate financial statements. As a result, Renovacor’s investors could lose confidence in its reported financial information, the market price of its stock could decline and it could be subject to sanctions or investigations by the Securities and Exchange Commission (the “SEC”) or other regulatory authorities.
Renovacor believes that any internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Renovacor may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Renovacor’s internal control over financial reporting will not prevent or detect all errors and all fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, the Renovacor directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing it to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in Renovacor’s control system, misstatements due to error or fraud may occur and may not be detected.
Renovacor’s reliance on third parties requires it to share its trade secrets, which increases the possibility that a competitor will discover them or that its trade secrets will be misappropriated or disclosed.
Because Renovacor currently relies on other third parties to manufacture its product candidates and to perform certain quality testing, Renovacor must, at times, share its proprietary technology and confidential information, including trade secrets, with them. Renovacor seeks to protect its proprietary technology, in part, by entering into confidentiality agreements, consulting agreements or other similar agreements with its advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Renovacor’s confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Renovacor’s competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that Renovacor’s proprietary position is based, in part, on its know-how and trade secrets and despite its efforts to protect its trade secrets, a competitor’s discovery of Renovacor’s proprietary technology and confidential information or other unauthorized use or disclosure would impair its competitive position and may have a material adverse effect on its business, financial condition, results of operations and prospects.
If product liability lawsuits are brought against us, Renovacor may incur substantial liabilities and may be required to limit commercialization of its products.
Renovacor is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. While Renovacor currently has no product candidates that have commenced clinical trials or been approved for commercial sale, the future use of product candidates by Renovacor in clinical trials, and the sale of any approved products in the future, may expose it to liability claims. For example, Renovacor may be sued if REN-001 and its other product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against Renovacor by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

If Renovacor cannot successfully defend against product liability claims, it may incur substantial liabilities or be required to limit or cease the commercialization of its products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
•	decreased demand for Renovacor’s products;
•	injury to Renovacor’s reputation and significant negative media attention;
•	withdrawal of clinical trial participants and inability to continue clinical trials;
•	initiation of investigations by regulators;
•	costs to defend the related litigation;
•	a diversion of management’s time and Renovacor’s resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	significant negative financial impact;
•	exhaustion of any available insurance and Renovacor’s capital resources;
•	the inability to commercialize REN-001 or Renovacor’s other product candidates; and
•	a decline in Renovacor’s stock price.
Renovacor currently holds approximately $4.0 million in general liability insurance coverage in the aggregate and holds a $1.0 million umbrella policy. Renovacor may need to increase its insurance coverage as it expands its clinical trials or if it commences commercialization of REN-001 or its other product candidates. Insurance coverage is increasingly expensive. Renovacor’s inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of REN-001 or its other product candidates. Although Renovacor maintains such insurance, any claim that may be brought against Renovacor could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of its insurance coverage. Renovacor’s insurance policies will also have various exclusions, and it may be subject to a product liability claim for which it has no coverage. Renovacor may have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and it may not have, or be able to obtain, sufficient capital to pay such amounts.
Renovacor may be unable to adequately protect its information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage its reputation, and subject it to significant financial and legal exposure.
Renovacor relies on information technology systems that Renovacor or its third-party providers operate to process, transmit and store electronic information in its day-to-day operations. In connection with Renovacor’s product discovery efforts, it may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. Despite Renovacor’s implementation of security measures, its internal computer systems, and those of its CROs, CDMOs, information technology suppliers and other contractors and consultants are vulnerable to damage from computer viruses, cyberattacks and other unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise Renovacor’s confidential or proprietary information and disrupt its operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although Renovacor devotes resources to protect it information systems, it realizes that cyberattacks are a threat, and there can be no assurance that its efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on Renovacor’s results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of Renovacor’s clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the GDPR) and may cause a material adverse impact to Renovacor’s reputation, affect its ability to conduct new studies and potentially disrupt its business.
Renovacor relies on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If Renovacor or its third-party providers fail to maintain or protect its information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to Renovacor’s information technology systems, Renovacor or its third-party providers could have difficulty preventing, detecting and controlling such cyberattacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and its partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on Renovacor’s business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences. If Renovacor is unable to prevent or mitigate the impact of such security or data privacy breaches, it could be exposed to litigation and governmental investigations, which could lead to a potential disruption to its business. By way of example, the CCPA, which went into effect on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Renovacor’s compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. By way of example regarding foreign laws and regulations with respect to data privacy and security, the GDPR went into effect in the EU in May 2018 and introduced strict requirements for processing the personal data of EU data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.
Renovacor’s employees and independent contractors, including principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements that could result in Renovacor incurring significant penalties.
Renovacor is exposed to the risk that its employees and independent contractors, including principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to Renovacor that violate: the laws and regulations of the FDA and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities; manufacturing standards, including cGMP requirements; federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad; or laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in preclinical studies or clinical trials, or illegal misappropriation of drug or biologic product, which could result in regulatory sanctions and cause serious harm to Renovacor’s reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Renovacor takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Renovacor is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and Renovacor is not successful in defending or asserting its rights, those actions could have a significant impact on its business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if Renovacor becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of its operations, any of which could adversely affect its ability to operate its business and its results of operations.

Risks Related to Renovacor’s Accounting and Financial Reporting
Renovacor is currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make Renovacor securities less attractive to investors and may make it more difficult to compare its performance with other public companies.
Renovacor is currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Renovacor may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Renovacor stockholders may not have access to certain information they may deem important. Renovacor cannot predict whether investors will find its securities less attractive because we will rely on these exemptions. If some investors find Renovacor securities less attractive as a result of its reliance on these exemptions, the trading prices of Renovacor securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of Renovacor securities may be more volatile.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Renovacor, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Renovacor financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Renovacor will cease to be an emerging growth company upon the earliest of (i) December 31, 2025, or the end of the fiscal year following the fifth anniversary of the closing of the initial public offering of Chardan, which closed on April 28, 2020 (the “Chardan IPO”); (ii) the first fiscal year after Renovacor’s annual gross revenues are $1.07 billion or more; (iii) the date on which Renovacor, during a three-year period, issues more than $1.0 billion in nonconvertible debt securities; or (iv) the end of any fiscal year in which Renovacor is deemed to be a large accelerated filer, which means the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.
Additionally, Renovacor is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
Renovacor will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Renovacor common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) Renovacor’s annual revenues exceeds $100 million during such completed fiscal year and the market value of Renovacor common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent Renovacor takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
Once Renovacor loses its “emerging growth company” and/or “smaller reporting company” status, it will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act. Renovacor will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Renovacor Private Placement Warrants, Sponsor Earnout Shares, and Earnout Shares are currently accounted for as liabilities and the changes in value of our Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement, dated as of April 23, 2020, by and between Chardan and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), governing Chardan’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Chardan IPO (the ‘’Private Placement Warrants”). As a result of the SEC Statement, Chardan reevaluated the accounting treatment of the Private Placement Warrants and determined to classify the Private Placement Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on Renovacor’s balance sheet as of December 31, 2021 are derivative liabilities related to embedded features contained within the Private Placement Warrants. In addition, the Sponsor Earnout Shares and the Earnout Shares are accounted for as derivative liabilities, with changes in fair value each period reported in earnings. Accounting Standards Codification 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, Renovacor’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, Renovacor expects that it will recognize non-cash gains or losses on its Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares each reporting period and that the amount of such gains or losses could be material.
Chardan identified a material weakness in its internal control over financial reporting. Although this material weakness was remediated, and Renovacor has since adopted the controls and procedures of Old Renovacor following closing of the Chardan Business Combination, those controls and procedures may not be adequate to prevent material weaknesses in the future.
Renovacor’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Renovacor’s management also evaluates the effectiveness of its internal controls and it will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or surrounding interim financial statements will not be prevented or detected on a timely basis.
Chardan implemented a remediation plan to remediate the material weakness related to the historical presentation of the Private Placement Warrants but can give no assurance that the measures taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Renovacor has adopted the controls and procedures of Old Renovacor following closing of the Chardan Business Combination, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of Renovacor’s financial statements.
Renovacor may face litigation and other risks as a result of the material weakness previously identified in Chardan's internal control over financial reporting prior to the closing of the Business Combination.
Following the issuance of the SEC Statement, Chardan’s management and audit committee concluded that it was appropriate to revise its previously issued financial statements as of and for the year ended December 31, 2020, as well as certain interim periods within 2020, on Form 10-Q filed with the SEC on May 25, 2021. See above under the heading “—Renovacor Private Placement Warrants, Sponsor Earnout Shares, and Earnout Shares are currently accounted for as liabilities and the changes in value of our Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares could have a material effect on our financial results.” As part of the restatement, Chardan identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC, Renovacor faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Chardan's internal control over financial reporting and the preparation of its financial statements. As of the date of this Annual Report on Form 10-K, Renovacor has no knowledge of any such litigation or dispute. However, Renovacor can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Renovacor’s business, results of operations and financial condition and related transactions.
Other Risk Factors
Rocket’s and Renovacor’s businesses are and will be subject to the risks described above. In addition, Rocket is, and will continue to be, subject to the risks described in Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such risks have been updated or supplemented in Rocket’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE PARTIES TO THE MERGERS
Rocket Pharmaceuticals, Inc.
Rocket is a clinical-stage, multi-platform biotechnology company focused on the development of gene therapies, with direct on-target mechanism of action and clear clinical endpoints, for rare and devastating diseases. Rocket has three clinical-stage ex vivo lentiviral vector programs. These include programs for Fanconi Anemia, a genetic defect in the bone marrow that reduces production of blood cells or promotes the production of faulty blood cells, Leukocyte Adhesion Deficiency-I, a genetic disorder that causes the immune system to malfunction and Pyruvate Kinase Deficiency, a rare red blood cell autosomal recessive disorder that results in chronic non-spherocytic hemolytic anemia. Of these, both the Phase 2 FA program and the Phase 1/2 LAD-I program are in registration-enabling studies in the United States and Europe. In addition, in the U.S., Rocket has a clinical stage in vivo adeno-associated virus program for Danon disease, a multi-organ lysosomal-associated disorder leading to early death due to heart failure. Additional work on a gene therapy program for the less common FA subtypes C and G is ongoing. The Company has global commercialization and development rights to all of these product candidates under royalty-bearing license agreements. Rocket is headquartered in Cranbury, New Jersey. Rocket’s principal executive offices are located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.
Renovacor, Inc.
Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. Renovacor’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life. Renovacor is headquartered in Cambridge, Massachusetts. Renovacor’s principal executive offices are located at 201 Broadway, Suite 310, Cambridge, Massachusetts 02319, and its telephone number is (610) 424-2650.
Renovacor is a Delaware corporation and Renovacor common stock is listed on the NYSE under the ticker symbol “RCOR” and Renovacor warrants are listed on the NYSE under the ticker symbol “RCOR.WS.”
For more information about Renovacor, visit Renovacor’s website at www.Renovacor.com. The information contained on or accessible through Renovacor’s website (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the United States Securities and Exchange Commission (the “SEC”). Additional information about Renovacor is included in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Zebrafish Merger Sub, Inc.
Merger Sub I was formed by Rocket solely in contemplation of the first merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the first effective time, Merger Sub I will merge with and into Renovacor, with Renovacor continuing as the Initial Surviving Corporation. Merger Sub I’s principal executive office is located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.
Zebrafish Merger Sub II, LLC
Merger Sub II was formed by Rocket solely in contemplation of the second merger, and has not conducted any business and does not have any assets, liabilities or obligations of any nature other than as set forth in the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the second merger (the “second effective time”), the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company. Merger Sub II’s principal executive office is located at 9 Cedarbrook Drive, Cranbury, New Jersey 08512, and its telephone number is (609) 659-8001.

THE ROCKET SPECIAL MEETING
General
This joint proxy statement/prospectus is first being mailed on or about    , 2022, and constitutes notice of the Rocket special meeting in conformity with the requirements of the DGCL and the Rocket bylaws.
This joint proxy statement/prospectus is being provided to Rocket stockholders in connection with the solicitation of proxies by the Rocket board for use at the Rocket special meeting and at any adjournment or postponement thereof. Rocket stockholders are encouraged to read this entire document carefully, including its annexes, for more detailed information regarding the merger agreement, the mergers and the other transactions contemplated thereby.
Date, Time and Place
The Rocket special meeting is scheduled to be held virtually via live webcast on    , 2022, beginning at Eastern Time, unless adjourned or postponed to a later date.
The Rocket special meeting will be held as a completely “virtual meeting.” You will be able to attend the Rocket special meeting, and vote via a live webcast by visiting        on    , 2022 at    , Eastern Time.
Matters to Be Considered at the Rocket Special Meeting
The purpose of the Rocket special meeting is to consider and vote on each of the following proposals, each of which is further described in this proxy statement/prospectus:
•
Rocket Proposal 1: A proposal to approve the issuance of Rocket common stock to security holders of Renovacor as contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (the “Rocket share issuance proposal”).

•
Rocket Proposal 2: A proposal to approve the adjournment or postponement of the Rocket special meeting to another time and place to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Rocket share issuance proposal (the “Rocket adjournment proposal”).

Rocket stockholders must approve the Rocket share issuance proposal as a condition to the completion of the mergers. If Rocket stockholders fail to approve the Rocket share issuance proposal, the mergers will not occur. The vote to approve the Rocket share issuance proposal is a vote separate and apart from the vote to approve the Rocket adjournment proposal. Accordingly, a Rocket stockholder may vote to approve the Rocket share issuance proposal and vote not to approve the Rocket adjournment proposal, and vice versa.
Pursuant to Rocket’s Amended and Restated By-Laws, the only business that will be transacted at the Rocket special meeting are the Rocket share issuance proposal and the Rocket adjournment proposal, as stated in the accompanying notice of the Rocket special meeting. If a quorum is not present, the only business that can be transacted at the Rocket special meeting is the adjournment or postponement of the meeting to another date or time.
Recommendation of the Rocket Board
After careful consideration, on September 19, 2022 the Rocket board: (i) approved the execution and delivery of the merger agreement, the performance by Rocket of its covenants and agreements contained therein and the consummation of the contemplated transactions, including the mergers, and the issuance of Rocket common stock in connection therewith, each on the terms and subject to the conditions set forth therein, (ii) directed that the issuance of the Rocket common stock be submitted to a vote at a meeting of the stockholders of Rocket, including without limitation for purposes of approval under Nasdaq Rule 5635(a) (2), and recommended that Rocket’s stockholders approve such issuance. The Rocket board recommends that Rocket stockholders vote:
•	“FOR” the Rocket share issuance proposal; and
•	“FOR” the Rocket adjournment proposal.
See “The Merger-Recommendation of the Rocket board and its Reasons for the Transaction.”

Record Date for the Rocket Special Meeting and Voting Rights
The record date to determine Rocket stockholders who are entitled to receive notice of and to vote at the Rocket special meeting or any adjournment or postponement thereof is    , 2022. As of the close of business on the record date, there were     shares of Rocket common stock issued and outstanding and entitled to notice of and to vote at the Rocket special meeting.
Each Rocket stockholder is entitled to one vote for each share of Rocket common stock such holder owned of record at the close of business on the record date with respect to each matter properly brought before the Rocket special meeting. Only Rocket stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Rocket special meeting and any and all adjournment thereof.
The list of Rocket stockholders entitled to vote at the Rocket special meeting will be available electronically via the Rocket special meeting website for examination by any Rocket stockholder for any purpose germane to the Rocket special meeting beginning ten days prior to the Rocket special meeting up until the conclusion of the Rocket special meeting.
Quorum; Abstentions; Broker Non-Votes and Failure to Vote
A quorum of Rocket stockholders is necessary to conduct the Rocket special meeting. The presence, virtually via the Rocket special meeting website or by proxy, of the holders of a majority of the voting power of the outstanding shares of Rocket common stock entitled to vote at the Rocket special meeting will constitute a quorum. Shares of Rocket common stock represented at the Rocket special meeting by virtual attendance via the Rocket special meeting website or by proxy and entitled to vote, but not voted, including shares for which a Rocket stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Rocket special meeting are considered “non-routine” matters under NASDAQ Global Select Market (“Nasdaq”) rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Rocket stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Rocket special meeting. If a quorum is not present and the Rocket adjournment proposal is approved, the Rocket special meeting will be adjourned or postponed until the holders of the number of shares of Rocket common stock required to constitute a quorum attend.
Under the written rules of the Nasdaq, banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals to be voted upon at the Rocket special meeting. Therefore, if you are a Rocket stockholder who holds shares in “street name” and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on any of these proposals, and the resulting broker non-vote will have no effect on these proposals. Brokers will not be able to vote on either of the proposals before the Rocket special meeting unless they have received voting instructions from the beneficial owners. The failure to issue voting instructions to your bank, broker or other nominee will have no effect on the outcome of the Rocket share issuance proposal and the Rocket adjournment proposal.
Required Votes
A quorum is required to approve the Rocket share issuance proposal but not the Rocket adjournment proposal. As described above, Rocket does not expect there to be any broker non-votes at the Rocket special meeting.
Proposal	Required Vote	Effects of Certain Actions
Rocket Proposal 1: Rocket share issuance proposal	Approval requires (i) a quorum and (ii) the affirmative vote of the holders of a majority of the votes cast at the Rocket special meeting.	An abstention or other failure to vote on the Rocket share issuance proposal will have no effect on the outcome of the vote on the Rocket share issuance proposal.
Proposal	Required Vote	Effects of Certain Actions
Rocket Proposal 2: Rocket adjournment proposal	Approval requires (i) a quorum and (ii) the affirmative vote of the holders of a majority of the votes cast at the Rocket special meeting.	An abstention or other failure to vote on the Rocket adjournment proposal will have no effect on the outcome of the vote on the Rocket adjournment proposal.

Vote of Rocket Directors and Executive Officers
Contemporaneously with the execution of the merger agreement, the Rocket supporting stockholders entered into the voting agreements with Renovacor, pursuant to which the “Rocket supporting stockholders” agreed to, among other things, vote all of their shares in Rocket “FOR” the Rocket share issuance proposal and “FOR” the Rocket adjournment proposal. See “Interests of Rocket Directors and Executive Officers in the Mergers.”
Methods of Voting
Registered Stockholders
If you are a Rocket stockholder of record, you may vote at the Rocket special meeting by proxy through the Internet, by telephone or by mail, or by virtually attending and voting at the Rocket special meeting via the Rocket special meeting website, as described below.
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To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. Please have the enclosed proxy card available. Your vote must be received by 11:59 P.M., Eastern Time, on    , 2022, to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have the enclosed proxy card available. Your vote must be received by 11:59 P.M., Eastern Time, on    , 2022, to be counted.

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To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Rocket special meeting, the designated proxy holders will vote your shares as you direct.

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To attend the special meeting virtually via the Internet, log in at       . You will need the 16-digit control number included on your Notice of Internet Availability or proxy card (if you received a paper delivery of proxy materials), to enter the Rocket special meeting via the Internet. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of share ownership, are posted at       .

Unless revoked, all duly executed proxies representing shares of Rocket common stock entitled to notice of and to vote at the Rocket special meeting will be voted at the Rocket special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the Rocket officers identified on the proxy will vote your shares consistent with the recommendation of the Rocket board on such proposal. If you are a Rocket stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by    , Eastern Time, on    , 2022. Although Rocket offers four different voting methods, Rocket encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Rocket special meeting.
By executing and delivering a proxy in connection with the Rocket special meeting, you designate certain Rocket officers identified therein as your proxies at the Rocket special meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the Rocket special meeting, such proxies will vote your shares of Rocket common stock on such uninstructed proposal in accordance with the recommendation of the Rocket board. Rocket does not expect that any matter other than the proposals listed above will be brought before the Rocket special meeting, and the Rocket bylaws provide that the only business that may be conducted at the Rocket special meeting are those proposals brought before the Rocket special meeting pursuant to Rocket’s notice of the Rocket special meeting.
Beneficial (Street Name) Stockholders
If you hold your shares of Rocket common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Rocket common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Rocket special meeting. See “—Quorum; Abstentions; Broker Non-Votes and Failure to Vote.”

If you hold your shares of Rocket common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you may contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Rocket special meeting See “—Virtually Attending the Rocket Special Meeting.”
Revocability of Proxies
Other than with respect to the Rocket supporting stockholders, who are party to the voting agreements, any Rocket stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Rocket special meeting. If you are a Rocket stockholder of record, you may revoke your proxy by any of the following actions:
•	by sending a signed written notice of revocation to Rocket’s Secretary, provided such notice is received no later than , 2022;
•	by voting again over the Internet or telephone as instructed on your proxy card before the closing of the voting facilities at , Eastern Time, on , 2022;
•	by submitting a properly signed and dated proxy card with a later date that is received by Rocket no later than the close of business on , 2022; or
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by virtually attending the Rocket special meeting via the Rocket special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Rocket special meeting via the Rocket special meeting website as described above.

Only your last submitted proxy will be considered.
Execution or revocation of a proxy will not in any way affect a Rocket stockholder’s right to virtually attend and vote at the Rocket special meeting via the Rocket special meeting website.
Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Rocket Pharmaceuticals, Inc.
Attn: Secretary
9 Cedarbrook Drive
Cranbury, NJ 08512
If your shares of Rocket common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Proxy Solicitation Costs
Rocket is soliciting proxies to provide an opportunity to all Rocket stockholders to vote on the Rocket share issuance proposal and the Rocket adjournment proposal, whether or not such Rocket stockholders are able to virtually attend the Rocket special meeting or any adjournment thereof. Rocket will pay all expenses of soliciting proxies from Rocket stockholders. In addition to the solicitation of proxies by mail, Rocket will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Rocket common stock and secure their voting instructions, if necessary. Rocket may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Proxies may be solicited on behalf of Rocket or Rocket directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the Internet or other means of communication, including electronic communication. Rocket directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Virtually Attending the Rocket Special Meeting
If you wish to virtually attend the Rocket special meeting via the Rocket special meeting website, you must (a) be a Rocket stockholder of record at the close of business on the record date, (b) hold your shares of Rocket common stock beneficially in the name of a broker, bank or other nominee as of the record date or (c) hold a valid proxy for the Rocket special meeting.

You will be able to attend the Rocket special meeting and vote during the Rocket special meeting via a live webcast by visiting        on    , 2022 at    , Eastern Time. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of share ownership, are posted at       . If you hold your shares of Rocket common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Rocket special meeting via the Rocket special meeting website, you should contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Rocket special meeting.
If you plan to virtually attend and vote at the Rocket special meeting via the Rocket special meeting website, Rocket still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Rocket special meeting via the Rocket special meeting website. Voting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the Rocket special meeting via the Rocket special meeting website if you later decide to do so.
No Appraisal Rights
Rocket stockholders are not entitled to appraisal or dissenters’ rights in connection with the mergers under Section 262 of the DGCL. See “No Appraisal Rights.”
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This “householding” rule provides greater convenience for Rocket’s stockholders and cost savings for Rocket by reducing the number of duplicate documents that households receive. Also, this allows Rocket to be more environmentally friendly by reducing the unnecessary use of materials. Rocket stockholders with the same address and last name may receive only one copy of this proxy statement/prospectus. Please note that each Rocket stockholder will receive a separate proxy card, which will allow each Rocket stockholder to vote independently. Registered Rocket stockholders (those who hold shares of Rocket common stock directly in their name with Rocket’s transfer agent) may opt out of householding and receive a separate proxy statement/prospectus or other proxy materials by sending a written request to Rocket at the address below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Rocket stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Rocket will promptly deliver a copy of this proxy statement/prospectus to any Rocket stockholder who received only one copy of these materials due to householding upon request in writing to: Rocket Pharmaceuticals, Inc., Attn: Secretary, 9 Cedarbrook Drive, Cranbury, New Jersey 08512 or by visiting Rocket’s website at www.rocketpharma.com and select “Contact Us” to communicate online with Rocket.
Tabulation of Votes
The Rocket board will appoint an independent inspector of election for the Rocket special meeting. The inspector of election will, among other matters, determine the number of shares of Rocket common stock represented at the Rocket special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Rocket stockholders at the Rocket special meeting.
Adjournments
If a quorum is present at the Rocket special meeting but there are insufficient votes at the time of the Rocket special meeting to approve the Rocket share issuance proposal, then Rocket stockholders will be asked to only vote on the Rocket adjournment proposal.

At any subsequent reconvening of the Rocket special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Rocket special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Rocket special meeting, please contact Rocket’s Corporate Secretary, at:
Tel: (609) 659-8001
Email: info@rocketpharma.com
ROCKET STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGERS. IN PARTICULAR, ROCKET STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

ROCKET PROPOSAL 1: SHARE ISSUANCE PROPOSAL
At the Rocket special meeting, as required by Nasdaq Listing Rule 5635(a)(2), Rocket is asking Rocket stockholders to consider and vote upon a proposal to issue shares of Rocket common stock to Renovacor stockholders under the merger agreement, pursuant to which, at the first effective time, Merger Sub I will merge with and into Renovacor, with Renovacor as the surviving corporation (“the Initial Surviving Corporation”). Upon completion of the first merger, Renovacor stockholders will be entitled to receive 0.1676 shares of Rocket common stock for each share of Renovacor common stock held by such stockholder immediately prior to the first effective time of the first merger, which number of shares of Rocket common stock may be adjusted upward or downward based on the level of the Renovacor’s net cash at the closing of the first merger and certain other adjustments, as determined in accordance with the merger agreement. Immediately following the first merger, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving limited liability company and as a wholly owned subsidiary of Rocket. Upon closing of the transaction, current Rocket stockholders will own approximately 95.9% of Rocket.
Under Nasdaq Listing Rule 5635(a)(2), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock in connection with the acquisition of another company’s stock if any director, officer or “Substantial Shareholder” (as that term is defined in the Nasdaq Listing Rules) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction and the potential issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more. RTW Investments, LP (“RTW Investments”) is a “Substantial Shareholder” (as that term is defined in the Nasdaq Listing Rules of both Rocket and Renovacor. RTW Investments currently beneficially holds approximately 21.5% of the outstanding shares of Rocket common stock and approximately 19% of the outstanding shares of Renovacor common stock. As a result of RTW Investment’s interest in Renovacor, RTW Investments will be entitled to receive more than 5% of the consideration to be paid in the mergers. Accordingly, Rocket is required by Nasdaq rules to obtain the approval of Rocket stockholders for the issuance of the shares of Rocket common stock in the mergers.
After careful consideration, the Rocket board has (i) approved the execution and delivery of the Merger Agreement, the performance by Rocket of its covenants and agreements contained therein and the consummation of the contemplated transactions, including the mergers, and the issuance of Rocket Shares in connection with the Rocket share issuance proposal, each on the terms and subject to the conditions set forth therein and (ii) directed that the issuance of the Rocket Shares be submitted to a vote at a meeting of the stockholders of Rocket. Roderick Wong, M.D., Gotham Makker, M.D. and Naveen Yalamanchi, M.D., each of whom hold positions at RTW investments and is a member of the Rocket board, abstained from the vote of the Rocket board to approve the merger agreement and recommend to Rocket stockholders that the Rocket share issuance proposal be approved.
The Rocket share issuance proposal will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The Rocket share issuance proposal is a “non-discretionary” and “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Accordingly, if Rocket stockholders hold their shares in “street name” and fail to instruct their broker to vote their shares for the proposal, their shares will not be counted as votes cast for the proposal and will have no effect on the outcome of the Rocket share issuance proposal.
The Rocket board recommends that Rocket stockholders vote “FOR” the Rocket share issuance proposal.
The mergers and a summary of the terms of the merger agreement are described in more detail under “the mergers” and “the merger agreement,” and Rocket stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.
THE ROCKET BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE ROCKET SHARE ISSUANCE PROPOSAL
(ROCKET PROPOSAL 1)

ROCKET PROPOSAL 2: ADJOURNMENT OF THE ROCKET SPECIAL MEETING
The Rocket special meeting may be adjourned or postponed to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the merger proposal.
Rocket is asking Rocket stockholders to vote in favor of any adjournment of the Rocket special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger proposal.
The Rocket board recommends that Rocket stockholders approve the Rocket adjournment proposal
Whether or not a quorum is present at the Rocket special meeting, approval of the Rocket adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Rocket stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Rocket adjournment proposal.
THE ROCKET BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE ROCKET ADJOURNMENT PROPOSAL
(ROCKET PROPOSAL 2)

THE RENOVACOR SPECIAL MEETING
General
This joint proxy statement/prospectus is first being mailed on or about    , 2022 and constitutes notice of the Renovacor special meeting in conformity with the requirements of the DGCL and the Renovacor bylaws.
This joint proxy statement/prospectus is being provided to Renovacor stockholders in connection with the solicitation of proxies by the Renovacor board for use at the Renovacor special meeting and at any adjournment thereof. Renovacor stockholders are encouraged to read this entire document carefully, including its annexes, for more detailed information regarding the merger agreement, the mergers and the other transactions contemplated thereby.
Date, Time and Place
The Renovacor special meeting is scheduled to be held virtually via live webcast on    , 2022, beginning at   , Eastern Time, unless adjourned or postponed to a later date.
The Renovacor special meeting will be held as a completely “virtual meeting.” You will be able to attend the Renovacor special meeting, and vote via a live webcast by visiting   . Renovacor encourages you to allow ample time for online check-in, which will open at    , Eastern Time.
Matters to Be Considered at the Renovacor Special Meeting
The purpose of the Renovacor special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:
•	Renovacor Proposal 1: Renovacor merger proposal; and
•	Renovacor Proposal 2: Renovacor adjournment proposal.
Renovacor stockholders must approve the Renovacor merger proposal as a condition to the completion of the mergers. If Renovacor stockholders fail to approve the Renovacor merger proposal, the mergers will not occur.
Recommendation of the Renovacor Board
After careful consideration, on September 19, 2022 the Renovacor board unanimously: (a) determined that the mergers are advisable, fair to and in the best interests of Renovacor and its stockholders; (b) approved and declared advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained therein and the transactions contemplated thereby, including the mergers, on the terms and subject to the conditions set forth in the merger agreement; and (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Renovacor stockholders.
The Renovacor board unanimously recommends that Renovacor stockholders vote:
•	“FOR” the Renovacor merger proposal; and
•	“FOR” the Renovacor adjournment proposal.
See “The Mergers—Recommendation of the Renovacor Board and its Reasons for the Transaction.”
Record Date for the Renovacor Special Meeting and Voting Rights
The record date to determine Renovacor stockholders who are entitled to receive notice of and to vote at the Renovacor special meeting or any adjournment thereof is    , 2022. As of the close of business on the record date, there were    shares of Renovacor common stock issued and outstanding and entitled to notice of and to vote at the Renovacor special meeting.
Each Renovacor stockholder is entitled to one vote for each share of Renovacor common stock such holder owned of record at the close of business on the record date with respect to each matter properly brought before the Renovacor special meeting. Only Renovacor stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Renovacor special meeting and any and all adjournment thereof.

The list of Renovacor stockholders entitled to vote at the Renovacor special meeting will be available electronically via the Renovacor special meeting website for examination by any Renovacor stockholder for any purpose germane to the Renovacor special meeting beginning ten days prior to the Renovacor special meeting up until the conclusion of the Renovacor special meeting.
Quorum; Abstentions; Broker Non-Votes and Failure to Vote
A quorum of Renovacor stockholders is necessary to conduct the Renovacor special meeting. The presence, virtually via the Renovacor special meeting website or by proxy, of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting will constitute a quorum. Shares of Renovacor common stock represented at the Renovacor special meeting by virtual attendance via the Renovacor special meeting website or by proxy and entitled to vote, but not voted, including shares for which a Renovacor stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. If a quorum is not present at the Renovacor special meeting and the Renovacor adjournment proposal is approved, the Renovacor special meeting will be adjourned or postponed until the holders of the number of shares of Renovacor common stock required to constitute a quorum attend.
Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that, under NYSE rules, are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (b) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the Renovacor special meeting are considered “non-routine” matters under NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Renovacor special meeting. As a result, Renovacor does not expect any broker non-votes at the Renovacor special meeting and if you hold your shares of Renovacor common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on either of the proposals before the Renovacor special meeting unless they have received voting instructions from the beneficial owners. The failure to issue voting instructions to your bank, broker or other nominee will have the same effect as voting “AGAINST” the Renovacor merger proposal, but will have no effect on the outcome of the Renovacor adjournment proposal.
Required Votes
A quorum is required to approve the Renovacor merger proposal but not the Renovacor adjournment proposal. As described above, Renovacor does not expect there to be any broker non-votes at the Renovacor special meeting.
Proposal	Required Vote	Effects of Certain Actions
Renovacor Proposal 1: Renovacor merger proposal
Approval requires (i) a quorum and (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote at the Renovacor special meeting on the Renovacor merger proposal.
An abstention or other failure to vote on the Renovacor merger proposal will have the same effect as a vote “AGAINST” the Renovacor merger proposal.

Proposal	Required Vote	Effects of Certain Actions
Renovacor Proposal 2: Renovacor Adjournment proposal	Assuming a quorum is present, approval requires the affirmative vote of the majority of votes cast at the Renovacor special meeting.
Any shares not virtually present or represented by proxy (including due to the failure of a Renovacor stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Renovacor adjournment proposal.

If a quorum is not present or represented, the holders of voting stock representing a majority of the voting power present at the Renovacor special meeting, or the presiding officer, may adjourn the meeting.

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Renovacor special meeting on the Renovacor adjournment proposal to vote on the Renovacor adjournment proposal will have “NO EFFECT” on the Renovacor adjournment proposal.

Vote of Renovacor Directors and Executive Officers
Contemporaneously with the execution of the merger agreement, the Renovacor supporting stockholders entered into the Renovacor voting agreement with Rocket, pursuant to which the Renovacor supporting stockholders agreed to, among other things, vote all of their shares in Renovacor “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal. See “Interests of Renovacor Directors and Executive Officers in the Mergers.”
Methods of Voting
Registered Stockholders
If you are a Renovacor stockholder of record, you may vote at the Renovacor special meeting by proxy through the Internet, by telephone or by mail, or by virtually attending and voting at the Renovacor special meeting via the Renovacor special meeting website, as described below.
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Voting by Mail: If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you intend to submit your proxy by mail, it must be received by us prior to the commencement of voting at the Special Meeting. If you sign your proxy card and return it without marking any voting instructions, your Shares will be voted “FOR” the Renovacor merger proposal and “FOR” the Renovacor adjournment proposal;

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Voting by Telephone: You can vote your Shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card. If you submit your later-dated proxy by telephone you must do so no later than    Eastern Time on    , 2022;

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Voting by Internet: You can also vote on the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the Internet, you should not return your proxy card. If you submit your later-dated proxy by Internet you must do so no later than     Eastern Time on    , 2022; or

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Attending the Special Meeting and voting online at    on    , 2022 at    Eastern Time. Renovacor encourages you to allow ample time for online check-in, which begins at    , Eastern Time. In order to attend the virtual Special Meeting and vote online, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares at the Renovacor special meeting or to vote by proxy prior to the Renovacor special meeting.

Unless revoked, all duly executed proxies representing shares of Renovacor common stock entitled to notice of and to vote at the Renovacor special meeting will be voted at the Renovacor special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the Renovacor officers identified on the proxy will vote your shares consistent with the recommendation of the Renovacor board on such proposal. If you are a Renovacor stockholder of record, proxies submitted over the Internet or by telephone as described above must be received by    , Eastern Time, on    , 2022. Although Renovacor offers four different voting methods, Renovacor encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Renovacor special meeting.
By executing and delivering a proxy in connection with the Renovacor special meeting, you designate certain Renovacor officers identified therein as your proxies at the Renovacor special meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the Renovacor special meeting, such proxies will vote your shares of Renovacor common stock on such uninstructed proposal in accordance with the recommendation of the Renovacor board.
Beneficial (Street Name) Stockholders
If you hold your shares of Renovacor common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Renovacor common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Renovacor special meeting. See “–Quorum; Abstentions; Broker Non-Votes and Failure to Vote.”
If you hold your shares of Renovacor common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you may contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Renovacor special meeting See “–Virtually Attending the Renovacor Special Meeting.”
Revocability of Proxies
Other than with respect to the Renovacor supporting stockholders, who are party to the voting agreements, any Renovacor stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Renovacor special meeting. If you are a Renovacor stockholder of record, you may revoke your proxy by any of the following actions:
•	by sending a signed written notice of revocation to Renovacor’s Corporate Secretary, provided such notice is received no later than , 2022;
•	by voting again over the Internet or telephone as instructed on your proxy card before the closing of the voting facilities at , Eastern Time, on , 2022;
•	by submitting a properly signed and dated proxy card with a later date that is received by Renovacor no later than the close of business on , 2022; or
•
by virtually attending the Renovacor special meeting via the Renovacor special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Renovacor special meeting via the Renovacor special meeting website as described above.

Only your last submitted proxy will be considered.
Execution or revocation of a proxy will not in any way affect a Renovacor stockholder’s right to virtually attend and vote at the Renovacor special meeting via the Renovacor special meeting website.
Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Renovacor, Inc.
Attn: Corporate Secretary
201 Broadway, Suite 310
Cambridge, Massachusetts, 02139
(610) 424-2650
If your shares of Renovacor common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Proxy Solicitation Costs
Renovacor is soliciting proxies to provide an opportunity to all Renovacor stockholders to vote on the Renovacor merger proposal and the Renovacor adjournment proposal, whether or not such Renovacor stockholders are able to virtually attend the Renovacor special meeting or any adjournment thereof. Renovacor will pay all expenses of soliciting proxies from Renovacor stockholders. In addition to the solicitation of proxies by mail, Renovacor will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Renovacor common stock and secure their voting instructions, if necessary. Renovacor may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Renovacor has also retained Kingsdale Advisors to assist in soliciting proxies and in communicating with Renovacor stockholders and estimates that it will pay them a fee of approximately $12,500, plus reimbursement for certain reasonable documented out-of-pocket expenses. Renovacor also has agreed to indemnify Kingsdale Advisors against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Renovacor or Renovacor directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the Internet or other means of communication, including electronic communication. Renovacor directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Virtually Attending the Renovacor Special Meeting
If you wish to virtually attend the Renovacor special meeting via the Renovacor special meeting website, you must (a) be a Renovacor stockholder of record at the close of business on the record date, (b) hold your shares of Renovacor common stock beneficially in the name of a broker, bank or other nominee as of the record date or (c) hold a valid proxy for the Renovacor special meeting.
You will be able to attend the Renovacor special meeting and vote during the Renovacor special meeting via a live webcast by visiting    . Renovacor encourages you to allow ample time for online check-in, which will open at , Eastern Time. If you hold your shares of Renovacor common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Renovacor special meeting via the Renovacor special meeting website, you should contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Renovacor special meeting.
If you plan to virtually attend and vote at the Renovacor special meeting via the Renovacor special meeting website, Renovacor still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Renovacor special meeting via the Renovacor special meeting website. Voting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the Renovacor special meeting via the Renovacor special meeting website if you later decide to do so.

No Appraisal Rights
The Renovacor stockholders are not entitled to appraisal of their shares or dissenters’ rights with respect to the mergers. See “No Appraisal Rights.”
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This “householding” rule provides greater convenience for Renovacor’s stockholders and cost savings for Renovacor by reducing the number of duplicate documents that households receive. Also, this allows Renovacor to be more environmentally friendly by reducing the unnecessary use of materials. Renovacor stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Please note that each Renovacor stockholder will receive a separate proxy card, which will allow each Renovacor stockholder to vote independently. Registered Renovacor stockholders (those who hold shares of Renovacor common stock directly in their name with Renovacor’s transfer agent) may opt out of householding and receive a separate proxy statement/prospectus or other proxy materials by sending a written request to Renovacor at the address below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Renovacor stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Renovacor will promptly deliver a copy of this joint proxy statement/prospectus to any Renovacor stockholder who received only one copy of these materials due to householding upon request in writing to: Renovacor, Inc., Attn: Corporate Secretary, 201 Broadway, Suite 310, Cambridge, Massachusetts 02139 or by calling (610) 424-2650.
Tabulation of Votes
The Renovacor board will appoint an independent inspector of election for the Renovacor special meeting. The inspector of election will, among other matters, determine the number of shares of Renovacor common stock represented at the Renovacor special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Renovacor stockholders at the Renovacor special meeting.
Adjournments
If a quorum is not present at the Renovacor special meeting, or if a quorum is present at the Renovacor special meeting but there are insufficient votes at the time of the Renovacor special meeting to approve the Renovacor merger proposal, then in each case Renovacor stockholders will be asked to only vote on the Renovacor adjournment proposal.
At any subsequent reconvening of the Renovacor special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Renovacor special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Renovacor special meeting, please contact Kingsdale Advisors, Renovacor’s proxy solicitor for the Renovacor special meeting, at:
Tel: Toll-Free 1-866-581-1571
Email: contactus@kingsdaleadvisors.com

RENOVACOR STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGERS. IN PARTICULAR, RENOVACOR STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

RENOVACOR PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
At the Renovacor special meeting, Renovacor is asking Renovacor stockholders to consider and vote upon the Renovacor merger proposal to enable Renovacor to consummate the mergers and effect the other transactions in accordance with the terms of the merger agreement.
Upon completion of the first merger, each Renovacor stockholder will be entitled to receive a number of shares of Rocket common stock initially equal to the initial exchange ratio (with such number of shares of Rocket common stock subject to adjustment based on the amount of net cash of Renovacor as of the closing, as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment”) for each share of Renovacor common stock held by such stockholder immediately prior to the first effective time (together with cash in lieu of any fractional shares of Rocket common stock to which such stockholder would otherwise be entitled).
After careful consideration, the Renovacor board unanimously: (a) determined that the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions contained therein, are advisable, fair to and in the best interests of Renovacor and its stockholders; (b) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the mergers; and (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Renovacor stockholders and resolved to recommend that Renovacor stockholders adopt the merger agreement.
The Renovacor board accordingly unanimously recommends that Renovacor stockholders vote “FOR” the Renovacor merger proposal.
Approval of the Renovacor merger proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Renovacor common stock entitled to vote thereon. Accordingly, an abstention or other failure to vote on the Renovacor merger proposal will have the same effect as a vote “AGAINST” the Renovacor merger proposal.
It is a condition to the completion of the merger that Renovacor stockholders approve the Renovacor merger proposal. If a quorum is not present at the Renovacor special meeting, or if a quorum is present at the Renovacor special meeting but there are insufficient votes at the time of the Renovacor special meeting to approve the Renovacor merger proposal, then in each case Renovacor stockholders will be asked to only vote on the Renovacor adjournment proposal.
IF YOU ARE A RENOVACOR STOCKHOLDER, THE RENOVACOR BOARD
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RENOVACOR MERGER PROPOSAL
(RENOVACOR PROPOSAL 1)

RENOVACOR PROPOSAL 2: ADJOURNMENT OF THE RENOVACOR SPECIAL MEETING
The Renovacor special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Renovacor merger proposal.
Renovacor is asking Renovacor stockholders to vote in favor of any adjournment of the Renovacor special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Renovacor merger proposal.
The Renovacor board unanimously recommends that Renovacor stockholders approve the Renovacor adjournment proposal.
Assuming a quorum is present at the Renovacor special meeting, approval of the Renovacor adjournment proposal requires the affirmative vote of the majority of votes cast at the Renovacor special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Renovacor stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Renovacor adjournment proposal. An abstention on the Renovacor adjournment proposal will have “NO Effect” on the Renovacor adjournment proposal.
If a quorum is not present or represented, the holders of voting stock representing a majority of the voting power present at the Renovacor special meeting, or the presiding officer, may adjourn the meeting. At any subsequent reconvening of the Renovacor special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Renovacor special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
IF YOU ARE A RENOVACOR STOCKHOLDER, THE RENOVACOR BOARD
UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RENOVACOR ADJOURNMENT PROPOSAL
(RENOVACOR PROPOSAL 2)

THE MERGERS
The following is a description of material aspects of the mergers. While Rocket and Renovacor believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/ prospectus, including the text of the merger agreement attached as Annex A hereto, for a more complete understanding of the mergers. In addition, important business and financial information about each of Rocket and Renovacor is contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
General
Rocket, Merger Sub I, Merger Sub II and Renovacor have entered into the merger agreement, which provides for (i) first, the merger of Merger Sub I with and into Renovacor, with Renovacor continuing as the Initial Surviving Corporation in the first merger and (ii) second, the merger of the Initial Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company in the second merger and a wholly owned subsidiary of Rocket. As a result of the mergers, the separate existence of Merger Sub I will cease as a result of the first merger, and the separate existence of Initial Surviving Corporation will cease as a result of the second merger.
Merger Consideration
At the first effective time, each share of Renovacor common stock (other than shares held in treasury by Renovacor or held directly by Rocket, Merger Sub I or Merger Sub II (which shares will be cancelled) but including each Sponsor earnout share and each SPAC merger earnout share) that was issued and outstanding immediately prior to the first effective time will be converted into the right to receive a number of shares of Rocket common stock initially equal to the initial exchange ratio and, in lieu of any fractional shares of Rocket common stock, cash (without interest and less any applicable withholding taxes).
The exchange ratio will not change between now and the date of the first merger based on any changes to the market price of Rocket or Renovacor common stock changes after the date of execution of the merger agreement. However, the initial exchange ratio may be subject to adjustment based on the amount of net cash of Renovacor as of the closing, as described in more detail in the section entitled “The Merger Agreement—Merger Consideration and Adjustment.” Therefore, the value of the merger consideration will depend on the market price of Rocket common stock at the first effective time and may change based on the amount of net cash of Renovacor as of the closing. The market price of Rocket common stock has fluctuated since the date of the announcement of the merger agreement and is expected to continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Renovacor special meeting, through the date the first merger is completed and thereafter. The market price of Rocket common stock, when received by Renovacor stockholders in connection with the first merger, could be greater than, less than or the same as the market price of Rocket common stock on the date of this joint proxy statement/prospectus or at the time of the Renovacor special meeting. Accordingly, you should obtain current market quotations for Rocket and Renovacor common stock before deciding how to vote on the Renovacor merger proposal. Rocket common stock is traded on the Nasdaq Global Market under the symbol “RCKT,” Renovacor common stock is traded on the NYSE under the symbol “RCOR” and Renovacor warrants are traded on the NYSE under the symbol “RCOR.WS.”
At the second effective time, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation that was issued and outstanding immediately prior to the second effective time will be cancelled and cease to exist and each limited liability company interest of Merger Sub II that was issued and outstanding immediately prior to the second effective time will remain outstanding as a limited liability company interest of the Surviving Company.
Background of the Mergers
The Renovacor board and the Rocket board, together with their respective management teams, regularly review their respective companies’ research and development programs, business opportunities and potential transactions to protect and enhance the value of their respective businesses and enhance stockholder value. Renovacor and Rocket each considers its strategic options in light of the totality of the circumstances, including current and anticipated business and industry trends, regulatory conditions, future growth prospects, the current and expected financing environment and overall strategic direction of each business, in each case, with the goal of maximizing short-term and long-term value for its stockholders.
In particular, in arriving at the transactions contemplated by the merger agreement, Renovacor followed a careful process assisted by experienced outside financial, scientific and legal advisors to rigorously examine potential transactions and transaction candidates through broad outreach to life sciences companies and a thorough process of evaluation of prospective strategic partners and strategic alternatives. The terms of the merger agreement are the result of extensive arm’s-length negotiations among members of the management teams of Rocket and Renovacor along with their respective advisors and under the guidance of each of the Rocket board and the Renovacor board, respectively. The following is a summary of the background of the process undertaken by Renovacor, including Renovacor’s identification and evaluation of strategic alternatives and the negotiation of the merger agreement.
On September 2, 2021, Renovacor (formerly Chardan Acquisition 2 Corp. (the “SPAC”)), CHAQ2 Merger Sub, Inc. and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.) (“Legacy Renovacor”) entered into an Agreement and Plan of Merger with respect to a business combination involving the acquisition by the SPAC of Legacy Renovacor (the “SPAC Business Combination”). As a result of the SPAC Business Combination, Renovacor became a publicly traded corporation listed on NYSE. Simultaneously with the SPAC Business Combination, Renovacor consummated a $30 million private investment in public equity (PIPE) financing with a group of investors including former investors in Legacy Renovacor and affiliates of the SPAC’s sponsor, Chardan Healthcare Investments. On September 2, 2021, the closing price per share of Renovacor common stock on NYSE was $8.41.
In the months following the SPAC Business Combination, members of Renovacor’s senior management and the Renovacor board regularly reviewed Renovacor’s performance and prospects in light of its business, including the status and timeline for completion of Renovacor’s ongoing preclinical studies of its lead product candidate, REN-001, and the submission of an investigational new drug application (“IND”) for REN-001, as well as developments in the biotechnology and pharmaceutical industries, including the financing challenges associated with the weakness in biotechnology stock prices and the dilution that stockholders of Renovacor would likely experience in connection with the implementation of Renovacor’s long-term strategic plan, including planned equity capital fundraising in order to finance Renovacor’s preclinical and clinical development activities.
On December 7, 2021, Renovacor’s Chief Executive Officer, Dr. Magdalene Cook (“Dr. Cook”), Rocket’s Chief Executive Officer, Dr. Gaurav Shah (“Dr. Shah”) and members of their respective management teams met for dinner to discuss implementation of a non-confidential clinical knowledge-sharing process concerning common clinical issues involving the two companies’ businesses. The conversation was focused on clinical matters and did not include any discussion of a potential business combination or other strategic transaction between the two companies. On December 17, 2021, Rocket and Renovacor entered into a mutual confidentiality agreement, which did not contain a standstill provision.
During the first quarter and into the second quarter of 2022, members of Renovacor’s senior management communicated with representatives of several biotechnology and pharmaceutical companies for the purpose of gauging such companies’ potential interest in pursuing a strategic collaboration, partnership, licensing or other similar arrangement with Renovacor. During this period, Renovacor had preliminary discussions concerning such potential strategic transactions with approximately 19 parties, including such companies whose technologies and/or pipeline products could potentially be complementary to Renovacor’s portfolio, and entered into confidentiality agreements and exchanged information with 11 such parties, including a publicly traded clinical stage gene therapy company referred to herein as “Party A”, a publicly traded genetic medicines company referred to herein as “Party B”, a privately held clinical stage gene therapy company referred to herein as “Party C”, a publicly traded clinical stage biotechnology company referred to herein as “Party D”, a publicly traded biotechnology and gene therapy company referred to herein as “Party E” and a publicly traded rare disease biopharmaceutical company referred to herein as “Party F”. None of the confidentiality agreements executed at this time contained a standstill provision. These discussions focused on identifying opportunities for potential strategic collaborations or partnerships and did not address any potential business combination with any party nor the value or terms of any potential business combination transaction, nor did these contacts progress to the point of discussions with respect to a potential business combination at this time.
On March 9, 2022, the Renovacor board held a regularly scheduled virtual meeting at which members of Renovacor’s senior management, as well as representatives of Renovacor’s legal counsel, Troutman Pepper

Hamilton Sanders LLP (“Troutman”), and representatives of Chardan Capital Markets LLC (“Chardan”), were present by invitation. At the meeting, members of Renovacor senior management presented the Renovacor board with an update on the status of the ongoing REN-001 preclinical studies and IND filing timelines, including potential risks and mitigation plans, as well as an update on the current status of existing business development initiatives. Chardan then provided an overview of the current state of the capital markets for life science companies, including cardiovascular focused companies, and discussed potential financing options for Renovacor in 2022, including potential acquisition opportunities and transaction timing based on the market conditions existing at the time. Renovacor management noted that it would continue to evaluate potential financing strategies and business development initiatives.
On March 24, 2022, Renovacor publicly announced its financial results for the year ended December 31, 2021. The closing price per share of Renovacor common stock on NYSE on that day was $4.22, which represented an approximately 50% decline from the closing price of $8.41 on September 2, 2021 (the day on which the SPAC Business Combination was consummated).
On April 25, 2022, representatives of Rocket’s and Renovacor’s respective management teams met at Rocket’s offices in New York to engage in a knowledge-sharing discussion of common clinical issues facing their respective businesses, specifically regarding clinical challenges related to cardiovascular gene therapy development, including identifying and enrolling patients in clinical studies and educating the clinical community. Representatives of Rocket’s and Renovacor’s scientific teams met periodically thereafter on an informal basis in furtherance of this discussion. The parties did not discuss any potential strategic collaboration or business combination transaction during any of these meetings.
On May 5, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management as well as representatives of Troutman were present by invitation. At the meeting, in light of the recent decline in Renovacor’s stock price and the challenges faced by Renovacor to extend its cash runway into fiscal year 2024, among other considerations, the Renovacor board proposed to form a transaction committee (the “Renovacor transaction committee”), consisting of Thomas Needham (“Mr. Needham”) and Jonas Grossman (“Mr. Grossman”), each independent directors, to consider and explore potential strategic and business alternatives in an effort to maximize stockholder value. Mr. Needham and Mr. Grossman were selected to comprise the Renovacor transaction committee given, among other things, their respective expertise and experience in acquiring and selling companies, to assist the Renovacor board in fulfilling its responsibility relating to the review, evaluation and negotiation of potential strategic alternatives that could maximize value for Renovacor’s stockholders.
Also on May 5, 2022, Dr. Cook contacted Dr. Shah, Rocket’s Chief Executive Officer, to discuss Renovacor’s ongoing business development efforts relating to potential strategic collaboration and partnership opportunities for Renovacor and to assess Rocket’s interest in pursuing a potential strategic transaction with Renovacor. Dr. Cook and Dr. Shah agreed to arrange a meeting of the two companies’ respective business development teams and other members of senior management at the upcoming American Society of Gene & Cell Therapy (“ASGCT”) conference to be held later that month. Neither the proposed terms nor value of any proposed transaction between the two companies was discussed at this time.
On May 12, 2022, Renovacor publicly announced its financial results for the three months ended March 31, 2022. The closing price per share of Renovacor common stock on NYSE on that date was $2.51, which represented a 70% decline from the closing price of $8.41 on September 2, 2022 (the day on which the SPAC Business Combination was consummated).
During the week of May 16, 2022, while in attendance at the ASGCT conference, members of Renovacor’s and Rocket’s respective business development and research and development teams met to discuss scientific topics including respective research and development capabilities. Additionally, members of the Renovacor board met with members of Rocket’s senior management and engaged in initial discussions regarding a potential business combination between the two companies. Neither value nor terms of any potential transaction were discussed during these meetings.
On May 24, 2022, Dr. Shah, Rocket’s Chief Executive Officer, delivered an initial proposal to Dr. Cook via email providing for the acquisition by Rocket of all of the outstanding shares of Renovacor common stock in a stock-for-stock transaction for an implied value of approximately $1.79 per share based on the last closing price of Rocket’s common stock as of the proposal date (the “Initial Proposal”). The closing price per share of Renovacor common stock on NYSE on that day was $2.03.
On May 25, 2022, the Renovacor board convened a meeting at Renovacor’s offices in Cambridge, Massachusetts as well as by videoconference to discuss the Initial Proposal and evaluate potential responses. Also present at the meeting were representatives of Renovacor’s senior management and representatives of Troutman. At the meeting, the Renovacor transaction committee provided an overview of the discussions to date with Rocket and an initial valuation analysis of the Initial Proposal. Members of Renovacor’s senior management then led the Renovacor board in a discussion of Renovacor’s potential pipeline expansion initiatives and other business development opportunities to date as well as a discussion of Renovacor’s cash runway and potential methods to extend Renovacor’s cash runway into fiscal year 2024. A representative of Troutman provided an overview of the Renovacor board’s fiduciary duties in evaluating the Initial Proposal and the Renovacor board engaged in discussion concerning the potential risks, costs and benefits of pursuing the transaction contemplated by the Initial Proposal. The Renovacor board then directed Renovacor management to invite a selection of financial advisory firms to make a presentation to Renovacor for purposes of selecting a financial advisor for a potential strategic transaction. The Renovacor board also resolved to appoint Mr. Greg Covino (“Mr. Covino”) and Dr. Joan Lau (“Dr. Lau”), each independent directors, to the Renovacor transaction committee to serve with Mr. Needham and Mr. Grossman. Mr. Covino and Dr. Lau were selected to join the Renovacor transaction committee given, among other things, their respective expertise and experience relevant to evaluating a potential strategic transaction.
On June 2, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management and representatives of Troutman were also present. At the meeting, the Renovacor board discussed the recommendation of Renovacor management to retain Wells Fargo Securities, LLC (“Wells Fargo Securities”) as Renovacor’s exclusive financial advisor in connection with a potential strategic transaction, which recommendation was made following discussions among Renovacor management and a number of candidates concerning a potential engagement for financial advisory services. At the meeting, representatives of Troutman provided an overview of the terms of a proposed engagement letter with Wells Fargo Securities. The Renovacor board then authorized Renovacor to negotiate and execute an engagement letter with Wells Fargo Securities providing for the exclusive engagement of Wells Fargo Securities as Renovacor’s financial advisor. The Renovacor board also directed Renovacor to work with Wells Fargo Securities to evaluate interest from third parties in a potential strategic transaction with Renovacor in order to enable the Renovacor board to better understand potential alternatives available to it in light of the inbound interest from Rocket. The Renovacor board and Renovacor management viewed Wells Fargo Securities as qualified to support Renovacor with respect to an evaluation of strategic alternatives in connection with a potential strategic transaction. Renovacor did not execute an engagement letter with Wells Fargo Securities at that time but formally entered into the engagement letter on August 10, 2022, following negotiations between Renovacor and Wells Fargo Securities regarding the terms of the same and pursuant to the authority previously delegated by the Renovacor board.
On June 3, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities met virtually with representatives of SVB Securities, financial advisor to Rocket, to deliver Renovacor’s initial feedback with respect to the Initial Proposal. Wells Fargo Securities notified SVB Securities that the Renovacor board believed the Initial Proposal did not adequately reflect Renovacor’s value and suggested that Rocket continue its diligence efforts on a non-exclusive basis with a view towards improving the Initial Proposal.
Throughout June and the beginning of July 2022, Wells Fargo Securities contacted 27 companies regarding a potential transaction with Renovacor, including Rocket, Party A, Party B, Party C, Party D, Party E, Party F and a global publicly traded pharmaceutical and biotechnology company referred to herein as “Party G”. During that period and following introductory conversations between Wells Fargo Securities and each of the parties concerning the potential transaction process, Renovacor entered into confidentiality agreements with six (6) companies, including Rocket, Party A, Party B, Party C, Party D and Party F, which agreements each contained customary confidentiality provisions, a prohibition on the counterparty contacting debt or equity financing sources without Renovacor’s prior approval and a customary standstill provision. Neither Party E nor Party G entered into a confidentiality agreement with Renovacor at this time. The remaining parties approached by Wells Fargo Securities declined to proceed with discussions with Renovacor and its representatives regarding a potential strategic transaction with Renovacor.

Beginning in the middle of June, members of Renovacor’s senior management held management presentations with Rocket, Party A, Party B, Party C, Party D and Party F, respectively. During that period and until the execution of the merger agreement on September 19, 2022 (or, if earlier, the date on which a party engaged in the potential transaction process ceased to pursue a potential transaction, as noted below), each of the parties conducted due diligence that variously included access to a limited “first round” virtual data room, review of additional documentary materials, virtual and in-person diligence sessions with members of Renovacor’s management team and other customary due diligence. Neither value nor terms of a potential transaction were discussed during these diligence sessions.
On or around June 28, 2022, Wells Fargo Securities sent a letter to each of Rocket, Party A, Party B, Party C, Party D and Party F, setting forth in greater detail the procedures for the first round of the potential sales process and instructing the potential counterparties to provide initial, non-binding indications of interest with respect to a potential strategic transaction with Renovacor by July 13, 2022.
On June 30, 2022, Dr. Cook met by videoconference with Dr. Shah, at which time they discussed, among other things, Renovacor’s expected sales process for evaluating a potential strategic transaction with Rocket or another third party. Neither value nor terms of any potential transaction were discussed during these meeting.
Between July 13 and July 15, 2022, Renovacor received initial non-binding indications of interest from each of Rocket, Party A and Party B. On July 13, 2022, representatives of SVB Securities, at the direction of Rocket, provided representatives of Wells Fargo Securities with an updated proposal for Rocket to acquire all of the outstanding shares of Renovacor common stock in a stock-for-stock transaction with an implied value of $2.10 per share based on the last closing price of Rocket’s common stock as of the proposal date (the “July 13 Proposal”). The closing price per share of Renovacor common stock on NYSE on July 13 was $2.09. Between July 14 and July 15, 2022, Wells Fargo Securities also received, on behalf of Renovacor, an initial indication of interest from Party A, which offered to acquire all of the outstanding shares of Renovacor common stock in exchange for shares of Party A common stock having an implied value of $2.75 per share based on Party A’s last closing price as of the proposal date, and from Party B, which offered to acquire all of the outstanding shares of Renovacor common stock in exchange for shares of Party B common stock having an implied value of $2.35 per share based on Party B’s last closing price as of the proposal date. The closing price per share of Renovacor common stock on NYSE on each of July 14 and July 15 was $1.95 and $2.00, respectively. No proposals were received from Party C, Party D or Party F at this time.
On July 13, 2022, representatives of Party C informed representatives of Wells Fargo Securities, on behalf of Renovacor, that Party C had determined not to continue exploring a potential transaction with Renovacor at this time, noting that Party C was focused on pursuing internal priorities but may be interested in reengaging in discussions with Renovacor at the end of the year.
On July 14, 2022, Party D’s Chief Executive Officer spoke virtually with Dr. Cook and stated that Party D would no longer be exploring a potential transaction with Renovacor, citing the preclinical status of both companies and the shared challenges in extending their respective cash runways in the coming fiscal years.
On July 16, 2022, representatives of Wells Fargo Securities met by videoconference with members of Renovacor’s senior management to discuss the proposals received from Rocket, Party A and Party B as well as the status of other parties’ participation in the transaction process, including the decisions by C and Party D to cease participating in the process.
On July 19, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities spoke virtually with representatives of Party A and Party B, respectively, to inform each party that its initial indication of interest was sufficiently competitive to enable it to participate in the next stage of the transaction process but that in the view of the Renovacor board, the proposal would require meaningful improvement. Also on July 19, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities spoke virtually with representatives of SVB Securities, on behalf of Rocket, that the July 13 Proposal was not competitive as compared to the other participants in the process. Later that day, members of the Renovacor transaction committee met virtually with representatives of Wells Fargo Securities and representatives of Troutman to discuss the feedback delivered to Rocket, Party A and Party B and potential options for increasing the value of the proposals.

On July 21, 2022, representatives of SVB Securities, at the direction of Rocket, delivered an update to the July 13 Proposal increasing the implied per-share value of Renovacor common stock to $2.52 (the “July 21 Proposal”). The closing price per share of Renovacor common stock on NYSE on that day was $2.00.
On July 22, 2022, the Renovacor board held a virtual meeting at which members of Renovacor senior management and representatives of Troutman and Wells Fargo Securities were also in attendance. At the meeting, representatives of Wells Fargo Securities and members of Renovacor senior management provided an update on the status of negotiations and diligence review with each of Rocket, Party A and Party B, as well as an update on the status of discussions with the other parties in the process. Representatives of Wells Fargo Securities then provided an overview of the terms of the July 21 Proposal received from Rocket and the other indications of interest received from Party A and Party B, as well as an overview of the current market dynamics. Members of Renovacor’s senior management subsequently presented to the Renovacor board a preliminary long-range forecast for REN-001. Representatives of Troutman then reviewed with the Renovacor board a summary of its fiduciary duties and obligations in connection with evaluating the proposals received from each bidder. The Renovacor board agreed that each of Rocket, Party A and Party B should advance to the next round of the process.
Also on July 22, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities contacted representatives of SVB Securities, on behalf of Rocket, virtually to deliver the feedback that the July 21 Proposal was sufficient to allow them to advance in the process but would require additional improvement to remain competitive.
On July 25, 2022, following a significant delay in engaging with Renovacor in connection with the potential transaction process, representatives of Party E informed representatives of Wells Fargo Securities that Party E was interested in moving forward with the process. Representatives of Wells Fargo Securities highlighted that Party E would need to move quickly given the status of discussions with other participants in the process.
On July 26, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities sent a letter to each of Rocket, Party A and Party B setting forth in greater detail the procedures for the next round of the potential transaction process and directing the parties to submit markups of a draft merger agreement (which would be provided separately) by August 17, 2022 and definitive transaction proposals by August 24, 2022.
On July 27, 2022, representatives of Party F informed representatives of Wells Fargo Securities, on behalf of Renovacor, that Party F had determined not to continue exploring a potential transaction with Renovacor at this time.
On July 29, 2022, at the direction of Renovacor, representatives of Wells Fargo Securities provided representatives of Rocket, Party A and Party B with access to an expanded data room containing additional confidential due diligence materials concerning Renovacor and its business and operations.
During the first two weeks of August, members of Renovacor’s senior management met with representatives of Party A and Party B, respectively, on several occasions both in person and virtually to review additional diligence information provided by Renovacor with respect to the status of its ongoing REN-001 preclinical studies as well as Renovacor’s pipeline development programs. At these diligence sessions, both parties expressed interest in reviewing additional data from the ongoing REN-001 preclinical studies, which Renovacor expected to be available by the end of the fourth quarter of 2022, before finalizing the terms of a transaction. Also during that period, members of Rocket’s management team continued to conduct due diligence with respect to Renovacor, including by conducting a site visit to Renovacor’s Princeton, NJ facility and participating in additional meetings in person and virtually with members of Renovacor senior management to discuss, among other things, Renovacor’s pipeline development programs. Neither value nor terms of a potential transaction were discussed with any parties during these meetings.
On August 2, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management, as well as representatives of Wells Fargo Securities and representatives of Troutman, were also in attendance. At the meeting, representatives of Wells Fargo Securities and members of Renovacor senior management provided the Renovacor board with an update as to the status of Renovacor’s preliminary long-term financial forecast to be provided to participants in Renovacor’s potential transaction process as part of the next round of the due diligence process. A representative of Troutman then reviewed with the Renovacor board the status of the auction draft merger agreement prepared by Troutman and the material terms proposed to be included in the draft merger agreement. The Renovacor board agreed that the auction draft merger agreement would be provided to Rocket, Party A and Party B on August 8, 2022 following review and discussion of the same with the Renovacor board and members of Renovacor’s senior management.

On August 3, 2022, representatives of Troutman distributed to the Renovacor board a draft merger agreement that contemplated, among other things, (i) a “no-shop” provision requiring Renovacor to cease solicitation of alternative proposals following the execution of the merger agreement, (ii) the ability of Renovacor to negotiate with counterparties in connection with a superior proposal and/or terminate the merger agreement to accept a superior proposal and (iii) a company termination fee equal to 2.0% of the transaction equity value. The draft merger agreement also provided, among other things, that the parties would not be permitted to consider the outcome of any preclinical or clinical data or the timing or results of any regulatory filings or approvals with respect to any of Renovacor’s product candidates in determining whether a “Company Material Adverse Effect” has occurred. During the course of that week, members of the Renovacor board and Renovacor management team reviewed the draft merger agreement and asked questions of Troutman regarding the same via email. Thereafter, on August 8, 2022, Wells Fargo Securities, on behalf of Renovacor, distributed the draft merger agreement to each of Rocket, Party A and Party B.
On August 8, 2022, Renovacor publicly announced its financial results for the three months ended June 30, 2022. The closing price per share of Renovacor common stock on NYSE on that day was $1.76, which represented a 79% decline from the closing price of $8.41 on September 2, 2022 (the day on which the SPAC Business Combination was consummated).
Also on August 8, 2022, Renovacor entered into a confidentiality agreement with Party E containing customary confidentiality provisions, a prohibition on the counterparty contacting debt or equity financing sources without Renovacor’s prior approval and a customary standstill provision. During the course of that week, Party E conducted due diligence that included access to the limited “first round” virtual data room, review of additional documentary materials, diligence sessions with members of Renovacor’s senior management and other customary due diligence. Neither value nor terms of a potential transaction were discussed during these diligence sessions.
On August 9, 2022, the Renovacor board held a virtual meeting at which representatives of Troutman and representatives of Wells Fargo Securities, as well as members of Renovacor’s senior management, were also in attendance. At the meeting, Wells Fargo Securities reviewed with the Renovacor board its financial analysis of Renovacor based on the long-range financial forecasts provided by Renovacor management, which included an analysis of the value of Renovacor’s discounted cash flows and an evaluation of the potential equity dilution to Renovacor stockholders as a result of a standalone financing strategy based on Renovacor’s long-term capital requirements.
On August 10, 2022, representatives of Party B’s financial advisor notified representatives of Wells Fargo Securities, on behalf of Renovacor, that Party B had made the decision to withdraw its participation in the potential transaction process, citing Party B’s desire to evaluate additional data from ongoing REN-001 preclinical studies data prior to proceeding with a potential transaction.
On August 16, 2022, representatives of Party E notified representatives of Wells Fargo Securities, on behalf of Renovacor, that Party E had decided to withdraw its participation in Renovacor’s potential transaction process, citing concerns about the scale of the commercial opportunity for REN-001.
On August 17, 2022, representatives of SVB Securities, at the direction of Rocket, distributed a markup of the proposed draft merger agreement to representatives of Wells Fargo Securities, on behalf of Renovacor. The revised draft of the merger agreement reflected, among other things, (i) a closing condition requiring Renovacor to have at least $40 million in net cash as of the closing of the transaction; (ii) a company termination fee equal to 4.0% of the transaction equity value; and (iii) a revised definition of “Company Material Adverse Effect” which permitted the parties to consider the outcome of Renovacor’s preclinical or clinical studies or the timing or results of regulatory filings or approvals for Renovacor’s product candidates in determining whether a “Company Material Adverse Effect” has occurred.
On August 18, 2022, after significant delay in responding to Wells Fargo Securities’ initial solicitation of interest in the potential transaction process, representatives of Party G notified representatives of Wells Fargo Securities that Party G was interested in participating in the potential transaction process and that it was prepared to move quickly in evaluating a potential transaction. Representatives of Wells Fargo Securities provided representatives of Party G with Renovacor’s draft form of confidentiality agreement, which contained customary confidentiality provisions, a prohibition on the counterparty contacting debt or equity financing sources without Renovacor’s prior approval and a customary standstill provision.

On August 19, 2022, Dr. Cook met virtually with the Chief Executive Officer of Party A, during which Party A’s Chief Executive Officer notified Dr. Cook that Party A would not be prepared to proceed with a potential transaction with Renovacor without reviewing the additional REN-001 preclinical study data expected to be available by the fourth quarter of 2022, and as a result, Party A had determined to withdraw from participating in the potential transaction process at this time.
On the morning of August 23, 2022, at Renovacor’s direction, representatives of Troutman and representatives of Wells Fargo Securities met with representatives of Goodwin Procter LLP (“Goodwin”), legal counsel to Rocket, and representatives of SVB Securities, on behalf of Rocket, by videoconference in order to review Renovacor’s initial responses to the markup of the draft merger agreement prepared by Goodwin.
Later that afternoon, the Renovacor board held a virtual meeting at which representatives of Troutman and representatives of Wells Fargo Securities, as well as members of Renovacor senior management, were also present. At the meeting, representatives of Wells Fargo Securities provided an update on the status of negotiations with each of the potential counterparties, including the recent withdrawals of Party A, Party B and Party E from participation in the potential transaction process and the potential participation by Party G. Representatives of Wells Fargo Securities then reviewed with the Renovacor board the analysis prepared by Wells Fargo Securities of strategic alternatives to a sale transaction, including capital raising and joint venture strategies. The Renovacor board met in executive session to discuss the timeline and potential risks and benefits of a potential transaction with Rocket as compared to other strategic alternatives.
On August 24, 2022, representatives of SVB Securities, at the direction of Rocket, distributed to representatives of Wells Fargo Securities, on behalf of Renovacor, a revised proposal to acquire Renovacor in a stock-for-stock transaction for an implied value of $2.60 per share of Renovacor common stock based on the last closing price of Rocket’s common stock as of the proposal date (the “August 24 Proposal”). The closing price per share of Renovacor common stock on NYSE on that day was $1.92. During the course of the day on August 25, 2022, the Renovacor transaction committee met virtually with members of Renovacor senior management to discuss the August 24 Proposal and potential alternatives to a transaction with Rocket. Representatives of Wells Fargo Securities and Troutman were present for such discussions.
Also on August 25, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management, as well as a representative of Troutman and representatives of Wells Fargo Securities, were also present. At the meeting, representatives of Wells Fargo Securities reviewed with the Renovacor board the updated analysis prepared by Wells Fargo Securities of potential strategic alternatives to the potential transaction process and provided an update on the transaction process, including an overview of the August 24 Proposal and Rocket’s business and financial prospects. A representative of Troutman then led the Renovacor board in a discussion of its fiduciary duties in evaluating a potential transaction. The Renovacor board then discussed strategies for increasing the value of the August 24 Proposal and considerations for securing support for the transaction from Renovacor’s stockholders.
On August 26, 2022, the Renovacor board reconvened at a virtual meeting at which members of Renovacor’s senior management and representatives from each of Troutman and Wells Fargo Securities were also present. At the meeting, representatives of Wells Fargo Securities advised the Renovacor board concerning potential strategies towards improving the August 24 Proposal and a representative of Troutman again reviewed the Renovacor board’s fiduciary duties in considering a potential transaction. The Renovacor board then met in executive session to discuss a potential counteroffer to the August 24 Proposal and determined to propose a counteroffer to Rocket at an implied value of $3.50 per share of Renovacor common stock.
Later that evening on August 26, 2022, at Renovacor’s direction, representatives of Wells Fargo Securities met virtually with representatives of SVB Securities, on behalf of Rocket, during which representatives of Wells Fargo Securities conveyed Renovacor’s counterproposal of $3.50 per share, noting that the Renovacor board did not view the August 24 Proposal as providing adequate value to Renovacor’s stockholders. Representatives of SVB Securities requested that Wells Fargo Securities provide an issues list summarizing the open points in proposed draft merger agreement so that Rocket could respond to the counterproposal holistically.
On August 27, 2022, following virtual discussions with representatives of Troutman and members of Renovacor’s senior management the previous evening, representatives of Wells Fargo Securities, on behalf of

Renovacor, shared a list of the remaining significant issues in the negotiation of the merger agreement with SVB Securities, which included, among other things, the minimum net cash closing condition, the size of the company termination fee and the definition of “Company Material Adverse Effect.”
On August 29, 2022, representatives of Party G notified representatives of Wells Fargo Securities, on behalf of Renovacor, that Party G would not be willing to enter into a confidentiality agreement with Renovacor on the terms proposed in Renovacor’s draft confidentiality agreement and instead proposed that the parties enter into a confidentiality agreement using Party G’s standard form, which did not include a standstill provision. Due to Party G’s significant delay in initiating the process, the parties did not enter into a confidentiality agreement at this time and Renovacor did not engage in further discussions with Party G concerning a potential transaction.
Also on August 29, 2022, representatives of SVB Securities, at the direction of Rocket, held a virtual meeting with representatives of Wells Fargo Securities, on behalf of Renovacor, during which SVB Securities conveyed that Rocket had rejected Renovacor’s counterproposal and reiterated Rocket’s offer to acquire Renovacor for an implied value of $2.60 per share as set forth in the August 24 Proposal. Representatives of SVB Securities and Wells Fargo Securities agreed that Dr. Cook and Dr. Shah should meet to discuss potential cost savings in a manner that would allow Rocket to increase the value to Renovacor stockholders contemplated by the August 24 Proposal.
Later that day on August 29, 2022, following virtual discussions between representatives of Wells Fargo Securities and members of Renovacor senior management concerning the response from Rocket, the Renovacor board held a virtual meeting at which representatives of Troutman and members of Renovacor senior management were also in attendance. At the meeting, the Renovacor board discussed the status of negotiations with Rocket regarding the proposed transaction and directed Renovacor management to review its operating budget and develop a proposal for near-term cost savings for continued discussion with Rocket.
On August 30, 2022, the Renovacor board reconvened at a virtual meeting at which representatives of Troutman and members of Renovacor senior management were also in attendance. At the meeting, the Renovacor board continued to discuss the potential transaction with Rocket and strategies for increasing the value implied by the August 24 Proposal. The Renovacor board directed Renovacor senior management to provide Rocket with the updated operating budget to support an increase to the implied value of the August 24 Proposal.
Also on August 30, 2022, Dr. Cook met with Dr. Shah in person to discuss the cost savings to be reflected in the revised operating budget. Dr. Shah agreed to consider an increase to the value of the August 24 Proposal with the Rocket board based on the proposed cost-saving measures.
On September 1, 2022, on behalf of Renovacor, representatives of Wells Fargo Securities delivered to representatives of SVB Securities, on behalf of Rocket, Renovacor’s revised operating budget reflecting the proposed cost-saving measures. Also on September 1, 2022, members of Renovacor senior management met virtually with representatives of Wells Fargo Securities to discuss the revised operating budget and strategies for discussing the updates to the operating budget and the resulting impact on the transaction valuation with Rocket.
On September 2, 2022, members of Renovacor senior management and representatives of Wells Fargo Securities, on behalf of Renovacor, met virtually with members of Rocket senior management to review the updated operating budget provided by Renovacor. At the meeting, the parties agreed that Rocket would revert with an updated proposal to account for the increased forecasted cash balance reflected in the updated operating budget. Later that day, representatives of Wells Fargo Securities, on behalf of Renovacor, and representatives of SVB Securities, on behalf of Rocket, met to discuss the expectations of the parties regarding an updated proposal from Rocket. During that meeting, at the direction of Rocket, representatives of SVB Securities requested that Wells Fargo Securities arrange a meeting between Renovacor senior management and Rocket senior management to discuss employment matters related to the potential transaction.
On September 6, 2022, members of Renovacor senior management, including Dr. Cook, met virtually with members of Rocket senior management, including Dr. Shah, to discuss Renovacor’s employee base and Rocket’s anticipated employee transition plan in connection with a potential transaction between the parties. The parties did not discuss the value or terms of a potential transaction during this meeting.
Also on September 6, 2022, representatives of Troutman shared a revised draft of the merger agreement with representatives of Goodwin, which draft reflected, among other things, (i) the removal of the minimum net cash closing condition, which was replaced with an adjustment to the exchange ratio based on the relative valuations of both companies to the extent that Renovacor’s closing net cash falls below $33 million; (ii) a company termination fee of 2.50% of the transaction equity value; and (iii) the reinstatement of Renovacor’s proposed language in the definition of “Company Material Adverse Effect” requiring that the results of any preclinical, nonclinical or clinical studies or the timing of filing any IND or other regulatory filing with respect to the Company’s products may not be considered in determining whether a “Company Material Adverse Effect” has occurred.
On September 9, 2022, representatives of SVB Securities, at the direction of Rocket, delivered an updated proposal to representatives of Wells Fargo Securities, on behalf of Renovacor, which improved the terms of the August 24 Proposal by including a mechanism to increase Renovacor’s valuation for purposes of calculating the exchange ratio by up to $3 million of the amount, if any, by which Renovacor’s closing net cash exceeds a proposed net cash target of $38 million (the “September 9 Proposal”).
Also on September 9, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management and representatives of Troutman and Wells Fargo Securities were also present. Dr. Cook provided an update on discussions with Rocket regarding potential avenues towards improving the September 9 Proposal. The Renovacor board considered and discussed potential responses to Rocket, including proposing an adjustment of the exchange ratio at an implied value of $2.75 per share of Renovacor common stock if Renovacor’s closing net cash was at least $41 million, as well as potential proposals concerning the structuring of contingent value right (“CVR”) payments based on Renovacor’s preclinical and clinical pipeline milestones. The Renovacor board directed Wells Fargo Securities to prepare an analysis of potential CVR structures to be reviewed with the Renovacor board and Renovacor senior management at the next meeting of the Renovacor board.
Later that day on September 9, 2022, at the direction of Renovacor management, representatives of Wells Fargo Securities met virtually with representatives of SVB Securities, on behalf of Rocket, and proposed an adjustment to the terms of the September 9 Proposal such that the exchange ratio would be adjusted to an implied value of $2.75 per share if Renovacor’s closing net cash was at least $41 million. At the direction of Rocket, representatives of SVB Securities relayed that Rocket management had considered the proposed structure and would not agree to the proposal.
On September 10, 2022, Dr. Cook met virtually with Dr. Shah to discuss the potential terms of a CVR structure to improve the September 9 Proposal. Dr. Shah stated that Rocket may be open to considering a CVR option and invited Dr. Cook to make a formal CVR proposal.
On September 12, 2022, the Renovacor board reconvened at a virtual meeting at which members of Renovacor’s senior management and representatives of Troutman and Wells Fargo Securities were also present. At the meeting, representatives of Wells Fargo Securities presented an overview of the negotiations with Rocket to date as well as an analysis of potential CVR structures based on comparable CVR transactions in the biotechnology market. At the meeting, representatives of Wells Fargo Securities also noted that the September 9 Proposal implied an economic value that was equivalent to Renovacor’s latest counterproposal of an implied value of $2.75 per share if Renovacor delivers at least $41 million in net cash at closing. After deliberation and review of the analysis presented by Wells Fargo Securities, the Renovacor board met in executive session and determined that Renovacor should present Rocket with a proposal for a CVR providing for an additional $150 million in value upon receipt of FDA approval for REN-001 (the “CVR Proposal”). The Renovacor board directed Dr. Cook and Mr. Grossman to determine the best strategy for presenting the CVR Proposal to Rocket.
In the afternoon on September 12, 2022, Dr. Cook and Mr. Grossman met virtually to discuss the CVR Proposal and strategies for negotiating the same with Rocket. Dr. Cook subsequently presented the CVR Proposal to Dr. Shah telephonically. Later that evening, Dr. Shah informed Dr. Cook via teleconference that the Rocket board had rejected the CVR Proposal and stated that the September 9 Proposal was Rocket’s best and final offer.
On September 13, 2022, the Renovacor board held a virtual meeting at which members of Renovacor’s senior management and representatives of Wells Fargo Securities and Troutman were also present. At the meeting, the Renovacor board discussed the September 9 Proposal in light of other potential strategic alternatives and authorized Renovacor’s senior management to negotiate with Rocket towards a transaction on the basis of the September 9 Proposal.
Later that day, representatives of Goodwin sent a revised draft of the merger agreement to representatives of Troutman, which draft reflected, among other things, the terms of the September 9 Proposal, including (i) the inclusion of a mechanism for an increase to the exchange ratio if Renovacor’s net cash at the closing of the proposed transaction exceeds the net cash target by up to $3 million; (ii) a proposed net cash target of $38 million, which would be calculated without reduction for up to $5 million of Renovacor’s transaction expenses and the amount of certain agreed-upon severance costs; and (iii) a company transaction fee of 3.50% of the transaction equity value. The revised draft accepted Renovacor’s previous proposal concerning the definition of “Company Material Adverse Effect.”
Over the course of the day on September 14, 2022, representatives of Troutman met virtually with members of Renovacor’s senior management to discuss the revised terms of the merger agreement and proposed responses to Rocket, including with respect to the evaluation of the proposed net cash target in light of Renovacor’s financial projections as of December 31, 2022 and into the first quarter of 2023. Also on September 14, 2022, representatives of Troutman met virtually with representatives of Goodwin to discuss Renovacor’s initial responses to the revised draft of the merger agreement prepared by Goodwin, as well as the analysis of both counsel regarding the necessity of seeking the approval of Rocket’s stockholders with respect to the transaction. Further on September 14, 2022, the compensation committee of the Renovacor board met virtually to discuss matters relating to employee retention arrangements, the treatment of Renovacor’s equity awards in the mergers, and certain related provisions of the merger agreement.
On September 15, 2022, Dr. Cook met telephonically with Dr. Shah to discuss the process for signing the definitive merger agreement during the week of September 19, 2022 if the remaining issues presented by the draft merger agreement could be resolved among the parties.
Also on September 15, 2022, representatives of Troutman sent a further revised draft of the merger agreement to representatives of Goodwin, which draft reflected, among other things, (i) a proposed net cash target of $32 million to account for the amount of Renovacor’s budgeted accrued expenses and short-term liabilities as of December 31, 2022; (ii) a mechanism to decrease the net cash target by an amount to be negotiated between the parties based on a daily cash burn rate following December 31, 2022; (iii) the ability for Renovacor to declare a dividend to its stockholders of the amount by which Renovacor’s closing net cash exceeds the net cash target by more than $3 million; and (iv) certain contractual provisions regarding Rocket’s solicitation of Rocket stockholder approval for the transaction, including a requirement that the Rocket board recommends (and does not withdraw) its recommendation to its stockholders in favor of the transaction and the payment of a termination fee to Renovacor if the Rocket stockholders do not approve the transaction or if the Rocket board withdraws its recommendation in favor of the transaction. Also on September 15, 2022, representatives of Troutman sent an initial draft of the Renovacor voting agreement to representatives of Goodwin, which the parties agreed would be entered into by Renovacor’s directors and executive officers as well as certain entities affiliated with members of the Renovacor board. For more information, please see “Renovacor Voting Agreement.”
On September 16, 2022, the Renovacor board met virtually to discuss the current status and timeline of the transaction negotiations and the open issues in the draft merger agreement. Also present at the meeting were representatives of Wells Fargo Securities and Troutman as well as members of Renovacor’s senior management. Following the meeting, the members of the Renovacor transaction committee met virtually to discuss the current open issues in the draft merger agreement. Over the course of the day, representatives of Troutman also met virtually with members of Renovacor senior management to discuss the open issues in the merger agreement. Later that day, representatives of Troutman and representatives of Goodwin met virtually to discuss the issues raised by Troutman’s latest draft of the merger agreement.
Throughout the day on September 17, 2022, members of the Renovacor transaction committee met virtually with representatives of Troutman to discuss the principal terms of the merger agreement, including with respect to the calculation of the exchange ratio and Renovacor’s projected cash burn rate through December 31, 2022. On the evening of September 17, 2022, representatives of Goodwin delivered a revised draft of the merger agreement to representatives of Troutman, which draft reflected, among other things, (i) a reversion to the proposed net cash target of $38 million, but the calculation of net cash would be structured such that net cash would not be reduced by the amount of Renovacor’s budgeted accrued expenses and short-term liabilities estimated as of December 31, 2022; (ii) removal of Renovacor’s ability to make dividends to Renovacor stockholders in the amount by which Renovacor’s closing net cash exceeds the net cash target by more than $3 million; and (iii) certain changes to the contractual provisions regarding the Rocket stockholder approval, including and the removal of the requirement for Rocket to pay a termination fee to Renovacor if the Rocket stockholders fail to approve the transaction.

On the morning of September 18, 2022, at the direction of Rocket, representatives of SVB Securities delivered feedback to representatives of Wells Fargo Securities by videoconference to the effect that in response to feedback from the Rocket board and in light of recent challenges related to the transaction, including the recent decline in Rocket’s stock price, Rocket was proposing a change to the September 9 Proposal to the effect that the exchange ratio would be subject to adjustment at the closing of the proposed transaction such that the value of shares of Rocket common stock to be delivered to Renovacor stockholders at the closing of the proposed transaction would be capped at an implied value of $2.60 per share of Renovacor common stock (with no corresponding adjustment in the event of a decrease to the implied value of Renovacor common stock below $2.60 per share) based on the price of Rocket’s common stock as of immediately prior to the closing of the proposed transaction (the “Revised Proposal”). Over the course of the day, representatives of Troutman and representatives of Wells Fargo Securities discussed the Revised Proposal and potential responses telephonically and by videoconference with members of Renovacor’s senior management and with SVB Securities.
In the afternoon of September 18, 2022, Dr. Cook met virtually with Dr. Shah to discuss the terms of the Revised Proposal. Dr. Cook stated that the terms of the Revised Proposal were not feasible and expressed frustration on the part of Renovacor’s senior management in response to the unexpected and material change in the terms of Rocket’s proposal. Dr. Shah and Dr. Cook agreed that representatives of Wells Fargo Securities and SVB Securities should collaborate to identify a scenario that would resolve the concerns of the Rocket board and Dr. Shah requested that Renovacor make a counterproposal.
In the evening of September 18, 2022, following further discussion telephonically and by videoconference among members of Renovacor senior management and representatives of Troutman and Wells Fargo Securities regarding alternative methodologies for calculating the proposed exchange ratio, representatives of Wells Fargo Securities notified representatives of SVB Securities, on behalf of Rocket, that Renovacor would not accept the Revised Proposal, but would be willing to proceed with a transaction based on the September 9 Proposal and assuming a value of shares of Rocket common stock based on the volume weighted average trading price of Rocket’s common stock for the thirty (30) trading day period through and including the execution date of the merger agreement (the “Final Proposal”).
On the morning of September 19, 2022, at the direction of Rocket, representatives of SVB Securities notified representatives of Wells Fargo Securities that Rocket was willing to proceed with a transaction upon the terms of the Final Proposal. Over the course of the morning, representatives of Wells Fargo Securities and representatives of Troutman met telephonically and by videoconference with members of Renovacor senior management to discuss the open issues in the merger agreement as well as the proposed timeline for finalizing the definitive transaction agreements and entering into the merger agreement. Also on the morning of September 19, 2022, representatives of Goodwin sent representatives of Troutman a revised draft of the Renovacor voting agreement, which was in a form substantially acceptable to Renovacor. That afternoon, representatives of Goodwin and representatives of Troutman prepared and exchanged comments on the draft Rocket voting agreement, which the parties agreed would be entered into by directors and executive officers of Rocket as well as RTW Investments, as a significant stockholder of Rocket.
In the early afternoon of September 19, 2022, the Renovacor board held a virtual meeting at which members of Renovacor senior management and representatives of Wells Fargo Securities and Troutman were also present to discuss the Final Proposal and the current status of the negotiation of the merger agreement, including Rocket’s rejection of Renovacor’s ability to dividend to its stockholders the amount by which Renovacor’s closing net cash exceeds the net cash target by more than $3 million. After discussion, the Renovacor board directed Renovacor’s management to finalize the terms of the merger agreement on the basis of the Final Proposal.
Later in the afternoon of September 19, 2022, representatives of Troutman delivered a revised draft of the merger agreement to representatives of Goodwin, reflecting a requirement that Rocket reimburse Renovacor for up to $750,000 of its transaction expenses if the Rocket stockholders fail to approve the merger agreement. Also that afternoon, Dr. Cook and Dr. Shah met virtually to discuss and agree to a resolution of certain other outstanding items in the draft merger agreement. Over the course of that afternoon and evening, representatives of Troutman and Goodwin engaged in discussions telephonically and by videoconference and exchanged comments to the draft merger agreement.
In the evening of September 19, 2022, the Renovacor board held another virtual meeting, at which representatives of Wells Fargo Securities and representatives of Troutman, as well as members of Renovacor’s senior management, were also present. At the meeting, at the request of the Renovacor board, representatives of

Wells Fargo Securities reviewed the financial analysis performed by Wells Fargo Securities of the exchange ratio and rendered to the Renovacor board an oral opinion, subsequently confirmed by delivery of a written opinion dated September 19, 2022, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and limitations upon the review undertaken in preparing its opinion, the consideration to be received pursuant to the merger agreement by the holders of Renovacor’s common stock was fair, from a financial point of view, to such holders. For a detailed discussion of Wells Fargo Securities’ opinion, please see the heading titled “—Opinion of Renovacor’s Financial Advisor.” The written opinion delivered by Wells Fargo Securities is attached to this Joint Proxy Statement as Annex C. Representatives of Troutman then summarized the material terms of the draft merger agreement, including updates since the Renovacor board met earlier that afternoon. Following additional discussion and consideration of the merger agreement and the Final Proposal (including the factors described in “—Reasons for the Recommendation of the Renovacor Board”), the Renovacor board unanimously (i) determined that the merger agreement and the transactions contemplated thereby on the terms and subject to the conditions contained therein are advisable, fair to and in the best interests of Renovacor and its stockholders; (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby; and (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Renovacor’s stockholders and resolved to recommend that Renovacor’s stockholders adopt the merger agreement. Thereafter, late in the evening of September 19, 2022, Renovacor and Rocket entered into the merger agreement. Simultaneously, Rocket entered into the Renovacor voting agreements and Renovacor entered into the Rocket voting agreements.
Also on the evening of September 19, 2022, the Rocket board (i) approved the execution and delivery of the merger agreement, the performance by Rocket of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the mergers, and the issuance of shares of Rocket common stock in connection therewith and (ii) directed that the Rocket share issuance be submitted to a vote at a meeting of Rocket’s stockholders and resolved to recommend that Rocket’s stockholders approve the Rocket share issuance.
Before the opening of trading of the U.S. stock markets on September 20, 2022, Rocket and Renovacor issued a joint press release announcing the execution of the merger agreement.
Recommendation of the Rocket Board and its Reasons for the Transaction
The Rocket board held a meeting on September 19, 2022, at which the Rocket board: (i) approved the execution and delivery of the merger agreement, the performance by Rocket of its covenants and agreements contained therein and the consummation of the contemplated transactions, including the mergers, and the issuance of Rocket common stock in connection therewith, each on the terms and subject to the conditions set forth therein, and (ii) directed that the issuance of the Rocket common stock be submitted to a vote at a meeting of the stockholders of Rocket, including without limitation for purposes of approval under Nasdaq Listing Rule 5635(a)(2) recommended that Rocket’s stockholders approve such issuance.
In evaluating the mergers, the Rocket board consulted with Rocket’s management and legal and financial advisors and, in reaching its determinations that the mergers are advisable and in the best interests of Rocket and its stockholders, the Rocket board reviewed, evaluated and considered a number of factors, including the following material factors (not necessarily in order of importance), which they viewed as supporting its decision to approve the merger agreement and the transactions contemplated thereby, including the Rocket share issuance:
•	Strategic Benefits of a Combination with Renovacor
○
The fact that the mergers will provide Rocket with a greater opportunity to become a leading gene therapy company with a larger product portfolio as a result of the mergers with multiple clinical or near-clinical assets;

○
The potential for Rocket’s management, as described under “Management of the Combined Company Following the Mergers” to manage the future pipeline portfolio across the combined company to mitigate future financing needs and optimize preclinical and clinical spending while pursuing opportunities of significant commercial potential;

○
The expectation that Rocket will have greater financial resources and flexibility as a result of the mergers, even after taking into account transaction-related expenses, to realize the full potential of its product portfolio, which will increase as a result of the mergers, to engage in additional product development, and to invest in other business development opportunities for sustainable long-term growth;

○
The expectation that the combined company will be in a better position to operate in the current and expected future pharmaceutical landscape, including operating in and responding to the current and expected future regulatory and competitive challenges facing industry participants;

○
The expectation that the mergers will result in meaningful synergies by combining key assets, personnel, capabilities, intellectual property, as well as access to world-leading scientific and clinical collaborators, which will deliver long-term value for Rocket and Renovacor stockholders;

○
The expectation that the complementary nature of the businesses and products of Rocket and Renovacor will allow for a successful integration of the two companies, and enhance the combined company’s future opportunity and flexibility; and

○
The opinion of SVB Securities rendered to the Rocket board that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the exchange ratio proposed to be paid by Rocket pursuant to the terms of the merger agreement was fair, from a financial point of view, to Rocket, and the related presentation and financial analysis of SVB Securities provided to the Rocket board in connection with the rendering of its opinion, as more fully described in the section entitled “The Merger—Opinion of Rocket’s Financial Advisor–SVB Securities LLC”.

•	Transaction Terms
○
The calculation of the exchange ratio, including the definition of net cash, taking into consideration estimates of the resulting exchange ratio based upon the estimated closing net cash of Renovacor expected to be held by Renovacor upon completion of the mergers, and the fact that the calculation of the exchange ratio will not be adjusted based on the market price of Rocket common stock;

○
The limited number and nature of the conditions to Renovacor’s obligation to consummate the mergers and the limited risk of non-satisfaction of such conditions as well as the likelihood that the mergers will be consummated on a timely basis;

○
The Rocket voting agreements, pursuant to which certain directors, officers and stockholders of Rocket have agreed, solely in their capacity as stockholders of Rocket, to vote all of their shares of Rocket common stock in favor of the Rocket share issuance, and the Renovacor voting agreements, pursuant to which certain directors, officers and stockholders of Renovacor have agreed, solely in their capacity as stockholders of Renovacor, to vote all of their shares of Renovacor common stock in favor of the adoption of the merger agreement;

○
The belief that the terms of the merger agreement, including the parties’ representations, warranties, covenants and the conditions to their respective obligations, are reasonable under the circumstances;

○
The fact that there are restrictions in the merger agreement on Renovacor’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals, unless certain conditions are satisfied, and the fact that the Renovacor board may not, under the merger agreement, unilaterally terminate the merger agreement to accept an alternative proposal;

○	The fact that the merger agreement contains restrictions on Renovacor’s conduct of business prior to the completion of the mergers;
○
The fact that, because holders of outstanding Rocket common stock as of immediately prior to the completion of the merger are expected to be approximately 95.9% of the outstanding Rocket common stock immediately after completion of the mergers, Rocket stockholders will have the opportunity to participate in the future performance of the combined company, including synergies;

○
The Rocket board’s belief that, while the consummation of the mergers is subject to the satisfaction of various conditions, such conditions are likely to be satisfied, in each case, without a material adverse impact on the respective businesses of Rocket, Renovacor or the combined company;

○
The fact that, while Rocket is obligated to use its commercially reasonable efforts to complete the mergers, such efforts standard does not obligate Rocket to take any actions or agree to any terms, conditions or limitations as a condition to, or in connection with, obtaining any regulatory approvals required to complete the mergers;

○
The fact that Renovacor is required to pay the Renovacor termination fee if the merger agreement is terminated under certain circumstances described under “The Merger Agreement—Termination Fees and Expenses”;

○
The fact that the mergers are conditioned upon the approval of the Rocket share issuance by the Rocket stockholders, and the Rocket stockholders will be free to approve or reject the Rocket share issuance; and

○	The fact that the merger consideration was the result of a series of arm’s length negotiations between the parties.
•	Other Factors
○	The respective businesses, operations, management, financial condition, earnings and prospects of Rocket and Renovacor;
○	The results of Rocket’s diligence investigations of Renovacor and the reputation, business practices and experience of Renovacor and its management;
○
The fact that the mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the code with the result that U.S. holders of shares of Renovacor common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Rocket common stock;

○	The review by the Rocket board and its legal and financial advisors of the structure of the mergers and the financial and other terms of the merger agreement and the mergers; and
○
Trends and competitive developments in the biopharmaceutical industry and the Rocket board’s knowledge and understanding of Rocket’s business, operations, financial condition, earnings, strategy and future prospects.

The Rocket board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the mergers and the merger agreement, including the following (not necessarily in order of relative importance):
•
The fact that the exchange ratio is subject to adjustment under certain circumstances based on Renovacor’s net cash as of the closing, and, as such, Rocket cannot be certain as of the number of shares of Rocket common stock to be issued in the first merger;

•
The expected dilution associated with the Rocket share issuance and the potential dilution associated with the assumption of certain outstanding Renovacor equity awards, including a significant number Renovacor of options, Renovacor public warrants and Renovacor private warrants, which are currently out of the money, but could have a significant dilutive impact on Rocket’s stock if they become in the money prior to expiration;

•
The fact that if Renovacor or Rocket terminate the merger agreement in connection with Rocket’s failure to obtain approval of the Rocket share issuance proposal, Rocket would be required to reimburse up to $750,000 of Renovacor’s documented costs incurred in connection with the negotiation, preparation and execution of the merger agreement and the consummation of the transactions contemplated thereby;

•
The fact that Rocket has incurred and will continue to incur significant costs and expenses in connection with the mergers, regardless of whether it is completed, and will absorb the costs and expenses of Renovacor if the mergers are completed;

•
The risk that the potential benefits of the mergers may not be fully realized, including the possibility that transaction synergies may not be realized to the extent or on the timeline expected, or at all, and that Rocket paid more for Renovacor than the value it will derive from the mergers;

•
The risk of diverting Rocket management focus and resources from other strategic opportunities and from operational matters, and potential disruption of Rocket management associated with the mergers and integrating the companies;

•
The risk that the mergers may not be completed despite the parties’ efforts or that completion of the mergers may be delayed, even if the requisite approvals are obtained from Rocket stockholders and Renovacor stockholders, including the possibility that conditions to the parties’ obligations to complete the mergers may not be satisfied, and the potential resulting disruptions to Rocket’s business (and the disruptions of the combined company if the mergers are ultimately completed);

•
The risks and costs to Rocket during the pendency of the mergers and, if the mergers are not completed, of the mergers on Rocket’s businesses (or, following the completion of the mergers, on the combined company’s businesses), including uncertainty about the effect of the proposed mergers on Rocket’s employees, customers, potential customers, distributors, suppliers and other parties, which may impair Rocket’s ability to attract, retain and motivate key personnel and could case customers, potential customers, suppliers, distributors and others to seek to change or not enter into business relationships with Rocket, and the risk that the trading price of Rocket common stock could be materially adversely affected if the mergers are not completed;

•	The fact that the mergers are subject to the approval of the Renovacor stockholders, and the Renovacor stockholders will be free to approve or reject the mergers;
•
The fact that, despite the fact that the former Renovacor stockholders are expected to own only approximately 4.1% of the outstanding shares of Rocket common stock at closing, the mergers are conditioned upon the approval of the Rocket share issuance by the Rocket stockholders due to Nasdaq Listing Rule 5635(a)(2) as more fully described under, “Rocket Proposal 1: The Rocket Share Issuance Proposal”;

•
The fact that the merger agreement permits Renovacor, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that Renovacor stockholders approve the mergers;

•
The fact that the merger agreement permits the Renovacor board, subject to certain conditions, to make an adverse recommendation change to the Rocket stockholders that they approve the merger agreement if it would be reasonably likely to be inconsistent with the Renovacor’s fiduciary duties to fail to do so;

•
Renovacor’s ability, subject to certain conditions and in certain circumstances the payment of the Renovacor termination fee, to terminate the merger agreement, as more fully described under the section titled “The Merger Agreement—Termination of the Merger Agreement”;

•	Renovacor’s ability to specifically enforce Rocket’s obligations under the merger agreement;
•	The risk of litigation related to the mergers; and
•	The various other risks associated with the businesses of Rocket, Renovacor and the combined company described under the section titled “Risk Factors”.
The foregoing discussion of factors considered by the Rocket board is not intended to be exhaustive, but rather, includes material factors considered by the Rocket board. In reaching its decision to approve the merger agreement, the Rocket board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Rocket board considered all of the factors set forth above as a whole, and overall concluded the factors to be favorable and supportive of the determination of the Rocket board.
Recommendation of the Rocket Board
The Rocket board recommends that you vote “FOR” the Rocket share issuance proposal. The Rocket board also recommends that you vote “FOR” the Rocket adjournment proposal.

In considering the recommendation of the Rocket board with respect to Rocket share issuance, Rocket stockholders should note that Rocket directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of stockholders of Rocket generally. The Rocket board was aware of these interests and considered them, among other matters, in approving the mergers and the merger agreement. For more information, please see the section titled “The Mergers—Interests of Rocket’s Directors and Executive Officers in the Mergers.”
The Rocket board recommends that you vote “FOR” the Rocket share issuance proposal. The Rocket board also recommends that you vote “FOR” the Rocket adjournment proposal.
In considering the recommendation of the Rocket board with respect to adoption of the merger agreement, Rocket stockholders should note that Renovacor directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of stockholders of Rocket generally. The Rocket board was aware of these interests and considered them, among other matters, in approving the mergers and the merger agreement. For more information, please see the section titled “Interests of Rocket’s Directors and Executive Officers in the Mergers.”
Recommendation of the Renovacor Board and its Reasons for the Transaction
The Renovacor board held a meeting on September 19, 2022, at which the Renovacor board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions contained therein, are advisable, fair to and in the best interests of Renovacor and its stockholders; (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Renovacor of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the mergers; and (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Renovacor stockholders and resolved to recommend that Renovacor stockholders adopt the merger agreement.
In evaluating the mergers, the Renovacor board consulted with Renovacor’s management and legal and financial advisors and, in reaching its determinations, the Renovacor board considered a number of factors, including the following material factors (not necessarily in order of importance) which they viewed as supporting its unanimous decision to approve the merger agreement:
•	Benefits of a Combination with Rocket
○
All-Stock Consideration. As a result of the all-stock merger consideration, upon completion of the first merger and based on the initial exchange ratio, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock, which will provide such stockholders with an opportunity to participate in the future earnings and growth of Rocket and, indirectly, Renovacor, including any appreciation that may be reflected in the value of the combined company (including any resulting synergies).

○
Exchange Ratio. The exchange ratio will not be adjusted based on the market price of Rocket common stock, which affords Renovacor stockholders the opportunity to benefit from any potential appreciation in the value of Rocket common stock after the announcement of the mergers. The exchange ratio resulted from extensive negotiation between the parties and, as a result, the Renovacor board believes that the exchange ratio represented the highest value that Renovacor could obtain from Rocket. The initial exchange ratio implies (i) a value of $2.60 per share of Renovacor common stock, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including September 19, 2022 (the last full trading day before the public announcement of the mergers) and a premium of approximately 37% to Renovacor’s closing price on September 19, 2022 (the last full trading day before the public announcement of the mergers) and (ii) a value of $2.34 per share of Renovacor common stock based on the closing price of Rocket common stock on September 19, 2022 (the last full trading day before the public announcement of the mergers and before the Renovacor board approved the merger agreement) of $13.97, which reflects a premium of 23% to the closing price of Renovacor common stock on September 19, 2022 (the last full trading day before the public announcement of the mergers) of $1.90.

○
Potential Stockholder Value in Light of Available Alternatives. The Renovacor board, with the assistance of the Renovacor board transaction committee and Renovacor’s senior management and legal and financial advisors, reviewed potential strategic alternatives for Renovacor in light of its current and projected financial position and results of operations, the challenges it faces in growing its core business operations as a stand-alone company (including its projected need to raise additional capital in the near term), and its historical and projected ability to execute on its long-term stand-alone plan, in order to identify the course of action that would, in the Renovacor board’s opinion, create the most value for Renovacor stockholders. The Renovacor board believes that the mergers preserve cash resources of the combined company, allowing Renovacor stockholders an opportunity to share in the future value of the combined company. The Renovacor board believes, after such review of potential strategic alternatives and Renovacor’s prospects and challenges as a stand-alone company, that the mergers with Rocket are a superior alternative to the other alternatives available to Renovacor, including remaining a stand-alone public company, considering the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives relative to the mergers with Rocket.

•
Risks Related to Remaining as a Stand-Alone Company. The belief of the Renovacor board that the combined company is more valuable to Renovacor’s stockholders than Renovacor’s value as an independent, stand-alone public company, after accounting for the risks and uncertainties associated with achieving and executing upon Renovacor’s business and financial plans in the short- and long- term as a stand-alone company. The Renovacor board reviewed Renovacor’s business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of Renovacor’s common stock, to assess the prospects and risks associated with remaining an independent, stand-alone public company, including:

○
the risks associated with the unproven, early-stage nature of Renovacor’s product candidates, which may not be successfully developed into products that are marketed and sold, and the development of Renovacor’s product pipeline, including the initiation and completion of planned preclinical studies and clinical trials, delays or failures to obtain or make applicable regulatory filings and approvals, the uncertainty of FDA approval for Renovacor’s product candidates and the risk that Renovacor’s ongoing product development activities are not successful;

○
the costs that Renovacor would be required to incur to commercialize its product candidates on a stand-alone basis, if its preclinical studies and clinical trials are successful and FDA approval is received;

○
capital requirements forecasted to achieve profitability, the uncertainty of availability of adequate capital to Renovacor on reasonable terms for Renovacor to effectively launch its product candidates, if approved, independently, and the significant dilution to existing stockholders that would likely result from future fundraising at Renovacor;

○
uncertainty regarding future pricing for Renovacor’s product candidates for the indications currently being considered and uncertainty regarding the availability of, level of, or restrictions related to reimbursement from insurance companies and government payors;

○	potential future competition, including from larger and better funded companies which might have competitive advantages from their broader commercial scope and economies of scale in pricing;
○
the risks inherent in the pharmaceutical industry and, in light of the regulatory, financial and competitive challenges facing industry participants, the belief of the Renovacor board that the combined company following the merger would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized;

○	the risks inherent in operating a preclinical-stage company with a limited product pipeline; and
○	the risks of failure of Renovacor’s ongoing preclinical studies or any clinical trials.

•
Prospects of the Combined Company. The belief of the Renovacor board that the mergers will provide existing Renovacor stockholders a significant opportunity to participate in the potential growth of the combined company following the mergers. The Renovacor board considered the judgment, advice and analysis of Renovacor’s senior management with respect to the potential strategic, financial and operational benefits of the mergers (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Rocket), including:

○	the fact that the mergers will create a combined company with the opportunity to become a leading gene therapy company with a diversified product portfolio;
○
the potential for synergies, which included the potential for significant cost savings in overhead, R&D, sales, marketing, distribution and administrative functions because Rocket’s existing and planned development and commercial infrastructure can also support the development and launch of Renovacor’s lead product candidate, if approved; and

○
the potential for the combined company to manage the future pipeline portfolio across both companies to mitigate future financing needs and optimize preclinical and clinical spending while pursuing opportunities of significant commercial potential.

•
Terms of the Merger Agreement. As more fully described in the section titled “The Merger Agreement,” the Renovacor board, together with Renovacor’s legal counsel, carefully reviewed the structure of the proposed mergers and the other terms of the merger agreement, including but not limited to:

○
the calculation of the exchange ratio, including the definition of net cash, taking into consideration estimates of the resulting exchange ratio based upon the estimated closing net cash of Renovacor expected to be held by Renovacor upon completion of the mergers;

○
that Renovacor and Rocket have agreed to use their respective commercially reasonable efforts to complete the mergers and, if applicable, obtain the consents and approvals required under applicable antitrust laws;

○
the right of the Renovacor board to respond to unsolicited acquisition proposals, and certain reasonably unforeseeable events or developments, by changing or withdrawing its recommendation to Renovacor’s stockholders with respect to the adoption of the merger agreement, generally subject to the payment to Rocket of the termination fee of $1.74 million if the merger agreement is terminated after such a change or withdrawal of such recommendation;

○
the fact that the deal protections set forth in the merger agreement do not preclude a third party from making an acquisition proposal that is superior to the terms of the merger agreement, including the reasonableness of the size of the termination fee and the related termination rights of the parties;

○
the fact that Rocket would be required to pay Renovacor the termination fee of $1.74 million if the merger agreement was terminated by Renovacor in connection with a Rocket adverse recommendation change with respect to the Rocket share issuance proposal;

○
the fact that if Renovacor or Rocket terminate the merger agreement in connection with Rocket’s failure to obtain approval of the Rocket share issuance proposal, Rocket would be required to reimburse up to $750,000 of Renovacor’s documented costs incurred in connection with the negotiation, preparation and execution of the merger agreement and the consummation of the transactions contemplated thereby;

○
the limited number and nature of the conditions to Rocket’s obligation to consummate the mergers and the limited risk of non-satisfaction of such conditions as well as the likelihood that the mergers will be consummated on a timely basis;

○
the support agreements, pursuant to which certain directors, officers and stockholders of Renovacor have agreed, solely in their capacity as stockholders of Renovacor, to vote all of their shares of Renovacor common stock in favor of the adoption of the merger agreement; and

○
the belief that the terms of the merger agreement, including the parties’ representations, warranties, covenants and the conditions to their respective obligations, are reasonable under the circumstances.

•
Opinion of Renovacor’s Financial Advisor. The opinion dated September 19, 2022, of Wells Fargo Securities, LLC to the Renovacor board that, as of such date, the exchange ratio is fair, from a financial point of view to the holders of shares of Renovacor common stock, which opinion was based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered, in connection with the preparation of such opinion and is more fully described in the section entitled “Opinion of Renovacor’s Financial Advisor—Wells Fargo Securities, LLC.”

The Renovacor board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the mergers and the merger agreement, including the following (not necessarily in order of relative importance):
•
Exchange Ratio. The fact that the merger consideration is based on an exchange ratio determined on the basis of a fixed value of Rocket common stock and subject to adjustment under certain circumstances based on Renovacor’s net cash as of the closing, and, as such, Renovacor stockholders cannot be certain at the time of the Renovacor special meeting of the market value of the merger consideration they will receive, and the possibility that Renovacor stockholders could be adversely affected by a decrease in the trading price of Rocket common stock and/or a decrease in Renovacor’s net cash levels before the closing of the first merger.

•
Less Influence over Business Decisions. The fact that current Renovacor stockholders will have a significantly reduced ownership and voting interest of the combined company after the mergers and will thus exercise significantly less influence over the policies and governance of the combined company than they now have on the policies of Renovacor.

•
Risk the Combined Company Will Not Perform as Expected. The risk that the combined company will not realize the expected operating results or business prospects at all or within the expected timeframes due to unfavorable outcomes of preclinical and clinical studies and trials related to Renovacor’s and Rocket’s products and product candidates at all or in a timely manner or other factors, the significant costs that the combined company will incur to commercialize its products and the potential dilution of the stockholders of the combined company as a result of fundraising to support commercialization and future growth.

•
Interests of Renovacor Officers and Directors. The fact that certain of Renovacor’s officers and directors may have interests in the mergers that are different from, or in addition to, the interests of Renovacor’s stockholders (as more fully described in the section titled “Interests of Renovacor’s Directors and Executive Officers in the Mergers”).

•
Risks Associated with the Pendency of the Mergers. The risks and costs relating to entering into the merger agreement and the announcement and pendency of the mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Renovacor’s business during the period between the execution of the merger agreement and the completion of the mergers. Additionally, the Renovacor board considered potential opportunity cost from entering into the merger agreement and the possibility that the mergers may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Renovacor or Rocket, including the failure to obtain any required regulatory or antitrust consent or approval, which could result in significant costs and disruptions to Renovacor’s normal business and have a likely detrimental impact on Renovacor’s cash position, stock price and ability to initiate an alternative process or ability to raise additional capital.

•	Termination Fees and Expenses. The fact that Renovacor would be required to pay Rocket the termination fee of $1.74 million if, among other things, the merger agreement was terminated by

Rocket in connection with a change in the Renovacor board’ recommendation to the Renovacor stockholders with respect to adoption of the merger agreement. Although the Renovacor board believed that the termination fee is reasonable in light of the benefits of the mergers, it is possible that such termination fee, either alone or together with other terms of the merger agreement, could discourage other potential interested third parties, if any, from making a competing offer for Renovacor. In addition, Renovacor will generally be required to pay its own expenses associated with the mergers, including if the merger agreement is terminated other than in connection with a termination of the merger agreement by either Rocket or Renovacor if the Rocket stockholder vote is not obtained.
•
Restrictions on Third-Party Discussions and Termination. The fact that there are restrictions in the merger agreement on Renovacor’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals, unless certain conditions are satisfied, and the fact that the Renovacor board may not, under the merger agreement, unilaterally terminate the merger agreement to accept an alternative proposal.

•
Interim Operating Covenants. The fact that the merger agreement contains restrictions on Renovacor’s conduct of business prior to the completion of the mergers, which could delay or prevent Renovacor from undertaking business opportunities that may arise, or taking other actions with respect to the operations and strategy of Renovacor that the Renovacor board and Renovacor’s management might otherwise believe were appropriate or desirable.

The foregoing discussion of factors considered by the Renovacor board is not intended to be exhaustive, but rather, includes material factors considered by the Renovacor board. In reaching its decision to approve the merger agreement, the Renovacor board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Renovacor board considered all of the factors set forth above as a whole, and overall concluded the factors to be favorable and supportive of the determination of the Renovacor board.
The Renovacor board unanimously recommends that you vote “FOR” the Renovacor merger proposal. The Renovacor board also recommends that you vote “FOR” the Renovacor adjournment proposal.
In considering the recommendation of the Renovacor board with respect to adoption of the merger agreement, Renovacor stockholders should note that Renovacor directors and executive officers have certain interests in the mergers that may be different from, or in addition to, the interests of stockholders of Renovacor generally. The Renovacor board was aware of these interests and considered them, among other matters, in approving the mergers and the merger agreement. For more information, please see the section titled “Interests of Renovacor’s Directors and Executive Officers in the Mergers.”
Opinion of Rocket’s Financial Advisor—SVB Securities LLC
Introduction
Rocket retained SVB Securities LLC, (“SVB Securities”), as its financial advisor in connection with the mergers and the other transactions contemplated by the merger agreement (which are referred to in this section as the transactions). In connection with this engagement, the Rocket board requested that SVB Securities evaluate the fairness, from a financial point of view to Rocket of the exchange ratio proposed to be paid by Rocket pursuant to the terms of the merger agreement. On September 19, 2022, SVB Securities rendered to the Rocket board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 19, 2022, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, the exchange ratio proposed to be paid by Rocket pursuant to the terms of the merger agreement was fair, from a financial point of view, to Rocket. In providing its opinion, SVB Securities noted that the exchange ratio is subject to certain adjustments set forth in the merger agreement, and SVB Securities expressed no opinion as to any such adjustments.
The full text of the written opinion of SVB Securities, dated September 19, 2022, which describes the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the written opinion of SVB Securities set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex B. SVB Securities’ financial advisory services and opinion were provided for the information and assistance of the Rocket board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Rocket board’s consideration of the merger and the opinion of SVB Securities addressed only the fairness, from a financial point of view, as of the date thereof, to Rocket of the exchange ratio proposed to be paid by Rocket pursuant to the terms of the merger agreement. The opinion of SVB Securities did not address any other term or aspect of the merger agreement or the transactions and does not constitute a recommendation to any stockholder of Rocket as to whether or how such holder should vote with respect to the transactions or otherwise act with respect to the transactions or any other matter.
The full text of the written opinion of SVB Securities should be read carefully in its entirety for a description of the assumptions made and the qualifications and limitations upon the review undertaken by SVB Securities in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, SVB Securities reviewed, among other things:
•	a draft of the merger agreement, dated September 19, 2022;
•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC;
•	the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, as filed with the SEC;
•	certain Current Reports on Form 8-K, as filed with, or furnished to, the SEC;
•	certain publicly available research analyst reports for each of Rocket and Renovacor;
•	certain other communications from Rocket and Renovacor to their respective stockholders;
•	current and historical market prices of the Rocket common stock and the Renovacor common stock; and
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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Renovacor, including certain financial forecasts, analyses and projections relating to Renovacor prepared by management of Renovacor, as modified by management of Rocket and furnished to, and approved for use by, SVB Securities by Rocket for purposes of SVB Securities’ analysis (referred to in this joint proxy statement/prospectus as the Rocket adjusted Renovacor management projections”) (collectively, the “internal data”).

SVB Securities also conducted discussions with members of the senior management of Rocket and Renovacor and their respective advisors and representatives regarding the internal data as well as the past and current business, operations, financial condition and prospects of each of Rocket and Renovacor. In addition, SVB Securities reviewed certain financial data for Renovacor and compared that data to similar publicly available market, financial and other data for certain other companies, the securities of which are publicly traded, that SVB Securities believed to be comparable in certain respects to Renovacor. SVB Securities also conducted such other financial studies and analyses and took into account such other information as SVB Securities deemed appropriate.
SVB Securities assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by SVB Securities for purposes of its opinion and, with Rocket’s consent, SVB Securities relied upon such information as being complete and accurate. In that regard, SVB Securities was advised by Rocket, and assumed, at Rocket’s direction, that the internal data (including, without limitation, the Rocket adjusted Renovacor management projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Rocket and Renovacor as to the matters covered thereby and SVB Securities relied, at Rocket’s direction, on the internal data for purposes of SVB Securities’ analysis and its opinion. SVB Securities expressed no view or opinion as to the internal data (including, without limitation, the Rocket adjusted Renovacor management projections) or the assumptions on which they were based. In addition, at Rocket’s direction, SVB Securities did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Rocket or Renovacor, nor was SVB Securities furnished with any such evaluation or appraisal, and SVB Securities was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Rocket or Renovacor.

SVB Securities assumed, at Rocket’s direction, that the final executed merger agreement would not differ in any respect material to SVB Securities’ analysis or its opinion from the last draft of the merger agreement reviewed by SVB Securities. SVB Securities also assumed, at Rocket’s direction, that the representations and warranties made by Renovacor, Rocket and the Merger Subs in the merger agreement were and would continue to be true and correct in all respects material to SVB Securities’ analysis. Furthermore, SVB Securities assumed, at Rocket’s direction, that the transactions would be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to SVB Securities’ analysis or SVB Securities’ opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transactions, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to SVB Securities’ analysis or SVB Securities’ opinion. SVB Securities did not evaluate and did not express any opinion as to the solvency or fair value of Rocket or Renovacor, or their respective abilities to pay their obligations when they come due, or as to the impact of the transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. SVB Securities is not a legal, regulatory, tax or accounting advisor, and SVB Securities expressed no opinion as to any legal, regulatory tax or accounting matters. SVB Securities expressed no view or opinion as to the price or range of prices at which the shares of stock or other securities or instruments of Rocket, Renovacor, or any third party may trade at any time, including subsequent to the announcement or consummation of the transaction.
The opinion of SVB Securities expressed no view as to, and did not address, Rocket’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Rocket or in which Rocket might engage. The opinion of SVB Securities was limited to and addressed only the fairness, from a financial point of view, as of the date of its opinion, to Rocket of the exchange ratio proposed to be paid by Rocket pursuant to the terms of the merger agreement. SVB Securities was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the other transactions contemplated by the merger agreement, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any class of securities, creditors or other constituencies of Rocket, Renovacor or any other party. In addition, SVB Securities expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Rocket, Renovacor or any other party, or class of such persons in connection with the transaction, whether relative to the exchange ratio to be paid by Rocket pursuant to the terms of the merger agreement or otherwise. The opinion of SVB Securities was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to SVB Securities as of, the date of its written opinion, and SVB Securities does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. SVB Securities’ opinion does not constitute a recommendation to any stockholder of Rocket as to whether or how such stockholder should vote with respect to the transaction or otherwise act with respect to the transaction or any other matter.
SVB Securities’ financial advisory services and its opinion were provided for the information and assistance of the Rocket board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. SVB Securities’ opinion was authorized by the SVB Securities LLC Fairness Opinion Review Committee.
Summary of Financial Analyses
The following is a summary of the material financial analyses prepared by SVB Securities and reviewed with the Rocket board in connection its opinion, which was delivered orally to the Rocket board on September 19, 2022 and subsequently confirmed in its written opinion, dated September 19, 2022. For purposes of the analyses described below, SVB Securities was directed to rely upon the internal data, including the Rocket adjusted Renovacor management projections. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, SVB

Securities, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by SVB Securities. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, SVB Securities did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Accordingly, SVB Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying SVB Securities’ financial analyses and its opinion.
SVB Securities may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of SVB Securities as to the actual value of Renovacor. In its analyses, SVB Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rocket, Renovacor or any other parties to the transaction. None of Rocket, Renovacor, the Merger Subs, SVB Securities or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Rocket or Renovacor do not purport to be appraisals or reflect the prices at which these companies may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2022 and is not necessarily indicative of current market conditions.
SVB Securities’ financial analyses and opinion were only one of many factors taken into consideration by the Rocket board in its evaluation of the transaction, as described under “The Merger—Recommendation of the Rocket Board and its Reasons for the Transaction.” Consequently, the analyses described below should not be viewed as determinative of the views of the Rocket board or management of Rocket with respect to exchange ratio or as to whether the Rocket board would have been willing to determine that a different exchange ratio was fair. The exchange ratio, as well as the type of consideration payable in the transaction, was determined through arm’s-length negotiations between Rocket and Renovacor and was approved by the Rocket board. SVB Securities provided advice to Rocket during these negotiations. However, SVB Securities did not recommend any specific exchange ratio or other financial terms to Rocket or the Rocket board or that any specific exchange ratio or other financial terms constituted the only appropriate consideration for the merger.
In preparing its analysis, SVB Securities took into account that the exchange ratio contained in the merger agreement is calculated by: (i) attributing a value of $57,795,486 to Renovacor (the “Company Valuation” as defined in the merger agreement), (ii) dividing this stated Company Valuation by “Company Outstanding Shares”, meaning the total number of Renovacor shares outstanding expressed on a fully diluted basis, assuming the issuance of the Renovacor earnout shares and all Renovacor shares in respect of all outstanding options, time-vesting RSUs and pre-funded warrants, but excluding any Renovacor shares underlying the public warrants or the private warrants, to arrive at a “Company Per Share Value” for Renovacor, (iii) attributing a stated “Parent Valuation Price” for Rocket of $15.51 per share based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including September 19, 2022, and (iv) arriving at an exchange ratio based on the quotient of Company Per Share Value and Parent Valuation Price subject to certain adjustments relating to net cash held by Renovacor at closing set forth in the merger agreement. SVB Securities expressed no opinion as to any such adjustments.
Discounted Cash Flow Analysis
A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors, and then adding the present value equivalent of the terminal value of the business at the end of the applicable projection period. SVB Securities performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone, unlevered, risk adjusted, after-tax free cash flows that Renovacor was forecasted to generate from January 1, 2023 through December 31, 2040, which unlevered, risk adjusted, after-tax free cash flows were derived from the Rocket adjusted Renovacor management projections on which SVB Securities relied. SVB Securities estimated the net present value of unlevered, risk adjusted, after-tax free flows after fiscal year 2040 by assuming an annual decline of 20% of such cash flows in perpetuity, at the direction of Rocket management. These cash flows were discounted to present value as of January 1, 2023, using a discount rate ranging from 11.5% to 13.5%, determined based on SVB Securities’ professional judgment and experience, and adjusted for an estimated net cash balance of $38 million as of December 31, 2022 as provided by management of Renovacor.
This analysis resulted in an implied per share value for Renovacor of approximately $13.00 to $15.95 and a corresponding implied exchange ratio of approximately 0.8382x to 1.0284x.
Summary of Additional Factors
Market Data
SVB Securities also observed certain market data relating to historical trading prices of Renovacor and historical exchange ratio data:
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historical trading prices of the Renovacor common stock during the 52-week period ended September 19, 2022, which reflected high to low closing prices for the shares during such period of $10.65 to $1.55 per share, implying a range of exchange ratios, based on a Rocket share price of $15.51 as stated in the merger agreement, of 0.6867x to 0.0999x.

•
historical daily exchange ratios based on the daily closing prices of Renovacor common stock and Rocket common stock from September 2, 2021 to September 19, 2022, which reflected a high to low range of 0.4796x to 0.0917x, or an implied high to low value range of $7.45 to $1.40.

Selected Publicly Traded Companies Analysis
As additional factors not part of its financial analysis but noted for reference purposes, SVB Securities reviewed publicly available information relating to the market capitalization of certain U.S.-listed publicly traded biopharmaceutical companies focused on adeno-associated virus-based gene therapies, selected based on SVB Securities’ professional judgment and experience. SVB Securities noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Renovacor, none of the companies had the same management, make-up, technology, size or mix of businesses as Renovacor and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Renovacor.
SVB Securities calculated the aggregate enterprise value of each of the selected companies based upon the closing price of the common stock of each on September 19, 2022 and the fully-diluted number of shares outstanding, using the treasury stock method. These values were adjusted for Renovacor’s estimated net cash balance of $38 million as of December 31, 2022, to arrive at a range of implied equity values. Using the 25th and 75th percentiles of the resultant range of equity values, SVB Securities derived a per share value of approximately $0.90 to $1.15 for Renovacor. SVB Securities noted, for reference purposes, that this derived per share value range implied an exchange ratio range, based on a Rocket share price of $15.51 as stated in the merger agreement, of approximately 0.0741x to 0.0580x.
General
SVB Securities LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, SVB Securities and its affiliates have in the past provided, currently are providing and may in the future provide investment banking and commercial banking services to Rocket, Renovacor or their respective affiliates and have received and would expect to receive customary fees for the rendering of such services. In the ordinary course of our business, SVB Securities or its affiliates have in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of Rocket, Renovacor or their respective affiliates.
Consistent with applicable legal and regulatory requirements, SVB Securities has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, SVB Securities’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Rocket, Renovacor and the transaction and other participants in the transaction that differ from the views of SVB Securities’ investment banking personnel.
The Rocket board selected SVB Securities to act as Rocket’s financial advisor in connection with the transaction based on SVB Securities’ qualifications, reputation, experience and expertise in the biopharmaceutical industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry and its relationship and familiarity with Rocket and its business. SVB Securities is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.
In connection with SVB Securities’ services as financial advisor to Rocket, Rocket has agreed to pay SVB Securities an aggregate fee of $1.8 million, $750,000 of which became payable upon the rendering by SVB Securities of the opinion on September 19, 2022 and the remainder of which is payable contingent upon consummation of the transaction. In addition, Rocket has agreed to reimburse certain of SVB Securities’ expenses arising, and to indemnify SVB Securities against certain liabilities that may arise, out of SVB Securities’ engagement. The terms of the fee arrangement between SVB Securities and Rocket, which are customary in transactions of this nature, were negotiated at arm’s length between SVB Securities and Rocket, and the Rocket board was aware of the arrangement, including the fact that a significant portion of the fee payable to SVB Securities is contingent upon the completion of the transaction.
Opinion of Renovacor’s Financial Advisor—Wells Fargo Securities, LLC
Pursuant to an engagement letter dated August 10, 2022, Renovacor retained Wells Fargo Securities as the financial advisor to the Renovacor board in connection with a review of the potential transaction with Rocket.
On September 19, 2022, Wells Fargo Securities rendered its oral opinion to the Renovacor board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date, that, as of September 19, 2022, the exchange ratio in the proposed mergers was fair, from a financial point of view, to the holders of Renovacor common stock.
Wells Fargo Securities’ opinion was for the information and use of the Renovacor board (in its capacity as such) in connection with its evaluation of the proposed mergers. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Renovacor common stock, of the exchange ratio in the proposed mergers and did not address any other aspect or implication of the proposed mergers. The summary of Wells Fargo Securities’ opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Renovacor board or any holder of Renovacor common stock as to how such holder should vote or act on any matter relating to the proposed mergers.
In arriving at its opinion, Wells Fargo Securities, among other things:
•	reviewed a draft, dated September 19, 2022, of the merger agreement;
•	reviewed certain publicly available business and financial information relating to Renovacor and Rocket and the industries in which they operate;
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compared the financial and operating performance of Renovacor with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Renovacor common stock with similar data for such other companies;

•	reviewed certain internal financial analyses and forecasts for Renovacor prepared by the management of Renovacor;
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reviewed certain estimates prepared by the management of Renovacor as to Renovacor’s net operating loss tax carryforwards (the “estimated tax assets”) and Renovacor’s ability to utilize those estimated tax assets to achieve future tax savings on a standalone basis (the “estimated tax savings”);

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discussed with the management of Renovacor regarding certain aspects of the mergers, the business, financial condition and prospects of Renovacor, the effect of the mergers on the business, financial condition and prospects of Renovacor, and certain other matters that Wells Fargo Securities deemed relevant; and

•	considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.
In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Renovacor or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Renovacor, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the Renovacor probability adjusted management projections, Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Renovacor, and that the estimated tax assets and estimated tax savings were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Renovacor as to Renovacor’s net operating loss tax carryforwards and Renovacor’s ability to utilize those estimated tax assets to achieve future tax savings on a standalone basis. Wells Fargo Securities expressed no view or opinion with respect to the Renovacor probability adjusted management projections and the estimated tax savings or the assumptions upon which they are based. At the direction of Renovacor, Wells Fargo Securities assumed that the exchange ratio as calculated in accordance with the terms of the merger agreement is 0.1676x. Wells Fargo Securities assumed that any representations and warranties made by Renovacor and Rocket in the merger agreement or in other agreements relating to the proposed mergers were true and accurate in all respects that are material to its analysis.
The projections furnished to Wells Fargo Securities were prepared by Renovacor’s management, as discussed more fully under the section entitled “The Mergers—Summary of Certain Renovacor Unaudited Prospective Financial Information.” Renovacor does not publicly disclose internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed mergers, and the Renovacor probability adjusted management projections were not prepared with a view toward public disclosure. The Renovacor probability adjusted management projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Renovacor probability adjusted management projections. For more information regarding the use of the Renovacor probability adjusted management projections, please refer to the section entitled “The Mergers—Summary of Certain Renovacor Unaudited Prospective Financial Information.”
For purposes of its analyses and opinion, Wells Fargo Securities assumed that, for U.S. federal income tax purposes, the proposed mergers will qualify as a “reorganization” within the meaning of Section 368 of the Code. Wells Fargo Securities also assumed that the proposed mergers will have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, Renovacor and its representatives. Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the proposed mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Renovacor, Rocket or the contemplated benefits of the proposed mergers. Wells Fargo Securities also assumed that the proposed mergers will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or opinion and that the final form of the merger agreement would not differ from the draft reviewed by Wells Fargo Securities in any respect material to its analyses or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Renovacor or Rocket, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Renovacor or Rocket under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo Securities in all respects material to its analyses and opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the exchange ratio to the holders of Renovacor common stock in the proposed mergers, and Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the proposed mergers to the holders of any other class of securities, creditors or other constituencies of Renovacor. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the proposed mergers, or any other agreement, arrangement or understanding entered into in connection with the proposed mergers or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed mergers, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of Renovacor and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, notwithstanding that any such subsequent developments may affect its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed mergers as compared to any alternative transactions or strategies that might have been available to Renovacor, nor did it address the underlying business decision of the Renovacor board to proceed with or effect the proposed mergers. Wells Fargo Securities did not express any opinion as to the price at which Renovacor common stock or Rocket common stock may be traded at any time.
Financial Analyses
In preparing its opinion to the Renovacor board, Wells Fargo Securities performed a variety of analyses, including as described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.
In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Renovacor.
While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.
Wells Fargo Securities’ opinion was only one of many factors considered by the Renovacor board in evaluating the proposed mergers. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the exchange ratio or of the views of the Renovacor board or management with respect to the proposed mergers or the exchange ratio. The type and amount of consideration payable in the proposed mergers were determined through negotiations between Renovacor and Rocket, and the decision to enter into the merger agreement was solely that of the Renovacor board.

The following is a summary of the material financial analysis performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Renovacor board on September 19, 2022. The analysis summarized below include information presented in tabular format. The table alone does not constitute a complete description of the analyses. Considering the data in the table below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.
Discounted Cash Flow Analysis
Wells Fargo Securities performed a discounted cash flow analysis for Renovacor by calculating the estimated net present value (as of September 30, 2022) of the projected unlevered free cash flows of Renovacor for the three months ending December 31, 2022 through the year ending December 31, 2040, based on the Renovacor probability adjusted management projections (for more information, please refer to the section entitled “The Mergers—Summary of Certain Renovacor Unaudited Prospective Financial Information”), which was provided by the management of Renovacor and discussed with the Renovacor board for use by Wells Fargo Securities in connection with its financial analyses. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and changes in net working capital.
Wells Fargo Securities applied an annual reduction to cash flows of 10-20% per year through 2055 to determine the terminal value, based on guidance from the management of Renovacor. Wells Fargo Securities then applied discount rates ranging from 16.0% to 18.0%.
The discounted cash flow analysis indicated the following implied per share equity value reference range for Renovacor common stock:
	Implied per Share Equity Value
	Low	High
Discounted Cash Flow Analysis	$2.06	$2.52
The implied per share equity value reference range was then compared to (i) the closing price per share of Renovacor common stock of $1.90 on September 19, 2022, the date of the written opinion of Wells Fargo Securities, and (ii) the implied current offer price of $2.34, based on the closing price per share of Rocket common stock of $13.97 on September 19, 2022, the date of the written opinion of Wells Fargo Securities, and the assumed exchange ratio of 0.1676x.
Other Matters
Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Renovacor retained Wells Fargo Securities as its financial advisor in connection with the proposed mergers based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Renovacor has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $3 million, $1 million of which became payable to Wells Fargo Securities upon execution of the merger agreement on September 19, 2022, and the remainder of which is contingent and payable upon the consummation of the proposed mergers. In addition, Renovacor has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.
Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates had no material investment, commercial banking or financial advisory relationships with Renovacor or Rocket. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Renovacor and Rocket. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Renovacor, Rocket and certain of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.
Summary of Certain Renovacor Unaudited Prospective Financial Information
Renovacor does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the inherent unpredictability and uncertainty of the underlying assumptions, estimates and projections. As a result, Renovacor does not endorse the unaudited prospective financial information as a reliable indication of future results. Please see the risk factor “Financial projections regarding Renovacor may not prove accurate” in the section entitled “Risk Factors.” Moreover, Renovacor’s internally prepared unaudited prospective financial information presented below was based on estimates, assumptions and judgments made by Renovacor management at the respective time of its preparation and speak only as of such time. Except as required by law, Renovacor has no obligation to update the unaudited prospective financial information included in this section and does not intend to do so. The unaudited prospective financial information concerning Renovacor on a standalone basis, without giving effect to the mergers, was prepared by Renovacor management (except to the extent explicitly stated below) and is included in this joint proxy statement/prospectus because it was among the financial information made available, except as otherwise described below, to the Renovacor board, Wells Fargo Securities (see “The Mergers—Opinion of Renovacor’s Financial Advisor—Wells Fargo Securities, LLC”), the Rocket board and SVB Securities (see “The Mergers—Opinion of Rocket’s Financial Advisor—SVB Securities, LLC”) in connection with their respective evaluations of the mergers. The unaudited prospective financial information is not being included in this joint proxy statement/prospectus in order to influence any Renovacor stockholder or Rocket stockholder to make a decision with respect to the mergers or to influence any Renovacor stockholder or Rocket stockholder as to whether or how such stockholder should vote with respect to the Renovacor merger proposal, the Rocket share issuance proposal, or any other matter.
Because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited prospective financial information does not necessarily reflect Renovacor’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the unaudited prospective financial information set forth below does not give effect to the mergers, nor does it take into account the effect of any failure of the mergers to occur, and should not be viewed as accurate in those contexts.
The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Renovacor, Rocket, any of their respective affiliates, any of their respective financial advisors or any other person considered, or now considers, this information (including any probability or other adjustments noted below) to be necessarily predictive of actual future results or events, and it should not be relied upon as such, nor should it be deemed an admission or representation by Renovacor, Rocket or any of their respective affiliates or Wells Fargo Securities or SVB Securities that it is or they view it as material information of Renovacor, and in fact, none of the foregoing view the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.
The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding Renovacor contained in this joint proxy statement/prospectus and Renovacor’s public filings with the SEC. Renovacor stockholders and Rocket stockholders are urged to review the consolidated financial statements of Renovacor and its subsidiary as of December 31, 2020 and December 31, 2021 and for the years then ended and as of June 30, 2021 and June 30, 2022, and for the six month periods then ended and the risk factors included in this joint proxy statement/prospectus. See “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”. The unaudited prospective financial information of Renovacor was not prepared with a view toward public disclosure, and the unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC, U.S. GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
Neither Ernst & Young LLP, nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the accompanying unaudited prospective financial information. The report of Ernst & Young LLP included in this joint proxy statement/prospectus relates to Renovacor’s historical audited financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.
The unaudited prospective financial information constitutes forward-looking statements and no assurances can be given that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Renovacor and/or Rocket and will be beyond the control of the Surviving Company. In addition, the unaudited prospective financial information will be affected by Rocket’s or the Surviving Company’s, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.
Certain Management Projections of Renovacor – Non-Probability Adjusted
Renovacor Unadjusted Management Projections
In connection with the Renovacor board’s consideration of the mergers, in August 2022, Renovacor’s management prepared profit and loss projections regarding Renovacor on a standalone basis for fiscal years 2022 through calendar year 2040 (the “Renovacor unadjusted management projections”), as summarized in the table below. The Renovacor unadjusted management projections were made available to the Renovacor board in connection with their review of the mergers and to Wells Fargo Securities, Rocket and SVB Securities. Renovacor management made various assumptions when preparing the unaudited Renovacor unadjusted management projections. These assumptions included the timing for completion of preclinical and non-clinical studies, filing an IND, conducting clinical trials and subsequent commercial launch for REN-001, Renovacor’s lead product candidate, along with estimated operational costs, including sales & marketing, research & development (including Chemistry, Manufacturing and Control (CMC) process development), manufacturing and general & administrative, and other market and financial conditions the results of which are reflected in the table below. Additionally, the Renovacor unadjusted management projections reflect commercial forecast assumptions, such as the annual prevalence of BAG3 DCM, commercial pricing of REN-001, and the estimated number of patients to be treated annually.
You should note that the Renovacor unadjusted management projections set forth below constitute forward-looking statements. For more information, please see the cautionary statements contained in this joint proxy statement/prospectus under “Cautionary Statement Regarding Forward-Looking Statements”.
In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue, if any, reliance on these projections.
Renovacor Unadjusted Management Projections
(in millions)	Q4 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Sales	$—	$—	$—	$—	$—	$—	$—	$616	$926	$ 1,530
Cost of Sales	$—	$—	$—	$—	$—	$—	$—	$(64)	$(96)	$(159)
R&D expenses	$ (16)	$ (28)	$ (41)	$ (49)	$ (62)	$ (51)	$(40)	$(33)	$(30)	$(27)
G&A expenses	$(6)	$ (12)	$ (14)	$ (16)	$ (17)	$ (19)	$ (29)	$ (123)	$ (124)	$(126)
EBT	$ (21)	$ (41)	$ (57)	$ (67)	$ (81)	$ (73)	$ (71)	$394	$674	$ 1,217
Unlevered Free Cash Flow	$ (24)	$ (40)	$ (56)	$ (61)	$ (78)	$ (73)	$ (71)	$373	$528	$900

(in millions)	2032	2033	2034	2035	2036	2037	2038	2039	2040
Net Sales	$ 2,080	$ 2,260	$ 2,657	$ 2,934	$ 2,638	$ 2,174	$ 1,977	$ 1,268	$ 1,169
Cost of Sales	$(215)	$(234)	$(275)	$(304)	$(273)	$(225)	$(204)	$(169)	$(155)
R&D expenses	$(23)	$(22)	$(22)	$(23)	$(23)	$(24)	$(24)	$(25)	$(25)
G&A expenses	$(128)	$(130)	$(131)	$(132)	$(133)	$(134)	$(135)	$(137)	$(138)
EBT	$ 1,712	$ 1,873	$ 2,227	$ 2,474	$ 2,207	$ 1,789	$1,611	$936	$849
Unlevered Free Cash Flow	$ 1,266	$ 1,385	$ 1,648	$ 1,830	$ 1,633	$ 1,324	$ 1,192	$692	$628
The Renovacor unadjusted management projections include certain non-GAAP measures, including as listed below:
•	“EBT” refers to Renovacor’s pre-tax income (loss) consisting of total sales less cost of goods sold and operating expenses, excluding stock-based compensation expense.
•	“Unlevered free cash flow” was calculated by taking EBT and adjusting for taxes, expected working capital requirements, depreciation, amortization and capital expenditures.
Renovacor Updated Unadjusted Management Projections
In connection with the Renovacor board’s consideration of the mergers, in September 2022, Renovacor’s management updated the Renovacor unadjusted management projections to account for the increased forecasted cash balance reflected in Renovacor’s most recent operating budget (the “Renovacor updated unadjusted management projections”), as summarized in the table below. The Renovacor updated unadjusted management projections were made available to the Renovacor board in connection with their review of the mergers and to Wells Fargo Securities for its use and reliance in connection with the financial analyses that Wells Fargo Securities performed in connection with its opinion to the Renovacor board. The Renovacor updated unadjusted management projections were also provided to the Rocket board and SVB Securities. Renovacor management made various assumptions when preparing the unaudited Renovacor updated unadjusted management projections. These assumptions included the timing for completion of preclinical and non-clinical studies, filing an IND, conducting clinical trials and subsequent commercial launch for REN-001, Renovacor’s lead product candidate, along with estimated operational costs, including sales & marketing, research & development (including Chemistry, Manufacturing and Control (CMC) process development), manufacturing and general & administrative, and other market and financial conditions the results of which are reflected in the table below. Additionally, the Renovacor updated unadjusted management projections reflect commercial forecast assumptions, such as the annual prevalence of BAG3 DCM, commercial pricing of REN-001, and the estimated number of patients to be treated annually. The Renovacor updated unadjusted management projections also assume that Renovacor will receive cash through equity capital raises to operate until Renovacor becomes profitable.
You should note that the Renovacor updated unadjusted management projections set forth below constitute forward-looking statements. For more information, please see the cautionary statements contained in this joint proxy statement/prospectus under “Cautionary Statement Regarding Forward-Looking Statements”.
In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue, if any, reliance on these projections.
Renovacor Updated Unadjusted Management Projections
(in millions)	Q4 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Sales	$—	$—	$—	$—	$—	$—	$—	$616	$926	$1,530
Cost of Sales	$—	$—	$—	$—	$—	$—	$—	$(64)	$(96)	$(159)
R&D expenses	$(7)	$(28)	$(41)	$(49)	$(63)	$(52)	$(40)	$(35)	$(32)	$(29)
G&A expenses	$(3)	$(11)	$(13)	$(15)	$(16)	$(18)	$(28)	$(121)	$(123)	$(125)
EBT	$(9)	$(39)	$(55)	$(65)	$(81)	$(72)	$(70)	$394	$674	$1,217
Unlevered Free Cash Flow	$(10)	$(40)	$(54)	$(62)	$(79)	$(72)	$(70)	$373	$523	$900
Equity Capital raised	$—	$110	$175	$—	$—	$100	$50	$—	$—	$—
Ending Cash Balance	$44	$114	$235	$173	$95	$122	$102	$475	$997	$1,897

(in millions)	2032	2033	2034	2035	2036	2037	2038	2039	2040
Net Sales	$2,080	$2,260	$2,657	$2,934	$2,638	$2,174	$1,977	$1,268	$1,169
Cost of Sales	$(215)	$(234)	$(275)	$(304)	$(273)	$(225)	$(204)	$(169)	$(155)
R&D expenses	$(25)	$(24)	$(23)	$(23)	$(24)	$(24)	$(25)	$(25)	$(26)
G&A expenses	$(126)	$(128)	$(129)	$(130)	$(131)	$(132)	$(134)	$(135)	$(136)
EBT	$1,711	$1,872	$2,228	$2,475	$2,208	$1,790	$1,612	$937	$850
Unlevered Free Cash Flow	$1,266	$1,385	$1,648	$1,831	$1,633	$1,324	$1,192	$693	$629
Equity Capital raised	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending Cash Balance	$3,163	$5,548	$6,196	$8,028	$9,661	$10,985	$12,178	$12,871	$13,500
The Renovacor updated unadjusted management projections include certain non-GAAP measures, including EBT and Unlevered Cash Flow (each as defined above).
Certain Management Projections of Renovacor – Probability Adjusted
In connection with the Renovacor board’s consideration of the mergers, Renovacor’s management prepared probability-adjusted profit and loss projections regarding Renovacor on a standalone basis for fiscal years 2022 through calendar year 2040 based on the Renovacor updated unadjusted management projections (the “Renovacor probability adjusted management projections”), as summarized in the table below. The Renovacor probability adjusted management projections were made available to the Renovacor board in connection with their review of the mergers and to Wells Fargo Securities for its use and reliance in connection with the financial analyses that Wells Fargo Securities performed in connection with its opinion to the Renovacor board. The Renovacor probability adjusted management projections were not provided to the Rocket board or SVB Securities. Renovacor management made various assumptions when preparing the unaudited Renovacor probability adjusted management projections. These assumptions included the risks and probability of success of REN-001, Renovacor’s lead product candidate, the timing for completion of preclinical and non-clinical studies, filing an IND, conducting clinical trials and subsequent commercial launch of REN-001, along with estimated operational costs, including sales & marketing, research & development (including CMC process development), manufacturing, and general & administrative, and other market and financial conditions and other future events, the results of which are reflected in the table below. Additionally, the Renovacor probability adjusted management projections reflect commercial forecast assumptions, such as the annual prevalence of BAG3 DCM, commercial pricing of REN-001, and the estimated number of patients to be treated annually.
You should note that the Renovacor probability adjusted management projections set forth below constitute forward-looking statements. For more information, please see the cautionary statements contained in this joint proxy statement/prospectus under “Cautionary Statement Regarding Forward-Looking Statements”.
In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue, if any, reliance on these projections.
Renovacor Probability Adjusted Management Projections
(in millions)	Q4 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Net Sales	$—	$—	$—	$—	$—	$—	$—	$77	$116	$191
Cost of Sales	$—	$—	$—	$—	$—	$—	$—	$(8)	$(12)	$(20)
R&D expenses	$(7)	$(25)	$(19)	$(23)	$(11)	$(9)	$(7)	$(4)	$(4)	$(4)
G&A expenses	$(3)	$(10)	$(6)	$(7)	$(3)	$(3)	$(5)	$(15)	$(15)	$(16)
EBT	$(9)	$(36)	$(26)	$(30)	$(15)	$(13)	$(13)	$49	$84	$152
Unlevered Free Cash Flow	$(10)	$(37)	$(25)	$(29)	$(14)	$(13)	$(13)	$47	$80	$134
(in millions)	2032	2033	2034	2035	2036	2037	2038	2039	2040
Net Sales	$260	$283	$332	$367	$330	$272	$247	$159	$146
Cost of Sales	$(27)	$(29)	$(34)	$(38)	$(34)	$(28)	$(26)	$(21)	$(19)
R&D expenses	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)
G&A expenses	$(16)	$(16)	$(16)	$(16)	$(16)	$(17)	$(17)	$(17)	$(17)
EBT	$214	$234	$279	$309	$276	$224	$202	$117	$106
Unlevered Free Cash Flow	$158	$173	$206	$229	$204	$166	$149	$87	$79

The Renovacor probability adjusted management projections include certain non-GAAP measures, including EBT and Unlevered Free Cash Flow (each as defined above).
Certain Management Projections of Renovacor – As Adjusted by Rocket Management
In connection with the Rocket board’s consideration of the mergers, Rocket’s management made certain adjustments to the Renovacor unadjusted management projections, which were provided to Rocket management and SVB Securities (the “Rocket adjusted Renovacor management projections”), as summarized in the table below. The Rocket adjusted Renovacor management projections were made available to the Rocket board in connection with its review of the mergers and to SVB Securities for its use and reliance in connection with the financial analyses that SVB Securities performed in connection with its opinion to the Rocket board. The Rocket adjusted Renovacor management projections reflect Rocket management’s assessment of Renovacor’s forecasted revenues and expenses once Renovacor is part of the combined company post-closing under the management of the combined company described in “Management of the Combined Company,” including the removal of Renovacor’s projected commercial infrastructure-related expenses and the reduction of non-commercial general and administrative expenses due to expected synergies and cost savings resulting from the mergers, and Rocket management’s assessment of the projected timing and future developmental probability of success for Renovacor’s product candidates. The Rocket adjusted management projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to Rocket management at the time the Rocket adjusted Renovacor management projections were prepared and approved for use by SVB Securities for purposes of its financial analysis and fairness opinion.
Rocket Adjusted Renovacor Management Projections
($ in millions)	2023	2024	2025	2026	2027	2028	2029	2030	2031
Total Revenue	—	—	—	—	—	—	—	$618	$928
Cost of Goods Sold	—	—	—	—	—	—	—	$192	$283
Gross Profit	—	—	—	—	—	—	—	$426	$645
Total REN-001 R&D Expense	$(12)	$(12)	$(12)	$(12)	$(55)	$(51)	$(40)	$(33)	$(30)
Total SG&A Expense	$(4)	$(5)	$(5)	$(6)	$(6)	$(7)	$(8)	$(84)	$(85)
Total Operating Expenses	$(16)	$(17)	$(17)	$(18)	$(62)	$(59)	$(48)	$(117)	$(114)
EBIT	$(16)	$(17)	$(17)	$(18)	$(62)	$(59)	$(48)	$308	$531
	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue	$1,533	$2,084	$2,264	$2,662	$2,936	$2,639	$2,174	$1,977	$1,634
Cost of Goods Sold	$458	$610	$650	$748	$809	$713	$575	$513	$415
Gross Profit	$1,075	$1,474	$1,615	$1,913	$2,127	$1,926	$1,599	$1,464	$1,219
Total REN-001 R&D Expense	$(27)	$(23)	$(22)	$(22)	$(23)	$(23)	$(24)	$(24)	$(25)
Total SG&A Expense	$(85)	$(86)	$(86)	$(86)	$(86)	$(87)	$(87)	$(87)	$(87)
Total Operating Expenses	$(112)	$(109)	$(108)	$(108)	$(109)	$(110)	$(110)	$(111)	$(112)
EBIT	$963	$1,365	$1,507	$1,805	$2,018	$1,817	$1,489	$1,353	$1,107
In addition, at the direction of Rocket management, SVB Securities utilized unlevered free cash flows for fiscal years 2023 through 2040 in its discounted cash flow analysis, which were calculated by Rocket management solely based on the Rocket adjusted Renovacor management projections and approved for SVB Securities’ use by the Rocket board. The following is a summary of the projections of Renovacor’s unlevered free cash flows calculated by Rocket management, which were calculated as earnings before interest expenses and taxes, less tax expense, plus depreciation and amortization, less capital expenditures, less changes in net working capital, in each case based on the Rocket adjusted Renovacor management projections or other projected financial information provided by Rocket management using a valuation of Renovacor as of December 31, 2022 with a risk adjustment of 11.5% - 13.5% applied to costs and a probability of success adjustment of 15% applied to revenues. For purposes of calculating the discounted cash flow, SVB Securities calculated per Rocket’s management the estimated (i) benefit of taxes saved from net operating losses, and (ii) an estimated net cash balance of $38 million as of December 31, 2022 as provided by management of Renovacor. The calculation of unlevered free cash flows does not take into account the effect of any net operating losses, which were calculated together with research and development tax credits separately.

($ in millions)	2023	2024	2025	2026	2027	2028	2029	2030	2031
Total Revenue	—	—	—	—	—	—	—	$93	$139
EBIT	$(16)	$(17)	$(17)	$(18)	$(32)	$(30)	$(25)	$46	$80
Less: Tax Expense (if profitable)(1)	—	—	—	—	—	—	—	(12)	(21)
Plus: D&A	1	1	2	2	2	2	2	2	2
Less: CapEx	(1)	(3)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Less: Change in Net Working Capital	(2)	(2)	(5)	(3)	—	—	—	—	—
Unlevered Free Cash Flow	$(19)	$(21)	$(23)	$(21)	$(32)	$(31)	$(25)	$34	$59
	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue	$230	$313	$340	$400	$441	$396	$327	$297	$245
EBIT	$145	$205	$226	$271	$303	$273	$224	$203	$166
Less: Tax Expense (if profitable)(1)	(38)	(53)	(59)	(70)	(79)	(71)	(58)	(53)	(43)
Pluss: D&A	2	2	2	2	2	2	2	2	2
Less: CapEx	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Less: Change in Net Working Capital	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow	$107	$151	$167	$200	$224	$201	$165	$150	$123
(1)	Tax rate of 26% per Renovacor’s management. Excludes the impact of the Renovacor’s net operating losses.
The Rocket adjusted Renovacor management projects include certain non-GAAP measures, including EBT and Unlevered Free Cash Flow (as defined above).
The Renovacor unadjusted management projections, the Renovacor updated unadjusted management projections, the Renovacor probability adjusted management projections and the Rocket adjusted Renovacor management projections may calculate certain non-GAAP financial measures, including EBIT and Unlevered Free Cash Flow, using different methodologies than other companies, and Renovacor does not provide a reconciliation of the forward-looking non-GAAP financial measures to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of Renovacor’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Renovacor’s GAAP results for the applicable period.
In light of, among other matters, the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this joint proxy statement/prospectus. No representation is made by Renovacor, Rocket, any of their respective affiliates, any of their respective financial advisors or any other person to any Renovacor stockholder or any Rocket stockholder regarding the ultimate performance of Renovacor, Rocket or the Surviving Company compared to the information included in the unaudited prospective financial information. In particular, Renovacor has made no representation to Rocket or any other party to the merger agreement concerning the unaudited prospective financial information. None of Renovacor, Rocket, any of their respective affiliates or any of their respective financial advisors can provide assurance of the validity, reasonableness, accuracy or completeness of the unaudited prospective financial information included in this joint proxy statement/prospectus. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.
RENOVACOR DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Closing and Effective Time of the Merger
The closing of the mergers will take place no later than the third (3rd) business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Rocket and Renovacor.
At the closing, the parties to the merger agreement will cause a certificate of merger relating to the first merger and immediately thereafter a certificate of merger relating to the second merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) in connection with effecting the mergers to be executed and filed with the Secretary of State of the State of Delaware. Each merger will become effective at the time when the applicable certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Rocket and Renovacor and specified in the applicable certificate of merger.
Rocket and Renovacor currently expect the mergers to close by the first quarter of 2023 and are working to complete the mergers on this timeline and prior to the end date. However, it is possible that factors outside Rocket’s or Renovacor’s control could result in the mergers being completed at a different time, or not at all.
Ownership of the Combined Company
Based on the initial exchange ratio and the anticipated treatment of equity-based awards and the number of shares of Rocket and Renovacor common stock outstanding as of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the mergers, former Renovacor stockholders are expected to own approximately 4.1% of the outstanding shares of Rocket common stock immediately following the completion of the mergers. The relative ownership interests of Rocket stockholders and former Renovacor stockholders in the combined company immediately following the merger will depend on the number of shares of Rocket and Renovacor common stock issued and outstanding immediately prior to the first merger.
Governance of the Combined Company
Upon consummation of the mergers, the executive management team of Rocket is expected to remain unchanged and consist of members of the Rocket executive management team prior to the mergers, including Rocket’s executive officers set forth below in “Management of the Combined Company Following the Mergers.”
U.S. Federal Securities Law Consequences
Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the shares of Rocket common stock issued in the first merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Rocket common stock issued to any Renovacor stockholder who may be deemed an “affiliate” of Rocket after the completion of the first merger. This joint proxy statement/prospectus does not cover resales of shares of Rocket common stock received by any person upon the completion of the first merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of Rocket common stock.
Accounting Treatment
Rocket prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations. Rocket’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the mergers and concluded, based on a consideration of the pertinent facts and circumstances, that Rocket will be the acquirer for financial accounting purposes. Accordingly, Rocket’s cost to acquire Renovacor will be allocated to Renovacor’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change.

In addition, the final purchase price of Rocket’s acquisition of Renovacor will not be known until the date of the completion of the mergers and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.
The financial condition and results of operations of Rocket after completion of the mergers will include the operating results of Renovacor beginning from the closing date but will not be restated retroactively to reflect the historical financial condition or results of operations of Renovacor. The earnings of Rocket following completion of the mergers will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Rocket determines that tangible or intangible assets (including goodwill) are impaired, Rocket would record an impairment charge at that time.
Listing of Rocket Common Stock; Delisting and Deregistration of Renovacor Common Stock
It is a condition of the first merger that the shares of Rocket common stock to be issued to Renovacor stockholders in the first merger be approved for listing on the Nasdaq Global Market, subject to official notice of issuance.
If the first merger is completed, Renovacor common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Renovacor will no longer be required to file periodic reports with the SEC with respect to Renovacor common stock.
Renovacor has agreed to cooperate with Rocket prior to the closing to cause the Renovacor common stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the first effective time.

THE MERGER AGREEMENT
The following description sets forth the principal terms of the merger agreement, which is attached as Annex A hereto and incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Renovacor and Renovacor make with the SEC. See “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Rocket and Renovacor are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Rocket and Renovacor contained in this joint proxy statement/prospectus and in the public filings Rocket and Renovacor make with the SEC may supplement, update or modify the factual disclosures about Rocket and Renovacor contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Rocket, Merger Sub I, Merger Sub II and Renovacor are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the mergers. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Rocket and Renovacor make with the SEC.
Additional information about Rocket and Renovacor can be found elsewhere in this joint proxy statement/prospectus and in the public filings Rocket and Renovacor make with the SEC. See “Where You Can Find More Information.”
Structure of the Merger
On the closing date, at the first effective time, Merger Sub I will be merged with and into Renovacor in accordance with the DGCL and on the terms and subject to the conditions set forth in the merger agreement, whereupon the separate existence of Merger Sub I will cease and Renovacor will be the Initial Surviving Corporation of the first merger, and at the second effective time, the Initial Surviving Corporation will be merged with and into Merger Sub II in accordance with the DLLCA and the DGCL and on the terms and subject to the conditions set forth in the merger agreement, whereupon Merger Sub II will survive the second merger as the Surviving Company and a wholly owned subsidiary of Rocket.
Completion and Effectiveness of the Merger
The closing of the mergers (the “closing”) will occur on a date designated by Rocket and Renovacor, which date will be within three (3) business days after the last of the conditions to the consummation of the mergers described under “The Merger Agreement—Conditions to the Completion of the Merger” have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by Rocket and Renovacor. The date on which the closing occurs is referred to as the “closing date.”
At the closing, the parties to the merger agreement will cause the certificates of merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL and DLLCA in connection with the mergers. The mergers will become effective at the time when the applicable certificate of merger for each of the first merger and the second merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by Rocket and Renovacor and specified in the certificates of merger.
Merger Consideration and Adjustment
At the first effective time, automatically, by virtue of the first merger and without any further action on the part of Renovacor, Renovacor stockholders, Rocket, Merger Sub I or Merger Sub II:
•
all shares of Renovacor common stock that are held in treasury by Renovacor or are held directly by Rocket or Merger Sub I immediately prior to the first effective time will be cancelled and will cease to exist and no consideration will be paid or payable in respect thereof;

•
except as described in the preceding bullet point, each share of Renovacor common stock that is issued and outstanding immediately prior to the first effective time (including the Sponsor earnout shares and the SPAC merger earnout shares, as more fully described below under “The Merger Agreement— Treatment of Other Renovacor Equity Securities”) will be converted into the right to receive, without interest, a number of validly issued, fully paid and non-assessable shares of Rocket common stock equal to the exchange ratio, subject to the adjustments described below; and

•
each share of common stock, par value $0.01 per share, of Merger Sub I that is issued and outstanding immediately prior to the first effective time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Renovacor as the Initial Surviving Corporation.

At the second effective time, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the second effective time will be cancelled and will cease to exist and each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the second effective time will remain outstanding as a limited liability company interest of the Surviving Company.
The parties agreed that the exchange ratio shall equal the quotient (rounded to four decimal places) obtained by dividing the Renovacor per share value by the Rocket valuation price, in which:
•
“net cash” means (I) the sum of (a) the fair market value (expressed in United States dollars) of all cash in Renovacor’s and its subsidiary’s bank, lock box and other accounts, net of all “cut” but un-cashed checks issued from such accounts, plus (b) pending electronic transfer or other deposits to such accounts, plus (c) the fair market value of marketable securities owned by Renovacor and its subsidiary as determined in accordance with GAAP, plus (e) the fair market value of any money market instruments, treasury bills, short-term government bonds or commercial paper held by Renovacor and its subsidiary plus (f) any other items considered by GAAP to constitute cash and cash equivalents for purposes of preparing a balance sheet in accordance with GAAP; plus (g) the aggregate amount of all prepaid expenses and receivables that will be utilized by Rocket and/or the Surviving Company on and following the closing plus (h) the aggregate amount of Renovacor’s transaction costs that have been paid prior to the closing in an amount not to exceed $5,000,000, plus (i) the aggregate amount of any covered employee transaction costs (as defined below) that have been paid prior to the closing, plus (j) the aggregate amount of permitted bonuses (as defined below under “—Employee Benefit Matters”) that have been paid prior to the closing in an amount not to exceed $2,473,000; minus (II) the sum of (without duplication) (v) Renovacor’s and its subsidiary’s accounts payable and accrued expenses in excess of $3,320,000, plus (w) Renovacor’s and its subsidiary’s other short-term liabilities, including under operating leases (excluding, in each case of the foregoing clauses (v) and (w), any amounts comprising Renovacor’s transaction costs or employee transaction costs (as defined below) or any non-cash lease liability resulting from Renovacor’s GAAP lease accounting), plus (x) the aggregate amount, if any, of the Renovacor’s transaction costs (whether paid prior to the closing or unpaid as of the closing) in excess of $5,000,000, plus (y) the amount, if any, by which the permitted bonuses (whether paid prior to closing or unpaid as of the closing) exceed $2,473,000 plus (z) the aggregate amount, if any, of the Renovacor’s liabilities or obligations in respect of any severance, change in control or other payments that are or could become due to any Renovacor employee as a result of the consummation of the transactions contemplated by the merger agreement or a termination of such Renovacor employee at or following the closing (collectively, “employee transaction costs”), excluding (i) obligations under Renovacor’s transaction severance plan for payments to any Renovacor employee other than a Renovacor executive of up to six (6) months’ base salary for each Renovacor employee (with, for the avoidance of doubt, any obligations in excess thereof with respect to any individual reducing net cash), and (ii) obligations under the Renovacor employment agreements (any such amounts described in the foregoing clauses (i) and (ii), the “covered employee transaction costs”).
•
“Renovacor net cash target” means $38 million; provided that if the closing date occurs after December 31, 2022, then such amount will be reduced by $100,000 for each day that elapses between December 31, 2022 and the closing date.

•
“Renovacor outstanding shares” means the total number of shares of Renovacor common stock outstanding immediately prior to the first effective time expressed on a fully diluted basis, assuming the issuance of the Renovacor earnout shares and all shares of Renovacor common stock in respect of all outstanding Renovacor stock options, Renovacor time-vesting RSUs and the Renovacor pre-funded warrant, in each case, outstanding as of immediately prior to the first effective time (whether then vested or unvested, exercisable or not exercisable), but excluding any shares of Renovacor common stock underlying the Renovacor public warrants or the Renovacor private warrants;

•	“Renovacor per share value” means the quotient obtained by dividing (A) the Renovacor valuation by (B) the Renovacor outstanding shares;
•
“Renovacor valuation” means $57,795,486 minus the amount, if any, by which the net cash of Renovacor is less than the Renovacor net cash target plus the amount, if any, by which the net cash of Renovacor is greater than the Renovacor net cash target, up to a maximum increase of $3,000,000; and

•	“Rocket valuation price” means $15.51.
Examples
For illustrative purposes only, the examples presented below calculate the exchange ratio under various net cash scenarios for Renovacor. These examples have assumed: (i) the first effective time occurs on or prior to December 31, 2022; (ii) Renovacor has 19,425,378 shares of common stock outstanding on a fully-diluted basis immediately prior to the first effective time (excluding shares underlying Renovacor stock options, the Renovacor pre-funded warrant, Renovacor private warrants and Renovacor public warrants) and (iii) Rocket has 75,683,723 shares of common stock outstanding immediately prior to the first effective time.
For each $1.0 million decrease in Renovacor’s net cash below the net cash target as of the close of business on the closing date, the exchange ratio will decrease by approximately 0.0029 shares of Rocket common stock per one share of Renovacor common stock. For each $1.0 million increase in Renovacor’s net cash above the net cash target as of the close of business on the closing date, the exchange ratio will increase by approximately 0.0029 shares of Rocket common stock per one share of Renovacor common stock, up to a maximum exchange ratio of 0.1763.
Net Cash of Renovacor	Exchange Ratio	Post-Mergers Ownership by Renovacor Stockholders	Post-Mergers Ownership by Rocket Stockholders
$45,000,000	0.1763	4.33%	95.67%
$41,000,000	0.1763	4.33%	95.67%
$40,000,000	0.1734	4.26%	95.74%
$38,000,000	0.1676	4.12%	95.88%
$35,000,000	0.1589	3.92%	96.08%

The merger agreement includes conditions to each party’s obligation to close the mergers that requires Renovacor’s net cash to have been finally determined in accordance with the merger agreement. The closing could be delayed if Renovacor and Rocket are not able to agree upon the amount of Renovacor’s net cash as of the close of business on the closing date.
Treatment of Other Renovacor Equity Securities
Treatment of Renovacor Earnout Shares
The parties agreed that the mergers constitute a “Change in Control” under that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among Renovacor (f/k/a Chardan Healthcare Acquisition 2 Corp.), CHAQ2 Merger Sub, Inc. and Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.) (the “SPAC merger agreement”) and under the Sponsor support agreement. Accordingly, in connection with the completion of the mergers, all Renovacor earnout shares shall be treated as follows:
•
Sponsor Earnout Shares. Immediately prior to the first effective time, all Sponsor earnout shares will vest in full and be released to the Sponsor and at the first effective time will be cancelled and converted into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described above in the second bullet point under “The Merger Agreement—Merger Consideration and Adjustment.”

•
SPAC Merger Earnout Shares. Immediately prior to the first effective time, Renovacor will issue the maximum number of SPAC merger earnout shares (other than Renovacor earnout shares issuable upon the settlement of the Renovacor earnout RSU awards as described in the bullet point below) to the applicable recipients entitled thereto and at the first effective time, each such SPAC merger earnout share will be cancelled and converted into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described above in the second bullet point under “The Merger Agreement—Merger Consideration and Adjustment.”

•
Renovacor Earnout RSUs. Immediately prior to the first effective time, Renovacor will issue to each holder of an Renovacor earnout RSU award that is outstanding as of immediately prior to the first effective time the maximum number of SPAC merger earnout shares issuable in settlement of each such Renovacor earnout RSU award and as of the first effective time, each such SPAC merger earnout share will be cancelled and converted automatically into the right to receive shares of Rocket common stock in accordance with the exchange ratio, as described above in the second bullet point under “The Merger Agreement—Merger Consideration and Adjustment.”

Treatment of Renovacor Time-Vesting Restricted Stock Units
At the first effective time, each Renovacor time-vesting RSU that is outstanding immediately prior to the first effective time will be cancelled and converted automatically into the right to receive a number of shares of Rocket common stock, rounded to the nearest whole number, equal to (i) the number of shares of Renovacor common stock subject to such Renovacor time-vesting RSU multiplied by (ii) the exchange ratio.
Treatment of Renovacor Stock Options
At the first effective time, each Renovacor stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the first effective time will be assumed by Rocket and automatically converted into an exchanged Rocket option equal to the product of (i) the number of shares of Renovacor’s common stock subject to such Renovacor stock option multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor stock option by (B) the exchange ratio, rounded up to the nearest whole cent. Rocket shall take all action necessary to cause the term of exercisability of any such exchanged Rocket option following termination of the holder’s employment or service with Renovacor, the Surviving Company, Rocket or any of their respective affiliates, as applicable (including any termination resulting from or in connection with the consummation of the transactions contemplated by the merger agreement), to be extended such that such exchanged Rocket option may be exercised by the holder thereof until the earlier of (x) the original expiration date of the Renovacor stock option in respect of which such exchanged Rocket option is granted and (y) three (3) years from the date of termination of the holder’s employment or service with the combined company. Subject to certain agreed-upon exceptions, except as provided above or as otherwise required by the terms pursuant to which such Renovacor stock option was granted, each exchanged Rocket option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Renovacor stock option immediately prior to the first effective time.
Treatment of Renovacor Warrants
•
Renovacor Public Warrants. At the first effective time, each Renovacor public warrant issued pursuant to the Warrant Agreement that is outstanding immediately prior to the first effective time will cease to represent a Renovacor public warrant and will be assumed by Rocket and automatically converted into a an exchanged Rocket warrant entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to such Renovacor public warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor public warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, each Renovacor public warrant that is assumed by Rocket will generally remain subject to the same vesting and other terms and conditions that applied to such Renovacor public warrant immediately prior to the first effective time.

•
Renovacor Private Warrants. Each Renovacor private warrant issued pursuant to the Warrant Agreement that is outstanding immediately prior to the first effective time will cease to represent a Renovacor private warrant and will be assumed by Rocket and automatically be converted into an exchanged Rocket warrant entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to such Renovacor private warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor private warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, each Renovacor private warrant that is assumed by Rocket will generally remain subject to the same vesting and other terms and conditions that applied to such Renovacor private warrant immediately prior to the first effective time.

•
Renovacor Pre-Funded Warrant. To the extent that the Renovacor pre-funded warrant remains outstanding and unexercised immediately prior to the first effective time, at the first effective time, the Renovacor pre-funded warrant will be assumed by Rocket and automatically be converted into an exchanged Rocket warrant entitling the holder thereof to acquire a number of shares of Rocket common stock equal to the product of (i) the number of shares subject to the Renovacor pre-funded warrant multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of the Renovacor pre-funded warrant by (B) the exchange ratio, rounded up to the nearest whole cent. Aside from the foregoing adjustments, the Renovacor pre-funded warrant assumed by Rocket will generally remain subject to the same vesting and other terms and conditions that applied to the Renovacor pre-funded warrant immediately prior to the first effective time.

Exchange of Shares
Exchange Agent
Prior to the closing date, Rocket will designate Continental Stock Transfer & Trust Company (or such other nationally recognized transfer agent or such other bank or trust company reasonably satisfactory to Renovacor) (the “exchange agent”) to act as the exchange agent with respect to the mergers. Prior to or substantially concurrent with the first effective time, Rocket will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the maximum number of shares of Rocket common stock that will become issuable in exchange for shares of Renovacor common stock pursuant to the merger agreement (the “merger consideration”) and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

Exchange of Renovacor Book-Entry Shares
All outstanding shares of Renovacor common stock are held in book-entry positions representing non-certificated shares of Renovacor common stock (the “Renovacor book-entry shares”).
With respect to Renovacor book-entry shares that are not held through DTC (“Renovacor non-DTC book entry shares”), the exchange agent will pay and deliver to each holder of record of any such share as promptly as reasonably practicable after the first effective time, but in any event within five (5) business days thereafter:
•	the portion of the merger consideration payable in respect of such Renovacor book-entry share, as determined on the basis of the exchange ratio; and
•
a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares of Rocket common stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the merger agreement as described below under “—Dividends and Distributions and Unexchanged Shares of Renovacor Common Stock.” The exchange agent will promptly cancel each such Renovacor non-DTC book-entry share.

With respect to Renovacor book-entry shares that are held through DTC (“Renovacor DTC book-entry shares”), Rocket and Renovacor will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the first effective time, but in any event within five (5) business days thereafter, upon surrender of Renovacor DTC book-entry shares in accordance with DTC’s customary surrender procedures:
•	the portion of the merger consideration payable in respect of such Renovacor book-entry share, as determined on the basis of the exchange ratio;
•	any cash in lieu of fractional shares of Rocket common stock; and
•
any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement, as described below under “—Dividends and Distributions and Unexchanged Shares of Renovacor Common Stock.”

Dividends and Distributions and Unexchanged Shares of Renovacor Common Stock
All shares of Rocket common stock to be issued and delivered to the exchange agent pursuant to the terms of the merger agreement shall be deemed issued and outstanding as of the first effective time, and if a dividend or other distribution is declared by Rocket in respect of shares of Rocket common stock, the record date for which is at or after the first effective time, that declaration shall include dividends or other distributions in respect of all shares of Rocket common stock issuable as merger consideration pursuant to the merger agreement.
Rights of Renovacor Stockholders Following the First Effective Time
At the first effective time, all shares of Renovacor common stock outstanding immediately prior to the first effective time will automatically be cancelled and will cease to exist, and all holders of shares of Renovacor common stock will cease to have any rights as Renovacor stockholders, except the right to receive the portion of the merger consideration payable in respect of such shares of Renovacor common stock, any cash in lieu of fractional shares of Rocket common stock, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.
None of Rocket, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Company will be liable to any holder or former holder of shares of Renovacor common stock or to any other person with respect to any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law.
Treatment of Fractional Shares
No fractional shares of Rocket common stock will be issued in connection with the first merger, no dividends or distributions of Rocket shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Rocket stockholder. Each Renovacor stockholder who would otherwise have been entitled to receive in the first merger a fractional share of Rocket common stock pursuant to the merger agreement will receive cash in lieu of such fractional share upon surrender of such holder’s Renovacor book-entry shares outstanding immediately prior to the first effective time, rounded to the nearest whole cent, without interest and subject to any required tax withholding, determined by multiplying such fractional share amount by the average of the volume weighted average trading prices of the share of Rocket common stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the first effective time. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.
Withholding Rights
Rocket, Renovacor, the Initial Surviving Corporation, the Surviving Company and the exchange agent, will each be entitled to deduct and withhold any amounts as it determines are reasonably necessary to cover all required withholdings from the amounts payable pursuant to the merger agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Organizational Documents and Directors and Officers of the Surviving Company
Subject to the requirements described under “— Indemnification; Directors’ and Officers’ Insurance”:
•
at the first effective time, the certificate of incorporation of Renovacor as in effect immediately prior to the first effective time shall, by virtue of the first merger, continue to be the certificate of incorporation of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and the bylaws of Renovacor as in effect immediately prior to the first effective time shall, by virtue of the first merger, continue to be the bylaws of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; and

•
at the second effective time of the second merger, the certificate of formation of Merger Sub II as in effect immediately prior to the second effective time shall, by virtue of the second merger, continue to be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law, and the limited liability company agreement of Merger Sub II as in effect immediately prior to the second effective time shall, by virtue of the second merger, continue to be the limited liability agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

From and after the first effective time, the initial directors and officers of the Initial Surviving Corporation will be the directors and executive officers of Merger Sub I immediately prior to the first effective time.
From and after the second effective time, the managers and officers of the Surviving Company shall be the managers and executive officers of Merger Sub II immediately prior to the second effective time.
Representations and Warranties
The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Rocket, Merger Sub I, Merger Sub II and Renovacor that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.
The reciprocal representations and warranties relate to, among other things:
•	organization and corporate power;
•	authority to deliver a valid and binding merger agreement;
•	capitalization;
•	subsidiaries;
•
absence of any violation of organizational documents, any conflict with or violation of applicable laws or any violation of or default under material contracts as a result of the execution and delivery of the merger agreement and the completion of the mergers;

•
absence of any need for action by governmental authorities in order to complete the mergers, except as may be required by applicable federal securities laws, the DGCL, the HSR Act or other applicable competition laws, any filings required by the FDA, the DEA or other governmental authority regulating drug or biological products, applicable state securities takeover and “blue sky” laws or by the Nasdaq Global Market or the NYSE rules and regulations;

•	SEC reports, financial statements and internal controls;
•	absence of undisclosed liabilities;
•	absence of certain material changes or developments with respect to each party’s respective businesses;
•	compliance with applicable laws;
•	tax matters;
•	litigation, proceedings and investigations;
•	brokers’ fees
•	disclosure in SEC filings; and
•	financial advisors’ opinion.
The merger agreement also contains additional representations and warranties by Renovacor relating to, among other things, the following:
•	real property leased by Renovacor;
•	Renovacor’s significant contracts and commitments;
•	intellectual property;
•	insurance policies;
•	employee benefit plans and employment matters;
•	FDA and regulatory matters; and
•	absence of any stockholder rights plan.
The merger agreement also contains additional representations and warranties by Rocket relating to, among other things, the following:
•	the absence of ownership (as defined in Section 203(c) of the DGCL) of shares of Renovacor common stock by Rocket and its subsidiaries; and
•	ownership and operation of each Merger Sub.
The representations and warranties will not survive the mergers. Many of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.
Material Adverse Effect
A material adverse effect with respect to Rocket or Renovacor, as applicable, means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the party and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from the following:
•
general business or economic conditions affecting the industry in which the applicable party operates, to the extent such change or effect does not disproportionately affect the applicable party relative to other industry participants;

•
any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect the applicable party relative to other industry participants;
•
financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect the applicable party relative to other industry participants;

•
any epidemics, pandemics or disease (including COVID-19 or measures taken in response thereto), to the extent such change or effect does not disproportionately affect the applicable party relative to other industry participants;

•	changes in GAAP after the date of the merger agreement;
•
changes in laws, rules, regulations, orders, or other binding directives issued by any governmental authority, to the extent such change or effect does not disproportionately affect the applicable party relative to other industry participants;

•
the announcement of the merger agreement or the applicable party’s pursuit of strategic alternatives or the pendency of the transactions contemplated by the merger agreement, including to the announcement of the identity of Rocket, Renovacor, each Merger Sub or any of their respective affiliates or representatives, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the applicable party with any of its current or prospective suppliers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, or similar business relationships or partnerships resulting from the announcement of the merger agreement or Renovacor’s or Rocket’s, as applicable, pursuit of strategic alternatives or the pendency of the transactions contemplated by the merger agreement;

•	changes in the applicable party’s stock price or the trading volume of such party’s stock or any change in the credit rating of such party;
•
solely in the case of Renovacor, any delay in obtaining or making, or failure to obtain or make, any regulatory approval, clearance or application with respect to any of Renovacor’s products or product candidates or any results, outcomes or data, adverse events, side effects or safety observations arising from, or any delay in the timing or conduct of, any nonclinical, preclinical or clinical studies, trials or tests related to any of Renovacor’s products or product candidates;

•
the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition);

•	any litigation, legal proceeding, or investigation arising from or related to the merger agreement or transactions contemplated thereby;
•	the taking of any action explicitly permitted by the merger agreement or other transaction documents;
•
any effect, change or development arising out of or otherwise directly relating to any action taken by the applicable party at the written direction or with the prior written approval of the other party or any of their respective affiliates or representatives, or any action specifically required to be taken by the applicable party, or the failure of such party to take any action that such party is specifically prohibited from taking by the terms of the merger agreement (including due to the other party not granting a consent requested by the applicable party);

•	any breach of the merger agreement by the other party; or
•	any actions taken by the other party or any of its affiliates or representatives.
Conduct of Business Prior to the Completion of the Merger
Renovacor has agreed that, except (i) for mutually agreed exceptions, (ii) as required by applicable law, (iii) as required or otherwise contemplated or permitted by the merger agreement or (iv) with the prior written consent of Rocket (which consent shall not be unreasonably delayed, withheld or conditioned), during the period beginning at the time and date of the execution of the merger agreement and ending at the first effective time (the “pre-closing period”), Renovacor (a) will carry on its business in the ordinary course of business consistent with past practice (including as to the payment of accounts payable and the collection, if any, of any accounts receivable) and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with suppliers, licensors, licensees, and distributors and others having material business dealings with it and (b) will not and will not permit its subsidiary to:
•	amend its organizational documents;
•
establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including shares of Renovacor common stock) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any shares of Renovacor common stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of shares of Renovacor common stock outstanding as of the date of the merger agreement pursuant to Renovacor’s right (under written commitments in effect as of the date of the merger agreement) to purchase or reacquire shares of Renovacor common stock held by a Renovacor employee only upon termination of such associate’s employment or engagement by Renovacor; (2) repurchases of Renovacor stock options or restricted stock units (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the merger agreement (in cancellation thereof) pursuant to the terms of any such Renovacor stock option or restricted stock unit (in effect as of the date of the merger agreement) between Renovacor and a Renovacor employee only upon termination of such person’s employment or engagement by Renovacor; (3) in connection with withholding to satisfy the exercise price or tax obligations with respect to any Renovacor stock option or restricted stock unit or (4) in connection with the exercise of any Renovacor warrants;

•	split, combine, subdivide or reclassify any shares of Renovacor common stock or other equity interests of Renovacor;
•
issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date of the merger agreement) of (A) any capital stock, equity interest or other security of Renovacor, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of Renovacor, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security Renovacor (except that (1) Renovacor may issue shares of Renovacor common stock as required to be issued upon the exercise of Renovacor options or Renovacor warrants or the vesting of Renovacor time-vesting RSUs or Renovacor earnout RSUs, (2) Renovacor may issue Renovacor time-vesting RSUs in fulfillment of obligations in effect prior to the date of the merger agreement and disclosed on the disclosure letter delivered by Renovacor in connection with the merger agreement and (3) Renovacor may issue SPAC merger earnout shares as required by the merger agreement or SPAC merger agreement);

•
other than (i) as required by applicable law or (ii) as contemplated by the provisions of the merger agreement that govern the conversion of securities in connection with the first merger, establish, adopt, terminate or amend any equity plan, benefit plan, or employment agreement (together referred to as “Renovacor Plans”) (or any plan, program, arrangement, practice or agreement that would be a Renovacor plan if it were in existence on the date of the merger agreement) other than Renovacor’s transaction severance plan as approved by Rocket, or amend or waive any of its rights under, any of the Renovacor plans (or any plan, program, arrangement, practice or agreement that would be a Renovacor plan if it were in existence on the date of the merger agreement) or grant any employee or director any increase in compensation or other benefits, except that Renovacor may (a) make promotions in the ordinary course of business; (b) provide increases in salary, wages, bonuses or benefits to employees in the ordinary course of business (which shall include compensation adjustments consistent with promotions made in the ordinary course of business) or as required under a Renovacor plan; or (c) make annual or quarterly bonus or commission payments (including the permitted bonuses) in the ordinary course of business consistent with past practice;

•
enter into (1) any change-of-control agreement (other than Renovacor’s transaction severance plan as approved by Rocket) with any executive officer, employee, director or independent contractor or (2) any retention, employment, severance or other material agreement with any executive officer or director,

(B) enter into any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $150,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $100,000 or (C) hire any employee;
•	form any subsidiary, acquire any equity interest in any other entity or enter into any material joint venture, partnership, collaboration or similar profit-sharing arrangement;
•
make or authorize any capital expenditure, other than (A) capital expenditures provided for in Renovacor’s capital expense budget made available to Rocket prior to the date of the merger agreement or (B) to the extent not provided for in such capital expense budget, capital expenditures that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter;

•
acquire, lease, exclusively license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material lien (other than permitted liens mutually agreed to) any material right or other material asset or property, except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Renovacor, (C) as provided for in Renovacor’s capital expense budget;

•
lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, except for (A) short-term borrowings, of not more than $150,000 in the aggregate, incurred in the ordinary course of business, (B) advances to employees and consultants for travel and other business related expenses in the ordinary course of business, (C) intercompany loans and capital contributions, (D) sales commission advances made in the ordinary course of business or (E) indebtedness that will be discharged at the closing;

•
except as required by applicable law or in the ordinary course of business, (A) make or change any material tax election, (B) adopt or change any material method of tax accounting, (C) amend any material tax return, (D) make a request for a tax ruling or entry into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax, (E) surrender any right to claim a tax refund, (F) consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment (other than in connection with automatic extensions of the due date for filing a tax return) or (G) settle or compromise any legal proceeding with respect to taxes;

•
settle, release, waive or compromise any legal proceedings pending against Renovacor, other than (A) any legal proceeding relating to a breach of the merger agreement or any other agreements contemplated thereby or pursuant to a settlement that does not relate to any of the transactions contemplated by the merger agreement or (B) any legal proceeding (1) that results solely in an obligation involving only the payment of monies by Renovacor of not more than $250,000 individually and $1,000,000 in the aggregate and (2) does not involve the admission of wrongdoing by Renovacor;

•
enter into, amend or terminate, or fail to exercise renewal rights with respect to, certain material contracts to which Renovacor is a party (other than non-renewals or auto-renewals occurring in the ordinary course of business consistent with past practice or termination at the end of such contract term in accordance with the terms of such contract or, if permitted by the terms of such contract, upon a material breach thereof by the counterparty thereto);

•
implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable laws, in each case, after the execution date of the merger agreement;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable laws);
•	adopt or implement any stockholder rights plan or similar arrangement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	authorize any of, or agree or commit to take, any of the actions described in the foregoing.
In addition, Rocket has agreed that except (i) for mutually agreed exceptions, (ii) as required by applicable law, (iii) as required or otherwise contemplated or permitted by the merger agreement or (iv) with the prior written consent of Renovacor (which consent shall not be unreasonably delayed, withheld or conditioned), during the pre-closing period, Rocket (a) will, and will cause its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with suppliers, licensors, licensees, distributors and others having material business dealings with it and (b) will not and will not permit its subsidiaries to:
•	amend its organizational documents;
•	adopt a plan or agreement of complete or partial liquidation or dissolution; or
•	authorize any of, or agree or commit to take, any of the actions described in the foregoing.
COVID-19 Measures
The parties have also agreed that each of Rocket and Renovacor may implement any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety in accordance with directives, guidelines or recommendations promulgated by any industry group or any governmental authority including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.
Stockholder Meetings
Each of Renovacor and Rocket will take all action reasonably necessary in accordance with applicable law and its organizational documents to duly give notice of, convene and hold the Renovacor special meeting and Rocket special meeting, as applicable, to be held as promptly as practicable after the registration statement, of which this joint proxy statement/prospectus form a part, is declared effective by the SEC, to obtain approval of the Renovacor merger proposal and the Rocket share issuance proposal, as applicable.
Subject to the terms of the merger agreement, Renovacor will, through the Renovacor board, recommend that the Renovacor stockholders adopt the merger agreement and will use commercially reasonably efforts to solicit from the Renovacor stockholders proxies in favor of the adoption of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of the Renovacor stockholders required by the NYSE rules or applicable law to obtain such approvals. Rocket will, through the Rocket board, recommend that the Renovacor stockholders approve the proposal to issue shares of Rocket common stock in connection with the first merger and to take all other action necessary or advisable to secure the vote or consent of Rocket stockholders required by the rules of the Nasdaq Global Market or applicable law to obtain such approvals.
Each of Renovacor and Rocket must use commercially reasonable efforts to schedule and hold the Renovacor special meeting and the Rocket special meeting, as applicable, on the same date and as promptly as practicable after the registration statement is declared effective by the SEC. However, each of Renovacor and Rocket may, after reasonable consultation with the other party, postpone, recess or adjourn the Renovacor special meeting or Rocket special meeting, as applicable, and, if applicable, set a new record date for such meeting:
•
if there are not sufficient affirmative votes present in person or by proxy at such meeting to approve the Renovacor merger proposal or Rocket share issuance proposal (however, Renovacor or Rocket, as applicable, will use commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date);

•
to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Renovacor board or Rocket board, as applicable, has determined in good faith, after consultation with outside counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Renovacor stockholders or Rocket stockholders, as applicable, prior to the Renovacor special meeting or Renovacor special meeting, as applicable; or

•	if required by law.
Notwithstanding the above, the Renovacor special meeting or the Rocket special meeting, as applicable, will occur as promptly as reasonably practicable following any such postponement, recess or adjournment described above. In the event either the Renovacor special meeting or the Rocket special meeting is delayed in compliance with requirements described above, then the other party may similarly postpone, recess, adjourn or delay its special meeting to the same date.
No Solicitation of Acquisition Proposals; Termination of Existing Discussions or Negotiations
Under the terms of the merger agreement, subject to certain exceptions described below, Renovacor has agreed that it will not, and will cause its subsidiary not to, and will instruct its and their respective representatives not to, directly or indirectly:
•
initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal (as defined below);

•
participate or engage in discussions (except to notify a person that makes any inquiry or offer with respect to an acquisition proposal of the existence of these obligations or to clarify whether any such inquiry, offer or proposal constitutes acquisition proposal) or negotiations with, or disclose any non-public information or data relating to, Renovacor or its subsidiary or afford access to the properties, books or records of Renovacor or its subsidiary to any person that has made or could reasonably be expected to make an acquisition proposal; or

•
enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to an acquisition proposal (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement).

Renovacor also agreed to, and cause its subsidiary to, and instruct its and their respective representatives to, immediately terminate any solicitations, discussions or negotiations with or involving any person (other than Rocket and its affiliates) conducted prior to the date of the merger agreement by Renovacor or its subsidiary or any of its or their respective representatives, with respect to an acquisition proposal. Renovacor shall promptly discontinue access by any person or entity (other than Rocket and its affiliates) to any data room (virtual or otherwise) established by Renovacor or its representatives for such purpose. Renovacor also agreed that within two (2) Business Days from the execution date of the merger agreement, Renovacor shall have requested the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Renovacor or its subsidiary or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to an acquisition proposal.
Notwithstanding the restrictions described above, prior to obtaining approval of the Renovacor merger proposal from Renovacor’s stockholders, Renovacor may participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, Renovacor or its subsidiary or afford access to the properties, books or records of Renovacor or its subsidiary to any person that has made or could reasonably be expected to make, an acquisition proposal; if there has not been a material breach of the obligations described above and Renovacor receives a written acquisition proposal from a third party that constitutes and that the Renovacor board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal, then Renovacor and its representatives may:
•
pursuant to a confidentiality agreement containing provisions that (a) require the counterparty thereto to keep material non-public information of Renovacor confidential and (b) are not materially less favorable in the aggregate to Renovacor than the terms of the confidentiality agreement between it and Rocket, furnish information (including non-public information) with respect to Renovacor to the person or group of persons who has made such acquisition proposal (however, Renovacor shall promptly provide to Rocket any non-public information concerning Renovacor that is provided to any person given such access and was not previously provided to Rocket or its representatives); and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal.
Renovacor agrees as promptly as practicable after receipt of, and in any event within 24 hours, Renovacor will advise Rocket in writing of any inquiry or discussions in which a third party indicated it might submit an acquisition proposal or any acquisition proposal and the terms and conditions of such acquisition proposal, and Renovacor shall promptly provide to Rocket copies of any written materials received by Renovacor, in connection with such acquisition proposal and the identity of the person or group making any such acquisition proposal.
Renovacor also agrees that it shall simultaneously provide to Rocket any non-public information concerning itself or its Subsidiary provided to any other person or entity or group of persons or entities in connection with any acquisition proposal which was not previously provided to Rocket. Renovacor shall keep Rocket promptly informed of the status of any acquisition proposals (including the identity of the parties and any changes to any material terms and conditions thereof). Renovacor agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, any such standstill or similar agreement to which it is a party (however, Renovacor shall be permitted to waive, modify, amend or terminate any provision of any standstill agreement (or similar agreement) in order to permit a person or entity to make an acquisition proposal, if and only if the Renovacor board shall have determined in good faith (after consultation with outside legal counsel) that the failure to so waive, modify, amend or terminate would be inconsistent with the directors’ fiduciary duties under applicable law.
For purposes of the merger agreement and the description thereof in this joint proxy statement/prospectus:
“acquisition proposal” means any proposal or offer, whether or not in writing, for any transaction or series of related transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of Renovacor and its subsidiary, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock Renovacor and its subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of Renovacor and its subsidiary, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any person or persons beneficially owning twenty percent (20%) or more of any class of equity securities of Renovacor and its subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of Renovacor and its subsidiary, taken as a whole, in each case, other than the transactions contemplated by the merger agreement.
“superior proposal” means any bona fide written acquisition proposal (other than an acquisition proposal which has resulted from a material violation of Renovacor’s non-solicitation obligations described above) (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%” on terms and conditions that the Renovacor board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such acquisition proposal, and the merger agreement (including any changes to the terms of the merger agreement proposed in writing by Rocket prior to the time of such determination and any fees to be paid by Renovacor for terminating the merger agreement) would result in a transaction (i) that, if consummated, would be more favorable to Renovacor stockholders from a financial point of view than the mergers, and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal.
Change of the Renovacor Board’s Recommendation
Renovacor has agreed that neither the Renovacor board nor any committee thereof may (a) withhold, withdraw, or publicly propose to withhold or withdraw the Renovacor board recommendation to the Renovacor stockholders in favor of the proposal to approve the transactions contemplated by the merger agreement and to adopt the merger agreement; or (b) propose publicly to recommend, adopt or approve any acquisition proposal (any action described in this sentence being referred to as a “Renovacor adverse recommendation change”). For the avoidance of doubt, a change of the Renovacor board recommendation to “neutral” shall constitute a Renovacor adverse recommendation change.

Permitted Change of Recommendation—Superior Proposal
Notwithstanding the restrictions described immediately above, at any time prior to the approval of the Renovacor merger proposal by Renovacor’s stockholders, the Renovacor board may make a Renovacor adverse recommendation change in response to an acquisition proposal that has not been withdrawn, if there has not been a material breach of Renovacor’s obligations in the merger agreement (as described above under “—No Solicitation of Acquisition Proposals; Termination of Existing Discussions or Negotiations”) and if, prior to making such Renovacor adverse recommendation change:
•	the Renovacor board has determined in its reasonable discretion that such acquisition proposal constitutes a superior proposal;
•
the Renovacor board has determined in good faith, after consultation with Renovacor’s outside legal counsel and financial advisor, that its failure to make such Renovacor adverse recommendation change would be inconsistent with its fiduciary obligations to Renovacor’s stockholders;

•
Renovacor notifies Rocket at least four (4) days prior to making such Renovacor adverse recommendation change that the Renovacor board has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person or group making such superior proposal and including copies of all documents pertaining to such superior proposal; and

•
during such four (4) day period, Renovacor negotiates in good faith with Rocket with respect to any alternative transaction or any modification to the terms of the merger agreement proposed by Rocket (an “alternative Rocket proposal”) so that the acquisition proposal that is the subject of the superior proposal notice ceases to be a superior proposal; and

•
after the expiration of such four (4) day period, the Renovacor board determines in good faith (after consultation with its financial advisor and outside legal counsel and after and taking into account all financial, legal and regulatory terms and conditions of such alternative Rocket proposal and expected timing of consummation and the relative risks of non-consummation of the alternative Rocket proposal and the superior proposal) that such alternative Rocket proposal nonetheless constitutes a superior proposal.

In addition, if there is any change and/or amendment to the financial or other material terms of the superior proposal, Renovacor must deliver to Rocket an additional notice, and a new negotiation period will commence (with references to a “four (4)” day period being replaced with references to a “two (2) day period”).
Under circumstances where the Renovacor board is permitted to make a Renovacor adverse recommendation change as described above, Renovacor may also be permitted to terminate the merger agreement as further described below under “—Termination of the Merger Agreement.”
Permitted Change of Recommendation—Intervening Event
In addition, at any time prior to the approval of the Renovacor merger proposal by Renovacor’s stockholders, the Renovacor board may make a Renovacor adverse recommendation change in response to an intervening event (as defined below) if, prior to making such Renovacor adverse recommendation change:
•
the Renovacor board has determined in good faith, after consultation with its outside legal counsel, that the failure to make such a Renovacor adverse recommendation change in response to such intervening event would be inconsistent with its fiduciary obligations to Renovacor’s stockholders and that the reasons for making such Renovacor adverse recommendation change are independent of and unrelated to any pending acquisition proposal;

•
Renovacor notifies Rocket at least four (4) days prior to making such Renovacor adverse recommendation change that the Renovacor board is contemplating making a Renovacor adverse recommendation change in response to such intervening event and specifying the material facts and information constituting the basis for such contemplated determination;

•
during such four (4) day period, Renovacor negotiates in good faith with Rocket with respect to any alternative Rocket proposal that would allow the Renovacor board not to make such a Renovacor adverse recommendation change in response to such intervening event, consistent with its fiduciary obligations to Renovacor stockholders; and

•
after the expiration of such four (4) day period, the Renovacor board determines in good faith, after consultation with its outside legal counsel, that the failure to make such a Renovacor adverse recommendation change in response to such intervening event (after taking into account the terms of any alternative Rocket proposal) would reasonably be expected to be inconsistent with its fiduciary obligations to Renovacor’s stockholders.

For purposes of the merger agreement and the description there of in this joint proxy statement/prospectus, an “intervening event” means an event, change, effect, development, condition or occurrence with respect to Renovacor that:
•	was not known by the Renovacor board (or if known to the Renovacor board, the consequences of which are not known to the Renovacor board) as of the date of execution of the merger agreement; and
•	does not relate to or constitute an acquisition proposal.
No Change of Rocket Board Recommendation
Rocket agrees that neither the Rocket board nor any committee thereof may withhold, withdraw, or publicly propose to withhold or withdraw its recommendation that Rocket stockholders approve the Rocket share issuance proposal (any action described in this sentence being referred to as a “Rocket adverse recommendation change”). For the avoidance of doubt, a change of the Rocket board’s recommendation regarding the Rocket share issuance proposal to “neutral” shall constitute a Rocket adverse recommendation change.
Regulatory Approvals
Under the merger agreement, Rocket and Renovacor have agreed to, as soon as reasonably practicable after the execution of the merger agreement, and in any event within ten (10) business days, if it is determined to be required, file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the transactions contemplated by the merger agreement. In addition, Renovacor and Rocket have each agreed to use commercially reasonable efforts to file, as soon as reasonably practicable after the execution of the merger agreement, all other documents required to be filed with any governmental authority pursuant to the merger notification or control or other antitrust laws of applicable foreign jurisdictions with respect to the transactions contemplated by the merger agreement. Rocket has agreed to be responsible for any applicable filing fees required to be paid in connection with such filings.
Rocket and Renovacor agreed to promptly (i) supply the other with any information required in order to effectuate the regulatory filings described in this section, (ii) supply additional information reasonably required by a governmental authority and, (iii) subject to applicable law and the instructions of any governmental authority, keep each other apprised of the status of matters relating to the clearance of the transactions contemplated by the merger agreement, including by promptly furnishing the other with copies of communications received from any governmental authority. Each of Rocket and Renovacor agreed not to independently participate in any meeting, or engage in any substantive conversation, with any governmental authority in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such governmental authority, an opportunity to attend or participate. The parties also agreed to consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any governmental authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust laws in connection with the transactions contemplated by the merger agreement. Rocket and Renovacor will promptly provide the other party with copies of all filings made by such party with any governmental authority in connection with the transactions contemplated by the merger agreement.
Each of Renovacor and Rocket agreed to (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any governmental authority with respect to the transactions contemplated by the merger agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Subject to the terms and conditions of the merger agreement, each of Rocket and Renovacor agreed to use their respective commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken promptly, all actions, to file, or cause to be filed, all documents and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to carry out the intent and purposes of the merger agreement and to consummate and make effective the transactions contemplated by the merger agreement as soon as reasonably practicable.
Each of Rocket and Renovacor agreed to use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by the merger agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings thereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by the merger agreement; (iii) to obtain each action or nonaction, approval, consent, ratification, clearance, decision, declaration, approval, permission, waiver of authorization, and expirations or terminations of waiting periods required to be obtained from a governmental authority and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, ratification, decision, declaration, approval, permission, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental authority in connection with any applicable law; (iv) to obtain all necessary consents, authorizations, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement. Notwithstanding the foregoing, the parties agreed that in no event will Rocket or Renovacor or any of their respective subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material contracts or the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any contracts be a condition to any party’s obligations under the merger agreement.
Notwithstanding the requirements described under “— Regulatory Approvals,” in no event will Rocket or Renovacor be required to (i) sell, divest, license, hold, convey or hold separate or otherwise take any action or agree to any undertaking that limits Rocket’s and its subsidiaries’ or Renovacor’s and its subsidiary’s freedom of action with respect to, or their ability to retain, particular products, assets or business of Rocket or Renovacor or their respective subsidiaries, or agreeing to take any such action, (ii) terminate existing relationships, contractual rights or obligations of Rocket or Renovacor or their respective subsidiaries or (iii) effectuate any other change or restructuring of Rocket or Renovacor or their respective subsidiaries.
Rocket agrees to take all actions necessary to cause each Merger Sub to perform its obligations under the merger agreement and to consummate the mergers on the terms and subject to the conditions set forth in the merger agreement and described above. In addition, the parties agreed that each Merger Sub and Rocket will not, before the closing, permit any of their affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any person or entity, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person or entity or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent or order of a governmental authority necessary to consummate the mergers and the other transactions contemplated by the merger agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable law, (ii) increase the risk of any governmental authority entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the mergers and the other transactions contemplated by the merger agreement or (iii) otherwise materially delay or materially impede the consummation of the mergers and the other transactions contemplated by the merger agreement.

Employee Benefits Matters
The parties agreed that from and after the first effective time, Rocket will assume and honor all severance and employment agreements for all employees of Renovacor who continue employment with Rocket or the Surviving Company (referred to as a “continuing employee”) in each case, in accordance with their employment terms as in effect immediately prior to the first effective time. For a period of one (1) year following the first effective time, Rocket will provide, or cause to be provided, to each continuing employee (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities) no less favorable in the aggregate than those provided to such continuing employee immediately prior to the execution of the merger agreement and (ii) employee benefits (including severance benefits and other health and welfare benefits, but excluding equity or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) that are no less favorable in the aggregate than the benefits (including severance benefits and other health and welfare benefits, but excluding but excluding equity or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) provided to such employee immediately prior to the execution of the merger agreement.
Each continuing employee will be given service credit for all purposes, including for (i) participation eligibility, (ii) benefit levels (including, for the avoidance of doubt, levels of benefits under Rocket’s or the Surviving Company’s vacation policy) and (iii) eligibility for vesting under Rocket or the Surviving Company’s employee benefit plans and arrangements with respect to his or her length of service with Renovacor (and its predecessors) prior to the closing date, so long as the crediting of such service does not result in the duplication of benefits, or to benefit accrual under any defined benefit pension plan. Rocket will, or will cause the Surviving Company to (and instruct its affiliates to, as applicable, and without duplication of benefits), assume the liability for any accrued but unused personal, sick or vacation time and allow continuing employees to use such accrued personal, sick or vacation time in accordance with the practice and policies of Renovacor.
Rocket will use commercially reasonable efforts to waive all limitations and exclusions as to pre-existing conditions, and all waiting periods with respect to participation and coverage requirements applicable to the continuing employees, to the extent that such limitations, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the first effective time. In addition, Rocket will use commercially reasonable efforts to cause any eligible expenses incurred by a continuing employee and his or her covered dependents during the portion of the plan year immediately before the first effective time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents under any health or welfare benefit plan of Rocket or the Surviving Company, as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Rocket or the Surviving Company.
On or prior to the closing date, Renovacor is permitted to pay Renovacor employees short-term annual cash bonuses in respect of the year in which the closing date occurs or any year completed prior to the year in which the closing date occurs but not paid as of the closing date, in amounts calculated on the basis of actual performance through the closing date for all or any portion of the applicable performance period, determined and calculated in a manner agreed to by Rocket and as determined by Renovacor in its good faith discretion (the “permitted bonuses”); provided, that the Renovacor board may, in the exercise of its good faith discretion, elect to pay such permitted bonuses for an entire performance period (whether or not such performance period has elapsed in full as of the date of payment) or prorate the payment of the permitted bonuses to the extent necessary to reflect the portion of the performance period elapsed through the closing date. Additionally, to the extent Renovacor has made any payment in respect of permitted bonuses to any Renovacor executive, Renovacor will not pay, and the Surviving Company will not be obligated to pay, amounts otherwise payable in respect of annual cash bonuses pursuant to Renovacor’s transaction severance plan as approved by Rocket, Renovacor’s executive’s employment agreements or any other individual employment or severance agreement with any participating employee or otherwise, solely to the extent any such payment would result in a duplication of benefits otherwise due to any such Renovacor executive. If Renovacor has not paid all or any portion of the permitted bonuses as of the closing date, the Surviving Company will, and Rocket will cause the Surviving Company to, pay such amounts as promptly as practicable following the closing date.

Indemnification; Directors’ and Officers’ Insurance
The parties agreed that, for a period of no less than six (6) years from the first effective time, Rocket will maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those found in the organizational documents of Renovacor, and will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the first effective time were current or former directors or officers of Renovacor.
Rocket also agreed to indemnify and hold harmless each present (as of the first effective time) or former director or officer of Renovacor (each, together with such person’s heirs, executors, or administrators, an “indemnified party”), against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable expenses (including legal expenses) incurred in connection with any action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the indemnified party is or was an officer, director, employee, fiduciary, or agent of Renovacor or its subsidiary, or of another entity if such service was at the request of Renovacor, whether asserted or claimed prior to, at, or after the first effective time, to the fullest extent provided for under existing indemnification agreements and other similar arrangements in effect prior to the date of the merger agreement.
In the event of any such legal proceeding or claim, each indemnified party will be entitled to the advancement of reasonable expenses (including legal expenses) incurred in the defense of any such legal proceeding or claim (however, any person to whom expenses are advanced will have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification).
In addition, the parties agreed that for a period of no less than six (6) years following the first effective time, the Surviving Company will cause to be maintained in effect the existing policies of Renovacor’s directors’ and officers’ liability insurance (or a comparable replacement policy) with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the first effective time (the “D&O policy”) containing coverage that is at least as protective to such directors and officers as the coverage, deductibles and amounts provided by such existing policies (however, the maximum aggregate annual premium for such insurance policy shall not exceed 300% of the amount paid for the policy year in effect as of the execution of the merger agreement. Rocket will cause such D&O policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Company. Without limitation of the foregoing, the parties agreed that Renovacor may, or if Renovacor is unable to, Rocket may on its behalf, prior to the first effective time, purchase a six (6)-year “tail” prepaid insurance policy on the D&O policy and in the event that Rocket or Renovacor will purchase such a “tail” policy, Rocket and the Surviving Company will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy will be maintained in full force and effect.
Notwithstanding the above, neither Rocket nor the Surviving Company will be obligated to pay aggregate annual premiums in excess of 300% of the amount paid for the policy year in effect immediately prior to the first effective time (the “maximum premium”) and Renovacor shall not be permitted to obtain any “tail” or “runoff” officers’ and directors’ liability insurance policy with a cost in excess of the maximum premium. If the aggregate premiums of any such insurance coverage exceed the maximum premium, then the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum premium.
Certain Tax Matters
Rocket and Renovacor intend that the mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder. The merger agreement is intended to constitute, and the parties agreed to adopt the merger agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “intended tax treatment”). Rocket and Renovacor will each use commercially reasonable efforts to cause the mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Rocket and Renovacor agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the mergers from qualifying for the intended tax treatment and (ii) to report the mergers for all tax purposes consistent with the intended tax treatment, in each case, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

The parties agree that the tax year of Renovacor for U.S. federal income tax purposes will end at the close of the closing date and that Renovacor will join the U.S. federal consolidated tax return in which Rocket is the common parent as of the opening of the next day. Rocket agrees that it will post a duly completed IRS Form 8937 on its website not later than forty-five (45) days after the closing date.
In addition, the parties agreed that in the event the SEC requests or requires a tax opinion that the mergers should be a reorganization pursuant to Section 368 of the Code, each of Troutman Pepper Hamilton Sanders LLP (or other counsel reasonably satisfactory to Renovacor and Rocket) shall prepare such tax opinion provided that each of Rocket, Merger Sub I, Merger Sub II and Renovacor shall execute and deliver customary tax representations to such advisor in form and substance reasonably satisfactory to such advisor (however, no opinion on the tax status of the transaction is required to be delivered to either party as a condition to the Closing).
Certain Additional Covenants
The merger agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the merger agreement:
•	confidentiality and access to each party’s books and records;
•	cooperation between Rocket and Renovacor regarding the preparation of this joint proxy statement/prospectus;
•	cooperation between Rocket and Renovacor regarding public announcements and other public disclosure related to the merger agreement;
•	notification of certain events;
•	coordination with respect to litigation matters relating to the mergers;
•
taking all steps as may be required to cause each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act as a result of the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 of the Exchange Act; and

•	cooperation between Rocket and Renovacor regarding the delisting of Renovacor common stock from the NYSE and deregistration of Renovacor common stock under SEC rules.
Conditions to the Completion of the Merger
The obligations of each of Rocket and Renovacor to complete the mergers are subject to the satisfaction or waiver of each of the following conditions:
•	approval by Renovacor stockholders of the Renovacor merger proposal must have been obtained;
•	approval by Rocket stockholders of the Rocket share issuance proposal must have been obtained;
•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect;

•	the waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act must have expired or been terminated;
•
there must be no order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of the merger agreement by any governmental authority of competent jurisdiction or laws enacted or promulgated after the date of the merger agreement will be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the merger agreement or making consummation of the transactions contemplated by the merger agreement illegal; and

•	the shares of Rocket common stock to be issued pursuant to the first merger have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

The obligation of Rocket, Merger Sub I and Merger Sub II to complete the mergers is subject to the satisfaction or waiver of each of the following conditions:
•
Certain representations and warranties of Renovacor regarding capitalization must be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of Renovacor as of the closing date (and, solely in respect to certain specific representations and warranties regarding capitalization, except for failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by Rocket), as if made on the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Renovacor regarding Renovacor’s organization, corporate power, authority and ability to bind Renovacor under the merger agreement must be true and accurate in all material respects as of the closing date (without giving effect to any “material adverse effect,” “material,” “materiality” or similar phrases) as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Renovacor (other than those described above) that are qualified by a material adverse effect of Renovacor must be true and accurate as of the closing date as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Renovacor (other than those described above) that are not qualified by a material adverse effect of Renovacor must be true and accurate as of the closing date (without giving effect to any “material,” “materiality” or similar qualifiers) as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•	Renovacor’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;
•	Since the date of the merger agreement, there must not have been or occurred any material adverse effect for Renovacor; and
•
Renovacor must have delivered to Rocket certain closing certificates, including a certification that Renovacor is not a “United States real property holding corporation” and a certificate, dated as of the closing date and executed by a duly authorized officer of Renovacor, confirming that the conditions described in the preceding six bullet points have been satisfied.

The obligation of Renovacor to complete the mergers is subject to the satisfaction or waiver of each of the following conditions:
•
Certain representations and warranties of Rocket regarding capitalization must be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of Rocket as of the closing date as if made on the closing date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Rocket regarding Rocket’s organization, corporate power, authority and ability to bind Rocket under the merger agreement must be true and accurate in all material respects as of the closing date (without giving effect to any “material adverse effect,” “material,” “materiality” or similar phrases) as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Rocket (other than those described above) that are qualified by a material adverse effect of Rocket must be true and accurate as of the closing date as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•
Certain representations and warranties of Rocket (other than those described above) that are not qualified by a material adverse effect of Rocket must be true and accurate as of the closing date (without giving effect to any “material,” “materiality” or similar qualifiers) as if made as of such time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

•	Rocket’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;
•	Since the date of the merger agreement, there must not have been or occurred any material adverse effect for Rocket; and
•
Renovacor must have delivered to Renovacor a certificate, dated as of the closing date and executed by a duly authorized officer of Rocket, confirming that the conditions described in the preceding six bullet points have been satisfied.

Termination of the Merger Agreement
The merger agreement may be terminated and the mergers abandoned:
•	by mutual written consent of Rocket and Renovacor (notwithstanding any approval of the Renovacor merger proposal by Renovacor stockholders);
•
by Rocket, if any of Renovacor’s covenants, representations or warranties contained in the merger agreement shall be or have become untrue, and such breach (a) is incapable of being cured by Renovacor by or before the end date or (b) is not cured within forty five (45) days of receipt by Renovacor of written notice of such breach describing in reasonable detail such breach (however, Renovacor shall not have the right to terminate the merger agreement pursuant to this item if Renovacor, Merger Sub I, or Merger Sub II is then in material breach of any representation, warranty, covenant or obligation under the merger agreement);

•
by Rocket, if Renovacor makes a Renovacor adverse recommendation change (however, any written notice of Renovacor’s intention to make a Renovacor adverse recommendation change in advance of a Renovacor adverse recommendation change shall not result in Rocket having any termination rights pursuant to this item unless such written notice otherwise constitutes a Renovacor adverse recommendation change and Rocket must deliver written notice of such termination within ten (10) business days of such Renovacor adverse recommendation change giving rise to such termination right in order for such termination to take effect);

•
by Renovacor, if any of Rocket’s, Merger Sub I’s or Merger Sub II’s covenants, representations or warranties contained in the merger agreement shall be or have become untrue, and such breach (a) is incapable of being cured by Rocket, Merger Sub I or Merger Sub II, as the case may be, by or before the end date or (b) is not cured within forty five (45) days of receipt by Rocket of written notice of such breach describing in reasonable detail such breach (however, Renovacor shall not have the right to terminate the merger agreement pursuant to this item if Renovacor is then in material breach of any representation, warranty, covenant or obligation under the merger agreement);

•
by Renovacor, if Rocket makes a Rocket adverse recommendation change (however, Renovacor must deliver written notice of such termination within ten (10) business days of such Rocket adverse recommendation change giving rise to such termination right in order for such termination to take effect);

•
by Renovacor, if at any time prior to approval of the Renovacor merger proposal by Renovacor’s stockholders, upon written notice to Rocket, in order to enter into a definitive agreement for a transaction constituting a superior proposal with respect to Renovacor, if in connection with such superior proposal, Renovacor has complied in all material respects with all the requirements of the non-solicitation obligation applicable to it and substantially concurrently with such termination Renovacor enters into such definitive agreement and substantially concurrently with such termination pays Rocket the termination fee;

•
by either Rocket or Renovacor, if the transactions contemplated by the merger agreement violate any order, decree or ruling of any court or governmental authority that has become final and non-appealable having the effect of permanently enjoining, or restricting the consummation of the transactions contemplated by the merger agreement (however, the right to terminate the merger agreement pursuant to this item will not be available to any party whose material breach of any provision of the merger agreement has been the cause of or resulted in the issuance of such final and non-appealable order);
•
by either Rocket or Renovacor, if the mergers have not been consummated by 5:00 p.m., New York time, on the end date (however, neither Rocket nor Renovacor shall be permitted to terminate the merger agreement pursuant to this item in the event that the failure of the mergers to be consummated on or prior to the end date is attributable to the failure on the part of Rocket or Renovacor, as applicable, to perform in any material respect any covenant or obligation in the merger agreement required to be performed by such party);

•
by either Rocket or Renovacor, if the Renovacor merger proposal was not approved at the Renovacor special meeting or any adjournment thereof (however, the right to terminate the merger agreement under this item will not be available to any party whose action or failure to act has been the primary cause of the failure of the mergers to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement by such party); or

•
by either Rocket or Renovacor, if the Rocket share issuance proposal was not approved at the Rocket special meeting or any adjournment thereof (however, the right to terminate the merger agreement under this item will not be available to any party whose action or failure to act has been the primary cause of the failure of the mergers to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement by such party).

Termination Fee
Renovacor will be obligated to pay to Rocket the termination fee (of $1.74 million) if the merger agreement is terminated:
•	by Rocket, in the event the Renovacor board makes a Renovacor adverse recommendation change;
•	by Renovacor in order to enter into a definitive agreement to consummate a superior proposal;
•
by Rocket or Renovacor, in the event that (i) the Renovacor stockholders do not approve the Renovacor merger proposal, (ii) an acquisition proposal to Renovacor was publicly disclosed and not withdrawn prior to such termination and (iii) within twelve (12) months of such termination, Renovacor has consummated a transaction with respect to an acquisition proposal (however, for purposes of this item, the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”).

Rocket will be obligated to pay to Renovacor the termination fee if the merger agreement is terminated by Renovacor in the event of a Rocket adverse recommendation change.
The termination fee will be payable by Renovacor or Rocket, as applicable, only once and not in duplication even though the termination fee may be payable by Renovacor pursuant to more than one of the circumstances described above.
In addition, in the event that either Rocket or Renovacor terminates the merger agreement as a result of Rocket’s failure to obtain approval of the Rocket share issuance proposal, Rocket will be obligated to reimburse Renovacor for its transaction costs incurred in connection with the negotiation, preparation and execution of the merger agreement and the consummation of the transactions contemplated thereby, up to a maximum amount of $750,000.
Post-Termination Liability
The right of Rocket or Renovacor to receive the one-time payment of the termination fee from the other party will be the sole and exclusive remedy available to Rocket or Renovacor, as applicable, against the other party or any of its respective former, current or future equityholders, directors, officers, affiliates, agents or representatives with respect to the merger agreement and the transactions contemplated by the merger agreement in the event that the merger agreement is terminated pursuant to the termination rights described above, upon such payment of the termination fee, none of Renovacor, Rocket, or any of their respective former, current or future equityholders, directors, officers, affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.
Amendment and Waiver
The merger agreement may be amended at any time prior to the first effective time if, and only if, such amendment or waiver is in writing and signed by Rocket, Renovacor and the Merger Subs (however, after the approval of the Renovacor merger proposal or Rocket share issuance proposal no amendment shall be made which by applicable laws or the rules of any applicable securities exchange requires further approval of Renovacor or Rocket stockholders without the further approval of such stockholders).
At any time prior to the first effective time, the parties may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant the merger agreement, or (iii) waive compliance with any of the agreements or conditions of the other parties contained in this section (however, after approval of the merger proposal, no waiver can be made which by applicable laws or the rules of any applicable securities exchange requires further approval of Renovacor stockholders or Rocket stockholders, as applicable, without the further approval of such stockholders).
No party may waive, and no party will be deemed to have waived, any provision of the merger agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under the Renovacor voting agreement in favor of a Rocket stockholder party to such agreement or the Rocket voting agreement in favor of a Renovacor stockholder party to such agreement.
No failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
No party will be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
Assignment
The merger agreement nor any rights, interests or obligations thereunder may be assigned by any party may be assigned by any party to the merger agreement without the prior written consent of all other parties thereto, and any attempted assignment of the merger agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.
Third-Party Beneficiaries
Except with respect to the section regarding indemnification and directors’ and officers’ insurance, Rocket, Renovacor and the Merger Subs agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties to the merger agreement, in accordance with and subject to the terms of the merger agreement, and (b) the merger agreement is not intended to, and does not, confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, including the right to rely upon the representations and warranties set forth in the merger agreement.
Applicable Law; Jurisdiction; Specific Performance
The merger agreement and any claims or disputes arising out of or related hereto or the transactions contemplated by the merger agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any laws that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Each of Rocket, Renovacor and the Merger Subs have consented that the appropriate, exclusive and convenient forum for any disputes among any of the parties arising out of or related to the merger agreement or the transactions contemplated by the merger agreement will be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the forum will be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. Each party has irrevocably submitted to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to the merger agreement or the transactions contemplated by the merger agreement. The parties further agreed that no party will bring suit with respect to any disputes arising out of or related to the merger agreement or the transactions contemplated by the merger agreement in any court or jurisdiction other than the above specified courts. However, the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
Each of the parties agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed by Renovacor, Rocket, or the Merger Subs in accordance with their specific terms or were otherwise breached by Renovacor, Rocket or the Merger Subs. It is accordingly agreed that (i) Renovacor will be entitled to an injunction or injunctions to prevent breaches of the merger agreement by Rocket or the Merger Subs and to enforce specifically the terms and provisions of the merger agreement against Rocket or the Merger Subs in any court having jurisdiction, this being in addition to any other remedy to which Renovacor is entitled at law or in equity, including damages in the event of Rocket or the Merger Sub’s willful and intentional breach of the merger agreement, without posting any bond or other undertaking and (ii) Rocket or the Merger Subs will be entitled to an injunction or injunctions to prevent breaches of the merger agreement by Renovacor and to enforce specifically the terms and provisions of the merger agreement against Renovacor in any court having jurisdiction, this being in addition to any other remedy to which Rocket or the Merger Subs is entitled at law or in equity, including damages in the event of Renovacor’s intentional breach of the merger agreement, without posting any bond or other undertaking.

THE RENOVACOR VOTING AGREEMENT
The following description sets forth the principal terms of the voting agreement, which is substantially in the form attached as Annex D hereto and incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of Rocket and certain stockholders of Renovacor holding approximately 9.4% of the outstanding shares of Renovacor common stock as of the date thereof, including all members of the Renovacor board and Renovacor executive officers (the “Renovacor supporting stockholders”) who entered into the Renovacor voting agreements are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in or incorporated by reference into this joint proxy statement/prospectus. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of the voting agreement. You are encouraged to read the form of voting agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus.
Contemporaneously with the execution of the merger agreement, Rocket and the Renovacor supporting stockholders entered into the Renovacor voting agreement. Pursuant to the Renovacor voting agreement, from the date of the merger agreement until the earlier of the expiration date (as defined below) or the date on which the merger proposal is approved, at every meeting of the Renovacor stockholders, or at any adjournment or postponement thereof, and on every action or approval by written consent of the Renovacor stockholders, each Renovacor supporting stockholder agreed to, among other things, unconditionally and irrevocably, appear at each such meeting or otherwise cause all shares of Renovacor common stock to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all shares of Renovacor common stock that are then-owned by such Renovacor supporting stockholder and entitled to vote or act by written consent (a) in favor of the first merger and the execution and delivery of the merger agreement and the adoption and approval of the merger agreement and the other transactions contemplated thereby; (b) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement; (c) against any action or agreement that is intended to, or would reasonably be expected to materially impede, frustrate, interfere with, delay, postpone, discourage or adversely affect the mergers or the other transactions contemplated thereby, including any acquisition proposal; (d) in favor of any proposal to adjourn or postpone any Renovacor special meeting to a later date if there are not sufficient votes for the approval of the merger agreement on the date on which such meeting is held and (e) in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers.
Under the voting agreement, subject to certain exceptions, each of the Renovacor supporting stockholders have agreed, prior to the expiration date (as defined below), not to (i) offer, sell, pledge, encumber, hypothecate, assign, loan, grant an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfer, tender or dispose (by merger, by testamentary disposition, by operation of law or otherwise) of any of its shares of Renovacor common stock or any interest in or right to such shares of Renovacor common stock, (ii) deposit any shares of Renovacor common stock into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement, or (iii) agree or commit (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).
The voting agreement shall terminate upon the earliest to occur of (i) such date and time as the merger agreement shall have been validly terminated pursuant to the terms thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the merger agreement without the Renovacor supporting stockholder’s consent that reduces the amount or changes the form of consideration payable to such Renovacor supporting stockholder pursuant to the merger agreement as in effect on the date hereof, (iii) the first effective time; provided that the termination hereof shall not relieve the Renovacor supporting stockholder of any liability arising out of any breach hereof and (iv) the time that the stockholder approval has been obtained (such date, the “expiration date”).
As of October 7, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, the Renovacor supporting stockholders beneficially owned an aggregate of 1,624,693 shares of Renovacor common stock, representing approximately 9.4% of the outstanding shares of Renovacor common stock.

THE ROCKET VOTING AGREEMENT
The following description sets forth the principal terms of the voting agreements, which is substantially in the form attached as Annex E hereto and incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of Renovacor and certain stockholders of Rocket holding approximately 35% of the outstanding shares of Rocket common stock as of the date thereof, including all members of the Renovacor board, Renovacor executive officers and RTW Investments, LP (the “Rocket supporting stockholders”) are governed by the express terms and conditions of the voting agreements and not by this summary or any other information contained in or incorporated by reference into this proxy statement/prospectus. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of the voting and support agreements. You are encouraged to read the form of voting agreements carefully and in its entirety, as well as this proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this proxy statement/prospectus.
Contemporaneously with the execution of the merger agreement, Renovacor and the Rocket supporting stockholders entered into the voting agreements. Pursuant to the voting agreements, each Rocket supporting stockholder irrevocably and unconditionally agreed, among other things, that at any meeting of stockholders of Rocket, including the Rocket special meeting, or at any postponement or adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Rocket is sought, that such Rocket supporting stockholder will (a) appear at such meeting or otherwise cause such Rocket supporting stockholder’s shares to be counted for the purpose of establishing a quorum; and (b) vote all of such Rocket supporting stockholder’s shares of Rocket common stock (i) in favor of share issuance proposal in connection with the first merger and in accordance with the merger agreement; (ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with the merger agreement or the mergers or any of the other contemplated transactions, including the share issuance proposal; (iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the mergers or any of the other contemplated transactions, including the share issuance proposal; (iv) in favor of any proposal to adjourn or postpone any meeting of Rocket stockholders to a later date if there are not sufficient votes for the approval of the Rocket share issuance proposal on the date on which such meeting is held to the extent permitted or required pursuant to the terms of the merger agreement, and (v) in favor of any other matter necessary or appropriate to effect the consummation of the contemplated transactions, including the mergers and the Rocket share issuance proposal.
Under the voting agreements, subject to certain exceptions, each of the Rocket supporting stockholders have agreed, prior to the expiration date (as defined below), not to directly or indirectly (i) offer, sell, pledge, encumber, hypothecate, assign, loan, grant an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfer, tender or dispose (by merger, by testamentary disposition, by operation of law or otherwise) of such Rocket supporting stockholder’s shares or any interest in or right to such Rocket supporting stockholder’s shares, (ii) deposits any such Rocket supporting stockholder’s shares into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with the voting agreements. In addition, each of the Rocket supporting stockholders agreed to waive any appraisal or dissenters’ rights that it may have in connection with the mergers.
The voting and support agreements shall terminate upon the earliest of (such time, the “expiration date”): (i) such date and time as the merger agreement shall have been validly terminated pursuant to the terms described therein, (ii) such date and time of any material modification, waiver or amendment to any provision of the merger agreement without the Rocket supporting stockholder’s consent that reduces the amount or changes the form of consideration payable to the Rocket supporting stockholder pursuant to the merger agreement, (iii) the first effective time; provided that the termination shall not relieve the Rocket supporting stockholder of any liability arising out of any breach hereof and (iv) the time that the approval of the Rocket share issuance proposal has been obtained.
As of October 7, 2022, the Rocket supporting stockholders beneficially owned an aggregate of 22,464,004 shares of Rocket common stock, representing approximately 29.7% of the outstanding shares of Rocket common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RENOVACOR
The following tables summarize Renovacor’s consolidated financial data and other data. Renovacor derived its selected consolidated income statement data and the selected consolidated statement of cash flow data for the years ended December 31, 2021, and 2020, and the selected consolidated balance sheet data as of December 31, 2021, and 2020, from its audited condensed consolidated financial statements included elsewhere in this joint proxy Statement/Prospectus. Renovacor derived its selected unaudited consolidated income statement data and the selected unaudited consolidated statement of cash flow data for the six months ended June 30, 2022, and 2021, and the selected unaudited consolidated balance sheet as of June 30, 2022, and 2021, from its unaudited consolidated financial statements included elsewhere in this joint proxy Statement/Prospectus. Renovacor’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Renovacor” and Renovacor’s consolidated financial statements and related notes included elsewhere in this joint proxy Statement/Prospectus.
	For the Six-Months Ended June 30,		For the Years Ended December 31,
(In thousands except shares and per share amounts)	2022	2021	2021	2020
	(unaudited)	(unaudited)
Income Statement Data
Operating expenses:
Research and development	$12,219	$4,488	$11,757	$2,425
General and administrative	5,763	912	6,872	805
Loss from operations	(17,982)	(5,400)	(18,629)	(3,230)

Other income (expense):
Change in fair value of warrant liability	10,185	—	2,240	—
Change in fair value of share earnout liability	10,318	—	2,354	—
Other income (expense), net	49	—	(66)	—
Net income (loss)	$2,570	$(5,400)	$(14,101)	$(3,230)

Net income (loss) per share — basic and diluted	$0.14	$(0.86)	$(1.41)	$(0.83)
Weighted-average number of common shares used in computing net income (loss) per share
— Basic	17,471,341	6,274,566	9,976,240	3,883,316
— Diluted	17,550,126	6,274,566	9,976,240	3,883,316
Condensed Consolidated Balance Sheet Data (in thousands):
Balance Sheet Data (as period end):	June 30, 2022	December 31, 2021
Cash and cash equivalents	$61,993	$78,790
Other assets	2,729	2,209
Total assets	$64,722	$80,999

Total liabilities	$7,370	$27,455
Total stockholders’ equity	57,352	53,544
Total liabilities and stockholders’ equity	$64,722	$80,999

The following table provides a summary of the primary sources and uses of cash for the periods presented:
	For the six-months ended		For the years ended
(In thousands)	June 30, 2022	June 30, 2021	December 31, 2021	December 31, 2020
Net cash provided by (used in):
Net cash used in operating activities	$(16,030)	$(4,050)	$(15,560)	$(3,412)
Net cash used in investment activities	(719)	—	(20)	—
Net cash provided by (used in) financing activities	(48)	885	88,986	6,635
Net increase (decrease) in cash	$(16,797)	$(4,935)	$73,406	$3,223

CONSOLIDATED FINANCIAL DATA OF ROCKET
For Rocket’s consolidated financial data and other data, please refer to the section entitled “Item 15. Exhibits, Financial Statements and Schedules” set forth in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 28, 2022, as updated by the subsequent quarterly reports on Form 10-Q. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus. Rocket’s historical results are not necessarily indicative of the results that may be expected in the future. The consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rocket” included elsewhere in this joint proxy Statement/Prospectus.

COMPARATIVE SHARE INFORMATION
Market Price
Shares of Rocket common stock are listed on the Nasdaq Global Market under the symbol “RCKT,” and shares of Renovacor common stock are listed on the NYSE under the symbol “RCOR.” The following table presents the closing prices of Rocket common stock and Renovacor common stock on (i) September 19, 2022, the last trading day before the public announcement of the mergers, and (ii) October 7, 2022, the latest practicable trading day before the date of this joint proxy statement/information statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for Renovacor common stock for each of the two days, which per share value is calculated as the product of (i) the applicable Rocket per share value and (ii) the initial exchange ratio, which is subject to adjustment as described in “The Merger Agreement—Merger Consideration and Adjustment.”
Date	Rocket Common Stock Closing Price	Renovacor Common Stock Closing Price	Implied per Share Value of Merger Consideration
September 19, 2022	$13.97	$1.90	$2.34
October 7, 2022	$17.08	$2.71	$2.86
The above table shows only a historical comparison. This comparison may not provide meaningful information to Renovacor stockholders in connection with making decisions with respect to the mergers. In addition, because the exchange ratio is subject to adjustment pursuant to Renovacor’s net cash at closing, the number of shares which Renovacor stockholders would receive from Rocket, pursuant to the exchange ratio, might be different than the number of shares Renovacor stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. Renovacor Stockholders are urged to obtain current market information for shares of Rocket common stock and Renovacor common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated herein by reference in making any decisions with respect to the mergers. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See also “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

BUSINESS OF ROCKET
For a description of Rocket’s business, please refer to the section entitled “Item 1. Business” set forth in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 28, 2022, which section is incorporated by reference herein. For a description of legal proceedings Rocket is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 28, 2022, as updated by the subsequent quarterly reports on Form 10-Q.

BUSINESS OF RENOVACOR
You should read the following discussion and analysis of Renovacor, Inc.’s business together with Renovacor, Inc.’s condensed consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. Some of the information contained in this section or set forth elsewhere in this joint proxy statement/prospectus, including information with respect to Renovacor, Inc.’s plans and strategy for Renovacor, Inc.’s business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “cautionary statement regarding forward-looking statements” and “Risk Factors” section of this joint proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Prior to September 2, 2021, Renovacor, Inc. was known as Chardan Healthcare Acquisition 2 Corp. On September 2, 2021, Chardan Healthcare Acquisition 2 Corp. completed a business combination with Renovacor Holdings, Inc., a private company. For accounting purposes, Chardan Healthcare Acquisition 2 Corp. was deemed to be the acquired entity.
Overview
Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. Renovacor’s initial focus is on the treatment of BCL2-associated athanogene 3 (BAG3) mutation-associated dilated cardiomyopathy (“DCM”) (“BAG3 DCM”). BAG3 DCM is a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Renovacor’s lead product candidate, REN-001, is a recombinant adeno-associated virus (“AAV”) 9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. BAG3 is a multifunctional, 575-amino acid protein that plays vital roles in ensuring cardiomyocyte function and homeostasis by: i) regulating cardiomyocyte contraction by interacting with the β1-adrenergic receptor and the L-type Ca2+ channel; ii) maintaining structural integrity of the sarcomere; iii) regulating protein quality control; and iv) inhibiting apoptosis by interacting with Bcl-2. Reductions in the level of BAG3 have been associated with the onset of severe cardiac dysfunction and heart failure in a variety of preclinical and clinical settings. Renovacor has entered into and may explore future collaborative alliances to support research, development, and commercialization of any of its product candidates.
Renovacor believes that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 gene mutations has the potential to prevent progression of DCM and heart failure. Diseases caused by monogenic defects are especially tractable targets for gene therapies. Recently approved therapies have successfully utilized AAV as a vehicle to deliver genes to patients suffering from these diseases and there are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.
Renovacor believes it is the first company to apply AAV technology to patients with DCM specifically due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause insufficient levels of functional BAG3 protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.
Renovacor plans to submit an Investigational New Drug (“IND”) application in connection with its lead product candidate, REN-001. If Renovacor’s IND submission is accepted by the U.S. Food and Drug Administration (“FDA”), it plans to subsequently initiate a phase I/II clinical trial of REN-001 in patients with BAG3 DCM. Renovacor completed a Type B Pre-Investigational New Drug (the “Pre-IND”) meeting with the FDA on June 16, 2020 to obtain FDA feedback on REN-001. Due to the mergers (see “Joint Letter to Stockholders of Renovacor, Inc. and Rocket Pharmaceuticals, Inc.”), Renovacor has suspended guidance for when it expects to submit the IND application for REN-001.

Renovacor’s Strategy
Renovacor intends to build upon its expertise in BAG3-mediated disease to develop a pipeline of BAG3-based therapies for diseases in areas of high unmet medical need associated with mutations in the BAG3 gene. Key elements of Renovacor’s strategy include:
•
Advancing Renovacor’s lead product candidate, REN-001, through IND-enabling activities, clinical trials and regulatory approval. Renovacor intends to advance the clinical development of its lead product candidate, REN-001, and, if approved by the FDA, commercialize REN-001 for the rare disease indication BAG3-associated DCM. Renovacor plans to submit an IND application in connection with REN-001, but due to the mergers, Renovacor has suspended guidance for when it expects to submit the IND application. Renovacor is seeking to obtain regulatory designations, such as Orphan Drug Designation (“ODD”) and Fast Track Designation, to facilitate the development of REN-001 to help bring REN-001 to patients in an expedited manner.

•
Leveraging Renovacor’s deep understanding of BAG3 biology. Renovacor’s vision is to develop gene therapies for BAG3-associated diseases with high unmet medical need. Renovacor’s initial focus is on the treatment of BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Renovacor’s lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. Renovacor also intends to leverage its expertise in BAG3 biology to investigate the utility of BAG3 gene therapy for additional pipeline product opportunities across other potential cardiovascular and CNS indications. Renovacor’s founder, Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple University, is a highly regarded cardiovascular scientist and pre-eminent expert on the role of BAG3 in human disease. Renovacor intends to leverage Dr. Feldman’s expertise to advance Renovacor’s lead product candidate, REN-001, as well as to develop a research pipeline of additional product candidates. Renovacor believes that through its licensed intellectual property, specifically patents for BAG3 gene therapy through multiple routes of administration and in multiple indications, Renovacor has developed substantial barriers to entry.

•
Overcoming challenges of existing gene therapy approaches. Renovacor intends to utilize leading AAV technology to overcome challenges present in current gene therapy approaches. Previously conducted third-party clinical trials utilizing gene therapy techniques to treat heart disease have failed to show long term beneficial effects in patients with heart failure. Renovacor believes these failures are due to a number of possibilities, including the use of a vector that is not cardiac tropic, or ineffective delivery of the vector to the target tissue. Renovacor’s therapeutic approach is designed to address these shortcomings, including through use of the AAV9, an AAV serotype with a unique ability to transduce cardiovascular cells. AAV9 has been widely characterized across numerous preclinical and clinical studies and has a well-characterized biodistribution, safety, tolerability and efficacy profile. In addition, Renovacor’s lead product candidate, REN-001, utilizes a local intracoronary vector delivery approach with the intended goal of improved cardiac uptake and methods to maximize dwell time in the cardiac circulation.

•
Utilizing what Renovacor believes is a superior local delivery approach with the potential to reduce total vector burden and manufacturing costs. Renovacor plans on utilizing retrograde coronary sinus infusion (“RCSI”) to deliver Renovacor’s lead product candidate, REN-001 for BAG3-associated DCM. This method of local delivery has been shown to be effective at transducing cardiac tissue in preclinical pig models. Specifically, RCSI showed improved transduction in the heart relative to other intracoronary delivery methods. RCSI delivery is expected to allow for a lower total dose per patient relative to intravenous (“IV”) delivery. Advantages of a lower total dose per patient include the potential for decreased risk of adverse events related to total vector exposure and the potential for reduced manufacturing cost.

Research and Development
Our Pipeline
In addition to Renovacor’s lead product candidate, REN-001, Renovacor is currently developing a pipeline of innovative and proprietary BAG3-associated gene therapies for diseases with high unmet medical need associated with mutations in the BAG3 gene and mechanistically linked to BAG3’s expression and function. Additionally, Renovacor recently announced that it has expanded its pipeline to advance an AAV gene therapy program as a potential precision therapy for three genetic segments of arrhythmogenic cardiomyopathy (“ACM”).
Renovacor’s current pipeline is represented in the diagram below.

RCSI: retrograde coronary sinus infusion; IV: intravenous; CV: Cardiovascular; CNS: Central nervous system; DCM: Dilated Cardiomyopathy; ACM: Arrhythmogenic Cardiomyopathy
*
The diagram above is representative of the current stage of Renovacor’s development and does not reflect Renovacor’s expectations of the clinical trials needed or an agreed upon pathway with the FDA for commercialization of Renovacor’s product candidates. Renovacor acknowledges that the required clinical studies and pathway to commercialization must be agreed upon with the FDA.

REN-001: Renovacor’s lead product candidate
Overview
Renovacor’s lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to treat BAG-3 associated DCM through delivery of a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells. Renovacor plans to submit an IND application in connection with REN-001, but due to the mergers, Renovacor has suspended guidance for when it expects to submit the IND application.
Additional product candidates
Renovacor’s preclinical strategy includes plans to advance earlier stage research programs where Renovacor believes its BAG3 gene therapy technology has the potential to provide meaningful clinical benefit for diseases in areas of high unmet medical need. These research and discovery programs include BAG3-mediated diseases associated with the cardiovascular system and the central nervous system. Additionally, Renovacor is exploring an AAV gene therapy program as a potential precision therapy for multiple genetic segments of ACM. To accelerate this new program, Renovacor has entered into a sponsored research agreement with the Nora Eccles Harrison Cardiovascular Research and Training Institute of the University of Utah (“Utah”). See further information under the heading “– License and Sponsored Research Agreements.”
Targeting High Unmet Need Cardiovascular Disease
Cardiovascular disease is the leading cause of death worldwide according to the Centers for Disease Control and Prevention. Heart Failure (“HF”), a clinical condition in which the output of blood from the heart is insufficient to meet the metabolic demands of the body, is a major contributor to cardiovascular morbidity and mortality. HF affects over 15 million people in the United States and in the European Economic Area (the “EEA”). Renovacor believes the number of people with heart failure in the United States and EEA is expected to increase in the next decade due to an aging population and increasing prevalence of risk factors for cardiovascular disease, including obesity and diabetes. Common symptoms and signs of heart failure include shortness of breath, fatigue and swelling of the ankles, feet, legs, abdomen and veins in the neck. When HF symptoms become severe, the patient is referred to as having acute decompensated HF (“ADHF”), a life-threatening event. Currently, among the approximately 6 million HF patients in the US, there are approximately one million primary HF-related hospitalizations in the United States each year. The large majority of these hospitalizations are for ADHF. Despite recent advances in HF therapy, approximately half of patients hospitalized with ADHF are readmitted within 6 months, an example of the severe unmet need for this condition.
Clinicians generally segment the HF patient population based on the contractility of the major pumping chamber of the heart, the left ventricle (“LV”). The most commonly used measure of LV contractility is ejection fraction (“EF”). HF patients with normal LV contractility (≥50%) are referred to as having HF with preserved LVEF (“HFpEF”), while those with an LVEF < 40% are referred to as having HF with reduced LVEF (“HfrEF”). A relatively small number of HF patients have an LVEF 40-49% and are described as having HF with midrange EF (“HfmrEF”). Scientific society treatment guidelines have established different treatment algorithms for the different HF patient segments.
DCM represents a segment of the HFrEF population with primary disease of the myocardium (heart muscle), and the primary cause of cardiac dysfunction in approximately 20-25% of HFrEF patients.
A familial association of DCM can be identified in 20-50% of DCM patients, with up to 40% of familial patients having an identifiable genetic cause. Mutations in the BAG3 gene are among the more common pathogenic genetic variants observed in familial DCM and these variants are highly penetrant, with approximately 80% of individuals with disease-causing genetic variants in the BAG3 gene developing DCM at > 40 years of age. Renovacor estimates that the prevalence of BAG3-associated DCM in the United States to be as many as 30,000 individuals, representing an orphan disease population. Currently, DCM patients with a BAG3 mutation are treated with the standard of care for heart failure, which include angiotensin converting enzyme inhibitors, angiotensin receptor blockers, neprilysin inhibitors, beta-adrenergic receptor antagonists, or beta-blockers, aldosterone antagonists and/or diuretics, along with certain lifestyle changes, and do not address the underlying cause of disease. Patients who meet specific parameters may also undergo placement of an implantable cardioverter defibrillator, a cardiac resynchronization device or a combination of the two. There is no current therapy directly targeting the underlying mechanism of BAG3 associated DCM, and patients diagnosed with BAG3 associated DCM appear to progress to end-stage heart failure and death more rapidly than patients with DCM not associated with BAG3 variants. For example, approximately 19% of patients with BAG3 DCM require mechanical cardiac support, heart transplant, or have HF-related death at 12 months after diagnosis, nearly twice the rate of similarly staged non-BAG3 DCM patients.
REN-001 (AAV9-BAG3): Renovacor’s Lead Product Candidate
Overview
Renovacor’s lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to treat BAG-3 associated DCM through delivery of a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells. After transducing the cardiomyocyte, the vector translocates into the nucleus, where the capsid proteins dissociate, allowing the cell’s native expression machinery to initiate transcription of the BAG3 gene. Unlike wild-type AAVs, REN-001 lacks an S1 domain, which significantly limits the potential for the vector genome to integrate into the host chromosome. Instead, the gene has the potential to remain in the nucleus as episomal DNA.
Third-party studies have demonstrated that recombinant AAV-delivered episomal DNA persists in the nucleus of transfected non-proliferating cells for up to several years. This suggests that a single dose of REN-001 could provide prolonged BAG3 gene replacement in haploinsufficient cells transduced by the vector. Following transcription and translation of the BAG3 gene, the function of the BAG3 protein is expected to be restored, and disease progression has the potential to be halted or significantly slowed.
Renovacor is currently exploring the delivery of REN-001 through RCSI. Renovacor plans to submit an IND application in connection with REN-001, but due to the mergers, Renovacor has suspended guidance for when it expects to submit the IND application.

The AAV9-BAG3 gene vector
The AAV9-BAG3 gene vector utilized in REN-001 is comprised of the four exons of the human BAG3 gene, two AAV2 inverted terminal repeat (“ITR”), segments, a CMV promoter, and the three AAV9 cap proteins VP1, VP2, and VP3 (Figure 1).

Figure 1: The entire AAV9-BAG3 vector genome is approximately 6,048 bases in length. Each ITR—derived from the AAV2 genome—is 143 bases, and the CMV and BAG3 genes are 584 and 1,728 bases in length, respectively. The capsid is comprised of VP1, VP2, and VP3 cap proteins from the AAV9 genome.
The AAV9-BAG3 gene vector utilized in REN-001 is designed to be administered to patients through RCSI. AAV9-BAG3 is not cleared after a first pass via the mononuclear phagocyte system but rather circulates for up to multiple days, albeit at a much lower concentration relative to the concentration in the coronary circulation at the time of dosing. After transducing the cardiomyocyte, AAV9-BAG3 will translocate into the nucleus, where the capsid proteins will dissociate, allowing the cell’s native expression machinery to initiate transcription of the BAG3 gene.
Following transcription and translation of the BAG3 gene, Renovacor believes the function of the BAG3 protein will be restored (including the maintenance of the sarcomeres, normalization of protein quality control, inhibition of programmed cell death, and improved responsiveness to adrenergic signals) and disease progression is expected to be halted or significantly slowed.
Safety considerations of AAV9-BAG3 administration
Prior gene therapy programs in and outside the cardiac space have raised safety concerns. Some BAG3-haploinsufficient patients will have already developed serum immunoglobulin G (“IgG”) and neutralizing factors to the VP1, VP2, and/or VP3 cap proteins of the AAV9 serotype and will not be eligible for an AAV-related gene therapy.
It is of critical importance that safety be the primary concern of any study of gene therapy. Because pre-existing antibodies remain a significant problem in the use of gene therapy, Renovacor will screen and exclude BAG3-haploinsufficient patients from its clinical development studies and post-approval use in whom the titer of IgG antibodies exceeds an acceptable level. Furthermore, during the course of its preclinical studies, Renovacor will work with national experts to design standard protocols for treating patients who develop signs of inflammation after dosing.
Gene therapy also carries a risk of transduction into off-target tissues. One of the key benefits of adeno-associated viral vectors is their tropism for specific tissues. AAV9 was selected for REN-001 because of its tropism for cardiac tissue. Studies in mice and a pilot study in pigs demonstrate that Renovacor’s AAV9-BAG3 results in robust expression in the heart with little expression in the kidney, lung or liver.
A safety concern with all AAV-based gene therapy is that AAV administration could lead to the integration of the gene into the target cell’s genome. AAV vectors lacking an S1 domain transduce their genes into episomal DNA, rather than integrating into the chromosome. Because episomal DNA is not replicated during mitosis, the daughter cells will not contain the transduced genetic sequences. This is important in the context of BAG3 gene therapy. BAG3 is not oncogenic, as there is no evidence to date that shows it can cause a non-malignant cell to transform into a malignant cell. However, BAG3 has been shown to enhance migration, adhesion and insensitivity to chemotherapy when over-expressed in cancer cells. Therefore, there is a theoretical risk that a tumor will have increased metastasis if it over-expresses BAG3. Renovacor believes REN-001 mitigates this possibility by utilizing an AAV vector that lacks the S1 domain.
Across all gene therapy programs, regardless of the specificity of the vector and the promoter selected, there is at least a 0.01%-1% risk of integration as a percentage of vectors that successfully transduce and translocate into the nucleus. Due to random integration, it is unlikely that the gene will transcribe. If, however, the placement of the BAG3 gene is next to a universal enhancer, there is a chance of expression. It is also a possibility that the BAG3 gene could disrupt an otherwise healthy gene, potentially resulting in a loss-of-function mutation or other phenotypic abnormalities. Because this integration is restricted to each individual transfected cell, there is no test to identify that the event has occurred, and all patients who undergo gene therapy will require careful long-term follow-up.
Preclinical research and development for REN-001
Renovacor is currently conducting preclinical studies exploring the ability of a BAG3 gene therapy to treat patients suffering from DCM caused by BAG3 haploinsufficiency. In conducting preclinical research in this field to generate data validating this novel therapeutic approach, animal studies have been completed in several heart failure disease models, including studies involving mice subjected to trans-aortic constriction, mice suffering from left ventricular dysfunction following a myocardial infarction (“MI”), mice with left ventricular dysfunction post-ischemia and reperfusion, and large animal studies in pigs suffering from left ventricular dysfunction following an MI.

Figure 2: BAG3 protein levels in cardiac tissue from failing hearts is decreased to 50% of normal levels.
BAG3 protein levels in all heart failure models Renovacor studied, as well as other research groups, show that in failing hearts there is a decrease in BAG3 protein by approximately 50% (Figure 2). Administration of REN-001 to post-MI mice led to an increase in BAG3 cardiac protein levels bringing them up to ~70% of levels seen in non-failing hearts. This increase in BAG3 protein levels resulted in a significant functional increase as measured by ejection fraction.
Additionally, Renovacor has studied the efficacy of AAV9-BAG3 treatment in a BAG3-haploinsufficient mouse model of DCM, as well as a pilot study in a pig MI model. To further characterize BAG3 biology, Renovacor has conducted numerous studies evaluating the mechanism of action of the BAG3 protein in the cardiomyocyte.
Completed preclinical studies of REN-001
REN-001 has been studied in multiple preclinical animal models of heart failure. These studies have demonstrated the ability of REN-001 to induce increased expression of BAG3 protein and to improve cardiac function.

BAG3 haploinsufficient mouse model
To test the impact of AAV9-BAG3 on left ventricle, (“LV”) function, mice with haploinsufficiency of BAG3 were injected with either AAV9-BAG3 or with AAV9-GFP (control). The mice were then observed for six weeks, after which biomarkers and proteins that may impact the pathophysiology of BAG3 depletion were measured. AAV9-BAG3 was able to restore normal LV function in BAG3 haploinsufficient mice, as illustrated below (Figure 3).

Figure 3: Ejection fraction (“EF”) measurements of wild-type BAG3 and GFP transduction into haploinsufficient and control mice (* p=0.04, 0.01, and 0.003 respectively at 2, 4 and 6 weeks for +/-GFP vs. +/-WtBAG3).
Post-myocardial infarction (MI) mouse model
To test the effects of retro-orbital injection of AAV9-BAG3, eight-week old male c57BL/6 mice were randomly assigned to undergo either an induction of an MI by left coronary artery ligation that led to a significant reduction in LV function or a sham procedure. Mice in each group were randomized to receive either gene therapy with BAG3 or with GFP (MI-AAV9-BAG3, n=13, MI-AAV9-GFP, n=12, Sham-AAV9-BAG3, n=12, Sham- AAV9-GFP, n=14) 1 week after surgery. Left ventricular function across study groups was assessed using echocardiography. As illustrated below, AAV9-BAG3 significantly improved LV performance when compared with the AAV9-GFP control. Furthermore, AAV9-BAG3 had no effect on LV performance in mice in the sham arm, demonstrating that BAG3 levels are precisely regulated under normal conditions (Figure 4).

Figure 4: (Left) Left ventricle ejection fraction (“LVEF”) effects of a retro-orbital injection occurring at week 8 post-MI of AAV9-BAG3 to 6-8-week-old mice. (A) infarction, (B) week one echocardiography, (C) week eight AAV9 injection, (D) week 11 sacrifice. (Right) LVEF measurements for individual mice at the time of sacrifice (* p <0.0001, † p < 0.0001).
Trans-aortic constriction (TAC) mouse model
To test the effects of AAV9-BAG3 on LV function in mice with TAC, a ligature was tied over the ascending aorta of mice, with surgical consistency being assessed by constricting the aorta over a needle and then evaluating the subsequent obstruction to forward flow setting limits for the variation in trans-constriction pressures. Trans-aortic pressures were measured in all animals to ensure that there was little variation from animal to animal. The experimental paradigm included wild-type mice receiving AAV9-BAG3 or AAV9-GFP, and post-TAC mice receiving AAV9-BAG3 or AAV9-GFP. Dosing occurred at week 9 with a dose of 1x1012 vectors. Functional parameters were measured bi-weekly via echocardiography. As illustrated below, this TAC procedure resulted in lower relative levels of BAG3 expression compared to controls, and treatment with AAV9-BAG3 at 9 weeks following TAC resulted in significant improvements in functional measures of the LV (Figure 5).

Figure 5: (Left) BAG3 protein levels, normalized to Glyceraldehyde 3-phosphate dehydrogenase 7 weeks after a sham procedure or TAC (prior to AAV9 dosing). (Right) Fractional shortening percentage measurements over the course of sham or TAC surgical procedure and AAV9-BAG3 or AAV9-GFP administration. Note: y-axis does not extend to 0% (p=0.001).
Post-myocardial infarction (MI) pig model
Renovacor evaluated the MI pig model in a pilot study to evaluate the reproducibility of the infarcted phenotype in this model, the method of retrograde delivery of REN-001, and the transduction efficiency and efficacy of REN-001 in a large animal model. In order to be included in the study, pigs were required to be free of AAV neutralizing antibodies throughout the study and demonstrate a reduced LVEF post-infarction. Six infarcted Yucatan pigs were treated with a single dose of REN-001, and four were treated with vehicle, through RCSI at two weeks post-MI. The pigs were then followed for an additional six weeks before being sacrificed and assessed for BAG3 protein levels in cardiac tissue. Cardiac function was also assessed pre-MI, and at two and six weeks post-MI.
At the time of injection (two weeks post-MI), four of the six animals in the treatment group and four of the four animals in the vehicle control group had developed neutralizing antibodies. Additionally, of the two animals in the treatment group that did not develop neutralizing antibodies, one did not have a sufficient decline in LVEF post-MI to meet the study inclusion criteria. Thus, only one of the six animals in the treatment group met the study inclusion criteria. For this animal, REN-001 treatment resulted in diffuse BAG3 transgene expression in the cardiac tissue and improvement in LVEF. In the vehicle control group, one pig did not have a sufficient decline in EF to meet the study inclusion criteria, two pigs had an LVEF that continued to decline and one pig had improved LVEF at the conclusion of the study. Due to the challenges with neutralizing antibodies and the variability of the infarct procedure in these animals, Renovacor concluded that the MI pig model is not a reliable, reproducible animal model for further assessment of transduction efficiency and efficacy studies. The MI pig model is no longer being used for REN-001 efficacy studies. All further large animal studies are being conducted in normal Yucatan pigs to optimize intracoronary dosing and assess biodistribution. These conclusions do not impact the ongoing preclinical development plan for REN-001 which includes expression and efficacy studies in the BAG3 haploinsufficient mouse model coupled with a GLP toxicology and biodistribution study in normal Yucatan pigs as presented to the FDA in the Pre-IND briefing package.
AAV9-GFP delivery and transduction efficiency in normal Yucatan pigs
To compare antegrade versus retrograde delivery of AAV9-GFP and to assess AAV transduction efficacy in cardiac tissue, eight non-infarcted Yucatan pigs were given an infusion of a single low dose AAV9-GFP (1x1013 vg, n=4), high dose AAV9-GFP (5x1013 vg, n=2) or vehicle (n=2). Within each treatment group, half of the pigs received antegrade infusion of AAV9-GFP while the other half received RCSI of AAV9-GFP. All of the pigs were assessed for AAV transduction in cardiac tissue via GFP reporter gene four weeks post-infusion.

Retrograde delivery of AAV9-GFP was more effective in transducing cardiac tissue than antegrade delivery. The 5x1013 vg dose of AAV9-GFP through RCSI resulted in clear expression of AAV9-GFP in cardiac tissue four weeks post treatment. Antegrade delivery of AAV9-GFP at the 5x1013 vg dose did not yield a similar level of expression. No expression was observed in animals treated with 1x1013 vg dose of AAV9-GFP through either delivery method four weeks post treatment.
REN-001 delivery via RCSI and transduction efficiency in normal Yucatan pigs
To evaluate the transduction efficiency of REN-001 administered via RCSI, a total of seven non-infarcted Yucatan pigs were administered REN-001 at multiple doses (n=4 for low-dose; n=2 for medium dose; n=1 for high dose). Renovacor quantified transduction as viral genomes per cardiomyocyte (CM), assuming 8 nuclei in each CM, and 18 tissue sections were analyzed per heart. As illustrated below, delivery of REN-001 via RCSI resulted in successful cardiac transduction above a key vector copy number (“VCN”) threshold at doses less than 1x1013 vector genomes (vg) per kilogram (Figure 6).

Vector Genomes
Per Cardiomyocyte
3
2
1
0
VCN of 1
Vehicle
Low
Dose
Medium
Dose
High
Dose
REN-001 dose groups

Figure 6: Viral genomes per cardiomyocyte are shown as the mean (+SEM) of 18 tissue sections taken per heart (excluding values >3 standard deviations from the mean) and assume 8 nuclei in each cardiomyocyte (Velayuthan et al., J Mol Cell Cardiology, 2020); number of animals/group: low dose (n=4), medium dose (n=2) and high dose (n=1). All doses were <1x1013 vg/kg.
No safety issues were detected in this preclinical study. Results of this preclinical pilot study informed the design of Renovacor’s ongoing GLP toxicology and biodistribution IND-enabling study.
Ongoing preclinical studies of REN-001
Renovacor has several preclinical studies of REN-001 currently in progress to further evaluate AAV9 transduction efficiency, safety, and efficacy in mouse and pig models. These studies include a dose-ranging efficacy study, a durability of effect study, and a natural history study (including survival analysis), each in BAG3 haploinsufficient mice, which continue to progress at the Feldman laboratory at Temple pursuant to the Temple SRA, as defined below. Preliminary data from Renovacor’s ongoing natural history study has demonstrated an impaired survival phenotype, alongside left ventricular dilation and cardiac function decline, findings that are consistent with several hallmark characteristics of DCM seen clinically in patients. These new data have been leveraged to optimize the design of Renovacor’s ongoing dose-ranging study.
Additionally, Renovacor’s good laboratory practice (“GLP”) toxicology and biodistribution study in normal Yucatan pigs using the RCSI route of administration is ongoing and has completed dosing.
Renovacor plans to submit an IND application in connection with REN-001. However, due to the mergers, Renovacor has suspended guidance for when it expects to submit the IND application.
Clinical Development Plan for REN-001
Renovacor completed a Type B Pre-IND meeting with the FDA on June 16, 2020 to obtain FDA feedback on REN-001. Renovacor anticipates submitting an IND for REN-001 and plans to initiate a phase I/II clinical trial of REN-001 in patients with BAG3-associated DCM if Renovacor’s IND submission is accepted by the

FDA. Renovacor expects the phase I/II clinical trial will be conducted in two sequential parts consisting of dose escalation and dose expansion components. The dose escalation part will enroll cohorts of three to six subjects to identify a preferred dose and be followed by a dose expansion cohort to further explore the safety, tolerability and preliminary evidence of efficacy at the preferred dose. This will be an open label study with the goal of evaluating the safety and efficacy of REN-001. Safety and tolerability will be evaluated based on assessment of frequency and severity measures of adverse events and serious adverse events. Efficacy will be evaluated based on measures of cardiac structure and function, circulating biomarkers, and patient functional capacity and quality of life.
Renovacor will consult with the FDA following completion of the phase I/II clinical trial to determine the need for, and optimal design of, future clinical trials.
Other Target Indications
Renovacor’s preclinical strategy includes plans to advance earlier stage research programs where Renovacor believes its BAG3 gene therapy technology has the potential to provide meaningful clinical benefit for diseases in areas of high unmet medical need. These research and discovery programs include BAG3-mediated diseases associated with the cardiovascular system and the central nervous system. Additionally, Renovacor is exploring an AAV gene therapy program as a potential precision therapy for multiple genetic segments of ACM. To accelerate this new program, Renovacor has entered into a sponsored research agreement with the Nora Eccles Harrison Cardiovascular Research and Training Institute of the University of Utah (“Utah”). See further information under the heading “– License and Sponsored Research Agreements.”
License and Sponsored Research Agreements
Renovacor’s current license and sponsored research agreements include the Temple License Agreement and Temple SRA, as described below each described below and within Note 9 of the accompanying notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, contained elsewhere in this joint proxy statement/prospectus, and the Utah SRA, as defined and more fully described below. In addition to Renovacor’s current arrangements, Renovacor may seek to enter into additional sponsored research agreements or collaborative alliances to support development and commercialization of REN-001 and/or research additional drug candidates.
License Agreement with Temple
In August 2019, Renovacor entered into a license agreement with Temple. Renovacor subsequently amended this agreement on September 13, 2022 (as amended, the “Temple License Agreement”), under which Renovacor obtained an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions (the “Temple Patent Rights”), and a non-exclusive, sublicensable right to certain technical information (the “Temple Technical Information,” and together with the Temple Patent Rights, the “Temple License Rights”), related to the use of BAG3 for diagnosis, prevention or treatment of diseases in humans, including certain patents related to REN-001.
Under the Temple License Agreement, Renovacor is permitted to make, have made, use, sell, offer for sale and import certain licensed products or processes utilizing the Temple License Rights and to sublicense such rights. Temple retains the right to practice and use the Temple Patent Rights for noncommercial educational and research purposes, and also to license other nonprofit academic and research institutions to practice the Temple Patent Rights solely for noncommercial educational and research purposes.
In consideration for the rights granted to Renovacor under the Temple License Agreement, Renovacor issued an aggregate of 107,009 shares of Renovacor common stock to Temple. Renovacor also reimbursed Temple for the patent prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to Renovacor’s entering into the license agreement, and Renovacor is responsible for all ongoing costs relating to the prosecution and maintenance of the licensed Temple Patent Rights going forward. Renovacor also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.
Under the Temple License Agreement, Renovacor is also required to pay up to an aggregate of approximately $1.25 million upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, Renovacor is required to pay Temple a low single-digit royalty on net sales of any product utilizing the Temple Patent Rights, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate.
In addition, Renovacor must also pay a percentage of all consideration based on a percentage of sublicense consideration it receives, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement. The Temple License Agreement requires that Renovacor uses commercially reasonable efforts to bring to market at least one licensed product during the term of the Temple License Agreement, effect its commercialization as soon as practicable and keep the licensed product reasonably available to the public.
The Temple License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the Temple License Agreement (currently expected to occur in 2041), (ii) the termination by Temple upon (a) an uncured breach by Renovacor, with a 60-day notification period, (b) Renovacor’s filing of a voluntary petition in bankruptcy or related proceeding, provided such petition is not dismissed within 90 days after the filing thereof, (c) a failure by Renovacor to meet certain milestones set forth in the Temple License Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, Renovacor may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject to a 90-day notification period.
Sponsored Research Agreement with Temple
Renovacor is party to a Sponsored Research Agreement with Temple, dated August 12, 2019, as amended August 27, 2019 and August 18, 2021 (the “Temple SRA”). Under the Temple SRA, Temple conducts certain preclinical development and translational research activities with respect to licensed technology and know-how, which, in the aggregate, are intended to support Renovacor’s IND submission for REN-001 and future clinical development. Renovacor is responsible for all subsequent clinical development and commercialization activities with respect to the licensed technology and know-how. Renovacor is currently obligated to fund a total of up to approximately $5.3 million to Temple under the Temple SRA in connection with certain research and development activities to be performed by Temple through June 30, 2024. See Note 9 of the Notes to Financial Statements for the quarter ending June 30, 2022, included elsewhere in this joint proxy statement/prospectus for additional information.
University of Utah SRA
In June 2022, Renovacor entered into a research agreement (the “Utah SRA”) with Utah, pursuant to which (i) Utah and Renovacor will conduct a research collaboration focused on a protein discovered by Utah’s scientists that has the potential to address multiple genetic segments of ACM, and (ii) Renovacor was granted an option for an exclusive license to inventions generated from the collaboration, the terms of which shall be negotiated following notice in writing of exercise of the option. The term of the Utah SRA commenced on July 1, 2022 and shall continue until June 30, 2027 unless earlier terminated in accordance with the provisions of the Utah SRA (the “Initial Term”); provided, however, the Utah SRA may be extended for additional periods of performance beyond the Initial Term, upon written approval by Renovacor and Utah. Pursuant to the terms of the Utah SRA, Renovacor is obligated to fund Utah a total of approximately $3.5 million during the five-year Initial Term.
Manufacturing
Gene therapy manufacturing is a critical factor in the successful development and commercialization of novel gene medicines. Renovacor does not currently own or operate, and currently have no plans to establish, any manufacturing facilities for the production of preclinical, clinical, or commercial quantities of REN-001, or any other product candidate. Renovacor currently depends on a limited number of third-party contract development and manufacturing organizations (“CDMOs”) for all of its requirements of raw materials, drug substance and drug product for Renovacor’s preclinical research and clinical supply of REN-001. Renovacor is not currently party to any long-term agreements with their current CDMOs. Renovacor intends to rely on CDMOs for clinical and commercial manufacturing of REN-001, as well as the clinical and commercial manufacturing of Renovacor’s other product candidates and any other product candidates that it may identify in the future. Although Renovacor relies on CDMOs, it has employees and third-party consultants with extensive manufacturing experience to oversee the relationships with its contract manufacturers.

Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Renovacor is currently developing REN-001, Renovacor’s AAV9-based gene therapy designed to treat BAG-3 associated DCM. There are many other companies, both public and private, that are actively engaged in discovery, development, and commercializing products and technologies that may compete with Renovacor’s drug candidate, REN-001, or any other drug candidate Renovacor may develop. Renovacor’s products, if approved, will compete with novel therapies developed by biopharmaceutical companies, academic research institutions, governmental agencies and public and private research institutions, in addition to standard of care treatments. Renovacor’s competitors compete with it on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to obtain support for their research, development and commercialization of products or combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with Renovacor’s current or future product candidates. Renovacor anticipates that it will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of gene therapy and, furthermore, within the treatment of heart failure.
Many of Renovacor’s competitors, either alone or with their strategic partners, have substantially greater financial, technical, and human resources than it does and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments, and the commercialization of those treatments. Accordingly, Renovacor’s competitors may be more successful than Renovacor in obtaining approval for treatments and achieving widespread market acceptance.
In the field of cardiomyopathy drug development, Renovacor is aware of several companies that may compete with Renovacor, including, Alnylam Pharmaceuticals, Bayer AG, BioMarin Pharmaceutical, BridgeBio Pharma, Bristol-Myers Squibb Company, Cytokinetics, DiNAQOR AG, Ionis Pharmaceuticals, Sardocor Corp., Skyline Therapeutics, Tenaya Therapeutics and Takeda Pharmaceutical Company Limited. Renovacor is also aware of several companies developing gene therapies targeting heart failure, however, to its knowledge, only AavantiBio has a program under development for BAG3 DCM. These companies may compete with Renovacor in recruiting human capital and securing licenses to complementary technologies that may be critical to the success of its business. They also compete with Renovacor for potential funding from the biotechnology and pharmaceutical industries. There may be other companies pursuing therapeutic candidates from which Renovacor may face current or future competition.
Renovacor’s commercial potential could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than products that Renovacor may develop. Renovacor’s competitors also may obtain FDA or other regulatory approval for their products more rapidly than Renovacor may obtain approval for its products, which could result in Renovacor’s competitors establishing a strong market position before Renovacor is able to enter the market or make its development more complicated. The key competitive factors affecting the success of all of Renovacor’s programs are likely to be efficacy, safety, and convenience.
These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, as well as for technologies complementary to, or necessary for, Renovacor’s products.
Risks related to Renovacor’s competitors and Renovacor’s competitive position are discussed in further detail in the section entitled “Risk Factors.”
Intellectual Property
Renovacor strives to protect its product candidates and BAG3 technology through a variety of methods, including seeking and maintaining patent rights intended to cover its BAG3 technology, its compositions, the methods of use and processes for their manufacture, and any other inventions that may be commercially important to the development of Renovacor’s business. Renovacor may also rely on know-how, continuing technological innovation and in-licensing opportunities to develop and maintain its proprietary position. In addition, Renovacor may rely on trade secrets and know-how that may be important to the development of Renovacor’s business.

Renovacor is actively building its intellectual property portfolio around its product candidates and discovery programs, primarily based on its licensed intellectual property. As of October 3, 2022, Renovacor owns or exclusively licenses a total of 45 patents and pending patent applications of which there are 41 pending applications and one granted U.S. patent, two granted Japanese patents and one granted European patent licensed from Temple. In September 2021, an opposition was filed against the European patent. Renovacor responded in January 2022 rebutting all grounds of the opponent’s opposition. Of the 41 pending in-licensed patent applications, there are four U.S. utility applications, five pending U.S. provisional applications and 31 pending ex-U.S. patent applications. In addition, Renovacor jointly owns one pending PCT application with Temple. Collectively, these patent rights relate to various aspects of Renovacor’s BAG3 product candidates and technology. Renovacor expects to file additional patent applications in support of current and future product candidates.
The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which Renovacor files, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of United States patents may be extended for delays incurred due to compliance with the FDA requirements or by delays encountered during prosecution that are caused by the U.S. Patent and Trademark Office (“USPTO”). For example, for drugs that are regulated by the FDA under the Hatch-Waxman Act, it is permitted to extend the term of a patent that covers such drug for up to five years beyond the normal expiration date of the patent. In the future, if and when Renovacor’s product candidates receive FDA approval, Renovacor expects to apply for patent term extensions on patents covering those product candidates. Renovacor intends to seek patent term extensions to any of its issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the USPTO and FDA, will agree with Renovacor’s assessment of whether such extensions should be granted, and even if granted, the length of such extensions. The actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. For this and more comprehensive risks related to Renovacor’s intellectual property, please see “Risk Factors — Risks Related to Renovacor’s Intellectual Property.”
Patents and pending patent applications
Of the 41 pending patent applications, there are seven families. One application family licensed from Temple relates to the treatment of heart failure in patients with reduced BAG3 expression and reduced EF. The term of any patent that issues from these applications will expire in 2035, excluding any additional term for patent term adjustment or patent term extension, if applicable. Three application families licensed from Temple relate to the use of BAG3 for increasing cardiac contractility in patients with heart failure due to reduced EF, the treatment of ischemia/reperfusion injury, and the treatment of subpopulations of individuals with BAG3 genetic variants that cause worsening outcomes in dilated cardiomyopathy. The term of any patent that issues from applications within these families will expire in 2036, 2037 and 2039 respectively, excluding any additional term for patent term adjustment or patent term extension, if applicable.
Two other application families licensed from Temple relate to treatment of additional diseases. One application family Renovacor co-owns with Temple relates to cardiac administration of therapeutics. The term of any patent that issues from applications in these families will expire in 2042, excluding any additional term for patent term adjustment or patent term extension, if applicable.
Trademarks and pending trademark applications
Renovacor intends to file applications for trademark registrations in connection with its approved products in jurisdictions relevant to its business plans. Renovacor owns registered trademarks and trademark applications in the U.S., European Union, U.K., Canada, Japan, China and Israel that are directed to Renovacor’s name and logo covering services provided in connection with gene therapy.
Trade secrets
Renovacor may rely on trade secret protection for Renovacor’s confidential and proprietary information. Renovacor takes steps to protect its confidential and proprietary information as trade secrets, including through contractual means with its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. It is Renovacor’s policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements under the commencement of employment or consulting relationships with Renovacor. These agreements provide that all confidential information concerning Renovacor’s business or financial affairs developed or made known to the individual during the individual’s relationship with Renovacor is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to its current or planned business or research and development or made during normal working hours, on Renovacor’s premises or using Renovacor’s equipment or proprietary information, are Renovacor’s exclusive property. In many cases Renovacor’s confidentiality and other agreements with consultants, outside scientific collaborators, sponsored researchers and other advisors require them to assign or grant Renovacor licenses to inventions they invent as a result of the work or services they render under such agreements or grant Renovacor an option to negotiate a license to use such inventions.
Government Regulation
In the United States, drug and biologic products are licensed by FDA for marketing under the Public Health Service Act (the “PHS Act”) and regulated under the Federal Food, Drug, and Cosmetic Act (the “FDCA”). Both the FDCA and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, record keeping, distribution, marketing, sales, import, export, reporting, advertising and other promotional practices involving drug and biological products. An IND application must be submitted to FDA and become effective before clinical testing of drug and biologic product candidates can begin. FDA licensure also must be obtained before marketing of drug and biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
U.S. Development Process
The process required by the FDA before a drug or biologic product may be marketed in the United States generally involves the following:
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completion of nonclinical laboratory tests and animal studies according to Good Laboratory Practices (“GLPs”), and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	preparation of clinical trial material in accordance with Good Manufacturing Practices (“GMPs”);
•	submission to the FDA of an application for an IND application, which must become effective before human clinical trials may begin;
•	approval by an institutional review board (“IRB”) reviewing each clinical site before each clinical trial may be initiated;
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performance of adequate and well-controlled human clinical trials according to Good Clinical Practices (“GCPs”) and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed drug or biological product for its intended use;

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submission to the FDA of a New Drug Application (“NDA”) or Biologics License Application (“BLA”) for marketing approval that includes substantive evidence of safety, purity, potency, and efficacy from results of nonclinical testing and clinical trials;

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satisfactory completion of an FDA inspection prior to NDA or BLA approval of the manufacturing facility or facilities where the drug or biological product is produced to assess compliance with GMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the NDA or BLA;
•	potential FDA Advisory Committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•	FDA review and approval, or licensure, of the NDA or BLA, and payment of associated user fees, when applicable; and
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compliance with any post approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategies (“REMS”) the potential requirement to conduct post approval studies.

Before testing any drug or biological product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.
The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns and lift the clinical hold before the clinical trial can begin. The FDA may also impose clinical holds on a drug or biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.
Clinical trials involving some product candidates for certain diseases, including some rare diseases may begin with testing in patients with the disease, rather than with healthy subjects. Clinical trials are conducted by qualified investigators under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects or their legal representatives provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1. The drug or biological product candidate is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients with the disease.

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Phase 2. The drug or biological product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide an adequate basis for product labeling. In drugs and biologics for rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/benefit can be demonstrated from the Phase 2 trial.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.
During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biological product has been associated with unexpected serious harm to patients.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the drug or biological product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug or biological product candidate does not undergo unacceptable deterioration over its shelf life.
Information about certain clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its clinicaltrials.gov website. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.
U.S. Review and Approval Processes
After the completion of clinical trials of a drug or biological product candidate, FDA approval of an NDA or BLA must be obtained before commercial marketing of the product. The NDA or BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product candidate, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.
Within 60 days following submission of the application, the FDA reviews an NDA or BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews the NDA or BLA to determine, among other things, whether the proposed product is safe, potent, and effective for its intended use, has an acceptable purity profile, and is being manufactured in accordance with GMPs to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel product candidates or product candidates that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug or biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the drug or biological product. If the FDA concludes a Risk Evaluation and Mitigation Strategy (“REMS”) is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required.

Before approving an NDA or BLA, the FDA may inspect the facilities at which the product candidate is manufactured. The FDA will not approve the product candidate unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure GMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.
Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA or BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. If the agency decides not to approve the NDA or BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.
If a product candidate receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a drug or biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.
One of the performance goals agreed to by the FDA under the PDUFA is to review standard NDAs or BLAs in ten months from filing and priority NDAs or BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA or BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.
Post-Approval Requirements
Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of drug and biological products continues after approval, particularly with respect to GMP. Renovacor will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that Renovacor may commercialize. Manufacturers of Renovacor’s products are required to comply with applicable requirements in the GMP regulations, including quality control and quality assurance and maintenance of records and documentation.
Following approval, the manufacturing facilities are subject to biennial inspections by the FDA, and such inspections may result in an issuance of FDA Form 483 deficiency observations, untitled letter, or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Annual product reports are required to be submitted annually. Other post-approval requirements applicable to drug and biological products include reporting of GMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

Renovacor also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties.
Drug and biological product manufacturers and other entities involved in the manufacture and distribution of approved drug and biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain GMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant ODD to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. ODD must be requested before submitting a BLA. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product that has ODD receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same biological product for the same indication for seven years, except in limited circumstances, such as not being able to supply the product for patients or showing clinical superiority to the product with orphan exclusivity.
Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of Renovacor’s products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if Renovacor’s product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.
Expedited Review and Approval Programs
The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of drug and biological products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drug and biological products to patients earlier than under standard FDA review procedures. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a drug or biological product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track NDA or BLA before the application is complete, a process known as rolling review.
The FDA may give a priority review designation, such as a rare pediatric disease designation, to drug or biological product candidates that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most product candidates that are eligible for fast track designation may also be considered appropriate to receive a priority review. In addition, drug and biological product candidates studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug or biological product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug or biological product receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biological product may be subject to accelerated withdrawal procedures.
Moreover, under the Food and Drug Administration Safety and Innovation Act enacted in 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drug and biological products designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.
Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or decides that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, priority review, accelerated approval and breakthrough therapy designation, do not change the standards for approval and may not ultimately expedite the development or approval process.
Biologics Price Competition and Innovation Act
The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which was enacted as part of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (“PPACA”), created an abbreviated approval pathway for biological product candidates that are demonstrated to be “biosimilar” or “interchangeable” with an FDA-licensed reference biological product via an approved BLA. Biosimilarity to an approved reference product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity is demonstrated in steps beginning with rigorous analytical studies or “fingerprinting,” in vitro studies, in vivo animal studies, and generally at least one clinical study, absent a waiver from the Secretary of Health and Human Services. The biosimilarity exercise tests the hypothesis that the investigational product and the reference product are the same. If at any point in the stepwise biosimilarity process a significant difference is observed, then the products are not biosimilar, and the development of a stand-alone NDA or BLA is necessary. In order to meet the higher hurdle of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being evaluated by the FDA. Under the BPCIA, a reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product.
Regulation Outside of the United States
In addition to regulations in the United States, Renovacor is subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of Renovacor’s products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In addition, whether or not Renovacor obtains FDA approval for a product candidate, Renovacor must obtain approval of a product candidate by the comparable regulatory authorities of countries outside the U.S. before it can commence clinical studies or marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.
To obtain regulatory approval of an orphan drug under the EU regulatory system, Renovacor is mandated to submit a Marketing Authorization Application (“MAA”) to be assessed in the Centralized Procedure. The centralized procedure, which came into operation in 1995, allows applicants to obtain a marketing authorization that is valid throughout the EU. It is compulsory for medicinal products manufactured using biotechnological processes, for orphan medicinal products and for human products containing a new active substance, which was not authorized in the Community before May 20, 2004 (date of entry into force of Regulation (EC) No 726/2004), and which are intended for the treatment of AIDS, cancer, neurodegenerative disorder or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the Community before May 20, 2004, or for products which constitute a significant therapeutic, scientific or technical innovation or for which a Community authorization is in the interests of patients at Community level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the European Medicines Agency (“EMA”), to be assessed by the Committee for Medicinal Products for Human Use (“CHMP”). The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety and efficacy requirements, and whether the product has a positive risk/benefit/risk profile. The procedure results in a Commission decision, which is valid in all EU Member States. Centrally-authorized products may be marketed in all Member States.
Centralized Procedure: Full copies of the MAA are sent to a rapporteur and a co-rapporteur designated by the competent EMA scientific committee. They coordinate the EMA’s scientific assessment of the medicinal product and prepare draft reports. Once the draft reports are prepared (other experts might be called upon for this purpose), they are sent to the CHMP, whose comments or objections are communicated to the applicant. The rapporteur is therefore the privileged interlocutor of the applicant and continues to play this role, even after the MA has been granted.
The rapporteur and co-rapporteur then assess the applicant’s replies, submit them for discussion to the CHMP and, taking into account the conclusions of this debate, prepare a final assessment report. Once the evaluation is completed, the CHMP gives a favorable or unfavorable opinion as to whether to grant the authorization. When the opinion is favorable, it shall include the draft summary of the product’s characteristics, the package leaflet and the texts proposed for the various packaging materials. The time limit for the evaluation procedure is 210 days. The EMA then has fifteen days to forward its opinion to the Commission. This is the start of the second phase of the procedure: the decision-making process. The Agency sends to the Commission its opinion and assessment report, together with annexes containing: the SmPC (“Annex 1”); the particulars of the MAH responsible for batch release, the particulars of the manufacturer of the active substance and the conditions of the marketing authorization (“Annex 2”); and the labelling and the package leaflet (“Annex 3”). The annexes are translated into the 22 other official languages of the EU. During the decision-making process, the Commission services verify that the marketing authorization complies with Union law. The Commission has fifteen days to prepare a draft decision. The medicinal product is assigned a Community registration number, which will be placed on its packaging if the marketing authorization is granted. During this period, various Commission directorates-general are consulted on the draft marketing authorization decision.
The draft decision is then sent to the Standing Committee on Medicinal Products for Human Use (Member States have one representative each in both of these committees) for their opinions. The Centralized Procedure provides for the grant of a single marketing authorization that is valid for all EU member states.

Applications from persons or companies seeking “orphan medicinal product designation” for product candidates they intend to develop for the diagnosis, prevention, or treatment of life-threatening or very serious conditions that affect not more than five in 10,000 persons in the EU are reviewed by the Committee for Orphan Medicinal Products (“COMP”). In addition, orphan drug designation can be granted if the product candidate is intended for a life threatening, seriously debilitating, or serious and chronic condition in the EU and that without incentives it is unlikely that sales of the drug in the EU would be sufficient to justify developing the drug. ODD is only available if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the condition, or if such a method exists, the proposed orphan drug will be of significant benefit to patients.
ODD provides opportunities for fee reductions, protocol assistance and access to the centralized procedure before and during the first year after marketing approval. Fee reductions are not limited to the first year after marketing approval for small and medium enterprises. In addition, if a product which has an ODD subsequently receives EMA marketing approval for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar drug for the same indication for a period of ten years. The exclusivity period may be reduced to six years if the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Competitors may receive marketing approval of different drugs or biologics for the indications for which the orphan product has exclusivity. In order to do so, however, they must demonstrate that the new drugs or biologics are clinically superior over the existing orphan product. This demonstration of clinical superiority may be done at the time of initial approval or in post-approval studies, depending on the type of marketing authorization granted.
In March 2016, the EMA launched an initiative, The Priority Medicines (“PRIME”) scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.
The U.K. left the EU on January 31, 2020, following which existing EU medicinal product legislation continued to apply in the U.K. during the transition period under the terms of the EU-UK Withdrawal Agreement. A transition period, which ended on December 31, 2020, maintained access to the EU single market and to the global trade deals negotiated by the EU on behalf of its members. The transition period provided time for the U.K. and EU to negotiate a framework for partnership for the future, which was then crystallized in the Trade and Cooperation Agreement (“TCA”) and became effective on January 1, 2021.
From January 1, 2021, the Medicines and Healthcare products Regulatory Agency (“MHRA”) is the U.K.’s standalone medicines and medical devices regulator. As a result of the Northern Ireland protocol, different rules will apply in Northern Ireland than in England, Wales and Scotland (together “Great Britain,” or “GB”); broadly, Northern Ireland continues to follow the EU regulatory regime, but its national competent authority remains the MHRA. The MHRA has published a draft guidance on how various aspects of the U.K. regulatory regime for medicines will operate in GB and in Northern Ireland following the expiry of the Brexit transition period on December 31, 2020. The guidance includes clinical trials, marketing authorizations, importing, exporting and pharmacovigilance and is relevant to any business involved in the research, development or commercialization of medicines in the U.K. The new guidance was given effect via the Human Medicines Regulations (Amendment etc.) (EU Exit) Regulations 2019 (the “Exit Regulations”). The U.K. regulatory regime largely mirrors that of the EU.
The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, an accelerated assessment procedure and new routes of evaluation for novel products and biotechnological products. All existing EU MAs for centrally authorized products were automatically be converted (grandfathered) into U.K. MAs free-of-charge on January 1, 2021.

There will be no pre-marketing authorization orphan designation. Instead, the MHRA will review applications for orphan designation in parallel to the corresponding MA application. The criteria are essentially the same, but have been tailored for the GB market, i.e. the prevalence of the condition in GB (rather than the EU) must not be more than 5 in 10,000. Should an orphan designation be granted, the period for market exclusivity will be set from the date of first approval of the product in GB or EU/European Economic Area, wherever is earliest.
Healthcare Laws and Regulations
Sales of Renovacor’s product candidate, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which Renovacor might conduct its business. The healthcare laws and regulations that may affect Renovacor’s ability to operate include the following:
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The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value;

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Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent;

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HIPAA created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information;

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The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals (as well as certain other healthcare professionals beginning in 2022), or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members; and

•
The Foreign Corrupt Practices Act (“FCPA”) generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Renovacor’s industry is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, Renovacor’s dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently, the SEC and Department of Justice have increased their FCPA enforcement activities with respect to pharmaceutical companies. Violations could result in fines, criminal sanctions against Renovacor, its officers, or its employees, the closing down of its facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of its business. Enforcement actions may be brought by the Department of Justice or the SEC, and recent enacted legislation has expanded the SEC’s power to seek disgorgement in all FCPA cases filed in federal court and extended the statute of limitations in SEC enforcement actions in intent-based claims such as those under the FCPA from five years to ten years.
Many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, Renovacor may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA. Additionally, to the extent that Renovacor’s products are sold in a foreign country, Renovacor may be subject to similar foreign laws.
Healthcare Reform
The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the Affordable Care Act (the “ACA”), substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The Affordable Care Act is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms.
There have been significant ongoing efforts to modify or eliminate the Affordable Care Act. On January 20, 2017, former President Trump signed an executive order directing federal agencies to exercise existing authorities to reduce burdens associated with the ACA pending further action by Congress. In October 2017, he signed an Executive Order which directed federal agencies to modify how the ACA is implemented. The Tax Act, enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as the individual mandate.
Other legislative changes have been proposed and adopted since passage of the ACA. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, which went into effect in April 2013. Subsequent litigation extended the 2% reduction, on average, to 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the 2% Medicare sequester reductions were suspended from May 1, 2020 through June 30, 2022, due to the COVID-19 pandemic.
Further legislative and regulatory changes under the ACA remain possible. It is unknown what form any such changes or any law would take, and how or whether it may affect Renovacor’s business in the future. Renovacor expects that changes or additions to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry. On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 which includes a number of provisions impacting the pharmaceutical industry. Beginning in 2023, drug manufacturers will be required to pay rebates to Medicare if they increase prices faster than inflation for certain drugs used by Medicare beneficiaries.
The ACA has been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the Supreme Court, which heard oral arguments in the case on November 10, 2020. On June 17, 2021, the Supreme Court upheld the ACA and dismissed the case.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Renovacor expects that additional federal, state and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for Renovacor’s products, once approved, or additional pricing pressures.
Employees and Human Capital Resources
Renovacor’s mission is to deliver innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. Accordingly, Renovacor is building a team that is passionate about Renovacor’s mission and establishing a culture where patients are at the center of all Renovacor does, with core values that connect Renovacor to each other and Renovacor’s stakeholders, and define who Renovacor is, what Renovacor stands for, and how Renovacor works.
As of October 7, 2022, Renovacor had 28 full-time employees, including Renovacor’s Chief Executive Officer, Magdalene Cook, M.D., Renovacor’s Chief Financial Officer, Wendy DiCicco (full-time employee equivalent), Renovacor’s Chief Accounting Officer, Joseph Carroll, Renovacor’s Chief Medical Officer, Marc Semigran, M.D., Renovacor’s Chief Scientific Officer, Matt Killeen, Ph.D., and 23 other individuals, 19 of whom are engaged in research and development. Of Renovacor’s 28 full-time employees, 14 have Ph.D. or M.D. degrees and 21 are engaged in research and development activities. None of Renovacor’s employees are represented by labor unions or covered by collective bargaining agreements, and Renovacor considers its relationship with employees to be good. Renovacor also utilizes the services of several independent consultants to support its R&D and G&A operations.
Renovacor is focused on effective identification, recruitment, development, and retention of, and compensation and benefits to, human resource talent, including workforce and management development, diversity and inclusion initiatives, succession planning, and corporate culture and leadership quality, which are vital to Renovacor’s success. The principal purposes of Renovacor’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Legal Proceedings
From time to time, Renovacor may become involved in various legal proceedings that arise in the ordinary course of its business. Renovacor is not currently a party to any material legal proceedings and is not aware of any pending or threatened legal proceeding against it that Renovacor believes could have an adverse effect on its business, operating results or financial condition.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGERS
Executive Officers and Directors
Resignation of Current Directors and Executive Officers of Renovacor
The current directors and executive officers of Renovacor are expected to resign in connection with the consummation of the mergers.
Executive Officers and Directors of the Combined Company Following the Mergers
The following sets forth certain information, as of    , 2022, concerning the persons who are expected to serve as directors and executive officers of the combined company upon completion of the mergers.
Name	Age	Position(s)
Gaurav Shah	48	Chief Executive Officer
Jonathan Schwartz, M.D.	59	Chief Medical Officer & Clinical Development, SVP
Kinnari Patel, Pharm.D., M.B.A.	44	President and Chief Operating Officer
John Militello, CPA	49	VP of Finance, Senior Controller, Treasurer, Principal Accounting Officer, Interim Principal Financial Officer
Martin Wilson, J.D.	45	General Counsel and Chief Compliance Officer, SVP
Elisabeth Björk, M.D., Ph.D.	61	Director
Carsten Boess	56	Director
Pedro Granadillo	75	Director
Gotham Makker, M.D.	48	Director
Fady Malik, M.D., Ph.D.	57	Director
David P. Southwell	61	Director
Roderick Wong, M.D.	45	Director, Chairman of the Rocket Board
Naveen Yalamanchi, M.D.	45	Director
Elisabeth Björk, M.D., Ph.D. has served as a Rocket director since April 2020. She is currently the Senior Vice President, Head of Late-Stage Development, Cardiovascular, Renal and Metabolism (CVRM), Biopharmaceuticals R&D at AstraZeneca, leading the global development of medicines in this area. Prior to taking on this role in June 2012, Dr. Björk had several roles of increasing seniority within AstraZeneca, with responsibility for clinical phases I-IV. She is an endocrinologist by training and an associate professor of medicine at Uppsala University, and was Head of the Diabetes and Endocrinology Unit at the University Hospital, Uppsala, where she spent 15 years in clinical practice and diabetes research, before joining AstraZeneca in 2002. She is also a board member of Chalmers University of Technology, Chalmers Ventures AB, Björks Matematik o Mera AB and rfidcompare europe AB. Dr. Björk’s qualifications to serve on the Rocket board include her depth of knowledge of the pharmaceutical industry and her many years of experience in drug development.
Carsten Boess has served a Rocket director since January 2016. He previously served as Executive Vice President of Corporate Affairs at Kiniksa Pharmaceuticals, a publicly-traded biotechnology company and as Senior Vice President and Chief Financial Officer at Synageva Biopharma Corporation from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Prior to his role at Synageva, Mr. Boess served in multiple roles with increasing responsibility for Insulet Corporation, including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance for Serono Inc. from 2005 to 2006. In addition, he was a member of the Geneva-based World Wide Executive Finance Management Team while at Serono. Mr. Boess was also Chief Financial Officer at Alexion Pharmaceuticals and was a finance executive at Novozymes of North America and Novo Nordisk in France, Switzerland and China. He is also a board member of Avidity Biosciences and Achilles Therapeutics, a privately held biopharmaceutical company, as well as Health Sciences Acquisitions Corporation 2. Mr. Boess received a Bachelor’s degree and Master’s degree in Economics and Finance, specializing in Accounting and Finance from the University of Odense, Denmark. Mr. Boess’ qualifications to serve on the Rocket board include his business and financial experience working at pharmaceutical companies.
Pedro Granadillo has served as a Rocket director since January 2018. He has over 40 years of biopharmaceutical industry experience with expertise in human resources, manufacturing, quality and corporate governance. From

1970 until his retirement in 2004, Mr. Granadillo held multiple leadership roles at Eli Lilly and Company, including Senior Vice President of Global Manufacturing and Human Resources and a member of the Executive Committee. In addition, Mr. Granadillo currently serves on the board of Health Sciences Acquisitions Corporation 2. Mr. Granadillo has previously served on the boards of directors at Haemonetics Corporation, Dendreon Corporation, Health Sciences Acquisitions Corporation and Noven Pharmaceuticals, as well as NPS Pharmaceuticals, which sold to Shire for $5.2 billion in 2015. He graduated from Purdue University with a Bachelor of Science in Industrial Engineering. Mr. Granadillo’s qualifications to serve on the Rocket board include his depth of knowledge of the pharmaceutical industry and his many years of experience serving on the boards of directors of healthcare companies.
Gotham Makker, M.D. has served as a Rocket director since January 2018. Dr. Makker has over 20 years of healthcare industry experience. Dr. Makker currently serves as head of Strategic Investments for RTW Investments, LP (“RTW”), a position he has held since 2019. From 2005 to 2019, he served as Chief Executive Officer of Simran Investment Group, LLC, a closely held equity investment fund. Prior to Simran, Dr. Makker was a healthcare portfolio manager and principal at Citadel Investment Group LLC, a position he held from 2002 to 2005. Prior to joining Citadel, Dr. Makker served as an analyst at Oracle Partners LP covering biotechnology and medical device sectors from 2000 to 2001. From 1999 to 2000, Dr. Makker was a senior analyst on the life sciences investment banking team at Hambrecht & Quist. Dr. Makker has previously served on the board of directors of Health Sciences Acquisitions Corporation. Dr. Makker received an M.D. from the University of Nebraska Medical School, and he completed the Sarnoff cardiovascular research fellowship at Columbia University, College of Physicians & Surgeons and at Harvard Medical School, Brigham & Women’s Hospital. Dr. Makker’s qualifications to serve on the Rocket board include his years of experience in, and extensive knowledge of, the healthcare industry.
Fady Malik, M.D., Ph.D. has served as a Rocket director since March 2022. Dr. Malik has served as the Executive Vice President of Research and Development at Cytokinetics, Inc. since November 2015, and he has been with Cytokinetics since its inception in 1998. Prior to taking on his current role in 2015, Dr. Malik had several other roles of increasing seniority within Cytokinetics, including serving as the Senior Vice President of Research and Development from August 2014 to November 2015, as the Senior Vice President of Research and Early Development from June 2012 to August 2014 and as Vice President, Biology from March 2008 to June 2012, all of which roles were focused towards building Cytokinetics’ cardiovascular and skeletal muscle programs from their conception. In addition, since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor. Dr. Malik is a cardiologist by training, and he was a practicing Interventional Cardiologist at the San Francisco Veterans Administration Medical Center for over 18 years. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco. Dr. Malik’s qualifications to serve on the Rocket board include his depth of knowledge of the pharmaceutical industry and his many years of experience in clinical research and drug development.
John Militello, CPA joined as Rocket’s Controller in January 2018 and is currently the VP of Finance, Treasurer, Principal Accounting Officer and interim Principal Financial Officer. Before joining Rocket, Mr. Militello served as the Vice President of Finance and Principal Financial and Accounting Officer with Immune Pharmaceuticals Inc. from April 2015 to November 2017. Prior to that, Mr. Militello was an Assistant Controller with Travere Therapeutics, formerly Retrophin, Inc. (NASDAQ GM: TVTX), a San Diego based biotech company, and the Manager, External Reporting & Compliance at Volt Information Sciences, Inc. (NYSE MKT: VOLT), a publicly traded staffing company. Prior to Volt Information Sciences, Inc., Mr. Militello was a Senior Manager in the biotech practice of BDO USA, LLP serving multi-national SEC registrants. Mr. Militello is a Certified Public Accountant and earned his Bachelor of Science degree in Accounting from St. Joseph’s College.
Kinnari Patel, Pharm.D., M.B.A. joined Rocket in January 2018 in connection with Rocket’s transaction with Rocket Pharmaceuticals, Ltd., and currently holds the position of President and Chief Operating Officer. Dr. Patel joined Rocket Pharmaceuticals, Ltd. in April 2016, serving as Vice President - Head of Regulatory, Pharmacovigilance and Quality from April 2016 to July 2017, as Senior Vice President, Global Program Head and Head of Regulatory and Quality from August 2017 to December 2017, and Chief Operating Officer and Head of Development from January 2018 to February 2021. Prior to joining Rocket Pharmaceuticals, Ltd., Dr. Patel was the Global Regulatory Lead at AstraZeneca from January 2015 to April 2016. Prior to that,

Dr. Patel was Head of U.S. Risk Management at Bristol-Meyers Squibb from May 2014 through January 2015 and the U.S. Liaison for Global Regulatory Sciences at Bristol-Meyers Squibb from November 2010 to April 2014. Dr. Patel received the dual degrees of B.S. in Biology and Doctorate of Pharmacy from the USciences in Philadelphia, PA. She also completed a two-year Post-Doctoral Regulatory Affairs Fellowship through Rutgers University. She received her Executive M.B.A. from NYU Stern School of Business with specialization in Corporate Finance, Leadership and Strategy. Most recently, she graduated from the C-Suite Harvard Business School Advanced Management Program.
Jonathan Schwartz, M.D. joined Rocket as Chief Medical Officer in January 2018 in connection with Rocket’s transaction with Rocket Pharmaceuticals, Ltd. Dr. Schwartz joined Rocket Pharmaceuticals, Ltd. in January 2016 and served as Chief Medical Officer and Head of Clinical Development. Dr. Schwartz is responsible for leading Rocket’s medical and program development. Dr. Schwartz has over 20 years of combined clinical practice and drug development experience. Prior to Rocket Pharmaceuticals, Ltd., Dr. Schwartz was Vice-President of Clinical Development at Stemline Therapeutics, where he oversaw development efforts for anticancer, vaccine and small-molecule platforms, a position he held since 2014. Prior to Stemline, he spent seven years at Eli Lilly and Company in several leadership positions, including Vice-President of Clinical Science, where he led development teams for numerous drug programs including ramucirumab. Previously, Dr. Schwartz was Associate Professor of Medicine at the Mount Sinai Medical Center in New York, specializing in the treatment and translational research of hepatobiliary malignancies and also served as Director for the Hematology-Oncology Fellowship training program. He has a B.A. in American Civilization from Brown University and an M.D. from Washington University (St. Louis). He completed post-graduate Internal Medicine and Hematology-Oncology training at the Mount Sinai and New York Presbyterian Hospitals.
Gaurav Shah, M.D. has served as the Chief Executive Officer of Rocket and as a Rocket director since January 2018. Dr. Shah was appointed Chief Executive Officer of Rocket Pharmaceuticals Ltd. in September 2015. Prior to joining Rocket Pharmaceuticals Ltd., from 2011-2015, Dr. Shah held various leadership positions at Novartis including Global Program Head for CART-19, Global Clinical Program Head for CTL-019 and Biosimilars, and Global Clinical Leader for Afinitor. Prior to Novartis, he spent three years at Eli Lilly and Company as Medical Director overseeing clinical development of numerous programs including olaratumab. During his industry tenure, he has participated in several drug development programs resulting in successful regulatory approvals, such as CTL-019 in pediatric ALL, the first cell and gene therapy approved in the U.S., and successful commercial launches. He also serves on the boards of privately-held Talaris Therapeutics and Altheia Science. Prior to joining industry, Dr. Shah was Assistant Professor of Medicine/Oncology at Columbia University. He holds a B.A. in Behavioral Neuroscience from Harvard University and an M.D. from Columbia University. Dr. Shah completed his internal medicine residency at Brigham & Women’s Hospital/Harvard Medical School and completed his hematology/oncology fellowship training at the Memorial-Sloan Kettering Cancer Center. Dr. Shah is qualified to serve on the Rocket board due to his role as Chief Executive Officer of Rocket and his significant leadership and management experience in the biopharmaceutical industry.
David P. Southwell has served as a Rocket director since August 2014. He serves as President, Chief Executive Officer and board member of TScan Therapeutics. Mr. Southwell previously served as the President and Chief Executive Officer of Inotek from July 2014 to January 2018. From March 2010 to October 2012, Mr. Southwell served as Executive Vice President, Chief Financial Officer of Human Genome Sciences, Inc., which is owned by GlaxoSmithKline plc. Prior to his time at Human Genome Sciences, Mr. Southwell served as Executive Vice President and Chief Financial Officer of Sepracor Inc. from July 1994 to July 2008. Mr. Southwell has also served on the board of directors of PTC Therapeutics Inc. since December 2005 and Spero Therapeutics, Inc. from February 2018 to April 2019. Mr. Southwell received a B.A. from Rice University and an M.B.A. from Dartmouth College, where he served on the Board of Overseers from 2011 to 2020. Mr. Southwell’s qualifications to serve on the Rocket include his broad experience serving on the boards of directors of public companies, his specific experience with public therapeutics companies and his executive leadership, managerial and business experience.
Martin Wilson, J.D. joined Rocket as General Counsel and Chief Compliance Officer in November 2021. Mr. Wilson has nearly 20 years of legal, compliance and executive experience and accomplishment within the life sciences industry. Before Rocket, Mr. Wilson was General Counsel and Chief Corporate Officer at Ichnos Sciences.

Roderick Wong, M.D. has served as Chairman of the Rocket board since January 2018. Dr. Wong served as the Chairman of the Board for Rocket Pharmaceuticals Ltd. from July 2015 until January 2018. Dr. Wong has over 15 years of healthcare investment experience. Since 2010, he has served as Managing Partner and Chief Investment Officer of RTW, a healthcare-centered investment firm. He also serves on the board of Avidity Biosciences and Health Sciences Acquisitions Corporation 2. Prior to RTW, Dr. Wong was a Managing Director and the Portfolio Manager for the Davidson Kempner Healthcare Funds. Prior to joining Davidson Kempner, Dr. Wong held various healthcare investment and healthcare research roles at SAC Capital Company and Cowen & Company. Dr. Wong previously served on the board of directors of Penwest Pharmaceuticals and Health Sciences Acquisitions Corporation. He received an M.D. from the University of Pennsylvania Medical School, received an M.B.A. from Harvard Business School, and graduated with a B.S. in Economics from Duke University. Dr. Wong is qualified to serve on the Rocket board due to his service prior to the closing of Rocket’s transaction with Rocket Pharmaceuticals, Ltd. as Chairman of the Board of Directors of Rocket Pharmaceuticals Ltd. and his years of experience in, and extensive knowledge of, the biopharmaceutical industry.
Naveen Yalamanchi, M.D. has served as a Rocket director since January 2018. Dr. Yalamanchi joined Rocket Pharmaceuticals Ltd.as a director in July 2015. Dr. Yalamanchi has over 15 years of healthcare investment and research experience. Since 2015, Dr. Yalamanchi has served as Partner and Portfolio Manager at RTW, a healthcare-centered investment firm. Prior to RTW, Dr. Yalamanchi was Vice-President and co-portfolio manager at Calamos Arista Partners, a subsidiary of Calamos Investments, a position he held from 2012 to 2015. Prior to joining Calamos Arista Partners, Dr. Yalamanchi held various healthcare investment roles at Millennium Management and Davidson Kempner Capital Management. Dr. Yalamanchi holds a B.S. in Biology from MIT and an M.D. from Stanford University. He completed his surgery internship at UCLA Medical Center. Dr. Yalamanchi has previously served on the board of directors of Health Sciences Acquisitions Corporation, and currently serves on the board of directors of Health Sciences Acquisitions Corporation 2. Dr. Yalamanchi is qualified to serve on the Rocket board due to his service prior to the closing of Rocket’s transaction with Rocket Pharmaceuticals, Ltd. as a member of the Board of Directors of Rocket Pharmaceuticals Ltd.and his years of experience in, and extensive knowledge of, the healthcare industry.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROCKET
For Rocket’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 28, 2022, as updated by the subsequent quarterly reports on Form 10-Q.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENOVACOR
The following discussion and analysis of Renovacor’s financial condition and results of operations should be read together with:
•	Renovacor’s unaudited condensed consolidated financial statements for the period ending June 30, 2022 and June 30, 2021 and accompanying notes included in this joint proxy statement/prospectus; and
•	Renovacor’s consolidated financial statements for the period ending December 31, 2021 and December 31, 2020 and the accompanying notes thereto included in this joint proxy statement/prospectus.
In addition to historical information, this discussion and analysis includes forward-looking statements that are subject to risks and uncertainties, including those discussed in the section titled “Risk Factors,” set forth in this joint proxy statement/prospectus, that could cause actual results to differ materially from historical results or anticipated results.
Prior to September 2, 2021, Renovacor was known as Chardan Healthcare Acquisition 2 Corp. On September 2, 2021, Renovacor completed the Chardan Business Combination with Renovacor Holdings, Inc., a private company. For accounting purposes, Chardan Healthcare Acquisition 2 Corp. was deemed to be the acquired entity. References to “Chardan” refer to Renovacor’s predecessor company prior to the consummation of the Chardan Business Combination. References to “Old Renovacor” refer to Renovacor, Inc. prior to the consummation of the Chardan Business Combination and to Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.), now the wholly owned subsidiary of Renovacor, upon the consummation of the Chardan Business Combination.
Overview
Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. Renovacor’s initial focus is on the treatment of BCL2-associated athanogene 3 (BAG3) mutation-associated dilated cardiomyopathy (“DCM”) (“BAG3 DCM”). BAG3 DCM is a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Renovacor’s lead product candidate, REN-001, is a recombinant adeno-associated virus (“AAV”) 9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. Renovacor has entered into and may explore future collaborative alliances to support research, development, and commercialization of any of its product candidates.
Renovacor believes that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 gene mutations has the potential to prevent progression of DCM and heart failure. Diseases caused by monogenic defects are especially tractable targets for gene therapies. Recently approved therapies have successfully utilized AAV as a vehicle to deliver genes to patients suffering from these diseases and there are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.
Renovacor believes it is the first company to apply AAV technology to patients with DCM specifically due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause insufficient levels of functional BAG3 protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.
Renovacor plans to submit an Investigational New Drug (“IND”) application in connection with its lead product candidate, REN-001. If Renovacor’s IND submission is accepted by the U.S. Food and Drug Administration (“FDA”), Renovacor plans to subsequently initiate a phase I/II clinical trial of REN-001 in patients with BAG3 DCM. Renovacor completed a Type B Pre-Investigational New Drug (the “Pre-IND”) meeting with the FDA on June 16, 2020 to obtain FDA feedback on REN-001. However, due to the mergers (see “Joint Letter to Stockholders of Renovacor, Inc. and Rocket Pharmaceuticals, Inc.”), Renovacor has suspended guidance for when it expects to submit the IND application for REN-001.

Research and Development
Renovacor’s Pipeline
In addition to its lead product candidate, REN-001, Renovacor is currently developing a pipeline of innovative and proprietary BAG3-associated gene therapies for diseases with high unmet medical need associated with mutations in the BAG3 gene and mechanistically linked to BAG3's expression and function. Additionally, Renovacor recently announced that it has expanded its pipeline to advance an AAV gene therapy program as a potential precision therapy for three genetic segments of arrhythmogenic cardiomyopathy (“ACM”).
Renovacor’s current pipeline is represented in the diagram below.

RCSI: retrograde coronary sinus infusion; IV: intravenous; CV: Cardiovascular; CNS: Central nervous system; DCM: Dilated Cardiomyopathy; ACM: Arrhythmogenic Cardiomyopathy
*
The diagram above is representative of the current stage of Renovacor’s development and does not reflect its expectations of the clinical trials needed or an agreed upon pathway with the FDA for commercialization of its product candidates. Renovacor acknowledges that the required clinical studies and pathway to commercialization must be agreed upon with the FDA.

REN-001 (AAV9-BAG3): Renovacor’s Lead Product Candidate
Overview
Renovacor’s lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to treat BAG-3 associated DCM through delivery of a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells. After transducing the cardiomyocyte, the vector translocates into the nucleus, where the capsid proteins dissociate, allowing the cell’s native expression machinery to initiate transcription of the BAG3 gene. Unlike wild-type AAVs, REN-001 lacks an S1 domain, which significantly limits the potential for the vector genome to integrate into the host chromosome. Instead, the gene has the potential to remain in the nucleus as episomal DNA.
Third-party studies have demonstrated that recombinant AAV-delivered episomal DNA persists in the nucleus of transfected non-proliferating cells for up to several years. This suggests that a single dose of REN-001 could provide prolonged BAG3 gene replacement in haploinsufficient cells transduced by the vector. Following transcription and translation of the BAG3 gene, the function of the BAG3 protein is expected to be restored, and disease progression has the potential to be halted or significantly slowed.
Renovacor is currently exploring the delivery of REN-001 through RCSI. Renovacor plans to submit an IND application in connection with its lead product candidate, REN-001. Due to the mergers, Renovacor has suspended guidance for when it expects to submit an IND for REN-001.
Preclinical research and development for REN-001
Renovacor is currently conducting preclinical studies exploring the ability of a BAG3 gene therapy to treat patients suffering from DCM caused by BAG3 haploinsufficiency. In conducting preclinical research in this field to generate data validating this novel therapeutic approach, animal studies have been completed in several heart failure disease models, including studies involving mice subjected to trans-aortic constriction, mice suffering from left ventricular dysfunction following a myocardial infarction (“MI”), mice with left ventricular dysfunction post-ischemia and reperfusion, and large animal studies in pigs suffering from left ventricular dysfunction following an MI.
Renovacor has several preclinical studies of REN-001 currently in progress to further evaluate AAV9 transduction efficiency, safety, and efficacy in mouse and pig models. These studies include a dose-ranging efficacy study, a durability of effect study, and a natural history study (including survival analysis), each in BAG3 haploinsufficient mice, which continue to progress at the Feldman laboratory at Temple pursuant to the Temple SRA, as defined below. Preliminary data from Renovacor’s ongoing natural history study has demonstrated an impaired survival phenotype, alongside left ventricular dilation and cardiac function decline, findings that are consistent with several hallmark characteristics of DCM seen clinically in patients. These new data have been leveraged to optimize the design of Renovacor’s ongoing dose-ranging study.
Additionally, Renovacor’s good laboratory practice (“GLP”) toxicology and biodistribution study in normal Yucatan pigs using the RCSI route of administration is ongoing and has completed dosing.
Renovacor plans to submit an IND application in connection with its lead product candidate, REN-001. Due to the mergers, Renovacor has suspended guidance for when it expects to submit an IND for REN-001.
Clinical Development Plan for REN-001
Renovacor completed a Type B Pre-IND meeting with the FDA on June 16, 2020 to obtain FDA feedback on REN-001. Renovacor plans to submit an IND for REN-001 and if its IND submission is accepted by the FDA, Renovacor plans to subsequently initiate a phase I/II clinical trial of REN-001 in patients with BAG3-associated DCM. Renovacor expects the phase I/II clinical trial will be conducted in two sequential parts consisting of dose escalation and dose expansion components. The dose escalation part will enroll cohorts of three to six subjects to identify a preferred dose and be followed by a dose expansion cohort to further explore the safety, tolerability and preliminary evidence of efficacy at the preferred dose. This will be an open label study with the goal of evaluating the safety and efficacy of REN-001. Safety and tolerability will be evaluated based on assessment of frequency and severity measures of adverse events and serious adverse events. Efficacy will be evaluated based on measures of cardiac structure and function, circulating biomarkers, and patient functional capacity and quality of life.
Renovacor will consult with the FDA following completion of its planned phase I/II clinical trial to determine the need for, and optimal design of, future clinical trials.
Other Target Indications
Renovacor’s preclinical strategy includes plans to advance earlier stage research programs where Renovacor believes its BAG3 gene therapy technology has the potential to provide meaningful clinical benefit for diseases in areas of high unmet medical need. These research and discovery programs include BAG3-mediated diseases associated with the cardiovascular system and the central nervous system. Additionally, Renovacor is exploring an AAV gene therapy program as a potential precision therapy for multiple genetic segments of ACM. To accelerate this new program, Renovacor has entered into a sponsored research agreement with the Nora Eccles Harrison Cardiovascular Research and Training Institute of the University of Utah (“Utah”). See further information under the heading “License and Sponsored Research Agreements.”
License and Sponsored Research Agreements
Renovacor’s current license and sponsored research agreements include the Temple License Agreement and Temple SRA, each described under the caption “Business of Renovacor - License and Sponsored Research Agreements” in this joint proxy statement/prospectus and within Note 9 of the accompanying notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, contained elsewhere in this joint proxy statement/prospectus, and the Utah SRA, as defined and more fully described below. In addition to its current arrangements, Renovacor may seek to enter into additional sponsored research agreements or collaborative alliances to support development and commercialization of REN-001 and/or research additional drug candidates.

University of Utah SRA
In June 2022, Renovacor entered into a research agreement (the “Utah SRA”) with Utah, pursuant to which (i) Utah and Renovacor will conduct a research collaboration focused on a protein discovered by Utah's scientists that has the potential to address multiple genetic segments of ACM, and (ii) Renovacor was granted an option for an exclusive license to inventions generated from the collaboration, the terms of which shall be negotiated following notice in writing of exercise of the option. The term of the Utah SRA commenced on July 1, 2022 and shall continue until June 30, 2027 unless earlier terminated in accordance with the provisions of the Utah SRA (the “Initial Term”); provided, however, the Utah SRA may be extended for additional periods of performance beyond the Initial Term, upon written approval by Renovacor and Utah. Pursuant to the terms of the Utah SRA, Renovacor is obligated to fund Utah a total of approximately $3.5 million during the five-year Initial Term.
The Chardan Business Combination
On September 2, 2021, Renovacor consummated the previously announced business combination contemplated by that certain Agreement and Plan of Merger, dated March 22, 2021, by and among the Company, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Renovacor Holdings, Inc. (f/k/a Renovacor, Inc. (“Old Renovacor”)), pursuant to which Merger Sub merged with and into Old Renovacor, with Old Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Chardan Business Combination”). On September 2, 2021, the Company changed its name from Chardan Healthcare Acquisition 2 Corp. to Renovacor, Inc.
The Chardan Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP.
On September 2, 2021, Renovacor’s common stock, par value $0.0001 per share and Renovacor’s warrants originally issued in its initial public offering, began trading on the NYSE under the ticker symbols “RCOR” and “RCOR.WS,” respectively.
See Note 1, “Business and Organization” and Note 3, “Merger and Recapitalization” in the notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, included in this joint proxy statement/prospectus for further details.
COVID-19
Renovacor continues to monitor the potential impact of the novel coronavirus disease (“COVID-19”) pandemic, including variants thereof such as the delta and omicron variants, on its business and financial statements. To date, Renovacor has not experienced material business disruptions. Renovacor is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees. For example, the COVID-19 outbreak in Pennsylvania resulted in a temporary reduction in workforce presence at the Temple research facility, including the Feldman laboratory, located in Philadelphia, at which Renovacor operates. While the Feldman laboratory is currently operating at normal capacity, Renovacor cannot be certain that the Temple facility or the Feldman laboratory will not be closed in the future, or experience labor shortages, as a result of the COVID-19 outbreak. Accordingly, the full extent to which the COVID-19 pandemic will directly or indirectly impact Renovacor’s business, results of operations and financial condition, including expenses and manufacturing, supply chain, labor, preclinical and clinical trials and research and development costs, will depend on future developments that are highly uncertain at this time.
Results of Operations
Three and Six Months Ended June 30, 2022 and 2021
Overview
During the three months ended June 30, 2022, Renovacor’s loss from operations totaled $9.1 million, a 145% increase compared to a loss from operations of $3.7 million for the three months ended June 30, 2021. During the six months ended June 30, 2022, Renovacor’s loss from operations totaled $18.0 million, a 233%

increase compared to a loss from operations of $5.4 million for the six months ended June 30, 2021. Research and development expenses comprised the majority of Renovacor’s total operating expenses, as shown in the table below.
	Three Months Ended June 20,			Six Months Ended June 30,
($ in thousands)	2022	2021	$ Change	2022	2021	$ Change
Operating expenses:
Research and development	$6,289	$3,333	$2,956	$12,219	$4,488	$7,731
General and administrative	2,838	385	2,453	5,763	912	4,851
Total operating expenses	$9,127	$3,718	$5,409	$17,982	$5,400	$12,582
Loss from operations	$(9,127)	$(3,718)	$(5,409)	$(17,982)	$(5,400)	$(12,582)
Research and Development Expenses
Research and development expenses consist of costs incurred for Renovacor’s research activities, including its discovery efforts, and the development of its programs. These expenses include:
•	employee-related expenses, including salaries, payroll taxes, related benefits and stock-based compensation expense for employees engaged in research and development functions;
•
expenses incurred in connection with the preclinical development of its product candidates and the development of research programs, including under agreements with third parties, such as consultants, contractors, preclinical laboratories, licensors, CMOs, and CROs; and

•	laboratory supplies and research materials.
Renovacor expenses research and development costs as incurred. Non-refundable advance payments that Renovacor makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.
Renovacor’s direct external research and development expenses consist of costs that include fees, reimbursed materials, and other costs paid to consultants, contractors, CMOs and other research organizations in connection with its preclinical activities. Renovacor does not allocate employee costs, costs associated with its discovery efforts, laboratory supplies, facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and, as such, are not separately classified.
In the table below, research and development expenses are set forth in the following categories: (i) compensation and related benefits and (ii) other external research and development costs.
	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2022	2021	$ Change	2022	2021	$ Change
Compensation and related benefits	$2,353	$462	$1,891	$4,354	$497	$3,857
Other external research and development costs	3,936	$2,871	$1,0651	$7,865	$3,991	$3,874
Total research and development expenses	$6,289	$3,333	$2,956	$12,219	$4,488	$7,731
Total research and development expenses were $6.3 million for the three months ended June 30, 2022, a 89% increase compared to total research and development expenses of $3.3 million for the three months ended June 30, 2021. Total research and development expenses for the six months ended June 30, 2022 were $12.2 million, a 172% increase compared to total research and development expenses of $4.5 million for the six months ended June 30, 2021. The increase during the each of the three and six months ended June 30, 2022, as compared to the corresponding prior period, were primarily due to increases in (i) compensation-related costs associated with the hiring of key personnel and overall increase in number of employees, (ii) drug supply costs associated with Renovacor’s preclinical activities, including IND-enabling studies and preparation for potential clinical trials, and (iii) external costs associated with the execution of ongoing preclinical studies as Renovacor prepares for an IND submission for REN-001, and related clinical activities.
Substantially all research and development expenses incurred by Renovacor to date relate to the discovery and preclinical development of REN-001.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for personnel in executive, finance and accounting, and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees paid for accounting, auditing, consulting, and tax services; insurance costs and travel expenses.
	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2022	2021	$ Change	2022	2021	$ Change
Compensation and related benefits	$1,162	$120	$1,042	$2,147	$219	$1,928
Professional and consulting fees	964	220	744	2,196	627	1,569
Other administrative costs	712	45	667	1,420	66	1,354
Total general and administrative expenses	$2,838	$385	$2,453	$5,763	$912	$4,851
Total general and administrative expenses were $2.8 million for the three months ended June 30, 2022, a 637% increase compared to total general and administrative expenses of $0.4 million for the three months ended June 30, 2021. Total general and administrative expenses were $5.8 million for the six months ended June 30, 2022, a 532% increase compared to total general and administrative expenses of $0.9 million for the six months ended June 30, 2022. The increase during each of the three and six months ended June 30, 2022, as compared to the corresponding prior period, were primarily due to increases in (i) compensation-related costs associated with the hiring of key personnel and overall increase in number of employees, (ii) professional and consulting fees due to increases in legal costs, fees incurred with investor/public relations firms, and contract labor, and (iii) other administrative costs related to additional spending as a result of Renovacor’s growth and operation as a publicly-traded company, including board fees and director and officer insurance.
Interest Income
During the three and six months ended June 30, 2022, Renovacor recorded less than $0.1 million of interest income primarily related to investments in money market funds classified as cash equivalents. No such interest income was recognized during the three and six months ended June 30, 2021.
Change in Fair Value of Warrant Liability
During the three and six months ended June 30, 2022, Renovacor recorded a change in the fair value of warrant liability, representing a non-cash warrant revaluation gain of approximately $2.9 million and $10.2 million respectively, related to its liability-classified Private Placement Warrants, as more fully described in Note 10 of the notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus. Due to the nature of and inputs in the model used to assess the fair value of its outstanding Private Placement Warrants, it is not abnormal to experience significant fluctuations during each remeasurement period. These fluctuations may be due to a variety of factors, including changes in Renovacor’s stock price and changes in estimated stock price volatility over the remaining life of the warrants. Changes in the fair value of the warrant liability and resulting warrant revaluation gains for the three and six months ended June 30, 2022, was driven primarily by the decrease in Renovacor’s stock price during each period.
Change in Fair Value of Share Earnout Liability
During the three and six months ended June 30, 2022, Renovacor recorded a change in fair value of share earnout liability, representing a non-cash share earnout revaluation gain of approximately $2.2 million and $10.3 million respectively, related to its liability-classified Earnout Shares, as more fully described in Note 4 of the notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus. Due to the nature of and inputs in the model used to assess the fair value of the outstanding Earnout Shares, it is not abnormal to experience significant fluctuations during each remeasurement period. These fluctuations may be due to a variety of factors, including changes in Renovacor’s stock price and changes in estimated stock price volatility over the remaining life of the warrants. Changes in the fair value of the share earnout liability and resulting share earnout revaluation gains for the three and six months ended June 30, 2022 was driven primarily by the decrease in Renovacor’s stock price during each period.
Net Income (Loss)
As a result of the factors discussed above, net loss for the three months ended June 30, 2022, was $4.0 million, compared to net loss of $3.7 million for the three months ended June 30, 2021. Net income for the six months ended June 30, 2022, was $2.6 million, compared to a net loss of $5.4 million for the six months ended June 30, 2021.
Years Ended December 31, 2021 and 2020
Overview
During the year ended December 31, 2021, Renovacor’s loss from operations totaled $18.6 million, a 477% increase, compared to a loss from operations of $3.2 million for the year ended December 31, 2020. Research and development expenses comprise the majority of Renovacor’s total operating expenses, as shown in the table below.
	Year Ended December 31,
($ in thousands)	2021	2020	$ Change	$ Change
Operating expenses:
Research and development	$11,757	2,425	$9,332	385%
General and administrative	6,872	805	6,067	754%
Total operating expenses	$18,629	3,230	$15,399	477%
Loss from operations	$(18,629)	$(3,230)	$(15,399)	477%
Research and Development Expenses
Research and development expenses consist of costs incurred for Renovacor’s research activities, including its discovery efforts, and the development of its programs. These expenses include:
•	employee-related expenses, including salaries, payroll taxes, related benefits and stock-based compensation expense for employees engaged in research and development functions;
•
expenses incurred in connection with the preclinical development of its product candidates and the development of research programs, including under agreements with third parties, such as consultants, contractors, preclinical laboratories, licensors, CDMOs, and CROs; and

•	laboratory supplies and research materials.
Renovacor expenses research and development costs as incurred. Non-refundable advance payments that Renovacor makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.
Renovacor’s direct external research and development expenses consist of costs that include fees, reimbursed materials, and other costs paid to consultants, contractors, CDMOs and other research organizations in connection with its preclinical activities. Renovacor does not allocate employee costs, costs associated with its discovery efforts, laboratory supplies, facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and, as such, are not separately classified.

In the table below, research and development expenses are set forth in the following categories: (i) compensation and related benefits and (ii) other external research and development costs.
	Year Ended December 31,
($ in thousands)	2021	2020	$ Change	$ Change
Compensation and related benefits	$3,322	$125	$3,197	2558%
Other external research and development costs	8,435	2,425	$9,332	267%
Total research and development expenses	$11,757	$2,425)	$9,332	385%
Total research and development expenses were $11.8 million for the year ended December 31, 2021, a 385% increase compared to total research and development expenses of $2.4 million for the year ended December 31, 2020. The increase during year ended December 31, 2021, as compared to 2020, was primarily due to increases in (i) compensation-related costs associated with the hiring of key personnel, (ii) drug supply costs associated with its preclinical activities, including IND-enabling studies and preparation for potential clinical trials, and (iii) external costs associated with the execution of ongoing preclinical studies as Renovacor prepares for an IND submission for REN-001, and related clinical activities.
Substantially all research and development expenses incurred by Renovacor to date relate to the discovery and preclinical development of REN-001.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for personnel in executive, finance and accounting, and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees paid for accounting, auditing, consulting, and tax services; insurance costs and travel expenses.
	Year Ended December 31,
($ in thousands)	2021	2020	$ Change	$ Change
Compensation and related benefits	$2,146	$234	$1,912	817%
Professional and consulting fees	2,825	473	$2,352	497%
Merger-related transaction costs	616	—	616	1004%
Other administrative costs	1,285	98	$1,187	1211%
Total general and administrative expenses	$6,872	$805	$6,067	754%
Total general and administrative expenses were $6.9 million for the year ended December 31, 2021, a 754% increase compared to total general administrative expenses of $0.8 million for the year ended December 31, 2020. The increase during the 2021 period was primarily due to increases in (i) compensation-related costs associated with the hiring of key personnel, (ii) professional and consulting fees due to increases in patent-related legal costs and fees incurred with investor/public relations and financial advisory firms, (iii) merger-related costs, including legal and accounting fees, incurred in connection with the Chardan Business Combination which were allocated to warrant and share earnout liabilities, and (iv) other costs related to additional spending as a result of Renovacor’s growth and operation as a publicly-traded company.
Interest Expense
During the year ended December 31, 2021, Renovacor recorded interest expense of approximately $0.1 million representing interest paid and amortization of debt discounts (e.g., issuance costs and embedded derivative) related to its convertible note issued in July 2021, which was converted into shares of Renovacor’s common stock in September 2021 upon closing of the Chardan Business Combination.
Change in Fair Value of Derivative Liability
During the year ended December 31, 2021, Renovacor recorded a change in fair value of derivative liability, representing a non-cash derivative revaluation gain of approximately $0.1 million, related to the derecognition of the derivative liability associated with certain embedded features in the Note Purchase Agreement (as defined herein) which were required to be bifurcated and accounted for separately as derivative financial instrument, due to the conversion of the Convertible Promissory Note (as defined herein) upon closing of the Chardan Business Combination.

Change in Fair Value of Warrant Liability
During the year ended December 31, 2021, Renovacor recorded a change in the fair value of warrant liability, representing a non-cash warrant revaluation gain of approximately $2.2 million, related to its liability-classified Private Placement Warrants, as more fully described in Note 10 of the notes to the consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus. Due to the nature of and inputs in the model used to assess the fair value of its outstanding Private Placement Warrants, it is not abnormal to experience significant fluctuations during each remeasurement period. These fluctuations may be due to a variety of factors, including changes in Renovacor’s stock price and changes in estimated stock price volatility over the remaining life of the warrants. Changes in the fair value of the warrant liability and resulting warrant revaluation gain for the year ended December 31, 2021 was driven primarily by the decrease in Renovacor’s stock price as of December 31, 2021, compared to its stock price as of the September 2, 2021 issuance date.
Change in Fair Value of Share Earnout Liability
During the year ended December 31, 2021, Renovacor recorded a change in fair value of share earnout liability, representing a non-cash share earnout revaluation gain of approximately $2.4 million, related to its liability-classified Earnout Shares, as more fully described in Note 3 of the notes to the consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus. Due to the nature of and inputs in the model used to assess the fair value of the outstanding Earnout Shares, it is not abnormal to experience significant fluctuations during each remeasurement period. These fluctuations may be due to a variety of factors, including changes in Renovacor’s stock price and changes in estimated stock price volatility over the remaining life of the warrants. Changes in the fair value of the share earnout liability and resulting share earnout revaluation gain for the year ended December 31, 2021 was driven primarily by the decrease in Renovacor’s stock price as of December 31, 2021, compared to Renovacor’s stock price as of the September 2, 2021 issuance date.
Net Loss Applicable to Common Stockholders
As a result of the factors discussed above, Renovacor’s net loss applicable to common stockholders for the years ended December 31, 2021 and 2020 was $14.1 million and $3.2 million, respectively.
Financial Condition, Liquidity and Capital Resources
Financial Condition
As of June 30, 2022, Renovacor had an accumulated deficit of $16.4 million and as of December 31, 2021, Renovacor had an accumulated deficit of $19.0 million. To date, Renovacor has not generated any revenue.
Since Renovacor’s inception, Renovacor has focused substantially all of its resources on organizing and staffing the company, in-licensing key intellectual property, business planning, raising capital, conducting research and development activities, filing and prosecuting patent applications, and engaging in other preclinical activities. Renovacor does not have any products approved for sale and has not generated any revenue from product sales or from any other sources. To date, Renovacor has funded its operations with proceeds from the Chardan Business Combination and the PIPE Investment, sales of convertible preferred stock, and a convertible note. Since Renovacor’s inception, Renovacor has incurred significant operating losses. Renovacor’s ability to generate any product revenue, and in particular to generate product revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of one or more of its product candidates.
Liquidity and Capital Resources
Overview
Renovacor requires cash to fund its operating expenses and to make capital expenditures. Historically, Renovacor has funded its cash requirements primarily through the sale of preferred stock, common stock, pre-funded warrants, common stock warrants and a convertible note. As of June 30, 2022, Renovacor had $62.0 million of cash and cash equivalents and as of December 31, 2021, Renovacor had $78.0 million of cash and cash equivalents.

Funding Requirements
Renovacor believes that, based on its current operating plan, its existing cash and cash equivalents on hand as of June 30, 2022, will enable Renovacor to fund its operations into the fourth quarter of 2023. Specifically, Renovacor believes its available funds will be sufficient to enable Renovacor to perform the following:
•	complete IND-enabling studies for its REN-001 AAV-based gene therapy program and potentially submit an IND for REN-001;
•	fund its obligations under the Temple License Agreement, Temple SRA and Utah SRA;
•	initiate its phase I/II trial in DCM patients with BAG3 mutation (REN-001); and
•	maintain the necessary level of general and administrative expense in order to support the business.
However, Renovacor has based this estimate on assumptions that may prove to be wrong, and its operating plan may change as a result of many factors currently unknown to Renovacor. In addition, Renovacor could utilize its available capital resources sooner than expected. Substantially all of Renovacor’s losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. Renovacor expects its expenses and capital expenditures to increase substantially in connection with its ongoing activities, particularly if and as Renovacor:
•	initiates IND-enabling studies for its REN-001 AAV-based gene therapy program;
•	continues its current research programs and preclinical development of product candidates from its current research programs;
•	advances additional product candidates into preclinical and clinical development;
•	advances its clinical-stage product candidate, if any, into later stage clinical trials;
•	seeks to discover, validate, and develop additional product candidates, including carrying out activities related to its discovery stage programs;
•	seeks regulatory approvals for any product candidates that successfully complete clinical trials;
•
scales up its manufacturing processes and capabilities, or arrange for a third party to do so on its behalf, to support its clinical trials of its product candidates and potential commercialization of any of its product candidates for which it may obtain marketing approval;

•	establishes a sales, marketing, and distribution infrastructure or channel to commercialize any product candidate for which it may obtain regulatory approval;
•	acquires or in-license products, product candidates, or technologies;
•	maintains, expand, enforce, defend, and protect its intellectual property portfolio;
•	hires additional clinical, quality control, and scientific personnel; and
•
adds operational, financial, and management information systems and personnel, including personnel to support its product development, planned future commercialization efforts, and its operations as a public company.

Renovacor will not generate revenue from product sales unless and until it successfully completes clinical development and obtains regulatory approval for one or more of its product candidates. If Renovacor obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its commercialization capability to support product sales, marketing, and distribution. As a result, Renovacor will need substantial additional funding to support its continuing operations and pursue its growth strategy.
Until such time as Renovacor can generate significant revenue from product sales, if ever, Renovacor expects to finance its operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Additionally, Renovacor may receive up to an aggregate of approximately $89.8 million from the exercise of its warrants outstanding as of June 30, 2022, assuming the exercise in full of such warrants for cash. See Note 10 of the notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus for additional details on its outstanding warrants. However, certain warrants may be exercised on a cashless basis and Renovacor’s warrants may never be exercised. If Renovacor fails to raise capital or enter into such agreements or arrangements as, and when, needed, Renovacor may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates. The timing and amount of Renovacor’s funding requirements will depend on many factors, including:
•	the scope, progress, costs, and results of preclinical and clinical development for its other product candidates and development programs;
•	the number of and development requirements for other product candidates that it pursues;
•	the costs, timing and outcome of regulatory review of its product candidates;
•	the cost and timing of completion of commercial-scale manufacturing activities;
•	its ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;
•	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;
•	its efforts to enhance operational systems and hire additional personnel to satisfy its obligations as a public company, including enhanced internal controls over financial reporting;
•
the costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of its product candidates for which it receives marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of its product candidates for which it receives marketing approval;
•
the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property and proprietary rights and defending any intellectual property-related claims;

•	the extent to which it acquires or in-licenses other products, product candidates or technologies;
•	the receptivity of the capital markets to financings by biotechnology companies generally and companies with product candidates and technologies similar to Renovacor specifically;
•	the volatility of capital markets, inflation and other macroeconomic factors, including due to geopolitical tensions or the outbreak of hostilities or war; and
•	the impact of the ongoing coronavirus disease, COVID-19, to global economy and capital markets, and to its supply chain, business and its financial results.
In addition, increases in expenses or delays in clinical development may adversely impact Renovacor’s cash position and require additional funds or cost reductions.
Because of the numerous risks and uncertainties associated with pharmaceutical product development, Renovacor is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve or maintain profitability. Even if Renovacor is able to generate product sales, Renovacor may not become profitable. If Renovacor fails to become profitable or are unable to sustain profitability on a continuing basis, then Renovacor may be unable to continue its operations at planned levels and may be forced to reduce or terminate its operations, or relinquish rights to portions of its technology and/or product candidates.
Cash Flows
The following table provides a summary of the primary sources and uses of cash for the periods presented:
	Six Month Ended June 30,
	2022	2021
Net cash (used in) provided by:
Net cash used in operating activities	$(16,030)	$(4,050)
Net cash used in investing activities	(719)	—
Net cash used in financing activities	(48)	(885)
Net decrease in cash	$(16,797)	$(4,935)

Operating Activities. Net cash used in operating activities for each period presented consists primarily of net income (loss) adjusted for non-cash gains or charges and changes in components of working capital. The increase in cash used in operating activities for the six months ended June 30, 2022, as compared to the same period in 2021, was primarily due to significant increases in expenditures and corresponding cash outflows related to Renovacor’s REN-001 development program, including payments to consultants and contract research and manufacturing organizations, as Renovacor prepares for its potential clinical activities for REN-001.
Investing Activities. Net cash used in investing activities for the six months ended June 30, 2022 consisted of $0.7 million for the purchase of property and equipment. There was no cash used in or provided by investing activities during the six months ended June 30, 2021.
Financing Activities. Net cash used in financing activities for each of the six months ended June 30, 2022 and 2021 related primarily to merger-related expenditures associated with the Chardan Business Combination.
The following table provides a summary of the primary sources and uses of cash for the periods presented:
	Year Ended December 31,
	2021	2020
Net cash provided by (used in):
Net cash used in operating activities	$(15,560)	$(3,412)
Net cash used in investing activities	(20)	—
Net cash provided by financing activities	88,986	6,635
Net increase in cash	$73,406	$3,223
Operating Activities. The net cash used in operating activities for each period presented consists primarily of net loss adjusted for non-cash charges and changes in components of working capital. The increase in cash used in operating activities for the year ended December 31, 2021, as compared to 2020, was primarily due to significant increases in expenditures and corresponding cash outflows related to Renovacor’s REN-001 development program, including payments to consultants and contract research and manufacturing organizations, as Renovacor prepares for its potential clinical activities for REN-001.
Financing Activities. Net cash provided by financing activities primarily consisted of the following amounts received in connection with the following transactions:
•
for the year ended December 31, 2021, $2.4 million in net proceeds from the issuance of the Convertible Promissory Note and $86.5 million in net proceeds related to the Merger, which was accounted for as a reverse recapitalization. See Note 3 of the notes to its consolidated financial statements for the quarter ending June 30, 2022, included elsewhere in this joint proxy statement/prospectus for additional information.

•
for the year ended December 31, 2020, $6.6 million in net proceeds from the issuance of Old Renovacor Series A Preferred Stock, which was converted into common stock upon closing of the Chardan Business Combination.

Investing Activities. Net cash used in investing activities during the year ended December 31, 2021, was nominal and related to equipment purchases. There was no cash used in or provided by investing activities during the year ended December 31, 2020.
Contractual Obligations and Commitments
Temple License Agreement and SRA
In August 2019, Renovacor entered into both the Temple License Agreement and Temple SRA, as further discussed within Note 9 of the notes to its consolidated financial statements for the quarter ending June 30, 2022, included elsewhere in this joint proxy statement/prospectus. Pursuant to the Temple License Agreement, Renovacor is responsible for all the ongoing costs relating to the prosecution and maintenance of the licensed Temple Patent Rights going forward. Renovacor also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

Additionally, the Temple License Agreement requires Renovacor to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, Renovacor is required to pay Temple a low single-digit royalty on net sales of any product utilizing the Temple Patent Rights, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, Renovacor must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.
The Temple License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the Temple License Agreement (currently expected to occur in 2041), (ii) the termination by Temple upon (a) an uncured breach by Renovacor, with a 60-day notification period, (b) Renovacor filing of a voluntary petition in bankruptcy or related proceeding, provided such petition is not dismissed within 90 days after the filing thereof, (c) a failure by Renovacor to meet certain milestones set forth in the License Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, Renovacor may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject to a 90-day notification period.
As it relates to the Temple SRA, which was amended effective as of August 12, 2019, August 27, 2019 and July 1, 2021, Temple will conduct certain preclinical activities through June 2024, unless terminated sooner or extended by mutual written consent, for which Renovacor will be obligated to fund approximately $5.3 million through June 30, 2024, of which approximately $1.4 million has been funded and/or incurred since inception of the Temple SRA through December 31, 2021.
University of Utah SRA
In June of 2022, Renovacor entered into two lease agreements and the Utah SRA, each as more fully described in Note 9 of the notes to the condensed consolidated financial statements for the quarter ending June 30, 2022, appearing elsewhere in this joint proxy statement/prospectus.
Other
Renovacor entered into contracts in the normal course of business with CDMOs, CROs, and other third parties for preclinical study activities. These contracts do not contain minimum purchase commitments and are cancelable by Renovacor upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of its service providers, up to the date of cancellation.
Critical Accounting Policies and Significant Judgments and Estimates
This management’s discussion and analysis of financial condition and results of operations is based on Renovacor’s audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments which are affected by the application of Renovacor’s accounting policies
Management bases its estimates and judgments on historical experience and on various other factors that are believed to be appropriate under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Renovacor regards an accounting estimate or assumption underlying its financial statements as a “critical accounting estimate” where:
(i)
the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

(ii)	the impact of the estimates and assumptions on financial condition or operating performance is material.

While Renovacor’s significant accounting policies are described in more detail in Note 2 of the accompanying notes to the consolidated financial statements for the year ended December 31, 2021, contained in this joint proxy statement/prospectus, not all of these significant policies, however, fit the definition of critical accounting policies and estimates. Renovacor believes the following accounting policies to be most critical to the judgments and estimates used in the preparation of its financial statements:
Research and Development Prepayments, Accruals and Related Expenses
As part of the process of preparing its financial statements, Renovacor is required to estimate its accrued and prepaid expenses for research and development activities performed by third parties, including CROs and clinical investigators. These estimates are made as of the reporting date of the work completed over the life of the individual study in accordance with agreements established with CROs and clinical trial sites. Some CROs invoice Renovacor on a monthly basis, while others invoice upon achievement of milestones and the expense is recorded as services are rendered. Renovacor determines the estimates of research and development activities incurred at the end of each reporting period through discussion with internal personnel and outside service providers as to the progress or stage of completion of trials or services, as of the end of each reporting period, pursuant to contracts with clinical trial centers and CROs and the agreed upon fee to be paid for such services. Renovacor periodically confirms the accuracy of our estimates with the service providers and make adjustments if necessary. Clinical trial site costs related to patient enrollments are recorded as patients are entered into the trial.
Warrant Liabilities and Related Change in Fair Values (Gains / Losses)
Renovacor utilizes a Black-Scholes model to value its outstanding Private Placement Warrants at each reporting period, with changes in fair value recognized in the consolidated statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. Renovacor estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the expected remaining life of the Private Placement Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Private Placement Warrants. The expected life of the Private Placement Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which Renovacor anticipates to remain at zero. Due to the nature of and inputs in the model used to assess the fair value of the warrants, it is not abnormal to experience significant fluctuations during each remeasurement period.
Share Earnout Liabilities and Related Change in Fair Values (Gains / Losses)
Renovacor utilizes a Monte Carlo simulation to value its outstanding Earnout Shares. Renovacor selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the Earnout Shares. Such assumptions include, among other inputs, expected stock price volatility, risk-free rates, and change in control assumptions. Renovacor estimates probability of a change in control based on both market data for the biotechnology industry and managements own assessment. Renovacor estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the remaining term of the Earnout Shares. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Earnout Shares. The expected life of the Earnout Shares is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which Renovacor anticipates to remain at zero. Due to the nature of and inputs in the model used to assess the fair value of the Earnout Shares, it is not abnormal to experience significant fluctuations during each remeasurement period.
Additionally, see Note 3 of the accompanying notes to the consolidated financial statements for the quarter ending June 30, 2022, contained in this joint proxy statement/prospectus for information pertaining to accounting for the Chardan Business Combination.
New Accounting Pronouncements
New accounting pronouncements are discussed in Note 2 in the notes to the December 31, 2021 consolidated financial statements in this joint proxy statement/prospectus.

Off-Balance Sheet Arrangements
As of June 30, 2022, Renovacor had no off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Emerging Growth Company Status
Renovacor is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Renovacor elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that Renovacor (1) is no longer an emerging growth company, or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Renovacor’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Renovacor will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the closing of the initial public offering of Chardan, (2) the last day of the fiscal year in which it has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of its common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (4) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

INTERESTS OF ROCKET DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS
In considering the recommendation of the Rocket board to approve the Rocket share issuance proposal, Rocket stockholders should be aware that Rocket’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Rocket’s stockholders generally. The Rocket board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers and the Rocket share issuance), and in recommending to Rocket stockholders that the Rocket share issuance proposal be approved.
Ownership Interests
As of October 7, 2022, Rocket’s directors and executive officers beneficially owned, in the aggregate, approximately 29.7% of the outstanding shares of Rocket common stock. In addition, Rocket stockholders should be aware that the following directors also hold positions at RTW Investments, which is a substantial stockholder of both Rocket and Renovacor: Roderick Wong, M.D., who is a Managing Partner and Chief Investment Officer of RTW Investments, Gotham Makker, M.D., who is the head of Strategic Investments for RTW Investments and Naveen Yalamanchi, M.D., who is a Partner and Portfolio Manager at RTW Investments. As a substantial stockholder of both companies, RTW Investments has significant influence over the vote of Renovacor stockholders and Rocket stockholders regarding the merger consideration and will receive a substantial portion of the merger consideration issuable in the mergers. The Rocket board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger consideration and the Rocket share issuance), and in recommending to Rocket stockholders that the Rocket share issuance proposal be approved. Roderick Wong, M.D., Gotham Makker, M.D. and Naveen Yalamanchi, M.D. abstained from the vote of the Rocket board to approve the merger agreement and recommend to Rocket stockholders that the Rocket share issuance proposal be approved.
As of October 7, 2022, RTW Investments owned and was entitled to vote 17,628,567 shares of Rocket common stock, representing 24.4% of the total voting power of the shares of Rocket common stock outstanding on that date. RTW Investments as a supporting stockholder will vote in favor of the Rocket share issuance proposal. If, on October 7, 2022, the conditions to closing the mergers are satisfied and the mergers close as described in the merger agreement, and assuming approximately 3,256,350 million shares of common stock are issued at close, RTW Investments would be expected to receive up to an additional 529,042 shares of Rocket common stock.
After giving effect to RTW Investment’s receipt of the merger consideration, RTW Investments would beneficially own up to 18,157,609 shares of Rocket common stock, representing approximately 23% of the shares of Rocket common stock expected to be outstanding after the mergers, including shares beneficially owned by RTW Investments. RTW Investments is, and after the mergers will continue to be, the largest stockholder of Rocket.
Pursuant to the Underwriting Agreement, Rocket’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period with respect to sales of Rocket’s common stock, subject to certain exceptions.

INTERESTS OF RENOVACOR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS
Interests of the Company’s Directors and Executive Officers in the Mergers
In considering the recommendations of the Renovacor board with respect to the mergers, Renovacor’s stockholders should be aware that the directors and executive officers of Renovacor have certain interests, including financial interests, in the mergers that may be different from, or in addition to, the interests of Renovacor’s stockholders generally. The Renovacor board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Renovacor’s stockholders adopt the merger agreement. See the section of this joint proxy statement entitled “The Mergers— Background of the Mergers” and the section of this joint proxy statement entitled “The Mergers— Recommendation of the Renovacor Board and its Reasons for the Transaction.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
Treatment of Renovacor Equity Awards
Renovacor Stock Options. At the first effective time, each Renovacor stock option as defined under “Summary – Treatment of Other Renovacor Equity Securities”), whether vested or unvested, that is outstanding immediately prior to the first effective time, will be converted into an exchanged Rocket option (as defined under “Summary – Treatment of Other Renovacor Equity Securities”) to purchase a number of shares of Rocket common stock equal to the product of (i) the number of shares of Renovacor’s common stock subject to such Renovacor stock option immediately prior to the first effective time multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares of Rocket common stock, at an exercise price per share of Rocket common stock equal to the quotient obtained by dividing (A) the per share exercise price of such Renovacor stock option immediately prior to the first effective time by (B) the exchange ratio, rounded up to the nearest whole cent. Subject to certain agreed-upon exceptions, each exchanged Rocket stock option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Renovacor stock option immediately prior to the first effective time; provided that Rocket shall take all action necessary to cause the term of exercisability of any such exchanged Rocket option following termination of the holder’s employment or service with Renovacor, the Surviving Company, Rocket or any of their respective affiliates, as applicable (including any termination resulting from or in connection with the consummation of the transactions contemplated by the merger agreement), to be extended such that such exchanged Rocket option may be exercised by the holder thereof until the earlier of (x) the original expiration date of the Renovacor stock option in respect of which such exchanged Rocket option is granted and (y) three years from the date of termination of the holder’s employment or service.
Renovacor Time-Vesting RSU Awards. At the first effective time, each Renovacor time-vesting RSU (as defined under “Summary—Treatment of Other Renovacor Equity Securities”) that is outstanding immediately prior to the first effective time will automatically vest in full and be cancelled and converted into the right to receive a number of shares of Rocket common stock, rounded to the nearest whole number, equal to (i) the number of shares of Renovacor common stock subject to such Renovacor time-vesting RSU multiplied by (ii) the exchange ratio.
Renovacor Earnout RSUs. Immediately prior to the first effective time, Renovacor will issue to each holder of a Renovacor earnout RSU award (as defined under “Summary – Treatment of Other Renovacor Equity Securities”) that is outstanding immediately prior to the first effective time, a number of shares of Renovacor common stock comprising the maximum number of SPAC merger earnout shares issuable in settlement of each such Renovacor earnout RSU award and, at the first effective time, each share of Renovacor common stock issued in settlement of a Renovacor earnout RSU award will be cancelled and converted automatically into the right to receive a number of fully paid and non-assessable shares of Rocket common stock equal to the exchange ratio, subject to the net cash-based adjustments described under “The Merger Agreement— Merger Consideration and Adjustment.”
Renovacor Earnout Shares
•
Sponsor Earnout Shares. Immediately prior to the first effective time, all Sponsor earnout shares will vest in full and be released to the Sponsor and at the first effective time, will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Rocket common stock equal to the exchange ratio, subject to the net cash-based adjustments as described under “The Merger Agreement—Merger Consideration and Adjustment.”

•
SPAC Merger Earnout Shares. Immediately prior to the first effective time, Renovacor will issue the maximum number of SPAC merger earnout shares (other than shares of Renovacor common stock issuable upon the settlement of the outstanding Renovacor earnout RSU awards as described above) to the applicable recipients entitled thereto and at the first effective time, each share of Renovacor common stock issued in settlement of a SPAC merger earnout share will be cancelled and converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Rocket common stock equal to the exchange ratio, subject to the net cash-based adjustments described under “The Merger Agreement—Merger Consideration and Adjustment.”

Employment Agreements with Executive Officers
Each of Magdalene Cook, M.D., Wendy F. DiCicco, Joe Carroll, Matthew Killeen, PhD, and Marc Semigran, M.D., Renovacor’s Chief Executive Officer, Chief Financial Officer, Senior Vice President and Chief Accounting Officer, Chief Scientific Officer, and Chief Medical Officer, respectively, is party to an employment agreement (or a non-employee services agreement in the case of Ms. DiCicco) with Renovacor which provides for enhanced severance benefits in the event of a qualifying termination that occurs between the date of a change of control and the two year anniversary thereof (the “Protected Period”). The mergers will constitute a change in control for purposes of these employment or services agreements.
The employment agreement with Dr. Cook provides that, upon a termination of Dr. Cook’s employment by Renovacor without “cause,” Dr. Cook’s resignation for “good reason” (each as defined in Dr. Cook’s employment agreement) or due to Dr. Cook’s death or disability during the Protected Period, Dr. Cook is entitled to:
•
cash severance equal to 18 months of her base salary, payable in a single cash payment, and a cash bonus for the year of termination equal to her target bonus for the year, prorated based on the number of days in the year through the date of termination; and

•
a cash lump-sum payment equal to 18 times the amount of one month of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) based on the terms of Renovacor’s group health plan and Dr. Cook’s coverage under such plan as of the termination.

The employment agreements with Drs. Killeen and Semigran provide that, upon a termination of the executive officer’s employment by Renovacor without “cause” or the executive officer’s resignation for “good reason” (each as defined in the respective employment agreement) during the Protected Period, Drs. Killeen and Semigran are each entitled to:
•
cash severance equal to 12 months of his base salary and a cash bonus for the year of termination equal to his target bonus for the year, prorated based on the number of days in the year through the date of termination, payable in a single cash payment; and

•
a cash lump-sum payment equal to 12 times the amount of one month of premiums under COBRA based on the terms of Renovacor’s group health plan and the executive officer’s coverage under such plan as of the termination.

The services agreement with Ms. DiCicco provides that, upon a termination of Ms. DiCicco’s employment by Renovacor without “cause” or Ms. DiCicco’s resignation for “good reason” (each as defined in Ms. DiCicco’s services agreement) during the Protected Period, Ms. DiCicco is entitled to cash severance equal to six months of her base fees, payable in a single cash payment, and a cash bonus for the year of termination equal to her target bonus for the year, prorated based on the number of days in the year through the date of termination, payable in a single cash payment.
Mr. Carroll’s employment agreement provides that, upon a termination of Mr. Carroll’s employment by Renovacor without “cause” or Mr. Carroll’s resignation for “good reason” (each as defined in Mr. Carroll’s employment agreement) during a Protected Period, Mr. Carroll is entitled to:
•
cash severance equal to nine months of his base salary and a cash bonus for the year of termination equal to his target bonus for the year, prorated based on the number of days in the year through the date of termination, payable in a single cash payment; and

•
a cash lump-sum payment equal to nine times the amount of one month of premiums under COBRA based on the terms of Renovacor’s group health plan and Mr. Carroll’s coverage under such plan as of the termination.

Severance payments and benefits payable under the employment agreements and the services agreement are subject to the applicable executive officer’s execution and the effectiveness of a separation agreement containing of a general release of claims in favor of Renovacor and other customary terms.
2021 Omnibus Incentive Plan
Under the terms of Renovacor’s 2021 Omnibus Incentive Plan (the “2021 Plan”), in the event of a “change in control” (as defined in the 2021 Plan):
•
in which awards under the 2021 Plan are not assumed, converted or replaced, upon the change in control, outstanding awards subject solely to time-based vesting shall become fully vested and exercisable and outstanding awards subject to performance-based vesting shall be deemed to have been fully earned as of the change in control based upon the greater of: (A) the “target” level of achievement or (B) the actual level of achievement as of Renovacor’s fiscal quarter end preceding the change in control and the award shall become vested pro-rata based on the portion of the applicable performance period completed through the date of the change in control; and

•
in which awards under the 2021 Plan are assumed, converted or replaced, if, within two years after the date of the change in control, the holder of such award has a “separation from service” (as defined in the 2021 Plan) either (1) by Renovacor other than for “cause” or (2) by the holder for “good reason” (each as defined in the applicable award agreement), then outstanding awards subject solely to time-based vesting shall become fully vested and exercisable and outstanding awards subject to performance-based vesting shall be deemed to have been fully earned as of the separation from service based upon the greater of: (A) the “target” level of achievement or (B) the actual level of achievement as of Renovacor’s fiscal quarter end preceding the change in control and the award shall become vested pro-rata based on the portion of the applicable performance period completed through the date of the separation from service.

In addition, under the terms of the 2021 Plan, upon a change in control, all awards held by non-employee director shall become fully vested and exercisable, with any performance goals with respect to outstanding awards deemed to be satisfied at target.
Quantification of Payments and Benefits to Renovacor’s Directors and Executive Officers
While all stock option awards held by our non-employee director will become fully vested and exercisable at the first effective time in accordance with the terms of the 2021 Plan as described above, all such stock option awards have exercise prices well below the estimated value of the merger consideration, and therefore have no immediate value as a result of the mergers.
The following summarizes the estimated aggregate amounts that would be payable to our executive officers under the applicable employment or services agreement and the 2021 Plan as described above, and in case of payments under the employment or services agreements, assuming the mergers are completed and a qualifying termination of employment/services occurs on September 30, 2022:
•	Dr. Cook: $1,249,402;
•	Dr. Killeen: $582,383;
•	Dr. Semigran: $743,000;
•	Ms. DiCicco: $508,062; and
•	Mr. Carroll: $392,020.
For purposes of quantifying amounts related to awards under the 2021 Plan, we have assumed a value of $2.60 per share of Renovacor common stock and the following outstanding award values:
Name	Renovacor Stock Options ($)	Renovacor Earnout RSU Awards ($)	Renovacor Time-Based RSU Awards ($)
Magdalene Cook, M.D.	—	—	184,145
Matthew Killeen, Ph.D.	—	—	13,715

Name	Renovacor Stock Options ($)	Renovacor Earnout RSU Awards ($)	Renovacor Time-Based RSU Awards ($)
Marc Semigran, M.D.	—	91,588	45,305
Wendy F. DiCicco	124,260	11,255	48,880
Joe Carroll	23,200	—	21,307
Indemnification; Directors' and Officers' Insurance
Renovacor is party to indemnification agreements with each of its directors and executive officers that require Renovacor, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.
In addition, pursuant to the merger agreement, from and after the effective time, Rocket will indemnify certain persons, including Renovacor’s directors and executive officers. In addition, for a period of not less than six years from the effective time, Rocket will maintain an insurance and indemnification policy for the benefit of certain persons, including Renovacor’s directors and executive officers. For additional information, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following is a general discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of Renovacor common stock (including the Sponsor earnout shares and the SPAC merger earnout shares) who exchange their shares of Renovacor common stock for shares of Rocket common stock (and cash in lieu of fractional shares of Rocket common stock, if any) pursuant to the mergers (ii) of Renovacor warrants that are exchanged for Rocket warrants pursuant to the mergers.
The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Neither Rocket nor Renovacor has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is limited to U.S. holders that hold their Renovacor common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the mergers, nor does it describe any tax consequences of the mergers arising under the laws of any state, local, or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax or the tax consequences of owning or disposing of Rocket common stock received in the mergers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders of Renovacor common stock in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders of Renovacor common stock that are subject to special treatment under the U.S. federal income tax laws, such as:
•	banks, insurance companies or other financial institutions;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	tax-exempt or governmental organizations;
•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold Renovacor common stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;
•	persons that purchased or sell their shares of Renovacor common stock as part of a wash sale;
•	certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;
•	persons that are not U.S. holders;
•	persons who acquired their Renovacor common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and
•
persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the mergers) 5% or more of the shares of Renovacor common stock.

THE TAX CONSEQUENCES OF THE MERGERS TO A HOLDER OF RENOVACOR COMMON STOCK MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN ROCKET OR RENOVACOR’S CONTROL. ALL HOLDERS OF RENOVACOR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL,

U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS. THIS SECTION DOES NOT ADDRESS THE TAX CONSEQUENCES TO THE HOLDERS OF SPONSOR EARNOUT SHARES AND SPAC MERGER EARNOUT SHARES ON THEIR CONVERSION TO RENOVACOR COMMON STOCK.
U.S. Holder Defined
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Renovacor common stock that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Renovacor common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Renovacor common stock, you should consult your tax advisor regarding the tax consequences to you of the mergers.
Treatment of the mergers
Assuming that the mergers are completed as currently contemplated, Rocket and Renovacor intend that the mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, it is not a condition to Renovacor’s obligation or Rocket’s obligation to consummate the transactions contemplated by the merger agreement that the mergers qualify for the Intended Tax Treatment or that Renovacor or Rocket receive an opinion from counsel to that effect. Furthermore, Renovacor and Rocket have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the mergers. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion, as it relates to U.S. holders of Renovacor common stock, generally assumes the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the merger to U.S. Holders of Renovacor Common Stock
Assuming that the mergers, taken together, are treated as described above in “– Treatment of the mergers,” the material U.S. federal income tax consequences of the mergers to U.S. holders of Renovacor common stock will be as follows:
•
a U.S. holder of Renovacor common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Renovacor common stock for shares of Rocket common stock pursuant to the mergers, except with respect to any cash received in lieu of fractional shares of Rocket common stock (as discussed below);

•
the aggregate tax basis of the shares of Rocket common stock received by a U.S. holder of Renovacor common stock pursuant to the mergers (including any fractional share of Rocket common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s shares of Renovacor common stock exchanged for such Rocket common stock; and

•
the holding period of a U.S. holder of Renovacor common stock in the Rocket common stock received in exchange for shares of Renovacor common stock (including any fractional share of Rocket common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Renovacor common stock exchanged for such Rocket common stock.

If a U.S. holder of Renovacor common stock acquired different blocks of Renovacor common stock at different times or at different prices, the Rocket common stock received in the mergers generally will be allocated pro rata to each block of Renovacor common stock surrendered in the mergers and such U.S. holder’s basis and holding period of each block of Rocket common stock will be determined on a block-by-block basis by reference to the basis and holding period of the blocks of Renovacor common stock exchanged for such Rocket common stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of Rocket common stock received in the mergers.
A U.S. holder of Renovacor common stock who receives cash in lieu of fractional shares of Rocket common stock generally will be treated as having received such fractional share pursuant to the mergers and then as having sold such fractional share of Rocket common stock for cash. As a result, such U.S. holder of Renovacor common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in its Renovacor common stock surrendered that is allocated to such fractional share of Rocket common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Rocket common stock deemed to be received exceeds one year at the effective time of the mergers. The deductibility of capital losses is subject to limitation.
Tax Consequences if the mergers Fail to Qualify as a Reorganization
If the mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Renovacor common stock generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value, at the time of the mergers, of the Rocket common stock received in the mergers (including any cash received in lieu of a fractional shares of Rocket common stock) and such U.S. holder’s tax basis in the Renovacor common stock surrendered in the mergers. Gain or loss must be calculated separately for each block of Renovacor common stock exchanged by such U.S. holder for Rocket common stock if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Renovacor common stock is more than one year at the effective time of the mergers. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in Rocket common stock received in the mergers would be equal to the fair market value of such common stock as of the effective time of the mergers, and such U.S. holder’s holding period in such common stock would begin on the day following the mergers.
Information Reporting and Backup Withholding
Information returns may be required to be filed with the IRS in connection with the mergers. Further, the consideration payable to U.S. holders in connection with the mergers may be subject to deduction or withholding as required under applicable law. A U.S. holder of Renovacor common stock may be subject to U.S. backup withholding on any cash payments made pursuant to the mergers unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the U.S. backup withholding rules or otherwise is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL HOLDERS OF RENOVACOR COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING TAX REPORTING REQUIREMENTS

AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

DESCRIPTION OF ROCKET CAPITAL STOCK
As a result of the mergers and the other transactions described in this joint proxy statement/prospectus, Renovacor stockholders will become stockholders of Rocket, which will continue as the Combined Company. The rights of former Renovacor stockholders and the rights of Rocket stockholders following the consummation of the mergers will be governed by the Rocket charter and the Rocket bylaws. The following description of Rocket Shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the latest Rocket SEC filings on Form 10-K and 10-Q, the Rocket charter and Rocket bylaws, and to the applicable provisions of the DGCL. See also “Comparison of Stockholder Rights” of this joint proxy statement/prospectus.
Authorized Capital Stock
Rocket’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated.
Common Stock
The holders of Rocket common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of Rocket common stock do not have any cumulative voting rights. Holders of Rocket common stock are entitled to receive dividends, if any, as and when may be declared from time to time by the Rocket board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Rocket common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.
Upon liquidation, dissolution or winding up of Rocket’s affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in Rocket’s net assets available for distribution to holders of common stock.
Stock Exchange Listing
Rocket common stock is listed on the Nasdaq Global Market. The trading symbol for Rocket common stock is “RCKT.”
Transfer Agent and Registrar
The transfer agent and registrar for Rocket common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, New York, NY 10004.
Undesignated Preferred Stock
The Rocket board is authorized, without further action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The Rocket board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon Rocket’s liquidation.
The purpose of authorizing the Rocket board to issue preferred stock in one or more series and determine the number of shares in the series and its rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Rocket or other corporate action.

Certain Provisions of Rocket’s Certificate of Incorporation and Bylaws; Director Indemnification Agreements
Rocket’s Board of Directors
Rocket’s certificate of incorporation provides for the annual election of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the next annual meeting of stockholders after their election. The number of directors may be fixed exclusively by resolution duly adopted from time to time by the Rocket board. Directors may be removed from office, with or without cause, only by the affirmative vote of a majority of the outstanding shares of capital stock then entitled to vote thereon.
Special Meetings
Rocket’s certificate of incorporation and by-laws provide that a majority of the members of the Rocket board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Rocket’s by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. Rocket’s by-laws also establish the right for stockholders who collectively own at least 20 percent of the outstanding shares of common stock of the Company to call a special meeting of the stockholders, subject to the procedural and other requirements set forth in the by-laws, and to require that a timely notice also include a representation that a proposing stockholder (or a qualified representative of the stockholder) intends to appear at the stockholder meeting to make any director nomination or propose any such other business to be presented at the special meeting.
Indemnification
Rocket’s certificate of incorporation and by-laws, as amended, provide that it shall indemnify its directors and officers to the fullest extent permitted by law. In addition, Rocket has previously entered into and intend to enter into new agreements to indemnify its directors and executive officers. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Rocket’s right, on account of any services undertaken by such person on behalf of Rocket or that person’s status as a member of the Rocket board.
Section 203 of the Delaware General Corporation Law
Rocket is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•	before the stockholder became interested, the Rocket board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by the Rocket board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Rocket and Renovacor are Delaware corporations and the rights of Rocket and Renovacor stockholders are governed by the DGCL. Renovacor stockholders’ rights are also governed by the Renovacor charter and bylaws. If the mergers are completed, the rights of Renovacor stockholders who become Rocket stockholders will be governed by the Rocket charter and bylaws.
As Rocket and Renovacor are both Delaware corporations, the rights of Rocket and Renovacor stockholders are not materially different. However, there are certain differences between the rights of Rocket stockholders under the Rocket charter and bylaws and the rights of Renovacor stockholders under the Renovacor charter and bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Rocket and Renovacor stockholders should carefully read the relevant provisions of the Rocket charter, the Rocket bylaws, the Renovacor charter, the Renovacor bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”
Authorized and Outstanding Capital Stock

Rocket is authorized to issue 125,000,000 shares of stock, consisting of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of the close of business on the record date, there were     shares of Rocket common stock and no shares of preferred stock issued and outstanding.

Renovacor is authorized to issue 101,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of the close of business on the record date, there were shares of Renovacor common stock and shares of preferred stock issued and outstanding.

Rights of Preferred Stock

Rocket is authorized to issue preferred stock in one or more series. The Rocket board may fix by resolution or resolutions the designation, powers (which may include, without limitation, full, limited or no voting power), preferences, and rights of the shares and any qualifications, limitations or restrictions thereof, as may be permitted by the DGCL.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of a majority of the voting power of the stock of Rocket entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Renovacor is authorized to issue preferred stock in one or more series. The Renovacor board may fix by resolution the number of shares of preferred stock and determine or alter for each series, such voting powers, full or limited, or no voting powers, the designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations and restrictions thereof, as may be permitted by the DGCL.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Renovacor, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Voting Rights

Each share of Rocket common stock entitles the holder to one vote on each matter properly submitted to the stockholders of Rocket for their vote.

When a quorum is present at any meeting of holders, any matter before any such meeting will be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by

Each share of Renovacor common stock entitles the holder to one vote on each matter properly submitted to the stockholders of Renovacor for their vote; provided however, that, holders of common stock are not entitled to vote on any amendment to Renovacor’s certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the law, by the certificate of incorporation or bylaws. Any election of directors by holders will be determined by a plurality of the votes properly cast on the election of directors.
holders of such affected series are entitled to vote either separately or together with the holders of one or more other such series, on such amendment pursuant to this Renovacor certificate of incorporation or pursuant to the DGCL.

Other than with respect to the election of directors, for all matters as to which no other voting requirement is specified by the DGCL, Renovacor’s charter or bylaws, the affirmative vote required for stockholder action is that of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote on the subject matter.

Distributions and Dividends

The Rocket board or any committee thereof may declare and pay dividends or set apart for payment upon the share of Rocket common stock out of any assets or funds of Rocket legally available for the payment of dividends.

The Renovacor board or any authorized committee thereof may declare and pay dividends or set apart for payment upon the shares of Renovacor capital stock out of any assets or funds of Renovacor legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of stock. The Renovacor board may set apart out of any of the funds of Renovacor available for dividends a reserve or reserves for any proper purpose and may modify or abolish such reserve.

Quorum

The Rocket bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy constitutes a quorum.
The Renovacor bylaws provide that the presence (in person or by proxy duly authorized) of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote at the meeting constitutes a quorum.

Record Date

The Rocket board may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at such meeting.

In the case of (a) determining stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to vote at such meeting, the record date cannot be less than ten or more than 60 days preceding the date of any meeting of stockholders and (b) in the case of any other action cannot be more than 60 days prior to such other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the

The Renovacor board may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at such meeting or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action.

The record date (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action close of business on the day next preceding the day on which the meeting is held.
If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Renovacor board adopts the resolution relating thereto.

Number of Directors

The Rocket charter provides that the number of directors on Rocket’s board will be fixed solely and exclusively by resolution from time to time. There are currently nine Rocket directors.
The Renovacor charter provides that the number of directors on the Renovacor board shall be fixed exclusively by resolutions adopted by a majority of the Renovacor board. There are currently seven Renovacor directors.

Election of Directors

Pursuant to the Rocket charter, at each annual meeting of stockholders, directors elected to succeed directors whose terms expire will be elected for a term of office to expire at the next annual meeting of stockholders after their election.

Pursuant to the Rocket bylaws, directors are elected at each annual meeting of stockholders by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, disqualification, removal or other causes are filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Rocket board.

Pursuant to the Renovacor charter, directors serve three year terms and are divided into three classes designated as either Class I, Class II or Class III. The election of each class of directors is staggered such that each year, the term of only one class expires and stockholders vote only to elect directors with respect to such class.

Pursuant to the Renovacor bylaws, directors are elected at each annual meeting of stockholders by a plurality of the votes of the shares present in person, by remote communication (if authorized by the board), if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, disqualification, removal or other causes are filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Renovacor board.

Cumulative Voting

Rocket stockholders do not have cumulative voting rights.	Renovacor stockholders do not have cumulative voting rights.

Removal of Directors

The Rocket directors may be removed with cause by the affirmative vote of the holders of 75% or more of the outstanding shares of Rocket capital stock entitled to vote generally at an election of directors voting together as a single class.
The Renovacor directors may be removed with cause by the affirmative vote of the holders of a majority of the votes properly cast.

Director Nominations by Stockholders

The Rocket bylaws provide that stockholders who comply with the notice provisions set forth in the Rocket bylaws, are stockholders of record on the date of giving such notice and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the Rocket board for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information no less than 90 days and no more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.

Rocket does not have a proxy access provision in its bylaws.

The Renovacor bylaws provide that stockholders who comply with the notice provisions set forth in the Renovacor bylaws, are stockholders of record on the date of giving such notice and are entitled to vote at the meeting of stockholders and are present at the meeting (in person or by proxy), may nominate a candidate to the Renovacor board for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information no less than 90 days and no more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.

Renovacor does not have a proxy access provision in its bylaws.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record at the time of giving the written notice provided in the Rocket bylaws, is entitled to vote at the meeting and complies with the notice requirements set forth in the Rocket bylaws.

To be timely, a stockholder’s notice must generally be delivered to Rocket’s Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record at the time of giving the written notice provided in the Renovacor bylaws, is entitled to vote at the meeting and complies with the notice requirements set forth in the Renovacor bylaws.

To be timely, a stockholder’s notice must generally be delivered to Renovacor’s Corporate Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Stockholder Action by Written Consent

The Rocket charter prohibits stockholder action by written consent or electronic transmission and requires that any action taken by Rocket stockholders be taken at an annual or special meeting of stockholders.

The Renovacor charter prohibits stockholder action by written consent or electronic transmission and requires that any action taken by Renovacor stockholders be taken at an annual or special meeting of stockholders.

Special Stockholder Meetings

A special meeting of stockholders may be called only by the chairperson of the Rocket board, Rocket’s secretary, the Rocket board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the chairperson of the Rocket board or the Rocket Secretary upon the written request of one or more persons who (i) represent at least 20% of the voting power of the stock entitled to vote on the matters to be considered at the proposed special meeting or (ii) comply with the notice procedures set forth in the bylaws. The only matters to be brought before a special meeting are those specified in the meeting notice.

A special meeting of stockholders may be called only by the chairperson of the Renovacor board, Renovacor’s chief executive officer, or the Renovacor board pursuant to a resolution approved by the affirmative vote of a majority of the directors. The only matters to be brought before a special meeting are those specified in the meeting notice.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.

Adjournment of Stockholder Meetings

Any meeting of the stockholders may be adjourned if (i) no quorum is present for the transaction of business, (ii) the Rocket board determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Rocket board determines has not been made sufficiently or timely available to stockholders, or (iii) the Rocket board determines that adjournment is otherwise in the best interests of the company.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, Rocket may transact any business which might have been transacted at the original meeting.

Any meeting of the stockholders may be adjourned if (i) no quorum is present for the transaction of business, (ii) the Renovacor board determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Renovacor board determines has not been made sufficiently or timely available to stockholders, or (iii) by the affirmative vote of the Renovacor board, the chairperson or presiding officer of the meeting.

When a meeting is adjourned to another time or place, notice is not required if the time and place are announced at the meeting at which the adjournment is taken; provided that notice must be given to any stockholder entitled to vote at the adjourned meeting if the adjournment is longer than 30 days or if a new record date is fixed for the adjourned meeting. At the adjourned meeting, Renovacor may transact any business that might have been transacted at the original meeting.

Limitation of Personal Liability of Directors

The Rocket bylaws provide that each Rocket director will be indemnified and held harmless to the fullest extent authorized by the DGCL.
The Renovacor charter provides that no Renovacor director will be personally liable to Renovacor or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, except for liability (i) for any breach of the director’s duty of loyalty to Renovacor or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

The Rocket charter and bylaws provide that Rocket will indemnify its directors and officers who was or is a party or is made or is threatened to be made a party or is otherwise involved in proceeding, whether civil,

The Renovacor charter and bylaws provide that Renovacor will indemnify its directors and executive officers who was or is a party or is made or is threatened to be made a party or is otherwise involved criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person.

Rocket is also obligated, to the fullest extent not prohibited by applicable law, to pay the expenses (including attorneys’ fees) incurred by any officer or director of Rocket, and may pay the expenses incurred by any employee or agent of Rocket, in defending any proceeding in advance of its final disposition, subject to limited exceptions.

Rocket has also entered into indemnification agreements with certain directors and officers. These agreements, among other things, indemnify Rocket directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Renovacor is also obligated to advance to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, all expenses incurred by any director in connection with such proceeding; provided, however, that no advance shall be made if such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Renovacor has also entered into indemnification agreements with certain directors and executive officers. These agreements, among other things, indemnify Renovacor directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or executive officer.

Rights Upon Liquidation

Upon the voluntary or involuntary liquidation, dissolution or winding up of Rocket, the net assets of Rocket will be distributed pro rata to the holders of Rocket common stock.
Subject to the rights of the preferred stockholders, upon the voluntary or involuntary liquidation, dissolution or winding up of Renovacor, the net assets of Renovacor shall be distributed pro rata to the holders of the common stock.

Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Rocket does not have a stockholder rights plan currently in effect.

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Renovacor does not have a stockholder rights plan currently in effect.

Transactions under DGCL Section 203

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (a) together with its affiliates and associates, owns or

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (a) together with its affiliates and associates, owns or

(b) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Rocket charter has not opted out of Section 203.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the Rocket charter does not require a greater vote.

(b) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Renovacor charter has not opted out of Section 203.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the Renovacor charter does not require a greater vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF ROCKET
The following table sets forth, as of October 7, 2022, the number of shares of Rocket common stock beneficially owned by: (a) each person who is known to Rocket to beneficially own 5.0% or more of the outstanding shares of Rocket common stock; (b) each current member of the Rocket board; (c) each executive officer of Rocket; and (d) all current members of the Rocket board and Rocket’s executive officers as a group. Unless otherwise noted in the footnotes to the table below, to Rocket’s knowledge, each beneficial owner has sole voting power and sole investment power, subject to community property laws for individuals that may apply to create shared voting and investment power. Unless indicated in the footnotes below, the address of each beneficial owner listed in the table below is c/o Rocket Pharmaceuticals, Inc., 9 Cedarbrook Drive, Cranbury, NJ 08512.
Except as otherwise noted in the table below, Rocket calculated the percentage of shares outstanding based on 75,683,723 shares of Rocket common stock outstanding on October 7, 2022. In accordance with SEC regulations, Rocket also includes (a) shares of Rocket common stock subject to options that are currently exercisable or will become exercisable within 60 days of October 7, 2022, and (b) shares of Rocket common stock issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of October 7, 2022. Those shares of Rocket common stock are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for purposes of computing the percentage ownership of that person, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. The table below does not reflect shares of Rocket common stock that were issued by Rocket in the Offering that closed on October 6, 2022.
Name of Beneficial Owner (>5%)	Shares of Rocket Common Stock Owned	Percentage of Total Outstanding Rocket Common Stock (%)(1)
5% Stockholders
RTW Investments, LP(1) 40 10th Avenue, Floor 7 New York, NY 10014	16,272,635	21.5%
Wellington Management Group, LLP(2) 280 Congress Street Boston, MA, 02210	3,490,879	4.6%
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10055	3,339,469	4.4%
The Vanguard Group(4) 100 Vanguard Blvd Malvern, PA 19355	3,301,138	4.4%
Named executive officers and directors
David P. Southwell(5)	388,270	*%
Carsten Boess(6)	122,486	*%
Pedro Granadillo(7)	104,615	*%
Gotham Makker, M.D.(8)	1,476,096	2%
Kinnari Patel, Pharm.D., MBA(9)	964,610	1.3%
Gaurav Shah, M.D.(10)	2,151,324	2.8%
Roderick Wong, M.D.(1)	16,402,430	21.7%
Naveen Yalamanchi, M.D.(11)	215,877	*%
Elisabeth Björk, M.D., Ph.D.(12)	73,935	*%
Jonathan Schwartz(13)	388,435	*%
Martin Wilson(14)	—	*%
Fady Malik, M.D., Ph.D.(14)	—	*%
John Militello(15)	104,176	*%
All directors and executive officers as a group (13 persons)(16)
*	Represents beneficial ownership of less than one percent.

(1)
Based on Schedule 13D, jointly filed by RTW Investments, LP (“RTW”) and Roderick Wong with the SEC on September 21, 2022. According to the Schedule 13D, the reporting persons had shared voting power and shared dispositive power with respect to 16,272,635 shares, and did not have sole voting power or dispositive power as to any shares. According to the Schedule 13D/A, the shares of Rocket common stock beneficially owned by the reporting persons are held by one or more funds (together the “RTW Funds”) managed by RTW Investments, LP (the “RTW Adviser”). The RTW Adviser, in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of all such shares of Rocket common stock held by the RTW Funds. Roderick Wong is the Managing Partner and Chief Investment Officer of the RTW Adviser. Roderick Wong is a control person of RTW and Chairman of the Board.

(2)
Based on Schedule 13G, filed by Wellington Management Group, LLP, with the SEC on February 4, 2022. According to the Schedule 13G, the reporting persons had shared dispositive power with respect to 3,490,879 shares of Rocket common stock, and did not have sole voting or dispositive power as to any shares of Rocket common stock.

(3)
Based on Schedule 13G, filed by Blackrock, Inc. with the SEC on February 4, 2022. According to the Schedule 13G, the reporting persons had sole voting power with respect to 3,296,025 shares of Rocket common stock, sole dispositive power with respect to 3,339,469 shares, and did not have shared voting or dispositive power as to any shares of Rocket common stock.

(4)
Based on Schedule 13G, filed by The Vanguard Group with the SEC on February 9, 2022. According to the Schedule 13G, the reporting persons had shared voting power and shared dispositive power with respect to 3,301,138 shares of Rocket common stock, and did not have sole voting power or dispositive power as to any shares of Rocket common stock.

(5)	Consists of (i) 95,160 shares of Rocket common stock, and (ii) 293,110 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 9, 2022.
(6)	Consists of 122,486 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(7)	Consists of 104,615 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(8)
Consists of (i) 1,331,486 shares of Rocket common stock held by Simran Investment Group, and (ii) 144,610 shares of Rocket common stock issuable upon the exercise of options within 60 days after October 7, 2022. Dr. Makker exercises voting and dispositive control over the securities held by Simran Investment Group and is therefore deemed be the beneficial owner of securities owned or controlled by Simran Investment Group.

(9)
Consists of (i) 195,614 shares of Rocket common stock, (ii) 98,261 shares of Rocket common stock owned by Adaptive Technologies, LLC, a limited liability company that is owned and managed by Dr. Patel’s husband, (iii) 5,675 shares of Rocket common stock owned by Dr. Patel’s husband, and (iv) 665,060 shares of Rocket common stock common stock issuable upon the exercise of stock options within 60 days after October 7, 2022.

(10)	Consists of (i) 904,277 shares of Rocket common stock and (ii) 1,246,547 Rocket shares of common stock issuable upon the exercise of options exercisable within 60 days after October 9, 2022.
(11)
Consists of (i) 113,641 shares of Rocket common stock owned by the Naveen Yalamanchi Revocable Living Trust dated February 9, 2016, of which Dr. Yalamanchi is the trustee and (ii) 102,236 shares of Rocket common stock issuable upon the exercise of options within 60 days of April 18, 2022. Dr. Yalamanchi has a pecuniary interest in RTW, but the beneficial ownership of Dr. Yalamanchi in the table above does not reflect such ownership. Dr. Yalamanchi has no voting or dispositive power over the shares of Rocket common stock held by RTW.

(12)	Consists of 73,935 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(13)	Consists of (i) 89,529 shares of Rocket common stock, (ii) 298,906 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(14)	Consists of 0 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(15)	Consists of 104,176 shares of Rocket common stock issuable upon the exercise of options exercisable within 60 days after October 7, 2022.
(16)
Includes only current directors and executive officers serving in such capacity on the date of the table. Consists of the shares and stock options held by Dr. Björk, Mr. Southwell, Mr. Boess, Mr. Granadillo, Dr. Malik, Dr. Makker, Dr. Shah, Dr. Wong, and Dr. Yalamanchi and shares and stock options held by current executive officers of Rocket.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF RENOVACOR
The following table sets forth, as of October 7, 2022, information regarding beneficial ownership of Renovacor’s capital stock by:
•	each person, or group of affiliated persons, known by Renovacor to beneficially own more than 5% of its Common Stock;
•	each of Renovacor’s executive officers and directors; and
•	all of Renovacor’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Renovacor, Renovacor believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 16,769,415 shares of Renovacor’s common stock issued and outstanding on October 7, 2022, which excludes 500,000 Sponsor Earnout Shares legally issued and outstanding, but subject to forfeiture and does not give effect to the exercise of the Pre-Funded Warrant.
Name and Address of Beneficial Owner(1)	Number of Shares	%
Five Percent Holders:
Acorn Bioventures, L.P.(2)	1,713,342	9.99%
Arthur Feldman, M.D.(3)	1,009,445	6.02%
Broadview Ventures I LLC(4)	974,529	5.81%
Innogest Capital(5)	984,546	5.87%
RTW Investments, LP(6)	3,175,803	18.74%
Citadel Advisors LLC(7)	1,199,014	7.09%
Altium Capital Management, LP(8)	1,120,406	6.40%
Chardan Investments, 2 LLC (9)	1,860,500	9.99%
Directors and Executive Officers:
Magdalene Cook, M.D.(10)	526,070	3.12%
Fred Driscoll(11)	—	*
Wendy DiCicco(12)	19,565	*
Joseph Carroll (13)	8,088	*
Matthew Killeen, Ph.D.(14)	79,698	*
Marc Semigran, M.D. (15)	152,684	*
Gbola Amusa, M.D.(16)	286,088	1.71%
Edward J. Benz, Jr., M.D.(17)	13,917	*
Gregory F. Covino (18)	7,500	*
Jonas Grossman, MBA(19)	2,262,657	12.14%
Joan Lau, Ph.D. (20)	7,500	*
Thomas Needham, MBA (21)	7,500	*
All Directors and Executive Officers as a group (12 individuals)(22)	3,371,267	17.73%
* Less than 1.0%.
(1)	Unless otherwise indicated, the business address of each of the directors and officers is c/o Renovacor, Inc., 201 Broadway, Suite 310, Cambridge, Massachusetts, 02139.
(2)
Consists of (i) 1,331,342 shares of Renovacor common stock originally issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and updated through October 7, 2022 and (ii) 382,000 shares of Renovacor common stock underlying the Pre-Funded Warrant, exercisable to purchase one share of Renovacor common stock at $0.01, which are exercisable within 60 days up and until the 9.99% beneficial ownership limitation. Excludes 333,224 shares of Renovacor common stock underlying the Pre-Funded Warrant that are not currently exercisable based on the 9.99% beneficial ownership limitation. Isaac Manke, a director of the board of directors of Chardan Healthcare Acquisition 2 Corp. prior to the Business Combination, is a member of the General Partner of the Limited Partnership that directly holds shares by Acorn Bioventures, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Manke disclaims beneficial ownership with regard to such shares, except to the extent of his proportionate pecuniary interest therein. The address for the reporting person is 420 Lexington Avenue, Suite 2626, New York, New York 10170.
(3)
Consists of (i) 1,004,433 shares of Renovacor common stock held by Dr. Feldman, including (a) 994,433 shares of Renovacor common stock issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and (b) 10,000 shares of Renovacor common stock issued in the PIPE Investment, and (ii) 5,012 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 2, 2022.

(4)
Consists of (i) 443,823 shares of Renovacor common stock held by Broadview Ventures I, LLC, or Broadview Ventures, and (ii) 530,706 shares held by Longview Healthcare Ventures, LLC, or Longview Ventures, an affiliate of Broadview Ventures. The address for the reporting persons is Goodman’s Bay Corporate Center, West Bay Street, P.O. Box N-3933, Nassau, Bahamas. The information in this footnote is based on a Schedule 13D filed with the SEC on September 13, 2021.

(5)
Consists of shares of Renovacor common stock held by the following affiliates of Innogest Capital: (i) 437,120 shares of Renovacor common stock issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 194,953 shares of Renovacor common stock issued in the PIPE Investment to Renovaholding M S.r.l.; (ii) 220,949 shares of Renovacor common stock issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 85,147 shares of Renovacor common stock issued in the PIPE Investment to Elysia Capital; and (iii) 33,477 shares of Renovacor common stock issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 12,900 shares of Renovacor common stock issued in the PIPE Investment to Francesco Loredan. The address for the reporting persons is c/o Renovaholding M S.r.l., Via Locatelli 2, 20124 Milan, Italy.

(6)
Consists of (i) 3,000,803 shares of Renovacor common stock collectively held by affiliates of RTW Investments, LP, or RTW Investments, including RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., or the RTW Funds, and (ii) 175,000 shares of Renovacor common stock underlying warrants held by the RTW Funds. RTW Investments is the investment advisor to the RTW Funds. Mr. Roderick Wong is the Managing Partner and Chief Investment Officer of RTW Investments and as such has sole voting and investment control over such shares. Dr. Wong disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of RTW Investments, LP and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York, 10014. The information in this footnote is based on a Schedule 13D filed with the SEC on September 21, 2022.

(7)
Consists of (i) 1,049,014 shares of Renovacor common stock collectively held by Citadel Multi-Strategy Equities Master Fund Ltd., or Citadel MEM Fund, an affiliate of Citadel Advisors LLC, or Citadel Advisors, and (ii) 150,000 shares of Renovacor common stock underlying warrants held by Citadel MEM Fund. Citadel Advisors is the portfolio manager for Citadel MEM Fund. Citadel Advisors Holdings LP is the sole member of Citadel Advisors. Citadel GP LLC, or CGP, is the general partner of Citadel Advisors Holdings LP. Citadel Securities Group LP, or CALC4, is the non-member manager of Citadel Securities. Citadel Securities GP LLC, or CSGP, is the general partner of CALC4. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or dispose of the securities held by the reporting person. The address for the reporting persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. The information in this footnote is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2022.

(8)
Consists of (i) 388,845 shares of Renovacor common stock collectively held by affiliates of Altium Capital Management, LP, or Altium Capital, including Altium Growth Fund, LP and Altium Growth GP, LLC, or the Altium Funds, and (ii) 731,561 shares of Renovacor common stock underlying warrants held by the Altium Funds. Altium Growth Fund, LP is the record and direct beneficial owner of these securities. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own securities, owned by, the Altium Growth Fund, LP. Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, the Altium Growth Fund, LP. The address of the Altium Funds is 152 West 57th Street, FL 20, New York, NY 10019. The information in this footnote is based on the Schedule 13G filed with the SEC on February 14, 2022.

(9)
Consists of 1,860,500 shares of Renovacor common stock underlying warrants that are exercisable within 60 days to purchase one share of Renovacor common stock at an exercise price of $11.50, held by Chardan Investments which are currently exercisable up and until the 9.99% beneficial ownership limitation and excludes (i) 500,000 shares of Renovacor common stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the earnout milestones set forth in that certain Sponsor Support Agreement and (ii) 1,639,500 shares underlying warrants, exercisable to purchase one share of Renovacor common stock at an exercise price of $11.50, held by Chardan Investments which are not currently exercisable based on the 9.99% beneficial ownership limitation. Chardan Investments 2, LLC originally owned 1,605,661 shares of Renovacor common stock held by Chardan Investments 2, LLC or Chardan Investments. However, Chardan Investments 2, LLC, distributed 1,605,661 shares of the Company's stock for no consideration to certain of its members representing each individual's pro-rata contributions to Chardan Investments 2, LLC, including 354,657 shares to Mr. Grossman and 238,588 shares to Mr. Amusa in April 2022. The address for the reporting persons is c/o Chardan Healthcare Acquisition 2 Corp., 17 State Street, 21st Floor, New York, NY 10004.

(10)
Consists of (i) 451,448 shares of Renovacor common stock held by Dr. Cook, including (a) 401,448 shares of Renovacor common stock issued as a portion of the aggregate merger consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and (b) 50,000 shares of Renovacor common stock issued in the PIPE Investment and, (ii) 74,622 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.

(11)	Mr. Driscoll has resigned from his position as the Chief Financial Officer of the Company as of June 17, 2022.
(12)	Consists of 19,565 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(13)	Consists of 8,088 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(14)	Consists of 79,698 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(15)	Consists of 152,684 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.

(16)
Consists of (i) 278,588 shares of Renovacor common stock held by Mr. Amusa and (ii) 7,500 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.

(17)	Consists of 13,917 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(18)	Consists of 7,500 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(19)
Consists of (i) 1,860,500 warrants held by Chardan Investment 2, LLC that are exercisable within 60 days up and until the 9.99% blocker in place as Mr. Grossman is the managing member of Chardan Investment 2, LLC, (ii) 394,657 shares of Renovacor common stock held by Mr. Grossman, and (iii) 7,500 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022. The address for the reporting persons is c/o Chardan Healthcare Acquisition 2 Corp., 17 State Street, 21st Floor, New York, NY 10004.

(20)	Consists of 7,500 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(21)	Consists of 7,500 shares of Renovacor common stock underlying outstanding stock options that are exercisable within 60 days after October 7, 2022.
(22)
Includes 1,860,500 shares of Renovacor common stock underlying warrants and 386,074 shares of Renovacor common stock underlying outstanding stock options held by our directors and NEOs as a group that are exercisable within 60 days of October 7, 2022.

NO APPRAISAL RIGHTS
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.
Because Rocket common stock is listed on the Nasdaq Global Market, a national securities exchange, and because Renovacor stockholders are not required by the terms of the merger agreement to accept for their shares of Renovacor common stock anything other than shares of Rocket common stock and cash in lieu of fractional shares, holders of Renovacor common stock are not entitled to appraisal rights in connection with the mergers.
LEGAL MATTERS
The validity of the shares of Rocket common stock offered hereby will be passed upon for Rocket by Goodwin Procter LLP. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Rocket by Goodwin Procter LLP and for Renovacor by Troutman Pepper Hamilton Sanders LLP.
EXPERTS
Rocket
The balance sheets of Rocket Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2021 and 2020 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2021 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been incorporated herein by reference in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.
Renovacor
The consolidated financial statements of Renovacor, Inc. as of December 31, 2021 and 2020, and for the years then ended included in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
Rocket
Rocket held its last regular annual meeting of stockholders on June 13, 2022, and plans to hold its next annual meeting regardless of whether the merger has been completed. Stockholder proposals and nominations should be addressed to Rocket’s Corporate Secretary, c/o Rocket Pharmaceuticals, Inc., 9 Cedarbrook Drive, Cranbury, NJ 08512.
The required notice must be in writing and received by Rocket’s Corporate Secretary at Rocket’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. However, in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, a stockholder’s notice must be received by our Corporate Secretary not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Accordingly, for stockholder proposals or nominations to be brought before the 2023 annual meeting of stockholders, the required notice must be received by Rocket’s Corporate Secretary at the address set forth above no earlier than February 13, 2023, and no later than March 15, 2023. Proposals and nominations not received within this time frame will be considered untimely.
Any stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act to be included in the proxy statement for the next annual meeting of Rocket’s stockholders must satisfy the SEC’s regulations under Rule 14a-8 of the Exchange Act, and be received no later than December 31, 2022. Under Rule 14a-8, Rocket is not required to include such stockholder proposals in our proxy materials unless this condition is satisfied. Accordingly, any notice of such stockholder proposals received after this date will be considered untimely. If the date of the annual meeting is moved by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. In the event of such a change to the annual meeting date, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require Rocket to include in Rocket’s proxy statement and proxy card for such meeting any such stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.
Renovacor
For Renovacor stockholders intending to present a proposal to be considered for inclusion in the proxy statement for the Renovacor 2023 Annual Meeting of Stockholders, stockholder proposals must be received by Renovacor no later than December 15, 2022. If Renovacor changes the date of the Renovacor 2023 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s Renovacor Annual Meeting, stockholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first in order to be considered for inclusion in our proxy statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by Renovacor’s Corporate Secretary) to Renovacor’s Corporate Secretary at Renovacor, Inc., 201 Broadway Suite 310, Cambridge, MA 02139. Proposals must contain the information required under the Renovacor bylaws, a copy of which is available upon request to Renovacor’s Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.
Renovacor stockholders intending to present a proposal or nominate a director for election at Renovacor’s 2023 Annual Meeting of Stockholders without having the proposal or nomination included in its Proxy Statement must comply with the requirements set forth in the Renovacor bylaws. The Renovacor bylaws require, among other things, that Renovacor’s Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for Renovacor’s 2023 Annual Meeting of Stockholders, Renovacor’s Corporate Secretary must receive the proposal or nomination no earlier than January 25, 2023 and no later than the close of business on February 24, 2023. However, if Renovacor changes the date of the Renovacor 2023 Annual Meeting of Stockholders by more than 30 days before or 60 days after the anniversary of this year’s annual meeting, stockholder proposals must be received no later than the close of business on the later of the 90th day prior to the scheduled date of the meeting and the tenth day following the day on which public notice of the meeting was first made. Proposals must contain the information required under the Renovacor bylaws, a copy of which is available upon request to Renovacor’s Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, Renovacor may exercise discretionary voting authority under proxies Renovacor solicits to vote, in accordance with its best judgment, on any such proposal.

WHERE YOU CAN FIND MORE INFORMATION
Rocket and Renovacor file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Rocket and Renovacor, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Rocket and Renovacor file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Rocket’s and Renovacor’s websites at www.Rocket.com and www.renovacor.com, respectively. The websites of Rocket and Renovacor are provided as inactive textual references only. The information contained on or accessible through the websites of Rocket and Renovacor (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.
Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Rocket to “incorporate by reference” in this joint proxy statement/prospectus documents that it files with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Rocket can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Rocket files with the SEC will update and supersede that information. Rocket incorporates by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Renovacor special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Rocket’s businesses and financial performance.
Rocket (SEC File No. 001-36829)
•	Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;
•
the information specifically incorporated by reference in Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from Rocket’s definitive proxy statement on Schedule 14A for Rocket’s 2022 annual meeting of stockholders, filed with the SEC on April 29, 2022;

•	Rocket’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 6, 2022 and August 9, 2022, respectively;
•
Rocket’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on March 1, 2022, March 11, 2022, June 15, 2022, September 9, 2022, September 20, 2022, October 3, 2022 and October 4, 2022; and

•
Rocket’s description of shares of Rocket common stock contained in Exhibit 4.2 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any amendment or report filed for the purpose of updating such description.

If you are a Rocket stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Rocket, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, New Jersey 08512
(609) 659-8001

If you are a Renovacor stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference to this joint proxy statement/prospectus or other information concerning Renovacor, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Renovacor, Inc.
Attn: Corporate Secretary
201 Broadway, Suite 310
Cambridge, Massachusetts, 02139
(610) 424-2650
TRANSFER AGENT
The transfer agent for Rocket is Continental Stock Transfer & Trust Company.
TRADEMARK NOTICE
This joint proxy statement/prospectus includes the trademarks, trade names and service marks of Rocket and its subsidiaries and Renovacor and its subsidiaries, which are protected under applicable intellectual property laws and are the property of either Rocket or Renovacor, as applicable.
This joint proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners.
Solely for convenience, trademarks, trade names and service marks referred to in this joint proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Rocket, Renovacor or the applicable owner will not assert, to the fullest extent permitted under applicable law, its respective rights or the right of any applicable licensor to these trademarks, trade names and service marks.
Neither Rocket nor Renovacor intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Rocket or Renovacor by, these other parties.
Trademarks, trade names and service marks of Renovacor include, without limitation, the following marks and phrases: Renovacor.
Rocket owns various U.S. federal trademark registrations and applications and unregistered trademarks, including its corporate logo. This proxy statement and the information incorporated herein by reference contains references to trademarks, service marks and trade names owned by Rocket or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Rocket will not assert, to the fullest extent under applicable law, Rocket’s rights or the rights of the applicable licensor to these trademarks, service marks and trade names. Rocket does not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this proxy statement are the property of their respective owners.

INDEX TO FINANCIAL STATEMENTS
Rocket Pharmaceuticals, Inc.
Rocket Pharmaceuticals, Inc. Consolidated Financial Statements	F-2
Renovacor, Inc.
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-3
Unaudited Condensed Consolidated Statement of Operations for the Three Months Ended June 30, 2022 and 2021 and the Six Months Ended June 30, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021	F-5
Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the Three Months Ended June 30, 2022 and 2021 and the Six Months Ended June 30, 2022 and 2021	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm (PCAOB ID 42) for the Years Ended December 31, 2021 and 2020	F-28
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-29
Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020	F-30
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Years Ended December 31, 2021 and 2020	F-31
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-32
Notes to Consolidated Financial Statements	F-33

ROCKET PHARMACEUTICALS, INC. CONSOLIDATED FINANCIAL STATEMENTS
For Rocket Pharmaceuticals, Inc. financial statements, please refer to the section entitled “Financial Statements” set forth in Rocket Pharmaceutical Inc.’s Annual Report on Form 10-K for fiscal 2021 as filed with the SEC on February 28, 2022, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 as filed with the SEC on May 6, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 as filed with the SEC on August 9, 2022.

Renovacor, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)	June 30, 2022	December 31, 2021*
ASSETS
Current assets:
Cash and cash equivalents	$61,993	$78,790
Prepaid expenses	1,221	1,763
Total current assets	63,214	80,553
Property and equipment, net	913	379
Operating lease right-of-use assets	539	—
Other	56	67
Total assets	$64,722	$80,999

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,546	$1,536
Accrued expenses	2,341	2,498
Operating lease liability	238	—
Total current liabilities	4,125	4,034
Warrant liability	980	11,165
Share earnout liability (includes 500,000 shares of Common stock, $0.0001 par value per share, subject to forfeiture, issued and outstanding at June 30, 2022 and December 31, 2021 – Note 3)	1,938	12,256
Operating lease liability, net of current portion	327	—
Total liabilities	7,370	27,455

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; none issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 16,767,690 and 16,756,042 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	73,778	72,540
Accumulated deficit	(16,428)	(18,998)
Total stockholders’ equity	57,352	53,544
Total liabilities and stockholders’ equity	$64,722	$80,999
*	The condensed balance sheet at December 31, 2021 has been derived from the audited financial statements at that date.
The accompanying notes are an integral part of these condensed consolidated financial statements.

Renovacor, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share amounts)	2022	2021	2022	2021
Operating expenses:
Research and development	$6,289	$3,333	$12,219	$4,488
General and administrative	2,838	385	5,763	912
Loss from operations	(9,127)	(3,718)	(17,982)	(5,400)
Other income (expense):
Interest income	45	—	49	—
Change in fair value of warrant liability	2,905	—	10,185	—
Change in fair value of share earnout liability	2,152	—	10,318	—
Other income (expense), net	1	—	—	—
Net income (loss)	$(4,024)	$(3,718)	$2,570	$(5,400)

Net income (loss) per share
— Basic	$(0.23)	$(0.59)	$0.14	$(0.86)
— Diluted	$(0.23)	$(0.59)	$0.14	$(0.86)
Weighted-average number of common shares used in computing net income (loss) per share – (Note 13)
— Basic	17,478,008	6,274,566	17,471,341	6,274,566
— Diluted	17,478,008	6,274,566	17,550,126	6,274,566
The accompanying notes are an integral part of these condensed consolidated financial statements.

Renovacor, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six months ended June 30,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,570	$(5,400)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	1,233	192
Gain on change in fair value of warrant liability	(10,185)	—
Gain on change in fair value of share earnout liability	(10,318)	—
Depreciation expense	36	1
Change in assets and liabilities:
Prepaid expenses	542	(438)
Accounts payable	(95)	1,157
Accrued expenses	150	438
Other	37	—
Net cash used in operating activities	(16,030)	(4,050)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(719)	—
Net cash used in investing activities	(719)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Merger-related costs	(53)	(885)
Proceeds from issuance of common stock upon exercise of stock options	5	—
Net cash used in financing activities	(48)	(885)
Net decrease in cash and cash equivalents	(16,797)	(4,935)
Cash and cash equivalents at beginning of period	78,790	5,384
Cash and cash equivalents at end of period	$61,993	$449

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Deferred merger costs in accounts payable	$—	$1,439
Property and equipment in accounts payable and accrued expenses	$211	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFO:
Cash paid for amounts included in measurement of lease liabilities	$59	$—
Right-of-use assets obtained in exchange for new operating lease obligations	$575	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

Renovacor, Inc.
Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
(Unaudited)
	Six Months Ended June 30, 2022
	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity
(In thousands, except share amounts)	Shares	Amount
Balance, December 31, 2021	16,756,042	$2	$72,540	$(18,998)	$53,544
Stock-based compensation	—	—	601	—	601
Net income	—	—	—	6,594	6,594
Balance, March 31, 2022	16,756,042	$2	$73,141	$(12,404)	$60,739
Issuance of common stock upon exercise of stock options	11,648	—	5	—	5
Stock-based compensation	—	—	632	—	632
Net loss	—	—	—	(4,024)	(4,024)
Balance, June 30, 2022	16,767,690	$2	$73,778	$(16,428)	$57,352
	Six Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(In thousands, except share amounts)	Shares	Amount	Shares	Amount
Balance, December 31, 2020	2,578,518	$10,074	1,953,368	$—	$121	$(4,897)	$(4,776)
Retroactive application of reverse recapitalization (Note 3)	(2,578,518)	(10,074)	4,321,198	1	10,073	—	10,074
Balance, December 31, 2020, effect of Merger	—	$—	6,274,566	$1	$10,194	$(4,897)	$5,298
Issuance of restricted common stock	—	—	30,495	—	—	—	—
Stock-based compensation	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	(1,681)	(1,681)
Balance, March 31, 2021	—	$—	6,305,061	$1	$10,201	$(6,578)	$3,624
Stock-based compensation	—	—	—	—	185	—	185
Net loss	—	—	—	—	—	(3,719)	(3,719)
Balance, June 30, 2021	—	$—	6,305,061	$1	$10,386	$(10,297)	$90
The accompanying notes are an integral part of these condensed consolidated financial statements.

Renovacor, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Business and Organization
Renovacor, Inc. (the “Company,” or “Renovacor”) (f/k/a Chardan Healthcare Acquisition 2 Corp. (“Chardan”)), a Delaware corporation, is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The Company’s initial focus is on the treatment of BCL2-associated athanogene 3 (BAG3) mutation-associated dilated cardiomyopathy (“DCM”) (“BAG3 DCM”). BAG3 DCM is a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. The Company’s lead product candidate, REN-001, is a recombinant adeno-associated virus (“AAV”) 9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. The Company has entered into and may explore future collaborative alliances to support research, development, and commercialization of any of its product candidates.
The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.
Merger Agreement
Prior to September 2, 2021, the Company was a special purpose acquisition company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities. On September 2, 2021 (the “Closing Date”), the Company consummated the business combination contemplated by that certain Agreement and Plan of Merger, dated March 22, 2021 (the “Merger Agreement”), by and among the Company, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Renovacor Holdings, Inc. (f/k/a Renovacor, Inc. (“Old Renovacor”)). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old Renovacor, with Old Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Chardan Healthcare Acquisition 2 Corp. to Renovacor, Inc. (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Liquidity Considerations
The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued. As of June 30, 2022, the Company had an accumulated deficit of $16.4 million and a cash and cash equivalents balance of $62.0 million. The Company has incurred losses and negative cash flows from operations since inception. The Company expects to continue to incur substantial operating losses and negative cash flows for the foreseeable future and will require additional capital as it continues to advance REN-001 and/or any future product candidates through development.
The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to assess the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management currently anticipates that the Company’s balance of cash and cash equivalents, as of June 30, 2022, is sufficient to enable the Company to continue as a going concern through the one-year period subsequent to the filing date of this Quarterly Report on Form 10-Q. Management’s operating plan, which underlies the analysis of the Company’s ability to continue as a going concern, involves the estimation of the amount and timing of future cash inflows and outflows. Actual results could vary from the operating plan.
The Company has and will continue to evaluate available alternatives to extend its operations beyond this date, which include financing its operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. However, the Company may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If the Company fails to raise capital or enter into such agreements or arrangements as, and when, needed, it may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements as certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These condensed consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to fairly present the results of the interim periods. The results of operations and cash flows for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2022 or any other future period.
Reverse Recapitalization
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, the Company is treated as the “acquired” company and Old Renovacor is treated as the acquirer for financial reporting purposes. As a result, the consolidated assets, liabilities and results of operations prior to the Business Combination are those of Old Renovacor. Additionally, the shares and corresponding capital amounts and losses per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the applicable exchange ratio resulting from the Common Per Share Merger Consideration and/or the Preferred Per Share Merger Consideration (each as defined by the Merger Agreement).
Emerging Growth Company Status
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expense, and related disclosures. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. Estimates relied upon in preparing these financial statements relate to, but are not limited to, the fair value of financial instruments, stock-based compensation assumptions and accrued expenses (including accrued and prepaid clinical costs). Actual results may differ from these estimates under different assumptions or conditions.
Financial Instruments
The fair value of the Company’s financial instruments is determined and disclosed in accordance with the three-tier fair value hierarchy specified in Note 4, Fair Value Measurements. The Company is required to disclose the estimated fair values of its financial instruments. As of June 30, 2022 and December 31, 2021, the Company’s financial instruments consisted of cash equivalents and warrant and share earnout liabilities. As of June 30, 2022, the Company did not have any other derivatives, hedging instruments or other similar financial instruments.
Concentration of Credit Risk
Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash primarily held at one financial institution, which, at times, may exceed federally insured limits, and cash equivalents consisting of investments in money market funds managed by a variety of financial institutions. The Company’s credit risk is managed by investing in only highly rated money market instruments. As a result, no significant additional credit risk is believed by management to be inherent in the Company’s assets and the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on such accounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of 90 days or less when purchased to be “cash equivalents.” Cash and cash equivalents at June 30, 2022 consisted of cash and money market funds.
Property and Equipment, net
Property and equipment is carried at acquisition cost less accumulated depreciation and amortization, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets. The cost of normal, recurring, or periodic repairs and maintenance activities related to property and equipment, if any, are expensed as incurred. The cost for planned major maintenance activities, including the related acquisition or construction of assets, is capitalized if the repair will result in future economic benefits.
Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets. Equipment and other long-lived assets are depreciated over three to five years. Leasehold improvements are amortized over the remaining lease term or the related useful life, if shorter. When an asset is disposed of, the associated cost and accumulated depreciation or amortization is removed from the related accounts on the Company’s balance sheet with any resulting gain or loss included in the Company’s condensed consolidated statement of operations.
Operating Lease Right-of-use Assets and Lease Liabilities
The Company accounts for leases under ASC 842, Leases (“ASC 842”). The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under ASC 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.
Operating leases are included in “Operating lease right-of-use assets” within the Company’s balance sheets and represent the Company’s right to use an underlying asset for the lease term. The Company’s related obligation to make lease payments are included in “Operating lease liability” and “Operating lease liability, net of current portion” within the Company’s balance sheets. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As none of the Company’s leases provide an implicit rate, the Company uses its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The ROU assets are tested for impairment according to ASC 360, Property, Plant, and Equipment (“ASC 360”). Leases with an initial term of 12 months or less are not recorded on the balance sheet and are recognized as lease expense on a straight-line basis over the lease term.
As of June 30, 2022, the Company’s operating lease ROU assets and corresponding short-term and long-term lease liabilities primarily relate to its Cambridge, Massachusetts facility operating lease, as more fully described in Note 8.
Warrant Liability
The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and/or ASC Topic 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in Change in Fair Value of Warrant Liability in the Company’s condensed consolidated statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.
Share Earnout Liability
The Company accounts for share earnout arrangements that represent equity-linked instruments as either liabilities or equity instruments in accordance with ASC 815, unless such arrangements are within the scope of ASC Topic 718, Compensation–Stock Compensation (“ASC 718”), depending on the specific terms of the contract. Contracts classified as liabilities are recorded at their estimated fair values at each reporting period until they are no longer outstanding. Changes in the estimated fair value of liability-classified share earnout arrangements are recorded in Change in Fair Value of Share Earnout Liability in the Company’s condensed consolidated statements of operations.
Research and Development Expense
The Company expenses research and development expenses as incurred. The Company’s research and development expenses consist primarily of personnel-related expenses such as salaries, stock-based compensation, and benefits, and external costs of outside vendors engaged to conduct preclinical development activities, including manufacturing of preclinical and clinical drug supply. The Company accrues for expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. There may be instances in which payments made to the Company’s vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual or prepaid expense accordingly.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees over the requisite service period, generally the vesting period, based on the estimated grant-date fair value of the awards. The Company accounts for forfeitures as they occur. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative or research and development costs in the condensed consolidated statements of operations based upon the underlying individual’s role at the Company.

Income Taxes
In accordance with ASC 270, Interim Reporting, and ASC 740, Income Taxes, the Company is required at the end of each interim period to determine the best estimate of its annual effective tax rate and then apply that rate in providing for income taxes on a current year-to-date (interim period) basis. For the three and six months ended June 30, 2022 and 2021, the Company recorded no tax expense or benefit due to the expected current year loss and its historical losses. The Company has not recorded its net deferred tax asset as of either June 30, 2022 or December 31, 2021 because it maintained a full valuation allowance against all deferred tax assets as of these dates as management has determined that it is not more likely than not that the Company will realize these future tax benefits. As of June 30, 2022 and December 31, 2021, the Company had no uncertain tax positions.
Net Income (Loss) per Share of Common Stock
Basic net income (loss) per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during each period, which includes shares of common stock underlying the Pre-funded Warrant (as defined herein), as such warrant is exercisable, in whole or in part, for nominal cash consideration with no expiration date. Shares of common stock outstanding but subject to forfeiture and cancellation by the Company (e.g., Sponsor Earnout Shares, as defined in the Merger Agreement) are excluded from the weighted-average shares until the period in which such shares are no longer subject to forfeiture. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, Public Warrants and Private Placement Warrants, and Sponsor Earnout Shares and Old Renovacor Earnout Shares (each as defined herein), which would result in the issuance of incremental shares of common stock, unless their effect would be anti-dilutive. See Note 13 for additional details.
New Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB and rules are issued by the SEC that the Company has or will adopt as of a specified date. Unless otherwise noted, management does not believe that any other recently issued accounting pronouncements issued by the FASB or guidance issued by the SEC had, or is expected to have, a material impact on the Company’s present or future consolidated financial statements.
Accounting Pronouncements Recently Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 (amended by ASU 2019-10 and ASU 2020-05) is effective for non-public entities and emerging growth companies for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The new standard establishes a ROU model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required at the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company adopted this standard effective January 1, 2022. The adoption did not have a material impact on the Company’s consolidated condensed financial statements as of the adoption date. However, in the second quarter of 2022, the Company entered into two real estate leases which resulted in the recognition of the required right-of use asset and corresponding lease liability for such lease obligations. See Note 8 for additional details. Should the Company enter into new or amend its current leases in the future, the carrying values of the Company’s right-of use assets and lease liabilities could be materially impacted.
Note 3. Merger and Recapitalization
Merger Agreement
As discussed in Note 1, on the Closing Date, the Company closed the Business Combination with Old Renovacor, as a result of which Old Renovacor became a wholly-owned subsidiary of the Company. While the Company was the legal acquirer of Old Renovacor in the business combination, for accounting purposes, the Merger is treated as a reverse recapitalization, whereby Old Renovacor is deemed to be the accounting acquirer, and the historical financial statements of Old Renovacor became the historical consolidated financial statements of the Company upon the closing of the Merger. Under this method of accounting, the Company was treated as the “acquired” company and Old Renovacor is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Renovacor issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Old Renovacor.
At the consummation of the Merger Agreement upon filing of a certificate of Merger, which occurred on the Closing Date (the “Effective Time”), an aggregate of 6,305,061 shares of the Company’s common stock, par value $0.0001 per share, plus 194,926 Exchanged Options (defined below) (the “Aggregate Merger Consideration”) was issued to equityholders of Old Renovacor as of immediately prior to the Effective Time. Out of the Aggregate Merger Consideration, each holder of preferred stock of Old Renovacor, par value $0.0001 per share (the “Old Renovacor Preferred Stock”) was entitled to receive a number of shares of the Company’s common stock equal to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor Preferred Stock. Each holder of common stock of Old Renovacor, par value $0.0001 per share (the “Old Renovacor Common Stock,” and together with Old Renovacor’s preferred stock, the “Old Renovacor Capital Stock”), was entitled to receive a number of shares of the Company’s common stock equal to the Common Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor Common Stock. In addition, pursuant to the Company’s 2021 Investor Incentive Plan, a portion of the Aggregate Merger Consideration was allocated among certain Old Renovacor equityholders or their affiliates who elected to participate in the PIPE Investment on a pro rata basis based on their respective investment amounts.
Each option to purchase shares of Old Renovacor Common Stock (“Old Renovacor Option”) outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of shares of the Company’s common stock (rounded down to the nearest whole number) equal to the product of the number of shares of Old Renovacor Common Stock subject to such Old Renovacor option and the Common Per Share Merger Consideration (an “Exchanged Option”), which Exchanged Option is subject to the same vesting terms applicable to the Old Renovacor Option as of immediately prior to the Effective Time.
The shares and corresponding capital amounts and loss per share related to Old Renovacor Common Stock prior to the Business Combination Transaction were retroactively restated to reflect the Common Per Share Merger Consideration and the Preferred Per Share Merger Consideration, as applicable.
Holders of Old Renovacor Capital Stock are entitled to receive up to an additional 1,922,816 shares of the Company’s common stock (the “Old Renovacor Earnout Shares”) as follows:
•
576,845 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the date of the Closing (the “Closing Date”) and ending on December 31, 2023 (the “First Earnout Period”), the volume-weighted average price (“VWAP”) (as defined in the Merger Agreement) of the Company’s common stock over any twenty (20) Trading Days (as defined in the Merger Agreement) (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of the Company’s common stock (the “First Milestone”).

•
An additional 576,845 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2025 (the “Second Earnout Period”), the VWAP of the Company’s common stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $25.00 per share of the Company’s common stock (the “Second Milestone”).

•
An additional 769,126 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2027 (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Company’s common stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $35.00 per share of the Company’s common stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”).

•
Upon the consummation of any Change in Control (as defined in the Merger Agreement) during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the Company’s common stock in such Change in Control transaction and the Company will take all actions necessary to provide for the issuance of the shares of the Company’s common stock comprising the applicable Old Renovacor Earnout Shares issuable in respect of such Earnout Milestone(s) prior to the consummation of such Change in Control.

Each holder of Old Renovacor’s Capital Stock was entitled to such holder’s aggregate Per Share Earnout Consideration (as defined in the Merger Agreement) in respect of such shares of Old Renovacor’s Capital Stock as described above. In addition, at the Effective Time, holders of Old Renovacor Options received the right to be granted an Earnout RSU Award (as defined in the Merger Agreement) in respect of such holder’s Old Renovacor Options, which entitle such holder to an aggregate number of shares of the Company’s common stock equal to the aggregate Per Share Earnout Consideration in respect of the shares of Old Renovacor Capital Stock underlying such Old Renovacor Options, if any, subject to the satisfaction of the applicable vesting conditions with respect to the Exchanged Options issued in respect of such Renovacor Options at the Closing. See Note 11 for further details.
Further, under the terms of the Business Combination (as provided for in the Sponsor Support Agreement), certain Sponsor Shares totaling 500,000 were placed into escrow and subject to forfeiture (the “Sponsor Earnout Shares”). Such Sponsor Earnout Shares will be released from escrow if the weighted average sale price of the Company’s common stock equals or exceeds the applicable Target Price (as set forth in the table below) for any 20 trading days within a 30-day trading period from the Effective Time until the applicable end date. Upon consummation of any Change in Control during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the per share common stock price in such Change in Control transaction. Any Sponsor Earnout Shares that remain unvested as of the expiration of the applicable earnout period shall be forfeited and canceled.
The Old Renovacor Earnout Shares and Sponsor Earnout Shares (collectively, the “Earnout Shares”) are summarized, as set forth in the table below:
	Target Price	Old Renovacor Earnout Shares	Sponsor Earnout Shares	Total
December 31, 2023	$17.50	576,845	150,000	726,845
December 31, 2025	$25.00	576,845	150,000	726,845
December 31, 2027	$35.00	769,126	200,000	969,126
		1,922,816	500,000	2,422,816
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”), with certain investors (“PIPE Investors”), including Chardan Healthcare, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on the Closing Date, and concurrently with the closing of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares the Company’s common stock, at a price of $10.00 per share, and a pre-funded warrant entitling the holder thereof to purchase 715,224 shares of the Company’s common stock (the “Pre-Funded Warrant”) at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant, for aggregate gross proceeds of approximately $30.0 million (the “PIPE Investment”). The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and is exercisable indefinitely, provided that the holder of the Pre-Funded Warrant is prohibited from exercising such Pre-Funded Warrant in an amount that would cause such holder’s beneficial ownership of our Common Stock to exceed 9.99%, which limitation may be increased up to 19.99% at the option of the holder from time to time.

The following table summarizes the elements of the net proceeds from the Merger:
(In thousands)	Amount
Cash – CHAQ trust and cash, net of redemptions	$65,127
Cash – PIPE financing	29,993
Less: CHAQ and Old Renovacor transaction costs paid	(6,079)
Less: Settlement of convertible note at closing	(2,500)
Effect of Merger, net of redemptions and transaction costs	$86,541
The following table details the number of shares of common stock issued immediately following the consummation of the Merger:
Number of Shares
Common stock, outstanding prior to Merger	8,622,644
Less: redemption of CHAQ shares	(2,112,100)
Common stock of CHAQ	6,510,544
CHAQ Founder shares	2,155,661
Shares issued in PIPE Financing	2,284,776
Merger and PIPE financing shares – common stock	10,950,981
Shares issued to Old Renovacor – common stock(1)	6,305,061
Total shares of common stock immediately after Merger(2)	17,256,042
(1)
The number of shares of common stock issued to Old Renovacor equityholders was determined based on (i) 1,987,636 shares of Old Renovacor Common Stock outstanding immediately prior to the closing of the Merger converted based on the Common Per Share Merger Consideration (as defined in the Merger Agreement) and (ii) 2,578,518 shares of Old Renovacor Preferred Stock outstanding immediately prior to the closing of the Merger converted based on the Preferred Per Share Merger Consideration (as defined in the Merger Agreement). All fractional shares were rounded down.

(2)
Includes 500,000 shares of common stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the Earnout Milestones set forth in the Sponsor Support Agreement. Such shares are liability classified and included in the Share earnout liability as of June 30, 2022 and December 31, 2021.

See Note 10 – Stockholders’ Equity for additional details of the Company’s capital stock.
Note 4. Fair Value Measurements
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company applies the guidance in ASC 820, Fair Value Measurement, to account for financial assets and liabilities measured on a recurring basis. Fair value is measured at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.
The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The guidance requires that fair value measurements be classified and disclosed in one of the following three categories:
•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period. There were no transfers between Level 1, 2 and 3 during the six months ended June 30, 2022.

The table below presents the liabilities measured and recorded in the financial statements at fair value on a recurring basis at June 30, 2022 and December 31, 2021 categorized by the level of inputs used in the valuation of each asset and liability.
	June 30, 2022
(In thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents – money market funds	$60,997	$60,997	$—	$—
Total assets	$60,997	$60,997	$—	$—
Liabilities
Warrant liability	$980	$—	$—	$980
Share earnout liability	1,938	—	—	1,938
Total liabilities	$2,918	$—	$—	$2,918
	December 31, 2021
(In thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents – money market funds	$77,792	$77,792	$—	$—
Total assets	$77,792	$77,792	$—	$—
Liabilities
Warrant liability	$11,165	$—	$—	$11,165
Share earnout liability	12,256	—	—	12,256
Total liabilities	$23,421	$—	$—	$23,421
Changes in Level 3 Liabilities Measured at Fair Value on a Recurring Basis
Warrant Liability and Earnout Share Liability
The reconciliation of the Company's warrant and earnout share liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:
(In thousands)	Warrant Liability	Earnout Share Liability
Balance, December 31, 2021	$11,165	$12,256
Change in the fair value of liability	(10,185)	(10,318)
Balance, June 30, 2022	$980	$1,938
Assumptions Used in Determining Fair Value of Liability-Classified Warrants
The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the expected remaining life of the Private Placement Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Private Placement Warrants. The expected life of the Private Placement Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The fair value of the Private Placement Warrants has been estimated with the following assumptions:
	June 30, 2022	December 31, 2021
Stock price	$2.03	$7.70
Strike price	$11.50	$11.50
Expected volatility	80.0%	75.0%
Risk-free interest rate	2.94%	1.01%
Expected dividend yield	—	—
Expected life (years)	2.82	3.31
Fair value per warrant	$0.28	$3.19
Assumptions Used in Determining Fair Value of Liability-Classified Earnout Shares
The Company utilizes a Monte Carlo simulation to value the Earnout Shares. The Company selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the Earnout Shares. Such assumptions include, among other inputs, expected stock price volatility, risk-free rates, and change in control assumptions. The Company estimates probability of a change in control based on both market data for the biotechnology industry and managements own assessment. The Company estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the remaining term of the Earnout Shares. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Earnout Shares. The expected life of the Earnout Shares is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The fair value of the Earnout Shares has been estimated with the following assumptions:
	June 30, 2022	December 31, 2021
Stock price	$2.03	$7.70
Probability of Change in Control	20.0%	7.5%
Expected volatility	80.0%	75.0%
Risk-free interest rate	3.02%	1.35%
Expected dividend yield	—	—
Expected life (years)	5.51	6.00
Fair value per share	$0.80	$5.06
Note 5. Property and Equipment
Property and equipment, net, consisted of the following:
($ in thousands)	June 30, 2022	December 31, 2021
Laboratory equipment	$897	$380
Leasehold improvements	53	—
Total property and equipment, at cost	950	380
Less: accumulated depreciation and amortization	(37)	(1)
Property and equipment, net	$913	$379

Note 6. Prepaid Expenses
Prepaid expenses consisted of the following:
($ in thousands)	June 30, 2022	December 31, 2021
Research and development costs	$530	$209
Insurance	401	1,369
Other	290	185
Total prepaid expenses	$1,221	$1,763
Note 7. Accrued Expenses
Accrued expenses consisted of the following:
($ in thousands)	June 30, 2022	December 31, 2021
Employee compensation and benefits	$1,339	$1,282
External research and development expenses	639	409
Property and equipment	53	360
Professional fees	166	347
Other	144	100
Total accrued expenses	$2,341	$2,498
Note 8. Commitments and Contingencies
Legal Proceedings
The Company is not currently subject to any material legal proceedings.
License and Sponsored Research Agreements
The Company is obligated to compensate Temple pursuant to the Temple License Agreement and is committed to funding the Temple SRA and Utah SRA, each as further described in Note 9.
Lease Commitments
The Company has commitments under certain operating leases for facilities used in its operations. These operating leases have initial lease terms ranging from 2.0 to approximately 10.3 years. The lease agreements contain provisions for future rent increases and options to extend the initial lease terms.
Future undiscounted cash flows for each of the next five years and thereafter and reconciliation to the lease liabilities recognized on the balance sheet as of June 30, 2022 is as follows:
($ in thousand)	Operating Leases
Remainder of 2022	$146
2023	254
2024	76
2025	16
2026	17
Thereafter	124
Total lease payments	$633
Less: imputed interest	(68)
Total present value of lease liabilities	$565
In June 2022, the Company entered into an agreement to lease portions of a facility. The lease commencement date had not occurred for certain portions of the facility at June 30, 2022. As a result, future lease payments of approximately $5.0 million are not recorded on the Company’s consolidated balance sheets and are excluded from the table above. Each of the premises set forth in the agreement are expected to be fully available by January 2023, with a initial term of approximately 10.3 years; provided, however, the Company has the right to terminate the lease effective September 30, 2029, subject to an early termination penalty.
The following table sets forth information pertaining to the Company's operating lease liabilities as of June 30, 2022:
June 30, 2022
Weighted-average remaining lease term (in years):
Operating leases	4.24
Weighted-average discount rate:
Operating leases	2.97%
During the six months ended June 30, 2022, rent expense was less than $0.1 million. No rent expense was incurred during the six months ended June 30, 2021
Note 9. License and Sponsored Research Agreements
Temple University
In August 2019, Old Renovacor entered into an exclusive license agreement effective as of August 12, 2019 (the “Temple License Agreement”) and a sponsored research agreement, which was amended effective as of August 12, 2019, August 27, 2019 and further amended effective as of July 1, 2021 (as amended to date, the “Temple SRA”), each with Temple University (“Temple”). The Temple License Agreement was assigned to the Company in connection with the Merger. Pursuant to the Temple License Agreement, Temple granted the Company an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions related to the use of BAG3 technology for the diagnosis, prevention or treatment of diseases in humans, and a non-exclusive license to use specified know-how and materials with a provision that Temple will retain the rights to practice the patent rights for non-commercial educational research purposes only and shall be free to sublicense these rights to other non-profit educational and research institutions solely for noncommercial research and educational purposes. Under the Temple SRA, Temple is primarily responsible for preclinical development activities with respect to licensed technology and know-how through the pursuit of specific investigational questions which, in the aggregate, are intended to provide important supporting data for a future IND-enabling studies and for potential future marketing efforts. The Company is responsible for all subsequent clinical development and commercialization activities with respect to the licensed technology and know-how.
Upon execution of the Temple License Agreement in 2019, Old Renovacor issued to Temple 97,879 shares of Old Renovacor Common Stock on the effective date of the transaction and agreed to issue Temple an additional 9,130 shares of Old Renovacor Common Stock upon the closing date of the second tranche of the Series A Convertible Preferred Stock, which occurred in November 2020. The Company also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to the Company entering into the License Agreement, and the Company is responsible for all the ongoing costs relating to the prosecution and maintenance of the Temple patent rights licensed to the Company going forward. The Company also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the Temple License Agreement and continuing each annual anniversary thereafter. Further, as required by Section 12.2 of the License Agreement, the Company was required to pay, and recorded to research and development expense during the third quarter of 2021, an assignment fee of $100,000 to Temple following closing of the Merger related to the assignment of the License Agreement from Old Renovacor to the Company.
The Temple License Agreement requires the Company to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, the Company is required to pay Temple a low single-digit royalty on net sales of any product utilizing the patent rights under the License Agreement, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, the Company must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The Temple License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041); (ii) the termination by Temple upon (a) an uncured breach by the Company, with a 60-day notification period, (b) the Company’s filing of a voluntary petition in bankruptcy or related proceeding, providing such petition is not dismissed within 90 days after the filing thereof, (c) a failure by the Company to meet certain milestones set forth in the Licensed Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, the Company may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject a 90-day notification period.
As it relates to the Temple SRA, prior to the amendment entered into in August 2021 and effective as of July 1, 2021, Temple was to conduct certain preclinical activities for a three-year period, unless terminated sooner or extended by mutual written consent, for which the Company was obligated to fund approximately $0.9 million over the three-year initial term of the Temple SRA. The Temple SRA was further amended effective as of July 1, 2021 (the “2021 Amendment”) to, among other things, revise the period of performance, scope of work, and the budget. Following the 2021 Amendment, the Company is expected to fund up to a total of approximately $5.3 million to Temple through June 30, 2024, pursuant to the Temple SRA, of which approximately $1.8 million has been funded and/or incurred since inception of the Temple SRA through June 30, 2022.
During the three months ended June 30, 2022 and 2021, the Company recorded research and development expenses of approximately $0.3 million and $0.1 million, respectively, related to the Temple SRA. During the six months ended June 30, 2022 and 2021, the Company recorded research and development expenses of approximately $0.5 million and $0.2 million, respectively, related to the Temple SRA.
University of Utah
In June 2022, the Company entered into a research agreement (the “Utah SRA”) with the University of Utah (“Utah”), pursuant to which (i) Utah and Renovacor will conduct a research collaboration focused on a protein discovered by Utah's scientists that has the potential to address multiple genetic segments of arrhythmogenic cardiomyopathy, and (ii) the Company was granted an option for an exclusive license to inventions generated from the collaboration, the terms of which shall be negotiated following notice in writing of exercise of the option. The term of the Utah SRA commenced on July 1, 2022 and shall continue until June 30, 2027 unless earlier terminated in accordance with the provisions of the Utah SRA (the “Initial Term”); provided, however, the Utah SRA may be extended for additional periods of performance beyond the Initial Term, upon written approval by the Company and Utah. Pursuant to the terms of the Utah SRA, the Company is obligated to fund Utah a total of approximately $3.5 million during the five-year Initial Term.
Note 10. Stockholder’s Equity
Common Stock
Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company was authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).
As discussed in Note 3, the Company has retroactively adjusted the shares issued and outstanding prior to September 2, 2021 to give effect to the Common Per Share Merger Consideration (as defined in the Merger Agreement) to determine the number of shares of common stock into which they were converted.
Prior to the Merger, the Company was authorized to issue up to 6,000,000 shares of common stock, of which 1,987,636 were issued and outstanding immediately prior to the Closing Date. See Note 3.
Preferred Stock
Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company was authorized to issue up to 1,000,000 shares of undesignated preferred stock, par value $0.0001 (the “Undesignated Preferred Stock”). The Company's board of directors or any committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the General Corporate Law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.
As discussed in Note 3, the Company has retroactively adjusted the shares issued and outstanding prior to September 2, 2021 to give effect to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) to determine the number of shares of common stock into which they were converted.
Prior to the Merger, the Company was authorized to issue up to 3,333,283 shares of its Series A convertible preferred stock, par value $0.0001 (“Series A Preferred Stock”), of which 2,578,518 were issued and outstanding immediately prior to the Closing Date. See Note 3. The Series A Preferred Stock, prior to consummation of the Business Combination, was convertible into common stock at the option of the holder at any time and without payment of any additional consideration. Each share of Series A Preferred Stock was convertible into a number of fully paid shares of common stock as is determined by dividing the Series A Preferred Stock original issuance price ($4.065063) by the Series A Preferred Stock conversion price (initially equal to $4.065063). Provided, however, shares of Series A Preferred Stock would automatically be converted into shares of common stock upon either (a) the closing of an underwritten public offering at a price of at least $12.20 per share resulting in at least $60 million of gross proceeds, prior to deductions for underwriting discounts, commission, and expenses, or (b) the date and time, or occurrence of an event, specified by a vote of at least a majority of the holders of the Series A Preferred Stock then outstanding. The Series A Preferred Stock was subject to redemption under certain deemed liquidation events and the holders were entitled to a liquidation preference in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, or deemed liquidation event of the Company (which includes certain mergers and asset transfers). The liquidation preference was an amount equal $4.065063, plus cumulative accrued dividends to date on such shares.
Assumed Public Warrants
Prior to the Merger, the Company had outstanding 8,622,644 warrants (the “Public Warrants”) which were issued in connection with the Company's initial public offering in April 2020 (the “Chardan IPO”). Each Public Warrant entitles the holder to purchase one-half of one share of the Company's common stock at an exercise price of $11.50 per whole share, subject to adjustment. No fractional shares will be issued upon exercise of the Public Warrants. Therefore, the Public Warrants must be exercised in multiples of two Public Warrants for one share of the Company's common stock. The Public Warrants became exercisable upon the closing of the Business Combination; provided the Company has an effective and current registration statement covering the shares of Company common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock. The Public Warrants will expire five years following the Closing Date or earlier upon redemption or liquidation.
The Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	at any time during the exercise period;
•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last sale price of the Company’s common stock equals or exceeds $16.00 per share for any 10 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

To date, certain of the above conditions have not been met to redeem the Public Warrants. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
The Company determined that the Public Warrants met all of the criteria for equity classification. Accordingly, upon closing of the Merger, the Public Warrants were recorded as a component of additional paid-in capital.
Assumed Private Placement Warrants
Prior to the Merger, the Company had outstanding 3,500,000 warrants (the “Private Placement Warrants”) which were issued simultaneously with the closing of the Chardan IPO, pursuant to a private placement transaction. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (i) will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (ii) will not be non-redeemable by the Company, in each case, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants purchased by Chardan will not be exercisable more than five years from the effective date of the Chardan IPO, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets or any of its related persons beneficially own these Private Placement Warrants.
The Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Company classifies the Private Placement Warrants as derivative liabilities in its condensed consolidated balance sheets. The Company measures the fair value of the warrants at the end of each reporting period and recognizes changes in the fair value from the prior period in the Company’s operating results for the current period. Refer to Note 4 for discussion of fair value measurement of the warrant liabilities.
The following table summarizes outstanding warrants to purchase shares of the Company’s common stock as of June 30, 2022 and December 31, 2021:
	Number of Warrants
	June 30, 2022	December 31, 2021	Weighted-Average Exercise Price	Expiration Date
Liability-classified Warrants
April 2020 Private Placement Warrants	3,500,000	3,500,000	$11.50	4/23/2025
	3,500,000	3,500,000
Equity-classified Warrants
April 2020 Public Warrants(1)	8,622,644	8,622,644	$11.50	9/2/2026
September 2021 Pre-Funded Warrants(2)	715,224	715,224	$0.01	—
	9,337,868	9,337,868
Total outstanding	12,837,868	12,837,868
(1)	Public Warrants assumed in the Merger. Each warrant share is exercisable for one-half share of common stock, provided, however, each warrant must be exercised in multiples of two.
(2)	Pre-Funded Warrant issued in connection with PIPE Investment (Note 3). Each warrant share is exercisable indefinitely for one share of common stock.

Capital Stock Reserves
As of June 30, 2022, the Company reserved the following shares of common stock for future issuance:
Amount
Shares issuable upon exercise of pre-funded warrants outstanding	715,224
Shares issuable upon exercise of warrants outstanding	7,811,322
Shares issuable upon issuance of contingent consideration (Earnout Shares and Earnout RSUs)	1,994,338
Shares issuable upon exercise of outstanding stock options	2,140,201
Shares issuable upon vesting of time-based restricted stock units	163,350
Shares reserved for future issuance under 2021 Incentive Plan	814,420
Total	13,638,855
Note 11. Stock-based Compensation
Equity Incentive Plans
As of June 30, 2022, the only equity compensation plan from which the Company may currently issue new awards is the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”), as more fully described below.
2018 Stock Option and Grant Plan
Prior to the Merger, Old Renovacor maintained its 2018 Stock Option and Grant Plan (the “2018 Plan”), under which Old Renovacor granted incentive stock options, non-qualified stock options and restricted stock awards to its employees and certain non-employees, including consultants, advisors and directors. The maximum aggregate shares of common stock that was subject to awards and issuable under the 2018 Plan was 1,118,869 prior to the Merger.
As more fully described in Note 3, in connection with the Merger, each Old Renovacor Option that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by the Company and converted into an option to purchase an adjusted number of shares of the Company's common stock at an adjusted exercise price per share, based on the Per Common Share Merger Consideration, and will continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the former option. Each Exchanged Option is exercisable for a number of whole shares of common stock equal to the product of the number of shares of Old Renovacor Common Stock underlying such Old Renovacor Options multiplied by the Per Common Share Merger Consideration, and the per share exercise price of such Exchanged Option is equal to the quotient determined by dividing the exercise price per share of the Old Renovacor Option by the Per Common Share Merger Consideration. Following the closing of the Merger, no new awards may be made under the 2018 Plan.
Upon the closing of the Merger, the outstanding and unexercised Old Renovacor Options became options to purchase an aggregate 194,926 shares of the Company’s common stock at an average exercise price of $5.66 per share. The Company accounted for the Exchanged Options as a modification of the existing options. Incremental compensation costs, measured as the excess, if any, of the fair value of the modified options over the fair value of the original options immediately before its terms are modified, is measured based on the fair value of the underlying shares and other pertinent factors at the modification date. The impact of the option modifications were de minimis.
2021 Omnibus Incentive Plan
At the Effective Time, the Company adopted the 2021 Plan which permits the granting of incentive stock options, non-qualified options, stock appreciation rights, restricted stock, restricted stock units and other stock-based award, and performance awards to employees, directors, and non-employee consultants and/or advisors. As of June 30, 2022, 3,008,803 shares of Common Stock are authorized for issuance pursuant to awards under the 2021 Plan. The pool of available shares automatically increases on the first day of each calendar year, beginning January 1, 2022 and ending January 1, 2031, by an amount equal to the lesser of (i) 4% of the outstanding shares of our Common Stock determined on a fully-diluted basis as of the immediately preceding December 31 and (ii) such smaller number of shares as determined by the Company's board of directors.

In addition, any awards outstanding under the 2018 Plan upon the closing of the Business Combination, after adjustment for the Business Combination, remain outstanding. If any of those awards subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares after the closing of the Business Combination, the shares of the Company's common stock underlying those awards will automatically become available for issuance under the 2021 Plan. No new awards may be made under the 2018 Plan.
The exercise prices, vesting and other restrictions of the awards to be granted under the 2021 Plan are determined by the board of directors, except that no stock option may be issued with an exercise price less than the fair market value of the common stock at the date of the grant or have a term in excess of ten years. Options granted under the 2021 Plan are exercisable in whole or in part at any time subsequent to vesting.
As of June 30, 2022, options exercisable for 1,959,511 shares of common stock and 234,872 restricted stock units (including 71,522 Earnout RSUs) were outstanding, and 814,420 shares of common stock units remain available for future issuance under the 2021 Plan.
Accounting for Stock-based Compensation
The Company recognizes non-cash compensation expense for stock-based awards under the Company’s equity incentive plans over an award’s requisite service period, or vesting period, using the straight-line attribution method, based on their grant date fair value, determined using the Black-Scholes option-pricing model. Generally, the Company issues awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company recognizes forfeitures related to stock-based compensation awards as they occur and reverses any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.
The Company classifies stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified. Total stock-based compensation expense attributable to stock-based payments made to employees, consultants and directors included in operating expenses in the Company's condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021 was as follows:
	Three months ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Research and development	$328	$176	$673	$179
General and administrative	304	9	560	13
Total stock-based compensation expense	$632	$185	$1,233	$192
Stock Option Awards
Assumptions Used in Determining Fair Value of Stock Options
Inherent in the Black-Scholes option-pricing model are the following assumptions:
Volatility. The Company lacks company-specific historical and implied volatility information. Therefore, the Company estimates the expected stock volatility based on the historical volatility of a publicly traded set of peer companies over a period of time commensurate with the expected term of the stock options. The Company expects to continue to do so until it has adequate historical data regarding the volatility of the Company's traded stock price.
Expected term. The Company uses the simplified method described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), to determine the expected life of the option grants.
Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption.
Dividend rate. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.
Forfeitures. The Company accounts for forfeitures when they occur. Ultimately, the actual expense recognized over the vesting period will be for only those shares that vest.

Prior to the Business Combination, the grant date fair value of the shares of Old Renovacor common stock was determined by the Old Renovacor's board of directors with the assistance of management using valuation methodologies which utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. In determining the fair value of the shares of Old Renovacor's common stock, the methodologies used to estimate the enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Subsequent to the Business Combination, the Company utilizes the price of its publicly-traded common stock to determine the grant date fair value of awards.
The fair value of each option award at the date of grant was estimated using the Black-Scholes option pricing model. All options granted during the six months ended June 30, 2022 and 2021 were granted at exercise prices equal to the fair market value of the common stock on the dates of grant.
The following table provides the weighted-average assumptions used in determining the fair value of option awards to purchase 953,725 and 121,799 shares of common stock granted during the six months ended June 30, 2022 and 2021, respectively:
	Six months ended June 30,
	2022	2021
Expected volatility	77.0%	72.3%
Risk-free interest rate	2.37%	0.79%
Expected dividend yield	—	—
Expected term (years)	6.03	5.47
The weighted average fair value of the options granted was $2.99 and $5.36 per share for the six months ended June 30, 2022 and 2021, respectively.
Stock Option Activity
The following table summarizes stock option activity for the six months ended June 30, 2022:
($ in thousands, except share and per share data)	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	1,376,937	$7.61	9.5	$676
Granted	953,725	4.42
Exercised	(11,648)	0.45
Forfeited	(178,813)	4.73
Expired	—	—
Outstanding at June 30, 2022(1)	2,140,201	$6.47	9.3	$158
Exercisable at June 30, 2022	266,199	$7.18	8.6	$90
(1)
Includes both vested stock options as well as unvested stock options for which the requisite service period has not been rendered but that are expected to vest based on achievement of a service condition.

The fair value of options that vested during the six months ended June 30, 2022 was approximately $0.6 million As of June 30, 2022, there was approximately $7.0 million of unrecognized stock-based compensation expense related to unvested stock options, which the Company expects to recognize over a weighted average period of 3.3 years.
Restricted Stock Awards
In connection with the closing of the Merger, all unvested restricted stock awards outstanding immediately prior to the Effective Time became fully vested, resulting in the recognition of less than $0.1 million in stock-based compensation expense in the third quarter of 2021. Additionally, pursuant to the provisions of the Merger

Agreement, the Company issued 72,546 Earnout RSUs during the fourth quarter of 2021, of which 71,522 remain outstanding and unvested at June 30, 2022, representing holders of Old Renovacor Options aggregate Per Share Earnout Consideration (as defined in the Merger Agreement) in respect of such shares of Old Renovacor Options. See Note 3 for details.
Restricted Stock Unit Activity
The following table summarizes restricted stock unit activity for the six months ended June 30, 2022:
	Time-based Awards		Market-based Awards
($ in thousands, except per share data)	Number of Shares	Weighted-Average Grant Date Fair Value	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2021	—	$—	72,546	$6.42
Granted	163,350	6.45	—	—
Forfeited	—	—	(1,024)	6.42
Vested	—	—	—	—
Nonvested shares at June 30, 2022	163,350	$6.45	71,522	$6.42
As of June 30, 2022, there was $0.9 million of unrecognized compensation cost related to the time-based awards and $0.4 million of unrecognized compensation cost related to the market-based awards, which is expected to be recognized over a weighted average period of 3.6 and 5.51 years, respectively.
Note 12. Related Parties
Sponsor Ownership
Jonas Grossman, a member of the Company's board of directors since 2018, is a managing member of Chardan Capital Markets, LLC (“Chardan CM”), an affiliate of the Sponsor. Additionally, Gbola Amusa, a member of the Company's board of directors since June 2018, is a partner of Chardan CM.
As of June 30, 2022, the Sponsor held (i) 500,000 shares of the Company's common stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the earnout milestones set forth in the Sponsor Support Agreement, and (ii) 3,500,000 warrants exercisable to purchase one share of the Company's common stock at an exercise price of $11.50.
In February 2022, Chardan Healthcare, an affiliate of the Sponsor, distributed 250,000 shares of the Company's stock for no consideration to certain of its members and employees representing each individual's pro-rata contributions to Chardan Healthcare, including 40,000 shares each to Messrs. Grossman and Amusa.
In April 2022, Chardan Investments 2, LLC, an affiliate of the Sponsor, distributed 1,605,661 shares of the Company's stock for no consideration to certain of its members representing each individual's pro-rata contributions to Chardan Investments 2, LLC, including 354,657 shares to Mr. Grossman and 238,588 shares to Mr. Amusa.
Convertible Note
On July 20, 2021, in accordance with the Merger Agreement and the Note Purchase Agreement, Old Renovacor issued a $2.5 million Convertible Promissory Note in exchange for $2.5 million in cash to be used to finance Old Renovacor’s operations through the consummation of the Merger. In connection with the consummation of the Merger, the total principal of $2.5 million converted automatically into shares of the Company’s common stock, at a price per share equal to $10.00. All accrued and unpaid interest was cash settled following the Closing Date.
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into Subscription Agreements with the PIPE Investors, including Chardan Healthcare Investments, LLC, an affiliate of the Sponsor, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on

September 2, 2021, in connection with the consummation of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares of the Company's common stock and the Pre-Funded Warrant to purchase 715,224 shares of the Company's Common Stock, as more fully described in Note 3.
Agreements with Dr. Arthur Feldman
In August 2019, Old Renovacor entered into a consulting agreement (the “Feldman Consulting Agreement”) with its founder and 5% or greater stockholder, Dr. Arthur Feldman, pursuant to which Dr. Feldman agreed to perform certain consulting services for Old Renovacor in exchange for a consulting fee of $8,333 per calendar month. The Feldman Consulting Agreement has a term of three years, subject to automatic renewal for successive one-year terms unless earlier terminated. The Company amended the Feldman Consulting Agreement on September 2, 2021, to appoint Dr. Feldman as the Company's Chief Scientific Advisor.
The Company incurred consulting fees with Dr. Arthur Feldman, the founder and prior director Old Renovacor, of less than $0.1 million during each of the three and six months ended June 30, 2022 and 2021. As of June 30, 2022, no amounts were due to Dr. Feldman.
Agreements with Temple
Dr. Arthur Feldman, the Company's founder, 5% or greater stockholder and current Chief Scientific Advisor, is an employee of Temple. During the three months ended June 30, 2022 and 2021, the Company recorded research and development expenses of approximately $0.3 million and $0.1 million, respectively, related to the Temple SRA. During the six months ended June 30, 2022 and 2021, the Company recorded research and development expenses of approximately $0.5 million and $0.2 million, respectively, related to the Temple SRA. See Note 8 for further information on the Temple SRA.
Note 13. Net Income (Loss) Per Share
Basic net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, which includes the shares underlying the outstanding Pre-Funded Warrant, as such warrant is exercisable, in whole or in part, for nominal cash consideration with no expiration date. Shares of common stock outstanding but subject to forfeiture and cancellation by the Company (e.g., Sponsor Earnout Shares – see Note 3) are excluded from the weighted-average number of shares until the period in which such shares are no longer subject to forfeiture.
The Company used the two-class method to compute net income per common share for the six months ended June 30, 2022 as the Company realized net income and has securities outstanding (Sponsor Earnout Shares) that entitle the holders to participate in cash dividends and earnings of the Company. Under this method, earnings are allocated to common stock and participating securities based on their respective rights to receive dividends, as if all undistributed earnings for the period were distributed. The holders of the Sponsor Earnout Shares, which are subject to forfeiture, are entitled to receive nonforfeitable cash dividends during the Earnout Periods on a basis equivalent to the dividend paid to holders of common stock, and therefore, these unvested shares subject to forfeiture and cancellation meet the definition of participating securities. The two-class method is not applicable during periods with a net loss.

Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, Public Warrants and Private Placement Warrants, and Sponsor Earnout Shares and Old Renovacor Earnout Shares, which would result in the issuance of incremental shares of common stock, unless their effect would be anti-dilutive.
	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands except per share data)	2022	2021	2022	2021
Net income (loss) per share – Basic:
Net income (loss)	$(4,024)	$(3,718)	$2,570	$(5,400)
Less: Undistributed earnings to participating securities	—	—	(72)	—
Net income (loss) attributable to common stockholders	$(4,024)	$(3,718)	$2,498	$(5,400)

Net income (loss)	$(4,024)	$(3,718)	$2,498	$(5,400)
Denominator for basic net income (loss) per share	17,478,008	6,274,566	17,471,341	6,274,566
Basic net income (loss) per common share	$(0.23)	$(0.59)	$0.14	$(0.86)

Net income (loss) per share – Diluted:
Net income (loss)	$(4,024)	$(3,718)	$2,570	$(5,400)
Less: Undistributed earnings to participating securities	—	—	(72)	—
Numerator for diluted net income (loss) per share	$(4,024)	$(3,718)	$2,498	$(5,400)

Denominator for basic net income (loss) per share	17,478,008	6,274,566	17,471,341	6,274,566
Plus: Incremental shares underlying “in the money” options outstanding	—	—	39,153	—
Plus: Incremental shares underlying time-based restricted stock units	—	—	39,632	—
Denominator for diluted net income (loss) per share	17,478,008	6,274,566	17,550,126	6,274,566
Diluted net income (loss) per common share	$(0.23)	$(0.59)	$0.14	$(0.86)
The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share for the three and six months ended June 30, 2022 and 2021, as their effect is anti-dilutive:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Stock options	2,140,201	194,926	1,826,229	194,926
Restricted stock units	234,872	—	234,872	—
Common stock warrants	12,122,644	—	12,122,644	—
Earnout shares	2,422,816	—	2,422,816	—
Total	16,920,533	194,926	16,606,561	194,926
Note 14. Subsequent Events
The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Renovacor, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Renovacor, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ERNST & YOUNG LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania
March 24, 2022

RENOVACOR, INC.
Consolidated Balance Sheets
as of December 31, 2021 and 2020
(In thousands, except share and per share amounts)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$78,790	$5,384
Prepaid expenses	1,763	107
Total current assets	80,553	5,491
Property and equipment, net	379	1
Other	67	—
Total assets	$80,999	$5,492

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,536	$137
Accrued expenses	2,498	57
Total current liabilities	4,034	194
Warrant liability	11,165	—
Share earnout liability (includes 500,000 shares of Common stock, $0.0001 par value per share, subject to forfeiture, issued and outstanding at December 31, 2021 – Note 3)	12,256	—
Total liabilities	27,455	194

Commitments and contingencies (Note 8)

Stockholders’ equity:*
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; none issued or outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 16,756,042 and 6,274,566 shares issued and outstanding at December 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	72,540	10,194
Accumulated deficit	(18,998)	(4,897)
Total stockholders’ equity	53,544	5,298
Total liabilities and stockholders’ equity	$80,999	$5,492
*	Reflects effect of retroactive application of reverse recapitalization (Note 3).
The accompanying notes are an integral part of these consolidated financial statements.

RENOVACOR, INC.
Consolidated Statements of Operations
for the Years ended December 31, 2021 and 2020
	Year Ended December 31,
(In thousands, except share and per share amounts)	2021	2020
Operating expenses:
Research and development	$11,757	$2,425
General and administrative	6,872	805
Loss from operations	(18,629)	(3,230)
Other income (expense):
Interest income (expense), net	(146)	—
Change in fair value of derivative liability	80	—
Change in fair value of warrant liability	2,240	—
Change in fair value of share earnout liability	2,354	—
Net Loss	$(14,101)	$(3,230)

Net loss per share – basic and diluted	$(1.41)	$(0.83)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders – basic and diluted	9,976,240	3,883,316
The accompanying notes are an integral part of these consolidated financial statements.

RENOVACOR, INC.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
for the Years ended December 31, 2021 and 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
(In thousands, except share amounts)	Shares	Amount	Shares	Amount
Balance, December 31, 2019 (as previously reported)	934,803	$3,439	1,933,988	$—	$95	$(1,667)	$(1,572)
Retroactive application of reverse recapitalization (Note 3)	(934,803)	(3,439)	1,384,468	—	3,439	—	3,439
Balance, December 31, 2019, effect of Merger (Note 3)	—	$—	3,318,456	$—	$3,534	$(1,667)	$1,867
Issuance of Series A Preferred	—	—	2,938,864	1	6,634	—	6,635
Issuance of restricted common stock	—	—	9,121	—	—	—	—
Vesting of restricted common stock	—	—	—	—	18	—	18
Issuance of common stock in exchange for license rights	—	—	8,125	—	4	—	4
Stock-based compensation	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	(3,230)	(3,230)
Balance, December 31, 2020	—	$—	6,274,566	$1	$10,194	$(4,897)	$5,298
Issuance of restricted common stock	—	—	30,495	—	—	—	—
Effect of Merger and recapitalization (refer to Note 3)	—	—	8,166,205	1	31,269	—	31,270
Common stock and pre-funded warrants issued pursuant to PIPE financing	—	—	2,284,776	—	29,704	—	29,704
Stock-based compensation	—	—	—	—	1,373	—	1,373
Net loss	—	—	—	—	—	(14,101)	(14,101)
Balance, December 31, 2021	—	$—	16,756,042	$2	$72,540	$(18,998)	$53,544
The accompanying notes are an integral part of these consolidated financial statements.

RENOVACOR, INC.
Consolidated Statements of Cash Flows
for the Years ended December 31, 2021 and 2020
	Year Ended December 31,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,101)	$(3,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,373	4
Shares issued in connection with license agreement	—	4
Gain on change in fair value of derivative liability	(80)	—
Gain on change in fair value of warrant liability	(2,240)	—
Gain on change in fair value of share earnout liability	(2,354)	—
Amortization of debt discount	136	—
Depreciation expense	2	1
Change in assets and liabilities:
Prepaid expenses	(1,656)	(8)
Other assets	(67)	—
Accounts payable	1,346	(219)
Accrued expenses	2,081	36
Net cash used in operating activities	(15,560)	(3,412)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(20)	—
Net cash used in investing activities	(20)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	—	6,635
Proceeds from issuance of convertible promissory note, net of issuance costs	2,445	—
Effect of Merger, net of transaction costs (Note 3)	86,541	—
Net cash provided by financing activities	88,986	6,635
Net increase in cash and cash equivalents	73,406	3,223
Cash and cash equivalents at beginning of period	5,384	2,161
Cash and cash equivalents at end of period	$78,790	$5,384

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Merger costs allocated to equity included in accounts payable	$53	$—
Property and equipment in accrued expenses	$360	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFO:
Cash paid during the period for interest	$12	$—
The accompanying notes are an integral part of these consolidated financial statements.

RENOVACOR, INC.
Notes to Consolidated Financial Statements
Note 1. Business and Organization
Renovacor, Inc. (the “Company,” or “Renovacor”) (f/k/a Chardan Healthcare Acquisition 2 Corp. (“Chardan”)), a Delaware corporation, is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The Company’s initial focus is on the treatment of BCL2-associated athanogene 3 (BAG3) mutation-associated dilated cardiomyopathy (“DCM”) (“BAG3 DCM”). BAG3 DCM is a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. The Company’s lead product candidate, REN-001, is a recombinant adeno-associated virus (“AAV”) 9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM.
The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.
Merger Agreement
Prior to September 2, 2021, the Company was a special purpose acquisition company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities. On September 2, 2021 (the “Closing Date”), the Company consummated the business combination contemplated by that certain Agreement and Plan of Merger, dated March 22, 2021 (the “Merger Agreement”), by and among the Company, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Renovacor Holdings, Inc. (f/k/a Renovacor, Inc. (“Old Renovacor”)). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old Renovacor, with Old Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Chardan Healthcare Acquisition 2 Corp. to Renovacor, Inc. (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
Liquidity Considerations
The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date these financial statements are issued. As of December 31, 2021, the Company had an accumulated deficit of $19.0 million and a cash and cash equivalents balance of $78.8 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $14.1 million for the year ended December 31, 2021. The Company expects to continue to incur substantial operating losses and negative cash flows for the foreseeable future and will require additional capital as it continues to advance REN-001 and/or any future product candidates through development.
The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, which requires management to assess the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management currently anticipates that the Company’s balance of cash and cash equivalents, as of December 31, 2021, is sufficient to enable the Company to continue as a going concern through the one-year period subsequent to the filing date of this Annual Report on Form 10-K. Management’s operating plan, which underlies the analysis of the Company’s ability to continue as a going concern, involves the estimation of the amount and timing of future cash inflows and outflows. Actual results could vary from the operating plan.
The Company has and will continue to evaluate available alternatives to extend its operations beyond this date, which include financing its operations through a combination of equity offerings, debt financings, collaborations,

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
strategic alliances and licensing arrangements. However, the Company may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If the Company fails to raise capital or enter into such agreements or arrangements as, and when, needed, it may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its product candidates.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).
Reverse Recapitalization
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, the Company is treated as the “acquired” company and Old Renovacor is treated as the acquirer for financial reporting purposes. As a result, the consolidated assets, liabilities and results of operations prior to the Business Combination are those of Old Renovacor. Additionally, the shares and corresponding capital amounts and losses per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the applicable exchange ratio resulting from the Common Per Share Merger Consideration and/or the Preferred Per Share Merger Consideration (each as defined by the Merger Agreement). For additional information on the Business Combination and the resulting exchange ratio, see Note 3, Merger and Recapitalization, to these consolidated financial statements.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expense, and related disclosures. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. Estimates relied upon in preparing these financial statements relate to, but are not limited to, the fair value of financial instruments, stock-based compensation assumptions and accrued expenses (including accrued and prepaid research and development costs). Actual results may differ from these estimates under different assumptions or conditions.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Segment Information
Operating segments are defined as components of an enterprise in which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and assessing performance. The Company views its operations and manages its business as one operating segment, which is the business of developing innovative precision therapies for genetically-driven cardiovascular and mechanistically-related diseases.
Concentration of Credit Risk
Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash primarily held at one financial institution, which, at times, may exceed federally insured limits, and cash equivalents consisting of investments in money market funds managed by a variety of financial institutions. The Company's credit risk is managed by investing in only highly rated money market instruments. As a result, no significant additional credit risk is believed by management to be inherent in the Company’s assets and the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on such accounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of 90 days or less when purchased to be “cash equivalents.” Cash and cash equivalents at December 31, 2021 consisted of cash and money market funds.
Property and Equipment, net
Property and equipment is carried at acquisition cost less accumulated depreciation, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with ASC 360-10-35, Impairment or Disposal of Long-Lived Assets. The cost of normal, recurring, or periodic repairs and maintenance activities related to property and equipment, if any, are expensed as incurred. The cost for planned major maintenance activities, including the related acquisition or construction of assets, is capitalized if the repair will result in future economic benefits.
Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets. Equipment and other long-lived assets are depreciated over three to five years. The Company's property and equipment as of December 31, 2021 is comprised of lab equipment. When an asset is disposed of, the associated cost and accumulated depreciation is removed from the related accounts on the Company's balance sheet with any resulting gain or loss included in the Company's condensed consolidated statement of operations.
Financial Instruments
The fair value of the Company’s financial instruments is determined and disclosed in accordance with the three-tier fair value hierarchy specified in Note 4, Fair Value Measurements. The Company is required to disclose the estimated fair values of its financial instruments. As of December 31, 2021, the Company’s financial instruments consisted of cash equivalents and warrant and share earnout liabilities. No such financial instruments existed as of December 31, 2020. As of December 31, 2021, the Company did not have any other derivatives, hedging instruments or other similar financial instruments.
Warrant Liability
The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and/or ASC Topic 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in Change in Fair Value of Warrant Liability in the Company’s consolidated statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Share Earnout Liability
The Company accounts for share earnout arrangements that represent equity-linked instruments as either liabilities or equity instruments in accordance with ASC 815, unless such arrangements are within the scope of ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), depending on the specific terms of the contract. Contracts classified as liabilities are recorded at their estimated fair values at each reporting period until they are no longer outstanding. Changes in the estimated fair value of liability-classified share earnout arrangements are recorded in Change in Fair Value of Share Earnout Liability in the Company’s consolidated statements of operations.
Convertible Note
On July 20, 2021, in accordance with the Merger Agreement and pursuant to a note purchase agreement (the “Note Purchase Agreement”), dated July 20, 2021, by and between Old Renovacor and Chardan Healthcare Investments, LLC (“Chardan Healthcare”), an affiliate of the Company's sponsor, Chardan Investments 2, LLC (the “Sponsor”), Old Renovacor issued a $2.5 million convertible promissory note to Chardan Healthcare (the “Convertible Promissory Note”) in exchange for $2,500,000 in cash to be used to finance Old Renovacor’s operations through the consummation of the Merger.
In connection with the closing of the Merger, the total principal of $2.5 million converted automatically into shares of the Company’s common stock, at a price per share equal to $10.00. All accrued and unpaid interest was cash settled following the Closing Date. At inception of the Note Purchase Agreement and issuance of the Convertible Promissory Note thereunder, it was determined that certain of the embedded features met the definition of an embedded derivative liability (e.g., contingent redemption features), that was required to be bifurcated from the host instrument (recorded as a debt discount) and measured at fair value. Upon conversion of the Convertible Promissory Note on the Closing Date, the Company reclassified the net carrying value of the Convertible Promissory Note to additional paid-in capital. The Company also derecognized the derivative liability on the Closing Date, resulting in a gain on change in fair value of derivative liability of approximately $0.1 million recorded in the consolidated statement of operations for the year ended December 31, 2021.
Research and Development Expense
The Company expenses research and development expenses as incurred. The Company’s research and development expenses consist primarily of personnel-related expenses such as salaries, stock-based compensation, and benefits, and external costs of outside vendors engaged to conduct preclinical development activities, including manufacturing of preclinical and clinical drug supply. The Company accrues for expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. There may be instances in which payments made to the Company’s vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual or prepaid expense accordingly.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees over the requisite service period, generally the vesting period, based on the estimated grant-date fair value of the awards. The Company accounts for forfeitures as they occur. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative or research and development costs in the condensed consolidated statements of operations based upon the underlying individual’s role at the Company.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Income Taxes
The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the use of the asset and liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Management annually evaluates the recoverability of deferred taxes and the adequacy of the valuation allowance (see Note 12).
The Company follows the provisions of ASC 740 relative to accounting for uncertain tax positions. These provisions provide guidance on the recognition, de-recognition and measurement of potential tax benefits associated with tax positions.
Net Loss per Common Share
Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period, which includes shares of common stock underlying the Pre-funded Warrant (as defined herein), as such warrant is exercisable, in whole or in part, for nominal cash consideration with no expiration date. Shares of common stock outstanding but subject to forfeiture and cancellation by the Company (e.g., Sponsor Earnout Shares – see Note 3) are excluded from the weighted-average shares until the period in which such shares are no longer subject to forfeiture. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, Public Warrants and Private Placement Warrants, and Sponsor Earnout Shares and Old Renovacor Earnout Shares (each as defined herein), which would result in the issuance of incremental shares of common stock, unless their effect would be anti-dilutive. See Note 14 for additional details.
New Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB and rules are issued by the SEC that the Company has or will adopt as of a specified date. Unless otherwise noted, management does not believe that any other recently issued accounting pronouncements issued by the FASB or guidance issued by the SEC had, or is expected to have, a material impact on the Company’s present or future consolidated financial statements.
Accounting Pronouncements Recently Adopted
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies the accounting for certain convertible instruments. ASU 2020-06 will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2020. The Company adopted this standard effective January 1, 2021, and there was no material impact on the Company’s consolidated financial statements.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 (amended by ASU 2019-10 and ASU 2020-05) is effective for non-public entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required at the beginning of the earliest comparative period

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
presented in the financial statements, with certain practical expedients available. The Company does not expect the adoption of this standard, effective January 1, 2022, to have a material impact on the Company’s consolidated financial statements as of the adoption date. However, should the Company enter into material operating leases in the future, such as real estate leases for corporate headquarters and other office and lab space, the Company anticipates an increase in assets and liabilities due to the recognition of the required right-of use asset and corresponding lease liability for such lease obligations.
Note 3. Merger and Recapitalization
Merger Agreement
As discussed in Note 1, on the Closing Date, the Company closed the Business Combination with Old Renovacor, as a result of which Old Renovacor became a wholly-owned subsidiary of the Company. While the Company was the legal acquirer of Old Renovacor in the business combination, for accounting purposes, the Merger is treated as a reverse recapitalization, whereby Old Renovacor is deemed to be the accounting acquirer, and the historical financial statements of Old Renovacor became the historical consolidated financial statements of the Company upon the closing of the Merger. Under this method of accounting, the Company was treated as the “acquired” company and Old Renovacor is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Renovacor issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Old Renovacor.
At the consummation of the Merger Agreement upon filing of a certificate of Merger, which occurred on the Closing Date (the “Effective Time”), an aggregate of 6,305,061 shares of the Company’s common stock, par value $0.0001 per share, plus 194,926 Exchanged Options (defined below) (the “Aggregate Merger Consideration”) was issued to equityholders of Old Renovacor as of immediately prior to the Effective Time. Out of the Aggregate Merger Consideration, each holder of preferred stock of Old Renovacor, par value $0.0001 per share (the “Old Renovacor Preferred Stock”) was entitled to receive a number of shares of the Company's common stock equal to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor Preferred Stock. Each holder of common stock of Old Renovacor, par value $0.0001 per share (the “Old Renovacor Common Stock,” and together with Old Renovacor’s preferred stock, the “Old Renovacor Capital Stock”), was entitled to receive a number of shares of the Company’s common stock equal to the Common Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor Common Stock. In addition, pursuant to the Company's 2021 Investor Incentive Plan, a portion of the Aggregate Merger Consideration was allocated among certain Old Renovacor equityholders or their affiliates who elected to participate in the PIPE Investment on a pro rata basis based on their respective investment amounts.
Each option to purchase shares of Old Renovacor Common Stock (“Old Renovacor Option”) outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of shares of the Company’s common stock (rounded down to the nearest whole number) equal to the product of the number of shares of Old Renovacor Common Stock subject to such Old Renovacor option and the Common Per Share Merger Consideration (an “Exchanged Option”), which Exchanged Option is subject to the same vesting terms applicable to the Old Renovacor Option as of immediately prior to the Effective Time.
The shares and corresponding capital amounts and loss per share related to Old Renovacor Common Stock prior to the Business Combination Transaction have been retroactively restated to reflect the Common Per Share Merger Consideration and the Preferred Per Share Merger Consideration, as applicable.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Holders of Old Renovacor Capital Stock are entitled to receive up to an additional 1,922,816 shares of the Company’s common stock (the “Old Renovacor Earnout Shares”) as follows:
•
576,845 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the date of the Closing (the “Closing Date”) and ending on December 31, 2023 (the “First Earnout Period”), the volume-weighted average price (“VWAP”) (as defined in the Merger Agreement) of the Company’s common stock over any twenty (20) Trading Days (as defined in the Merger Agreement) (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $17.50 per share of the Company’s common stock (the “First Milestone”).

•
An additional 576,845 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2025 (the “Second Earnout Period”), the VWAP of the Company’s common stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $25.00 per share of the Company’s common stock (the “Second Milestone”).

•
An additional 769,126 Old Renovacor Earnout Shares, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2027 (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period” and collectively, the “Earnout Periods”), the VWAP of the Company’s common stock over any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period is greater than or equal to $35.00 per share of the Company’s common stock (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”).

•
Upon the consummation of any Change in Control (as defined in the Merger Agreement) during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the Company’s common stock in such Change in Control transaction and the Company will take all actions necessary to provide for the issuance of the shares of the Company’s common stock comprising the applicable Old Renovacor Earnout Shares issuable in respect of such Earnout Milestone(s) prior to the consummation of such Change in Control.

Each holder of Old Renovacor's Capital Stock was entitled to such holder’s aggregate Per Share Earnout Consideration (as defined in the Merger Agreement) in respect of such shares of Old Renovacor's Capital Stock as described above. In addition, at the Effective Time, holders of Old Renovacor Options received the right to be granted an Earnout RSU Award (as defined in the Merger Agreement) in respect of such holder’s Old Renovacor Options, which entitle such holder to an aggregate number of shares of the Company's common stock equal to the aggregate Per Share Earnout Consideration in respect of the shares of Old Renovacor Capital Stock underlying such Old Renovacor Options, if any, subject to the satisfaction of the applicable vesting conditions with respect to the Exchanged Options issued in respect of such Renovacor Options at the Closing. See Note 11 for further details.
Further, under the terms of the Business Combination (as provided for in the Sponsor Support Agreement), certain Sponsor Shares totaling 500,000 were placed into escrow and subject to forfeiture (the “Sponsor Earnout Shares”). Such Sponsor Earnout Shares will be released from escrow if the weighted average sale price of the Company's common stock equals or exceeds the applicable Target Price (as set forth in the table below) for any 20 trading days within a 30-day trading period from the Effective Time until the applicable end date. Upon consummation of any Change in Control during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the per share common stock price in such Change in Control transaction. Any Sponsor Earnout Shares that remain unvested as of the expiration of the applicable earnout period shall be forfeited and canceled.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The Old Renovacor Earnout Shares and Sponsor Earnout Shares (collectively, the “Earnout Shares”) are summarized, as set forth in the table below:
	Target Price	Old Renovacor Earnout Shares	Sponsor Earnout Shares	Total
December 31, 2023	$17.50	576,845	150,000	726,845
December 31, 2025	$25.00	576,845	150,000	726,845
December 31, 2027	$35.00	769,126	200,000	969,126
		1,922,816	500,000	2,422,816
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”), with certain investors (“PIPE Investors”), including Chardan Healthcare, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on the Closing Date, and concurrently with the closing of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares the Company's common stock, at a price of $10.00 per share, and a pre-funded warrant entitling the holder thereof to purchase 715,224 shares of the Company's common stock (the “Pre-Funded Warrant”) at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant, for aggregate gross proceeds of approximately $30.0 million (the “PIPE Investment”). The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and is exercisable indefinitely, provided that the holder of the Pre-Funded Warrant is prohibited from exercising such Pre-Funded Warrant in an amount that would cause such holder’s beneficial ownership of our Common Stock to exceed 9.99%, which limitation may be increased up to 19.99% at the option of the holder from time to time.
The following table reconciles the elements of the Merger to the Consolidated Statement of Cash Flows for the year ended December 31, 2021:
Recapitalization
Cash – CHAQ trust and cash, net of redemptions	65,127
Cash – PIPE financing	29,993
Less: CHAQ and Old Renovacor transaction costs paid	(6,079)
Less: Settlement of convertible note at closing	(2,500)
Effect of Merger, net of redemptions and transaction costs	86,541
The following table reconciles the elements of the Merger to the Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the year ended December 31, 2021:
Recapitalization
Cash – CHAQ trust and cash, net of redemptions	65,127
Less: CHAQ and Old Renovacor transaction costs incurred	(5,842)
Less: Fair value of assumed Private Placement Warrants from CHAQ	(13,405)
Less: Fair value of Earnout Consideration and Sponsor Earnout Consideration(1)	(14,610)
Effect of Merger, net of redemptions and transaction costs	31,270

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The following table details the number of shares of common stock issued immediately following the consummation of the Merger:
Number of Shares
Common stock, outstanding prior to Merger	8,622,644
Less: redemption of CHAQ shares	(2,112,100)
Common stock of CHAQ	6,510,544
CHAQ Founder shares	2,155,661
Shares issued in PIPE Financing	2,284,776
Merger and PIPE financing shares - common stock	10,950,981
Shares issued to Old Renovacor - common stock(1)	6,305,061
Total shares of common stock immediately after Merger(2)	17,256,042
(1)
The number of shares of common stock issued to Old Renovacor equityholders was determined based on (i) 1,987,636 shares of Old Renovacor Common Stock outstanding immediately prior to the closing of the Merger converted based on the Common Per Share Merger Consideration (as defined in the Merger Agreement) and (ii) 2,578,518 shares of Old Renovacor Preferred Stock outstanding immediately prior to the closing of the Merger converted based on the Preferred Per Share Merger Consideration (as defined in the Merger Agreement). All fractional shares were rounded down.

(2)
Includes 500,000 shares of common stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the Earnout Milestones set forth in the Sponsor Support Agreement. Such shares are liability classified and included in the Share earnout liability as of December 31, 2021.

See Note 10 – Stockholders’ Equity for additional details of the Company’s capital stock.
Note 4. Fair Value Measurements
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company applies the guidance in ASC 820, Fair Value Measurement, to account for financial assets and liabilities measured on a recurring basis. Fair value is measured at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.
The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity's own assumptions (unobservable inputs). The guidance requires that fair value measurements be classified and disclosed in one of the following three categories:
•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period. There were no transfers between Level 1, 2 and 3 during the year ended December 31, 2021.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The table below presents the liabilities measured and recorded in the financial statements at fair value on a recurring basis at December 31, 2021 categorized by the level of inputs used in the valuation of each asset and liability.
	December 31, 2021
(In thousands)	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents – money market funds	$77,792	$77,792	$—	$—
Total assets	$77,792	$77,792	$—	$—
Liabilities
Warrant liability	$11,165	$—	$—	$11,165
Share earnout liability	12,256	—	—	12,256
Total liabilities	$23,421	$—	$—	$23,421
As of December 31, 2020, the Company had no assets or liabilities measured and recorded at fair value on a recurring basis.
Changes in Level 3 Liabilities Measured at Fair Value on a Recurring Basis
Warrant Liability and Earnout Share Liability
The reconciliation of the Company's warrant and earnout share liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows:
(In thousands)	Warrant Liability	Earnout Share Liability
Balance, December 31, 2020	$—	$—
Assumed warrants due to Merger(1)	13,405	—
Issuance of earn-out shares(1)	—	14,610
Change in the fair value of liability	(2,240)	(2,354)
Balance, December 31, 2021	$11,165	$12,256
(1)	Represents fair value on the Closing Date
Assumptions Used in Determining Fair Value of Liability-Classified Warrants
The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the expected remaining life of the Private Placement Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Private Placement Warrants. The expected life of the Private Placement Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The fair value of the Private Placement Warrants has been estimated with the following assumptions:
	December 31, 2021	September 2, 2021
Stock price	$7.70	$8.41
Strike price	$11.50	$11.50
Expected volatility	75.0%	75.0%
Risk-free interest rate	1.01%	0.54%
Expected dividend yield	—	—
Expected life (years)	3.31	3.64
Fair value per warrant	$3.19	$3.83
Assumptions Used in Determining Fair Value of Liability-Classified Earnout Shares
The Company utilizes a Monte Carlo simulation to value the Earnout Shares. The Company selected this model as it believes it is reflective of all significant assumptions that market participants would likely consider in negotiating the transfer of the Earnout Shares. Such assumptions include, among other inputs, expected stock price volatility, risk-free rates, and change in control assumptions. The Company estimates probability of a change in control based on both market data for the biotechnology industry and management's own assessment. The Company estimates the expected volatility of its common stock based on historical volatility of a peer group, considering the remaining term of the Earnout Shares. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the expected remaining life of the Earnout Shares. The expected life of the Earnout Shares is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The fair value of the Earnout Shares has been estimated with the following assumptions:
	December 31, 2021	September 2, 2021
Stock price	$7.70	$8.41
Probability of Change in Control	7.5%	7.5%
Expected volatility	75.0%	75.0%
Risk-free interest rate	1.35%	0.97%
Expected dividend yield	—	—
Expected life (years)	6.00	6.33
Fair value per share	$5.06	$6.03
Note 5. Property and Equipment
Property and equipment, net, consisted of the following:
	December 31,
($ in thousands)	2021	2020
Laboratory equipment	$380	$3
Less: accumulated amortization	(1)	(2)
Property and equipment, net	$379	$1
Depreciation and amortization expense on property and equipment was less than $0.1 million for each of the years ended December 31, 2021 and 2020. Total non-cash property additions was $0.3 million for the year ended December 31, 2021. There were no impairment-related charges were recognized during the years ended December 31, 2021 and 2020.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Note 6. Prepaid Expenses
Prepaid expenses consisted of the following:
	December 31,
($ in thousands)	2021	2020
Research and development costs	$209	$90
Insurance	1,369	15
Other	185	2
Total prepaid expenses	$1,763	$107
Note 7. Accrued Expenses
Accrued expenses consisted of the following:
	December 31,
($ in thousands)	2021	2020
Employee compensation and benefits	$1,282	$35
External research and development expenses	409	22
Property and equipment	360	—
Professional fees	347	—
Other	100	—
Total accrued expenses	$2,498	$57
Note 8. Commitments and Contingencies
Legal Proceedings
The Company is not currently subject to any material legal proceedings.
Sponsored Research Agreement
The Company is committed to funding the Temple SRA as further described in Note 9.
Employee Benefit Plan
Effective May 2021, the Company adopted an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions up to a specified percentage of their compensation. Under the plan, the Company matches 100% of employees’ contributions up to 4% of annual compensation contributed by each employee, subject to Internal Revenue Code limitations. Less than $1.0 million of 401(k) benefits were charged to operating expenses for the year ended December 31, 2021.
Note 9. License and Sponsored Research Agreements
Temple University
In August 2019, Old Renovacor entered into an exclusive license agreement effective as of August 12, 2019 (the “Temple License Agreement”) and a sponsored research agreement, which was amended effective as of August 12, 2019, August 27, 2019 and further amended effective as of July 1, 2021 (as amended to date, the “Temple SRA”), each with Temple University (“Temple”). The Temple License Agreement was assigned to the Company in connection with the Merger. Pursuant to the Temple License Agreement, Temple granted the Company an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions related to the use of BAG3 technology for the diagnosis, prevention or treatment of diseases in humans, and a non-exclusive license to use specified know-how and materials with a provision that Temple will retain the rights to practice the patent rights for non-commercial educational research purposes only and shall be free to sublicense these rights to other non-profit educational and research institutions solely for noncommercial

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
research and educational purposes. Under the Temple SRA, Temple is primarily responsible for preclinical development activities with respect to licensed technology and know-how through the pursuit of specific investigational questions which, in the aggregate, are intended to provide important supporting data for a future IND-enabling studies and for potential future marketing efforts. The Company is responsible for all subsequent clinical development and commercialization activities with respect to the licensed technology and know-how.
Upon execution of the Temple License Agreement in 2019, Old Renovacor issued to Temple 97,879 shares of Old Renovacor Common Stock on the effective date of the transaction and agreed to issue Temple an additional 9,130 shares of Old Renovacor Common Stock upon the closing date of the second tranche of the Series A Convertible Preferred Stock, which occurred in November 2020. The Company also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to the Company entering into the License Agreement, and the Company is responsible for all the ongoing costs relating to the prosecution and maintenance of the Temple patent rights licensed to the Company going forward. The Company also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the Temple License Agreement and continuing each annual anniversary thereafter. Further, as required by Section 12.2 of the License Agreement, the Company was required to pay, and recorded to research and development expense during the third quarter of 2021, an assignment fee of $100,000 to Temple following closing of the Merger related to the assignment of the License Agreement from Old Renovacor to the Company.
The Temple License Agreement requires the Company to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, the Company is required to pay Temple a low single-digit royalty on net sales of any product utilizing the patent rights under the License Agreement, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, the Company must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.
The Temple License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041); (ii) the termination by Temple upon (a) an uncured breach by the Company, with a 60-day notification period, (b) the Company’s filing of a voluntary petition in bankruptcy or related proceeding, providing such petition is not dismissed within 90 days after the filing thereof, (c) a failure by the Company to meet certain milestones set forth in the Licensed Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, the Company may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject a 90-day notification period.
As it relates to the Temple SRA, prior to the amendment entered into in August 2021 and effective as of July 1, 2021, Temple was to conduct certain preclinical activities for a three-year period, unless terminated sooner or extended by mutual written consent, for which the Company was obligated to fund approximately $0.9 million over the three-year initial term of the Temple SRA. The Temple SRA was further amended effective as of July 1, 2021 (the “2021 Amendment”) to, among other things, revise the period of performance, scope of work, and the budget. Following the 2021 Amendment, the Company is obligated to fund a total of approximately $5.3 million to Temple through June 30, 2024 pursuant to the Temple SRA, of which approximately $1.4 million has been funded and/or incurred since inception of the Temple SRA through December 31, 2021.
During the years ended December 31, 2021 and 2020, the Company recorded research and development expenses of approximately $0.9 million and $0.3 million, respectively, related to the Temple SRA.
Note 10. Stockholder’s Equity
Common Stock
Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company was authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
As discussed in Note 3, the Company has retroactively adjusted the shares issued and outstanding prior to September 2, 2021 to give effect to the Common Per Share Merger Consideration (as defined in the Merger Agreement) to determine the number of shares of common stock into which they were converted.
Prior to the Merger, the Company was authorized to issue up to 6,000,000 shares of common stock, of which 1,987,636 were issued and outstanding immediately prior to the Closing Date. See Note 3.
Preferred Stock
Upon closing of the Merger, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, the Company was authorized to issue up to 1,000,000 shares of undesignated preferred stock, par value $0.0001 (the “Undesignated Preferred Stock”). The Company's board of directors or any committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series, and by filing a certificate of designations pursuant to the General Corporate Law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.
As discussed in Note 3, the Company has retroactively adjusted the shares issued and outstanding prior to September 2, 2021 to give effect to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) to determine the number of shares of common stock into which they were converted.
Prior to the Merger, the Company was authorized to issue up to 3,333,283 shares of its Series A convertible preferred stock, par value $0.0001 (“Series A Preferred Stock”), of which 2,578,518 were issued and outstanding immediately prior to the Closing Date. See Note 3. The Series A Preferred Stock, prior to consummation of the Business Combination, was convertible into common stock at the option of the holder at any time and without payment of any additional consideration. Each share of Series A Preferred Stock was convertible into a number of fully paid shares of common stock as is determined by dividing the Series A Preferred Stock original issuance price ($4.065063) by the Series A Preferred Stock conversion price (initially equal to $4.065063). Provided, however, shares of Series A Preferred Stock would automatically be converted into shares of common stock upon either (a) the closing of an underwritten public offering at a price of at least $12.20 per share resulting in at least $60 million of gross proceeds, prior to deductions for underwriting discounts, commission, and expenses, or (b) the date and time, or occurrence of an event, specified by a vote of at least a majority of the holders of the Series A Preferred Stock then outstanding. The Series A Preferred Stock was subject to redemption under certain deemed liquidation events and the holders were entitled to a liquidation preference in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, or deemed liquidation event of the Company (which includes certain mergers and asset transfers). The liquidation preference was an amount equal $4.065063, plus cumulative accrued dividends to date on such shares.
Assumed Public Warrants
Prior to the Merger, the Company had outstanding 8,622,644 warrants (the “Public Warrants”) which were issued in connection with the Company's initial public offering in April 2020 (the “Chardan IPO”). Each Public Warrant entitles the holder to purchase one-half of one share of the Company's common stock at an exercise price of $11.50 per whole share, subject to adjustment. No fractional shares will be issued upon exercise of the Public Warrants. Therefore, the Public Warrants must be exercised in multiples of two Public Warrants for one share of the Company's common stock. The Public Warrants became exercisable upon the closing of the Business Combination; provided the Company has an effective and current registration statement covering the shares of Company common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock. The Public Warrants will expire five years following the Closing Date or earlier upon redemption or liquidation.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The Company may redeem the Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Public Warrant;
•	at any time during the exercise period;
•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the last sale price of the Company’s common stock equals or exceeds $16.00 per share for any 10 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

To date, certain of the above conditions have not been met to redeem the Public Warrants. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of shares of Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants.
The Company determined that the Public Warrants met all of the criteria for equity classification. Accordingly, upon closing of the Merger, the Public Warrants were recorded as a component of additional paid-in capital.
Assumed Private Placement Warrants
Prior to the Merger, the Company had outstanding 3,500,000 warrants (the “Private Placement Warrants”) which were issued simultaneously with the closing of the Chardan IPO, pursuant to a private placement transaction. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50. The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (i) will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (ii) will not be non-redeemable by the Company, in each case, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants purchased by Chardan will not be exercisable more than five years from the effective date of the Chardan IPO, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets or any of its related persons beneficially own these Private Placement Warrants.
The Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Company classifies the Private Placement Warrants as derivative liabilities in its consolidated balance sheet. The Company measures the fair value of the warrants at the end of each reporting period and recognizes changes in the fair value from the prior period in the Company’s operating results for the current period. Refer to Note 4 for discussion of fair value measurement of the warrant liabilities.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The following table summarizes outstanding warrants to purchase shares of the Company’s common stock as of December 31, 2021 and 2020:
	Number of Shares
	December 31,		Weighted-Average Exercise Price	Expiration Date
	2021	2020
Liability-classified Warrants
April 2020 Private Placement Warrants	3,500,000	—	$11.50	4/23/2025
	3,500,000	—
Equity-classified Warrants
April 2020 Public Warrants(1)	8,622,644	—	$11.50	9/2/2026
September 2021 Pre-Funded Warrants(2)	715,224	—	$0.01	—
	9,337,868	—
Total outstanding	12,837,868	—
(1)	Public Warrants assumed in the Merger. Each warrant share is exercisable for one-half share of common stock, provided, however, each warrant must be exercised in multiples of two.
(2)	Pre-Funded Warrant issued in connection with PIPE Investment (Note 3). Each warrant share is exercisable indefinitely for one share of common stock.
Capital Stock Reserves
As of December 31, 2021, the Company reserved the following shares of common stock for future issuance:
Amount
Shares issuable upon exercise of pre-funded warrants outstanding	715,224
Shares issuable upon exercise of warrants outstanding	7,811,322
Shares issuable upon issuance of contingent consideration (Earnout Shares and Earnout RSUs)	1,995,362
Shares issuable upon exercise of outstanding stock options	1,376,937
Shares reserved for future issuance under 2021 Incentive Plan	1,240,537
Total	13,139,382
Note 11. Stock-based Compensation
Equity Incentive Plans
As of December 31, 2021, the only equity compensation plan from which the Company may currently issue new awards is the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”), as more fully described below.
2018 Stock Option and Grant Plan
Prior to the Merger, Old Renovacor maintained its 2018 Stock Option and Grant Plan (the “2018 Plan”), under which Old Renovacor granted incentive stock options, non-qualified stock options and restricted stock awards to its employees and certain non-employees, including consultants, advisors and directors. The maximum aggregate shares of common stock that was subject to awards and issuable under the 2018 Plan was 1,118,869 prior to the Merger.
As more fully described in Note 3, in connection with the Merger, each Old Renovacor Option that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by the Company and converted into an option to purchase an adjusted number of shares of the Company's common stock at an adjusted exercise price per share, based on the Per Common Share Merger Consideration, and will continue to be governed by substantially the same terms and conditions, including vesting, as were applicable to the former option. Each Exchanged Option is exercisable for a number of whole shares of common stock equal to the product of the number of shares of Old Renovacor Common Stock underlying such Old

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Renovacor Options multiplied by the Per Common Share Merger Consideration, and the per share exercise price of such Exchanged Option is equal to the quotient determined by dividing the exercise price per share of the Old Renovacor Option by the Per Common Share Merger Consideration. Following the closing of the Merger, no new awards may be made under the 2018 Plan.
Upon the closing of the Merger, the outstanding and unexercised Old Renovacor Options became options to purchase an aggregate 194,926 shares of the Company’s common stock at an average exercise price of $5.66 per share. The Company accounted for the Exchanged Options as a modification of the existing options. Incremental compensation costs, measured as the excess, if any, of the fair value of the modified options over the fair value of the original options immediately before its terms are modified, is measured based on the fair value of the underlying shares and other pertinent factors at the modification date. The impact of the option modifications was de minimis.
2021 Omnibus Incentive Plan
At the Effective Time, the Company adopted the 2021 Plan which permits the granting of incentive stock options, non-qualified options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other stock-based awards, and performance awards to employees, directors, and non-employee consultants and/or advisors. As of December 31, 2021, 2,229,407 shares of Common Stock are authorized for issuance pursuant to awards under the 2021 Plan. The pool of available shares will be automatically increased on the first day of each calendar year, beginning January 1, 2022 and ending January 1, 2031, by an amount equal to the lesser of (i) 4% of the outstanding shares of our Common Stock determined on a fully-diluted basis as of the immediately preceding December 31 and (ii) such smaller number of shares as determined by the Company's board of directors.
In addition, any awards outstanding under the 2018 Plan upon the closing of the Business Combination, after adjustment for the Business Combination, remain outstanding. If any of those awards subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares after the closing of the Business Combination, the shares of the Company's common stock underlying those awards will automatically become available for issuance under the 2021 Plan. No new awards may be made under the 2018 Plan.
The exercise prices, vesting and other restrictions of the awards to be granted under the 2021 Plan are determined by the board of directors, except that no stock option may be issued with an exercise price less than the fair market value of the common stock at the date of the grant or have a term in excess of ten years. Options granted under the 2021 Plan are exercisable in whole or in part at any time subsequent to vesting.
As of December 31, 2021, options exercisable for 1,182,011 shares of commons stock and 72,546 Earnout RSUs have been granted, and 974,850 shares of common stock remain available for future issuance, under the 2021 Plan. After giving effect to the automatic increase in the pool of available shares effective January 1, 2021, 1,754,246 shares of common stock remain available for future issuance, under the 2021 Plan.
Accounting for Stock-based Compensation
The Company recognizes non-cash compensation expense for stock-based awards under the Company’s equity incentive plans over an award’s requisite service period, or vesting period, using the straight-line attribution method, based on their grant date fair value, determined using the Black-Scholes option-pricing model. Generally, the Company issues awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company recognizes forfeitures related to stock-based compensation awards as they occur and reverses any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The Company classifies stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified. Total stock-based compensation expense attributable to stock-based payments made to employees, consultants and directors included in operating expenses in the Company's consolidated statements of operations for the years ended December 31, 2021 and 2020 was as follows:
	Year Ended December 31,
($ in thousands)	2021	2020
Research and development	$1,027	$3
General and administrative	346	1
Total stock-based compensation expense	$1,373	$4
Stock Option Awards
Assumptions Used in Determining Fair Value of Stock Options
Inherent in the Black-Scholes option-pricing model are the following assumptions:
Volatility. The Company lacks company-specific historical and implied volatility information. Therefore, the Company estimates the expected stock volatility based on the historical volatility of a publicly traded set of peer companies over a period of time commensurate with the expected term of the stock options. The Company expects to continue to do so until it has adequate historical data regarding the volatility of the Company's traded stock price.
Expected term. The Company uses the simplified method described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), to determine the expected life of the option grants.
Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption.
Dividend rate. The dividend rate is based on the historical rate, which the Company anticipates will remain at zero.
Forfeitures. The Company accounts for forfeitures when they occur. Ultimately, the actual expense recognized over the vesting period will be for only those shares that vest.
Prior to the Business Combination, the grant date fair value of the shares of Old Renovacor common stock was determined by the Old Renovacor's board of directors with the assistance of management using valuation methodologies which utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. In determining the fair value of the shares of Old Renovacor's common stock, the methodologies used to estimate the enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Subsequent to the Business Combination, the Company utilizes the price of its publicly-traded common stock on the grant date to determine the grant date fair value of awards.
The fair value of each option award at the date of grant was estimated using the Black-Scholes option pricing model. All options granted during the years ended December 31, 2021 and 2020 were granted at exercise prices equal to the fair market value of the common stock on the dates of grant.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
The following table provides the weighted-average assumptions used in determining the fair value of option awards to purchase 1,303,810 and 37,531 shares of common stock issued during the years ended December 31, 2021 and 2020, respectively:
	Year Ended December 31,
	2021	2020
Expected volatility	77.3%	69.4%
Risk-free Interest Rate	1.00%	1.46%
Expected dividend yield	—	—
Expected term (years)	5.98	6.08
The weighted average fair value of the options granted during the years ended December 31, 2021 and 2020 was $5.32 and $0.28 per share, respectively.
Stock Option Activity
The following table summarizes stock option activity for the year ended December 31, 2021:
($ in thousands, except share and per share data)	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020 (as previously reported)	82,179	$0.25	8.4	$12
Retroactive application of reverse recapitalization (Note 3)	(9,052)	0.04
Outstanding at December 31, 2020, effect of Merger	73,127	$0.29
Granted	1,303,810	8.02
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding at December 31, 2021(1)	1,376,937	$7.61	9.5	$676
Exercisable at December 31, 2021	148,636	$6.59	7.9	$444
(1)
Includes both vested stock options as well as unvested stock options for which the requisite service period has not been rendered but that are expected to vest based on achievement of a service condition.

The fair value of options that vested during the year ended December 31, 2021 was $0.6 million. As of December 31, 2021, there was approximately $5.8 million of unrecognized stock-based compensation expense related to unvested stock options, which the Company expects to recognize over a weighted average period of 3.6 years.
Restricted Stock Awards
In connection with the closing of the Merger, all unvested restricted stock awards outstanding immediately prior to the Effective Time became fully vested, resulting in the recognition of less than $0.1 million in stock-based compensation expense. Additionally, pursuant to the provisions of the Merger Agreement, the Company issued 72,546 Earnout RSUs during the fourth quarter of 2021 which remain unvested at December 31, 2021, representing holders of Old Renovacor Options aggregate Per Share Earnout Consideration (as defined in the Merger Agreement) in respect of such shares of Old Renovacor Options. See Note 3 for details.
The Company determined that the Earnout RSUs represented a market-based award and is currently recognizing compensation expense for these awards over the estimated requisite service period based on the estimated fair value of the award, which was determined based on a Monte Carlo simulation. During the year ended

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
December 31, 2021, the Company recognized less than $0.1 million of compensation expense related to these awards. As of December 31, 2021, the remaining unrecognized compensation cost for the market-based component of these awards, which is expected to be recognized over a weighted-average period of 6.0 years, is $0.5 million.
Note 12. Income Taxes
During the years ended December 31, 2021 and 2020, the Company recorded no current or deferred income tax expenses or benefits as the Company has incurred losses since inception and has provided a full valuation allowance against its deferred tax assets.
A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2021 and 2020:
	2021	2020
Expected federal income tax rate	(21.0)%	(21.0)%
Change in valuation allowance	37.4	29.0
State income taxes, net of federal benefit	(10.8)	(8.0)
Warrant and share earnout liability	(6.8)	—
Other	1.2	—
Effective tax rate	—%	—%
The Company’s deferred tax assets at December 31, 2021 and 2020, consisted of the following:
(in thousands)	2021	2020
Operating loss carryforwards	$5,423	$1,251
Prepaids and accruals	660	—
Capitalized patent costs	293	167
Stock-based compensation	325	2
Total deferred tax assets	6,701	1,420
Valuation allowance	(6,701)	(1,420)
Net deferred tax assets	$—	$—
The Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of December 31, 2021 and 2020. Management considered the Company’s cumulative net losses and concluded as of December 31, 2021 and 2020, that it was more likely than not that the Company would not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance was established against the net deferred tax assets as of December 31, 2021 and 2020.
As of December 31, 2021, the Company had federal net operating loss (“NOL”) carryforwards of $18.5 million available to reduce future federal taxable income. The federal NOL carryforwards generated prior to 2018, totaling less than $0.1 million, expire at various dates beginning in 2034, and the remaining federal NOL carryforwards generated in 2018, 2019, 2020, and 2021 do not expire. The Tax Cuts and Jobs Act, enacted on December 22, 2017, limits a taxpayer’s ability to utilize NOL deduction in a year to 80% taxable income for federal NOLs arising in tax years beginning after December 31, 2017. The Coronavirus Aid, Relief, and Economic Security Act, enacted on March 27, 2020, retroactively and temporarily (for taxable years beginning before January 1, 2021) suspended application of the 80%-of-income limitation on the use of NOLs. As of December 31, 2021, the Company had state apportioned NOL carryforwards of $20.1 million available to reduce future state taxable income, which expire at various dates beginning in 2034.
Section 382 of the Internal Revenue Code of 1986 (“Section 382”) provides for an annual limitation on the utilization of net operating loss carryforwards when a corporation experiences an “ownership change” as defined in Section 382. More specifically if a corporation experiences an ownership change, there is an annual limitation on the amount of pre-ownership net operating losses that may be utilized to offset taxable income generated after the time of the

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
ownership change. In general, an ownership change within the meaning of Section 382 occurs if the percentage of stock owned by certain shareholders has increased by more than 50 percentage points over the lowest percentage of stock owned by such shareholders in the three prior years. In the event it is determined that an ownership change has occurred generating an annual limitation on utilization of pre-change net operating losses, any unused portion of the limitation is carried forward and increases the Section 382 limitation in the next year.
The Company has not yet conducted a study to assess whether a “ownership change” as defined in Section 382 has occurred as a result of the Business Combination or other changes in ownership since its inception. The Company intends to complete a Section 382 limitation study in 2022. prior to the filing of the Company's federal and state corporate income tax returns. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.
In the event the Company is charged interest or penalties related to income tax matters, the Company would record such interest as interest expense and would record such penalties as other expense in the Statements of Operations. No such charges have been incurred by the Company. For each of the years ended December 31, 2021 and 2020, the Company had no uncertain tax positions.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception to the present.
Note 13. Related Parties
Sponsor Ownership
Jonas Grossman, a member of the Company's board of directors since 2018, is a managing member of Chardan Capital Markets, LLC (“Chardan CM”), an affiliate of the Sponsor. Additionally, Gbola Amusa, a member of the Company's board of directors since June 2018, is a partner of Chardan CM. As of December 31, 2021, the Sponsor beneficially owned 1,605,661 shares of the Company’s common stock, excluding the Sponsor Earnout Shares being held in escrow and subject to vesting or forfeiture based on satisfaction of the Earnout Milestones set forth in that certain Sponsor Support Agreement, representing approximately 9.6% of the Company's outstanding common stock. As of December 31, 2021, an affiliate of the Sponsor, Chardan Healthcare, also owned 250,000 shares of the Company’s common stock.
In February 2022, Chardan Healthcare distributed 250,000 shares of the Company's stock for no consideration to certain of its members and employees representing each individuals pro-rata contributions to Chardan Healthcare, including 40,000 shares each to Messrs. Grossman and Amusa.
Prior to the Merger, in December 2018, the Sponsor and certain of its employees purchased 5,000,000 shares of the Company's Common Stock for an aggregate purchase price of $25,000 and, in April 2020, canceled 2,556,250 of their shares, resulting in 2,443,750 remaining shares owned by the Sponsor and certain of its employees (“Sponsor Shares”). In June 2020, an additional 288,089 Sponsor Shares were canceled, and 500,000 shares became Sponsor Earnout Shares pursuant to the Sponsor Support Agreement upon the closing of the Business Combination.
Further, in April 2020, the Sponsor purchased 3,500,000 Private Placement Warrants at $0.40 per warrant (for a total purchase price of $1.4 million), as more fully described in Note 10.
On July 20, 2021, in accordance with the Merger Agreement and the Note Purchase Agreement, Old Renovacor issued a $2.5 million Convertible Promissory Note in exchange for $2.5 million in cash which was used to finance Old Renovacor’s operations through the consummation of the Merger. In connection with the consummation of the Merger, the total principal of $2.5 million converted automatically into shares of the Company’s common stock, at a price per share equal to $10.00. All accrued and unpaid interest was cash settled following the Closing Date.

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into Subscription Agreements with the PIPE Investors, including Chardan Healthcare Investments, LLC, an affiliate of the Sponsor, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on September 2, 2021, in connection with the consummation of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares of the Company's common stock and the Pre-Funded Warrant to purchase 715,224 shares of the Company's Common Stock, as more fully described in Note 3.
Agreements with Dr. Arthur Feldman
In August 2019, Old Renovacor entered into a consulting agreement (the “Feldman Consulting Agreement”) with its founder and 5% or greater stockholder, Dr. Arthur Feldman, pursuant to which Dr. Feldman agreed to perform certain consulting services for Old Renovacor in exchange for a consulting fee of $8,333 per calendar month. The Feldman Consulting Agreement has a term of three years, subject to automatic renewal for successive one-year terms unless earlier terminated.
The Company amended the Feldman Consulting Agreement on September 2, 2021, to appoint Dr. Feldman as the Company's Chief Scientific Advisor.
The Company incurred consulting fees with Dr. Arthur Feldman, the founder and prior director Old Renovacor, of approximately $0.1 million for each of the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, no amounts were due to Dr. Feldman.
Agreements with Temple
Dr. Arthur Feldman, the Company's founder, 5% or greater stockholder and current Chief Scientific Advisor, is an employee of Temple. During the years ended December 31, 2021 and 2020, the Company recorded research and development expenses of approximately $0.9 million and $0.3 million, respectively, related to the Temple SRA. See Note 9 for further information on the Temple SRA.
Note 14. Net Loss Per Share
Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock, which includes the shares underlying the outstanding Pre-Funded Warrant, as such warrant is exercisable, in whole or in part, for nominal cash consideration with no expiration date. Shares of common stock outstanding but subject to forfeiture and cancellation by the Company (e.g., Sponsor Earnout Shares – see Note 3) are excluded from the weighted-average number of shares until the period in which such shares are no longer subject to forfeiture.
Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, Public Warrants and Private Placement Warrants, and Sponsor Earnout Shares and Old Renovacor Earnout Shares, which would result in the issuance of incremental shares of common stock, unless their effect would be anti-dilutive.
The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2021 and 2020, as their effect is anti-dilutive:
	Year Ended December 31,
	2021	2020
Stock options	1,376,937	73,127
Restricted stock units (Earnout RSUs)	72,546	—
Common stock warrants	12,122,644	—
Earnout shares	2,422,816	—
Total	15,994,943	73,127

RENOVACOR, INC.
Notes to Consolidated Financial Statements— Continued
Note 15. Subsequent Events
The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

ROCKET PHARMACEUTICALS, INC.,

ZEBRAFISH MERGER SUB, INC.,

ZEBRAFISH MERGER SUB II, LLC,

and

RENOVACOR, INC.

dated as of September 19, 2022

Exhibit A – Form of Company Voting Agreement
Exhibit B – Form of Parent Voting Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 19, 2022 (the “Agreement Date”), by and among Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Renovacor, Inc., a Delaware corporation (the “Company”).
WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of the Company (the “Company Board”) each propose to effect a business combination pursuant to which (i) Merger Sub I will merge with and into the Company (the “First Merger”), and pursuant to which each share of common stock of the Company, $0.0001 par value per share (each, a “Company Share”), outstanding at the First Effective Time will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Parent, $0.01 par value per share (each, a “Parent Share”), equal to the Exchange Ratio, as more fully provided in this Agreement; and (ii) the Company, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving limited liability company;
WHEREAS, the Company Board has (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions contained herein are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”); (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders adopt this Agreement;
WHEREAS, the Parent Board has (i) approved the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, and the issuance of Parent Shares in connection therewith, each on the terms and subject to the conditions set forth herein and (ii) directed that the issuance of the Parent Shares be submitted to a vote at a meeting of the stockholders of Parent (the “Parent Stockholders”) and resolved to recommend that the Parent Stockholders approve such issuance;
WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub I of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) recommended that its sole stockholder adopt this Agreement;
WHEREAS, Parent, as the sole stockholder of Merger Sub I, has (i) determined that it is advisable and in the best interests of Merger Sub I and its sole stockholder to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the consummation of the Contemplated Transactions, including the Mergers;
WHEREAS, Parent, as the sole member and managing member of Merger Sub II, has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub II of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, (ii) determined that it is advisable and in the best interests of Merger Sub II and its sole member to enter into this Agreement and (iii) approved, adopted and declared advisable this Agreement and the consummation of the Contemplated Transactions, including the Mergers;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit A, by and between Parent and such Company Stockholders (the “Company Voting Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the Company Shares beneficially owned by such Persons in favor of the approval and adoption of this Agreement and the Contemplated Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement certain Parent Stockholders have executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit B, by and between the Company and such Parent Stockholders (the “Parent Voting Agreement”) pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the Parent Shares beneficially owned by such Persons in favor of the issuance of Parent Shares in connection with the First Merger; and
WHEREAS, it is intended that for U.S. federal income Tax purposes, (a) the First Merger will be treated as part of a single integrated transaction that includes the Second Merger, and (b) the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Certain Definitions. For purposes of this Agreement:
“401(k) Plan” has the meaning set forth in Section 6.19.
“AAA” has the meaning set forth in Section 6.18(e).
“Acceptable Confidentiality Agreement” means any agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (b), (i) the provisions contained therein are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Company Acquisition Proposal) and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations hereunder.
“Accounting Firm” has the meaning set forth in Section 6.18(e).
“Action” means any claim, controversy, charge, cause of action, complaint, demand, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.
“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Corruption Laws” has the meaning set forth in Section 3.20(h).
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
“Book-Entry Share” has the meaning set forth in Section 2.09(a).
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.
“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Capitalization Date” has the meaning set forth in Section 3.03(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended from time to time, and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body).
“Cash Determination Time” has the meaning set forth in Section 6.18(a).
“CERCLA” has the meaning set forth in Section 3.18(d).
“Certificate of Merger” has the meaning set forth in Section 2.03.
“Change in Control Severance Plan” has the meaning set forth in Section 5.01(b)(v).
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Code” has the meaning set forth in Section 2.08(c).
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Proposal” means any proposal or offer, whether or not in writing, for any transaction or series of related transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiary, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of the Company or its Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or its Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary, taken as a whole, in each case, other than the Contemplated Transactions.
“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).
“Company Balance Sheet Date” means June 30, 2022.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.02.
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Earnout RSU” means an Earnout RSU issued under the Company’s 2021 Omnibus Incentive Plan pursuant to Section 3.09 of the SPAC Merger Agreement.
“Company Earnout Shares” means, collectively, the SPAC Merger Earnout Shares and the Sponsor Earnout Shares.
“Company Employee” means each individual who is an employee, a director or individual consultant or service provider of the Company or its Subsidiary as of the First Effective Time.
“Company Employment Agreements” means each contract with a Company Executive listed on Section 1.1(a) of the Company Disclosure Letter.
“Company Executive” means each Person listed on Section 1.1(b) of the Company Disclosure Letter.
“Company Expense Reimbursement” has the meaning set forth in Section 8.03(d).

“Company Equity Plans” means each of the Company’s 2018 Stock Option and Grant Plan, as amended August 12, 2019, the Company’s 2021 Omnibus Incentive Plan and any other Plan under which Company has granted any equity or equity-based compensation, in each case, as amended.
“Company Intervening Event” means an event, fact, change, effect, development, condition or occurrence with respect to the Company that (i) was not known by the Company Board (or if known to the Company Board, the consequences of which are not known to the Company Board) as of the date hereof and (ii) does not relate to or constitute a Company Acquisition Proposal.
“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiary, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or its Subsidiary operates, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (iv) any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures), to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (vii) the announcement of this Agreement or the Company’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions, including the announcement of the identity of Parent, each Merger Sub or any of their Affiliates or Representatives, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with any of its current or prospective suppliers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, or similar business relationships or partnerships resulting from the announcement of this Agreement or the Company’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions; (viii) changes in the Company’s stock price or the trading volume of the Company’s stock or any change in the credit rating of the Company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) (a) any delay in obtaining or making, or failure to obtain or make, any regulatory approval, clearance or application with respect to any of the Company’s Products or (b) any results, outcomes or data, adverse events, side effects or safety observations arising from, or any delay in the timing or conduct of, any nonclinical, preclinical or clinical studies, trials or tests related to any of the Company’s Products; (x) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (xi) any Action arising from or related to this Agreement or the Contemplated Transactions; (xii) the taking of any action explicitly permitted hereby or by the other agreements contemplated hereby; (xiii) any effect, change or development arising out of or otherwise directly relating to any action taken by the Company at the written direction or with the prior written approval of Parent, any Merger Sub or any of their Affiliates or Representatives, or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited from taking by the terms of this Agreement (including due to Parent not granting a consent requested by the Company pursuant to this Agreement); (xiv) any breach of this Agreement by Parent or any Merger Sub; or (xv) any actions taken by Parent, any Merger Sub or any of their Affiliates or Representatives.
“Company Material Contract” has the meaning set forth in Section 3.13.

“Company Net Cash” means, with respect to the Company and its Subsidiaries on a consolidated basis as of the close of business on the Closing Date, (I) the sum of (a) the fair market value (expressed in United States dollars) of all cash in the Company’s and its Subsidiaries’ bank, lock box and other accounts, net of all “cut” but un-cashed checks issued from such accounts, plus (b) pending electronic transfer or other deposits to such accounts, plus (c) the fair market value of marketable securities owned by such Person and its Subsidiaries as determined in accordance with GAAP, plus (e) the fair market value of any money market instruments, treasury bills, short-term government bonds or commercial paper held by such Person and its Subsidiaries plus (f) any other items considered by GAAP to constitute cash and cash equivalents for purposes of preparing a balance sheet in accordance with GAAP plus (g) the aggregate amount of all prepaid expenses and receivables that will be utilized by Parent and/or the Surviving Company on and following the Closing plus (h) the aggregate amount of the Company’s Transaction Costs that have been paid prior to the Closing in an amount not to exceed $5,000,000, plus (i) the aggregate amount of any Covered Employee Transaction Costs that have been paid prior to the Closing, plus (j) the aggregate amount of Permitted Bonuses that have been paid prior to the Closing in an amount not to exceed $2,473,000; minus (II) the sum of (without duplication) (v) the Company and its Subsidiaries’ accounts payable and accrued expenses in excess of $3,320,000, plus (w) the Company and its Subsidiaries’ other short-term liabilities, including under operating leases (excluding, in each case of the foregoing clauses (v) and (w), any amounts comprising the Company’s Transaction Costs or Employee Transaction Costs or any non-cash lease liability resulting from the Company’s GAAP lease accounting), plus (x) the aggregate amount, if any, of the Company’s Transaction Costs (whether paid prior to the Closing or unpaid as of the Closing) in excess of $5,000,000, plus (y) the amount, if any, by which the Permitted Bonuses (whether paid prior to Closing or unpaid as of the Closing) exceed $2,473,000 plus (z) the aggregate amount, if any, of the Company’s liabilities or obligations in respect of any severance, change in control or other payments that are or could become due to any Company Employee as a result of the consummation of the Contemplated Transactions or a termination of such Company Employee at or following the Closing (collectively, “Employee Transaction Costs”), excluding (i) obligations under the Change in Control Severance Plan for payments to any Company Employee other than a Company Executive of up to six months’ base salary for each Company Employee (with, for the avoidance of doubt, any obligations in excess thereof with respect to any individual reducing Company Net Cash), and (ii) obligations under the Company Employment Agreements (any such amounts described in the foregoing clauses (i) and (ii), the “Covered Employee Transaction Costs”).
“Company Net Cash Calculation” has the meaning set forth in Section 6.18(a).
“Company Net Cash Schedule” has the meaning set forth in Section 6.18(a).
“Company Net Cash Target” means $38 million; provided that if the Closing Date occurs after December 31, 2022, then such amount shall be reduced by $100,000 for each day that elapses between December 31, 2022 and the Closing Date.
“Company Notice of Change” has the meaning set forth in Section 6.04(c).
“Company Option” means each option to acquire Company Shares granted under a Company Equity Plan.
“Company Organizational Documents” has the meaning set forth in Section 3.01.
“Company Permits” has the meaning set forth in Section 3.20(a).
“Company Plan” means a Plan that the Company or its Subsidiary sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of the Company or its Subsidiary, or with respect to which the Company or its Subsidiary has or may have any Liability; provided, however, that the Company Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of Company or its Subsidiary who are primarily located in a jurisdiction other than the U.S. For clarity, “Company Plans” includes the Company Equity Plans.
“Company Pre-Funded Warrant” means that certain Pre-Funded Warrant to Purchase Common Stock of the Company issued on September 2, 2021.
“Company Private Warrant” means each outstanding private warrant to purchase Common Shares pursuant to that certain Warrant Agreement, dated as of April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.

“Company Public Warrant” means each outstanding public warrant to purchase Common Shares pursuant to that certain Warrant Agreement, dated as of April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.
“Company Real Property” has the meaning set forth in Section 3.11(b).
“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).
“Company Regulatory Agency” has the meaning set forth in Section 3.20(a).
“Company RSU” means any Company Earnout RSU or any Company Time-Vesting RSU.
“Company SEC Documents” has the meaning set forth in Section 3.07(a).
“Company Securities” means, collectively, the Company Shares, Company Options, Company Warrants, Company Earnout Shares and Company RSUs.
“Company Share” has the meaning set forth in the Recitals.
“Company Stockholder” has the meaning set forth in the Recitals.
“Company Stockholder Approval” has the meaning set forth in Section 3.02.
“Company Stockholders’ Meeting” has the meaning set forth in Section 6.03(a).
“Company Subsidiary Securities” has the meaning set forth in Section 3.04.
“Company Time-Vesting RSU” means a restricted stock unit granted under a Company Equity Plan and subject solely to time-based vesting criteria.
“Company Voting Agreement” has the meaning set forth in the Recitals.
“Company Warrant” means each Company Public Warrant and Company Private Warrant and the Company Pre-Funded Warrant.
“Company Warrant Agreement” means that certain Warrant Agreement, dated April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.
“Competitive Product” means, with respect to either party or such party’s Subsidiaries, any product or product candidate that is competitive with a product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of such party or such party’s Subsidiaries, in each case, as applicable.
“Confidentiality Agreement” has the meaning set forth in Section 6.01(b).
“Contemplated Transactions” means each of the transactions contemplated by this Agreement, including the Mergers.
“Continuing Employee” has the meaning set forth in Section 6.06(a).
“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise,instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.
“Copyrights” means copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.
“Covered Employee Transaction Costs” has the meaning set forth in the definition of “Company Net Cash”.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down,closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“D&O Policy” has the meaning set forth in Section 6.07(c).
“DEA” means the United Stated Drug Enforcement Administration.
“Delivery Date” has the meaning set forth in Section 6.18(a).
“Determination Date” has the meaning set forth in Section 6.18(a).
“DGCL” has the meaning set forth in Section 2.01.
“Dispute Notice” has the meaning set forth in Section 6.18(b).
“DLLCA” has the meaning set forth in Section 2.01.
“DTC” shall mean The Depository Trust Company.
“Employees” means, as applicable, the Company Employees and the Parent Employees.
“End Date” has the meaning set forth in Section 8.01(d)(ii).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon the Company or Parent, as applicable, and all applicable policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.
“ERISA” has the meaning set forth in Section 3.17(a).
“ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” has the meaning set forth in Section 3.06.
“Exchange Agent” has the meaning set forth in Section 2.09(a).
“Exchange Fund” has the meaning set forth in Section 2.09(a).
“Exchange Ratio” means, subject to adjustment pursuant to Section 2.13, the quotient (rounded to four decimal places) obtained by dividing (a) the Company Per Share Value by (b) the Parent Valuation Price, in which:
(i) “Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the First Effective Time expressed on a fully diluted basis, assuming the issuance of the Company Earnout Shares and all Company Shares in respect of all outstanding Company Options, Company Time-Vesting RSUs and the Company Pre-Funded Warrant, in each case, outstanding as of immediately prior to the First Effective Time (whether then vested or unvested, exercisable or not exercisable), but excluding any Company Shares underlying the Company Public Warrants or the Company Private Warrants.
(ii) “Company Per Share Value” means the quotient obtained by dividing (A) the Company Valuation by (B) the Company Outstanding Shares.

(iii) “Company Valuation” means $57,795,486 minus the amount, if any, by which the Company Net Cash is less than the Company Net Cash Target plus the amount, if any, by which the Company Net Cash is greater than the Company Net Cash Target, up to a maximum increase of $3,000,000.
(iv) “Parent Valuation Price” means $15.51.
“Exchanged Option” has the meaning set forth in Section 2.08(c).
“Excluded Shares” has the meaning set forth in Section 2.07(a)(i).
“Exclusive Intellectual Property” means, with respect to either party or such party’s Subsidiaries, all Intellectual Property that is exclusively licensed to such party or any of such party’s Subsidiaries, in each case, as applicable.
“First Effective Time” has the meaning set forth in Section 2.03.
“First Merger” has the meaning set forth in the Recitals.
“FCPA” has the meaning set forth in Section 3.20(h).
“FDA” has the meaning set forth in Section 3.20(a).
“FDCA” has the meaning set forth in Section 3.20(a).
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA and the PHSA.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.
“Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s business, as applicable, as of the date hereof, the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or non-U.S. Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to any of the Pricing Reporting Laws.
“HSR Act” has the meaning set forth in Section 3.06.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Indemnified Party” has the meaning set forth in Section 6.07(b).
“Indemnifying Party” has the meaning set forth in Section 6.07(b).
“Initial Surviving Corporation” has the meaning set forth in Section 2.01.
“Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights; and (E) other intellectual property rights, and all goodwill associated therewith, whether or not subject to Patent, Copyright, Trademark, or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide.
“Intended Tax Treatment” has the meaning set forth in Section 6.13.
“IP Contracts” means all Contracts in force as of the date hereof involving the licensing, assignment or other grant of rights or option with respect to Intellectual Property (A) under which the Company, Parent or any of their respective Subsidiaries, as applicable, has obtained from or granted to any Third Party any license under or (B) which by their terms expressly restrict the Company’s, Parent’s or any of their respective Subsidiaries’, as applicable, right to use, in each case (A) and (B) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or Parent, as applicable, other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis and made available to the Company, Parent or any of their respective Subsidiaries, as applicable, for a total cost of less than $50,000.
“Joint Proxy Statement” has the meaning set forth in Section 6.03(a).
“Knowledge” of any party to this Agreement, means with respect to any matter in question, the actual knowledge of the applicable party’s executive officers after reasonable inquiry; provided that, notwithstanding the foregoing, with respect to matters involving Intellectual Property, Knowledge is based solely on such party’s executive officers’ actual knowledge and does not require that any of such party’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.
“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.
“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.
“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction.
“Mergers” has the meaning set forth in Section 2.01.
“Merger Consideration” means the aggregate number of Parent Shares issuable in exchange for Company Shares pursuant to Section 2.07(a)(ii).
“Merger Sub I” has the meaning set forth in the Preamble.
“Merger Sub II” has the meaning set forth in the Preamble.
“Merger Sub I Board” has the meaning set forth in the Recitals.
“Non-DTC Book-Entry Share” has the meaning set forth in Section 2.09(b).
“NYSE” means New York Stock Exchange.
“Owned Intellectual Property” means, with respect to either party or such party’s Subsidiaries, all Intellectual Property that is owned or purported to be owned (in whole or in part) by such party or any of such party’s Subsidiaries, as applicable.
“Parent” has the meaning set forth in the Preamble.
“Parent Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).
“Parent Balance Sheet Date” means June 30, 2022.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Board Recommendation” has the meaning set forth in Section 4.02.
“Parent Disclosure Letter” has the meaning set forth in Article IV.
“Parent Employee” means each individual who is an employee of Parent or its Subsidiaries as of the First Effective Time.
“Parent Equity Awards” has the meaning set forth in Section 4.03(b).
“Parent Equity Plans” means each of Parent’s 2004 Stock Option Incentive Plan, as amended, Parent’s Second Amended and Restated 2014 Stock Option and Incentive Plan, Parent’s Amended and Restated 2014 Employee Stock Purchase Plan and the Rocket Pharmaceuticals, Ltd. 2015 Share Option Plan.
“Parent Exchange” means the Nasdaq Global Market.
“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which Parent operates, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect Parent relative to other industry participants;

(iv) any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures), to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (vii) the announcement of this Agreement or Parent’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions, including the announcement of the identity of the Company or any of its Affiliates or Representatives, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Parent with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, or similar business relationships or partnerships resulting from the announcement of this Agreement or Parent’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions; (viii) changes in and of itself in the Parent’s stock price or the trading volume of the Parent’s stock or any change in the credit rating of the Parent (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (xi) any Action arising from or related to this Agreement or the Contemplated Transactions; (xii) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (xiii) any effect, change or development arising out of or otherwise directly relating to any action taken by the Parent at the written direction or with the prior written approval of the Company or any of its Affiliates or Representatives, or any action specifically required to be taken by the Parent, or the failure of the Parent to take any action that the Parent is specifically prohibited from taking by the terms of this Agreement (including due to the Company not granting a consent requested by the Parent pursuant to this Agreement); (xiv) any breach of this Agreement by the Company; or (xv) any actions taken by the Company or any of its Affiliates or Representatives.
“Parent Option” has the meaning set forth in Section 4.03(b).
“Parent Organizational Documents” has the meaning set forth in Section 4.01.
“Parent Plan” means a Plan that Parent or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any Liability; provided, however, that Parent Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of Parent or any of its Subsidiaries who are primarily located in a jurisdiction other than the United States.
“Parent RSUs” has the meaning set forth in Section 4.03(b).
“Parent SEC Documents” has the meaning set forth in Section 4.07(a).
“Parent Share” has the meaning set forth in the Recitals.
“Parent Share Price” means the average of the volume weighted average trading prices of the Parent Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the First Effective Time.
“Parent Stockholder” has the meaning set forth in the Recitals.
“Parent Stockholder Approval” has the meaning set forth in Section 4.02.
“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.03(b).
“Parent Subsidiary Securities” has the meaning set forth in Section 4.04.
“Parent Voting Agreement” has the meaning set forth in the Recitals.
“Parent Warrants” has the meaning set forth in Section 4.03(a).

“Patents” means patents (including utility and design patents), and applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, and renewals thereof.
“Per Share Merger Consideration” has the meaning set forth in Section 2.07(a)(ii).
“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any leased real property which are not violated by the current use and operation of such leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business or Parent’s business, as applicable, (v) Liens arising under workers’ compensation, unemployment insurance and social security, and (vi) purchase money liens and liens securing rental payments under Capital Leases.
“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other Entity, a governmental entity or any department, agency or political subdivision thereof.
“Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in Privacy Laws applicable to the Company and its Subsidiary.
“PHSA” has the meaning set forth in Section 3.20(a).
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.
“Pre-Closing Period” has the meaning set forth in Section 5.01(a).
“Pricing Reporting Laws” means the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), Medicare Part B Drug Pricing requirements, the Public Health Service Act (42 U.S.C. § 256b), 340B Program requirements, the VA Federal Supply Schedule (38 U.S.C. § 8126), Veterans Health Care Act of 1992 and the Medicare Part D Coverage Gap Discount Program, and any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.
“Products” means any product that the Company or Parent or any of their respective Subsidiaries, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company or Parent, as applicable.
“Prohibited Payment” has the meaning set forth in Section 3.20(h).
“Registration Statement” has the meaning set forth in Section 3.06.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.
“Response Date” has the meaning set forth in Section 6.18(b).
“Sale Process” means all matters related to the sale of the Company or its Subsidiary and the review of strategic alternatives with respect to the Company and its businesses and operations, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Company or its Subsidiary or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or any Contract entered into by the Company or any of its Affiliates in connection therewith, or the determination of the allocation of any assets or liabilities pursuant to the foregoing agreements or the Contemplated Transactions or any other transactions contemplated thereby.
“SEC” has the meaning set forth in Section 3.06.
“Second Effective Time” has the meaning set forth in Section 2.03.
“Second Merger” has the meaning set forth in the Recitals.
“Securities Act” has the meaning set forth in Section 3.06.
“SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among the Company (formerly known as Chardan Healthcare Acquisition 2 Corp.), CHAQ2 Merger Sub, Inc., a Delaware corporation, and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.).
“SPAC Merger Earnout Shares” means the Company Shares issuable under the SPAC Merger Agreement in connection with the achievement of earnout milestones as set forth in and pursuant to Section 3.09 of the SPAC Merger Agreement, including Company Shares issuable in settlement of Company Earnout RSUs.
“Sponsor” means Chardan Investments 2, LLC (formerly known as Chardan Investments III, LLC), a Delaware limited liability company.
“Sponsor Earnout Shares” means the Company Shares issued to the Sponsor and subject to vesting and forfeiture based on the achievement of earnout milestones as provided in Section 4 of the Sponsor Support Agreement.
“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of March 22, 2021, by and among the Company (formerly known as Chardan Healthcare Acquisition 2 Corp.), the Sponsor and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.
“Superior Proposal” means any bona fide written Company Acquisition Proposal (other than an Acquisition Proposal which has resulted from a material violation of the Company’s obligations under Section 6.04) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms and conditions that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such Company Acquisition Proposal, and this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent prior to the time of such determination and any fees to be paid by the Company for terminating this Agreement) would result in a transaction (i) that, if consummated, would be more favorable to the Company Stockholders from a financial point of view than the Mergers, and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.
“Surviving Company” has the meaning set forth in Section 2.01.
“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.
“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.
“Tax Actions” means an Action related to Taxes.
“Tax Allocation Agreement” has the meaning set forth in Section 3.12(d).
“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.
“Termination Fee” has the meaning set forth in Section 8.03(c).
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives.
“Trade Control Laws” has the meaning set forth in Section 3.20(i).
“Trade Secrets” means trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models, and methodologies.
“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.
“Transaction Costs” means, with respect to any Person, any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including the solicitation of proxies), including brokerage fees, filing fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries.
“Transaction Litigation” means any claim or legal proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or Parent, the Company Board or Parent Board, any committee thereof and/or any of the Company’s or Parent’s directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Mergers or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions including any such claim or legal proceeding based on allegations that the Company’s or Parent’s entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Company Board or Parent Board or any officer of the Company or Parent, each as applicable.
“Treasury Regulations” has the meaning set forth in Section 3.12(b).
“WARN” has the meaning set forth in Section 3.19(c).
“Wells Fargo” has the meaning set forth in Section 3.21.
Section 1.02. Other Definitional Provisions.
(a) All references in this Agreement to Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.
(b) Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(c) The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.
(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e) This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
(f) Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.
ARTICLE II
THE MERGERS
Section 2.01. The Mergers.
(a) Upon the terms and subject to the conditions of this Agreement:
(i) at the First Effective Time, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Initial Surviving Corporation”) in the First Merger and a wholly owned Subsidiary of Parent; and
(ii) at the Second Effective Time, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Initial Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Initial Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving company (the “Surviving Company”) in the Second Merger.

(b) From and after the Second Effective Time, all the property, rights, powers, privileges and franchises of the Company and the Merger Subs shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and the Merger Subs shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and DLLCA and except as set forth in this Article II. After the Mergers, the Surviving Company shall be a wholly owned Subsidiary of Parent.
Section 2.02. Closing. The closing of the Mergers (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), remotely by electronic exchange of documents, unless another date or place is mutually agreed upon in writing by the parties hereto.
Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) and immediately thereafter a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings and recordings required under the DGCL and the DLLCA. Each Merger shall become effective at such time as the applicable Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the applicable Certificate of Merger in accordance with the DGCL and the DLLCA, as applicable (the effective time of the First Merger being referred to as the “First Effective Time” and the effective time of the Second Merger being referred to as the “Second Effective Time”); provided, that the Second Effective Time shall occur no later than the day after the First Effective Time.
Section 2.04. Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.
Section 2.05. Organizational Documents. At the First Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall, by virtue of the First Merger, continue to be the certificate of incorporation of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07, and the bylaws of the Company as in effect immediately prior to the First Effective Time shall, by virtue of the First Merger, continue to be the bylaws of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07.
(a) At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall, by virtue of the Second Merger, continue to be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07, and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time (together with the certificate of formation of Merger Sub I, the “Surviving Company Organizational Documents”) shall, by virtue of the Second Merger, continue to be the limited liability agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07.
Section 2.06. Directors and Officers.
(a) From and after the First Effective Time, the initial directors and officers of the Initial Surviving Corporation shall be the directors and executive officers of Merger Sub I immediately prior to the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation.
(b) From and after the Second Effective Time, the managers and officers of the Surviving Company shall be the managers and executive officers of Merger Sub II immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.
Section 2.07. Effect on Capital Stock of the Company and the Merger Subs.
(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent,Merger Sub I, the Company or any holder of shares thereof:
(i) all Company Shares that are held in the Company’s treasury or are held directly by Parent or any Merger Sub immediately prior to the First Effective Time (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii) subject to Section 2.09, each Company Share outstanding immediately prior to the First Effective Time (including any Company Earnout Shares pursuant to Section 2.08(a)) shall be canceled and converted into the right to receive a number of fully paid and non-assessable Parent Shares equal to the Exchange Ratio (the “Per Share Merger Consideration”).
(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, each share of common stock of Merger Sub I outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation and shall constitute the only outstanding shares of common stock of the Initial Surviving Corporation.
(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Initial Surviving Corporation or Merger Sub II, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.
Section 2.08. Effect on Other Company Securities.
(a) Company Earnout Shares. The parties acknowledge and agree that the Contemplated Transactions constitute a “Change in Control” for all purposes of Section 3.09(j) of the SPAC Merger Agreement, the applicable provisions of the award agreement pursuant to which each Company Earnout Award was issued and Section 4(a)(iv) of the Sponsor Support Agreement, and in connection therewith, all Company Earnout Shares shall be treated as set forth in this Section 2.08(a).
(i) Sponsor Earnout Shares. Immediately prior to the First Effective Time, all Sponsor Earnout Shares shall vest in full and be released to the Sponsor in accordance with Section 4(a)(iv) of the Sponsor Support Agreement. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or the Sponsor, all Sponsor Earnout Shares shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.
(ii) SPAC Merger Earnout Shares. Immediately prior to the First Effective Time, the Company shall issue a number of Company Shares comprising the maximum number of SPAC Merger Earnout Shares issuable in connection with Section 3.09(j) of the SPAC Merger Agreement to the Persons entitled thereto (other than Company Shares issuable in settlement of outstanding Company Earnout RSUs, which are the subject of Section 2.08(a)(iii)), in accordance with the terms of the SPAC Merger Agreement. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, all Company Shares issued pursuant to the immediately precedent sentence shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.
(iii) Company Earnout RSUs. Immediately prior to the First Effective Time, the Company shall issue a number of Company Shares comprising the maximum number of SPAC Merger Earnout Shares issuable under Section 3.09(j) of the SPAC Merger Agreement in settlement of outstanding Company Earnout RSUs in accordance with the terms of the SPAC Merger Agreement and the applicable award agreement in respect of which each such Company Earnout RSU was granted. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, all Company Shares issued in settlement of Company Earnout RSUs pursuant to the immediately precedent sentence shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.
(b) Company Time-Vesting RSUs. At the First Effective Time, by virtue of the First Merger, each Company Time Vesting RSU outstanding immediately prior to the First Effective Time shall automatically, without any further action on the part of Parent, Merger Sub I, the Company or any holder thereof, vest in full and be canceled and converted into the right to receive a number of Parent Shares, rounded to the nearest whole number, equal to the number of Company Shares subject to such Company Time-Vesting RSU multiplied by the Exchange Ratio. Parent shall deliver or cause to be delivered the Parent Shares payable in respect of this Section 2.08(b) to the holders of such Company Time-Vesting RSUs as soon as practicable following the Closing Date, but in any event no later than three (3) Business Days following the Closing Date.
(c) Company Options. At the First Effective Time, by virtue of the First Merger, each Company Option outstanding immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence an option to acquire a number of Parent Shares that is equal to the product of (A) the number of Company Shares subject to such Company Option as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Shares (after such conversion, an “Exchanged Option”), at an exercise price per Parent Share underlying such Exchanged Option equal to the quotient obtained by dividing (x) the per share exercise price of Company Options immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any such Company Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(c) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable. Except as provided in this Section 2.08(c) or as set forth in Section 2.08(c) of the Company Disclosure Letter or as otherwise set forth in the applicable Company Equity Plan or the award agreement pursuant to which such Company Option was granted, each Exchanged Option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Company Option immediately prior to the First Effective Time; provided, that Parent shall take all action necessary to cause the term of exercisability of any such Exchanged Option following termination of the holder’s employment or service with the Company, the Initial Surviving Corporation, Surviving Company, Parent or any of their respective affiliates, as applicable (including any termination resulting from or in connection with the consummation of the Contemplated Transactions), to be extended such that such Exchanged Option may be exercised by the holder thereof until the earlier of the expiration date of the Company Option corresponding to the applicable Exchanged Option as of the date hereof or the three (3) year anniversary of the applicable Company Employee’s date of termination.
(d) Company Warrants.
(i) Company Public Warrants. At the First Effective Time, by virtue of the First Merger, each Company Public Warrant outstanding and unexercised immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence a warrant to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to such Company Public Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio (after such conversion, an “Exchanged Warrant”), at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Public Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the

First Effective Time, each Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Public Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Public Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.
(ii) Company Private Warrants. At the First Effective Time, by virtue of the First Merger, each Company Private Warrant outstanding and unexercised immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to such Company Private Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Private Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the First Effective Time, each such Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Private Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Private Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.
(iii) Company Pre-Funded Warrant. To the extent the Company Pre-Funded Warrant is outstanding and unexercised immediately prior to the First Effective Time, at the First Effective Time, by virtue of the First Merger, the Company Pre-Funded Warrant shall automatically, without any action on the part of Parent, Merger Sub I, the Company or the holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to the Company Pre-Funded Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price of such Company Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the First Effective Time, each such Exchanged Warrant in respect of the Company Pre-Funded Warrant shall be subject to the same terms and conditions as had applied to the Company Pre-Funded Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Pre-Funded Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.
(e) Procedures. Prior to the First Effective Time, the parties shall take all actions that Parent and the Company determine are reasonably necessary or desirable to effectuate the provisions of this Section 2.08, including obtaining board or committee consents or adopting or assuming a Company Equity Plan, the Company Pre-Funded Warrant or the Company Warrant Agreement (and any outstanding Company Securities in respect thereof) by Parent. Each party shall provide the other party with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 2.08.
(f) Parent Share Reserves. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Shares for delivery with respect to all Exchanged Options. Parent shall file and cause to be effective as of no later than fifteen (15) days following the Closing Date, one or more registration statements under the Securities Act on Form S-8, Form S-3, Form S-1 or other appropriate form under the Securities Act, relating to Parent Shares issuable with respect to all Exchanged Options, and Parent shall use its best reasonable efforts cause such registration statements to remain in effect for so long as such Exchanged Options remain outstanding.

Section 2.09. Exchange Fund; Cancellation of Book-Entry Positions.
(a) Parent shall designate Continental Stock Transfer & Trust Company (or such other nationally recognized transfer agent or such other bank or trust company reasonably satisfactory to the Company) to act as exchange agent in the First Merger (the “Exchange Agent”) for the payment and delivery of the Merger Consideration pursuant to an exchange agent agreement reasonably acceptable to the Company. At or prior to the First Effective Time, Parent shall cause to be deposited with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with this Article II through the Exchange Agent, on behalf of itself, (i) the maximum number of Parent Shares that become issuable in exchange for Company Shares pursuant to Section 2.07(a)(ii) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.11(a) for delivery to the recipients entitled thereto (such Parent Shares being the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of Company Shares (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund). All book-entry positions representing non-certificated Company Shares outstanding as of immediately prior to the First Effective Time (“Book-Entry Shares”) shall be exchanged as provided for in this Section 2.09.
(b) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall instruct, and use its reasonable best efforts to cause, the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.12) of any cash in lieu of fractional shares, if any, plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.09(d) or Section 2.11(a), and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent.
(c) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to Section 2.09(d) or Section 2.11(a).
(d) All Parent Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.09 shall be deemed issued and outstanding as of the First Effective Time, and if a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable pursuant to this Agreement.
(e) Any holders of Book-Entry Shares who have not cashed any check payable to them in accordance with Section 2.07(a)(ii) as of the date that is one (1) year after the Closing Date, shall thereafter look only to Parent for satisfaction of their claims for Parent Shares, cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares, subject to applicable abandoned property law, escheat law or similar Law.
(f) None of Parent, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Company or any of their respective Affiliates shall be liable to any current or former Company Stockholder or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law.
Section 2.10. Closing of the Company Transfer Books. At the First Effective Time: (a) each Book-Entry Share (other than an Excluded Share) shall cease to be outstanding and in either case shall represent only the right to receive Parent Shares (and cash in lieu of any fractional Parent Shares) as contemplated by Section 2.07 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.09(d) and all holders of Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the First Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the First Effective Time.
Section 2.11. No Fractional Shares; No Appraisal Rights.
(a) No fractional Parent Shares shall be issued in connection with the Mergers, no dividends or distributions of Parent shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Parent Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a Parent Share (including a restricted Parent Share) pursuant to the First Merger (after taking into account all Company Shares held immediately prior to the First Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Book-Entry Shares, be paid a dollar amount in cash, rounded to the nearest whole cent, without interest and subject to any applicable withholdings, determined by multiplying such fraction by the Parent Share Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Parent Shares pursuant to Section 2.09 was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.
(b) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places(0.0001), where applicable.
(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the Company Stockholders in connection with the Mergers.
Section 2.12. Withholding. Each of the Company, Parent, the Initial Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct or withhold (or cause to be deducted or withheld) such amounts as it determines are reasonably necessary to cover all required withholdings from the amounts payable (including Parent Shares deliverable) under this Agreement and any other agreement or arrangements entered into in connection therewith in accordance with the Code and any other applicable Law. To the extent any such withheld or deducted amount is timely paid over to the appropriate Governmental Body, such amount shall be treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.
Section 2.13. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of Company Shares issued and outstanding prior to the First Effective Time or Parent changes the number of Parent Shares issued and outstanding prior to the First Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.
Section 2.14. Further Action. If, at any time after the First Effective Time, any further action is determined by Parent or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to rights and property of the Merger Subs and the Company, the officers and directors of Parent shall be further authorized to take such action. Parent, the Initial Surviving Corporation and the Surviving Company also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent issues evidence of shares in book-entry form representing Parent Shares to such Stockholders in accordance with Section 2.09.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed in (a) Company SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:
Section 3.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Company and its Subsidiary has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a Company Material Adverse Effect. Each of the Company and its Subsidiary is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to Parent.
Section 3.02. Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the Contemplated Transactions, subject, in the case of the First Merger, to the receipt of the affirmative vote of a majority of the issued and outstanding Company Shares entitled to vote thereon in favor of the adoption of this Agreement and approval of the First Merger (the “Company Stockholder Approval”). The Company Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions contained herein are advisable, fair to and in the best interests of the Company Stockholders; (ii) has approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Company Stockholders and resolved to recommend that the Company Stockholders adopt this Agreement; (the “Company Board Recommendation”). The Company Board has directed that the Company submit the adoption of this Agreement to a vote at the Company Stockholders’ Meeting. Except for the Company Stockholder Approval, no other corporate proceeding, including pursuant to the Laws of the State of Delaware or the listing standards of the NYSE, on the part of the Company is necessary to authorize or adopt this Agreement. The Company has duly executed and delivered this Agreement and each other Company Transaction Document that, by its terms, contemplates being executed and delivered on or before the Closing, and, assuming the due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 3.03. Capital Stock.
(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,000,000 shares of preferred stock, $0.0001 par value per share, of which, as of September 15, 2022 (the “Capitalization Date”), 17,267,690 Company Shares (including Company Earnout Shares held by the Sponsor pursuant to the Sponsor Support Agreement) and no shares of preferred stock were issued and outstanding. As of the date hereof, (i) 8,526,546 Company Shares were subject to issuance pursuant to outstanding Company Warrants, including 715,224 Company Shares underlying the Company Pre-Funded Warrant, 3,500,000 Company Shares underlying the Company Private Warrants and 4,311,322 Company Shares underlying the Company Public Warrants; (ii) 163,350 Company Shares were subject to issuance pursuant to outstanding Company Time-Vesting RSUs; (iii) 2,088,341 Company Shares were subject to issuance pursuant to outstanding Company Options; and (iv) 1,944,338 Company Shares are reserved for issuance as Company Earnout Shares pursuant to the SPAC Merger Agreement or subject to issuance pursuant to outstanding Company Earnout RSUs.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list as of the Capitalization Date of the outstanding Company Options and Company RSUs, including, with respect to each award of Company Options and Company RSUs, (i) the number of Company Shares subject thereto (which number represents, for outstanding awards subject to performance-based vesting under a Company Equity Plan, the “maximum” level), (ii) the holder thereof (redacted names acceptable), (iii) the date of grant, (iv) the exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions, (vi) with respect to each Company Option, whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code; and, as of the Capitalization Date, there are no other Company Options, Company RSUs, or other equity or equity-based compensatory awards outstanding and the Company has granted no other such awards since the Capitalization Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.
(c) All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Company Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 3.03 or as set forth in Section 3.03(c) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as referred to in this Section 3.03 or as set forth in Section 3.03(c) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Company Stockholders may vote.
Section 3.04.  Subsidiaries. The Company has no Subsidiaries other than its wholly owned Subsidiary listed on Section 3.04 of the Company Disclosure Letter. Section 3.04 lists the jurisdiction of formation and each jurisdiction in which the Company’s Subsidiary is qualified or licensed to do business. The Company’s Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of the Company’s Subsidiary has been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). The Company’s Subsidiary has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are not outstanding or authorized any options or other rights to acquire from the Company’s Subsidiary, or any obligations of the Company’s Subsidiary to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of the Company’s Subsidiary (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiary to repurchase, redeem, or otherwise acquire any Company Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Company Subsidiary Securities to which the Company or its Subsidiary is a party. Except for the capital stock or other equity or voting interests of its Subsidiary, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
Section 3.05.  No Breach. Except as set forth in Section 3.05 of the Company Disclosure Letter, with respect to clause (a), for any conflicts, violations, breaches, defaults or other occurrences which would not (i) constitute a Company Material Adverse Effect, (ii) prevent or materially impair the ability of the Company to consummate the Mergers prior to the End Date, or (iii) otherwise prevent or materially impair the ability of the Company to perform in any material respect any of its material obligations under this Agreement, the execution, delivery and performance of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the consummation of the Contemplated Transactions do not conflict with or violate the Company

Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiary or any of its or their properties or assets is subject or (c) in any material respect: conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any material assets of the Company pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party or Person pursuant to, the provisions of any Company Material Contract.
Section 3.06.  Consents, etc. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (c) the filing of the Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (d) any filings required under state securities Laws, (e) any filings required by NYSE, (f) the filing of the Certificates of Merger, (g) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (h) any filings of appropriate documents with the relevant authorities of other states in which the Company or its Subsidiary is qualified to do business, in each case, which have or will be made and (i) any filings the failure of which to make would not (i) prevent or materially impair the Company’s ability to consummate the Mergers prior to the End Date or (ii) otherwise prevent or materially impair the Company’s ability to perform in any material respect any of its material obligations under this Agreement, the Company is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not (x) prevent or materially impair the Company’s ability to consummate the Mergers prior to the End Date, or (y) otherwise prevent or materially impair the Company’s ability to perform in any material respect any of its material obligations under this Agreement.
Section 3.07.  SEC Reports; Disclosure Controls and Procedures.
(a) The Company has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since September 2, 2021 (such reports or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The financial statements (including related notes, if any) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiary for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).
(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the Knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since September 2, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.
(d) The Company maintains and since September 2, 2021 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company is, and since September 2, 2021 has been, in compliance in all material respects with all current listing and corporate governance requirements of NYSE.
(e) The Company is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.
Section 3.08. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on any balance sheet of the Company that is included in the Company SEC Documents; (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice, (iii) arising out of or in connection with this Agreement or the Contemplated Transactions; (iv) liabilities arising in the ordinary course of business consistent with past practice in connection with the performance of obligations of the Company or its Subsidiary under Company Contracts since December 31, 2021 (other than those liabilities resulting from a breach thereof by the Company or its Subsidiary); or (v) liabilities that individually or in the aggregate or have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, together with its Subsidiary, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company or its Subsidiary (or disclosed in the notes to such balance sheet) that would have a material impact on the Company as of the date hereof or as of the Closing Date.
Section 3.09. Absence of Certain Developments. From the Company Balance Sheet Date to the date hereof, there has not been any Company Material Adverse Effect. Since the Company Balance Sheet Date, the

Company has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither the Company its Subsidiary has taken, committed or agreed to take, any actions that would have been prohibited by Section 5.01(b) if such covenants had been in effect as of the Company Balance Sheet Date.
Section 3.10. Compliance with Laws.
(a) The Company or its Subsidiary are, and since December 31, 2020 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations, Liabilities or costs on the Company or its Subsidiary) and except where any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since December 31, 2020, (i) neither the Company nor its Subsidiary has received any written notice from any Governmental Body (A) notifying the Company of any material violation or noncompliance (or reflects that the Company or its Subsidiary is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) by the Company or its Subsidiary with any applicable Law, and to the Company’s Knowledge, there is no such investigation or inquiry, pending as of the Agreement Date or (B) any fine, assessment or cease and desist or other Order, or the suspension or revocation of any Company Permit and (ii) neither the Company nor its Subsidiary has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.
(c) Since December 31, 2020, the Company and its Subsidiary have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid al fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11. Title to Properties.
(a) The Company or its Subsidiary has sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the material tangible personal property and other material tangible assets owned by the Company or its Subsidiary as of the date hereof, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a Company Material Adverse Effect. To the Company’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be maintained would not constitute a Company Material Adverse Effect.
(b) The Company does not own any real property. The leased real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) constitutes all of the real property used, occupied or leased by the Company or its Subsidiary. Except as would not have a Company Material Adverse Effect, (i) the Company Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest in the Company Real Property under each such applicable lease, (ii) neither the Company nor its Subsidiary, to the Company’s Knowledge, any other party to the applicable the Company Real Property leases is in default under any of such leases, and (iii) no event has occurred, which, if not remedied, would result in a default by the Company under the Company Real Property leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company or its Subsidiary under the Company Real Property leases.
Section 3.12. Tax Matters.
(a) (i) the Company and its Subsidiary have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) the Company and its Subsidiary have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) the charges, accruals and reserves for

Taxes with respect to the Company and its Subsidiary reflected on the financial statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by the Company and its Subsidiary for all periods through the date of such financial statements.
(b) No claim has been made in writing within the last five (5) years by any Governmental Body in a jurisdiction where the Company and its Subsidiary do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Returns. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiary. The Company and its Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party. Neither the Company nor its Subsidiary has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and the regulations promulgated under the Code, as such regulations may be amended from time to time (“Treasury Regulations”) Section 1.6011-4(b)(2).
(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to the Company or its Subsidiary. All assessments for material amounts of Taxes due from the Company or its Subsidiary with respect to completed and settled Tax Actions have been timely paid in full.
(d) Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) (a “Tax Allocation Agreement”). Neither the Company nor its Subsidiary (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of the Company or its Subsidiary) or (ii) has liability for the Taxes of any Person (other than the Company or its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(e) Neither the Company nor its Subsidiary is or ever has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(f) Neither the Company nor its Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.
(g) To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(h) It is agreed and understood that no representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than this Section 3.12 and Section 3.17.
Section 3.13. Contracts and Commitments.
(a) As of the date hereof and except as set forth in Section 3.13 of the Company Disclosure Letter, neither the Company nor its Subsidiary is a party to or bound by any:
(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiary that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;
(ii) Contract (A) relating to the disposition or acquisition by the Company or its Subsidiary of a material amount of assets or equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely to result in claims in excess of $250,000 or (B) pursuant to which the Company or its Subsidiary will acquire or dispose of any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiary;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);
(iv) Contract establishing any joint ventures, partnerships, collaborations or similar arrangements;
(v) any Contract (A) limiting the freedom or right of the Company or its Subsidiary, in any material respect, to engage in any line of business, to make use of any material Intellectual Property that is owned or purported to be owned by the Company or its Subsidiary or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or its Subsidiary or (C) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or its Subsidiary to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;
(vi) Contract in respect of Indebtedness of $250,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables and (B) loans to its Subsidiary, in each case in the ordinary course of business consistent with past practice;
(vii) Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or its Subsidiary in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2022 or in any fiscal year thereafter and cannot be cancelled by the Company or its Subsidiary, as applicable, without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), excluding commercially available off-the-shelf software licenses and Software as a Service offerings, generally available patent license agreements entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements and non-exclusive outbound licenses entered into in the ordinary course of business;
(viii) Contract under which the Company or the Company’s Subsidiary is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or subsequent fiscal year;
(ix) IP Contract;
(x) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Bodies or Company Regulatory Agencies that has existing or contingent performance obligations;
(xi) Contract of the Company or its Subsidiary relating to the settlement of any litigation proceeding that provides for any material existing or contingent obligations on the part of the Company or its Subsidiary;
(xii) Contract of the Company or its Subsidiary that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of the Company or its Subsidiary or otherwise prohibits, limits or restricts the pledging of capital stock of the Company or its Subsidiary or prohibits, limits or restricts the issuance of guarantees by the Company or its Subsidiary;
(xiii) Contract providing for any guaranty by the Company or its Subsidiary of third-party obligations;
(xiv) Contract providing for the issuance or sale of any equity securities of the Company or any of its Subsidiaries; or
(xv) Contract to enter into any of the foregoing. Each such Contract described in clauses (i) through (xv) of this Section 3.13 or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract.”
(b) Parent has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company or its Subsidiary is, or has received written notice that any other party to any Company Material Contract (A) is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any material rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract, unless expired pursuant to its terms, is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto. As of the Agreement Date, to the Knowledge of the Company, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).
Section 3.14. Intellectual Property.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, and (iii) Copyrights in each instance, that are owned (or purported to be owned) by or licensed to the Company or its Subsidiary and that are the subject of a registration or a pending application for registration (collectively, “Company Registered Intellectual Property”) indicating, for each such item in (i), (ii), (iii), and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.
(b) All assignments to the Company or its Subsidiary of Patents constituting or purporting to constitute Owned Intellectual Property that are material to the business of the Company and its Subsidiary exist and have been properly executed and recorded. The Company or its Subsidiary, except as disclosed in Section 3.14(b) of the Company Disclosure Letter, (A) owns and possesses all right, title and interest in and to all material Owned Intellectual Property and (B) to the Knowledge of the Company, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all material Exclusive Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts); provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third party Intellectual Property. None of the Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property is subject to any pending or, to the Knowledge of the Company, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of Company Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. The Owned Intellectual Property and the Exclusive Intellectual Property are each (A) subsisting and, to the Knowledge of the Company, valid and enforceable and (B) not subject to any outstanding order, judgment, or decree. To the Company’s Knowledge, the Company and its subsidiary have complied with the terms of each IP Contract, and all such IP Contracts are in full force and effect.
(c) No patent constituting Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property has been or is now involved in any reissue, reexamination, inter partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.
(d) To the Knowledge of the Company, the duty of candor and good faith as required by the United States Patent and Trademark Office during prosecution of the United States patent applications of the Owned Intellectual Property and, to the Knowledge of the Company, the United States patent applications of the Exclusive Intellectual Property has been complied with, and in all foreign offices having similar requirements all such requirements have been complied with.
(e) To the Knowledge of the Company, neither the conduct of the Company’s and its Subsidiary’s businesses, nor the use of any Intellectual Property by the Company or its Subsidiary, misappropriates, infringes on, or otherwise violates the Intellectual Property of any Person in any material respect. (i) Since December 31, 2020, neither the Company nor its Subsidiary has received any written notice of any pending claim, order or proceeding with respect to any suspected violation, misappropriation or infringement by the Company of Intellectual Property of any Person and (ii) as of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the Intellectual Property of any Person or that any of the Owned Intellectual Property or Exclusive Intellectual Property is invalid or unenforceable, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) To the Knowledge of the Company, no Person is misappropriating, infringing or violating, or intending to misappropriate, infringe or violate, any material Owned Intellectual Property or Exclusive Intellectual Property.
(g) To the Knowledge of the Company, each current and former employee of the Company or its Subsidiary who works or worked in the Company’s or a Subsidiary’s business and each current and former independent contractor and consultant of the Company or its Subsidiary who provides or provided services to the Company’s or a Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a written agreement assigning to the Company or its Subsidiary all right, title, and interest in and to any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for the Company or its Subsidiary relating to the Company’s or a Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by the Company or its Subsidiary or that may be used with any such Products, and all Intellectual Property therein or related thereto.
(h) The Company has taken commercially reasonable steps to maintain and protect its rights in all proprietary information held by the Company or its Subsidiary as a trade secret to the extent that the Company has determined such proprietary information should be protected as a trade secret. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material trade secrets or proprietary information included in the Owned Intellectual Property and the Company Exclusive Intellectual Property have been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of the Company, adequate for protection against unauthorized disclosure or use and to the Knowledge of the Company, there has been no unauthorized disclosure of any such material trade secrets or proprietary information.
(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2020, (i) to the Knowledge of the Company, there has been no material disruption to, or material interruption in, the conduct of the Company’s business attributable to a breakdown, bug in, security breach of, unauthorized or unlawful access to, or malicious code in, any of the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its Subsidiaries (the “Business Systems”), (ii) to the Knowledge of the Company, there has been no breach of any Personal Information processed by or on behalf of the Company or any of its Subsidiary that applicable Law requires or required the Company to notify government authorities, affected individuals or other parties of such occurrence and (iii) neither the Company or any of its Subsidiaries have received any written notice, Order, complaint or other correspondence from any Governmental Authority alleging a breach of, or non-compliance with, the Privacy Laws and, to the Knowledge of the Company, no circumstances exist which are likely to result in any such notice, Order, complaint or other correspondence being sent, served, given or made.
Section 3.15. Litigation. As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary, at law or in equity, or before or by any Governmental Body, and the Company or its Subsidiary are not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body, except, in each case, that would not have a Company Material Adverse Effect.
Section 3.16. Insurance. Section 3.16 of the Company Disclosure Letter sets forth each material insurance policy (including policies providing casualty, liability, medical and works compensation coverage) to which the Company or any Subsidiary is currently a party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) each insurance policy under which the Company or its Subsidiary is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and the Company and its Subsidiary are in material compliance with the terms and conditions of such insurance policy, (b) neither the Company nor its Subsidiary is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.
Section 3.17. Employee Benefit Plans.
(a) Section 3.17 of the Company Disclosure Letter lists all material Company Plans. Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. Each Company Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA, the Affordable Care Act and other applicable Laws. No Company Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self correction under any such program.
(b) With respect to each material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three years and (vi) the most recent Internal Revenue Service determination or opinion letter.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits.
(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, none of the Company, its Subsidiary or any of their respective ERISA Affiliates has at any time in the past six (6) years sponsored, maintained or contributed to, or has or has had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Plans obligates the Company or its Subsidiary to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or its Subsidiary, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant and coverage through the end of the month of termination of employment or service.
(e) Except as otherwise contemplated by this Agreement and except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor or employee of the Company or its Subsidiary, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan, (iv) require the Company or its Subsidiary to set aside any assets to fund any benefits under any Company Plan or result in the forgiveness in whole or in part of any outstanding loan made by the Company to any Person, (v) limit the ability to amend or terminate any Company Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). Except as set forth in Section 3.17(e) of the Company Disclosure Letter, no Company Plan provides for any tax “gross-up”.
(f) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(g) The Company and its Subsidiary are and have been in compliance in all material respects with the Affordable Care Act, to the extent applicable, and have made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Company and its Subsidiary are not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.
Section 3.18. Environmental Compliance and Conditions. Except for matters that would not have a Company Material Adverse Effect,
(a) The Company or its Subsidiary are, and since December 31, 2020 have been, in compliance with all Environmental Laws;
(b) The Company or its Subsidiary holds, and are and have been in compliance since December 31, 2020 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;
(c) since December 31, 2020, neither the Company nor its Subsidiary has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of the Company no such Action has been threatened;
(d) neither the Company nor its Subsidiary has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any other Environmental Laws; and
(e) to the Company’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by the Company or its Subsidiary for which the Company or its Subsidiary has, or may have, Liability under Environmental Laws.
Section 3.19. Employment and Labor Matters.
(a) Neither the Company nor its Subsidiary is a party to or bound by any Contract, collective bargaining agreement,letter of understanding, letter of intention, side agreement, pre-hire agreement, or other legally binding commitment with a labor union, trade association, works council or other employee representative body with respect to any employees or contractors rendering services to the Company or its Subsidiary, and, there are no such agreements which pertain to employees of the Company or its Subsidiary in existence or in negotiation and to the Company’s Knowledge no employees of the Company or its Subsidiary are represented by a labor union, works council or other employee representative body. Since

December 31, 2020, there has been no actual or, to the Knowledge of the Company, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow down, picketing or other labor disputes against the Company or its Subsidiary.
(b) (i) There are no Actions pending or, to the Company’s Knowledge, threatened (A) between the Company or its Subsidiary and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting the Company or its Subsidiary concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of the Company or its Subsidiary has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of the Company or its Subsidiary.
(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiary are, and since December 31, 2020 have been, in compliance with all federal, state, and foreign applicable Laws respecting labor, employment, and employment practices, including terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non exempt employees), health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. To the Knowledge of the Company, there are no audits or investigations pending or scheduled by any Governmental Authority pertaining to labor or the employment practices of the Company.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Company has Knowledge and, with respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. To the Knowledge of the Company, the Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations described in the preceding sentence. To the Knowledge of the Company, no material allegations of discrimination or sexual harassment have been made against any employee of the Company or any of its Subsidiaries at a level of Vice President or above.
(e) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or reduction in salary or wages affecting employees of the Company or its Subsidiary of the Company has occurred since December 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. The Company and its Subsidiary have not otherwise experienced any material employment-related liability with respect to COVID-19.
Section 3.20. FDA and Regulatory Matters.
(a) The Company or its Subsidiary hold all material licenses, Permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals, and clearances, and have submitted notices to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s Products (any such Governmental Body, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or its Subsidiary as currently conducted (the “Company Permits”), and as of the date hereof, all such Company Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit. The

Company and its Subsidiary are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any Company Permit. Since December 31, 2020, neither the Company nor its Subsidiary has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or other Company Regulatory Agency alleging that any operation or activity of the Company or its Subsidiary is in violation of any applicable Law.
(b) Since December 31, 2020, all of the Company’s and its Subsidiary’s Products that are subject to the jurisdiction of the FDA or other Company Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, and tested by or on behalf of the Company or its Subsidiary in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Company Regulatory Agency. Since December 31, 2020, all applications, submissions, notifications, information and data utilized by the Company or its Subsidiary as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiary in connection with, any and all requests for Company Permits relating to the Company or its Subsidiary when submitted to the FDA or other Company Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.
(c) Since December 31, 2020, neither the Company, nor its Subsidiary, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company nor or its Subsidiary nor, to the Knowledge of the Company, any of their respective officers, employees, contractors, suppliers or other entities or individuals performing research or work on behalf of the Company or its Subsidiary has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or, to the Knowledge of the Company, investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened in writing against the Company or its Subsidiary or any of their respective officers, employees, contractors, suppliers or other entities or individuals performing research or work on behalf of the Company or its Subsidiary.
(d) Since December 31, 2020, none of the Company, its Subsidiary, or, to the Knowledge of the Company, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Company Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or Company Permits with respect to any Product of the Company or its Subsidiary.
(e) Since December 31, 2020, all studies, tests and preclinical studies being conducted by the Company or its Subsidiary,or in which the Company, its Subsidiary or any Product has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices, to the extent any such study or test is required to be conducted in compliance with Good Laboratory Practices.
(f) Since December 31, 2020, all studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiary, or in which the Company, its Subsidiary or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since December 30, 2020, neither the Company or its Subsidiary have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Company Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiary, other than any comments on study design provided by the FDA as part of any pre-Investigational New Drug Application activities, including any pre-Investigational New Drug Application meetings.
(g) The Company or its Subsidiary are, and at all times since December 31, 2020 have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Action pending, received by or filed since December 31, 2020, or to the Knowledge of the Company, threatened Action against the Company or its Subsidiary alleging any material violation by the Company or its Subsidiary of any applicable Healthcare Laws.
(h) Neither the Company, its Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers,or employees, agents or distributors or any other person while acting on behalf of the Company or its Subsidiary has, at any time since December 31, 2020, (i) violated or is in violation of, in any material respect, any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act of 2010, or any laws, Orders, rules, or regulations thereunder, or any comparable foreign law or statute relating to the prevention of corruption and bribery (collectively, “Anti-Corruption Laws”), (ii) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (iv) violated or is in violation of, in any material respect, any other Laws regarding use of funds for political activity or commercial bribery.
(i) None of the Company nor its Subsidiary, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any of their Representatives acting on their behalf, is currently, or has since December 31, 2020 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).
(j) During the five years prior to the date hereof, none of the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or its Subsidiary, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.
Section 3.21. Brokerage. Other than Wells Fargo Securities, LLC (“Wells Fargo”), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.
Section 3.22. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Joint Proxy Statement upon information furnished to the Company in writing by Parent specifically for use therein.
Section 3.23. No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or by which it is otherwise bound.
Section 3.24. Opinion. The Company Board has received the opinion of Wells Fargo to the effect that, based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered, in connection with the preparation of each such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares. A true and correct copy of such opinion will be provided to Parent, solely for informational purposes, following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub I, Merger Sub II or any other Person for any purpose.
Section 3.25. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT HAS RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
Except as otherwise disclosed in (a) Parent SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Subs represent and warrant to the Company as follows:
Section 4.01. Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute an Parent Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Parent (the “Parent Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to the Company.
Section 4.02. Authorization; Valid and Binding Agreement. Parent and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Mergers and the Contemplated Transactions, subject to obtaining the affirmative vote of the majority of Parent Shares cast at the Parent Stockholders’ Meeting in favor of the issuance of Parent Shares in connection with the First Merger (the “Parent Stockholder Approval”). The Parent Board has (i) approved the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, and the issuance of Parent Shares in connection therewith, each on the terms and subject to the conditions set forth herein and (ii) directed that the issuance of the Parent Shares be submitted to a vote at a meeting of the Parent Stockholders and resolved to recommend that the Parent Stockholders approve such issuance (the “Parent Board Recommendation”). The Merger Sub I Board has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub I of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) recommended that its sole stockholder adopt this Agreement. Parent, as the sole member and managing member of Merger Sub II, has approved the execution and delivery of this Agreement, the performance by Merger Sub II of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) approved, adopted and declared advisable this Agreement and approve the Contemplated Transactions, including the Mergers. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. To the Knowledge of Parent, no Takeover Law applies to this Agreement or the Contemplated Transactions. Except for the Parent Stockholder Approval, no other corporate proceeding, including pursuant to the Laws of the State of Delaware or the listing standards of the Parent Exchange, on the part of Parent or any Merger Sub is necessary to authorize or adopt this Agreement or to consummate the Mergers and the Contemplated Transactions (except for the filing of the appropriate merger documents as required by applicable Law). Each of Parent and each Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.03. Capital Stock.
(a) The authorized capital stock of Parent consists of 120,000,000 Parent Shares and 5,000,000 shares of preferred stock$0.01 par value per share, of which, as of the Capitalization Date, there were 66,050,141 Parent Shares and no shares of preferred stock issued and outstanding. As of the Capitalization Date, (i) 904,487 Parent Shares were subject to issuance pursuant to outstanding Parent RSUs; (ii) 12,736,541 Parent Shares were subject to issuance pursuant to outstanding Parent Options; and (iii) 1,218,038 Parent Shares were subject to issuance pursuant to outstanding warrants to purchase Parent Shares (“Parent Warrants”).
(b) Section 4.03(b) of the Parent Disclosure Letter sets forth a true and complete list as of the Capitalization Date of the outstanding options to acquire Parent Shares granted under a Parent Equity Plan (“Parent Options”), restricted stock units granted under a Parent Equity Plan (“Parent RSUs”); and, as of the Capitalization Date, there are no other Parent Options or Parent RSUs or other equity or equity-based awards (collectively, “Parent Equity Awards”) outstanding and Parent has granted no other such awards since the Capitalization Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.
(c) All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Parent Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 4.03 or as set forth in (c) of the Parent Disclosure Letter, Parent does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as referred to in this Section 4.03 or as set forth in (c) of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Parent, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Parent, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Parent, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or (v) bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which Parent Stockholders may vote.
Section 4.04. Subsidiaries. Section 4.04 of the Parent Disclosure Letter lists all of the Subsidiaries of Parent, and for each Subsidiary, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of Parent is a corporation or other Entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens (other than Permitted Liens). None of Parent’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are not outstanding or authorized any options or other rights to acquire from any of Parent’s Subsidiaries, or any obligations of any of Parent’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Parent’s Subsidiaries (collectively, “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Parent Subsidiary Securities to which Parent or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.
Section 4.05. No Breach. With respect to clause (a), for any conflicts, violations, breaches, defaults or other occurrences which would not (i) constitute a Parent Material Adverse Effect, (ii) prevent or materially impair the ability of Parent to consummate the Mergers prior to the End Date or (iii) otherwise prevent or impair the ability of Parent to perform in any material respect any of its material obligations under this Agreement, the execution, delivery and performance of this Agreement by Parent and, subject to obtaining the Parent Stockholder Approval, the consummation of the Contemplated Transactions do not (A) conflict with or violate the Parent Organizational Documents, (B) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, order, judgment or decree to which Parent, its Subsidiaries or any of its or their properties or assets is subject or (C) in any material respect: conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any material assets of Parent pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party or any other Person pursuant to, the provisions of any Parent Material Contract.
Section 4.06. Consents, etc. Except for (a) the applicable requirements of the HSR Act, (b) applicable requirements of the Exchange Act, (c) the filing of the Registration Statement under the Securities Act, (d) any filings required under state securities Laws, (e) any filings required by the Parent Exchange, (f) the filing of the Certificates of Merger, (g) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (h) any filings of appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (i) any filings the failure of which to make would not (A) prevent or materially impair Parent’s ability to consummate the Mergers prior to the End Date or (B) otherwise prevent or impair Parent’s ability to perform in any material respect any of its material obligations under this Agreement, Parent is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by Parent in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not (A) prevent or materially impair Parent’s ability to consummate the Mergers prior to the End Date or (B) otherwise prevent or materially impair Parent’s ability to perform in any material respect any of its material obligations under this Agreement.

Section 4.07. SEC Reports; Disclosure Controls and Procedures.
(a) Parent has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2020 (such reports or documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).
(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Parent Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the financial statements. To the Knowledge of Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2020, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Parent, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Parent; or (3) any claim or allegation regarding any of the foregoing.
(d) Parent maintains and since December 31, 2020 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company’s filings with the SEC. Parent is, and since December 31, 2020 has been, in compliance in all material respects with all current listing and corporate governance requirements of the Parent Exchange.
(e) Parent is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

Section 4.08. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on any balance sheet of Parent that is included in the Parent SEC Documents; (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice, (iii) arising out of or in connection with this Agreement or the Contemplated Transactions; (iv) liabilities arising in the ordinary course of business in connection with the performance of obligations of Parent and its Subsidiaries under Parent contracts (other than those liabilities resulting from a breach thereof by Parent or any of its Subsidiaries); or (v) liabilities that individually or in the aggregate or have not had and would not reasonably be expected to have a Parent Material Adverse Effect, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries (or disclosed in the notes to such balance sheet) that would have a material impact on Parent as of the date hereof or as of the Closing Date.
Section 4.09. Absence of Certain Developments. From the Parent Balance Sheet Date to the date hereof, there has not been any Parent Material Adverse Effect. Since the Parent Balance Sheet Date, Parent has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither Parent nor any of its Subsidiaries has taken, committed or agreed to take, any actions that would have been prohibited by Section 5.02(b) if such covenants had been in effect as of the Parent Balance Sheet Date.
Section 4.10. Compliance with Laws.
(a) Parent and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations, Liabilities or costs on Parent) and except where any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except as set forth on Section 4.10(b) of the Parent Disclosure Letter, since December 31, 2020, (i) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body notifying Parent of any material violation or noncompliance (or reflects that Parent or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) by Parent or any of its Subsidiaries with any applicable Law, and to Parent’s Knowledge, there is no such investigation or inquiry, pending as of the Agreement Date or (B) any fine, assessment or cease and desist or other Order, or the suspension or revocation of any Parent Permit and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.
(c) Since December 31, 2020, Parent and its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid al fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.11. Tax Matters.
(a) (i) Parent and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; and (iii) Parent and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the financial statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by Parent and its Subsidiaries for all periods through the date of such financial statements.
(b) No claim has been made in writing within the last five (5) years by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such

Tax Returns. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries. Parent and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party. Neither Parent nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (2).
(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to Parent or any of its Subsidiaries. All assessments for material amounts of Taxes due from Parent or any of its Subsidiaries with respect to completed and settled Tax Actions have been timely paid in full.
(d) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax Allocation Agreements. Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of Parent and its Subsidiaries) or (ii) has liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(e) Neither Parent nor any of its Subsidiaries is or ever has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(f) Neither Parent nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.
(g) To the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(h) It is agreed and understood that no representation or warranty is made by Parent in respect of Tax matters in any Section of this Agreement other than this Section 4.11.
Section 4.12. Litigation. As of the date of this Agreement, there are no Actions pending or, to Parent’s Knowledge, no Actions threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Parent and its Subsidiaries are not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body, except, in each case, that would not have a Parent Material Adverse Effect.
Section 4.13. Brokerage. Other than SVB Securities LLC, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent.
Section 4.14. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Company Stockholders or the Parent Stockholders, as applicable, or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.14 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Parent in writing by the Company specifically for use therein.
Section 4.15. Ownership of Company Securities. Neither Parent nor any of its affiliates is, or at any time during the last three (3)years has Parent or any of its affiliates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent and its affiliates do not beneficially own any Company Securities or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor either Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Contemplated Transactions or (ii) the Initial Surviving Corporation or the Surviving Company or any of their respective businesses or operations (including as to continuing employment) from and after the First Effective Time or the Second Effective Time, as applicable, or (b) pursuant to which (i) any holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, as applicable, in respect of such holder’s Company Shares or (ii) any holder of Company Shares has agreed to approve this Agreement or vote against any Superior Proposal.
Section 4.16. Opinion. Prior to the execution of this Agreement, the Parent Board has received an opinion from SVB Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the First Merger is fair, from a financial point of view, to Parent and neither opinion has been withdrawn, revoked or modified. True and complete copies of such opinions shall be provided to the Company promptly after the date hereof.
Section 4.17. Merger Subs. Each Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.
Section 4.18. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE PARENT DISCLOSURE LETTER), PARENT MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH THE COMPANY’S INVESTIGATION OF PARENT, THE COMPANY HAS RECEIVED FROM OR ON BEHALF OF PARENT CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF PARENT AND CERTAIN BUSINESS PLAN INFORMATION OF PARENT. PARENT MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01. Covenants of the Company.
(a) Except (i) as set forth in Section 5.01(a)(i) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii)for any action taken, or omitted to be taken, pursuant to COVID-19 Measures, (iv) as required or otherwise contemplated or permitted by this Agreement or (v) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the First Effective Time or the date this Agreement is validly terminated in accordance with Article VIII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiary to, carry on its business in the ordinary course of business consistent with past practice (including as to the payment of accounts payable and the collection, if any, of any accounts receivable) and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with material customers, suppliers, licensors, licensees, and distributors and others having material business dealings with it (it being understood that with respect to the matters specifically addressed by any provision of Section 5.01(b), such specific provisions shall govern over the more general provision of this Section 5.01(a)).
(b) During the Pre-Closing Period and except (i) as set forth on Section 5.01(b) of the Company Disclosure Letter, (ii)any action taken, or omitted to be taken, pursuant to COVID-19 Measures, or (iii) as required by or otherwise contemplated or permitted under this Agreement or as required by applicable Law, the Company shall not and shall not permit its Subsidiary, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), to:
(i) amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;
(ii) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Shares) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Company Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Company Shares held by a Company Employee only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Options or Company RSUs (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or Company RSU (in effect as of the date hereof) between the Company and a Company Employee only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to any Company Option or Company RSU or (4) in connection with the exercise of any Company Warrants;
(iii) split, combine, subdivide or reclassify any Company Shares or other equity interests;
(iv) issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date hereof) of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company except that (1) the Company may issue Company Shares as required to be issued upon the exercise of Company Options or Company Warrants or the vesting of Company RSUs, (2) the Company may issue Company RSUs in fulfillment of obligations in effect prior to the date hereof and set forth on Section 5.01(b)(iv) of the Company Disclosure Letter and (3) the Company may issue Company Earnout Shares as required by this Agreement or as otherwise required by the SPAC Merger Agreement;
(v) except as (i) otherwise required under applicable Law or (ii) as contemplated by Section 2.08, establish, adopt,terminate or amend any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof) other than a change in control severance plan meeting the requirements listed in Section 5.01(b)(v) of the Company Disclosure Letter (a “Change in Control Severance Plan”), or amend or waive any of its rights under, any of the Company Plans (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation or other benefits, except that the Company may (A) make promotions in the ordinary course of business; (B) provide increases in salary, wages, bonuses or benefits to employees in the ordinary course of business (which shall include compensation adjustments consistent with promotions made in the ordinary course of business) or as required under a Company Plan; and (C) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice or as permitted by Section 6.06(c);
(vi) (A) enter into (1) any change-of-control agreement with any executive officer, employee, director or independent contractor (except the Change in Control Severance Plan) or (2) any retention, employment, severance or other material agreement with any executive officer or director, (B) enter into any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $150,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $100,000 or (C) hire any employee;
(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture,partnership, collaboration or similar profit-sharing arrangement;

(viii) make or authorize any capital expenditure, other than (A) capital expenditures provided for in the Company’s capital expense budget made available to Parent prior to the date hereof or (B) to the extent not provided for in such capital expense budget, capital expenditures that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter;
(ix) acquire, lease, exclusively license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive,relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material Lien (other than Permitted Liens) any material right or other material asset or property, except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company, (C) as provided for in the Company’s capital expense budget delivered or made available to Parent prior to the date hereof;
(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness, except for (A) short-term borrowings, of not more than $150,000 in the aggregate, incurred in the ordinary course of business, (B) advances to employees and consultants for travel and other business related expenses in the ordinary course of business, (C) intercompany loans and capital contributions, (D) sales commission advances made in the ordinary course of business or (E) Indebtedness that will be discharged at the Closing;
(xi) except as required by applicable Law or in the ordinary course of business, (A) make or change any material Tax election, (B) adopt or change any material method of Tax accounting, (C) amend any material Tax Return, (D) make a request for a Tax ruling or entry into any Tax allocation agreement, Tax sharing agreement Tax indemnity agreement or closing agreement relating to any Tax, (E) surrender any right to claim a Tax refund, (F) consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return) or (G) settle or compromise any Tax Action;
(xii) settle, release, waive or compromise any Action pending against the Company, other than (A) any Action relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Contemplated Transactions or (B) any Action (1) that results solely in an obligation involving only the payment of monies by the Company of not more than $250,000 individually and $1,000,000 in the aggregate and (2) does not involve the admission of wrongdoing by the Company;
(xiii) enter into, amend or terminate, or fail to exercise renewal rights with respect to, any Company Material Contract(other than auto-renewals occurring in the ordinary course of business consistent with past practice or termination at the end of the Company Contract term in accordance with the terms of such Company Material Contract or, if permitted by the terms of such Company Material Contract, upon a material breach thereof by the counterparty thereto provided that Company shall provide written notice to Parent of any intent to terminate a Company Material Contract at least four (4) Business Days prior to termination);
(xiv) implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable Laws, in each case, after the date hereof;
(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);
(xvi) adopt or implement any stockholder rights plan or similar arrangement;
(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring,recapitalization or other reorganization; or
(xviii) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xv) of this Section 5.01(b).

(c) The Company shall promptly notify Parent (i) of any Company Material Adverse Effect of which it has Knowledge and (ii) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.02(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.01(c) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.
Section 5.02. Covenants of Parent.
(a) Except (i) as set forth in Section 5.02(a) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) for any action taken, or omitted to be taken, pursuant to COVID-19 Measures, (iv) as required or otherwise contemplated or permitted by this Agreement or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with material customers, suppliers, licensors, licensees, distributors and others having material business dealings with it (it being understood that with respect to the matters specifically addressed by any provision of Section 5.02(b), such specific provisions shall govern over the more general provision of this Section 5.02(a)).
(b) During the Pre-Closing Period and except as set forth on Section 5.02(b) of the Parent Disclosure Letter, (ii) any action taken, or omitted to be taken, pursuant to COVID-19 Measures, or (iii) as required by or otherwise contemplated or permitted under this Agreement or as required by applicable Law, Parent shall not and shall not permit any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), to:
(i) amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;
(ii) adopt a plan or agreement of complete or partial liquidation or dissolution; or
(iii) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (iv) of this Section 5.02(b).
(c) Parent shall promptly notify the Company (1) of any Parent Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.03(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.
Section 5.03. No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the First Effective Time. Prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
ARTICLE VI
ADDITIONAL COVENANTS OF THE PARTIES
Section 6.01. Investigation.
(a) Upon reasonable advance notice to the other party, each of the Company and Parent shall and shall direct its Representatives to (i) provide the other party and its Representatives with reasonable access during normal business hours to its officers, employees, other personnel, and assets and to all existing books and records (provided, however, that any such access shall be conducted at the other party’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company or Parent, as applicable, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or Parent, as applicable) and (ii) furnish to the other party such financial and operating data and other information as the other party may reasonably request, but in the case of clauses (i) and (ii), solely to the extent that such access or furnishing of data or other information is permissible under applicable Law and related to planning for integration or operation of the Surviving Company following the Closing or the satisfaction of any condition to Closing. The foregoing notwithstanding, nothing herein shall require the Company or Parent (w) to permit any inspection or testing, including for purposes of any Phase II Environmental Site Assessment, (x) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel jeopardize any trade secret protection or any attorney-client, work product or other legal privilege or protection (it being agreed that the Company or Parent, as applicable, shall give notice to the other party of the fact that it is withholding such information or documents and thereafter the Company or Parent, as applicable, shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (y) to provide access to or otherwise make available or furnish any information if and to the extent that such access or availability would jeopardize the health and safety of any employee or service provider of the Company or its Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures) or (z) contravene any applicable Law (including Antitrust Law), (ii) in the Company’s or Parent’s reasonable discretion, as applicable, such documents or information are reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand or (iii) in the case of the Company, such information relates to the Sale Process; provided that, in each case the Company or Parent, as applicable, shall use commercially reasonable efforts to provide a reasonable alternative means to provide the access or information contemplated by this Section 6.01 and provided, further that in the event a party restricts access or information pursuant to the foregoing exceptions, the restricting party shall provide written notice of the reason for such restriction. Information disclosed pursuant to this Section 6.01 shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for the Company or Parent, as applicable, to the extent the disclosing party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.
(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to the foregoing clause (a), shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, that certain confidentiality agreement between Parent and the Company dated as of June 17, 2022 (as amended, the “Confidentiality Agreement”) and shall be used solely to effectuate the Contemplated Transactions, including with respect to planning for integration.
Section 6.02. Registration Statement and Proxy Statement for Stockholder Approval.
(a) As soon as practicable after the execution of this Agreement (but in no event later than thirty (30) days following the Agreement Date), (A) Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement/prospectus (the “Joint Proxy Statement”) in preliminary form, which shall, subject to Section 6.04(b) or Section 6.04(c), contain each of the Parent Board Recommendation and the Company Board Recommendation, and (B) Parent shall prepare and file with the SEC a registration statement on Form S-4, in which the Joint Proxy Statement shall be included (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). The Company covenants and agrees that the information provided by the Company or its Subsidiary to the Company for inclusion in the Joint Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Joint Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall use commercially reasonable efforts, and the Company shall reasonably cooperate with Parent in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Contemplated Transactions, including the Mergers. In furtherance thereof,

Parent and the Company will work together in good faith, including with each party’s Representatives (including by providing reasonable access to relevant data, schedules and work papers), to prepare financial statements, financial information and such other information as required to be included in the Registration Statement.
(b) Each of Parent and the Company shall reasonably cooperate with each other and provide, and require its Representatives to provide the other party and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiary that is required by Law to be included in the Registration Statement or reasonably requested by the other party to be included in the Registration Statement. The Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
(c) Each of Parent and the Company shall use its commercially reasonable efforts to mail the Joint Proxy Statement to the Company Stockholders and the Parent Stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Parent Shares pursuant to this Agreement, and each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement.
(d) No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement or with respect to the Joint Proxy Statement may be made by the Company, Parent or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon.
(e) Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement and/or the Joint Proxy Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the First Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
Section 6.03. Stockholder Meetings.
(a) The Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Subject to Section 6.04(b) and Section 6.04(c), the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use commercially reasonably efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of NYSE or applicable Law to obtain such approvals.
(b) Parent shall take all action necessary in accordance with applicable Law and the Parent Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Parent Stockholder Approval (the “Parent Stockholders’ Meeting”). Parent will, through the Parent Board, recommend that the Parent Stockholders approve the proposal to issue Parent Shares in connection with the First Merger and in accordance with this Agreement and will use commercially reasonably efforts to solicit from the Parent Stockholders proxies in favor of such share issuance and to take all other action necessary or advisable to secure the vote or consent of Parent Stockholders required by the rules of the Parent Exchange or applicable Law to obtain such approvals.
(c) Each of Parent and the Company shall use its commercially reasonable efforts to schedule and hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, as applicable, on the same date and as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided that the Company or Parent, as applicable, may, after reasonable consultation with the other party, postpone, recess or adjourn the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, and the Company or Parent, as applicable, shall use its commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board or Parent Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders or Parent Stockholders, as applicable, prior to the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable and (iii) if required by Law; provided, however, that the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, shall occur as promptly as reasonably practicable following such postponement, recess or adjournment. In the event either the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting is delayed in compliance with this Section 6.03(c), then the other party may similarly postpone, recess, adjourn or delay its Stockholder meeting to the same date.
Section 6.04. Non-Solicitation.
(a) Except as permitted by this Section 6.04, the Company shall not, and shall cause its Subsidiary not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) participate or engage in discussions (except to notify a Person that makes an inquiry or offer with respect to a Company Acquisition Proposal of the existence of the provisions of this Section 6.04 or to clarify whether any such inquiry, offer or proposal constitutes a Company Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, the Company or its Subsidiary or afford access to the properties, books or records of the Company or its Subsidiary to any Person that has made or could reasonably be expected to make, an Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). The Company shall, and shall cause its Subsidiary to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, discussions or negotiations with or involving any Person (other than Parent and its Affiliates) conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Company Acquisition Proposal. The Company shall promptly discontinue access by any Person (other than Parent and its Affiliates) to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose. Within two (2) Business Days from the Agreement Date, the Company shall request the return or destruction of all confidential, non-public information provided to Third Parties that have entered into confidentiality agreements with the Company or its Subsidiary or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 6.04(b) with respect to a Third Party if (x) the Company receives a written Company Acquisition Proposal from a Third Party and there has not been a material breach of this Section 6.04(a) and (y) such proposal constitutes and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and in such event, the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Company Acquisition Proposal; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company that is provided to any Person given such access and was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal. Nothing contained in this Agreement, including this Section 6.04, shall restrict the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position with respect to a Company Acquisition Proposal pursuant to Rule 14d-9, Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any legally required disclosure to the Company Stockholders (provided, that any such disclosure that would otherwise constitute a Company Adverse Recommendation Change shall be made only in accordance with Section 6.04(b) or Section 6.04(c), as applicable, it being understood and agreed that any such communication that reaffirms the Company Board Recommendation shall be deemed not to be a Company Adverse Recommendation Change).
(b) Except as is set forth in this Section 6.04(b) and Section 6.04(c), neither the Company Board nor any committee thereof may (i) withhold, withdraw, or publicly propose to withhold or withdraw the Company Board Recommendation; or (ii) propose publicly to recommend, adopt or approve any Company Acquisition Proposal (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”). For the avoidance of doubt, a change of the Company Board Recommendation to “neutral” shall constitute a Company Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the provisions of this Section 6.04, in response to a Company Acquisition Proposal that the Company Board has determined in its reasonable discretion is a Superior Proposal with respect to the Company that has not been withdrawn and there has not been a material breach of Section 6.04(a), (x) the Company Board may make such a Company Adverse Recommendation Change, and (y) the Company may terminate this Agreement and enter into a Specified Agreement with respect to a Superior Proposal, in either case of clauses (x) and (y), if and only if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that its failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company may not take any such action (A) until three (4) days after the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) day period” shall be deemed references to a “two (2) day period”); and (B) if during such four (4) or two (2) day period, as applicable, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel, and after good faith negotiations between the Company and Parent (if such negotiations are requested by Parent) during such four (4) or two (2) day period, as applicable, (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Company Acquisition Proposal nonetheless continues to constitute a Superior Proposal.

(c) Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining the Company Stockholder Approval, following any Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change after the Company Board (i) determines in good faith after consultation with its outside legal counsel that the failure to make such a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with its fiduciary obligations to Company Stockholders, (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are independent of and unrelated to any pending Company Acquisition Proposal and (iii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth (4th) day after receipt by Parent of a Company Notice of Change and (y) during such four (4) day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such a Company Adverse Recommendation Change in response to such Company Intervening Event, consistent with its fiduciary obligations to the Company Stockholders.
(d) The parties agree that in addition to the obligations of Parent and the Company set forth in clauses (a) through (d) of this Section 6.04, as promptly as practicable after receipt thereof, and in any event within twenty-four (24) hours, the Company shall advise Parent in writing of any inquiry or discussions in which a Third Party indicated it might submit a Company Acquisition Proposal or any Company Acquisition Proposal and the terms and conditions of such Company Acquisition Proposal, and the Company shall promptly provide to Parent copies of any written materials received by the Company, in connection with such Company Acquisition Proposal and the identity of the Person or group making any such Company Acquisition Proposal. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning itself or its Subsidiary provided to any other Person or group in connection with any Company Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent promptly informed of the status of any Company Acquisition Proposals (including the identity of the parties and any changes to any material terms and conditions thereof). The Company agrees not to release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided that the Company shall be permitted to waive, modify, amend or terminate any provision of any standstill agreement (or similar agreement) in order to permit a Person to make a Company Acquisition Proposal, if and only if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to so waive, modify, amend or terminate would be inconsistent with the directors’ fiduciary duties under applicable Law and the Company provides prior written notice to Parent of its intent to take such action.
(e) Neither the Parent Board nor any committee thereof may withhold, withdraw, or publicly propose to withhold or withdraw the Parent Board Recommendation (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”). For the avoidance of doubt, a change of the Parent Board Recommendation to “neutral” shall constitute a Parent Adverse Recommendation Change.
Section 6.05. Regulatory Approvals; Additional Agreements; Performance of Merger Subs.
(a) As soon as reasonably practicable after the date of this Agreement and in any event within ten (10) Business Days,the Company and Parent each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the Contemplated Transactions. The Company and Parent each shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date hereof, all other documents required to be filed with any Governmental Body pursuant to the merger notification or control or other Antitrust Laws of applicable foreign jurisdictions with respect to the Contemplated Transactions. Parent shall be responsible for any applicable filing fees required to be paid pursuant to this Section 6.05.
(b) Parent and the Company each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable Law and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the clearance of the

Contemplated Transactions including promptly furnishing the other with copies of communications received from any Governmental Body. Each of Parent and the Company agree not to independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, an opportunity to attend or participate. The parties shall consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Antitrust Laws in connection with the Contemplated Transactions. Parent and the Company shall promptly provide the other party with copies of all filings made by such party with any Governmental Body in connection with the Contemplated Transactions.
(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the Contemplated Transactions, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.
(d) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use their respective commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, to file, or cause to be filed, all documents and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective the Contemplated Transactions as soon as reasonably practicable. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the Contemplated Transactions; (iii) to obtain each action or nonaction, approval, consent, ratification, clearance, decision, declaration, approval, permission, waiver of authorization, and expirations or terminations of waiting periods required to be obtained from a Governmental Body and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, ratification, decision, declaration, approval, permission, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any applicable Law; (iv) to obtain all necessary consents, authorizations, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Parent or the Company or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any Third Party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any Contracts be a condition to any party’s obligations hereunder.
(e) Anything to the contrary herein notwithstanding, in no event shall Parent or the Company be required to (x) sell, divest, license, hold, convey or hold separate or otherwise take any action or agree to any undertaking that limits Parent’s and its Subsidiaries’ or the Company’s and its Subsidiary’s freedom of action with respect to, or their ability to retain, particular Products, assets or business of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (y) terminate existing relationships, contractual rights or obligations of Parent or the Company or their respective Subsidiaries or (z) effectuate any other change or restructuring of Parent or the Company or their respective Subsidiaries.

(f) Parent will take all actions necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement. Parent and the Merger Subs shall not, before the Closing, permit any of their Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent or order of a Governmental Body necessary to consummate the Mergers and the other Contemplated Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law or (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Mergers and the other Contemplated Transactions or (iii) otherwise materially delay or materially impede the consummation of the Mergers and the other Contemplated Transactions.
Section 6.06. Continuing Employee Benefits.
(a) Parent agrees that from and after the First Effective Time, Parent shall assume and honor all severance and employment agreements for all Continuing Employees, in each case, in accordance with their terms as in effect immediately prior to the First Effective Time. For a period of one (1) year following the First Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the First Effective Time and who continues to be employed by Parent or the Surviving Company (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities) no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the execution of this Agreement and (ii) employee benefits (including severance benefits and other health and welfare benefits, but excluding equity or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) that are no less favorable in the aggregate than the benefits (including severance benefits and other health and welfare benefits, but excluding equity compensation or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement.
(b) Without limiting the generality of Section 6.06(a):
(i) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s or the Surviving Company’s vacation policy) and eligibility for vesting under Parent or the Surviving Company’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any defined benefit pension plan.
(ii) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the First Effective Time, Parent shall, or shall cause the Surviving Company to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.
(iii) To the extent relevant under any health or welfare benefit plan of Parent or the Surviving Company, then Parent shall use commercially reasonable efforts to waive all limitations and exclusions as to pre-existing conditions, and all waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such limitations, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the First Effective Time. In addition, Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the First Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents under any health or welfare benefit plan of Parent or the Surviving Company, as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Parent or the Surviving Company.
(c) On or prior to the Closing Date, the Company shall be permitted to pay the Company Employees short-term annual cash bonuses in respect of the year in which the Closing Date occurs or any year completed prior to the year in which the Closing Date occurs but not paid as of the Closing Date, in amounts calculated on the basis of actual performance through the Closing Date for all or any portion of the applicable performance period, determined and calculated in a manner consistent Section 6.06(c) of the Company Disclosure Letter as determined by the Company in its good faith discretion (the “Permitted Bonuses”); provided, that the Company Board may, in the exercise of its good faith discretion, elect to pay such Permitted Bonuses for an entire performance period (whether or not such performance period has elapsed in full as of the date of payment) or prorate the payment of the Permitted Bonuses to the extent necessary to reflect the portion of the performance period elapsed through the Closing Date, provided further, that, for the avoidance of doubt, to the extent the Company has made any payment in respect of Permitted Bonuses to any Company Executive pursuant to this Section 6.06(c), the Company shall not pay, and the Surviving Company shall not be obligated to pay, amounts otherwise payable in respect of annual cash bonuses pursuant to the Change in Control Severance Plan, the Executive Employment Agreements or any other individual employment or severance agreement with any participating employee or otherwise, solely to the extent any such payment would result in a duplication of benefits otherwise due to any such Company Executive. If the Company has not paid all or any portion of the Permitted Bonuses as of the Closing Date, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay such amounts as promptly as practicable following the Closing Date.
(d) The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.06 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.
Section 6.07. Indemnification of Officers and Directors.
(a) Parent shall cause the Surviving Company Organizational Documents to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are currently provided in the Company Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the First Effective Time, and, in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Company to, make such changes to the Surviving Company Organizational Documents as to have the least adverse effect on the rights of the individuals referenced in this Section 6.07.
(b) Without limiting any additional rights that any Person may have, from and after the First Effective Time, Parent and the Surviving Company (each, together with their successors and assigns, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each present (as of the First Effective Time) or former director or officer of the Company (each, together with such person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable expenses (including legal expenses) incurred in connection with any Action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of the Company or its Subsidiary, or of another Entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the First Effective Time, to the fullest extent provided for under existing indemnification agreements and other similar arrangements in effect as of prior to the date hereof. In the event of any such Action or claim, each Indemnified Party is entitled to the advancement of reasonable expenses (including legal expenses) incurred in the defense of the Action or claim from the Surviving Company (provided that any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).
(c) For a period of no less than six (6) years following the First Effective Time, the Surviving Company shall cause to be maintained in effect the existing policies of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the First Effective Time (the “D&O Policy”) containing coverage that is at least as protective to such directors and officers as the coverage, deductibles and amounts provided by such existing policies. Parent shall cause such D&O Policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Company. Without limitation of the foregoing, the Company may, or if the Company is unable to, Parent may on its behalf, prior to the First Effective Time, purchase a six (6)-year “tail” prepaid insurance policy on the D&O Policy and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect; provided, however, that neither Parent nor the Surviving Company shall be obligated to pay aggregate annual premiums in excess of 300% of the amount paid for the policy year in effect immediately prior to the First Effective Time (the “Maximum Premium”) and (y) the Company shall not be permitted to obtain any “tail” or “runoff” officers’ and directors’ liability insurance policy with a cost in excess of the Maximum Premium. If the aggregate premiums of any such insurance coverage exceed the Maximum Premium, then the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.
(d) Without limiting any of the rights or obligations under this Section 6.07, from and after the Second Effective Time, the Surviving Company shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date hereof between or among the Company or its Subsidiary and any Indemnified Party providing for the indemnification of such Indemnified Party, and Parent hereby guarantees the obligations of the Surviving Company pursuant to such agreements.
(e) This Section 6.07 shall survive the consummation of the Mergers and is intended to benefit, and is enforceable by, any Person or Entity referred to in this Section 6.07. The indemnification and advancement provided for in this Section 6.07 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract, or otherwise. If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the respective successors and assigns of the Parent and Surviving Company assume the applicable obligations set forth in this Section 6.07.
(f) Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in this Section 6.07 (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.07, with full rights of enforcement as if a party thereto. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to or in substitution for any such claims under such policies.
Section 6.08. Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Mergers or the Contemplated Transactions, and shall not issue any such press release or make any such public statement without the other Person’s written consent (not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or legal process. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make announcements to employees or any public statement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) subject to any other applicable terms of this Agreement, either Party may make any disclosures, without the other Party’s prior written consent (but, in the case of the Company, with prior notice), in the Company SEC Documents or Parent SEC Documents, as applicable, as may be required by applicable federal securities Laws; (c) a party may, without the prior consent of the other party but subject to giving advance notice to the other party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law. The restrictions of this Section 6.08 do not apply to communications in connection with and following a Company Adverse Recommendation Change or Parent Adverse Recommendation Change in compliance with Section 6.04.
Section 6.09. Listing of Additional Shares. Parent shall, in accordance with the requirements of the Parent Exchange, file with the Parent Exchange a Listing of Additional Shares Notice covering the Parent Shares to be issued to the Company Stockholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued to the Company Stockholders pursuant to this Agreement to be listed on the Parent Exchange, subject to official notice of issuance, prior to the First Effective Time.
Section 6.10. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.
Section 6.11. Section 16 Matters. Parent shall, prior to the First Effective Time, cause the Parent Board to approve the issuance of Parent Shares in connection with the First Merger with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the First Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the First Effective Time, the Company Board shall approve the disposition of the Company equity securities (including derivative securities) in connection with the First Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.
Section 6.12. Transaction Litigation. The Company shall promptly as reasonably practicable (and in any event within forty-eight hours of learning of) notify Parent, as applicable, of any Transaction Litigation commenced against the Company. The Company shall provide the other party the opportunity to participate in the defense of any litigation brought by its stockholders or in the name of the Company against the Company or its directors relating to the Contemplated Transactions, including the Mergers. For purposes of this Section 6.12, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. The Company shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.
Section 6.13. Tax Matters.
(a) For U.S. federal income tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and this Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). Each of Parent and the Company shall use commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of

Section 368(a) of the Code. The parties agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment and (ii) to report the Mergers for all Tax purposes consistent with the Intended Tax Treatment, in each case, unless otherwise required by a Governmental Body as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties agree that the tax year of the Company for U.S. federal income tax purposes will end at the close of the Closing Date and that the Company will join the U.S. federal consolidated tax return in which Parent is the common parent as of the opening of the next day. Parent agrees that it will post a duly completed IRS Form 8937 on its website not later than forty five (45) days after the Closing Date.
(b) In the event the SEC requests or requires a Tax opinion that the Mergers should be a reorganization pursuant to Section 368 of the Code, Troutman Pepper Hamilton Sanders LLP (or other counsel reasonably satisfactory to the Company and Parent) shall prepare such Tax opinion provided that each of Parent, Merger Sub I, Merger Sub II and the Company shall execute and deliver customary tax representations to such advisor in form and substance reasonably satisfactory to such advisor; provided further that no opinion on the tax status of the transaction is required to be delivered to either party as a condition to the Closing.
Section 6.14. Merger Sub Consents. Immediately following the execution of this Agreement, (a) Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub I, a written consent adopting this Agreement and (b) Parent shall execute and deliver, in accordance with Section 18-209 of the DLLA and its capacity as the sole member of Merger Sub II, a written consent adopting this Agreement and approving the Contemplated Transactions, including the Mergers.
Section 6.15. Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Company of the Company Shares from NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Second Effective Time.
Section 6.16. Interim Operations of Merger Subs. During the period from the date hereof through the earlier of the First Effective Time or the date of termination of this Agreement, neither Merger Sub shall engage in any activities of any nature except as provided in or contemplated by this Agreement.
Section 6.17. Resignation of Directors. Prior to the Closing, Parent shall have received letters of resignation, in form and substance reasonably acceptable to Parent, effective as of the First Effective Time, from the directors of the Company Board who will not be on the Company Board after the First Effective Time.
Section 6.18. Company Net Cash Schedule.
(a) No later than five (5) business days prior to the Closing Date (the “Determination Date”), the Company will deliver to Parent a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Company Net Cash (the “Company Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last business day prior to the Determination Date (the “Cash Determination Time”) prepared and certified by the Company’s Chief Financial Officer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or useful in preparing the Company Net Cash Schedule and, if reasonably requested by Parent, the Company’s accountants and counsel at reasonable times and upon reasonable notice.
(b) No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(c) If, on or prior to the Response Date, Parent notifies the Company in writing that it has no objections to the Company Net Cash Calculation or, if on the Response Date, Parent fails to deliver a

Dispute Notice as provided in Section 6.18(b) then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.
(d) If Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.
(e) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Company Net Cash as of the Cash Determination Time pursuant to Section 6.18(d) within three (3) days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Company Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by the Company and Parent. If the parties are unable to select an independent auditor within five (5) days, then either the Company or Parent may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Company Net Cash Schedule and the Dispute Notice, and the Company or Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) business days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 6.18(e). The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Net Cash amount. If this Section 6.18(e) applies as to the determination of the Company Net Cash at the Cash Determination Time described in Section 6.18(a), upon resolution of the matter in accordance with this Section 6.18(e), the Parties shall not be required to determine Company Net Cash again even though the Closing Date may occur later than the original Determination Date except that either the Company or Parent may request a redetermination of Company Net Cash if the Closing Date is more than thirty (30) days after the original Determination Date.
Section 6.19. Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). No later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require and at Parent’s sole cost and expense, subject to and in accordance with applicable Laws.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01. Conditions to All Parties’ Obligations. The obligations of Parent and the Company to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and the Company of the following conditions:
(a) The Company Stockholder Approval shall have been obtained;
(b) The Parent Stockholder Approval shall have been obtained;
(c) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;
(d) The waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated;
(e) There shall be no order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any Governmental Body of competent jurisdiction or Laws enacted or promulgated after the date of this Agreement shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Contemplated Transactions or making consummation of the Contemplated Transactions illegal; and
(f) The Parent Shares to be issued pursuant to the First Merger have been approved for listing on the Parent Exchange, subject to official notice of issuance.
Section 7.02. Conditions to Parent’s and Merger Subs’ Obligations. The obligation of Parent and the Merger Subs to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date:
(a) (1) Each of the representations and warranties of the Company contained in Article III (other than the representations and warranties contained in Section 3.01 (Organization, Corporate Power), Section 3.02 (Authorization, Valid and Binding Agreement) and Section 3.03 (Capitalization)) that is (i) qualified as to or by a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Company Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect, and (2) (A) the representations and warranties contained in Section 3.01 (Organization, Corporate Power) and Section 3.02 (Authorization, Valid and Binding Agreement) shall be true and correct (without giving effect to any “Company Material Adverse Effect”, “material”, “materiality” or similar phrases) in all material respects as of the Closing Date, as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 3.03) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of the Company as of the Closing Date (and, solely in respect of the representations and warranties contained in clauses (a) and (b) or the second and third sentences of clause (c) of Section 3.03 (Capitalization), except for failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by Parent) as if made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b) The Company shall be in compliance in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;
(c) Since the date of this Agreement, there shall not have been or occurred any Company Material Adverse Effect;

(d) The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;
(e) The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) evidence that notice of such certificate has been provided to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
Section 7.03. Conditions to the Company’s Obligations. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:
(a) (1) Each of the representations and warranties of Parent and the Merger Subs contained in Article IV (other than the representations and warranties contained in Section 4.01 (Organization, Corporate Power), Section 4.02 (Authorization, Valid and Binding Agreement) and Section 4.03 (Capitalization) that is (i) qualified as to or by a Parent Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Parent Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and (2) (A) the representations and warranties contained in Section 4.01 (Organization, Corporate Power) and Section 4.02 (Authorization, Valid and Binding Agreement) shall be true and correct (without giving effect to any “materiality”, “material”, “Parent Material Adverse Effect” or similar phrases) in all material respects as of the Closing Date, as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of Parent as of the Closing Date as if made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b) Parent and each Merger Sub shall be in compliance in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;
(c) Since the date of this Agreement, there shall not have been or occurred any Parent Material Adverse Effect; and
(d) Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.
Section 7.04. Waiver of Conditions. All conditions to the closing of the Mergers shall be deemed to have been satisfied or waived from and after the First Effective Time.
ARTICLE VIII
TERMINATION
Section 8.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time:
(a) by the mutual written consent of Parent and the Company (notwithstanding any approval of this Agreement by the Company Stockholders);
(b) by Parent:
(i) if any of the Company’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the condition set forth in Section 7.02(a) (Representations and Warranties) or Section 7.02(b) (Covenants) would not be satisfied, and such breach is (A) is incapable of being cured by the Company by or before the End Date or (B) is not cured within forty five (45) days of receipt by the Company of written notice of such breach describing in reasonable detail such breach, provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if any of Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or obligation hereunder; or
(ii) if the Company makes a Company Adverse Recommendation Change (provided that, any written notice, including pursuant to Section 6.04(b), of the Company’s intention to make a Company Adverse Recommendation Change in advance of a Company Adverse Recommendation Change shall not result in Parent having any termination rights pursuant to this Section 8.01(b)(ii) unless such written notice otherwise constitutes a Company Adverse Recommendation Change; provided further, that Parent must deliver written notice of such termination within ten (10) Business Days of such Company Adverse Recommendation Change giving rise to such termination right in order for such termination to take effect);
(c) by the Company:
(i) if any of Parent’s, Merger Sub I’s or Merger Sub II’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 7.03(a) (Representations and Warranties) or Section 7.03(b) (Covenants) of this Agreement would not be satisfied (provided, that in the case of any breach of the covenants and agreements set forth in Section 6.04(e), the Company’s right to terminate this Agreement shall be governed by Section 8.01(c)(iii) and not this Section 8.01(c)(i)) and such breach (A) is incapable of being cured by Parent, Merger Sub I or Merger Sub II, as the case may be, by or before the End Date or (B) is not cured within forty five (45) days of receipt by Parent of written notice of such breach describing in reasonable detail such breach, provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;
(ii) at any time prior to the Company Stockholder Approval (and subject to Section 8.03(b)), upon written notice to Parent, in order to enter into a definitive agreement for a transaction constituting a Superior Proposal (a “Specified Agreement”) with respect to the Company, if in connection with such Superior Proposal, the Company has complied in all material respects with all the requirements of Section 6.04(a) applicable to it and substantially concurrently with such termination the Company enters into such Specified Agreement and substantially concurrently with such termination pays the Termination Fee in accordance with Section 8.03(a); or
(iii) if Parent makes a Parent Adverse Recommendation Change (provided, that the Company must deliver written notice of such termination within ten (10) Business Days of such Parent Adverse Recommendation Change giving rise to such termination right in order for such termination to take effect).
(d) by either Parent or the Company if:
(i) the Contemplated Transactions violate any order, decree or ruling of any court or Governmental Body that has become final and non-appealable having the effect of permanently enjoining, or restricting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of or resulted in the issuance of such final and non-appealable order;
(ii) the Mergers contemplated hereby have not been consummated by 5:00 p.m., New York time, on March 19,2023 (the “End Date”); provided, neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) in the event that the failure of the Mergers to be consummated on or prior to the End Date is attributable to the failure on the part of Parent or the Company, as applicable, to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment thereof; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party; or
(iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party.
Section 8.02.  Effect of Termination. In the event of the valid termination of this Agreement by either Parent or the Company as provided in Section 8.01 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except in a circumstance where the Termination Fee is paid pursuant to Section 8.03 below, no such termination will relieve any Person of any claim, liability or damages resulting from any willful or intention breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Nothing shall limit or prevent Parent or the Company from exercising any rights or remedies it may have under Section 9.12 (Specific Performance) in lieu of terminating this Agreement pursuant to Section 8.01 (Termination).
Section 8.03. Termination Fees.
(a) In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.01(b)(ii) (Company Adverse Recommendation Change), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (B) by the Company pursuant to Section 8.01(c)(ii) (Company Superior Proposal), then the Company shall pay to Parent the Termination Fee concurrently with such termination and any purported termination pursuant to Section 8.01(c)(ii) (Company Superior Proposal) shall be of no force or effect until such payment is made. Subject to Section 8.02(b), Parent’s right to receive the one-time payment of the Termination Fee from the Company as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by Parent pursuant to Section 8.01(b)(ii) (Company Adverse Recommendation Change) or the Company pursuant to Section 8.01(c)(ii) (Company Superior Proposal), and, upon such payment of the Termination Fee, none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(b) In the event that (i) this Agreement is terminated by Parent or the Company (as applicable) pursuant to Section 8.01(d)(iii) (Company Stockholder Approval), (ii) after the date hereof and prior to such termination, any Person shall have publicly disclosed a bona fide Company Acquisition Proposal and such Company Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement and (iii) within twelve (12) months of such termination, the Company shall have consummated the transactions contemplated by a Company Acquisition Proposal (provided, that for purposes of this clause (iii) the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company shall pay to Parent the Termination Fee, as promptly as possible (but in any event not later one (1) Business Day after the consummation of such Company Acquisition Proposal). Subject to Section 8.02(b), Parent’s right to receive the one-time payment of the Termination Fee (if and when due) from the Company as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the

Contemplated Transactions in the event that this Agreement is terminated by Parent or the Company under circumstances requiring the payment of the Termination Fee pursuant to this Section 8.03(b), and, subject to Section 8.02(b) and upon such payment of the Termination Fee (if and when due), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.
(c) In the event that this Agreement is terminated (x) by the Company Section 8.01(c)(iii) (Parent Adverse Recommendation Change), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (y) by the Company or Parent pursuant to Section 8.01(d)(iv) (Parent Stockholder Approval), then Parent shall pay to the Company the Company Expense Reimbursement as promptly as possible (but in any event within two (2) Business Days) following such termination. Subject to Section 8.02(b), the Company’s right to receive the one-time payment of the Termination Fee or the Company Expense Reimbursement, as applicable, from Parent as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to the Company against Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iv) (Parent Stockholder Approval) or Section 8.01(c)(iii) (Parent Adverse Recommendation Change), as applicable, and, upon such payment of the Termination Fee or the Company Expense Reimbursement, as applicable, none of Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Termination Fee or the Company Expense Reimbursement on more than one occasion.
(d) As used in this Agreement, (i) “Termination Fee” shall mean $1,740,000 and “Company Expense Reimbursement” shall mean an amount equal to the Company’s reasonable and documented Transaction Costs incurred by the Company in an aggregate amount not to exceed $750,000.
(e) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Contemplated Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.
ARTICLE IX
MISCELLANEOUS
Section 9.01. Expenses. Except as otherwise expressly provided herein, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).
Section 9.02. Amendment. At any time prior to the First Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Company Stockholders or the Parent Stockholders) if, and only if, such amendment or waiver is in writing and signed by Parent, the Company and the Merger Subs; provided, however, that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of any applicable securities exchange requires further approval of the Company Stockholders or the Parent Stockholders without the further approval of such stockholders.
Section 9.03. Waiver.
(a) At any time prior to the First Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no waiver shall be made which by applicable

Laws or the rules of any applicable securities exchange requires further approval of the Company Stockholders or the Parent Stockholders, as applicable, without the further approval of such Stockholders.
(b) No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under the Company Voting Agreement in favor of a Parent Stockholder party to such agreement or the Parent Voting Agreement in favor of a Company Stockholder party to such agreement.
(c) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(d) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 9.04. No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the First Effective Time, except for covenants and agreements which contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.
Section 9.05. Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Company Disclosure Letter and the Parent Disclosure Letter), the Parent Voting Agreement and the Company Voting Agreement constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.
Section 9.06. Applicable Law; Jurisdiction.
(a) This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).
Section 9.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 9.08. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.
Section 9.09. No Third Party Beneficiaries. Except for following the First Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Parent, the Company and Merger Subs agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 9.10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Parent and Merger Subs:

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512
Attention:	General Counsel
Email:	[Omitted]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	John T. Haggerty; William D. Collins; Sarah Ashfaq
Email:	JHaggerty@goodwinlaw.com
WCollins@goodwinlaw.com
SAshfaq@goodwinlaw.com

Notices to the Company prior to the Closing Date:

Renovacor, Inc.
201 Broadway, Suite 310
Cambridge, MA 02139
Attention:	Magdalene Cook, Chief Executive Officer
Email:	[Omitted]

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:	Rachael Bushey; Jennifer Porter
Email:	rachael.bushey@troutman.com; jennifer.porter@troutman.com
Section 9.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.
Section 9.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, or the Merger Subs in accordance with their specific terms or were otherwise breached by the Company, Parent or the Merger Subs. It is accordingly agreed that (i) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or the Merger Subs and to enforce specifically the terms and provisions hereof against Parent or the Merger Subs in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, including damages in the event of Parent or the Merger Subs’ willful and intentional breach of this Agreement, without posting any bond or other undertaking and (ii) Parent and the Merger Subs shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or any Merger Sub is entitled at law or in equity, including damages in the event of the Company’s Intentional Breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the Contemplated Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.
(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
RENOVACOR, INC.

By:	/s/ Magdalene Cook, M.D.
Name:	Magdalene Cook, M.D.
Title:	President, Chief Executive Officer and Director

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah, M.D.
Name:	Gaurav Shah, M.D.
Title:	Chief Executive Officer

ZEBRAFISH MERGER SUB, INC.

By:	/s/ Martin Wilson
Name:	Martin Wilson
Title:	Secretary

ZEBRAFISH MERGER SUB II, LLC

By:	/s/ Gaurav Shah, M.D.
Name:	Gaurav Shah, M.D.
Title:	Authorized Person

Annex B

September 19, 2022
The Board of Directors
Rocket Therapeutics, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Rocket Therapeutics, Inc. (“Parent”), of the Exchange Ratio (as defined below) proposed to be paid by Parent pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Parent, Zebrafish Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Renovacor, Inc., a Delaware corporation (the “Company”). The Merger Agreement provides for the acquisition by Parent of the Company through (i) the merger of Merger Sub I with and into the Company (the “First Merger”), and (ii) the merger of the Company, as the surviving corporation of the First Merger, with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving limited liability company and as a wholly owned subsidiary of Parent. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. At the effective time of the First Merger (the “First Effective Time”), by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company, among other things, each Company Share outstanding immediately prior to the First Effective Time (excluding Excluded Shares) shall be converted solely into the right to receive 0.1676 of a share (the “Exchange Ratio”) of common stock, $0.01 par value per share, of Parent (the “Parent Common Stock”). The Exchange Ratio is subject to certain adjustments set forth in the Merger Agreement; we express no opinion as to any such adjustments. The Mergers and the other transactions summarized above are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
We have been engaged by Parent to act as its financial advisor in connection with the Transaction and we will receive a fee from Parent for providing such services, a portion of which is payable upon delivery of this opinion and the remaining (and principal) portion of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
SVB Securities LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, we and our affiliates currently are providing and may in the future provide investment banking and commercial banking services to Parent, the Company or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the past two years, we served as a joint book-running manager for Parent’s 2020 follow-on equity offering. In the ordinary course of our business, we or our affiliates may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of Parent, the Company or their respective affiliates.

The Board of Directors
Rocket Therapeutics, Inc.
September 19, 2022

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Parent, the Company and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger Agreement, dated September 19, 2022; (ii) the Annual Reports on Form 10-K for the fiscal year ended December 31, 2021 of each of Parent and the Company, as filed with the Securities and Exchange Commission (the “SEC”); (iii) the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 of each of Parent and the Company, as filed with the SEC; (iv) certain Current Reports on Form 8-K of Parent and the Company, as filed with, or furnished to, the SEC; (v) certain publicly available research analyst reports for Parent and the Company; (vi) certain other communications from Parent and the Company to their respective stockholders; (vii) current and historical market prices of the Parent Common Stock and the Company Shares; and (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company, as modified by management of Parent and furnished to, and approved for use by, us by Parent for purposes of our analysis (the “Company Forecast”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management of Parent and the Company and their respective advisors and representatives regarding such Internal Data as well as the past and current business, operations, financial condition and prospects of each of Parent and the Company. In addition, we reviewed certain financial data for the Company and compared that data to similar publicly available market, financial and other data for certain other companies, the securities of which are publicly traded, that we believe to be comparable in certain respects to the Company. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have been advised by Parent, and have assumed, at your direction, that the Internal Data (including, without limitation, the Company Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent and the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data (including, without limitation, the Company Forecast) or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Parent or the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Parent or the Company.
We have assumed, at your direction, that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the last draft of the Merger Agreement reviewed by us. We have also assumed, at your direction, that the representations and warranties made by the Company and Parent and Merger Subs in the Merger Agreement are and will continue to be true and correct in all respects material to our analysis. Furthermore, we have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Parent or the Company, or their respective abilities to pay their obligations when they come due, or as

The Board of Directors
Rocket Therapeutics, Inc.
September 19, 2022

to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters. We express no view or opinion as to the price or range of prices at which the shares of stock or other securities or instruments of Parent, the Company or any third party may trade at any time, including subsequent to the announcement or consummation of the Transaction.
We express no view as to, and our opinion does not address, Parent’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent or in which Parent might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Parent of the Exchange Ratio proposed to be paid by Parent pursuant to the terms of the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Parent, the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio to be paid by Parent pursuant to the terms of the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of Parent or the Company as to whether or how such stockholder should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by our Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio proposed to be paid by Parent pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to Parent.
Very truly yours,

/s/ SVB SECURITIES LLC

ANNEX C
[Letterhead of Wells Fargo Securities, LLC]
September 19, 2022
Renovacor, Inc.
201 Broadway, Suite 310
Cambridge, MA 02139
Attention: Board of Directors
Members of the Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Renovacor, Inc. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company of the Exchange Ratio (as defined below) provided for in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Rocket Pharmaceuticals, Inc. (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into between the Acquiror, Zebrafish Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub II”), and the Company, (i) Merger Sub will merge with the Company, the Company will continue as the surviving corporation (the “Initial Surviving Corporation”) and a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in the Company’s treasury or held directly by the Acquiror or Merger Sub, will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror equal to the quotient (rounded to four decimal places) obtained by dividing (a) the Company Per Share Value (as defined in the Agreement) by (b) the Parent Valuation Price (as defined in the Agreement) (the “Exchange Ratio”); and (ii) the Initial Surviving Corporation will merge with Merger Sub II and Merger Sub II will continue as a wholly owned subsidiary of the Acquiror.
In preparing our opinion, we have:
•	reviewed a draft, dated September 19, 2022, of the Agreement;
•	reviewed certain publicly available business and financial information relating to the Company and the Acquiror and the industries in which they operate;
•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of Company Common Stock with similar data for such other companies;

•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) prepared by the management of the Company;
•
reviewed certain estimates prepared by the management of the Company as to the Company’s net operating loss tax carryforwards (the “Estimated Tax Assets”) and the Company’s ability to utilized those Estimated Tax Assets to achieve future tax savings on a standalone basis (the “Estimated Tax Savings”);

•
discussed with the management of the Company regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.
In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Acquiror or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company, and that the Estimated Tax Assets and Estimated Tax Savings have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s net operating loss tax carryforwards and the Company’s ability to utilized those Estimated Tax Assets to achieve future tax savings on a standalone basis. We express no view or opinion with respect to the Company Projections and the Estimated Tax Savings or the assumptions upon which they are based. At the direction of the Company, we have assumed that the Exchange Ratio as calculated in accordance with the terms of the Agreement is 0.1676x. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis.
For purposes of our analyses and this opinion we have assumed that, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Acquiror Common Stock may be traded at any time.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or the Acquiror We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
Very truly yours,

WELLS FARGO SECURITIES, LLC

Annex D
Execution Version
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September  , 2022, by and between Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Renovacor, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
WHEREAS, contemporaneously with the execution of this Agreement, the Company, Parent, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”) and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “First Merger”) and (ii), the Company as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving limited liability company and a wholly owned Subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);
WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in Section 2.08 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of the Company Securities as set forth on Schedule A hereto; and
WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).
(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (iii) the First Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof and (iv) the time that the Company Stockholder Approval has been obtained.
(c) “Shares” shall mean (i) all shares of capital stock of the Company (including the Company Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of the Company (including the Company Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Company Options or Company Warrants), stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like, including the issuance of any Company Earnout Shares).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).
2. Transfer.
(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.
(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (g) by exercise of a Company Option or Company Warrant (including a net or cashless exercise of such Company Option or Company Warrant, as applicable, to purchase Company Shares); (h) to the Company to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (i) with Parent’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), (e) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer) the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (i), each referred to as “Permitted Transfers”).
3. Agreement to Vote Shares.
(a) From the date hereof until the earlier of (x) the receipt of the Company Stockholder Approval and (y) the Expiration Date, at every meeting of the Company Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:
(i) in favor of (A) the First Merger, (B) the adoption and approval of the Merger Agreement and the terms thereof, and (C) each of the other Contemplated Transactions;
(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any of the other Contemplated Transactions;
(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions, including against any Company Acquisition Proposal;
(iv) in favor of any proposal to adjourn or postpone any Company Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.03 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the Contemplated Transactions, including the Mergers.
The Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to the Company Stockholders generally.
(b) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.
4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of the Company, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Company Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company.
5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.
(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Company Securities set forth on Exhibit A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Exhibit A hereto, does not own, beneficially or otherwise, any voting securities of the Company.

(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.
(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.
(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Company Equity Securities or any right to acquire the same, (ii) the Stockholder’s capacity as a Company Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder. There is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder with respect to which the Stockholder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.
(g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:
(a) Power; Organization; Binding Agreement. Parent has full power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which Parent is a party or by which Parent may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to Parent or (iii) violate the constituent or organizational document of Parent, except, in each case, as would not prevent or materially delay Parent from performing Parent’s obligations under this Agreement.
8. Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Mergers and the Contemplated Transactions, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.
10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of the Company, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).
12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4 and 13 shall survive any termination of this Agreement.
13. Miscellaneous.
(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.
(b) Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.
(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.
(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such breach (or threatened breach), Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.
(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail; provided, that the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Parent:

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, New Jersey 08512
Attention:	Gaurav Shah, Chief Executive Officer
Email:	gs@rocketpharma.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	John T. Haggerty
William D. Collins
Sarah Ashfaq
Email:	JHaggerty@goodwinlaw.com
WCollins@goodwinlaw.com
SAshfaq@goodwinlaw.com

Notices to the Stockholder:

[•]
[•]
Attention:	[•]
Email:	[•]
(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
(h) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(j) Submission to Jurisdiction. The parties agree that the appropriate Forum for any disputes between the parties hereto arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party’s property, each such party hereby irrevocably (i) waives such immunity in respect of such party’s obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 13(j).
(k) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(l) Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
(m) Interpretation.
(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.
(n) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
(p) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Parent Board and Company Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.
PARENT

Rocket Pharmaceuticals, Inc.

By:
Name:
Title:

STOCKHOLDER

[Stockholder]

By:
Name:
Title:
[Signature Page to Voting Agreement]

Execution Version
Schedule A
Company Shares, Company Options, Company RSUs, Company Warrants
Stockholder	Company Shares	Company Shares underlying Company Options	Company Shares underlying Company RSUs	Company Shares underlying Company Warrants	Total Shares

Annex E
Execution Version
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September  , 2022, by and between Renovacor, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder”) of Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”).
WITNESSETH:
WHEREAS, contemporaneously with the execution of this Agreement, the Company, Parent, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”) and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “First Merger”) and (ii), the Company as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving limited liability company and a wholly owned Subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);
WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in Section 2.08 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of the Parent Securities as set forth on Schedule A hereto; and
WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:
1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).
(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (iii) the First Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof and (iv) the time that the Parent Stockholder Approval has been obtained.
(c) “Shares” shall mean (i) all shares of capital stock of the Parent (including the Parent Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of the Parent (including the Parent Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Parent Options or Parent Warrants), stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).
(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).
2. Transfer.
(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.
(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (g) by exercise of a Parent Option or Parent Warrant (including a net or cashless exercise of such Parent Option or Parent Warrant, as applicable, to purchase Parent Shares); (h) to Parent to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (i) with the Company’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), (e) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer), the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (i), each referred to as “Permitted Transfers”).
3. Agreement to Vote Shares.
(a) From the date hereof until the earlier of (x) the receipt of the Parent Stockholder Approval and (y) the Expiration Date, at every meeting of the Parent Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Parent Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:
(i) in favor of the proposal to issue Parent Shares (the “Parent Share Issuance”) in connection with the First Merger and in accordance with the Merger Agreement;
(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement or the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;
(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;
(iv) in favor of any proposal to adjourn or postpone any Parent Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Parent Share Issuance on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.03 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the Contemplated Transactions, including the Mergers and the Parent Share Issuance.
The Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to Parent Stockholders generally.
(b) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.
4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of Parent from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of Parent, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Parent Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent.
5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Parent Board or the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:
(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.
(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Parent equity securities set forth on Exhibit A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Exhibit A hereto, does not own, beneficially or otherwise, any voting securities of Parent.

(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.
(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.
(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Parent equity securities or any right to acquire the same, (ii) the Stockholder’s capacity as a Parent Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and Parent (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder. There is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder with respect to which the Stockholder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from Parent or any of its Affiliates related to facts and circumstances existing prior to the date hereof.
(g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:
(a) Power; Organization; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) No Conflicts. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Company is a party or by which the Company may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Company or (iii) violate the constituent or organizational document of the Company, except, in each case, as would not prevent or materially delay the Company from performing the Company’s obligations under this Agreement.
8. Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Mergers and the Contemplated Transactions, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.
10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).
12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4 and 13 shall survive any termination of this Agreement.
13. Miscellaneous.
(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.
(b) Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.
(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.
(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such breach (or threatened breach), the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.
(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail; provided, that the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to the Company:
Renovacor, Inc.
201 Broadway, Suite 310
Cambridge, MA 02139
Attention:	Magdalene Cook, Chief Executive Officer
Email:	mcook@renovacor.com

with copies (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attention:	Rachael Bushey; Jennifer Porter
Email:	rachael.bushey@troutman.com; jennifer.porter@troutman.com
Notices to the Stockholder:
[•]
[•]
Attention:	[•]
Email:	[•]
(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
(h) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(j) Submission to Jurisdiction. The parties agree that the appropriate Forum for any disputes between the parties hereto arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party’s property, each such party hereby irrevocably (i) waives such immunity in respect of such party’s obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 13(j).
(k) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(l) Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
(m) Interpretation.
(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.
(n) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
(p) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Parent Board and Company Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.
[Remainder of Page Intentionally Left Blank]

Execution Version
IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.
COMPANY

Renovacor, Inc.

By:
Name:
Title:

STOCKHOLDER

[Stockholder]

By:
Name:
Title:

Schedule A
Parent Shares, Parent Options, Parent RSUs, Parent Warrants
Stockholder	Parent Shares	Parent Shares underlying Parent Options	Parent Shares underlying Parent RSUs	Parent Shares underlying Parent Warrants	Total Shares

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Rocket’s certificate of incorporation limits the liability of Rocket’s directors to Rocket or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, Rocket’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Rocket’s amended and restated bylaws generally provide for mandatory indemnification of its directors and officers to the full extent provided by the DGCL. In addition, Rocket has entered into indemnification agreements with Rocket’s directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.
Rocket maintains insurance on behalf of any person who is or was a director or officer of Rocket, or is or was a director or officer of Rocket serving at the request of Rocket as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Rocket would have the power or obligation to indemnify him against such liability under the provisions of Rocket’s second amended and restated bylaws.
Item 21.	Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of September 19, 2022, by and among Rocket, Renovacor, Inc., Zebrafish Merger Sub, Inc., a wholly owned subsidiary of Rocket, and Zebrafish Merger Sub II, LLC, a wholly owned subsidiary of Rocket (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Seventh Amended and Restated Certificate of Incorporation of Rocket (incorporated by reference to Exhibit 3.1 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021).
3.2
Certificate of Amendment (Reverse Stock Split) to the Seventh Amended and Restated Certificate of Incorporation of Rocket (incorporated by reference to Exhibit 3.1 to Rocket’s Current Report on Form 8-K filed with the SEC on January 5, 2018).

3.3
Certificate of Amendment (Name Change) to the Seventh Amended and Restated Certificate of Incorporation of Rocket (incorporated by reference to Exhibit 3.2 to Rocket’s Current Report on Form 8-K filed with the SEC on January 5, 2018).

3.3
Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Rocket (incorporated by reference to Exhibit 3.1 to Rocket’s Current Report on Form 8-K filed with the SEC on June 25, 2019).

3.4	Amended and Restated Bylaws of Rocket (incorporated by reference to Exhibit 3.5 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021).
4.1	Specimen Common Stock Certificate of Rocket (incorporated by reference to Exhibit 4.1 to Rocket Pharmaceuticals, Inc.’s Report on Form 8-K filed on January 5, 2018 (file no. 001-36829)).
5.1*	Opinion of Goodwin Procter LLP.
10.1
License Agreement, dated as of August 12, 2019, by and between Renovacor, Inc. and Temple University – Of the Commonwealth System of Higher Education (incorporated by reference to Exhibit 10.1 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.2
Sponsored Research Agreement, dated as of August 12, 2019, by and between Renovacor, Inc and Temple University – Of the Commonwealth System of Higher Education (incorporated by reference to Exhibit 10.2 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.3
Amendment No. 1 to Sponsored Research Agreement, dated as of August 27, 2019, by and between Renovacor, Inc and Temple University – Of the Commonwealth System of Higher Education (incorporated by reference to Exhibit 10.3 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.4
Amendment No. 2 to Sponsored Research Agreement, dated as of August 18, 2021 and effective as of July 1, 2021, by and between Renovacor, Inc and Temple University – Of the Commonwealth System of Higher Education (incorporated by reference to Exhibit 10.4 of the Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

Exhibit Number	Description
10.5
Form of Subscription Agreement, dated as of March 22, 2021, by and between Renovacor, Inc and the PIPE Investors (incorporated by reference to Annex D to the Schedule 14A, filed with the SEC on August 5, 2021).

10.6	Form of Lock-Up Agreement (incorporated by reference to Annex G to the Schedule 14A, filed with the SEC on August 5, 2021).
10.7#	Renovacor, Inc. 2018 Stock Option and Grant Plan (incorporated by reference to Exhibit 99.2 of Renovacor, Inc’s Form S-8, filed with the SEC on November 12, 2021).
10.8#
Amendment 2019-1 to Renovacor, Inc. 2018 Stock Option and Grant Plan, dated as of August 12, 2019 (incorporated by reference to Exhibit 99.2 of Renovacor, Inc’s Form S-8, filed with the SEC on November 12, 2021).

10.9#	Renovacor, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).
10.10#	Form of Option Award Agreement (incorporated by reference to Exhibit 10.9 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).
10.11#	Form of Earnout Restricted Stock Award Under the 2021 Omnibus Incentive Plan.
10.12#	Form of Restricted Stock Award Under the 2021 Omnibus Incentive Plan.
10.13#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).
10.14#	Form of Executive Employment Agreement (incorporated by reference to Exhibit 10.11 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).
10.15#
Amended and Restated Employment Agreement, by and between Renovacor, Inc and Magdalene Cook, M.D., dated as of May 17, 2021 and effective as of September 2, 2021 (incorporated by reference to Exhibit 10.12 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.16#
Employment Agreement, by and between Renovacor, Inc and Mark Semigran, M.D., dated as of May 5, 2021 and effective as of June 2, 2021 (incorporated by reference to Exhibit 10.13 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.17#
Employment Agreement, by and between Renovacor, Inc and Matthew Killeen, Ph.D., dated as of August 16, 2021 and effective as of September 1, 2021 (incorporated by reference to Exhibit 10.14 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.18#
Letter Agreement, by and between Renovacor, Inc and Wendy F. DiCicco, dated as of September 3, 2021 (incorporated by reference to Exhibit 10.15 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.19#
Consulting Agreement, by and between Renovacor, Inc and Arthur M. Feldman, M.D., dated as of August 12, 2019 (incorporated by reference to Exhibit 10.16 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.20#
Amendment to Consulting Agreement, by and between Renovacor, Inc. and Arthur M. Feldman, M.D., dated as of September 2, 2021 (incorporated by reference to Exhibit 10.17 of Renovacor, Inc’s Current Report on Form 8-K, filed with the SEC on September 9, 2021).

10.21#
CFO Services Agreement, by and between Renovacor, Inc and Wendy DiCicco, dated as of June 17, 2022 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K/A, filed with the Securities & Exchange Commission on June 24, 2022).

10.22#
Employment Agreement, by and between Renovacor, Inc and Joseph Carroll, dated as of June 17, 2022 (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K/A, filed with the Securities & Exchange Commission on June 24, 2022).

21.1	Subsidiaries of Rocket (incorporated by reference to Exhibit 21.1 to Rocket’s annual report on Form 10-K filed on February 28, 2022.
23.1	Consent of EisnerAmper LLP, independent registered public accounting firm of Rocket Pharmaceuticals, Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Renovacor, Inc.
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

Exhibit Number	Description
23.4	Consent of SVB Securities LLC.
23.5	Consent of Wells Fargo Securities LLC.
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1*	Proxy Card for Special Meeting of Renovacor, Inc.
99.2*	Proxy Card for Special Meeting of Rocket Pharmaceuticals, Inc.
107	Filing Fee Table.
*	To be filed by amendment.
†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The undersigned registrant hereby undertakes to provide a copy of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

#	Indicates management contract or compensatory arrangement.
Item 22.	Undertakings
(a)
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.
(f)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)
The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 13, 2022.
Rocket Pharmaceuticals, Inc.

By:	/s/ Gaurav Shah, MD
	Name:	Gaurav Shah, MD
	Title:	Chief Executive Officer

By:	/s/ John C. Militello
	Name:	John C. Militello
	Title:	VP, Finance, Senior Controller & Treasurer

POWER OF ATTORNEY AND SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Gaurav Shah, MD and John Militello, and any one of them individually, with full power of substitution and resubstitution, his/her true and lawful attorneys-in-fact, for him/her in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.
Signature	Title	Date

/s/ Gaurav Shah, M.D.	Chief Executive Officer (Principal Executive Officer)	October 13, 2022
Gaurav Shah, M.D.

/s/ John Militello, CPA	Vice President, Principal Accounting Officer (Interim Principal Financial Officer and Principal Accounting Officer)	October 13, 2022
John Militello, CPA

/s/ Roderick Wong, M.D.	Chairman of the Board	October 13, 2022
Roderick Wong, M.D.

/s/ Elisabeth Bjork, M.D.	Director	October 13, 2022
Elisabeth Bjork, M.D.

/s/ Carsten Boess, MBA	Director	October 13, 2022
Carsten Boess, MBA

/s/ Pedro Granadillo, BS	Director	October 13, 2022
Pedro Granadillo, BS

/s/ Gotham Makker, M.D.	Director	October 13, 2022
Gotham Makker, M.D.

/s/ David Southwell, MBA	Director	October 13, 2022
David Southwell, MBA

/s/ Naveen Yalamanchi, M.D.	Director	October 13, 2022
Naveen Yalamanchi, M.D.

/s/ Fady Malik, M.D.	Director	October 13, 2022
Fady Malik, M.D.